As filed with the Securities and Exchange Commission on June 29, 2007
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

US BioEnergy Corporation
(Exact Name of Registrant as Specified in its Charter)

South Dakota (State of Incorporation)	2860 (Primary Standard Industrial Classification Code Number)	20-1811472 (I.R.S. Employer Identification No.)

5500 Cenex Drive
Mail Station 175
Inver Grove Heights, Minnesota 55077
(651) 554-5000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Gregory S. Schlicht
General Counsel
US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(651) 554-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Brian W. Duwe Richard C. Witzel, Jr. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 (312) 407-0700	Ronald D. McFall John D. Kauffman Stoel Rives LLP 100 South Fifth Street, 19th Floor Minneapolis, MN 55402 (612) 373-8800

Approximate date of commencement of proposed sale to the public:  With respect to the common stock of US BioEnergy Corporation to be issued in connection with the merger as described herein, as soon as practicable after the registration statement becomes effective and the consummation of the merger; with respect to the common stock of US BioEnergy Corporation to be offered for resale by a certain affiliate of Millennium Ethanol, LLC named as a selling shareholder herein, from time to time following the effectiveness of this registration statement and the consummation of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Offering Price per Unit	Aggregate Offering Price	Registration Fee
Common stock, par value $0.01 per share	11,500,000(1)	N/A	$63,050,735(2)	$1,936(3)

(1)	Represents the maximum number of shares of common stock of the Registrant, US BioEnergy Corporation, issuable in connection with the merger of US Bio Acquisition Sub, LLC, a wholly owned subsidiary of the Registrant, with and into Millennium Ethanol, LLC (“Millennium”).
(2)	Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Registrant’s common stock was calculated based on the book value of the units of Millennium (the securities to be cancelled in the merger) as follows: (a) $1.01, the book value of the units of Millennium as of March 31, 2007 (the most recent date for which such information is available), multiplied by (b) 62,426,470, representing the maximum number of Millennium units expected to be outstanding immediately prior to the effective time of the merger.
(3)	Calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $30.70 per $1,000,000 of the proposed maximum aggregate offering price.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. US BioEnergy may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and US BioEnergy is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JUNE 29, 2007

MILLENNIUM ETHANOL, LLC
300 North Broadway Avenue
PO Box 357
Marion, SD 57043
(605) 648-3941

Dear Member:

I am pleased to deliver the proxy statement/prospectus relating to the proposed acquisition of Millennium Ethanol, LLC by US BioEnergy Corporation.

You are cordially invited to attend a special meeting of members of Millennium, which will be held at                    , located at                     on          , 2007 at          local time. At the meeting, you will be asked to approve and adopt the merger agreement that Millennium has entered into with US BioEnergy and US Bio Acquisition Sub, LLC, a wholly-owned subsidiary of US BioEnergy, and to approve the transactions contemplated by the merger agreement, including the merger of Millennium and US Bio Acquisition Sub. If the merger agreement is approved and adopted and the other conditions in the merger agreement are satisfied or waived, US BioEnergy will acquire Millennium and each outstanding unit of Millennium will be converted into the right to receive shares of US BioEnergy common stock, par value $0.01 per share, and/or cash. For a description of the merger consideration you will receive in exchange for your units of Millennium if the merger is completed, see “Questions and Answers Regarding the Proposed Merger — What will I receive in the merger?” on page ii of the accompanying proxy statement/prospectus.

Prior to the special meeting, Millennium will hold a series of informational meetings to discuss the proposed transaction with Millennium’s members. The informational meetings will be held at                     , on           , 2007 at           , at                     , on          , 2007 at          , at                    , on          , 2007 at           and at                    , on          , 2007 at          . I encourage you to attend one of those informational meetings.

Any shares of US BioEnergy common stock issued in the merger will be listed on the NASDAQ Global Market under the trading symbol “USBE.” On          , 2007, the closing sale price of US BioEnergy common stock was $      per share.

After careful consideration, Millennium’s board of managers has unanimously determined that the merger is fair to and in the best interests of Millennium and its unitholders and recommends that you vote for approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger.

The accompanying proxy statement/prospectus provides a detailed description of the proposed merger and the merger agreement. I urge you to read the enclosed materials closely. Please pay particular attention to the risk factors beginning on page 9 for a discussion of risks related to the merger.

Your vote is important. Because approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, require the affirmative vote of holders of a majority of Millennium’s Class A units held by members, a failure to vote will have the same effect as a vote against the merger. Whether or not you intend to vote in person at the special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy on the Internet as soon as possible. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote personally.

Sincerely,

Steve Domm
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the US BioEnergy common stock to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2007 and is first being mailed to members on or about          , 2007.

MILLENNIUM ETHANOL, LLC
300 North Broadway Avenue
PO Box 357
Marion, SD 57043
(605) 648-3941

NOTICE OF SPECIAL MEETING OF MEMBERS

To the Members of Millennium Ethanol, LLC:

You are cordially invited to attend a special meeting of members of Millennium Ethanol, LLC (“Millennium”), a South Dakota limited liability company, to be held at                    , located at           on          , 2007 at           local time.

At the meeting, you will be asked to consider and vote upon the following matters:

1. To approve and adopt the Agreement and Plan of Merger, dated as of May 31, 2007, among Millennium, US BioEnergy Corporation and US Bio Acquisition Sub, LLC, and to approve the transactions contemplated by the Agreement and Plan of Merger, including the merger (which proposal is referred to in the accompanying proxy statement/prospectus as Proposal No. 1); and

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger (which proposal is referred to in the accompanying proxy statement/prospectus as Proposal No. 2).

These proposals are described more fully in the proxy statement/prospectus attached to this notice. Please give your careful attention to all of the information in the proxy statement/prospectus.

Only members of record of Millennium at the close of business on          , 2007, the record date, or their proxies may vote at this special meeting or any adjournment(s) or postponement(s) that may take place.

By Order of the Board of Managers

Very truly yours,

Dennis Koerner
Chairman of the Board of Managers

Marion, South Dakota
          , 2007

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, you are urged to sign, date and return the enclosed proxy card or to vote electronically via the Internet at your earliest convenience. Instructions for voting your units are included on the enclosed proxy card. If you send in your proxy and then decide to attend the special meeting to vote your units in person, you may still do so.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about US BioEnergy from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from US BioEnergy at the following address and telephone number:

US BIOENERGY CORPORATION
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
Telephone: (651) 554-5000

If you would like to request documents, please do so by          , 2007 in order to receive them before the special meeting of Millennium’s members.

See “Where You Can Find More Information” on page 202 of this proxy statement/prospectus.

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER

The following is important information in a question-and-answer format regarding the special meeting and this proxy statement/prospectus. These questions and answers may not address all of the questions that may be important to you as a member of Millennium. Please refer to the information elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus.

General Questions and Answers

Q:	Why am I receiving this proxy statement/prospectus?

A:	US BioEnergy has agreed to acquire Millennium under the terms of a merger agreement that is described in the section entitled “The Merger Agreement” beginning on page 78 of this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

In order to complete the merger, Millennium’s members must approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and all other conditions to the merger must be satisfied or waived. Millennium will hold a special meeting of its members to obtain this member approval. This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your units of Millennium without attending the special meeting. Shareholders of US BioEnergy are not required to approve the merger, the issuance of shares of US BioEnergy common stock in the merger or any matter relating to the merger, and accordingly, US BioEnergy will not hold a special meeting of its shareholders in connection with the merger.

Q:	Why is US BioEnergy proposing to acquire Millennium?

A:	US BioEnergy believes that the proposed acquisition of Millennium is a natural extension of its business and that the proposed acquisition supports its strategy to grow its ethanol production capacity. US BioEnergy expects that the merger will contribute to the success of the combined company in the following ways, among others:

• by increasing the size and scale of US BioEnergy’s operations and positioning it to become one of the lowest-cost producers of ethanol;

• by allowing US BioEnergy to add production capacity faster and with less uncertainty than would construction of a plant at a newly selected location;

• by enhancing the geographical diversity of US BioEnergy’s operations, thereby lessening its exposure to fluctuations in any one feedstock market, increasing its access to potential customers and allowing it to distribute its products more efficiently;

• by expanding US BioEnergy’s relationships with local farmer groups and cooperatives throughout the Midwest; and

• by allowing US BioEnergy to apply its substantial experience in operating ethanol plants constructed by Fagen, Inc. in running Millennium’s plant and thereby to realize significant operational efficiencies.

Please see the section entitled “Proposal No. 1 — The Merger — US BioEnergy’s Reasons for the Merger” beginning on page 53 of this proxy statement/prospectus for US BioEnergy’s reasons for the merger.

Q:	Why is Millennium interested in being acquired by US BioEnergy?

A:	Millennium’s board of managers carefully considered a wide range of factors in reaching the conclusion that the merger agreement and the merger with US BioEnergy are in the best interests of Millennium and its unitholders. The board, with the assistance of a variety of advisors, analyzed the ethanol industry, Millennium’s expected position in the industry and US BioEnergy’s role in the industry in reaching its decision to recommend the proposed merger to Millennium’s members. In particular, the board of

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managers considered the return on investment that would be provided to Millennium’s unitholders through the proposed merger, concluding that the before tax return on investment for Millennium’s Class A unitholders who acquired their units for a purchase price of $1.00 per unit would be approximately 203% (based on aggregate merger consideration of $135 million and estimated expenses of approximately $1.3 million). The board of managers also considered Millennium’s internal projections as a stand-alone enterprise and compared the financial results set forth in those projections to the immediate consideration that would be provided by the proposed merger. That comparison led to the conclusion that it might take Millennium’s unitholders several years of operation of Millennium’s business as a stand-alone enterprise to provide returns on investment comparable to those provided by the proposed merger. The board of managers also considered the fairness opinion and associated analysis underlying the fairness opinion provided by Green Holcomb & Fisher LLC.

The board of managers also considered the historical growth experienced in the ethanol industry and the increasing competition in the industry as part of its analysis. Millennium’s board of managers believes that operation of Millennium as a “stand-alone” ethanol industry participant will be increasingly challenging in the future in light of increased competition and expected increases in production capacity within the ethanol industry. In contrast, operation of Millennium’s ethanol plant as part of the larger US BioEnergy business is expected to provide a number of benefits. Those benefits include but are not limited to:

• the ability to benefit from the economies of scale associated with operation of several ethanol plants;

• the greater access to capital provided by operation of Millennium’s ethanol facility as part of the larger operations of US BioEnergy;

• management of Millennium’s ethanol facility by the experienced and substantial management team guiding US BioEnergy; and

• the geographical diversification available through operation of Millennium’s ethanol plant as part of a larger operation, lessening the risks associated with commodity fluctuations and availability that could arise from operation of Millennium’s facility as a “stand-alone” enterprise.

Please see the section entitled “Proposal No. 1 — The Merger — Recommendations of Millennium’s Board of Managers; Reasons for Recommending the Merger” beginning on page 60 of this proxy statement/prospectus for the numerous factors considered by the board of managers of Millennium in recommending that Millennium’s members vote “FOR” the proposal to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger.

Q:	How does Millennium’s board of managers recommend that members vote on the merger proposal?

A:	After careful consideration, Millennium’s board of managers unanimously determined that the merger is advisable, fair to and in the best interests of Millennium and its unitholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, Millennium’s board of managers unanimously recommends that you vote “FOR” Proposal No. 1.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and adopted by Millennium’s members, the other conditions to the merger are satisfied or waived and the merger is completed, each outstanding Millennium unit will be converted, pursuant to a formula set forth in the merger agreement, into the right to receive a portion of the aggregate merger consideration. Under the terms of the merger agreement:

• if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is greater than or equal to $15.88 per share, the aggregate merger consideration is 8.5 million shares of US BioEnergy common stock, and

• if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is less than $15.88 per share, the aggregate consideration payable to Millennium’s members in the transaction is $135 million payable in US BioEnergy common stock (with any shares issued valued at the average per share closing price described above), cash, or any combination thereof at US BioEnergy’s election; provided, that in no event will US BioEnergy issue more than 11.5 million shares of stock in the merger. If US BioEnergy would be required to issue more than 11.5 million shares of stock to provide $135 million of value (with any shares issued valued at the average per share closing price described above), US BioEnergy will pay the balance of the consideration in cash.

In either case, the aggregate merger consideration will be reduced by certain expenses as described in “The Merger Agreement — Conversion of Millennium Units in the Merger” on page 79 of this proxy statement/prospectus.

Pursuant to the terms of the merger agreement, the aggregate merger consideration (net of expenses as described above) will be allocated to Millennium’s classes of units as follows:

• each Class A unit will be converted into the right to receive its pro rata share of 61.08% of the aggregate net merger consideration;

• each Class B unit will be converted into the right to receive its pro rata share of 5% of the aggregate net merger consideration; and

• each Class C unit will be converted into the right to receive its pro rata share of 33.92% of the aggregate net merger consideration.

You will not receive fractional shares of US BioEnergy common stock. Instead, you will receive the cash value, without interest, of any fractional share of US BioEnergy common stock that you might otherwise have been entitled to receive.

Q.	What is the total transaction value of the proposed merger?

A.	The total transaction value, including debt projected to be incurred to build the plant, is $225-$230 million. This total comprises debt expected to be incurred to build the plant of between $90 million and $95 million and consideration available for distribution to Millennium’s unitholders of approximately $135 million. The consideration available for distribution to Millennium’s unitholders is subject, however, to expenses incurred by Millennium in connection with the proposed merger and will be determined pursuant to a formula set forth in the merger agreement, which is attached as Annex A to this prospectus and is described in “The Merger Agreement — Conversion of Millennium Units in the Merger” on page 79 of this proxy statement/prospectus. In addition, all or a portion of the merger consideration may be in the form of US BioEnergy common stock, which will be subject to fluctuations in trading price and value.

Q:	I own 25,000 Millennium Class A units, which I acquired in Millennium’s original offering. What is the merger consideration that I can expect to receive if the merger is approved and completed?

A:	As indicated above, the merger consideration will be determined using a formula based on the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days prior to the special meeting of Millennium’s members. However, assuming that the aggregate merger consideration is $135 million and that Millennium incurs expenses in the proposed transaction of approximately $1.3 million, the estimated merger consideration you would receive in the proposed merger would be approximately $50,723. Please note, however, that any consideration you receive in the form of US BioEnergy common stock will be subject to fluctuations in trading price and value. In addition, the foregoing example does not reflect the impact of taxation arising from the proposed transaction. Please see “Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences” on page 74 of this proxy statement/prospectus for a discussion of the tax implications of the proposed transaction.

Q:	If I purchased 25,000 of Millennium’s Class A units in the original offering for a purchase price of $1 per share, what will be my estimated gain, expressed in both dollars and %, if the merger is approved and completed?

A:	Assuming that the aggregate merger consideration is $135 million and that Millennium incurs expenses in the proposed transaction of approximately $1.3 million, net merger consideration of approximately $133.7 million will be distributed to Millennium’s unitholders upon closing of the proposed merger. As described elsewhere in this proxy statement/prospectus, Millennium’s Class A unitholders are entitled to receive approximately 61.08% of that merger consideration. That means that the Class A unitholders would, in the aggregate, receive merger consideration of approximately $81,663,960. As there are, as of the record date, 40,250,000 Class A units issued and outstanding, each such Class A unit would receive merger consideration (in the form of US BioEnergy common stock or cash or some combination) of approximately $2.03 for each Class A unit held. Assuming that you hold 25,000 Class A units that you purchased for $25,000, you could expect to receive total consideration in the proposed merger of approximately $50,723, resulting in an estimated gain on your investment of approximately $25,723 or approximately 102.89%. Please note, however, that any consideration you receive in the form of US BioEnergy common stock will be subject to fluctuations in trading price and value. In addition, the foregoing example does not reflect the impact of taxation arising from the proposed transaction. Please see “Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences” on page 74 of this proxy statement/prospectus for a discussion of the tax implications of the proposed transaction.

Q:	When will the stock/cash composition of the merger consideration be announced?

A:	US BioEnergy and Millennium will announce the stock/cash composition of the merger consideration after the close of business on the day before the special meeting of Millennium’s members.

Q:	Who is US BioEnergy?

A:	US BioEnergy is one of the largest producers of ethanol in the United States. Its primary products are ethanol and distillers grains, which it derives from corn. Ethanol is a clean-burning, renewable fuel, which is blended with gasoline and acts as an octane enhancer, clean air additive and fuel extender. US BioEnergy sells ethanol to refining and marketing companies in the U.S. primarily as a gasoline additive, through Provista Renewable Fuels Marketing, LLC, its ethanol marketing joint venture. US BioEnergy currently sells its distillers grains to livestock operators and marketing companies in the U.S. It also markets distillers grains and provide facilities management and services to other ethanol producers.

US BioEnergy currently owns and operates four ethanol plants, which have combined production capacity of 300 million gallons per year (mmgy). It has three ethanol plants under construction that, when completed, will have combined production capacity of 300 mmgy. By the end of 2008, it expects to have seven plants (not including Millennium’s plant) operational with ethanol production capacity of 600 mmgy.

US BioEnergy common stock trades on the NASDAQ Global Market under the symbol “USBE.”

For more information on US BioEnergy and its common stock, see “Information with Respect to US BioEnergy Corporation,” “Comparative Per Share Market Price Data,” “Description of US BioEnergy Capital Stock,” “Where You Can Find More Information” and other sections of this proxy statement/prospectus.

Q:	What should I do now?

A:	After carefully reading this proxy statement/prospectus, including its annexes, Millennium urges you to please respond by voting your units through one of the following means:

•	by mail, by completing, signing and dating the enclosed proxy card and returning it in the envelope provided;

•	via the Internet, at the address provided on the enclosed proxy card; or

•	in person, by attending the special meeting and submitting your vote in person.

Q:	What vote is required to approve and adopt the merger agreement and approve the merger?

A:	Proposal No. 1 to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of holders of a majority of Millennium’s outstanding Class A units and Class C units held by members, voting together as a single class, and holders of a majority of Millennium’s outstanding Class B units held by members, voting as a separate class. As of the record date, there were no Class C units of Millennium outstanding. Accordingly, there are no Class C members entitled to vote on the merger.

As of the record date, the managers and executive officers of Millennium who are members beneficially owned 508,333 outstanding Class A units, representing approximately 1.26% of the total outstanding Class A units of Millennium. FREMAR Farmers Cooperative, Inc. (“FREMAR”), the company manager and an affiliate of several of members Millennium’s board of managers, is the holder of all of the outstanding Class B units of Millennium. FREMAR has agreed to vote in favor of approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, pursuant to the agreement described in “The Voting Agreement” on page 93 of this proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:	US BioEnergy and Millennium are working toward completing the merger as quickly as possible. The parties cannot complete the merger until each party satisfies a number of conditions, including approval by Millennium’s members. Subject to the satisfaction of all conditions, the merger is expected to close during the third quarter of 2007.

Q:	As a Millennium unitholder, will I be able to trade shares of US BioEnergy common stock, if any, that I receive in connection with the merger?

A:	The shares of US BioEnergy common stock, if any, to be issued to Millennium’s unitholders in the merger have been registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares may be traded freely and without restriction under the Securities Act by those unitholders not deemed to be affiliates of Millennium, as further discussed in “Proposal No. 1 — The Merger — Restrictions on Sales of Shares of US BioEnergy Common Stock Received in the Merger.”

Q:	Am I entitled to appraisal rights?

A:	No. Millennium’s members are not entitled to appraisal rights under Millennium’s limited liability company operating agreement or articles or organization or under applicable state law.

Q:	What are the tax consequences of the merger to me?

A:	The exchange of units for US BioEnergy common stock and/or cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. See “Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences” on page 74 of this proxy statement/prospectus.

Q:	If the merger is completed, when and how will I receive the merger consideration?

A:	After the merger is completed, US BioEnergy will cause an exchange agent to mail to unitholders of record a letter of transmittal and other instructions for receiving the merger consideration. These instructions will tell you how and where to send in the letter of transmittal and the other documents relating to your ownership of Millennium units. You will receive payment of US BioEnergy common stock and/or cash approximately five to ten business days after the exchange agent receives your properly completed letter of transmittal and other documents requested in the instructions.

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Q:	Are there any risks related to the proposed transaction or any risks related to owning US BioEnergy common stock?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 9 of this proxy statement/prospectus.

Questions and Answers About the Millennium Special Meeting

Q:	When and where will the Millennium special meeting be held?

A:	The special meeting will take place at , located at on , 2007 at local time.

Q:	Who may attend and vote at the special meeting?

A:	Only members of record of Millennium as of the close of business on , 2007, the record date, may attend and vote at the special meeting. As of , 2007, Millennium had Class A and 1,000,000 Class B units entitled to vote. As of the record date, there were no Class C units outstanding or entitled to vote. Members are entitled to one vote for each unit held. Unitholders who are not members may attend, but may not vote at, the special meeting.

Q:	How can I vote?

A:	If you are a member of record, you may submit a proxy for the special meeting by (i) completing, signing, dating and returning the proxy card in the pre-addressed envelope provided or (ii) using the Internet. For specific instructions on how to use the Internet to submit a proxy for the special meeting, please refer to the instructions on your proxy card.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. You should submit your completed proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Q:	How will my proxy be exercised with respect to the proposal regarding the merger?

A:	All valid proxies received before the meeting will be exercised. All units represented by a proxy will be voted, and where a member specifies by means of his or her proxy a choice with respect to the merger proposal, the units will be voted in accordance with the specification so made.

Q:	How will voting on any other business be conducted?

A:	Proposal No. 2 to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of Millennium’s members present in person or by proxy at the meeting, without regard to class of units held, unless objected to by a majority of the voting power of any class of units present in person or by proxy at the meeting.

We do not know of any other business to be considered at the special meeting other than Proposal No. 1 and Proposal No. 2 described in this proxy statement/prospectus, and Millennium’s operating agreement limits matters that may be considered at a special meeting to those approved by the board of managers and contained in the notice of the special meeting.

Q:	What happens if I do not indicate how to vote on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, and as a vote “FOR” the grant of discretionary authority to the persons named as proxies to vote your units to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger.

Q:	What happens if I do not return a proxy card or vote?

A:	If you do not sign and send in your proxy card, vote using the Internet or vote at the special meeting or if you “abstain,” it will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger. If you do not sign and send in your proxy card or vote using the Internet, it will have no effect on the proposal to grant discretionary authority to adjourn the special meeting. If you “abstain” on the proposal to grant discretionary authority to adjourn the special meeting or if you attend the special meeting but do not vote on the proposal to grant discretionary authority to adjourn the special meeting, it will have the same effect as a vote against such proposal.

Q:	May I change my vote after I have mailed my signed proxy card or voted using the Internet?

A:	Yes. If you have completed a proxy, you may change your vote at any time before your proxy is voted at the Millennium special meeting of members. You can do this in one of four ways:

• First, you can send a written, dated notice to the Secretary of Millennium stating that you would like to revoke your proxy.

• Second, you can complete, date and submit a new later-dated proxy card.

• Third, you may re-vote electronically via the Internet.

• Fourth, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Q:	Who can answer my questions about the merger or Millennium’s special meeting of members?

A:	If you would like additional copies of this proxy statement/prospectus without charge or if you have questions about the merger or Millennium’s special meeting of members, including the procedures for voting your units, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
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SUMMARY

The following is a summary of the information contained in this proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes.

The Merger and the Merger Agreement (see pages 53 and 78)

US BioEnergy has agreed to acquire Millennium under the terms of a merger agreement between the companies that is described in this proxy statement/prospectus. Under the terms of the merger agreement, it is anticipated that a newly formed, wholly-owned subsidiary of US BioEnergy will merge with and into Millennium with Millennium surviving the merger as a wholly-owned subsidiary of US BioEnergy. Upon completion of the merger, each outstanding Millennium unit will be converted, pursuant to a formula set forth in the merger agreement, into the right to receive a portion of the aggregate merger consideration. Under the terms of the merger agreement:

•	if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is greater than or equal to $15.88 per share, the aggregate merger consideration is 8.5 million shares of US BioEnergy common stock, and

•	if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is less than $15.88 per share, the aggregate consideration payable to Millennium’s members in the transaction is $135 million payable in US BioEnergy common stock (with any shares issued valued at the average per share closing price described above), cash or any combination thereof at US BioEnergy’s election; provided, that in no event will US BioEnergy issue more than 11.5 million shares of stock in the merger. If US BioEnergy would be required to issue more than 11.5 million shares of stock to provide $135 million of value (with any shares issued valued at the average per share closing price described above), US BioEnergy will pay the balance of the consideration in cash.

In either case, the aggregate merger consideration will be reduced by certain expenses, as described in “The Merger Agreement — Conversion of Millennium Units in the Merger” beginning on page 79 of this proxy statement/prospectus.

Pursuant to the terms of the merger agreement, the aggregate merger consideration (net of expenses as described above) will be allocated to the Millennium’s classes of units as follows:

•	each Class A unit will be converted into the right to receive its pro rata share of 61.08% of the aggregate net merger consideration;

•	each Class B unit will be converted into the right to receive its pro rata share of 5% of the aggregate net merger consideration; and

•	each Class C unit will be converted into the right to receive its pro rata share of 33.92% of the aggregate net merger consideration.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and we encourage you to read the merger agreement in its entirety.

Parties to the Merger

US BioEnergy (see page 121)

US BioEnergy is one of the largest producers of ethanol in the United States. Its primary products are ethanol and distillers grains, which it derives from corn. Ethanol is a clean-burning, renewable fuel, which is blended with gasoline and acts as an octane enhancer, clean air additive and fuel extender. US BioEnergy sells ethanol to refining and marketing companies in the U.S. primarily as a gasoline additive, through Provista

Renewable Fuels Marketing, LLC (Provista), its ethanol marketing joint venture. US BioEnergy currently sells its distillers grains to livestock operators and marketing companies in the U.S. It also markets distillers grains and provide facilities management and services to other ethanol producers.

US BioEnergy currently owns and operates four ethanol plants, which have combined production capacity of 300 million gallons per year (mmgy). It has three ethanol plants under construction, which when completed, will have combined production capacity of 300 mmgy. By the end of 2008, it expects to have seven plants operational with ethanol production capacity of 600 mmgy.

All of US BioEnergy’s production facilities utilize a dry-mill technology, which converts corn to ethanol. All of the ethanol that it produces is sold to Provista, who in turn, markets US BioEnergy’s ethanol, as well as the ethanol of other producers, to refining and marketing companies located across the U.S. During the production process, a co-product, called distillers grains, is also produced. US BioEnergy sells its distillers grains, primarily to the dairy, cattle and swine industry, as animal feed. It utilizes natural gas to dry its distillers grains to various degrees of consistency depending on the needs of the local market and the specific requirements of its customers. US BioEnergy sells its distillers grains as either wet, modified wet or dried.

US BioEnergy was incorporated in South Dakota in October 2004. Since its formation, it has focused on building the necessary resources, infrastructure and production capacity to reach its goal of becoming one of the leading ethanol producers in the U.S. US BioEnergy’s principal executive offices are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota, 55077, and its telephone number is (651) 554-5000. US BioEnergy’s website is www.usbioenergy.net. Information contained in this website does not constitute part of this proxy statement/prospectus.

Millennium Ethanol LLC (see page 175)

Millennium is a limited liability company organized under the laws of the state of South Dakota. It is constructing a 100 mmgy dry mill ethanol plant that will process corn into ethanol and distillers grains. Full production at the plant is expected to begin approximately February 2008.

Millennium is building its ethanol plant near Marion, South Dakota. The site of the plant is approximately 45 miles southwest of Sioux Falls, South Dakota. Millennium estimates that the total cost of the project, including construction of the ethanol plant and start-up costs, will be approximately $155 million. The ethanol plant will be a natural gas dry mill facility and will have approximately 45 employees after it commences operations. The plant will grind approximately 36 million bushels of corn per year to produce approximately 100 million gallons of denatured fuel ethanol. Millennium’s plant will also produce approximately 320,000 tons per year of distillers grains. Site work began in June 2006 with full production at the plant scheduled to begin approximately February 2008.

Millennium’s principal executive offices are located at 300 North Broadway Avenue, Marion, South Dakota, 57403 and its phone number is (605) 648-3941. Millennium’s website is www.millenniumethanol.com. Information contained in this website does not constitute part of this proxy statement/prospectus.

US Bio Acquisition Sub, LLC

US Bio Acquisition Sub is a newly-formed, wholly-owned subsidiary of US BioEnergy. US BioEnergy formed US Bio Acquisition Sub solely to effect the merger, and US Bio Acquisition Sub has not conducted any business during any period of its existence. US Bio Acquisition Sub’s principal executive offices are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota, 55077, and its telephone number is (651) 554-5000.

Special Meeting of Members of Millennium (see page 50)

Millennium will hold a special meeting of its members at          , located at           on       , 2007, at     , local time, at which members will be asked (1) to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and (2) to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger.

If you are a member of record, you may submit a proxy for the special meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. You should submit your completed proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Risk Factors (see page 9)

The “Risk Factors” beginning on page 9 of this proxy statement/prospectus should be considered carefully by Millennium’s members in evaluating whether to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. These risk factors should be considered along with any other information included in this proxy statement/prospectus.

Recommendation of Millennium’s Board of Managers (see page 60)

After careful consideration, Millennium’s board of managers unanimously determined that the merger is advisable and is fair to and in the best interests of Millennium and its members, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Millennium’s board of managers unanimously recommends that Millennium’s members vote “FOR” Proposal No. 1 to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and “FOR” Proposal No. 2 to grant discretionary authority to the persons named as proxies to vote your units to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger.

Opinion of Millennium’s Financial Advisor Regarding the Merger (see page 63)

On May 30, 2007, Greene Holcomb & Fisher LLC delivered its oral opinion (subsequently confirmed in writing) that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of Millennium units pursuant to the merger agreement is fair from a financial point of view to such holders as a group.

The full text of the written opinion of Greene Holcomb & Fisher, dated          , 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. Millennium’s members should read the opinion in its entirety. Greene Holcomb & Fisher provided its opinion for the information and assistance of Millennium’s board of managers in connection with its consideration of the transactions contemplated by the merger agreement, and such opinion is not a recommendation as to how any member of Millennium should vote with respect to such transactions. Greene Holcomb & Fisher was retained solely to provide its opinion as to such fairness from a financial point of view, and did not provide any other financial advisory services to Millennium.

Some Millennium Managers and Executive Officers Have Interests in the Merger (see page 70)

Millennium’s executive officers and managers have interests in the merger and related transactions that are different from, or in addition to, the interests of Millennium’s members. Such interests include the following:

•	following the merger, Millennium’s managers and executive officers will receive indemnification for certain liabilities incurred prior to the closing of the merger;

•	some of Millennium’s executive officers will be offered continued employment with the surviving company if certain conditions are met;

•	a member of Millennium’s board of managers is affiliated with Farmers Energy Millennium, LLC, which has agreed to exercise rights to purchase Class C units of Millennium (which class of units is entitled to approximately 34% of the aggregate merger consideration) and which will receive a payment of $1 million at the closing of the merger in consideration of certain amendments to a promissory note issued by Millennium and related documents required in connection with the merger;

•	FREMAR Farmers Cooperative, Inc. (“FREMAR”), Millennium’s current company manager, will serve as a consultant to the surviving company after the completion of the merger and will receive payment for these services;

•	FREMAR holds all of Millennium’s outstanding Class B units (which class of units is entitled to 5% of the aggregate merger consideration), has the right to appoint two members of Millennium’s board of managers and has agreed to vote all of its Class B units in favor of the merger at the special meeting of Millennium’s members;

•	six of a total of seven members of Millennium’s board of managers are also members of FREMAR’s board of directors or are employed by FREMAR; and

•	FREMAR owns 50% of FREMAR, LLC, which has an agreement with Millennium to provide corn for Millennium’s dry mill ethanol plant.

For a description of these and other interests of Millennium’s managers and executive officers in the merger, please see the section entitled “Proposal No. 1 — The Merger — Interests of Millennium Managers and Executive Officers in the Merger” beginning on page 70 of this proxy statement/prospectus.

Differences in the Rights of Millennium’s Members and US BioEnergy’s Shareholders (see page 109)

When the merger is completed, Millennium unitholders may become US BioEnergy shareholders. The rights of holders of US BioEnergy shareholders will be governed by South Dakota’s Business Corporation Act and by US BioEnergy’s articles of incorporation and bylaws, rather than by South Dakota’s Uniform Limited Liability Company Act and Millennium’s articles of organization and operating agreement. For a comparison of the rights of US BioEnergy shareholders and Millennium’s members, see “Comparison of Rights of Holders of US BioEnergy Common Stock and Millennium Units” on page 109 of this proxy statement/prospectus.

What Is Needed to Complete the Merger (see page 88)

Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

•	approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, by the required vote of Millennium’s members;

•	absence of any law, regulation or order making the merger illegal or otherwise prohibiting the merger;

•	accuracy of each party’s respective representations and warranties in the merger agreement, except as would not have a material adverse effect on such party;

•	absence of a material adverse effect on either Millennium or US BioEnergy from May 31, 2007 to the date of completion of the merger; and

•	material compliance by each party with its covenants in the merger agreement.

The following conditions, among others, also apply to US BioEnergy’s obligation to complete the merger:

•	receipt of certain consents required in connection with the merger with no adverse conditions attached and no expense imposed on Millennium;

•	absence of any pending litigation seeking to make illegal, delay or otherwise restrain or prohibit, or to obtain any damages or other remedy in connection with, the merger or the other transactions contemplated by the merger agreement;

•	receipt of a general contractor’s certificate from Fagen, Inc. with respect to the ongoing construction of Millennium’s ethanol plant;

•	the full exercise by Farmers Energy Millennium, LLC of its rights to purchase Class C units pursuant to the support agreement; and

•	the voting agreement with FREMAR being in full force and effect.

Shareholders of US BioEnergy are not required to approve the issuance of shares of US BioEnergy’s common stock in the merger, and accordingly, US BioEnergy will not hold a special meeting of its shareholders in connection with the merger.

For a description of the conditions listed above and the other conditions to the completion of the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 88 of this proxy statement/prospectus.

Millennium Is Prohibited from Soliciting Other Offers (see page 84)

The merger agreement contains detailed provisions that prohibit Millennium and its officers and managers from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an acquisition proposal as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 10% interest in Millennium’s total outstanding voting units, a sale of more than 10% of Millennium’s assets or a merger or other business combination. Millennium is also required to use its reasonable best efforts to cause its advisors and employees to comply with these restrictions. The merger agreement does not, however, prohibit Millennium’s board of managers from considering and potentially recommending an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met. No change in the board of managers’ recommendation will alter Millennium’s obligation to call, give notice of, convene and hold the special meeting of its members to consider the merger. Also, as discussed below, such a change of recommendation would entitle US BioEnergy to terminate the merger agreement and receive a termination fee as provided in the merger agreement.

US BioEnergy and Millennium May Terminate the Merger Agreement Under Specified Circumstances (see page 90)

Under circumstances specified in the merger agreement, either US BioEnergy or Millennium may terminate the merger agreement if:

•	the merger shall not have been consummated by September 30, 2007, except that this right to terminate the merger agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a material breach of the merger agreement. US BioEnergy will have the right to extend this date to October 31, 2007 if a delay relating to any information provided by Millennium or required to be provided by Millennium in any required filing with a governmental entity in connection with the transactions contemplated by the merger agreement is the primary cause of the failure of the merger to be consummated by September 30, 2007, regardless of whether such delay arises from a breach of the merger agreement;

•	a final, non-appealable order of a court or other action or inaction of any governmental entity has the effect of permanently prohibiting completion of the merger;

•	the required approval of Millennium’s members has not been obtained at its duly held special meeting; or

•	the other party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the merger regarding its representations, warranties or covenants would not be satisfied, subject to a 60-day cure period.

Additionally, US BioEnergy may terminate the merger agreement if the board of managers of Millennium takes any of the actions in opposition to the merger described in the merger agreement, including withdrawing its recommendation of the merger or recommending an alternative transaction.

Millennium or US BioEnergy May Pay a Termination Fee Under Specified Circumstances (see page 91)

If the merger agreement is terminated, Millennium may be required to pay a termination fee of up to $6 million to US BioEnergy under specified circumstances. US BioEnergy may be required to pay a termination fee of up to $1 million plus reimbursement of certain fees to Millennium under specified circumstances.

Material United States Federal Income Tax Consequences (see page 74)

The exchange of units for US BioEnergy common stock and/or cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes.

Accounting Treatment of the Merger (see page 76)

In accordance with accounting principles generally accepted in the United States, US BioEnergy will allocate the purchase price to the net assets of Millennium acquired, including tangible and intangible assets, based on their respective fair values at the date of the merger.

Regulatory Approvals

As of the date of this proxy statement/prospectus, US BioEnergy and Millennium are not required to file notifications with or obtain any approvals or clearances from federal antitrust regulatory authorities in the United States before the merger may be consummated.

US BioEnergy Will List Shares of US BioEnergy Common Stock on the NASDAQ Global Market (see page 76)

If the merger is completed, Millennium’s unitholders will be able to trade any shares of US BioEnergy common stock they receive in the merger on the NASDAQ Global Market, subject to restrictions on affiliates of Millennium described in “Proposal No. 1 — The Merger — Restrictions on Sales of Shares of US BioEnergy Common Stock Received in the Merger” beginning on page 77 of this proxy statement/prospectus. If the merger is completed, Millennium units will no longer be quoted on the qualified matching service offered by Variable Investment Adviser’s, Inc.

Appraisal Rights (see page 120)

Millennium’s members are not entitled to appraisal rights under Millennium’s limited liability company operating agreement or articles of organization or under applicable state law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of US BioEnergy and Millennium and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “continues,” “ongoing,” “may,” “predicts,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either US BioEnergy or Millennium to predict results or actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors,” as well as the following:

•	the challenges of integration associated with the merger and the challenges of achieving anticipated synergies;

•	the possibility that the merger may not close;

•	revenues following the merger may be lower than expected;

•	the incurrence by the parties of significant costs in connection with the merger;

•	US BioEnergy’s ability to implement its expansion strategy as planned or at all;

•	the volatility and uncertainty of commodity prices;

•	uncertainty as to the number and value of shares of US BioEnergy common stock that may be issued in the merger;

•	the interests of Millennium’s managers and executive officers in the merger;

•	changes in current legislation or regulations that affect ethanol supply and demand;

•	changes in ethanol supply and demand;

•	US BioEnergy’s and Millennium’s ability to compete effectively in the industry;

•	US BioEnergy’s limited operating history and history of operating losses;

•	US BioEnergy’s ability to successfully locate and integrate future acquisitions;

•	development of infrastructure related to the sale and distribution of ethanol;

•	the results of US BioEnergy’s hedging transactions;

•	operational difficulties at US BioEnergy’s and Millennium’s existing and future ethanol plants;

•	difficulties in the construction and development of Millennium’s and US BioEnergy’s future plants;

•	the adverse effect of environmental, health and safety laws, regulations and liabilities;

•	US BioEnergy’s less than 100% ownership of and control over certain assets used in its business;

•	US BioEnergy’s ability to provide services to competing third-party producers;

•	disruptions to infrastructure or in the supply of raw materials;

•	the limited use of US BioEnergy’s historical financial information in evaluating its performance;

•	the division of US BioEnergy’s management’s time and energy among its different ethanol plants;

•	competition for qualified personnel in the ethanol industry;

•	the ability to keep pace with technological advances;

•	the restrictive covenants in US BioEnergy’s and Millennium’s debt financing agreements;

•	risks related to Millennium’s future debt financing;

•	the material weaknesses identified in US BioEnergy’s internal controls;

•	US BioEnergy and Millennium are subject to financial reporting and other requirements for which they may not be adequately prepared;

•	US BioEnergy’s status as a holding company;

•	certain of US BioEnergy’s shareholders could exert significant influence over it;

•	the market price of US BioEnergy’s common stock may be volatile;

•	risks related to Millennium’s units, including lack of a public market;

•	Millennium’s members have no appraisal rights;

•	limitations on Millennium’s ability to pursue alternative transactions; and

•	tax issues related to Millennium’s limited liability company status.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to US BioEnergy or Millennium or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, US BioEnergy and Millennium undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the risks described below in determining whether to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. Additional risks and uncertainties not presently known to US BioEnergy and Millennium or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and the combined company.

Risks related to the Merger

Although US BioEnergy and Millennium expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

The failure of the combined company to meet the challenges involved in integrating the operations of US BioEnergy and Millennium successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger will depend in part on the integration of operations and personnel. The integration of companies is a complex and time-consuming process that, without proper planning and implementation, could significantly disrupt the businesses of US BioEnergy and Millennium. The challenges involved in integration include the following:

•	difficulties in integrating operations, existing contracts, accounting processes and employees and realizing the anticipated synergies of the combined businesses;

•	diversion of financial and management resources from existing operations;

•	the price US BioEnergy pays or other resources that it devotes may exceed the value it realizes, or the value it could have realized if it had allocated the purchase price or other resources to another opportunity;

•	potential loss of key employees, customers and strategic alliances from either US BioEnergy’s current business or the business of Millennium;

•	assumption of unanticipated problems or latent liabilities; and

•	minimizing the diversion of management attention from ongoing business concerns.

The combined company may not successfully integrate the operations of US BioEnergy and Millennium in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits and synergies could be adversely impacted by practical constraints on its ability to combine operations.

Millennium unitholders may not know until the day before the special meeting of Millennium’s members to consider the merger the number of shares of US BioEnergy common stock, if any, that will be issued in the merger.

In the event the average closing share price of US BioEnergy common stock for the ten trading days preceding the special meeting of Millennium’s members is less than $15.88 per share, Millennium unitholders will receive an aggregate of $135 million in merger consideration, less certain expenses, payable in US BioEnergy common stock and/or cash, with such combination to be determined at US BioEnergy’s election (provided that US BioEnergy may not issue more than 11.5 million shares of common stock in the merger). Therefore, you may not know how many shares, if any, of US BioEnergy common stock will be issued in the merger when you submit your proxy.

The shares of US BioEnergy common stock that Millennium unitholders may receive as part of the merger consideration may not maintain their value.

In the event the average closing share price of US BioEnergy common stock for the ten trading days preceding the special meeting of Millennium’s members is equal to or greater than $15.88 per share, Millennium unitholders will receive a fixed number of US BioEnergy shares and no cash in exchange for their units. In the event the average closing share price of US BioEnergy common stock for the ten trading days preceding the special meeting of Millennium’s members is less than $15.88 per share, Millennium unitholders will receive an aggregate of $135 million in merger consideration, less certain expenses, payable in US BioEnergy common stock and/or cash, with such combination to be determined at US BioEnergy’s election (provided that US BioEnergy may not issue more than 11.5 million shares of common stock in the merger). In either case, there will be no adjustment in number of shares because of changes in the market price of US BioEnergy common stock from and after the date of the special meeting of Millennium’s members. Accordingly, the specific dollar value of US BioEnergy common stock, if any, that Millennium unitholders receive upon the merger’s completion will depend upon the market value of US BioEnergy common stock at the time the merger is completed. This value may substantially decrease from the date you submit your proxy or the date of the special meeting. Moreover, completion of the merger may occur after Millennium member approval has been obtained, so that the specific dollar value of US BioEnergy common stock that Millennium unitholders receive upon the merger’s completion, if any, may substantially decrease from the date of the special meeting of Millennium’s members. In addition, Millennium may not terminate the merger agreement or refuse to complete the merger solely because of changes in the market price of US BioEnergy common stock. As described in more detail in the following risk factor, the share prices of US BioEnergy common stock are by nature subject to the general price fluctuations in the market for publicly-traded equity securities, and the price of US BioEnergy’s common stock has experienced volatility in the past. Millennium members are urged to obtain recent market quotations for US BioEnergy common stock. US BioEnergy cannot predict or give any assurances as to the market price of its common stock at any time before or after the completion of the merger.

The market price of US BioEnergy’s common stock may be volatile.

Securities markets worldwide experience significant price and volume fluctuations, in response to general economic and market conditions and their effect on various industries. This market volatility could cause the price of US BioEnergy’s common stock to decline significantly without regard to its operating performance. In addition, the market price of US BioEnergy’s common stock could decline significantly if its future operating results fail to meet or exceed the expectations of public market analysts and investors. The volatility in US BioEnergy’s stock price could be based on various factors, including:

•	actual or anticipated fluctuations in US BioEnergy’s operating results;

•	actual or anticipated changes in US BioEnergy’s growth rates or its competitors’ growth rates;

•	conditions in the ethanol industry generally;

•	conditions in the financial markets in general or changes in general economic conditions;

•	US BioEnergy’s ability to raise additional capital;

•	changes in market prices for ethanol, distillers grains or its raw materials, such as corn or natural gas;

•	the expiration, on or about June 12, 2007, of the lock-up agreements that US BioEnergy’s directors, executive officers and certain shareholders (who, in the aggregate, beneficially owned as of such date approximately 78% of US BioEnergy’s outstanding common stock) entered into in connection with its initial public offering and sales of a substantial number of these shares in the public market, or the perception that these sales could occur, and;

•	changes in stock market analyst recommendations regarding US BioEnergy’s common stock, other comparable companies or its industry generally.

The market price of the shares of US BioEnergy common stock may be affected by factors different from those affecting the units of Millennium.

Upon completion of the merger, holders of Millennium units may become holders of US BioEnergy common stock. An investment in US BioEnergy common stock has different risks than an investment in Millennium units. Former holders of Millennium units would be subject to additional risks upon exchange of their shares of Millennium units for US BioEnergy common stock in the merger, some of which are described below in the section entitled “— Risks Related to US BioEnergy” beginning on page 15 of this proxy statement/prospectus. For discussions of the businesses of US BioEnergy and Millennium, see the sections entitled “Information with Respect to US BioEnergy Corporation — Description of Business” beginning on page 121 of this proxy statement/prospectus and “Information with Respect to Millennium — Description of Business” beginning on page 175 of this proxy statement/prospectus.

Millennium’s units have no public market, which makes it difficult to assess their market value.

There is no public trading market for Millennium’s units. In accordance with applicable tax regulations, Millennium has arranged for transfers of Millennium’s Class A units through a qualified matching service offered by Variable Investment Advisers, Inc. While that quotation system may provide some opportunities for liquidity, it is not the equivalent of a public trading market such as NASDAQ and its price quotations may not reflect the value of Millennium units at a given point in time. Additionally, Millennium’s board of managers has suspended trading through the system, and Millennium does not presently intend to permit such trading to resume prior to completion of the proposed merger.

Accordingly, it may not be possible for Millennium’s members to assess the value of Millennium units held by them relative to the value of the consideration to be paid in the merger.

Millennium’s managers and executive officers have interests and arrangements that could affect their decision to support or approve the merger.

Millennium’s board of managers directed the negotiation of the merger agreement with US BioEnergy, approved the agreement and is recommending that Millennium’s members vote to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. Millennium’s executive officers and managers have interests in the merger and related transactions that are different from, or in addition to, the interests of Millennium’s members. Such interests include the following:

•	following the merger, Millennium’s managers and executive officers will receive indemnification for certain liabilities incurred prior to the closing of the merger;

•	some of Millennium’s executive officers will be offered continued employment with the surviving company if certain conditions are met;

•	a member of Millennium’s board of managers is affiliated with Farmers Energy Millennium, LLC, which has agreed to exercise rights to purchase Class C units of Millennium (which class of units is entitled to approximately 34% of the aggregate merger consideration) and which will receive a payment of $1 million at the closing of the merger in consideration of certain amendments to a promissory note issued by Millennium and related documents required in connection with the merger;

•	FREMAR Farmers Cooperative, Inc. (“FREMAR”), Millennium’s current company manager, will serve as a consultant to the surviving company after the completion of the merger and will receive payment for these services;

•	FREMAR holds all of Millennium’s outstanding Class B units (which class of units is entitled to 5% of the aggregate merger consideration), has the right to appoint two members of Millennium’s board of managers and has agreed to vote all of its Class B units in favor of the merger at the special meeting of Millennium’s members;

•	six of a total of seven members of Millennium’s board of managers are also members of FREMAR’s board of directors or are employed by FREMAR; and

•	FREMAR owns 50% of FREMAR, LLC, which has an agreement with Millennium to provide corn for Millennium’s dry mill ethanol plant.

For a description of these and other interests of Millennium’s managers and executive officers in the merger, please see the section entitled “Proposal No. 1 — The Merger — Interests of Millennium Managers and Executive Officers in the Merger” beginning on page 70 of this proxy statement/prospectus.

Millennium’s unitholders may not be able to sell the shares of US BioEnergy common stock, if any, that they receive in the merger for a limited period of time.

In order to receive the merger consideration to which they are entitled, each Millennium unitholder will be required to submit a letter of transmittal and other required documents to the exchange agent designated by US BioEnergy. US BioEnergy anticipates that it will take approximately five to ten business days for the exchange agent to deliver the appropriate cash and/or US BioEnergy common stock merger consideration to Millennium’s unitholders after receipt of a duly completed and executed letter of transmittal and other required documents. Accordingly, during this period, Millennium’s unitholders will be unable to sell the shares of US BioEnergy common stock, if any, that they are entitled to receive in the merger.

The merger agreement limits Millennium’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for Millennium to sell its business to a party other than US BioEnergy. These “no shop” provisions impose restrictions on Millennium that, subject to certain exceptions, limit Millennium’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of Millennium. See the section entitled “The Merger Agreement — Millennium Prohibited from Soliciting Other Offers” beginning on page 84 of this proxy statement/prospectus.

Millennium’s members have no dissenters’ rights of appraisal.

Millennium’s members are not entitled to appraisal rights under Millennium’s limited liability company operating agreement or articles or organization or under applicable state law. Accordingly, you do not have the right to seek a judicial determination of the fair value of your units.

US BioEnergy and Millennium may waive one or more conditions to the merger without resoliciting member approval for the merger.

Each of the conditions to US BioEnergy’s and Millennium’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of US BioEnergy and Millennium if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Millennium’s board of managers will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, Millennium generally does not expect any such waiver to be significant enough to require resolicitation of Millennium’s members. In the event Millennium’s board of managers determines any such waiver is not significant enough to require resolicitation of members, it will have the discretion to complete the merger without seeking further stockholder approval. See “The Merger Agreement — Conditions to Completion of the Merger” on page 88 of this proxy statement/prospectus.

The businesses of US BioEnergy and Millennium may be adversely affected if the merger is not completed.

Completion of the merger is subject to several closing conditions, including obtaining the requisite Millennium member approval, and US BioEnergy and Millennium may be unable to obtain such approval on a timely basis or at all. Millennium’s future operations may be harmed to the extent that potential customers and suppliers are uncertain about its future direction. If the merger is not completed, US BioEnergy would not derive the strategic benefits expected to result from the merger. US BioEnergy and Millennium will also be required to pay significant costs incurred in connection with the merger, including legal, accounting and financial advisory fees, whether or not the merger is completed. Moreover, under specified circumstances described in the section entitled “The Merger Agreement — Payment of Termination Fee” beginning on page 91 of this proxy statement/prospectus, Millennium could be required to pay US BioEnergy a termination fee of up to $6 million in connection with the termination of the merger agreement. Under other circumstances, US BioEnergy could be required to pay Millennium a termination fee of up to $1 million plus reimbursement of certain expenses in connection with the termination of the merger agreement. In addition, in the event the merger agreement is terminated under certain circumstances specified in the support agreement as described in “The Support Agreement” beginning on page 95 of this proxy statement/prospectus, US BioEnergy could be required to pay REX Stores Corporation a termination fee of $1.67 million.

Charges to earnings resulting from the purchase of assets and allocation of the purchase price may adversely affect the market value of US BioEnergy’s common stock following the merger.

In accordance with accounting principles generally accepted in the United States , the combined company will account for the merger as a purchase of assets which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of US BioEnergy following completion of the merger. The combined company will allocate the total estimated purchase price to Millennium’s net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger. The combined company will incur depreciation and amortization expense over the useful lives of the plant and equipment and amortizable intangible assets acquired in connection with the merger. In addition, should the value assigned to the plant and equipment be assessed as not fully recoverable, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

In order to be successful, the combined company must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

In order to successfully complete and run Millennium’s ethanol plant, Millennium must hire and retain key employees, including those in managerial, engineering and operating positions. In connection with the start-up and operation of the plant, Millennium will need to hire approximately 45 employees beginning on approximately October 1, 2007. Experienced management and engineering personnel in the ethanol industry are in high demand and competition for their talents is intense. This is particularly the case in rural communities like the one in which Millennium’s plant is located. Employee hiring and retention may be a particularly challenging issue in connection with the merger due to the uncertainties the merger creates for existing and potential employees. These circumstances may adversely affect Millennium’s ability to attract and retain key management and technical personnel.

Sales of a substantial number of shares of US BioEnergy common stock could cause the price of US BioEnergy’s common stock to decline.

In connection with US BioEnergy’s initial public offering, its officers and directors and certain of its shareholders agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of the initial public offering, which period ended on or about June 12, 2007. As of May 31, 2007, these holders beneficially owned as of that date, in the aggregate, approximately 78% of US BioEnergy’s common stock, including options exercisable as of that date. When these lock-up agreements expired, these shares and the shares underlying any options held by these individuals became eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 of the Securities Act. Sales of a substantial number of these shares in the public market, or the perception that these sales could occur, could cause the market price of US BioEnergy’s common stock to decline and could impair the ability of Millennium unitholders to sell their shares of US BioEnergy common stock in the amounts and at such times and prices as they may desire. In addition, the sale of these shares could impair US BioEnergy’s ability to raise capital through the sale of additional equity securities.

In addition, pursuant to the support agreement between US BioEnergy and Farmers Energy Millennium, US BioEnergy has agreed to cause the registration statement of which this proxy statement/prospectus forms a part to include a reoffer prospectus that will allow Farmers Energy Millennium to freely sell any shares of US BioEnergy common stock that it may receive in the merger. Depending on the aggregate number of shares of US BioEnergy common stock issued in the merger, Farmers Energy Millennium could receive up to 3,714,375 shares of US BioEnergy common stock in the merger. For discussions of the support agreement and of Farmers Energy Millennium’s registration rights, see “The Support Agreement” and “Selling Shareholder; Plan of Distribution” beginning on pages 95 and 98, respectively, of this proxy statement/prospectus.

Provisions in US BioEnergy’s charter documents and South Dakota law may delay or prevent US BioEnergy’s acquisition by a third-party.

US BioEnergy’s amended and restated articles of incorporation, its amended and restated bylaws and South Dakota law contain several provisions that may make it substantially more difficult for a third-party to acquire control of US BioEnergy without the approval of its board of directors. This may make it more difficult or expensive for a third-party to acquire a majority of US BioEnergy’s outstanding common stock. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in US BioEnergy’s shareholders receiving a premium over the market price for their common stock.

US BioEnergy’s ability to designate the rights and preferences of undesignated preferred stock could result in the issuance of stock with rights and preferences that are superior to those of its common stock, which could reduce the value of any shares of US BioEnergy common stock you receive in the merger.

US BioEnergy’s amended and restated articles of incorporation authorize its board of directors to designate by resolution, different classes and/or series of stock from the 75,000,000 shares of preferred stock authorized. US BioEnergy’s board of directors is also empowered to fix the relative rights, preferences, privileges and limitations of each class or series of preferred stock. This means that US BioEnergy’s board of directors may issue shares of preferred stock with rights and preferences, including, among other things, dividend, liquidation and voting rights, that are superior to the rights, preferences and privileges of the shares of US BioEnergy common stock that may be issued in connection with the merger. In addition, US BioEnergy may issue other securities, such as convertible promissory notes, that may have rights and preferences that are superior to those of the shares of US BioEnergy’s common stock. In addition, US BioEnergy’s board of directors generally has the ability, without further shareholder approval, to issue additional shares of US BioEnergy’s common stock and securities exercisable for, convertible into or exchangeable for shares of its authorized capital stock. The ability of US BioEnergy’s board of directors to designate the rights and preferences of the preferred stock could impede or deter an unsolicited tender offer, merger or takeover of US BioEnergy’s business, or make a change of control of US BioEnergy difficult to accomplish. In addition, the issuance of shares of US BioEnergy’s common stock or other securities having rights and preferences superior to those of the shares of common stock that may be issued in connection with the merger could reduce the value of US BioEnergy’s common stock.

The rights of holders of US BioEnergy common stock differ from those of holders of Millennium units.

If you receive shares of US BioEnergy common stock in exchange for your units of Millennium in the merger, you will have the rights of a US BioEnergy shareholder and not of a Millennium unitholder. There are a number of important differences between the rights of US BioEnergy shareholders and Millennium unitholders as described in “Comparison of Rights of Holders of US BioEnergy Common Stock and Millennium Units” beginning on page 109 of this proxy statement/prospectus.

The merger is taxable to Millennium’s unitholders (possibly as ordinary income) and Millennium’s unitholders’ taxable income from the merger will depend in part on their allocable share of Millennium’s liabilities.

For United States federal income tax purposes, the merger is taxable to Millennium’s unitholders. Each unitholder’s amount realized from the merger will equal the sum of (i) the cash and the fair market value of US BioEnergy common stock received in the merger and (ii) the unitholder’s allocable share of Millennium liabilities. Accordingly, a unitholder’s United States federal income tax liability for the merger will depend on both the cash and fair market value of US BioEnergy common stock received and the unitholder’s allocable share of Millennium liabilities. Some or all of any gain or loss you recognize in connection with the merger may be treated as ordinary income or loss for United States federal income tax purposes. It is also possible that you will recognize both ordinary income and capital loss with respect to the merger and that, due to certain restrictions on the utilization of capital losses, you may not be able to utilize any such recognized capital loss to offset your ordinary income. See “Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences” beginning on page 74 of this proxy statement/prospectus.

Risks related to US BioEnergy

US BioEnergy’s business is subject to a number of risks and uncertainties. If any of the events contemplated by the following risks actually occurs, then US BioEnergy’s business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to US BioEnergy or that US BioEnergy currently deems to be immaterial may also materially and adversely affect its business, financial condition and results of operations.

US BioEnergy may not be able to implement its expansion strategy as planned or at all.

US BioEnergy has four operational ethanol plants and plans to grow its business by investing in new or existing ethanol plants. US BioEnergy has three ethanol plants under construction, which are in various stages of construction, with commencement of operations scheduled in 2008.

Development, construction and expansion of ethanol plants are subject to a number of risks, any of which could prevent US BioEnergy from commencing operations at a particular plant as expected or at all, including zoning and permitting matters, adverse weather, defects in materials and workmanship, labor and material shortages, transportation constraints, construction change orders, site changes, workforce issues, the availability of sufficient quantities of water of suitable quality and other unforeseen difficulties. For example, a lawsuit is currently pending against US BioEnergy’s joint venture partner in the Grinnell project, and certain other defendants, including the county zoning board, challenging a decision to rezone the land intended for the Grinnell facility to permit construction of an ethanol plant. Construction in the upper Midwest, where many of US BioEnergy’s projects are located, can also be particularly difficult in the winter because of delays related to adverse weather. In addition, during the expansion of an existing facility, US BioEnergy may be forced to suspend or curtail its operations at such facility, which would decrease US BioEnergy’s ethanol production and reduce its revenues.

As of March 31, 2007, total construction costs to US BioEnergy’s plants under construction are expected to be approximately $395.8 million, of which US BioEnergy anticipates funding approximately $117.2 million with cash on hand and cash generated from operations. At this time Grinnell has not entered into a credit facility to construct its ethanol plant, and US BioEnergy has put on hold any further funding of the Grinnell facility. until the pending lawsuits are satisfactorily resolved and a credit facility is obtained. To the extent that US BioEnergy’s cash on hand and cash generated from operations are not sufficient, additional financing will be required to fully fund future construction projects. US BioEnergy may not have access to required financing or such financing may not be available to it on acceptable terms or at all.

US BioEnergy intends to finance the expansion of its business in part with additional indebtedness and may also do so by issuing additional equity securities. US BioEnergy could face financial risks associated with incurring additional indebtedness, such as reducing its liquidity and access to financial markets and increasing the amount of cash flow required to service such indebtedness, or associated with issuing additional equity, such as dilution of ownership and earnings. US BioEnergy faces additional risks associated with financing US BioEnergy’s expansion strategy due to the significant limitations imposed on its ability to incur or service additional debt or grant security interests on its assets contained in its existing debt financing agreements.

The significant expansion of ethanol production capacity currently underway in the U.S. may also impede US BioEnergy’s expansion strategy. As a result of this expansion, it believes that there is increasing competition for suitable sites for ethanol plants, and US BioEnergy may not find suitable sites for construction of new facilities or other suitable expansion opportunities. Even if it is able to identify suitable sites or opportunities, US BioEnergy may not be able to secure the services and products from the contractors, engineering firms, construction firms and equipment suppliers necessary to build its ethanol plants on a timely basis or on acceptable economic terms.

US BioEnergy’s expansion strategy is particularly dependent on the continued availability of construction and engineering services provided to it by Fagen, Inc., an entity controlled by one of US BioEnergy’s principal shareholders, Ron Fagen. US BioEnergy believes that Fagen has constructed over 65% of the ethanol production capacity built in the U.S. over the past six years. Although US BioEnergy has entered into design-build agreements with Fagen, Inc. for each of its facilities under construction, including its Grinnell facility, and master design-build agreements with Fagen that provide additional build slots through 2010, if Fagen fails to perform under those agreements, US BioEnergy’s ability to meet its expansion goals would be limited. Fagen has also entered into design-build contracts with other parties seeking to build ethanol plants and has invested and may continue to invest in other ethanol producers. As a result, Fagen, Inc. may have a conflict of interest in performing its obligations under its design-build agreements with US BioEnergy which could delay or prevent US BioEnergy’s expansion strategy.

US BioEnergy must also obtain numerous regulatory approvals and permits in order to construct and operate additional or expanded facilities. These requirements may not be satisfied in a timely manner or at all. US BioEnergy’s exposure to permitting risks may be exacerbated because for certain of US BioEnergy’s projects it may begin construction and incur substantial costs without first obtaining all permits necessary to operate an ethanol plant at that site. In the event that US BioEnergy fails to ultimately obtain all necessary permits, it would be forced to abandon the project and lose the benefit of any construction costs already incurred. In addition, federal and state governmental requirements may substantially increase US BioEnergy’s costs, which could have a material adverse effect on its business, results of operations and financial condition.

US BioEnergy’s significant expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from its existing plants and other businesses.

Accordingly, US BioEnergy may not be able to implement its expansion strategy as planned or at all. US BioEnergy may not find additional appropriate sites for new facilities, and it may not be able to finance, construct, develop or operate these new or expanded facilities successfully.

US BioEnergy generally does not have long-term sales, input or throughput contracts, which makes its business highly dependent on commodity prices. These prices are subject to significant volatility and uncertainty, so US BioEnergy’s results could fluctuate significantly.

US BioEnergy generally does not have long-term contracts for the purchase of corn and natural gas, its principal inputs, or for the sale of ethanol, its principal product. Therefore, US BioEnergy’s results of operations, financial position and business outlook are substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. Prices for these commodities are generally subject to significant volatility and uncertainty. As a result, US BioEnergy’s future results may fluctuate substantially, and it may experience periods of declining prices for its products and increasing costs for its raw materials, which could result in continued operating losses. US BioEnergy may attempt to offset a portion of the effects of such fluctuations by entering into forward contracts to supply ethanol or to purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, but these activities involve substantial costs and substantial risks and may be ineffective to mitigate these fluctuations.

The spread between ethanol and corn prices can vary significantly and during 2006 was at historically high levels.

US BioEnergy’s gross margins depend principally on the spread between ethanol and corn prices. During the five-year period from 2002 to 2006, ethanol prices (based on price data from Bloomberg, L.P., or Bloomberg) have ranged from a low of $0.91 per gallon to a high of $3.95 per gallon, averaging $1.65 per gallon during this period. During most of 2006, the spread between ethanol and corn prices was at historically high levels, driven in large part by high oil prices and historically low corn prices. Toward the end of 2006 and in recent months however, the price of ethanol has been declining and the cost of corn has been rising. On June 30, 2006, the Chicago spot price per gallon of ethanol was $3.90, whereas on March 31, 2007, the Chicago spot price per gallon of ethanol was $2.23. The spread between the price of a gallon of ethanol and the cost of the amount of corn required to produce a gallon of ethanol will continue to fluctuate. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

US BioEnergy’s business is highly sensitive to corn prices, and it generally cannot pass on increases in corn prices to US BioEnergy’s customers.

Corn is the principal raw material US BioEnergy uses to produce ethanol and distillers grains. Because ethanol competes with fuels that are not corn-based, US BioEnergy generally is unable to pass along increased corn costs to US BioEnergy’s customers, and accordingly, rising corn prices tend to produce lower profit margins. At certain levels, corn prices would make ethanol uneconomical to use in fuel markets. The price of corn is influenced by weather conditions (including droughts) and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors, including government policies and subsidies with respect to agriculture and international trade, and global and local supply and demand. Recently, the main corn growing areas in the United States have been experiencing unusually hot, dry weather conditions and corn prices have increased. The United States Department of Agriculture projects that this hot, dry weather will cut the U.S. corn harvest by at least 1 billion bushels, or 8.6%, from the record harvest experienced in 2006. Any decline in the corn harvest, caused by drought conditions or otherwise, could cause corn prices to increase and negatively impact US BioEnergy’s gross margins. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. For example, over the eleven-year period from 1996 through 2006, corn prices (based on Chicago Board of Trade, or CBOT, daily futures data) have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.45 per bushel during this period. During the first quarter of 2007, corn prices were at substantially higher levels than both this average and average corn prices during 2006, ranging from a low of $3.55 per bushel to a high of $4.35 per bushel, with prices averaging $4.01 per bushel.

In addition, increasing domestic ethanol capacity could boost demand for corn and result in increased corn prices. In 2006, corn bought by ethanol plants represented approximately 18.3% of the total corn supply for that year according to results reported by the National Corn Growers Association, and this percentage is expected to increase as additional ethanol capacity comes online. At a more local level, the price US BioEnergy pays for corn at any of its production facilities could also increase if another ethanol production facility were built in the same general vicinity or if US BioEnergy expands the production facility.

US BioEnergy may also have difficulty from time to time in purchasing corn on economical terms due to supply shortages. Any supply shortage could require US BioEnergy to suspend operations until corn becomes available at economical terms. Suspension of operations could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that US BioEnergy utilizes in the ethanol manufacturing process.

US BioEnergy relies upon third-parties for its supply of natural gas which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. The fluctuations in natural gas prices over the five-year period from 2002 through 2006, based on New York Mercantile Exchange, Inc., or NYMEX, daily futures data, have ranged from a low of $1.91 per MMBTU, in 2002 to a high of $15.38 per MMBTU in 2005, averaging $6.21 per MMBTU during this period. On March 31, 2007, the NYMEX price of natural gas was $7.73 per MMBTU. These market conditions often are affected by factors beyond US BioEnergy’s control such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could impair US BioEnergy’s ability to manufacture ethanol for its customers. Further, increases in natural gas prices could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

Fluctuations in the selling price and production cost of gasoline may reduce US BioEnergy’s profit margins.

Ethanol is marketed both as a fuel additive to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and US BioEnergy’s business, future results of operations and financial condition may be materially adversely affected if gasoline demand or price decreases.

The price of distillers grains is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grains.

Distillers grains compete with other protein-based animal feed products. The price of distillers grains may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Because the price of distillers grains is not tied to production costs, decreases in the price of distillers grains will result in US BioEnergy generating less revenue and lower profit margins. US BioEnergy sold $15.6 million of distillers grains for the three months ended March 31, 2007 and $11.3 million of distillers grains for the period beginning May 1, 2006 and ending December 31, 2006. Platte Valley sold $3.3 million of distillers grains for the period beginning January 1, 2006 and ending April 30, 2006. Currently, US BioEnergy’s Platte Valley facility primarily produces modified wet distillers grains that contain 55% moisture, which historically sells at a lower price per ton than dried distillers grains that contain 10% moisture and typically have a longer shelf life than that of modified wet distillers grains. US BioEnergy’s Albert City and Woodbury facilities primarily produce dried distillers grains.

US BioEnergy’s business is subject to seasonal fluctuations.

US BioEnergy’s operating results are influenced by seasonal fluctuations in the price of its primary operating inputs, corn and natural gas, and the price of US BioEnergy’s primary product, ethanol. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price for natural gas however, tends to move opposite of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, US BioEnergy’s ethanol prices are substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during the summer. Given US BioEnergy’s limited history, it does not know yet how these seasonal fluctuations will affect its results over time.

The use and demand for ethanol and its supply are highly dependent on various federal and state legislation and regulation, and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

Various federal and state laws, regulations and programs have led to increased use of ethanol in fuel. For example, certain laws, regulations and programs provide economic incentives to ethanol producers and users. Further, tariffs generally apply to the import of ethanol from other countries. These laws, regulations and programs are constantly changing. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could adversely affect the use of ethanol. In addition, certain state legislatures oppose the use of ethanol because they must ship ethanol in from other corn-producing states, which could significantly increase gasoline prices in the state.

The elimination or significant reduction in the federal ethanol tax incentive or the elimination or expiration of other federal or state incentive programs could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

The cost of producing ethanol has historically been significantly higher than the market price of gasoline. The production of ethanol is made significantly more competitive with regular gasoline because of federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and was recently extended until 2010. The federal ethanol tax incentives may not be renewed in 2010 or they may be renewed on different terms. In addition, the federal ethanol tax incentives, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. US BioEnergy may also receive benefits from other federal and state incentive programs. For example, historically, US BioEnergy’s Platte Valley facility has received incentive payments to produce ethanol from the United States Department of Agriculture, or USDA, under its Commodity Credit Corporation Bioenergy Program and from the State of Nebraska under its motor vehicle fuel tax credit program. Under these programs, Platte Valley received payment of approximately $3.7 million in 2006. No amounts were received during the three months ended March 31, 2007. The USDA program expired on June 30, 2006, and existing or future incentive programs may also expire or be eliminated. The elimination or significant reduction in the federal ethanol tax incentive or other programs benefiting ethanol could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

The effect of the Renewable Fuels Standard, or RFS, in the Energy Policy Act of 2005 on the ethanol industry is uncertain.

The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The current energy bill, however, eliminated the mandated use of oxygenates and instead established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. In addition, the rules for implementation of the RFS and the energy bill are still under development.

The legislation did not include MTBE liability protection sought by refiners, and, in light of the risks of environmental litigation, many ethanol producers have anticipated that this will result in accelerated removal of MTBE and increased demand for ethanol. Refineries may use other possible replacement additives, such as iso-octane, iso-octene or alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than production for anticipated demand, resulting in excess production capacity in US BioEnergy’s industry, which could materially adversely affect US BioEnergy’s business, results of operations and financial condition.

Tariffs effectively limit imported ethanol into the U.S., and their reduction or elimination could undermine the ethanol industry in the U.S.

Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. There is, however, a special exemption from this tariff for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. ethanol production per year. Imports from the exempted countries may increase as a result of new plants in development. Since production costs for ethanol in these countries are significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which US BioEnergy sells its ethanol.

US BioEnergy does not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if the tariff is not renewed beyond its current expiration date in January 2009. Any changes in the tariff or exemption from the tariff could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

Under the Energy Policy Act of 2005, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. EPA, determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states could adversely affect demand for ethanol and could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

Various studies have criticized the efficiency of ethanol, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol.

Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels. Other studies have suggested that corn-based ethanol is less efficient than ethanol produced from switch grass or wheat grain. If these views gain acceptance, support for existing measures promoting use and domestic production of corn-based ethanol could decline, leading to reduction or repeal of these measures.

As more ethanol plants are built, ethanol production will increase and, if demand does not sufficiently increase, the price of ethanol and distillers grains may decrease.

According to the RFA, domestic ethanol production capacity has increased steadily from 1.7 billion gallons per year in January of 1999 to 6.2 billion gallons per year in June 2007. In addition, there is a significant amount of capacity being added to the ethanol industry. According to the RFA, as of June 2007, approximately 6.4 billion gallons per year of production capacity, an increase of 104% over current production levels, is currently under construction at 85 new and existing facilities. This capacity is being added to address anticipated increases in demand. However, demand for ethanol may not increase as quickly as expected or to a level that exceeds supply, or at all. If the ethanol industry has excess capacity, it could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

Excess ethanol production capacity also may result from decreases in the demand for ethanol or increased imported supply, which could result from a number of factors, including regulatory developments and reduced gasoline consumption in the U.S. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage, or as a result of technological advances, such as the commercialization of engines utilizing hydrogen fuel-cells, which could supplant gasoline-powered engines. There are a number of governmental initiatives designed to reduce gasoline consumption, including tax credits for hybrid vehicles and consumer education programs. There is some evidence that reduced gasoline consumption has occurred in the recent past as gasoline prices have increased in the U.S.

In addition, because ethanol production produces distillers grains as a co-product, increased ethanol production will also lead to increased supplies of distillers grains. An increase in the supply of distillers grains, without corresponding increases in demand, could lead to lower prices or an inability to sell US BioEnergy’s distillers grain production. A decline in the price of distillers grain or the distillers grain market generally could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

US BioEnergy faces intense competition from competing ethanol and other fuel additive producers.

Competition in the ethanol industry is intense. US BioEnergy faces formidable competition in every aspect of its business from established producers of ethanol, including Archer Daniels Midland Company and Cargill, Inc., and from other companies that are seeking to develop large-scale ethanol plants and alliances. According to the RFA, as of June 2007, the top ten producers accounted for approximately 56% of the ethanol production capacity in the U.S., and based on the nameplate capacity of US BioEnergy’s Albert City, Platte Valley, Ord and Woodbury facilities, US BioEnergy accounted for approximately 4.9% of the ethanol production capacity in the U.S. A number of US BioEnergy’s competitors are divisions of substantially larger enterprises and have substantially greater financial resources than US BioEnergy does. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities which may not affect the local price of corn grown in proximity to the facility as much as larger facilities like US BioEnergy’s affects these prices. In addition, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. A significant portion of production capacity in US BioEnergy’s industry consists of smaller-sized facilities.

US BioEnergy expects competition to increase as the ethanol industry becomes more widely known and demand for ethanol increases. Most new ethanol plants in development across the country are independently owned. In addition, various investors could heavily invest in ethanol production facilities and oversupply ethanol, resulting in higher raw material costs and lower ethanol price levels that could materially adversely affect US BioEnergy’s business, results of operations and financial condition.

US BioEnergy also faces increasing competition from international suppliers. Although there is a tariff on foreign-produced ethanol (which is scheduled to expire in 2009) that is roughly equivalent to the federal ethanol tax incentive, ethanol imports equivalent to up to 7.0% of total domestic production from certain countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than US BioEnergy’s.

Any increase in domestic or foreign competition could cause US BioEnergy to reduce its prices and take other steps to attempt to compete more effectively, which could materially adversely affect its business, results of operations and financial condition.

US BioEnergy has a limited operating history and a history of losses, and US BioEnergy’s business may not be as successful as it envisions.

US BioEnergy was incorporated in October 2004 and did not engage in any revenue producing activities until it acquired United Bio Energy, LLC on May 1, 2005. On April 30, 2006, US BioEnergy acquired its first operating ethanol plant and in May 2006, began recording revenues from its ethanol production activity. Accordingly, US BioEnergy has a limited operating history from which one can evaluate its business and prospects. For the period from October 28, 2004 (inception) through December 31, 2004, and for the year ended December 31, 2005, US BioEnergy incurred losses of $54,000 and $4.2 million, respectively. For the year ended December 31, 2006 it recorded net income of $20.4 million and for the three months ended March 31, 2007 it recorded net income of $5.2 million. US BioEnergy’s prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving conditions, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

Some of these risks relate to US BioEnergy’s potential inability to:

•	effectively manage US BioEnergy’s business and operations;

•	recruit and retain key personnel;

•	successfully maintain US BioEnergy’s low-cost structure as it expands the scale of its business;

•	manage rapid growth in personnel and operations;

•	develop new products that complement US BioEnergy’s existing business; and

•	successfully address the other risks described throughout this proxy statement/prospectus.

If US BioEnergy cannot successfully address these risks, its business, future results of operations and financial condition may be materially adversely affected, and it may continue to incur operating losses in the future.

Potential future acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt US BioEnergy’s business, dilute shareholder value and adversely affect its financial results.

As part of US BioEnergy’s business strategy, it may consider acquisitions of other businesses, building sites, production facilities, storage or distribution facilities and selected infrastructure. There is no assurance, however, that it will determine to pursue any of these opportunities or that if it determines to pursue them that it will be successful.

Acquisitions involve numerous risks, any of which could harm US BioEnergy’s business, including:

•	difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and workforce of the target and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	diversion of financial and management resources from existing operations;

•	the price US BioEnergy pays or other resources that it devotes may exceed the value it realizes, or the value it could have realized if it had allocated the purchase price or other resources to another opportunity;

•	risks of entering new markets or areas in which US BioEnergy has limited or no experience or is outside its core competencies;

•	potential loss of key employees, customers and strategic alliances from either US BioEnergy’s current business or the business of the target;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	inability to generate sufficient revenue to offset acquisition costs.

US BioEnergy also may pursue acquisitions through joint ventures or partnerships. Partnerships and joint ventures typically involve restrictions on actions that the partnership or joint venture may take without the approval of the partners. These types of provisions may limit US BioEnergy’s ability to manage a partnership or joint venture in a manner that is in US BioEnergy’s best interest but is opposed by US BioEnergy’s other partner or partners.

Future acquisitions may involve the issuance of US BioEnergy’s equity securities as payment or in connection with financing the business or assets acquired, and as a result, could dilute the ownership interests of current shareholders. In addition, consummating these transactions could result in the incurrence of additional debt and related interest expense, as well as unforeseen liabilities, all of which could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition. The failure to successfully evaluate and execute acquisitions or otherwise adequately address the risks associated with acquisitions could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

Growth in the sale and distribution of ethanol is dependent on the changes in and expansion of related infrastructure which may not occur on a timely basis, if at all, and US BioEnergy’s operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure by persons and entities outside US BioEnergy’s control will be required for US BioEnergy’s operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol;

•	growth in service stations equipped to handle ethanol fuels; and

•	growth in the fleet of flexible fuel vehicles capable of using E∆85 fuel.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. The rapid expansion of the ethanol industry currently underway may place additional burdens on the existing ethanol related infrastructure, particularly if ethanol related infrastructure changes and expansions do not keep pace with the growth in ethanol production capacity. Any delay or failure in making the changes in or expansion of infrastructure could hurt the demand or prices for US BioEnergy’s products, impede its delivery of products, impose additional costs on US BioEnergy or otherwise have a material adverse effect on its business, results of operations or financial condition. US BioEnergy’s business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on its business, results of operations and financial condition.

US BioEnergy engages in hedging transactions which involve risks that can harm its business.

In an attempt to offset some of the effects of volatility of ethanol prices and costs of commodities, US BioEnergy may enter into cash fixed-price contracts to sell a portion of its ethanol and distillers grains production or purchase a portion of its corn or natural gas requirements. US BioEnergy may use exchange-traded futures contracts and options to manage commodity risk. The impact of these activities depends upon, among other things, the prices involved and US BioEnergy’s ability to sell sufficient products to use all of the corn and natural gas for which it has futures contracts. Hedging arrangements also expose US BioEnergy to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by US BioEnergy. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). US BioEnergy may experience hedging losses in the future. US BioEnergy also varies the amount of hedging or other price mitigation strategies it undertakes, and it may choose not to engage in hedging transactions at all and, as a result, US BioEnergy’s business, results of operations and financial condition may be materially adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol.

Operational difficulties at US BioEnergy’s plants could negatively impact its sales volumes and could cause US BioEnergy to incur substantial losses.

US BioEnergy’s operations are subject to labor disruptions, unscheduled downtime and other operational hazards inherent in its industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. US BioEnergy’s insurance may not be adequate to fully cover the potential operational hazards described above or it may not be able to renew this insurance on commercially reasonable terms or at all.

Moreover, US BioEnergy’s plants may not operate as planned or expected. All of US BioEnergy’s plants have or will have a specified nameplate capacity which represents the production capacity specified in the applicable design-build agreement. The builder generally tests the capacity of the plant during the start of its operations. But based on US BioEnergy’s experience in operating similar plants, it generally expects US BioEnergy’s plants to produce in excess of their nameplate capacity. The operation of US BioEnergy’s plants is and will be, however, subject to various uncertainties relating to its ability to implement the necessary process improvements required to achieve these increased production capacities. As a result, US BioEnergy’s plants may not produce ethanol and distillers grains at the levels it expects. In the event any of its plants do not run at their nameplate or US BioEnergy’s increased expected capacity levels, US BioEnergy’s business, results of operations and financial condition may be materially adversely affected.

US BioEnergy may be adversely affected by environmental, health and safety laws, regulations and liabilities.

US BioEnergy is or will become subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of US BioEnergy’s employees. In particular, each ethanol plant US BioEnergy intends to operate will be subject to environmental regulation by the state in which the plant is located and by the EPA. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts on the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

In addition, to construct and operate its ethanol plants, US BioEnergy will need to obtain and comply with a number of permit requirements. As a condition to granting necessary permits, regulators could make demands that increase US BioEnergy’s costs of construction and operations, in which case it could be forced to obtain additional debt or equity capital. For example, US BioEnergy is currently facing increased construction costs for its Janesville, Minnesota project in order to meet unanticipated water discharge requirements and expects to incur additional construction costs of approximately $5 to $6 million in order to meet these requirements. Permit conditions could also restrict or limit the extent of US BioEnergy’s operations. US BioEnergy cannot assure you that it will be able to obtain and comply with all necessary permits to construct its ethanol plants. Failure to obtain and comply with all applicable permits and licenses could halt its construction and could subject US BioEnergy to future claims.

Environmental issues, such as contamination and compliance with applicable environmental standards could arise at any time during the construction and operation of US BioEnergy’s ethanol plants. If this occurs, it would require US BioEnergy to spend significant resources to remedy the issues and may delay or prevent construction or operation of its ethanol plants. This would significantly increase the cost of these projects.

US BioEnergy may be liable for the investigation and cleanup of environmental contamination at each of the properties that it owns or operates and at off-site locations where it arranges for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, it may be responsible under the CERCLA or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. US BioEnergy may also be subject to related claims by private parties, including its employees and property owners or residents near its plants, alleging property damage and personal injury due to exposure to hazardous or other materials at or from those plants. Additionally, employees, property owners or residents near US BioEnergy’s ethanol plants could object to the air emissions or water discharges from its ethanol plants. Ethanol production has been known to produce an unpleasant odor. Environmental and public nuisance claims or toxic tort claims could be brought against US BioEnergy as a result of this odor or its other releases to the air or water. Some of these matters may require US BioEnergy to expend significant resources for investigation, cleanup, installation of control technologies or other compliance-related items, or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require US BioEnergy to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at US BioEnergy’s production facilities. For example, federal and state environmental authorities have recently been investigating alleged excess volatile organic compounds and other air emissions from certain U.S. ethanol plants. Present and future environmental laws and regulations (and interpretations thereof) applicable to US BioEnergy’s operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

The hazards and risks associated with producing and transporting US BioEnergy’s products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims by third-parties or damage to property owned by US BioEnergy or by third-parties. As protection against operating hazards, it intends to maintain insurance coverage against some, but not all, potential losses. However, US BioEnergy could sustain losses for uninsurable or uninsured events, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury to third-parties or damage to property owned by US BioEnergy or third-parties or other losses that are not fully covered by insurance could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

US BioEnergy does not own or control some of the assets it depends on to operate US BioEnergy’s business.

US BioEnergy is generally contractually obligated to sell 100% of the ethanol it produces at all of US BioEnergy’s existing and future plants to Provista, an entity in which it only owns a 50% equity interest. The other 50% is owned by CHS, Inc. Provista is governed by an amended and restated operating agreement, which provides for the designation of a manager to manage its business and affairs. Pursuant to the amended and restated operating agreement and the related management agreement, US BioEnergy, along with CHS, designated CHS as the manager of Provista. The management agreement provides CHS with broad authority to manage the business of Provista, subject to certain actions that CHS may not take without prior written approval of Provista. Because US BioEnergy does not manage Provista, its ability to control the marketing of its ethanol is limited, and US BioEnergy may be prevented from taking actions with respect to the marketing of its ethanol that it believes to be in US BioEnergy’s own best interests.

In addition, Provista leases approximately 1,135 railcars and employs the personnel upon which US BioEnergy relies to sell its ethanol. US BioEnergy’s marketing agreement with Provista has an initial term through November 30, 2007, and thereafter will automatically renew for one-year additional terms, unless either party provides the other with ninety days written notice of non-renewal. Moreover, pursuant to the amended and restated operating agreement, beginning on April 1, 2009, either member of Provista may initiate a buy-sell mechanism. Under this mechanism, after receiving notice of the initiation of the buy-sell mechanism, the non-initiating member must elect to either sell all of its interests in Provista to the initiating member or purchase all of the initiating member’s interest in Provista, in each case, at a purchase price not less than a specified multiple of Provista’s EBITDA. If US BioEnergy’s marketing agreement with Provista is terminated, or if US BioEnergy loses all of its interests in Provista pursuant to the buy-sell mechanism, it may be unable to obtain replacement third-party marketing services on similar terms or at all or to acquire the railcars and develop the necessary internal resources to market US BioEnergy’s ethanol directly, and as a result, any such termination or loss of all of US BioEnergy’s interests in Provista could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

In addition, in connection with the development of future ethanol plants, US BioEnergy may enter into joint venture arrangements with third-party entities to own and operate such facilities. For example, it formed a joint venture with Big River Resources, LLC to construct a 100 mmgy ethanol plant near Grinnell, Iowa. Under the terms of this arrangement US BioEnergy and Big River Resources, LLC will each own 50% of the entity that will own the facility. If US BioEnergy owns less than 100% of the entities that operate certain of its ethanol plants, it may be limited in its ability to operate the plant in a manner that maximizes benefits for US BioEnergy.

As US BioEnergy expands its ethanol production business, it may become limited in its ability to provide services to third-party ethanol producers.

US BioEnergy provides ethanol and distillers grains marketing, grain procurement, risk consulting and facilities management services to third-party ethanol producers. In the past, US BioEnergy’s services business was its sole source of revenue. As US BioEnergy expands its ethanol production business, third-party ethanol producers may desire to terminate their existing service arrangements with US BioEnergy due to competitive concerns. Similarly, it may become more difficult for US BioEnergy to attract new customers to its services business. If existing customers terminate their arrangements with US BioEnergy, or if potential customers increasingly refuse to engage its services, US BioEnergy’s business, results of operations and financial condition may be materially adversely affected.

Disruptions to infrastructure, or in the supply of fuel, natural gas or water, could materially and adversely affect US BioEnergy’s business.

US BioEnergy’s business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. Any disruptions in this infrastructure network, whether caused by labor difficulties, earthquakes, storms, other natural disasters or human error or malfeasance or other reasons, could have a material adverse effect on its business. US BioEnergy relies upon third-parties to maintain the rail lines from its plants to the national rail network, and any failure on their part to maintain the lines could impede its delivery of products, impose additional costs on US BioEnergy and could have a material adverse effect on its business, results of operations and financial condition.

US BioEnergy’s business also depends on the continuing availability of raw materials, including fuel and natural gas. The production of ethanol, from the planting of corn to the distribution of ethanol to refiners, is highly energy-intensive. Significant amounts of fuel and natural gas are required for the growing, fertilizing and harvesting of corn, as well as for the fermentation, distillation and transportation of ethanol and the drying of distillers grains. A serious disruption in supplies of fuel or natural gas, including as a result of delivery curtailments to industrial customers due to extremely cold weather, or significant increases in the prices of fuel or natural gas, could significantly reduce the availability of raw materials at US BioEnergy’s production facilities, increase its production costs and could have a material adverse effect on its business, results of operations and financial condition.

US BioEnergy’s ethanol production facilities also require a significant and uninterrupted supply of water of suitable quality to operate. If there is an interruption in the supply of water for any reason, US BioEnergy may be required to halt production at one or more of its ethanol production facilities. If production is halted at one or more of US BioEnergy’s facilities for an extended period of time, it could have a material adverse effect on its business, results of operations and financial condition.

US BioEnergy’s historical financial information is not comparable to its current financial condition and results of operations.

US BioEnergy did not engage in any revenue producing activities from its inception on October 28, 2004 until it acquired UBE on May 1, 2005. As a result, US BioEnergy’s results of operations for periods subsequent to US BioEnergy’s acquisition of UBE are not comparable to US BioEnergy’s results of operations for prior periods.

US BioEnergy also did not produce any ethanol during 2004 or 2005, and all of its revenue producing operating results during 2005 were attributable to the conduct of US BioEnergy’s services business after the consummation of the UBE acquisition on May 1, 2005.

US BioEnergy acquired its first operating ethanol plant, Platte Valley, on April 30, 2006, and effective May 1, 2006, it began recognizing revenue from the production of ethanol. As a result, US BioEnergy’s results of operations for periods subsequent to US BioEnergy’s acquisition of Platte Valley are not comparable to its results of operations for prior periods. Moreover, in September 2006, US BioEnergy’s Woodbury facility began its operations. In November 2006, US BioEnergy completed the expansion of its Platte Valley facility, in December 2006, it began production at US BioEnergy’s Albert City facility and in May 2007, it began production at its Ord facility. US BioEnergy currently has three other plants under construction. As a result of the expansion of US BioEnergy’s ethanol production business, it expects that the primary source of US BioEnergy’s future revenue will be the sale of ethanol and distillers grains. To the extent US BioEnergy acquires or develops additional production capacity, the comparability of its results of operations will be further limited.

Accordingly, US BioEnergy’s historical financial information and financial information for periods in which it experiences a significant expansion of its ethanol production capacity may be of limited use in evaluating US BioEnergy’s financial performance and comparing it to other periods.

US BioEnergy’s management’s time and attention will be divided among its ethanol plants, and its ethanol plants will be part of one common management strategy.

US BioEnergy’s business model calls for it to form wholly-owned business entities to own each of US BioEnergy’s ethanol plants, which will be managed by a centralized management team. The demands on US BioEnergy’s management’s time from one ethanol plant may, from time to time, compete with the time and attention required for the operation of other ethanol plants. This division of its management’s time and attention among its ethanol plants may make it difficult for US BioEnergy to realize the maximum return from any one plant. Further, to reduce expenses and create efficiencies, it intends to manage each of its ethanol plants in a similar manner. This common management strategy may also result in difficulties in achieving the maximum return from any one plant. If US BioEnergy’s common management strategy is not successful or if it is not able to address the unique challenges of each ethanol plant, the impact of this arrangement likely will be spread among all of US BioEnergy’s ethanol plants, resulting in greater potential harm to its business than if each ethanol plant were operated independently.

Competition for qualified personnel in the ethanol industry is intense and US BioEnergy may not be able to hire and retain qualified personnel to operate its ethanol plants.

US BioEnergy’s success depends in part on its ability to attract and retain competent personnel. For each of US BioEnergy’s plants, it must hire qualified managers, engineers, operations and other personnel, which can be challenging in a rural community. Competition for both managers and plant employees in the ethanol industry is intense, and US BioEnergy may not be able to attract and maintain qualified personnel. If it is unable to hire and maintain productive and competent personnel, US BioEnergy’s expansion strategy may be adversely affected, the amount of ethanol it produces may decrease and it may not be able to efficiently operate its ethanol plants and execute its business strategy.

Technological advances could significantly decrease the cost of producing ethanol or result in the production of higher-quality ethanol, and if US BioEnergy is unable to adopt or incorporate technological advances into its operations, its proposed ethanol plants could become uncompetitive or obsolete.

US BioEnergy expects that technological advances in the processes and procedures for processing ethanol will continue to occur. It is possible that those advances could make the processes and procedures that it intends to utilize at its ethanol plants less efficient or obsolete, or cause the ethanol it produces to be of a lesser quality. These advances could also allow US BioEnergy’s competitors to produce ethanol at a lower cost than it. If US BioEnergy is unable to adopt or incorporate technological advances, its ethanol production methods and processes could be less efficient than those of its competitors, which could cause US BioEnergy’s ethanol plants to become uncompetitive.

Ethanol production methods are also constantly advancing. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass such as agricultural waste, forest residue and municipal solid waste. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Another trend in ethanol production research is to produce ethanol through a chemical or thermal process, rather than a fermentation process, thereby significantly increasing the ethanol yield per pound of feedstock. Although current technology does not allow these production methods to be competitive, new technologies may develop that would allow these methods to become viable means of ethanol production in the future. If US BioEnergy is unable to adopt or incorporate these advances into its operations, its cost of producing ethanol could be significantly higher than those of its competitors, which could make US BioEnergy’s ethanol plants obsolete. Modifying US BioEnergy’s plants to use the new inputs and technologies will likely require material investment.

In addition, alternative fuels, additives and oxygenates are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol and US BioEnergy’s business, results of operations and financial condition may be materially adversely affected.

US BioEnergy’s existing debt financing agreements contain and its future debt financing agreements may contain restrictive covenants that limit distributions and impose restrictions on the operation of US BioEnergy’s business. US BioEnergy’s failure, or the failure of any of its subsidiaries, to comply with applicable debt financing covenants and agreements could have a material adverse effect on its business, results of operations and financial condition.

US BioEnergy will need a significant amount of additional debt financing to complete its projects and operate its ethanol plants following construction, but it may not be able to obtain additional debt financing on acceptable terms or at all.

The use of debt financing makes it more difficult for US BioEnergy to operate because it must make principal and interest payments on the indebtedness and abide by covenants contained in its debt financing agreements. The level of US BioEnergy’s debt may have important implications on its operations, including, among other things:

•	Limiting US BioEnergy’s ability to obtain additional debt or equity financing;

•	Making it vulnerable to increases in prevailing interest rates;

•	Placing US BioEnergy at a competitive disadvantage because it may be substantially more leveraged than some of its competitors;

•	Subjecting all or substantially all of its assets to liens, which means that there may be no assets left for shareholders in the event of a liquidation;

•	Limiting its ability to adjust to changing market conditions, which could make US BioEnergy more vulnerable to a downturn in the general economic conditions of its business; and

•	Limiting US BioEnergy’s ability to make business and operational decisions regarding its business and its subsidiaries, including, among other things, limiting US BioEnergy’s ability to pay dividends to its shareholders, make capital improvements, sell or purchase assets or engage in transactions it deems to be appropriate and in its best interest.

The terms of US BioEnergy’s existing debt financing agreements contain, and any future debt financing agreement it enters into may contain, financial, maintenance, organizational, operational and other restrictive covenants. If US BioEnergy is unable to comply with these covenants or service its debt, it may lose control of its business and be forced to reduce or delay planned capital expenditures, sell assets, restructure US BioEnergy’s indebtedness or submit to foreclosure proceedings, all of which could result in a material adverse effect upon its business, results of operations and financial condition. US BioEnergy’s debt arrangements may also include subordinated debt, which may contain even more restrictions and be on less favorable terms than its senior debt. To secure subordinated debt, US BioEnergy may have to give the lender warrants, put rights, conversion rights, the right to take control of its business in the event of a default or other rights and benefits as the lender may require.

US BioEnergy may secure its debt financing directly or through the wholly-owned subsidiary entities it has established to operate each of its ethanol plants. Regardless of the structure, US BioEnergy’s debt financing arrangements will contain various covenants and agreements and may contain cross-acceleration and cross-default provisions. Under these provisions, a default or acceleration of one debt agreement will result in the default and acceleration of its other debt agreements (regardless of whether US BioEnergy was in compliance with the terms of such other debt agreements), providing the lenders under such other debt agreements has the right to accelerate the obligations due under such other debt agreements. Accordingly, a default, whether by US BioEnergy or any of its subsidiaries, could result in all of its outstanding debt becoming immediately due and payable. The application of cross-acceleration or cross-default provisions means that US BioEnergy’s compliance, and its subsidiaries’ compliance, with applicable debt covenants and agreements will be interdependent and one default (including a default by one of its subsidiaries) could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

US BioEnergy’s management and auditors have identified material weaknesses in the design or operation of its internal controls that, if not properly remediated, could result in material misstatements in its financial statements in future periods.

With respect to the audit of US BioEnergy’s 2006 financial statements, US BioEnergy’s independent registered public accounting firm issued a letter to US BioEnergy’s audit committee in which they identified a material weakness related to the financial close process. US BioEnergy’s auditors defined a “material weakness” as a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or a combination of control deficiencies, that adversely affects an entity’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected.

There were adjustments to US BioEnergy’s financial statements and other factors during the course of US BioEnergy’s 2006 audit which impacted its closing process and delayed the preparation of its consolidated financial statements, including all required disclosures, in a timely manner. The audit adjustments to US BioEnergy’s original trial balance impacted net income and a number of balance sheet accounts. The most significant of these entries were to adjust capitalized interest and deferred income taxes. In addition, several of these adjustments were not identified until over two months after US BioEnergy’s year end. These deficiencies constituted a material weakness in US BioEnergy’s financial close process.

US BioEnergy’s auditors recommended that it continue to create and refine a structure in which critical accounting policies and estimates are identified, and together with other complex areas, are subject to multiple reviews by accounting personnel. US BioEnergy’s auditors further recommended that it enhance and test its year-end financial close process during the quarterly Form 10-Q preparation process in 2007.

With respect to US BioEnergy’s 2005 audit, its auditors identified a material weakness relating to US BioEnergy’s accounting for certain of its business transactions. During 2005, US BioEnergy entered into numerous transactions which had complex accounting ramifications, including business combination, stock based compensation, lease, plant construction and debt restructuring transactions. Due to US BioEnergy’s inability to identify or properly record these transactions in a timely manner, numerous audit adjustments were required. US BioEnergy’s auditors recommended that US BioEnergy provide additional resources to accounting personnel and that it implement additional control procedures.

With respect to US BioEnergy’s 2004 audit, its auditors identified a reportable condition relating to the inadequate segregation of accounting and financial duties within US Bio Resource Group, the company that provided US BioEnergy with management and administrative services, including accounting services. On November 17, 2005, US BioEnergy terminated the administrative services agreement with US Bio Resource Group.

In connection with Platte Valley’s 2004 audit, its auditors identified internal control deficiencies relating to the separation of accounting functions, the duties of Platte Valley’s controllers and Platte Valley’s accounting procedures manual. US BioEnergy acquired Platte Valley on April 30, 2006.

In response to these matters, US BioEnergy has implemented an internal audit function, and its board of directors established an audit committee. In addition US BioEnergy is in the process of upgrading its systems, implementing additional financial and management controls, and reporting systems and procedures. During 2006, US BioEnergy hired a new chief financial officer, a tax director, an information systems officer and additional accounting, internal audit and finance staff. US BioEnergy is also currently undergoing a comprehensive effort in preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. This effort, under the direction of senior management, includes documentation, and testing of US BioEnergy’s general computer controls and business processes. US BioEnergy is currently in the process of formalizing an internal audit plan that includes performing a risk assessment, establishing a reporting methodology and testing internal controls and procedures over financial reporting.

If the remedial policies and procedures US BioEnergy is implementing are insufficient to address the identified material weakness, or if additional significant deficiencies or material weaknesses in its internal controls are discovered in the future, US BioEnergy may fail to meet its future reporting obligations, its financial statements may contain material misstatements and its operating results may be adversely affected. Any such failure could also adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of US BioEnergy’s “internal control over financial reporting,” which will be required once the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to US BioEnergy.

As a result of US BioEnergy’s IPO in December 2006, US BioEnergy is subject to financial reporting and other requirements for which its accounting, internal audit and other management systems and resources may not be adequately prepared.

As a result of its IPO, US BioEnergy is subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act. These reporting and other obligations will place significant demands on US BioEnergy’s management, administrative, operational, internal audit and accounting resources. If US BioEnergy is unable to accomplish these demands in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to it could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

US BioEnergy is a holding company, and there are limitations on its ability to receive distributions from its subsidiaries.

US BioEnergy conducts all of its operations through subsidiaries and is dependent upon dividends or other intercompany transfers of funds from US BioEnergy’s subsidiaries to meet its obligations. Moreover, substantially all of US BioEnergy’s subsidiaries are currently, or are expected in the future to be, limited in their ability to pay dividends or make distributions to US BioEnergy by the terms of their financing agreements.

Certain of US BioEnergy’s shareholders exert significant influence over it. Their interests may not coincide with US BioEnergy’s or the interests of US BioEnergy’s shareholders, and they may make decisions with which US BioEnergy or US BioEnergy’s shareholders may disagree.

Gordon Ommen, US BioEnergy’s chief executive officer, Ron Fagen and CHS Inc. beneficially own approximately 9.34%, 21.00% and 21.93% of US BioEnergy’s outstanding common stock, respectively, and US BioEnergy’s executive officers, directors and principal shareholders, i.e., shareholders holding more than 5% of US BioEnergy’s common stock, including Gordon Ommen, Ron Fagen and CHS Inc., together control approximately 54.55% of US BioEnergy’s outstanding common stock. As a result, these shareholders, acting individually or together, could significantly influence US BioEnergy’s management and affairs and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of US BioEnergy’s company and might affect the market price of its common stock.

The interests of these shareholders may not coincide with US BioEnergy’s interests or the interests of its shareholders. For instance, Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments which is 100% owned and controlled by Gordon Ommen, and Fagen, Inc., the leading builder of ethanol plants in the U.S. which is owned and controlled by Ron Fagen, have invested and may continue to invest in a number of other ethanol producers. For example, Capitaline Advisors currently has an investment in Big River Resources, LLC, US BioEnergy’s joint venture partner for the Grinnell facility. As a result of these and other potential conflicting interests, these existing shareholders may make decisions with respect to US BioEnergy with which US BioEnergy or its shareholders may disagree.

Risks related to Millennium

The units have no public market and none is expected to develop, which means it may be difficult to sell the units.

There is no public trading market for Millennium’s units and Millennium does not expect one to develop in the foreseeable future. To maintain its partnership tax status, Millennium does not intend to list the units on any stock exchange or automatic quotation system such as the NASDAQ Stock Market (“NASDAQ”). However, in accordance with applicable tax regulations, Millennium has arranged for transfers of Millennium’s Class A units through a qualified matching service offered by Variable Investment Adviser’s, Inc. While that system may provide some opportunities for liquidity, the restrictions arising from Millennium’s partnership tax service and the operation of the qualified matching service prevent this system of unit transfers from being the equivalent of a public trading market such as NASDAQ. On April 29, 2007, Millennium’s board of managers suspended trading through the system and it does not presently intend to permit such trading to resume prior to completion of the proposed merger. Consequently, unitholders may have to hold their units for an indefinite period of time because it may be difficult or impossible for them to sell their units either in private transaction or through the qualified matching service.

There are restrictions on transferring the units, which may make the units unattractive to prospective purchasers and may prevent unitholders from selling the units when they desire.

The ability to transfer Millennium’s units is restricted by Millennium’s Operating Agreement. Transfers of units cannot happen unless the transfer is a “permitted transfer.” Permitted transfers are transfers approved by the Board of Managers and that satisfy certain conditions and restrictions set forth in Millennium’s Operating Agreement.

Further, transfer of the units is restricted by applicable federal and state securities laws. Because Millennium’s units have not been registered under federal or state securities laws (other than the State of South Dakota), a unitholder may not sell, offer for sale, or transfer units in the absence of either an effective registration statement under the Securities Act and under applicable state securities laws, or an opinion of counsel satisfactory to Millennium that such transaction is exempt from registration under the Securities Act and under applicable state securities laws.

In addition, unitholders may not transfer their units if the transfer would cause Millennium to lose its partnership tax status and subject it to the publicly traded partnership rules. The board of managers will generally approve a transfer so long as the transfer falls within the “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. In addition, the transferee of Millennium’s units may not become a member unless approved by the board of managers. These restrictions may make Millennium’s units unattractive to prospective transferees, and may prevent unitholders from selling their units when they desire.

The voting power of Millennium may take actions that a unitholder disapproves of, but because of the restrictions on transfer and lack of dissenters’ rights, the unitholder could be forced to hold a substantially changed investment.

Millennium cannot engage in certain transactions, such as a merger, consolidation or sale of all or substantially all of its assets, without the approval of Millennium’s members, including FREMAR, as provided in its Operating Agreement. However, if the Class A members as a class and the Class B members as a class both approve a transaction, a unitholder will also be bound to that transaction regardless of whether the unitholder agrees with the transaction. Under Millennium’s Operating Agreement, unitholders will not have any dissenters’ rights to seek appraisal or payment of the fair value of their units. Consequently, because there is no public market for the units, unitholders may be forced to keep a substantially changed investment.

Millennium’s debt financing agreements contain restrictive covenants that may limit distributions and impose restrictions on the operation of Millennium’s business.

Millennium will need a significant amount of debt financing to complete its project and operate its ethanol plant following construction. Millennium has obtained commitments from several sources for the debt financing that Millennium needs. Even if Millennium obtains the debt financing that it needs, lenders may require that Millennium first spend its cash raised from equity financing before they release their loan proceeds to Millennium. The use of debt financing may make it more difficult for Millennium to operate because Millennium must make principal and interest payments on the indebtedness and abide by covenants contained in Millennium’s debt financing agreements. Millennium’s debt may have important implications on its operations, including, among other things:

•	Limiting Millennium’s ability to obtain additional debt or equity financing;

•	Making Millennium vulnerable to increases in prevailing interest rates;

•	Placing Millennium at a competitive disadvantage because Millennium may be substantially more leveraged than some of its competitors;

•	Subjecting all or substantially all of Millennium’s assets to liens, which means that there may be virtually no assets left for unitholders in the event of a liquidation;

•	Limiting Millennium’s ability to adjust to changing market conditions, which could make it more vulnerable to a downturn in the general economic conditions of its business; and

•	Limiting Millennium’s ability to make business and operational decisions regarding its business, including, among other things, limiting Millennium’s ability to pay dividends to its unitholders, make capital improvements, sell or purchase assets or engage in transactions Millennium deems to be appropriate and in Millennium’s best interest.

Millennium’s debt arrangements also include subordinated debt, which contains even more restrictions and is on less favorable terms than Millennium’s senior debt. The terms of any debt financing agreement Millennium enters into will contain financial, maintenance, organizational, operational and other restrictive covenants. If Millennium is unable to comply with these covenants and service Millennium’s debt, Millennium may lose control of its business and be forced to reduce or delay planned capital expenditures, sell assets, restructure Millennium’s indebtedness or submit to foreclosure proceedings, all of which would result in a material adverse effect upon Millennium’s business.

Millennium’s failure to comply with a single debt financing covenant or agreement could have a material adverse impact on its business as a whole.

If Millennium enters into future debt financing arrangements (such as senior and subordinated debt), these arrangements will contain various covenants and agreements and may contain cross-default and cross-acceleration provisions. Under these provisions, a default or acceleration of one debt agreement will result in the default and acceleration of Millennium’s other debt agreements (regardless of whether Millennium is in compliance with the terms of the other debt agreements). Accordingly, a default on one debt agreement could result in all of Millennium’s outstanding debt becoming immediately due and payable. The application of cross-default and cross-acceleration provisions means that Millennium’s compliance with applicable debt covenants and agreements will be interdependent and one default may materially harm Millennium’s business as a whole.

Millennium is dependent upon Fagen, Inc. to design and build its plant.

Fagen has agreed to construct Millennium’s plant pursuant to an agreement with Millennium. Fagen will employ process technology licensed from ICM Marketing, Inc. If the plant is constructed and does not operate in accordance with the performance criteria set forth in the Construction Agreement, Millennium will rely on Fagen to pay all design and construction costs associated with remedying any such performance shortfall pursuant to the Construction Agreement. There can be no assurance that Millennium will be successful in pursuing any remedies under the Construction Agreement or that such remedies, if obtained, will be obtained in a timely manner. Any delay experienced in causing Fagen to remedy any performance shortfall could materially harm Millennium’s operations.

Millennium may encounter defective material or workmanship from Fagen.

Under the terms of the Construction Agreement, Fagen warrants that it will, for a period of one year after substantial completion of the plant, correct all defects in material or workmanship at no additional expense to Millennium. Any defects in material or workmanship may cause substantial delay in the commencement of or impact operation of the plant. If defects are discovered after operations begin, it may have a material adverse impact on Millennium’s ability to conduct profitable operations. Fagen is under no obligation to correct defects discovered more than one year after substantial completion of the plant

Millennium could face environmental issues that could delay or prevent construction or increase its costs.

Environmental issues regarding compliance with applicable environmental standards could arise at any time during the construction and operation of the plant. Millennium may have difficulty obtaining the necessary environmental permits required in connection with the operation of the plant. As a condition of granting necessary permits, regulators could make demands that increase Millennium’s costs of construction and operation.

Fagen could encounter delays in completing construction of the plant.

Fagen could encounter delays in the construction of the plant. Such delays could be caused by factors not within Fagen’s control (for example, unanticipated conditions at the construction site, war, labor disputes or adverse weather conditions not reasonably anticipated). If any delay is caused by an event that is not within Fagen’s control, the time for completion of the plant will be extended and Millennium will have no recourse for any adverse financial consequences caused by such delay. The Construction Agreement does, however, provide for liquidated damages at the rate of $20,000 per day (maximum of $1 million) to be paid by Fagen in the event substantial completion of the plant takes longer than 545 days.

All disputes arising from the Construction Agreement must be resolved by the parties or through mediation and arbitration.

Under the Construction Agreement, if a dispute with Fagen concerning construction of the plant occurs, Millennium may not bring action in court, but must instead first attempt to resolve the dispute with Fagen through mediation pursuant to the American Arbitration Association’s Construction Industry Mediation Rules. In the event the dispute is not settled in mediation, the matter will be required to be submitted for resolution by arbitration in accordance with the Construction Industry Mediation Rules of the American Arbitration Association. If a dispute arises before completion of the plant, this lengthy resolution procedure may cause significant delays in the completion of the plant, which may have a material and adverse impact on Millennium.

Construction could cost more than anticipated.

Fagen has agreed to construct the plant for a fixed price of $105,997,000 (which has been reduced to $105,782,000 as of March 31, 2007 through signed change orders). If a change in the law shall require Fagen to employ union labor or compensate labor at prevailing wages, then the Construction Agreement price will be increased to adjust for such increased costs. Finally, significant amounts of site preparation and other construction work have been and will continue to be performed at the plant site. Increased construction costs could result from any one or a combination of the above events (or other events) which could make it difficult for Millennium to raise additional funds through additional debt or equity. The result could leave Millennium unable to meet its financial obligations including repayment of the debt.

Because Millennium is recently formed and has virtually no operating history, and neither Millennium nor FREMAR have experience operating an ethanol plant, Millennium may have difficulties successfully completing and operating its proposed ethanol plant.

Millennium is a development stage company with no operating activity. All activities and development services have been performed by FREMAR. Millennium expects to incur significant losses until Millennium constructs and commences operation of the ethanol plant. Millennium is dependent on the Board of Managers, Millennium’s officers and FREMAR to develop and manage its business. Millennium’s lack of an operating history and Millennium’s and FREMAR’s inexperience may make it difficult for them to successfully complete and operate Millennium’s proposed ethanol plant. If Millennium does not successfully complete and operate the ethanol plant, Millennium may never generate revenue. Millennium cannot be certain that it, together with FREMAR, will be able to successfully operate the ethanol plant. Millennium has not yet produced any revenue and Millennium may never achieve profitability. Millennium has no certainty that it will ever generate revenue or that any revenue it does generate will be sufficient for Millennium to continue its operations.

FREMAR, Millennium’s company manager, has not developed or managed ethanol plants and may not have or be able to obtain appropriate personnel to develop and operate Millennium’s plant.

FREMAR has a long experience of purchasing, handling and marketing grain in Millennium’s corn procurement area. FREMAR and Millennium’s CEO, Steve Domm through FREMAR, have conducted the development activities for the project but do not have other experience in the development and operation of ethanol plants. FREMAR intends to hire personnel and consultants to fully develop the ethanol plant. Millennium cannot be certain that FREMAR has or can hire or can obtain the necessary expertise, or that the expertise that is retained is the most efficient or has the proper experience to develop and operate the ethanol plant. FREMAR’s lack of experience may result in higher costs or higher operational costs for Millennium’s ethanol plant compared to other ethanol plants.

As more ethanol plants are built, ethanol production will increase and, if demand does not sufficiently increase, the price of ethanol and distillers grains may decrease.

Millennium expects that the number of ethanol producers and the amount of ethanol produced will likely continue to rapidly increase. Millennium cannot be certain that the demand for ethanol will continue to increase. The demand for ethanol is dependent upon numerous factors such as governmental regulations, governmental incentives, whether the phase out or restrictions on the use of MTBE continues and the development of other technologies or products that may compete with ethanol. If the demand for ethanol does not sufficiently increase, increased ethanol production may lead to lower ethanol prices. In addition, because ethanol production produces distillers grains as a co-product, increased ethanol production will also lead to increased supplies of distillers grains. Demand for distillers grains is independent of the demand for ethanol and depends upon various factors, such as the strength of the local and national beef and dairy cattle industry, and the availability of other feed products at more economical prices. An increase in the supply of distillers grains, without offsetting increases in demand, could lead to lower prices. Decreases in the price of ethanol and distillers grains will result in Millennium generating lower revenues and lower profit margins, thereby reducing or eliminating Millennium’s profits. Additional ethanol production facilities being planned or expanded within 100 miles of Millennium’s proposed ethanol plant may significantly reduce the local demand for distillers grains, causing Millennium to seek less favorable markets at a greater distance from its ethanol plant in order to sell Millennium’s distillers grains.

As more ethanol plants are built, the competition for corn will increase and adequate amounts of corn may not be available in the area of Millennium’s ethanol plant.

As more ethanol plants are built in South Dakota and, in particular, within 100 miles of Millennium’s ethanol plant, the demand for corn will increase. Ethanol plants, livestock feeders and other users of corn may have a larger demand for corn in the area of Millennium’s ethanol plant than the amount of corn that is produced. Weather-related corn production shortages will have a large effect as the demand for corn increases. The ability to ship corn into South Dakota may be limited. Any lack of corn will reduce the amount of ethanol Millennium can produce and reduce the revenue and profitability of Millennium’s ethanol plant.

Corn prices will fluctuate and could increase significantly in the future, which will increase Millennium’s operating costs and adversely affect Millennium’s operating results because Millennium may not be able to pass any of the increased costs on to its customers.

Millennium will require significant amounts of corn to produce ethanol. The price of corn, as with most other crops, is affected by weather, disease, changes in government incentives, demand and other factors. A significant reduction in the supply of corn because of weather or disease, or increases in the demand of corn because of increased ethanol production or other factors, could result in higher corn prices. There is little correlation between the price of corn and the price of ethanol, which generally tends to track with gasoline prices. Increases in corn prices will generally produce lower profit margins because the price Millennium can obtain for ethanol may not increase. Substantial increases in the price of corn in 1996 caused some ethanol plants to temporarily cease production or operate at a loss. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. With increased demand for corn in the area of Millennium’s ethanol plant locally, corn prices may increase much more than it has in the past. If corn prices increase, Millennium’s production costs will increase and Millennium’s profit margins will decrease because Millennium may not be able to pass any of the increased costs on to its customers. Increased ethanol production from new or expanded ethanol production facilities located within 100 miles of Millennium’s proposed ethanol plant may increase the demand for corn and increase the price of corn or decrease the availability of corn in areas where Millennium intends to source corn for its ethanol plant. Millennium may have to source corn from greater distances from the plant at a higher per bushel delivered cost.

Hedging transactions could significantly increase Millennium’s operating costs if Millennium incorrectly estimates its corn requirements and is not able to utilize all of the corn subject to its futures contracts.

Millennium may attempt to minimize the effects of fluctuations in the price of corn on its operations by taking hedging positions in the corn futures markets. Hedging is a means of protecting the price at which Millennium will buy corn in the future. In a hedging transaction, Millennium will purchase futures contracts that lock in the amount and price of corn that Millennium will purchase at a future date. Whether Millennium’s hedging activities are successful depends upon, among other things, the cost of corn and Millennium’s ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Although Millennium will attempt to link hedging activities to sales plans and pricing activities, hedging activities can result in significant costs, especially if Millennium cannot use all of the corn subject to its futures contracts or if the price and supply of corn in the market are such that hedging adds a significant cost at no benefit to Millennium.

Millennium’s management’s time and attention will be divided among Millennium’s ethanol plant, FREMAR, and FREMAR, LLC.

Two of Millennium’s managers are appointed by FREMAR and are directors of FREMAR. Those managers and the other initial managers of Millennium will have to divide their time between Millennium and FREMAR. Each manager is expected to attend all regular and special meetings of Millennium’s board of managers. Millennium’s Chief Executive Officer is the General Manager of FREMAR and its affiliate, FREMAR, LLC. The demands on Millennium’s management’s time from FREMAR and FREMAR, LLC may, from time to time, compete with the time and attention required for the operation of Millennium’s business. This division of Millennium’s management’s time and attention to both Millennium’s business and FREMAR and FREMAR, LLC may make it difficult for Millennium to realize the maximum return from the ethanol plant.

Millennium will face intense competition from competing ethanol and other fuel additive producers, and it may not have sufficient resources to compete with these entities.

Competition in the ethanol industry is intense. Millennium will face formidable competition in every aspect of its business, and particularly from other companies that are seeking to develop large-scale ethanol plants. Millennium will face competitive challenges from larger facilities and organizations that produce a wider range and larger quantity of products than it can, and from other plants similar to Millennium’s proposed ethanol plant. Millennium’s ethanol plant will be in direct competition with other ethanol producers, many of which have more experience and greater financial and other resources than it does. In addition, new ethanol plants and expansion of existing ethanol plants within 100 miles of Millennium’s plant will significantly increase the ethanol supply in Millennium’s area. Some of these ethanol producers are, among other things, capable of producing a significantly greater amount of ethanol and will compete with Millennium in the corn and product markets. Nationally, the ethanol industry may become more competitive given the substantial amount of construction and expansion that is occurring in the industry.

Technological advances could significantly decrease the cost of producing ethanol or result in the production of higher quality ethanol, and if Millennium is unable to adopt or incorporate technological advances into its operations, Millennium’s proposed ethanol plant could become uncompetitive or obsolete.

Millennium expects that technological advances in the processes and procedures for producing ethanol will continue to occur. It is possible that those advances could make the processes and procedures that Millennium intends to utilize at its proposed ethanol plant less efficient or obsolete, or cause the ethanol Millennium produces to be of a lesser quality. These advances could also allow Millennium’s competitors to produce ethanol at a lower cost than Millennium. If it is unable to adopt or incorporate technological advances, Millennium’s ethanol production methods and processes could be less efficient than its competitors, which could cause Millennium’s ethanol plant to become uncompetitive.

Ethanol production methods are constantly advancing. The current trend in ethanol production research and related federal research funding is to develop an efficient method of producing ethanol from cellulose-based biomass such as agricultural waste, forest residue, and municipal solid waste. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Another trend in ethanol production research is to produce ethanol through a chemical process rather than a fermentation process, thereby significantly increasing the ethanol yield per pound of feedstock. Although current technology does not allow these production methods to be competitive, new technologies may develop that would allow these methods to become viable means of producing ethanol in the future. If Millennium is unable to adopt or incorporate these advances into its operations, Millennium’s cost of producing ethanol could be significantly higher than its competitors, which could make Millennium’s ethanol plant obsolete and have a material adverse effect on its results of operations.

In addition, alternative fuels, additives and oxygenates are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol.

Ethanol prices may decline if the price of petroleum and its refined components are reduced.

Ethanol demand has been supported by higher petroleum oil prices and high prices for the refined components of petroleum. If the price of oil falls, the price of ethanol may fall with it and Millennium’s profitability may be negatively impacted.

If Millennium is unable to secure the services of marketers, or it subsequently loses those services, Millennium will not be able to sell the ethanol or distillers grains that it produces.

Millennium does not intend to hire a sales staff to market its ethanol and distillers grains. Millennium has entered into an agreement with ADM to market and sell Millennium’s ethanol and distillers grains. If any of the entities that Millennium contracts with breaches or terminates Millennium’s distribution contracts or is unable to provide any of the services contracted for, Millennium will not have any readily available means to sell its ethanol and distillers grains. Millennium’s dependence on these distributors means that Millennium’s financial performance depends upon the financial health of the distributors it contracts with. Millennium cannot be certain that it will be able to find a suitable replacement if a distributor fails to perform.

Further, these third party distributors will likely have relationships and agreements with other ethanol producers. It is possible that a distributor’s ability or willingness to market and sell Millennium’s products could be impaired by agreements that the distributor may have with other entities not related to Millennium. Consequently, Millennium may not obtain the best possible prices for its products.

Millennium’s ability to successfully operate is dependent on the availability of energy and water at anticipated prices. Any interruption in Millennium’s energy or water supply may force Millennium to halt operations and significant increases in the prices of energy or water may increase Millennium’s costs of operation, thereby harming its profitability.

Water supply and water quality are important requirements to the production of ethanol. Ethanol production also requires a constant and consistent supply of energy. Interruption in Millennium’s supply of energy or water may require Millennium to halt production. Accordingly, adequate energy and water is critical to Millennium’s operations. Millennium has entered into agreements with local gas and electric utilities to provide the needed energy and it has executed an agreement with the local water district to obtain the water required to operate the plant. But there can be no assurance that those utilities will be able to reliably supply sufficient gas, electricity, or water for the requirements of the plant. Scarcity of energy and water may also result in high prices for those utilities. In the case of an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, Millennium may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on the operations, cash flows, or financial performance of Millennium. An interruption in supply or problems with delivery could have a material adverse effect on Millennium’s business.

Millennium’s operating costs could be higher than it expects, and this could reduce Millennium’s profitability or cause it to lose money.

In addition to general market fluctuations and economic conditions, Millennium could experience significant operating cost increases from numerous factors, many of which are beyond Millennium’s control. These increases could arise from, among other things:

•	Millennium’s and FREMAR’s inexperience in developing and operating ethanol plants;

•	Higher natural gas and electricity prices;

•	Higher labor costs, particularly if there is any labor shortage;

•	Higher corn costs; and

•	Higher transportation costs because of greater demands on truck and rail transportation services.

In addition, operating the ethanol plant subjects Millennium to ongoing compliance with applicable governmental regulations, such as those governing pollution control, occupational safety, and other matters. Millennium may have difficulty complying with these regulations and Millennium’s compliance costs could increase significantly. Any increases in operating costs will result in lower profit margins because Millennium may be unable to pass any of these costs on to its customers.

The price of distillers grains is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grains, which will decrease the amount of revenue Millennium may generate.

Distillers grains compete with other protein based animal feed products. The price of distillers grains may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Because the price of distillers grains is not tied to production costs, decreases in the price of distillers grains will result in Millennium generating less revenue and lower profit margins.

Millennium does not intend to sell the carbon dioxide it will produce, but rather emit the carbon dioxide into the air, which could subject Millennium to future environmental permitting requirements, claims or remedial technologies.

Millennium does not intend to market and sell any of the carbon dioxide it produces. Instead, Millennium will emit it into the air. This will result in the loss of a source of revenue and could subject Millennium to future environmental permitting requirements, claims, or remedial technologies.

Because Millennium will be primarily dependent upon two products, its business will not be diversified, and it may not be able to adapt to changing market conditions or endure any decline in the ethanol industry.

Millennium’s success depends on its ability to timely construct the ethanol plant and efficiently produce ethanol and distillers grains. Millennium does not have any other lines of business or other sources of revenue to rely upon if Millennium is unable to produce and sell ethanol and distillers grains, or if the market for those products decline. Millennium’s ethanol plant will not have the ability to produce any other commercial products. Millennium’s lack of diversification means that Millennium may not be able to adapt to changing market conditions or to weather any significant decline in the ethanol industry.

Competition for qualified personnel in the ethanol industry is intense and Millennium may not be able to hire and retain qualified officers, engineers, and operators to efficiently operate the ethanol plant.

When construction of the proposed ethanol plant nears completion, Millennium will need a significant number of employees to operate the ethanol plant. FREMAR has not had experience in operating and managing ethanol plants and intends on hiring personnel for those positions. Millennium’s success depends in part on Millennium’s and FREMAR’s ability to attract and retain competent personnel to a rural community. Through FREMAR, Millennium must hire qualified managers, engineers, operations and other personnel. Competition for employees in the ethanol industry is intense. Millennium cannot be certain that it, through FREMAR, will be able to attract and maintain qualified personnel. If Millennium, through FREMAR, is unable to hire and maintain productive and competent personnel, the amount of ethanol Millennium produces may decrease and Millennium may not be able to efficiently operate the ethanol plant.

Operation of the plant is dependent on a license of certain proprietary information from ICM Marketing, Inc. Operation of the plant is dependent upon an operating license granted by ICM to Millennium.

Pursuant to an agreement with ICM, Millennium will license from ICM certain proprietary technology and information related to the operating systems and procedures for the plant. It is possible that the license granted to Millennium by ICM could be determined to be invalid. The license could also be terminated if its defaults under any of Millennium’s obligations pursuant to the license agreement. If the license is determined to be invalid or terminated, Millennium would no longer be able to operate the plant.

Millennium may issue additional units in the future, and this could dilute the ownership interest of current unitholders in Millennium, which could reduce current unitholders’ share of any distribution that Millennium may make and reduce their voting power.

Under Millennium’s Operating Agreement, Millennium may issue additional units (both for cash and in exchange for services and goods), which will be designated as to class or series when they are issued. As of the date of this proxy statement/prospectus, Millennium has 40,250,000 Class A units and 1,000,000 Class B units outstanding. In connection with the management agreement Millennium entered into with FREMAR, Millennium has granted to FREMAR a 5% ownership interest in Millennium through the issuance of 1,000,000 Class B units to obtain FREMAR’s ethanol plant development assets. The issuance of additional units or rights to purchase additional units could lower the value of current unitholders’ Class A units by diluting their ownership interest in Millennium, reducing the amount of any distributions Millennium may make to unitholders and reducing their voting power.

Millennium’s Operating Agreement contains restrictions on a Class A member’s right to participate in the management of Millennium’s affairs.

Millennium will be governed primarily by its Operating Agreement. Millennium’s Operating Agreement contains significant restrictions on a Class A member’s right to influence the manner or direction of management. Essentially, Class A members have no right to participate in management other than to elect or remove the four managers on the Board of Managers that are elected by Class A members and to vote on matters that require the consent of Millennium’s members. Transactions that require the consent of Millennium’s members include a merger, consolidation, or the sale of all or substantially all of Millennium’s assets, amendments to certain provisions of Millennium’s Operating Agreement, and voluntarily dissolving Millennium’s business.

Further, FREMAR will serve as Millennium’s company manager and may not be removed except for cause, such as illegal or unethical conduct, substandard performance for a period of at least two consecutive years or the sale, change of control, or dissolution of FREMAR. FREMAR will have significant influence over Millennium’s management, affairs and matters requiring unitholder approval, including the right to approve or disapprove of significant corporate transactions, such as a merger or other sale of Millennium’s company or its assets, for the foreseeable future. FREMAR appoints Millennium’s CEO. Consequently, FREMAR will continue to control the management of Millennium’s business even though they will own or control substantially less than 50% of Millennium’s ownership interests. This will limit a Class A member’s ability to influence corporate matters and, as a result, Millennium may take actions that a Class A member may not view as beneficial. A Class A member’s inability to influence management may make it very difficult for any Class A member to effect changes to Millennium’s management or affairs, which makes a change in control difficult to accomplish and may make Class A units unattractive to prospective purchasers.

Under Millennium’s Operating Agreement, it may be difficult for unitholders to enforce claims against an officer or manager, which means that unitholders may not be able to recover any losses they may suffer through ownership of the units arising from acts of Millennium’s officers and managers that harm Millennium’s business.

Millennium’s officers, managers, and FREMAR must discharge their duties with reasonable care, in good faith and in Millennium’s best interest. Despite this obligation, Millennium’s Operating Agreement limits an officer’s, manager’s and FREMAR’s liability to Millennium and Millennium’s members. Officers, managers and the company manager are generally not liable to Millennium or Millennium’s members for monetary damages for breaches of fiduciary duty, unless it involves: (1) a willful failure to deal fairly with Millennium or Millennium’s members in connection with a matter in which the company manager, officer or manager has a material conflict of interest; (2) a violation of criminal law, unless the company manager, officer or manager had reasonable cause to believe that his, her or its conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the company manager, officer or manager derived an improper personal profit; or (4) willful misconduct. These limitations could limit unitholders’ rights to enforce claims against Millennium’s officers or managers.

Provisions in Millennium’s Articles of Organization and Operating Agreement could discourage a takeover that unitholders may consider favorable.

Provisions in Millennium’s Articles of Organization and Operating Agreement may have the effect of delaying or preventing a change of control or changes in Millennium’s management. These provisions include the following: FREMAR has the right to appoint two managers to serve on Millennium’s Board of Managers as long as it continues to be a Class B member with 1,000,000 Class B units under Millennium’s Operating Agreement. Additionally, FREMAR has been appointed as Millennium’s company manager and cannot be removed except for cause. FREMAR, as company manager, has the authority to designate and remove Millennium’s CEO. Consequently, FREMAR will have significant influence over management and all matters requiring approval by Millennium’s members, including the right to approve or disapprove of significant corporate transactions, such as a merger or other sale of Millennium’s company or its assets.

Millennium’s Operating Agreement prohibits cumulative voting in the election of Millennium’s managers. This limits the ability of minority unitholders to elect members of the Board of Managers. This concentrated control and inability of minority unitholders to influence management could discourage others from initiating any potential merger, takeover or other change of control transaction.

Significant conflicts of interest exist in Millennium’s business structure and may harm Millennium’s business.

Significant conflicts of interest exist in Millennium’s structure and planned operation with FREMAR, its affiliate FREMAR, LLC, and Millennium’s CEO Steve Domm. Although Millennium will examine these conflicts from time to time, Millennium has not established any formal procedures to address or resolve any conflicts of interest. While Millennium does not expect these conflicts to interfere with the successful operation of the ethanol plant, conflicts of interest could have adverse consequences for Millennium’s business because Millennium’s company manager, Millennium’s managers and officers may place their personal interest and those of their affiliates ahead of Millennium’s interests. Some of these conflicts are discussed below. The current and extended operations of FREMAR and its affiliate, FREMAR, LLC are deemed not to be conflicts of interest in Millennium’s Operating Agreement.

FREMAR has different and conflicting financial interests.

As discussed elsewhere, FREMAR developed this project, is the company manager of Millennium’s business, appoints Millennium’s CEO and, in the future, will manage and control Millennium’s day-to-day operations. Millennium has entered into material contracts with FREMAR, including a management agreement with FREMAR for construction consulting and management services. FREMAR, LLC is the largest grain handler in Millennium’s area with a 110-car rail load out facility and 8.575 million bushels of storage. FREMAR is a 50% owner of FREMAR, LLC, and ADM., the largest ethanol producer in the United States, is the owner of the other 50% of FREMAR, LLC. In addition to its rights under the management agreement and Millennium’s Operating Agreement, FREMAR will serve as Millennium’s company manager, appoint Millennium’s CEO and manage all of Millennium’s day-to-day operations. These are material long-term relationships that will require Millennium to use FREMAR for certain services. The other owner of FREMAR, LLC, ADM. may have interests that conflict or compete with Millennium’s interests. Although Millennium believes that its agreements with FREMAR were in Millennium’s best interests and any future agreements with FREMAR, LLC will be in Millennium’s best interests, Millennium cannot be certain of that fact. In addition, while FREMAR has a 50% ownership interest in FREMAR, LLC, FREMAR does not control FREMAR, LLC, and the other 50% owner, ADM., may not agree that FREMAR, LLC’s facilities should be used for corn origination, handling, shipment, and other related activities for Millennium in the future.

Officers and directors of FREMAR also serve as Millennium’s managers and officers, and represent management and ownership interests in FREMAR, LLC, and will control Millennium’s business for the foreseeable future. Their control of Millennium’s business is due to Millennium’s management agreement with FREMAR, FREMAR’s position as Millennium’s company manager, FREMAR’s appointment of Millennium’s CEO, and FREMAR’s voting rights as a Class B member due to its ownership of Class B units. FREMAR will receive compensation and fees for their services to Millennium, and may also receive distributions and realize appreciation in their investment through their ownership of Millennium’s Class B units.

These relationships create conflicts of interest. For example, Millennium’s managers and officers will have a conflict of interest in making decisions in their capacity as officers, managers, members and unitholders of Millennium’s Company, because those decisions may affect the compensation and fees to be received by FREMAR or FREMAR, LLC, for which they are also serving as directors, officers, managers and general managers. Conflicts of interest could cause Millennium’s managers and officers to put their own personal interests and those of FREMAR or FREMAR, LLC ahead of Millennium’s. For example, disputes may arise relating to grain handling and procurement, or any contract or arrangement Millennium has entered into with FREMAR or FREMAR, LLC, and it is possible that Millennium’s managers and officers may resolve such disputes in a manner that may not be in Millennium’s best interest. The conflicts of interest in Millennium’s organizational structure could have a material adverse effect on Millennium’s business.

Key persons of FREMAR may also have conflicts of interest and may terminate their services to Millennium.

FREMAR relies upon key persons for the proper operation of its businesses, in particular, Steve Domm, as General Manager of FREMAR, and General Manager of FREMAR, LLC. There is no assurance or guarantee that Mr. Domm or other key individuals will continue their services to FREMAR, and those persons may also provide services to others. The conflicts of interest noted in the immediately preceding three paragraphs are also applicable to Mr. Domm and those persons.

Millennium’s personnel may consist of employees of FREMAR and because most divide their time between Millennium’s business and that of their other employer, Millennium may not be able to adequately respond to the needs of its business.

FREMAR will serve as Millennium’s company manager and has appointed Mr. Domm, the General Manager and an employee of FREMAR, to serve as Millennium’s CEO. Millennium expects to principally hire operations personnel and will rely on FREMAR and Mr. Domm for Millennium’s management, administrative and other functions. The fact that Millennium shares some of its personnel with another business may hinder its ability to respond to the needs of Millennium’s business.

Loss of or ineligibility for favorable tax benefits for ethanol production could hinder Millennium’s ability to operate at a profit.

The ethanol industry and Millennium’s business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005 (the “Energy Policy Act”). The provision of the Energy Policy Act likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon-per-year Renewable Fuels Standard (“RFS”). The RFS required refiners to use 4 billion gallons of renewable fuels per year in 2006. This amount will increase to 7.5 billion gallons per year by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and Millennium’s revenues by making it more costly or difficult for Millennium to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, decreased demand for ethanol could result, which could lead to a failure of the Company’s business. The Renewable Fuels Association estimates that the Energy Policy Act could lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. The Renewable Fuels Association reports that there are 116 ethanol biorefineries nationwide with the capacity to produce approximately 5.86 billion gallons annually. In addition, the Renewable Fuels Association reports that there are seventy-eight (78) ethanol refineries and seven (7) expansions under construction with a combined annual capacity of approximately 6.228 billion gallons. Thus, while the Energy Policy Act may cause ethanol prices to increase in the short term due to additional demand, future supply could out weigh the future demand for ethanol. This would have a negative impact on the earnings of Millennium.

In addition, the Energy Policy Act creates a new tax credit that permits taxpayers to claim a thirty percent (30%) credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel, at least eighty-five percent (85%) of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen, and any mixture of diesel fuel and biodiesel containing at least twenty percent (20%) biodiesel. The provision is effective for equipment placed in service after December 31, 2005, and before January 1, 2010.

Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a ten-cents-per-gallon production income tax credit on up to fifteen (15) million gallons of production annually. The size of the plant eligible for the tax credit was limited to thirty (30) million gallons. Under the Energy Policy Act the size limitation on the production capacity for small ethanol producers increases from thirty (30) million to sixty (60) million gallons.

Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol. But MTBE has been linked to groundwater contamination and has been banned from use by many states. Although the Energy Policy Act did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short term, Millennium does not expect this to have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s two percent (2%) oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. The Act did not repeal the 2.7 percent oxygenate requirement for carbon monoxide non-attainment areas which are required to use oxygenated fuels in the winter months. While Millennium expects ethanol to be the oxygenate of choice in these areas, there is no assurance that ethanol will be the preferred oxygenate.

On October 22, 2004, President Bush signed H.R. 4520, which contained the VEETC and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a ten percent (10%) blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the Highway Trust Fund. This is expected to add on average approximately $3 billion to the Highway Trust Fund revenue annually. In place of the exemption, the bill creates a VEETC of 5.1 cents per gallon of ethanol blended at ten percent (10%). Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the Highway Trust Fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel, and ethyl tertiary butyl ether (“ETBE”), including ethanol in E-85. The VEETC is scheduled to expire on December 31, 2010.

To the extent any existing subsidies or favorable tax benefits are reduced, limited, or otherwise modified, Millennium’s profitability could be adversely affected.

Future state or federal legislation could adversely affect the Millennium’s ability to generate revenues through the plant.

Legislation is introduced from time to time in the United States Congress and in state legislatures which could result in limitations on tax incentives granted to ethanol producers, or could affect the prices of ethanol or the resources required to produce ethanol. The effect of any such legislation, if enacted, cannot be determined at this time. In addition to legislative proposals previously discussed herein, Millennium could be impacted adversely by any proposal that would change the exemption from federal income tax for projects that qualify as solid waste facilities. As previously discussed, the removal of federal clean air standards, or governmental supports for competing alternative fuels could also negatively impact the Millennium’s ability to generate revenues. It cannot be determined at this time whether any such legislation will be introduced or passed, or what effect such actions would have on Millennium.

Millennium’s business is subject to extensive and potentially costly environmental regulations that could change and significantly increase its operating costs.

The ethanol plant will be subject to environmental regulation by the South Dakota Department of Natural Resources and by the EPA. These regulations could result in significant compliance costs and may change in the future. For example, although carbon dioxide emissions are not currently regulated, some authorities support restrictions on carbon dioxide emissions that, if adopted, could have a significant impact on Millennium’s operating costs because Millennium may have to emit a significant amount of carbon dioxide into the air. Also, the state environmental agencies or the EPA may seek to implement additional regulations or implement stricter interpretations of existing regulations. Recently, the EPA cautioned ethanol producers that it is prepared to sue companies whose plants do not comply with applicable laws and regulations. In a recent test of certain ethanol plants, the EPA expressed concerns over the discovery of certain “volatile organic compounds,” some of which might be carcinogenic. Changes in environmental regulations or stricter interpretation of existing regulations may require additional capital expenditures or increase Millennium’s operating costs. In addition, because Millennium’s proposed ethanol plant will be a 100 mmgy ethanol plant, it may be more difficult and costly for Millennium to comply with applicable environmental regulations than smaller ethanol plants. In addition, the ethanol plant could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plant arising from air or water discharges. These individuals and entities may object to the air emissions from Millennium’s ethanol plant. Ethanol production has been known to produce an unpleasant odor to which surrounding residents and property owners could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase Millennium’s operating costs.

Millennium’s ability to build and operate the plant will be adversely affected if Millennium is unable to obtain and maintain all required governmental approvals and permits.

The construction and operation of an ethanol plant requires a variety of governmental approvals from local, state, and federal governmental entities. Millennium has not, as of the date of this proxy statement/prospectus, obtained all required governmental approvals and permits. While Millennium has obtained some approvals and permits, Millennium intends to obtain other approvals and permits as construction of the plant proceeds. Millennium expects to be able to obtain and maintain all the necessary governmental approvals and permits. However, if Millennium is unable to obtain or maintain any governmental approval or permit, it may not be able to complete construct or operate the plant. If there are delays in the issuance of environmental and other regulatory permits there may be delays in the commencement of operations at the plant.

If Millennium is not taxed as a partnership, Millennium will pay taxes on all of its net income and unitholders will be taxed on any earnings Millennium distributes, and this will reduce the amount of cash available for distributions to holders of Millennium’s units.

Millennium expects that it will be taxed as a partnership for federal income tax purposes. This means that Millennium will not pay any federal or state income tax, and Millennium’s members will pay tax on their allocated share of Millennium’s income. Millennium cannot be certain, however, that it will be able to maintain its partnership tax treatment. The Internal Revenue Service (“IRS”) may from time to time review Millennium’s tax status, and Millennium cannot be certain that there will not be changes in the law or its operations that could cause Millennium to lose its partnership tax status. If Millennium loses its partnership tax status, Millennium may be taxed as a corporation. If Millennium was treated as a corporation, it would be taxed on Millennium’s net income at rates of up to 35% for federal income tax purposes. Further, unitholders would be required to treat distributions that Millennium makes to them as ordinary dividend income to the extent of Millennium’s earnings and profits. These distributions would not be deductible by Millennium, thus resulting in double taxation of Millennium’s earnings and profits. This would reduce the amount of cash Millennium may have available for distributions.

Unitholders’ tax liability from their allocated share of Millennium’s taxable income may exceed any cash distributions they receive, which means that they may have to pay income tax on their allocated share of Millennium’s taxable income with their personal funds.

Because Millennium expects to be treated as a partnership for federal income tax purposes, all of Millennium’s profits and losses will “pass-through” to Millennium’s unitholders. Unitholders must pay tax on their allocated share of Millennium’s taxable income every year. Unitholders may receive allocations of taxable income that exceed any cash distributions Millennium makes to them. This may occur because of various factors, including but not limited to, accounting methodology, the specific tax rates you face, and payment obligations and other debt covenants that restrict Millennium’s ability to pay cash distributions. If this occurs, unitholders may have to pay income tax on their allocated share of Millennium’s taxable income with their own personal funds.

Because Millennium is treated as a partnership for federal income tax purposes, any audit of Millennium’s tax returns resulting in adjustments could cause the IRS to audit your tax returns, which could result in additional tax liability to unitholders.

The IRS may audit Millennium’s tax returns and may disagree with the tax positions that Millennium takes on its returns. The rules regarding partnership allocations are complex. The IRS could successfully challenge the allocations set forth in Millennium’s Operating Agreement and reallocate items of income, gains, losses, deductions or credits in a manner that adversely affects Millennium’s unitholders. If challenged by the IRS, the courts may not sustain the position Millennium takes on its tax returns. An audit of Millennium’s tax returns could lead to separate audits of unitholders’ personal tax returns, especially if adjustments are required. This could result in adjustments on unitholders’ personal tax return and in additional tax liabilities, penalties and interest to them.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF US BIOENERGY

US BioEnergy was incorporated in South Dakota on October 28, 2004. On May 1, 2005, it acquired all of the outstanding membership interests of United Bio Energy, LLC and became the successor to United Bio Energy for SEC reporting purposes. On January 1, 2004, ICM Marketing, Inc. transferred its operations to United Bio Energy, which became the successor to ICM Marketing for SEC reporting purposes. As a result, the selected financial data includes the activities of the two predecessor companies and US BioEnergy, the successor company, as of and for the periods presented.

The following balance sheet, statement of operations and statement of cash flows data for US BioEnergy for 2006, 2005 and 2004 and the balance sheet data as of December 31, 2006 and 2005 are derived from audited financial statements included elsewhere in this proxy statement/prospectus. The following balance sheet, statement of operations and statement of cash flows data for US BioEnergy as of March 31, 2007 and for the three months ended as of March 31, 2006 and 2007 have been derived from unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

The following balance sheet, statement of operations and statement of cash flows data for 2003 and the balance sheet data as of December 31, 2004 and 2003 have been derived from audited financial statements not included in this proxy statement/prospectus. The following 2002 data has been derived from unaudited financial statements not included in this proxy statement/prospectus.

The information contained in this table should be read in conjunction with the information contained in “Information With Respect to US BioEnergy Corporation — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

					United		United Bio
					Bio Energy	US BioEnergy	Energy
					(Predecessor)	(Successor)	(Predecessor)	ICM Marketing
	US BioEnergy (Successor)		US BioEnergy (Successor)		January 1	October 28	Year Ended	(Predecessor)
	For the Three Months Ended March 31,		Years Ended December 31,		to April 30,	to December 31,	December 31,	Years Ended December 31,
	2007	2006	2006	2005	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)							(Unaudited)
	(In thousands, except per share data)

Consolidated Statements of Operations Data:
Revenues
Product sales	$130,048	$3,945	$111,966	$9,633	$3,592	$—	$30,777	$34,107	$24,738
Services and commissions	2,169	2,074	8,839	6,782	2,849	—	4,876	1,057	626
Other revenue	—	—	3,730	—	—	—	—	—	—

Total revenues	132,217	6,019	124,535	16,415	6,441	—	35,653	35,164	25,364

Cost of goods sold
Cost of product sales	113,149	3,870	73,177	9,467	3,489	—	30,412	33,747	24,465
Cost of services and commissions	926	1,525	5,190	3,520	2,926	—	3,209	968	773

Total cost of goods sold	114,075	5,395	78,367	12,987	6,415	—	33,621	34,715	25,238

Gross profit	18,142	624	46,168	3,428	26	—	2,032	449	126
Selling, general and administrative expenses	7,568	2,182	27,089 (1)	8,016	1,043	55	2,714	682	379

Operating income (loss)	10,574	(1,558)	19,079	(4,588)	(1,017)	(55)	(682)	(233)	(253)
Other income (expense):
Interest expense	(4,409)	(48)	(2,076)	(467)	(119)	—	(219)	(74)	(142)
Interest income	2,293	214	2,436	319	—	1	—	—	—
Other income	23	14	9,814	104	—	—	54	—	—
Equity in net income of unconsolidated subsidiary	283	—	456	—	—	—	—	—	—
Minority interest in net loss of subsidiary	7	—	391	—	—	—	—	—	—

Income (loss) before income taxes	8,771	(1,378)	30,100	(4,632)	(1,136)	(54)	(847)	(307)	(395)
Income tax (expense) benefit	(3,529)	—	(9,668)	401	—	—	—	—	—

Net income (loss)	$5,242	$(1,378)	$20,432	$(4,231)	$(1,136)	$(54)	$(847)	$(307)	$(395)

					United		United Bio
					Bio Energy	US BioEnergy	Energy
					(Predecessor)	(Successor)	(Predecessor)	ICM Marketing
	US BioEnergy (Successor)		US BioEnergy (Successor)		January 1	October 28	Year Ended	(Predecessor)
	For the Three Months Ended March 31,		Years Ended December 31,		to April 30,	to December 31,	December 31,	Years Ended December 31,
	2007	2006	2006	2005	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)							(Unaudited)
	(In thousands, except per share data)

Per Share Data:
Earnings (loss) per common share(2)
Basic	$0.08	$(0.04)	$0.41	(0.38)		$(0.07)
Diluted	$0.08	$(0.04)	$0.41	(0.38)		$(0.07)
Weighted average common share(2)
Basic	67,974	30,980	49,522	11,182		808
Diluted	68,913	30,980	50,440	11,182		808

	US BioEnergy	US BioEnergy		United BioEnergy		ICM Marketing
	(Successor)	(Successor)		(Predecessor)		(Predecessor)
	March 31,	December 31,		December 31,		December 31,
	2007	2006	2005	2004	2004	2003	2002
							(Unaudited)
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$215,444	$170,099	$40,450	$758	$412	$716	$878
Working capital (deficit)	214,743	168,008	34,980	560	(692)	383	(194)
Total assets	842,314	733,790	156,822	1,391	22,641	9,486	8,007
Debt(3)	236,749	150,074	6,565	—	6,671	1,368	958
Shareholders’ equity (deficit)	490,530	484,378	102,450	1,192	703	(1)	1
Statement of Cash Flows Data:
Capital expenditures	45,770	206,010	53,388	441	682	188	38
Depreciation and amortization	5,923	7,518	809	—	—	—	—

(1)	On May 23, 2006, US BioEnergy terminated a financial advisory services agreement with Capitaline Advisors, LLC. In connection with this termination, US BioEnergy paid Capitaline Advisors a termination fee of $4.8 million, which US BioEnergy expensed in the second quarter of 2006.

(2)	Due to the significant change in capital structure at the closing of US BioEnergy’s May 1, 2005 acquisition of United Bio Energy, the predecessor amount has not been presented because it is not considered comparable to the amounts for US BioEnergy.

(3)	Represents total debt, including short-term notes payable and any amounts outstanding under US BioEnergy’s senior secured credit facilities.

SELECTED HISTORICAL FINANCIAL DATA OF MILLENNIUM

Millennium was organized in September, 2005. As of March 31, 2007, Millennium is in the development stage with its efforts being principally devoted to construction of a 100 million gallon ethanol plant.

The following table sets forth Millennium’s selected historical financial and other information as of the dates and for the periods indicated, and is derived from Millennium’s financial statements included elsewhere in this proxy statement/prospectus.

The information contained in this table should be read in conjunction with the information contained in “Information with Respect to Millennium — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 194 and the historical financial statements and related notes included elsewhere in this proxy statement/prospectus.

			Period from	Period from
			Inception	Inception
	Three Months		(September 6,	(September 6,
	Ended	Year Ended	2005) to	2005) to
	March 31,	December 31,	December 31,	March 31,
	2007	2006	2005	2007
	(Unaudited)			(Unaudited)
	(In thousands, except per share data)

Statements of Operations Data:
Revenues	$—	$—	$—	$—
Expenses	478	768	592	1,838
Non Operating Interest Income	216	963	3	1,182

Net Income (Loss)	$(262)	$195	$(589)	$(656)

Net Income (Loss) Per Member Unit — Basic	$(0.01)	$0.01	$(0.54)	$(0.02)
Net Income (Loss) Per Member Unit — Diluted	$(0.01)	$0.01	$(0.54)	$(0.02)
Weighted Average Units Outstanding — Basic	41,250	34,547	1,095	28,721
Weighted Average Units Outstanding — Diluted	41,250	37,995	1,095	28,721

	March 31,	December 31,
	2007	2006	2005
	(Unaudited)
	(In thousands)

Balance Sheet Data
Assets:
Current Assets	$14,030	$25,025	$2,862
Other Assets	6,761	6,736	—
Property and Equipment	41,934	26,525	1

Total Assets	$62,725	$58,286	$2,863

Liabilities and Members’ Equity
Current Liabilities	$4,468	$2,262	$85
Unearned Grant Income	1,939	—	—
Subordinated Convertible Note Payable	14,635	14,079	—
Total Members’ Equity	41,683	41,945	2,778

Total Liabilities and Members’ Equity	$62,725	$58,286	$2,863

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth selected:

•	historical per share data for US BioEnergy;

•	historical per unit data for Millennium;

•	pro forma combined data giving effect to the acquisition of Millennium by US BioEnergy; and

•	pro forma equivalent per unit data for Millennium.

The pro forma data was derived by combining the historical consolidated financial information of US BioEnergy and Millennium as a purchase of net assets taking into account the effect of a preliminary allocation of the estimated purchase price based on their estimated fair values at the date of the merger. The pro forma data was calculated assuming that all outstanding Millennium units were exchanged for an aggregate of 11.5 million shares of US BioEnergy common stock (the maximum aggregate amount of shares that US BioEnergy may issue under the merger agreement) and no cash. Under these assumptions, the exchange ratio for each outstanding Millennium Class A unit would be approximately 0.1745 shares of US BioEnergy common stock. The Millennium equivalent pro forma combined per share data was calculated by multiplying the pro forma combined amounts by this exchange ratio. The actual merger consideration will be determined pursuant to a formula set forth in the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is described in “The Merger Agreement” beginning on page 78 of this proxy statement/prospectus.

The data presented below should be read in conjunction with the historical financial statements of US BioEnergy and Millennium that have been included in this proxy statement/prospectus. The unaudited pro forma combined data below is for illustrative purposes only. The pro forma combined per share data may not be indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, and may not be indicative of future operating results or financial position.

				Millennium
	US BioEnergy	Millennium	Pro forma	pro forma
	historical	historical	combined	equivalent

Earnings (loss) per common share/unit — Basic(3)
For the three months ended March 31, 2007 (unaudited)(1)	$0.08	$(0.01)	$0.06	$0.01
For the year ended December 31, 2006(2)	0.41	0.01	0.34	0.06
Earnings (loss) per common share/unit — Diluted
For the three months ended March 31, 2007 (unaudited)(1)	0.08	(0.01)	0.06	0.01
For the year ended December 31, 2006(2)	0.41	0.01	0.33	0.06
Book value per common share/unit(4)
At March 31, 2007 (unaudited)(1)	7.22	1.01	7.87	1.37
At December 31, 2006(2)	9.78	1.21	10.15	1.77

(1)	Pro forma combined includes financial results of Millennium for the three months ended March 31, 2007 as if the merger had taken place on January 1, 2007.

(2)	Pro forma combined includes financial results of Millennium for the year ended December 31, 2006 as if the merger had taken place on January 1, 2006.

(3)	Pro forma combined net income includes principally the effect of income taxes on the earning of Millennium using the statutory rate of 36%. A significant portion of the estimated purchase price has been preliminarily allocated to Millennium’s plant and equipment. However, the pro forma combined data does not include pro forma depreciation expense on the plant and equipment because such assets have not been placed in operation.

(4)	Pro forma combined Book Value reflects the issuance of 11,500,000 shares of US BioEnergy common stock at a par value of $0.01 and the pro forma allocation of the estimated purchase price to Millennium’s assets. Fees related to the transaction have not been included in the pro forma calculations.

COMPARATIVE PER SHARE MARKET PRICE DATA

There is no public trading market for Millennium’s units. However, in accordance with applicable tax regulations, Millennium has arranged for transfers of its Class A units through a qualified matching service offered by Variable Investment Adviser’s, Inc. While that system may provide some opportunities for liquidity, the restrictions arising from Millennium’s partnership tax status and the operation of the qualified matching service make this system of unit transfers very different from a public trading market such as the NASDAQ Global Market. On April 24, 2007, Millennium’s board of managers suspended trading through the system and it does not presently intend to permit such trading to resume prior to completion of the proposed merger. Information available through the qualified matching service reflects transfers at prices ranging from $1.61 to $2.04 during the period from November 28, 2006 to April 14, 2007.

US BioEnergy common stock began trading on the NASDAQ Global Market, or NASDAQ, under the symbol “USBE” on December 15, 2006. The following table sets forth the range of high and low sales prices per share of US BioEnergy Common Stock as reported by the NASDAQ for the periods indicated.

	US BioEnergy Common Stock
	High	Low

2006
Fourth quarter (from December 15, 2006)	$17.37	$14.05
2007
First quarter	$12.95	$11.47
Second quarter (through June 15, 2007)	$11.27	$10.97

As of June 18, 2007, US BioEnergy had approximately 459 shareholders of record.

The high and low sales prices per share of US BioEnergy common stock as reported on the NASDAQ Global Market on May 31, 2007, the last full trading day preceding the public announcement that US BioEnergy and Millennium had entered into the merger agreement, were $12.83 and $11.92, respectively.

US BioEnergy’s Dividend Policy

The payment of dividends is within the discretion of US BioEnergy’s board of directors and will depend upon US BioEnergy’s earnings, capital requirements and operating and financial position, among other factors. US BioEnergy expects to retain all of its earnings to finance the expansion and development of its business. US BioEnergy has not paid, and it currently has no plans to pay, cash dividends to its shareholders. The existing debt financing agreements of US BioEnergy’s subsidiaries limit their ability to pay dividends to US BioEnergy, and in turn may restrict US BioEnergy’s ability to pay dividends to its shareholders. In the future, US BioEnergy may enter into debt financing or other agreements that also limit its ability to pay dividends to its shareholders or limit the ability of its existing and future subsidiaries to pay dividends to it.

THE SPECIAL MEETING OF MILLENNIUM’S MEMBERS

This proxy statement/prospectus is being sent to you as a Millennium member in order to provide you with important information regarding the proposed merger in connection with the solicitation of proxies by Millennium’s board of managers for use at the special meeting of its members and at any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

Millennium will hold a special meeting of its members at          , located at           on          , 2007 at           local time.

Matters for Consideration

At the Millennium special meeting, Millennium’s members will be asked to consider and vote upon the following proposals:

1. To approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger; and

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger.

Millennium does not currently contemplate that any other matters will be presented at the special meeting, and its operating agreement limits matters that may be considered at a special meeting to those approved by the board of managers and contained in the notice of the special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Board of Managers’ Recommendation

After careful consideration, Millennium’s board of managers has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Millennium’s board of managers believes that the merger is fair to and in the best interests of Millennium and its unitholders and that the merger is advisable. Millennium’s board of managers unanimously recommends that Millennium’s members vote “FOR” approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, and “FOR” the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger.

Record Date; Units Held by Members and Executive Officers

The record date for determining Millennium’s members entitled to vote at the special meeting is          , 2007. Only members of record as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were 40,250,000 Class A units issued and outstanding held by approximately 957 Class A members of record, 1,000,000 Class B units issued and outstanding held by one Class B member of record, and no Class C units issued and outstanding. In addition,           Class A units were held by non-member unitholders. Members holding Class A units, Class B units and Class C units are entitled to one (1) vote for each Class A unit, Class B unit and Class C unit held by the member at the special meeting. Because no Class C units were outstanding on the record date, there are no Class C units entitled to vote on the merger. However, as discussed in “The Support Agreement” beginning on page 95 of this proxy statement/prospectus, Farmers Energy Millennium, LLC has agreed to exercise certain rights to purchase Class C units immediately prior to the completion of the merger and, accordingly, Class C units will be issued and outstanding as of the completion of the merger and the holder thereof will be entitled to receive merger consideration in exchange for those Class C units. See “The Merger Agreement — Conversion of Millennium Units in the Merger” on page 79 of this proxy statement/prospectus.

As of the record date, the managers and executive officers of Millennium who are members beneficially owned 508,333 outstanding Class A units, representing approximately 1.26% of the total outstanding Class A units of Millennium. FREMAR Farmers Cooperative, Inc. (“FREMAR”), the company manager and an affiliate of several of members Millennium’s board of managers, is the holder of all of the outstanding Class B units of Millennium. FREMAR has agreed to vote in favor of approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, pursuant to the agreement described in “The Voting Agreement” on page 93 of this proxy statement/prospectus.

Quorum and Vote Required

In order to conduct business at the special meeting, a quorum must be present. The holders of twenty percent (20%) or more of the voting power of each class of units on the record date, present in person or represented by proxy at the special meeting, constitutes a quorum under Millennium’s limited liability company operating agreement. Millennium will treat units represented by a properly signed and returned proxy, including abstentions, as present at the meeting for purposes of determining the existence of a quorum.

Proposal No. 1 to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of holders of a majority of Millennium’s outstanding Class A units and Class C units held by members, voting together as a single class, and of holders of a majority of Millennium’s outstanding Class B units held by members, voting as a separate class. As of the record date, there were no Class C units of Millennium outstanding and, accordingly, there are no Class C members entitled to vote on the merger. As discussed in “The Voting Agreement” on page 93 of this proxy statement prospectus, the holder of all of Millennium’s outstanding Class B units has agreed to vote in favor of Proposal No. 1.

Proposal No. 2 to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of Millennium’s members present in person or by proxy at the meeting, without regard to class of units held, unless objected to by a majority of the voting power of any class of units present in person or by proxy at the special meeting. The inspector of elections appointed for the special meeting will tabulate the votes.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. You should submit your completed proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Your vote is important. Accordingly, please sign and return the enclosed proxy card or vote via the Internet whether or not you plan to attend the special meeting in person.

Voting of Proxies

The Millennium proxy accompanying this proxy statement/prospectus is solicited on behalf of Millennium’s board of managers for use at the Millennium special meeting.

General

Units held by members represented by a properly signed and dated proxy or properly voted via the Internet will be voted at the special meeting in accordance with the instructions indicated on the proxy or given via the Internet. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” Proposal No. 1 and “FOR” Proposal No. 2. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the Millennium special meeting.

Abstentions

Millennium will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the units represented by that proxy will not be voted at the special meeting. Because the affirmative vote of holders of a majority of the outstanding Class A units of Millennium held by members is required to approve Proposal No. 1, if you mark your proxy “ABSTAIN,” it will have the effect of a vote against Proposal No. 1. Because the affirmative vote of Millennium’s members in person or by proxy at the meeting is required to approve Proposal No. 2, marking your proxy “ABSTAIN” will also have the effect of a vote against Proposal No. 2.

How to Revoke a Proxy

If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Secretary of Millennium a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of Millennium a new, signed proxy with a date later than the proxy you wish to revoke;

•	re-voting electronically via the Internet; or

•	attending the special meeting and voting in person.

Notices to the Secretary of Millennium should be addressed to Secretary, Millennium Ethanol, LLC, 300 N. Broadway Avenue, Marion, South Dakota 57403.

Solicitation of Proxies and Expenses

Millennium will pay its own costs of soliciting proxies for the special meeting. Certain managers, officers and employees of Millennium may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Millennium expects that the expenses of this special solicitation will be nominal. MacKenzie Partners, Inc. has been retained by Millennium to assist it in soliciting proxies, using the means described above, and will receive fees of $      plus customary fees for services requested by Millennium to be performed, in addition to reimbursement of out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Millennium special meeting, please contact MacKenzie Partners, Inc. toll-free at 1 (800) 322-2885. In addition, it is expected that MacKenzie Partners, Inc. will contact you by phone regarding your vote.

PROPOSAL NO. 1 — THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

Beginning in early September of 2006, Millennium’s management team, led by Millennium’s chief executive officer Steve Domm, began work to develop a comprehensive strategic plan that included alternative contingency plans based on Millennium’s strengths and weakness and potential ethanol industry-wide trends. The strategic plan development included a comprehensive understanding of Millennium’s strategic positioning in the industry, a forward looking view of industry risks and opportunities and commodity price risks, an investigation of the merger and acquisitions characteristics of the ethanol industry, and the establishment of a set of strategies and tactics that would maximize Millennium’s unitholder value.

On September 26, 2006 Millennium engaged Scofield & Associates, LLC, or S&A, to act as advisor to Millennium and to assist in the development and execution of its strategic plan.

Through November and December 2006, while Millennium continued the construction of its ethanol plant, Millennium also continued the initial development of its strategic plan by further developing its business plan and projections for future operations, conducting research into the ethanol market and related corn markets, gasoline, distillers grains, logistics and other markets trends, and conducting research relating to market positions of various ethanol producers.

On December 11, 2006, Millennium received an unsolicited contact by Company A (CA), in which CA suggested a merger of Millennium into CA as part of a consolidation effort by CA to combine a group of approximately six privately-held ethanol plants into one entity, with the anticipation of then pursuing an initial public offering, or IPO.

On December 21, 2006, Millennium’s board of managers met for the purpose of receiving a report presented by Mr. Domm and S&A regarding industry trends, to be followed by a meeting of Millennium’s board of managers with representatives of CA at which time they presented their proposal.

Mr. Domm and S&A began by reporting on the ethanol industry’s growth during the two to three year period that ended at the end of the third quarter of 2006, with particular emphasis on the industry growth that occurred during the first three quarters of 2006. They indicated that the period in question was characterized by: existing ethanol producers expanding plants and building new green-field facilities; newly created groups looking to build or acquire existing ethanol facilities; and the entry of new participants into the industry, including new engineering, procurement and construction, or EPC, contractors, design processors and financial sources. Mr. Domm and S&A also indicated that during the first three quarters of 2006, profit margins within the ethanol industry were record setting, as a result of the combination of high ethanol prices and low corn prices.

The report then focused on the last three months of 2006, which were described as a period of fundamental change in the ethanol industry. Millennium’s board of managers was informed that while ethanol plants remained very profitable during the period in question, margins were significantly compressed due to rising corn prices and falling ethanol prices. In addition, Mr. Domm and S&A reported that proposed start-up production facilities were having difficulty securing financing due to concerns among investors and lenders about a perceived large amount of new production capacity entering the market in late 2007 and early 2008. Millennium’s board of managers was also informed that publicly-traded ethanol producers had not kept pace with the overall equity markets during the last quarter of 2006.

The report to Millennium’s board of managers then focused on longer term risks to the ethanol industry. Those potential risks included the possibility that significant profits in the industry might lead to political efforts to eliminate government support for the ethanol industry, including the $0.51 per gallon subsidy. The discussion also considered the impact of profits on market trends, with the likelihood that additional producers would continue to enter the market in search of profits, eventually leading to production overcapacity and compressed ethanol margins. Mr. Domm and S&A also indicated that increased production capacity over time could cause corn prices to rise and ethanol prices to flatten. The discussion also included consideration of the impact on Millennium of industry consolidation, which could result in the creation of dominant firms that have pricing or other leverage over smaller industry participants.

Immediately following its discussion of the industry trends, Millennium’s board of managers met with representatives from CA in regards to their proposal. CA delivered a letter of intent that outlined the proposed merger. CA’s proposal, among other terms and conditions, provided for a potential tax-free merger of approximately six ethanol facilities in exchange for a combination of cash and CA common stock. The common stock to be received by Millennium would be registered with the Securities and Exchange Commission in a public offering at the time of closing and listed for trading on the NASDAQ. After a six month lock-up period, the unitholders receiving the common stock would be able to sell 100% of their shares. The value of the initial merger consideration would be $110 million comprised of up to 50% cash and the remainder in CA stock. The terms and conditions of the proposal were reviewed in detail by Millennium’s board of managers with representatives of CA.

On December 27, 2006, Millennium’s board of managers held a special meeting to determine whether to continue talking with CA. It elected to not continue discussions at that time, because it concluded it was more appropriate to complete the strategic planning process before making any decisions on future directions. Millennium’s board of managers set the dates of January 24 and 25, 2007, for a special strategic planning session.

On January 24 and 25, 2007, Millennium’s board of managers met for a strategic planning meeting, at which time it reviewed industry trends, external industry characteristics, Millennium’s characteristics and Millennium’s goals and objectives. Assisting Millennium’s board of managers with its strategic planning meeting, in addition to S&A, was the law firm of Rider Bennett, acting as special counsel.

At that meeting, Millennium’s board of managers discussed and considered characteristics of the ethanol industry in general and the characteristics unique to Millennium’s position within the industry. When considering industry characteristics, Millennium’s board of managers discussed the challenging and increasing competition within the industry, the impact of higher corn prices and transportation costs and unstable ethanol prices, as well as the impact of geopolitical events on the demand for and availability of oil and its resulting impact on ethanol prices. Millennium’s board noted that consolidations, mergers and partnerships were occurring between ethanol plants, with such partnerships being geographically distributed. Millennium’s board also noted that larger producers were unlikely to partner with small plants or producers. The discussion also focused on the critical mass of production required both for effective marketing of ethanol and dried distillers grains and for an ethanol producer to be attractive to a large oil company. The discussion centered on a capacity range of 400 to 600 mmgy as being the necessary critical mass for those purposes. Millennium’s board of managers also discussed the possibility that profit margin was lost or forfeited by ethanol producers who did not market ethanol and dried distillers grains for themselves. However, the board noted that even with the industry challenges and events that had been discussed, profits were still possible within the ethanol industry.

The discussion then moved to a consideration of Millennium’s particular position within the industry. Millennium’s board identified a variety of factors which it believed were beneficial to Millennium. Those factors included Millennium’s strategic partnership with Fremar Farmers Coop and Fremar, LLC, the fixed construction cost of the plant being both lower than the current market price for construction of a comparable facility and the availability of creative and lower cost financing. Millennium’s board also considered Millennium’s access to extensive grain merchandizing and transportation resources and the adequacy of corn supply within the area of the plant. The support Millennium has enjoyed within its community, the size of the production facility and the structuring of the facility to ease future expansion were all seen as favorable for Millennium and its business. Millennium’s board also saw Millennium’s relationships with Fagen, Inc. and

ICM Marketing, Inc. as being favorable, better positioning Millennium to adopt new technology as it entered the industry. However, the possibility of new technology, such as cellulosic ethanol production, was viewed as both a potential risk and a potential opportunity.

Based on the extensive discussion and consideration of the industry factors and Millennium characteristics described above, Millennium’s board of managers went on to establish the following goals and objectives:

•	provide long term profitable existence;

•	be a low cost provider;

•	maximize production from plant;

•	accelerate debt reduction;

•	be fiscally responsible;

•	use technology as a competitive advantage;

•	dividends are a higher priority than new technology;

•	debt reduction is a higher priority than dividends; and

•	establish contingency plans for 2008.

At the conclusion of the strategic planning session, Millennium’s board of managers concluded that a stand-alone ethanol facility may face significant challenges in 2008 and beyond, based on potential corn cost increases, lower ethanol prices, lower profit margins with debt service requirements, potential corn shortages based on a single location facility’s exposure to drought (e.g. no geographical diversity), and limited access to new technology. Consequently, Millennium’s board of managers elected to investigate potential merger candidates based on industry trends and opportunities. The candidates would be limited to entities that could deliver the following attributes to Millennium:

•	capital resources;

•	management resources;

•	geographic diversity;

•	new technology;

•	critical size and scale;

•	common goals;

•	common management practices; and

•	a community focus.

Millennium’s board of managers directed Millennium’s chief executive officer and S&A to investigate strategic merger opportunities, focusing specifically on publicly traded companies based on the attributes required by Millennium.

Through the months of February and March, Mr. Domm and S&A implemented the action plan, and solicited non-binding indications of interest from US BioEnergy, Corporation X (CX), Corporation Y (CY), and Corporation Z (CZ); all publicly traded companies.

As a result of those preliminary discussions, representatives from Millennium’s board of managers and Mr. Domm met with senior management of CX on February 23, 2007 to discuss merger benefits and potential.

In addition, US BioEnergy delivered a non-binding indication of interest to Millennium on February 24, 2006. The term sheet, among other terms and conditions, offered Millennium unitholders 7 million shares of US BioEnergy common stock in exchange for all units of Millennium.

Discussions continued through March, and as a result of further discussions between US BioEnergy and Millennium whereby Mr. Domm and S&A reviewed the attributes of Millennium, US BioEnergy increased it offer to 7.3 million shares of US BioEnergy common stock in a non-binding indication of interest on March 21, 2007.

On February 16 and February 20, 2006, respectively, CY and CZ indicated that they had no interest in moving forward with a business combination transaction with Millennium. On March 27, 2007, Millennium’s board of managers met and reviewed responses to Millennium’s solicitations for non-binding indications of interests from US BioEnergy and CX. Millennium’s board was also informed that industry sources reported that the CA group was having difficulties in executing their consolidation efforts.

At the March 27, 2007 meeting, Millennium’s board of managers was informed that US BioEnergy’s non-binding indication of interest was for 7,530,000 shares of US BioEnergy for all units of Millennium. The estimated value of 7,530,000 million shares of US BioEnergy common stock on March 27, 2007 was approximately $85,465,000. While CX had indicated an interest, its interest was not available to Millennium’s board of managers at the March 27, 2007 meeting. CX indicated to Mr. Domm that it would deliver its non-binding indication of interest by or around March 30, 2007. The board then discussed in detail the attributes and potential benefits of a merger with US BioEnergy or CX, and compared them to the required attributes it had set forth regarding potential merger candidates and concluded that both clearly met the requirements.

Millennium’s board of managers directed Mr. Domm and S&A to continue discussions with US BioEnergy and CX. While both US BioEnergy and CX knew they were not the only party with whom Millennium was having discussions, neither party knew the identity of the other.

On April 3, 2007, CX delivered a non-binding letter of interest to Millennium. The financial terms, among other terms and conditions, offered an acquisition price of $100 million, of which at least half must be cash and the balance in CX common stock.

On April 5, 2005, Millennium’s board of managers, Mr. Domm and S&A met in the offices of CX with CX senior management to further review with CX the synergies and opportunities of a merger of the two firms.

Later in the day on April 5, 2007, Millennium’s board of managers met again with Mr. Domm and S&A, but without CX representatives and reviewed the status of offers. Millennium’s board of managers was informed that the offers were as follows: CX had delivered an offer of $100 million (minimum of 50% cash, balance CX common stock), the US BioEnergy offer remained at 7,530,000 shares (estimated value $85,465,000), and that it was the belief that both parties would further negotiate.

During the April 5, 2007 meeting of Millennium’s board of managers, the board member representing Millennium’s convertible debt holder, Farmers Energy Millennium, LLC, an indirect wholly-owned subsidiary of REX Stores Corporation, a New York Stock Exchange listed Delaware Corporation, announced to Millennium’s board of managers that Farmers Energy Millennium would like to deliver a non-binding letter of interest to acquire a portion of the equity interest of Millennium’s unitholders. At this time, the member representing Farmers Energy Millennium excused himself from the board discussions.

Millennium’s board of managers (excluding the manager representing Farmers Energy Millennium) reviewed and discussed the terms and conditions of each offer, discussed the characteristics of each, and directed Mr. Domm and S&A to continue negotiations with US BioEnergy and CX, and to work with Farmers Energy Millennium on the delivery of a non-binding letter of interest.

On April 6, 2007, Farmers Energy Millennium delivered a proposal to Millennium for the equity interest of the unitholders of Millennium. In addition to other terms and conditions, the terms of Farmers Energy Millennium’s non-binding offer were as follows:

•	Farmers Energy Millennium would purchase from the Millennium unitholders for a price of $1.10 per unit the number of Millennium units that would give Farmers Energy Millennium an ownership interest of 51% in Millennium (on a fully diluted basis), when taking into account Farmers Energy Millennium’s ability to exercise its purchase rights pursuant to and in accordance with the terms set forth in the Note Purchase and Purchase Rights Agreement dated March 17, 2006 between Millennium and Farmers Energy Millennium;

•	upon the closing of the transaction Farmers Energy Millennium would exercise its purchase rights in accordance with the Note Purchase and Purchase Rights Agreement and, accordingly, as part of such purchase, would surrender to Millennium the Promissory Note dated December 18, 2006 executed by Millennium for the benefit of Farmers Energy Millennium pursuant to the Note Purchase and Purchase Rights Agreement in exchange for units; and

•	Farmers Energy Millennium would honor, to the extent practicable, all contracts that Millennium had entered into up to April 6, 2007, including the marketing agreement with ADM and the management agreement with FREMAR.

From April 6 to April 9, 2007, Mr. Domm and S&A continued negotiations with US BioEnergy, CX, and Farmers Energy Millennium. CX and Farmers Energy Millennium did not revise their offers; US BioEnergy revised its non-binding offer to 8 million shares of US BioEnergy common stock in exchange for the Millennium unitholders equity interests.

On April 9, 2007, Millennium’s board of managers met (excluding the member of Millennium’s board of managers representing Farmers Energy Millennium) to review the non-binding offers of US BioEnergy, CX and Farmers Energy Millennium. Millennium’s board of managers reviewed and discussed in detail the Farmers Energy Millennium offer, was informed that US BioEnergy had increased its non-binding offer to 8 million shares of US BioEnergy common stock in exchange for Millennium’s unitholders’ equity and that the estimated value of 8 million shares of US BioEnergy common stock at that time was approximately $105,840,000. The board was also told that the CX offer remained at $100 million (minimum of 50% cash, balance stock).

Millennium’s board of managers (excluding the member of Millennium’s board of managers representing Farmers Energy Millennium) elected to reject the Farmers Energy Millennium offer based on the conclusion that the offers from US BioEnergy and CX provided greater consideration and better met the attributes for a merger partner established by the board of managers. Upon notification, Farmers Energy Millennium informed Millennium that it would not make any further offers.

Millennium’s board of managers directed Mr. Domm and S&A to further negotiate with US BioEnergy and CX.

From April 9 through April 11, 2007, Mr. Domm and S&A continued negotiations with US BioEnergy and CX. As a result of those negotiations, US BioEnergy increased its non-binding offer of 8 million shares of US BioEnergy common stock in exchange for the Millennium’s units, to include a minimum consideration of $100 million. That is to say, US BioEnergy would increase the number of shares of common stock above 8,000,000 (or in lieu of common stock provide cash) so that the minimum amount of consideration paid to the Millennium unitholders would be no less than $100 million in value; provided however that if the 10 day average stock price on the 10 days immediately prior to closing of the “merger transaction” fell below $11.11, US BioEnergy reserved the right to terminate the transaction. Furthermore, the US BioEnergy non-binding offer provided that US BioEnergy would not pay more than $110 million in common stock and cash.

On April 11, 2007, Millennium’s board of managers met to review the non-binding offers from US BioEnergy and CX. Millennium’s board of managers was informed that US BioEnergy, in addition to other terms and conditions, had increased its offer of 8 million shares of US BioEnergy common stock in exchange for the Millennium units, to include a minimum price of $100 million; provided however that if the 10 day average stock price on the 10 days immediately prior to closing of the “merger transaction” fell below $11.11, US BioEnergy reserved the right to terminate the transaction, and the US BioEnergy non-binding offer provided that US BioEnergy would not pay more than $110 million in common stock and cash.

Millennium’s board of managers was also informed that the CX offer remained at $100 million (minimum of 50% cash, balance stock).

Millennium’s board of managers directed Mr. Domm and S&A to further negotiate with US BioEnergy and CX.

From April 11 through April 17, 2007 Mr. Domm and S&A continued negotiations with US BioEnergy and CX. As a result of those negotiations, CX, in addition to other terms and conditions, increased its non-binding offer to $110 million, comprised of $60 million cash and $50 million in shares of CX common stock, or, $100 million cash.

Additionally, as a result of the negotiations, US BioEnergy, in addition to other terms and conditions, increased its offer of 8.5 million shares of US BioEnergy common stock in exchange for the Millennium units, and US BioEnergy increased its guarantee to a minimum price of $110 million. That is to say, US BioEnergy would increase the number of shares of common stock above 8,500,000 (or in lieu of common stock provide cash) so that the minimum amount of consideration paid to Millennium’s unitholders would be no less than $110 million in value. Further, US BioEnergy eliminated the previous provisions of a right to terminate and the $110 million limitation.

On April 17, 2007, Millennium’s board of managers met and was informed that CX, in addition to other terms and conditions, had increased its non-binding offer to $110 million, comprised of $60 million cash and $50 million in shares of CX common stock, or, $100 million cash in exchange for the Millennium units.

Millennium’s board of managers was also informed that US BioEnergy had increased its offer to 8.5 million shares of US BioEnergy common stock, that US BioEnergy would guarantee a minimum consideration of $110 million, and that US BioEnergy eliminated the previous provisions of a right to terminate and the $110 million limitation.

Millennium’s board of managers directed Mr. Domm and S&A to further negotiate with US BioEnergy and CX.

From April 17 through 18, 2007 Mr. Domm and S&A continued negotiations with US BioEnergy and CX. As a result of those negotiations, CX in addition to other terms and conditions, increased its non-binding offer to $125 million, comprised of cash.

As a result of further negotiations, US BioEnergy increased its offer of 8.5 million shares of US BioEnergy common stock in exchange for the Millennium units, guaranteeing a minimum consideration of $122 million. That is to say, US BioEnergy would increase the number of shares of common stock above 8,500,000 (or in lieu of common stock provide cash) so that the minimum amount of consideration paid to Millennium’s unitholders would be no less than $122 million in value. Further, US BioEnergy’s revised offer did not contain the previous provisions of a right to terminate and a limitation of $110 million.

On April 18, 2007, Millennium’s board of managers met and was informed that CX, in addition to other terms and conditions, increased its non-binding offer to $125 million, comprised of cash in exchange for the Millennium units.

Additionally, Millennium’s board of managers was informed that US BioEnergy, in addition to other terms and conditions, had increased its offer to 8.5 million shares of US BioEnergy common stock in exchange for the Millennium units, guaranteeing a minimum price of $122 million. That is to say, US BioEnergy would increase the number of shares of common stock above 8,500,000 (or in lieu of common stock provide cash) so that the minimum amount of consideration paid to Millennium’s unitholders would be no less than $122 million in value. Millennium’s board of managers was further informed that US BioEnergy continued to eliminate the previous provisions of a right to terminate and there was no maximum limit.

Millennium’s board of managers directed Mr. Domm and S&A to further negotiate with US BioEnergy and CX.

Throughout the day of April 18, 2007, Mr. Domm and S&A continued negotiations with US BioEnergy and CX. At the end of those negotiations with CX, CX elected to not increase its non-binding offer, and indicated its final offer was $125 million, comprised of cash in exchange for the Millennium units.

As a result of the negotiations with US BioEnergy, US BioEnergy, in addition to other terms and conditions, increased its offer of 8.5 million shares of US BioEnergy common stock in exchange for the Millennium units, to a minimum consideration of $135 million. That is to say, US BioEnergy would increase the number of shares of common stock above 8,500,000 (or in lieu of common stock provide cash) so that the minimum amount of consideration paid to Millennium’s unitholders would be no less than $135 million in value. Further, US BioEnergy also continued to eliminate the previous provisions of a right to terminate and a maximum limit.

Again on April 18, 2007, Millennium’s board of managers met and was informed that CX had elected to not increase its non-binding offer, and indicated its final offer was $125 million, comprised of cash in exchange for the Millennium units.

Furthermore, Millennium’s board of managers was informed that US BioEnergy, in addition to other terms and conditions, had increased its offer of 8.5 million shares of US BioEnergy common stock in exchange for the Millennium units, to a guaranteed minimum consideration of $135 million. That is to say, US BioEnergy would increase the number of shares of common stock above 8,500,000 (or in lieu of common stock provide cash) so that the minimum amount of consideration paid to Millennium’s unitholders would be no less than $135 million in value. Further, Millennium’s board of managers was informed US BioEnergy had also continued to eliminate the previous provisions of a right to terminate and a maximum limit. Millennium’s board of managers was told that US BioEnergy indicated that this was its final offer.

After a detailed discussion by Millennium’s board of managers, reviewing both the CX and the US BioEnergy proposals, taking into consideration all of the terms and conditions, and certain facts and conclusions, Millennium’s board of managers concluded Millennium’s unitholders would maximize their investment by merging with US BioEnergy given the current market conditions and the anticipated changes. Millennium’s board of managers voted unanimously to accept the US BioEnergy non-binding offer, and authorized Mr. Domm to execute the non-binding indication of interest agreement with US BioEnergy pending review of the agreement by its general counsel, Lindquist & Vennum, P.L.L.P.

On April 24, 2007, after review by Lindquist & Vennum, P.L.L.P., Mr. Domm executed the non-binding indication of interest agreement, as did US BioEnergy.

Beginning April 25, 2007, Millennium along with its advisors S&A and Lindquist & Vennum, P.L.L.P., negotiated the terms and conditions of the merger agreement with US BioEnergy and its counsel Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden.

On May 9, 2007, after extensive discussions and negotiations between Millennium and its advisors S&A and counsel Lindquist & Vennum, P.L.L.P. and US BioEnergy and its counsel Skadden, Millennium’s board of managers called a special meeting where attorney Tim Murphy of Lindquist & Vennum presented a detailed review of the proposed merger agreement between US BioEnergy and Millennium. The discussion included a detail of all terms and conditions, including the review of the fiduciary responsibilities for Millennium’s managers. After a thorough review and analysis of the agreement, Millennium’s board of managers unanimously voted to move forward with the transactions contemplated by the merger agreement, provided, however, that the agreement was not to be executed on behalf of Millennium or considered approved until such time as Millennium’s board of managers had received and considered the opinion of Greene Holcomb & Fisher LLC, or GH&F, which had been engaged to analyze the transaction and to provide Millennium with an opinion as to the fairness, from a financial point of view, to Millennium’s unitholders, as a group, of the consideration to be received in the proposed transaction.

Between May 9, 2007 and May 30, 2007, Millennium and its advisors and US BioEnergy and its advisors finalized the terms of the proposed merger agreement and the other transaction documents, including, in conjunction with Farmers Energy Millennium and its counsel, the support agreement and the necessary consent and amendment to Farmer Energy Millennium’s note purchase and purchase rights agreement.

On May 30, 2007, Millennium’s board of managers held a special meeting to review the final terms of the proposed transaction and to receive the fairness opinion, from a financial point of view, on the merger transaction consideration from GH&F. After presenting a detailed report to the board of managers, GH&F delivered its oral opinion (subsequently confirmed in writing) that, as of May 30, 2007, based upon and subject to certain factors discussed in the fairness opinion, the merger consideration was fair, from a financial point of view, to the holders, as a group, of Millennium’s units. Upon receipt of GH&F’s report and the fairness opinion, the board of managers provided final authorization for the execution of the merger agreement.

On May 31, 2007, Millennium and US BioEnergy executed the merger agreement.

Recommendations of Millennium’s Board of Managers; Reasons for Recommending the Merger

After careful consideration, Millennium’s board of managers determined that the merger agreement and the merger are in the best interests of Millennium and its unitholders, and on May 31, 2007, Millennium executed the merger agreement. Millennium’s board of managers unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Millennium’s board of managers unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger.

In evaluating the merger, Millennium’s board of managers consulted with senior management, special counsel from the Rider Bennett law firm, business advisory counsel from Scofield & Associates, LLC, legal counsel from Lindquist & Vennum P.L.L.P. and considered the fairness opinion, from a financial point of view, provided by Greene Holcomb & Fisher. In the course of reaching its decision to adopt and approve the merger agreement and to recommend that Millennium’s members vote to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, the board of managers considered a number of factors, including but not limited to those summarized below.

Millennium’s board of managers focused on the fact that the consideration to be paid by US BioEnergy provides an overall gain to Millennium’s unitholders (under certain assumptions) of approximately 102.89% see “Questions and Answers Regarding the Proposed Merger — What will I receive in the merger?” Given Millennium’s current distribution limitations and restrictions as defined in the covenants of the debt facilities owed by Millennium to it lenders and the risks, described above, of operating as a stand-alone facility, the board of managers believed that if it is possible, it would take multiple years for the Millennium unitholders to achieve an equal return on their investment in Millennium as a stand-alone facility in comparison to the expected return on investment from the merger consideration to be paid by US BioEnergy in the proposed merger.

The board also focused on Millennium’s receipt of competing offers to acquire Millennium, as described in the section of this proxy statement prospectus entitled “Proposal No. 1 — The Merger — Background of the Merger” and on the extensive review of strategic alternatives in which it had engaged as part of that process.

The board also considered the terms and conditions of the merger agreement, the board of managers noted that the terms of the merger agreement had been carefully reviewed by Millennium’s board of managers with Millennium’s legal advisors, and that the terms of the merger agreement and related documents were the product of arm’s-length negotiations between the parties. Further, the board of managers focused on the fact that the merger agreement is subject to the approval of Millennium’s members.

The board considered the tremendous growth experienced in the ethanol industry in 2005 and through the first three quarters of 2006 as evidenced by the number of ethanol plants built, under development or announced for development, the number of new entrants in the role of engineering and procurement contractors and the number of additional process designers providing services to the ethanol industry.

Deliberations by the board of managers also included consideration of the profit margins experienced by ethanol industry participants. The board noted that during the last part of 2006 and into 2007, profit margins in the ethanol sector were falling from previous period highs due to compressed margins resulting from higher corn costs and flattened ethanol prices. In addition, interest rates were rising. The board’s analysis indicated that all of these factors could adversely affect the cash-flow projected for Millennium, with any such adverse impact on cash flows presenting risks associated with meeting Millennium’s loan covenants. Additionally, the board of managers believed that expected ethanol production overcapacity in future years would also threaten Millennium’s profit margins.

The board of managers noted that by early 2007, the investment markets had significantly reduced the market value of the publicly traded ethanol companies from their initial public offering values. In the same time period, lenders and investors, the board believed, were becoming less willing to lend and invest into the ethanol market space, potentially limiting Millennium’s future access to capital, should such capital be required.

The board also considered and analyzed Millennium’s future as a “stand-alone” facility in comparison to the future of the business when operated as part of a larger enterprise, particularly through a partnership with US BioEnergy. The board noted that as a stand-alone facility, Millennium faced certain commodity risks associated with a lack of geographic diversity. With only one site, a drought or other adverse commodity effects would have significant negative impact on cash-flows and the economic viability of Millennium.

The board also believed that as a stand-alone facility Millennium would not be able to capitalize on the economies of scale associated with larger, multi-plant operations. The lack of those economies of scale, particularly in areas such as transportation, marketing, and commodity procurement, could be expected to adversely affect Millennium’s profit potential and, therefore, its competitiveness within the ethanol industry.

As a stand-alone facility, the board noted, Millennium would have slower access to new technology as a result of limited research and development resources and a lack of the capital resources to acquire new technology. In contrast, operation of Millennium’s business as part of a larger enterprise, such as that possible through the proposed merger with US BioEnergy, could allow earlier access to new technology.

The board also noted that operation of Millennium’s business as a stand-alone facility would require the development of Millennium’s own operational management team, which would inevitably be smaller than the management team from a larger enterprise. That position could expose Millennium’s business to the risks associated with limited access to management resources and capacities.

Millennium’s board of managers also considered the benefits that could be expected from the proposed partnership with US BioEnergy in concluding that the Millennium unitholders would be better served by a partnership with US BioEnergy, one of the largest ethanol producers in the United States. Not including Millennium’s under-construction facility, US BioEnergy currently owns and operates four ethanol plants which have a combined production capacity of 300 mmgy. US BioEnergy has three ethanol plants under construction, which when completed will have a combined production of 300 mmgy. US BioEnergy expects to have seven plants operational with ethanol production capacity of 600 mmgy by the end of 2008.

By partnering with US BioEnergy, the board of managers believed that Millennium’s business will benefit from the access to US BioEnergy’s capital resources provided by operation of the business as part of a larger enterprise. By becoming part of a publicly traded company, Millennium’s business can expect to have access to the public capital markets for future needs.

By virtue of the proposed transaction, Millennium’s unitholders may benefit from the potential ability to leverage resources across the US BioEnergy group of seven plants and capitalize on the economies of scale of up to 700 mmgy of production (including Millennium’s plant under construction).

In addition, the proposed merger provides the benefits of access to all of US BioEnergy’s management resources and capacities.

Millennium’s board of managers also carefully considered the fairness opinion and analysis underlying such opinion delivered to Millennium by Greene Holcomb & Fisher LLC, or GH&F. GH&F’s opinion stated that as of May 30, 2007, based upon and subject to certain factors set forth the fairness opinion, the merger consideration is fair, from a financial point of view, to the holders, as a group, of Millennium units. See “Proposal No. 1 — The Merger — Opinion of Millennium’s Financial Advisor” beginning on page 63 of this proxy statement/prospectus for a summary of the fairness opinion.

In addition to the above, Millennium’s board of managers considered the risks related to ownership of Millennium’s units, the risks related to the construction and development of the ethanol facility, the risks related to Millennium’s proposed operations, risks related to Millennium’s organizational structure and relationships with affiliates, governmental and regulatory risks, and risks related to tax issues in a limited liability company. A discussion of these and other risks may be found in “Risks Factors” beginning on page 9 of this proxy statement/prospectus.

Millennium’s board of managers also considered the potential risks of the proposed merger, including the following:

•	the merger might not be completed in a timely manner, or at all;

•	the merger may fail to provide any, or all, of the benefits as described herein;

•	ethanol market conditions may shift, negating the benefits of the merger;

•	the merger consideration may include US BioEnergy common stock and, following the merger closing, there is no guarantee as to the future market value of the US BioEnergy common stock; and

•	the merger will be a taxable event for the Millennium unitholders, as described in “Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences” beginning on page 74 of this proxy statement/prospectus.

Millennium’s board of managers also considered the potential risks to Millennium and its unitholders prior to consummation of the proposed merger pursuant to the merger agreement. Under the merger agreement, Millennium has a variety of obligations. Those obligations include the following:

•	if Millennium’s unitholders receive a publicly disclosed acquisition proposal from a third-party (other than US BioEnergy or an affiliate of US BioEnergy), Millennium’s members vote to reject the US BioEnergy merger and Millennium (1) consummates the acquisition of Millennium within six months of the termination of the US BioEnergy merger agreement or (2) enters into an agreement providing for the acquisition of Millennium by a third-party within six months of the termination of the US BioEnergy merger agreement and an acquisition of Millennium by a third party occurs within twelve months of the termination of the US BioEnergy merger agreement, Millennium will owe a $6 million termination fee to US BioEnergy; and

•	if Millennium’s members vote to reject the US BioEnergy merger in any circumstance, Millennium will have an estimated $1.0 to $1.25 million of out-of-pocket transaction fees and expenses associated with the merger that it will need to pay out of ordinary income at the time of termination of the US BioEnergy merger agreement.

The board of managers conducted an overall review of the factors described above, as well as others, including thorough discussion with Millennium’s management and its financial and legal advisors.

The board of managers’ ultimate decision arose from the belief that the proposed merger is more favorable to Millennium’s unitholders than any other alternative reasonably available to Millennium. Based on its review of alternatives, Millennium’s board of managers believes the risks involved in executing Millennium’s strategic plan outweigh the potential benefits to the unitholders of a successful execution of such plan when compared to the merger.

The above discussion is not intended to be exhaustive, but Millennium’s board of managers believes it addresses the material information and factors considered by the board of managers in its consideration of the merger agreement and the transactions contemplated by the merger agreement. In view of the variety of the factors and the quality and amount of information considered as well as the complexity of the of these matters, Millennium’s board of managers did not find it practical to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. Millennium’s board of managers did not undertake to make any specific determination as to whether any particular factor, or aspect of any factor, was favorable or unfavorable to its ultimate determination. Individual members of Millennium’s board of managers may have given different weight to different factors.

Opinion of Millennium’s Financial Advisor

Millennium retained Greene Holcomb & Fisher LLC, or GH&F, to render to the board of managers an opinion as to the fairness, from a financial point of view, to Millennium’s unitholders, as a group, of the merger consideration to be received pursuant to the merger agreement. GH&F was not retained to provide, and did not provide, any other financial advisory services to Millennium.

On May 30, 2007, GH&F delivered its oral opinion to Millennium’s board of managers, subsequently confirmed in writing, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders, as a group, of Millennium units.

The following is only a summary of the full text of the written opinion of GH&F, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. GH&F’s written opinion sets forth procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by GH&F in connection with its opinion. Millennium’s unitholders are urged to read the GH&F opinion in its entirety. GH&F’s opinion was prepared for and addressed to Millennium’s board of managers, and addresses only the fairness, from a financial point of view, of the merger consideration set forth in the merger agreement. The GH&F opinion does not address Millennium’s underlying business decision to proceed with, or effect, the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Millennium might engage, and does not constitute a recommendation to any of Millennium’s members as to how to vote with regard to the proposed merger.

While GH&F rendered its opinion and provided certain analyses to Millennium’s board of managers, GH&F was not requested to, and did not make, any recommendation to Millennium’s board of managers as to the specific form or amount of the consideration to be received by Millennium’s unitholders in the proposed merger, which was determined through negotiations between Millennium and US BioEnergy. As noted elsewhere in this joint proxy statement/prospectus, GH&F’s opinion to Millennium’s board of managers was one of many factors taken into consideration by Millennium’s board of managers in making its determination to approve the merger agreement. GH&F was not requested to solicit, and did not solicit, any expressions of interest from any other parties with respect to any business combination with Millennium or any other alternative transaction.

In arriving at its opinion, GH&F:

•	reviewed and analyzed the financial terms of the draft dated May 29, 2007, of the merger agreement;

•	reviewed and analyzed audited financial statements of Millennium for the period ended December 31, 2006 and interim financial information of Millennium for the three months ended March 31, 2007;

•	reviewed and analyzed certain internal financial projections of Millennium prepared by Christianson & Associates, PLLP, or Christianson, and supplied by the management of Millennium for the years ending December 31, 2007 through December 31, 2011;

•	reviewed the Form 10 registration statement as filed by Millennium with the SEC on April 30, 2007;

•	reviewed recent press releases regarding Millennium and Millennium’s industry and reviewed and analyzed analyst reports regarding Millennium’s industry;

•	reviewed and analyzed US BioEnergy’s Form 10-K for the fiscal year ended December 31, 2006;

•	reviewed US BioEnergy’s Prospectus dated December 14, 2006;

•	reviewed and analyzed historical reported market prices and trading activity of US BioEnergy common stock;

•	reviewed recent press releases and reviewed and analyzed recent analyst reports regarding US BioEnergy and US BioEnergy’s industry;

•	compared the financial performance of Millennium with that of certain other publicly-traded companies deemed by it to be comparable to Millennium;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

•	performed discounted cash flow analyses for Millennium;

•	performed an analysis of the contribution of Millennium and of US BioEnergy to selected key metrics of the combined Millennium and US BioEnergy;

•	conducted meetings and discussions with members of the management of Millennium and its independent accounting firm and financial advisors concerning the financial condition, current operating results and business outlook for Millennium and with the management, independent accounting firm and financial advisors of US BioEnergy concerning US BioEnergy’s financial condition, current operating results and business outlook; and

•	performed other studies, analyses, and investigations, and considered other additional information and factors, as GH&F deemed appropriate.

The following is a summary of the material analyses and other information that GH&F prepared and relied on in delivering its opinion to Millennium’s board of managers. The following summary, however, does not purport to be a complete description of the financial analyses performed by GH&F. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by GH&F, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Except as otherwise noted, the quantitative information which follows, to the extent that it is based on market data, is based on market data as it existed on or before May 30, 2007 and is not necessarily indicative of current market conditions. Certain GH&F analyses utilized an estimated pro forma capital structure, as provided by Millennium management, which assumed completion of its production facility as scheduled.

Consideration Overview

In rendering its opinion, GH&F assumed that the closing price (as such term is defined in the merger agreement) of US BioEnergy at the time of the proposed merger’s effectiveness would be at least $15.88 per share, which would result in the issuance of 8,500,000 shares of US BioEnergy common stock to Millennium unitholders in exchange for all outstanding Millennium units. Based upon a $15.88 price per US BioEnergy share and the issuance of 8,500,000 shares to Millennium unitholders, GH&F calculated the aggregate value of the stock consideration payable in the merger for Millennium units to be approximately $134.980 million, less approximately $1.345 million of estimated transaction fees and expenses, for a net merger consideration of $133.635 million. GH&F also calculated the implied enterprise value (equity value plus total debt and debt commitments less cash) of Millennium to be approximately $225.675 million. GH&F further calculated that the fully diluted shares issued to the unitholders of Millennium would be an aggregate of 12.4% of the total US BioEnergy common stock and common stock equivalents following the merger based upon information furnished by management of US BioEnergy.

Historical Trading Analysis

GH&F reviewed general background information concerning US BioEnergy, including recent financial and operating results and outlook, the price performance of US BioEnergy common stock since its IPO on December 15, 2006, relative to the comparable companies identified below for US BioEnergy and the S&P 500, and the stock and price volume over selected periods and the stock trading history of US BioEnergy common stock. GH&F presented the recent US BioEnergy common stock trading information contained in the following table:

US BioEnergy

Closing price on May 29, 2007	$13.74
52 week high	$17.00
52 week low	$10.97

Comparable Company Analysis

GH&F compared certain financial information and valuation ratios of Millennium to corresponding data and ratios from four publicly traded companies deemed by GH&F to be comparable to Millennium. This group was comprised of Aventine Renewable Energy Holdings, Inc., Pacific Ethanol, Inc., US BioEnergy, and Verasun Energy Corp. These companies were chosen because they are publicly traded companies with operations that are generally comparable to Millennium’s. GH&F used publicly available Wall Street research estimates as reported by Thomson One Analytics for Aventine Renewable Energy Holdings, Inc., Pacific Ethanol, Inc., and Verasun Energy Corp., and Piper Jaffray, Inc. research analyst estimates for US BioEnergy. GH&F used projections for Millennium prepared by Christianson and supplied by Millennium management. This analysis produced multiples of selected valuation data which GH&F compared to multiples for Millennium derived from the implied value to be paid in the merger.

Millennium
	Transaction	Comparable Public Companies
Comparable Public Company Analysis	Multiple	Low	Mean	Median	High

Company Value(1)/2008P Revenue	1.0x	0.3x	0.9x	1.1x	1.2x
Company Value(1)/2009P Revenue	1.0x	0.3x	0.7x	0.7x	1.0x
Company Value(1)/2008P EBIT	10.1x	5.7x	7.3x	7.3x	8.9x
Company Value(1)/2009E EBIT	9.7x	4.1x	5.8x	5.1x	8.3x
Company Value(1)/2008P EBITDA	7.0x	4.7x	7.1x	7.3x	9.1x
Company Value(1)/2009E EBITDA	6.8x	3.4x	4.9x	4.6x	7.1x

	Millennium
	Transaction		Comparable Public Companies
2008 Gallons Produced	Multiple		Low		Mean		Median		High

Company Value(1)/2008 Production	2.3	x	1.7	x	2.3	x	2.5	x	2.6x

(1)	Company value = net merger consideration plus debt and debt commitments for Millennium, and market capitalization plus debt for the comparable public companies.

Comparable Transactions Analysis

GH&F reviewed 15 transactions involving companies operating in businesses comparable to Millennium’s. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions involving companies having the following SIC codes: 2860 (Industrial Organic Chemicals) and 2911 (Petroleum Refining);

•	transactions that were announced and closed between January 1, 2001 and May 7, 2007;

•	transactions with enterprise values greater than $10 million;

•	transactions with publicly available information on terms;

•	transactions in which 100% of the company was acquired;

•	transactions involving public and private targets; and

•	transactions which were not share repurchases, minority interests or hostile transactions.

GH&F performed its analysis on the following transactions:

•	Citigroup Venture Capital’s acquisition of MacDermid Inc.

•	Airgas Inc.’s acquisition of Linde AG, US Bulk Gas Business

•	Thomas H. Lee Partners, L.P.’s acquisition of Hawkeye Holdings, Inc.

•	Croda International plc’s acquisition of Uniqema

•	Israel Chemicals Ltd.’s acquisition of Astaris LLC

•	Chemtura Corporation’s acquisition of Great Lakes Chemical Corp.

•	Texas Petrochemicals Inc.’s acquisition of Huntsman Corp., U.S. Butadiene and MTBE Business

•	J.P. Morgan Partners, LLC’s acquisition of PQ Corporation

•	Henkel Corporation’s acquisition of Sovereign Specialty Chemicals Inc.

•	J.M. Huber Corporation’s acquisition of CP Kelco ApS

•	Lubrizol Corp.’s acquisition of Noveon Inc.

•	Archer-Daniels-Midland Co.’s acquisition of Minnesota Corn Processors, L.L.C.

•	High Plains Corp.’s acquisition of Abengoa Bioenergy Corporation

•	Geo Specialty Chemicals Inc.’s acquisition of Hercules Inc., Peroxy Chemicals Business

•	Valero Energy Corp.’s acquisition of Huntway Refining Company

GH&F analyzed financial information of the targets in these transactions. This analysis produced multiples of selected valuation data which GH&F compared to multiples for Millennium derived from the implied value to be paid in the merger. The following table sets forth such comparisons.

Millennium
	Transaction	Comparable Transactions
Comparable Transactions Analysis	Multiple	Low	Mean	Median	High

Company Value(1)/LTM Revenue(2)	1.3x	0.4x	1.1x	1.1x	2.1x
Company Value(1)/LTM EBIT(2)	13.1x	3.6x	9.7x	9.3x	13.6x
Company Value(1)/LTM EBITDA(2)	9.1x	4.0x	8.6x	8.6x	11.7x

(1)	Company Value is defined as net merger consideration plus debt.

(2)	Utilizes 2008 projected Revenue, EBIT and EBITDA as a proxy for LTM using a 16% discount rate.

Although the selected transactions were used for comparison purposes, the circumstances and terms surrounding each of the selected transactions are not identical to the circumstances and terms of the merger of Millennium and US BioEnergy, and none of the companies involved in the selected transactions are identical to Millennium or US BioEnergy. Accordingly, the analysis and comparison of such transactions is not purely mathematical, but instead involves complex considerations and judgments, reflected in GH&F’s opinion, regarding differences between the characteristics of these transactions and the merger that could affect the acquisition value of the subject companies and Millennium.

Discounted Cash Flow Analysis

GH&F performed a discounted cash flow analysis for Millennium in which it calculated the present value of the projected hypothetical future cash flows of Millennium using internal financial projections for the calendar years ending December 31, 2007 through 2011 prepared by Christianson supplied by management of Millennium. GH&F estimated a range of theoretical values for Millennium based on the net present value of its implied annual cash flows and a terminal value for Millennium in 2011 calculated based upon a multiple of EBITDA. For purposes of this analysis, GH&F used discount rates ranging from 15% to 17% based upon an analysis of the weighted average cost of capital of the comparable public companies, business specific risk and other relevant factors, and terminal values based on multiples of projected 2011 EBITDA ranging from 6.0x to 8.0x. This analysis resulted in implied company values of Millennium ranging from a low of $141.019 million to a high of $185.665 million.

Contribution Analysis

GH&F analyzed the expected contributions of each of Millennium and US BioEnergy to revenue, earnings before income, taxes, depreciation and amortization, or EBITDA, and gallons of ethanol produced of the combined company for the periods described in the tables below. These expected contributions were based on, for Millennium, internal financial projections for the calendar years ending December 31, 2007 through 2010 as prepared by Christianson and supplied by Millennium’s management, and, for US BioEnergy, were based on Wall Street analyst estimates for the same period as reported by Piper Jaffray, Inc. The analysis did not take into consideration any possible synergies that the combined company may realize following the consummation of the merger or any transaction related expenses. GH&F noted that it calculated that the company value (net merger consideration plus debt and debt commitments) would be 16.0% of the implied company value of US BioEnergy (market capitalization plus debt) following the merger. The analysis indicated the following contributions of Millennium and US BioEnergy to the combined entity:

	Calendar Year Ending 2007
	US BioEnergy	Millennium
	Contribution	Contribution

Revenue	100%	0%
EBITDA	100%	0%
Gallons	100%	0%

	Calendar Year Ending 2008
	US BioEnergy	Millennium
	Contribution	Contribution

Revenue	84.9%	15.1%
EBITDA	88.6%	11.4%
Gallons	82.3%	17.7%

	Calendar Year Ending 2009
	US BioEnergy	Millennium
	Contribution	Contribution

Revenue	89.0%	11.0%
EBITDA	91.3%	8.7%
Gallons	87.5%	12.5%

	Calendar Year Ending 2010
	US BioEnergy	Millennium
	Contribution	Contribution

Revenue	88.7%	11.3%
EBITDA	91.3%	8.7%
Gallons	87.5%	12.5%

Analysis of US BioEnergy Common Stock

GH&F reviewed general trading information concerning US BioEnergy, including publicly available research analyst recommendations and estimates, the price performance of US BioEnergy common stock since its IPO on December 15, 2006 relative to the S&P 500 and the group of comparable companies described below, and the stock price and volume over selected periods and the stock trading history of US BioEnergy common stock.

In addition, GH&F analyzed financial information and valuation ratios of US BioEnergy compared to corresponding data and ratios from four publicly traded companies deemed comparable by GH&F to US BioEnergy. This group was comprised of Aventine Renewable Energy Holdings, Inc., Pacific Ethanol, Inc., US BioEnergy, and Verasun Energy Corp. GH&F used publicly available Wall Street research estimates as reported by Thomson One Analytics for Aventine Renewable Energy Holdings, Inc., Pacific Ethanol, Inc., and Verasun Energy Corp., and Piper Jaffray, Inc. research analyst estimates for US BioEnergy.

This analysis produced multiples of selected valuation data which GH&F compared to multiples for US BioEnergy based on US BioEnergy’s share price on May 29, 2007 ($13.74) as follows:

Comparable Public Companies
	US BioEnergy	Low	Mean	Median	High

Company Value(1)/2007E EBIT	8.5x	8.5x	18.8x	15.9x	35.1x
Company Value(1)/2008P EBIT	5.7x	5.7x	7.3x	7.3x	8.9x
Company Value(1)/2009P EBIT	4.1x	4.1x	5.8x	5.1x	8.3x
Company Value(1)/2007E EBITDA	7.4x	7.4x	12.1x	11.7x	17.6x
Company Value(1)/2008P EBITDA	4.7x	4.7x	7.1x	7.3x	9.1x
Company Value(1)/2009P EBITDA	3.4x	3.4x	4.9x	4.6x	7.1x
Company Value(1)/2007E Gallons	4.2x	3.6x	4.0x	4.1x	4.3x
Company Value(1)/2008P Gallons	2.5x	1.7x	2.3x	2.5x	2.6x
Company Value(1)/2009P Gallons	1.7x	1.0x	1.6x	1.6x	2.2x

(1)	Company value = market capitalization plus debt.

In reaching its conclusion as to the fairness of the merger consideration, from a financial point of view, and in its presentation to Millennium’s board of managers, GH&F did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. GH&F believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of GH&F are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. These analyses are inherently subject to uncertainty because they are based upon numerous factors or events beyond the control of the parties and their respective advisors. No company or transaction used in any analysis for purposes of comparison is identical to Millennium, US BioEnergy or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Millennium and US BioEnergy were compared and other factors that could affect the value of the companies.

For purposes of this opinion, GH&F relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by it, and did not assume responsibility to independently verify such information. GH&F further relied upon the assurances of Millennium’s and US BioEnergy’s management that the information provided was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make the information provided to it incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, GH&F assumed that neither Millennium nor US BioEnergy was party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger to which this joint proxy statement/prospectus relates, and with respect to financial forecasts, estimates, pro forma financial information and other forward-looking information relating to Millennium or US BioEnergy reviewed by GH&F, GH&F assumed that such information reflected the best currently available estimates and judgments of Millennium’s and US BioEnergy’s management. GH&F expresses no opinion as to any financial forecasts, estimates, pro forma financial information or forward-looking information of Millennium or US BioEnergy or the assumptions on which they were based.

GH&F relied, with Millennium’s consent, on advice of the outside counsel and the independent accountants provided to Millennium, and on the assumptions of the management of Millennium, as to all accounting, legal, tax and financial reporting matters with respect to Millennium, US BioEnergy and the merger agreement. In this regard, GH&F did not opine on, nor does its opinion consider, such matters. Without limiting the generality of the foregoing, GH&F’s analyses did not account for any potential financial impact of differing legal and tax characteristics of Millennium units and US BioEnergy’s common stock, or of the tax or accounting consequences of the merger.

GH&F has assumed that the executed merger agreement will be in all material respects identical to the draft reviewed by it, and that the terms of the merger consideration will be identical to those set forth in such draft. GH&F relied upon the representations and warranties of Millennium and US BioEnergy contained in the merger agreement and has assumed, without independent verification, that they are true and correct. GH&F also assumed the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. GH&F further assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Millennium or US BioEnergy or alter the terms of the merger.

In arriving at its opinion, GH&F did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Millennium or US BioEnergy, and was not furnished with any such appraisals or valuations. The analyses performed by GH&F in connection with its opinion were going concern analyses. GH&F did not express an opinion regarding the liquidation value of Millennium or US BioEnergy. Without limiting the generality of the foregoing, GH&F did not undertake an independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Millennium, US BioEnergy, or any of their affiliates is a party or may be subject, and at the direction of Millennium and with its consent, its opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

GH&F’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and are subject to evaluation on the date thereof; events occurring after such date could materially affect the assumptions used in preparing its opinion. GH&F did not express any opinion as to the price at which Millennium units or shares of US BioEnergy common stock have traded or have been issued or will trade or will be issued following announcement of the merger or at any future time. GH&F did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm its opinion.

GH&F’s opinion addressed solely the fairness, from a financial point of view, to holders, as a group, of Millennium units of the proposed merger consideration and did not opine on the allocation of the merger consideration among the various classes or groupings of the holders. The opinion did not address any other terms or agreement relating to the merger or address or consider any other consideration or amounts (other than the merger consideration) that may be received by any holders.

GH&F, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. Millennium’s board of managers selected GH&F to render an opinion to the board of managers because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. GH&F was engaged by Millennium’s board of managers solely for purposes of rendering the opinion. Under the terms of the engagement letter between Millennium and GH&F, Millennium paid GH&F an initial fee of $75,000 and an additional $225,000 upon delivery of its opinion as to the fairness of the merger consideration. GH&F has not previously been engaged by either Millennium or US BioEnergy to provide services to either of them; however, GH&F has been, and currently is, engaged by other companies to serve in such other companies’ transactions as co-advisors with Scofield & Associates, LLC, who is Millennium’s financial advisor in connection with the proposed merger. GH&F may seek to be engaged by Millennium or the combined company in the future for which it may receive compensation. Whether or not the transaction is consummated, Millennium has agreed to pay the reasonable out-of-pocket expenses of GH&F and to indemnify GH&F against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of GH&F by Millennium’s board of managers.

US BioEnergy’s Reasons for the Merger

US BioEnergy believes that the proposed acquisition of Millennium is a natural extension of its business and that it supports its strategy to grow its ethanol production capacity. US BioEnergy has identified a number of potential benefits of the merger that it believes will contribute to the success of the combined company, including the following:

•	US BioEnergy believes that increasing the size and scale of its operations will position the combined company to become one of the lowest-cost producers of ethanol due to its expected large scale, diverse geographic footprint, state-of-the-art technology, established marketing platform and management expertise.

•	Millennium has completed zoning and other essential permitting steps and begun construction of its ethanol plant. Therefore, US BioEnergy expects that the acquisition of Millennium will allow it to add production capacity faster and with less uncertainty than would construction of a plant at a newly selected location.

•	US BioEnergy expects that the addition of Millennium’s Marion, South Dakota plant will enhance the geographical diversity of US BioEnergy’s operations, thereby:

•	lessening US BioEnergy’s exposure to fluctuations in any one feedstock market;

•	increasing US BioEnergy’s access to potential customers relative to its competitors with geographically concentrated operations; and

•	allowing US BioEnergy to market and distribute its products more efficiently than some of its less-diversified competitors.

•	US BioEnergy believes that Millennium’s plant is strategically sited near natural gas lines and substantial corn supplies with comprehensive access to the on-road and rail transportation infrastructure, which will reduce the combined company’s transportation costs and diversify its corn supply.

•	Millennium is party to a five year corn procurement agreement with Fremar, LLC, a local farmer cooperative.

•	US BioEnergy believes that the proposed acquisition of Millennium and the potential addition of Millennium’s members to US BioEnergy’s shareholder base will expand its relationships with local farmer groups and cooperatives located throughout the Midwest. US BioEnergy expects to continue to seek to acquire smaller producers that meet its operational and financial criteria for acquisitions, and believes that these relationships will facilitate the execution of its acquisition strategy.

•	All of US BioEnergy’s existing and planned ethanol plants have been or will be constructed by Fagen, Inc., the same company that is constructing Millennium’s plant. US BioEnergy believes that its substantial experience operating ethanol plants constructed by Fagen will allow it to achieve significant operational efficiencies in running Millennium’s plant and enhance the value of the plant to the combined company.

On May 29, 2007, US BioEnergy’s board of directors determined by a unanimous vote that the merger is advisable and in the best interests of US BioEnergy and its shareholders, and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Interests of Millennium Managers and Executive Officers in the Merger

In considering the recommendation of Millennium’s board of managers that you, as a member of Millennium, vote to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, you should be aware that some of Millennium’s executive officers and managers have interests in the transaction that are different from, or in addition to, your interests as a Millennium unitholder. Millennium’s board of managers was aware of these interests and took these interests into account in approving and adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger. These interests are summarized below.

Indemnification

US BioEnergy has agreed that all rights to indemnification for acts or omissions occurring prior to the effective time of the merger existing immediately prior to the merger in favor of the current or former managers or officers of Millennium as provided in its articles of organization or operating agreement shall survive the merger and shall continue in full force and effect in accordance with their terms for a period of six years following the effective time of the merger.

FREMAR Management Agreement and Voting Agreement

FREMAR Farmers Cooperative, Inc., or FREMAR, currently serves as Millennium’s company manager pursuant to a management agreement. As company manager, FREMAR appoints Millennium’s CEO and is responsible for management of Millennium’s day-to-day operations and affairs. Millennium pays a management fee of $35,000 per month to FREMAR and Millennium has agreed to reimburse FREMAR for all out-of-pocket expenses it incurs in connection with its performance of consulting services under the management agreement. In connection with the merger agreement, the management agreement was amended to shorten the term to three years following the completion of the merger and to provide that FREMAR will serve as a consultant to the surviving company. Pursuant to the amended agreement, FREMAR will continue to receive $35,000 per month in exchange for its services.

FREMAR holds all of Millennium’s outstanding Class B units. The Class B units are entitled to 5% of the aggregate merger consideration payable by US BioEnergy in the merger. FREMAR has the right to appoint two members of Millennium’s board of managers, and a total of 6 of a total of 7 members of Millennium’s board of managers are also members of FREMAR’s board of directors or are employed by FREMAR. FREMAR, US BioEnergy and US Bio Acquisition Sub have entered into a voting agreement in which FREMAR agreed to vote all of its Class B units in favor of the merger at the special meeting of Millennium’s members. FREMAR also agreed, among other things, to certain transfer restrictions with respect to Millennium units held by it. The voting agreement is described more fully in “The Voting Agreement” on page 93 of this proxy statement/prospectus.

FREMAR owns 50% of FREMAR, LLC, which has an agreement to provide corn for Millennium’s dry mill ethanol plant.

Support Agreement and Amendment to Note Purchase and Purchase Rights Agreement

Mr. Zafar Rizvi, a member of Millennium’s board of managers, serves as vice president of REX Stores Corporation and as president of Farmers Energy, Inc., a wholly-owned subsidiary of REX Stores Corporation.

Farmers Energy Millennium, LLC, an indirect wholly-owned subsidiary of REX Stores Corporation, is the owner of a secured promissory note issued by Millennium pursuant to a note purchase and purchase rights agreement, dated March 17, 2006, among Farmers Energy Millennium, REX Radio and Television, Inc. and Millennium. The note purchase agreement also provides Farmers Energy Millennium with certain rights to purchase Class C units of Millennium, with the exercise price for such rights to be paid in part by the surrender of the promissory note. When the purchase rights have been exercised in full, the Class C units will be entitled to receive 33.92% of the aggregate merger consideration payable by US BioEnergy in the merger. On May 31, 2007, the parties to the note purchase agreement entered into an amendment thereto pursuant to which Farmers Energy Millennium agreed to exercise in full its Class C purchase rights immediately prior to the completion of the merger and to release and discharge its promissory note upon completion of the merger. As required by the terms of the note purchase agreement, the amendment also provided for Farmers Energy Millennium’s consent to the merger. In consideration for entering into the amendment to the note purchase agreement, Farmers Energy Millennium will receive a payment of $1 million upon completion of the merger.

In addition, REX Stores Corporation and Farmers Energy Millennium have entered into a support agreement with US BioEnergy and US Bio Acquisition Sub in which they agreed to certain transfer restrictions with respect to the promissory note and the Class C units subject to the purchase rights. Farmers Energy Millennium also agreed to exercise in full its rights to purchase Class C units in accordance with the amended note purchase and purchase rights agreement. In addition, US BioEnergy agreed to use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to include a reoffer prospectus relating to the offer and sale by Farmers Energy Millennium, after the completion of the merger, of any shares US BioEnergy common stock received by Farmers Energy Millennium in the merger. In the event the merger agreement is terminated under certain circumstances specified in the support agreement, US BioEnergy also agreed to pay REX Stores Corporation a termination fee of $1.67 million. For more information on the support agreement and reoffer prospectus, see “The Support Agreement” on page 95 of this proxy statement/prospectus and “Selling Shareholder; Plan of Distribution” on page 98.

Continued Employment with Surviving Company

Certain of Millennium’s managers and officers will be offered continued employment with the surviving company in the merger, as described in “The Merger Agreement” on page 78 of this proxy statement/prospectus.

Structure of the Merger; Articles of Organization and Operating Agreement

The merger agreement provides for the merger of US Bio Acquisition Sub, a newly formed, wholly-owned subsidiary of US BioEnergy, with and into Millennium with Millennium surviving the merger as a wholly-owned subsidiary of US BioEnergy. Upon consummation of the merger, Millennium’s articles of organization and operating agreement will be amended to be identical to those of US Bio Acquisition Sub immediately prior to consummation of the merger, except that the name of the surviving company will be changed to “US Bio Marion, LLC.” Among other things, such amendment of Millennium’s operating agreement will have the effect of eliminating Millennium’s Class A units, Class B units and Class C units and any restrictions on transfer of those separate classes of units. A form of the operating agreement of US Bio Marion, LLC is attached as Appendix A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Merger Consideration

Upon consummation of the merger, each outstanding Millennium unit will be converted, pursuant to a formula set forth in the merger agreement, into the right to receive a portion of the aggregate merger consideration. Under the terms of the merger agreement:

•	if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is greater than or equal to $15.88 per share, the aggregate merger consideration is 8.5 million shares of US BioEnergy common stock, and

•	if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is less than $15.88 per share, the aggregate consideration payable to Millennium’s members in the transaction is $135 million payable in US BioEnergy common stock (with any shares issued valued at the average per share closing price described above), cash, or any combination thereof at US BioEnergy’s election; provided, that in no event will US BioEnergy issue more than 11.5 million shares of stock in the merger. If US BioEnergy would be required to issue more than 11.5 million shares of stock to provide $135 million of value (with any shares issued valued at the average per share closing price described above), US BioEnergy will pay the balance of the consideration in cash.

In either case, the aggregate merger consideration will be reduced by certain expenses, which are described in “The Merger Agreement — Conversion of Millennium Units in the Merger” beginning on page 79 of this proxy statement/prospectus.

Pursuant to the terms of the merger agreement, the aggregate merger consideration (net of expenses as described above) will be allocated to the Millennium’s classes of units as follows:

•	each Class A unit will be converted into the right to receive its pro rata share of 61.08% of the aggregate net merger consideration;

•	each Class B unit will be converted into the right to receive its pro rata share of 5% of the aggregate net merger consideration; and

•	each Class C unit will be converted into the right to receive its pro rata share of 33.92% of the aggregate net merger consideration.

Certain Projections

Millennium does not routinely disclose publicly its internal projections of future net sales, net income or other anticipated results. However, in connection with the proposed merger and as part of GH&F’s financial analysis of the merger consideration, Millennium provided GH&F with certain non-public business and financial information about Millennium. The information provided to GH&F included projections for the first five years of the expected operation of Millennium’s ethanol production facility (collectively, the “projections”). The projections, dated March 20, 2007, included estimates of a) revenues, b) earnings before interest, taxes, depreciation and amortization (EBITDA) and c) net income (loss). The projections do not give effect to the merger.

The projections are summarized below:

	Year 1
	(20 Months)	Year 2	Year 3	Year 4	Year 5

Revenues	—	$217,333,598	$224,735,260	$231,307,359	$238,052,447
EBIDTA(1)	$301,075	$32,048,473	$33,138,449	$33,219,907	$32,912,366
Net Income (Loss)(2)	$301,075	$9,843,508	$14,582,931	$15,098,386	$15,268,064

(1)	It should be noted that EBITDA is not a measure of performance under generally accepted accounting principles in the U.S., and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)	It should be noted that Millennium is subject to certain covenants under its senior credit facility that affect its ability to make distributions of Net Income to its members. These covenants include, for example, a limitation on paying distributions to 50% of Net Income. In addition, no distributions (other than Tax Distributions) may be made unless and until (i) the total debt service coverage ratio (EBIDTA divided by Fixed Charges (interest plus principal plus capitalized lease payments for a measuring period)) is less than 1.25x, and (ii) full funding of a $7,000,000 debt service reserve and a $50,000 per month reserve for capital expenditures to replace machinery and equipment. Tax Distributions means a quarterly distribution to members to be used to pay estimated federal and state income tax payments required to be paid by each member based on the operations of Millennium in the assumed maximum tax liability amount of 42%. Permitted distributions may be paid annually until such time as the principal balance under the senior credit facility is less than $50,000,000, after which distributions may be made quarterly.

In preparing the projections, Millennium made a number of assumptions, and no assurance can be given that these assumptions will be realized. Although presented with numerical specificity, the projections are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond Millennium’s control, as well as completion of construction of Millennium’s ethanol production facility, the commencement of operations at the facility and changes to Millennium’s business, financial condition or results of operations, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” on page 7 of this proxy statement/prospectus. You also should review “Information With Respect to Millennium” beginning on page 175 of this proxy statement/prospectus and Millennium’s financial statements included elsewhere in this proxy statement/prospectus. Because the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections assume the completion of construction of Millennium’s facility and the commencement of operations at the facility, but do not otherwise take into account any circumstances or events occurring after the date they were prepared. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections.

The projections were not prepared with a view toward public disclosure or compliance with generally accepted accounting principles in the U.S., or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement/prospectus are the responsibility of Millennium’s management. McGladrey & Pullen, LLP, Millennium’s independent registered public accounting firm, has not examined or compiled any of the projections, and accordingly, McGladrey & Pullen, LLP does not express an opinion or any form of assurance with respect thereto. In addition, GH&F did not prepare the projections and have no responsibility therefore. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by Millennium or US BioEnergy or their respective affiliates or representatives to any Millennium security holder regarding Millennium’s ultimate performance compared to the information contained in the projections. Millennium does not, and following the merger US BioEnergy does not, intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Material United States Federal Income Tax Consequences

The following summary discusses the material United States federal income tax consequences to United States persons of exchanging Millennium units for cash and/or shares of US BioEnergy common stock, which we refer to collectively in this section as the “Exchange Consideration,” pursuant to the merger agreement. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States residents and citizens that hold their Millennium units as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular unitholder, including a unitholder that is subject to special treatment under United States federal income tax laws (including, among others, tax-exempt organizations, real estate investment trusts, regulated investment companies, cooperatives, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their units as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the United States dollar, holders that exercise appraisal rights and persons that are, or hold their units through, partnerships or other pass-through entities). In addition, this discussion does not address any aspects of state, local, non-United States taxation or United States federal taxation other than income taxation. No ruling or opinion of counsel has been requested from the IRS regarding the United States federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

YOU ARE URGED TO CONSULT YOUR TAX ADVISORS AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

The Merger

The exchange of a unit for the Exchange Consideration will be treated as a taxable sale of such unit for United States federal income tax purposes. Accordingly, except as described below in “Character of Gain or Loss,” you will generally recognize gain or loss in the merger equal to the difference, if any, between (i) your “amount realized” in the merger and (ii) your adjusted tax basis in the unit exchanged. The “amount realized”

with respect to a unit will be equal to the sum of the fair market value of the Exchange Consideration plus the amount of Millennium’s liabilities allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from an exchange could exceed the fair market value of the Exchange Consideration.

Adjusted Tax Basis

If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment increased by your share of Millennium’s liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of Millennium’s income and gains, and (ii) any increases in your share of liabilities, and has been decreased (but not below zero) by (i) your share of cash distributions, (ii) any decreases in your share of liabilities, (iii) your share of Millennium’s losses, and (iv) your share of nondeductible expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the merger will exceed the fair market value of the Exchange Consideration, and may result in a tax liability to you that exceeds the fair market value of the Exchange Consideration.

Character of Gain or Loss

Except as described below, any gain or loss you recognize pursuant to the merger generally will be treated as a long-term capital gain or loss with respect to units held for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. Certain limitations apply to the use of capital losses.

You will recognize ordinary income or loss in the merger to the extent that your allocable share of the gain or loss that Millennium would recognize on a sale of all of its assets is attributable to “inventory items” or “unrealized receivables,” determined based on Millennium’s tax basis in such items. The difference, if any, between the amount of such ordinary gain or loss and the amount of gain or loss you would have recognized in the merger in the absence of “inventory items” and “unrealized receivables is treated as capital gain or loss. Accordingly, it is possible that you would recognize both ordinary income and capital loss in connection with the merger, and the capital losses may not offset such ordinary income.

It is expected that a significant portion, and possibly substantially all, of the merger consideration will be attributable to the value of the ethanol plant and the underlying construction and design-build contracts. Accordingly, we do not believe that a substantial portion of the merger consideration will be attributable to “inventory items” or “unrealized receivables,” in part, because Millennium has not yet begun operating its business. If, however, Millennium is treated as being in a trade or business, any gain or loss attributable to the ethanol plant to the extent it is held for one year or less would be treated as ordinary income or loss. The amount of gain or loss attributable to the ethanol plant may represent a significant portion, and possibly all, of the gain or loss you recognize in the merger. No assurances can be made in this regard, and you are particularly urged to consult your own tax advisor on this question.

You will be allocated a share of taxable income or loss, if any, for the year of exchange. Such allocation and any cash distributions to you for that year will affect your adjusted tax basis in your units and, therefore, the amount of your taxable gain or loss upon an exchange of a unit pursuant to the merger.

Passive Activity Losses

The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited liability company interests such as your units. An individual, as well as certain other types of investors, generally may not use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are “suspended” and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor’s interest in such activity. Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain attributable to the exchange of your units with passive losses. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available “suspended” passive activity losses that may be used to reduce gain from the exchange of units pursuant to the merger agreement.

Ownership of Shares of US BioEnergy Common Stock

For United States federal income tax purposes, your initial tax basis in shares of US BioEnergy common stock you receive in the merger will be equal to their fair market value on the effective date of the merger, and your holding period for those shares will begin on the day following the effective date of the merger. Because US BioEnergy is treated as a corporation for United States federal income tax purposes, any distributions you receive with respect to shares of US BioEnergy common stock will be treated as dividends, return of capital or capital gains.

Information Reporting, Backup Withholding and FIRPTA Withholding

The exchange of units will require you to report the transaction by filing a statement with your United States federal income tax return for the year of the merger which provides certain required information to the IRS. The paying agent may also be required to report the transaction to the IRS. To prevent the possible application of United States federal backup withholding tax (currently imposed at 28%) with respect to the receipt of the Exchange Consideration, you are generally required to provide US BioEnergy a completed Substitute IRS Form W-9, included with the letter of transmittal. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the IRS. To avoid withholding under the Foreign Investment in Real Property Tax Act (“FIRPTA”) (currently imposed at 10%), each holder of Millennium units will be required to furnish the exchange agent with a signed FIRPTA certificate, certifying that the holder is a “United States person” not subject to FIRPTA withholding. A form of this certificate will be included with the letter of transmittal.

Accounting Treatment of the Merger

Millennium is a considered a development stage company and not considered a “business” under the provisions of EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. As such this transaction does not qualify as a business combination under FASB Statement No. 141, Business Combinations. US BioEnergy will record the market value of its common stock issued in connection with the merger, the amount of cash consideration to be paid to the holders of Millennium, if any, and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Millennium and will allocate this estimated purchase price to the net assets acquired, including tangible and intangible assets, based on their respective fair values at the date of the completion of the merger. Plant and equipment and amortizable intangible assets acquired will generally be depreciated or amortized over their estimated useful lives from date placed in service.

Regulatory Approvals Required

As of the date of this proxy statement/prospectus, US BioEnergy and Millennium are not required to file notifications with or obtain any approvals or clearances from federal antitrust regulatory authorities in the United States before the merger may be consummated.

Listing of Shares of US BioEnergy Common Stock Issued in the Merger on the NASDAQ Global Market

US BioEnergy will use all reasonable efforts to cause the shares of US BioEnergy common stock, if any, issued in connection with the merger to be authorized for listing on the NASDAQ Global Market before the completion of the merger, subject to official notice of issuance.

Deregistration of Millennium Units After the Merger

Upon the completion of the merger, Millennium will become a wholly-owned subsidiary of US BioEnergy, Millennium’s Class A units and Class B units will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Millennium’s units will no longer be quoted on the qualified matching service offered by Variable Investment Adviser’s, Inc.

Restrictions on Sales of Shares of US BioEnergy Common Stock Received in the Merger

The shares of US BioEnergy common stock to be issued to Millennium unitholders in the merger will be registered under the Securities Act and will be freely transferable, except for shares of US BioEnergy common stock issued to any person who is deemed to be an “affiliate” of Millennium prior to the merger. Persons who may be deemed to be “affiliates” of Millennium prior to the merger include individuals or entities that control, are controlled by, or are under common control of Millennium, prior to the merger, and may include officers and directors, as well as principal unitholders of Millennium, prior to the merger. Affiliates of Millennium will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of Millennium prior to the merger may not sell any of the shares of US BioEnergy common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

As described in “Selling Shareholder; Plan of Distribution” on page 98 of this proxy statement/prospectus and in “The Support Agreement” on page 95, US BioEnergy has agreed to use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to include a reoffer prospectus relating to the offer and sale by Farmers Energy Millennium, after the completion of the merger, of any shares of US BioEnergy common stock received by Farmers Energy Millennium in the merger. Other than with respect to such shares of US BioEnergy common stock held by Farmers Energy Millennium, US BioEnergy’s registration statement of which this proxy statement/prospectus forms a part does not cover the resale of shares of US BioEnergy common stock to be received in connection with the merger by persons who may be deemed affiliates of Millennium.

Appraisal Rights

Millennium’s members are not entitled to appraisal rights under Millennium’s limited liability company operating agreement or articles or organization or under applicable state law.

THE MERGER AGREEMENT

This is a summary of the material provisions of the merger agreement among US BioEnergy, Millennium and US Bio Acquisition Sub. The merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about US BioEnergy and Millennium. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings made by US BioEnergy and Millennium with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between US BioEnergy and Millennium and may be subject to important qualifications and limitations agreed by US BioEnergy and Millennium in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between US BioEnergy and Millennium rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Structure of the Merger

The merger agreement provides for the merger of US Bio Acquisition Sub, a newly formed, wholly-owned subsidiary of US BioEnergy, with and into Millennium with Millennium surviving the merger as a wholly-owned subsidiary of US BioEnergy.

Completion and Effectiveness of the Merger

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “— Conditions to Completion of the Merger” beginning on page 88 of this proxy statement/prospectus are satisfied or waived, including approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, by the members of Millennium. Unless another time is agreed to by US BioEnergy and Millennium, the merger will become effective upon the filing of articles of merger with the Secretary of State of the State of South Dakota.

Articles of Organization and Operating Agreement

Upon consummation of the merger, Millennium’s articles of organization and operating agreement will be amended to be identical to those of US Bio Acquisition Sub immediately prior to consummation of the merger, except that the name of the surviving company will be changed to “US Bio Marion, LLC.” A form of the operating agreement of US Bio Marion, LLC is attached as Appendix A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Managers and Officers of the Surviving Company

Upon consummation of the merger, the initial managers and officers of the surviving company will be the managers and officers of US Bio Acquisition Sub immediately prior to consummation of the merger, until their respective successors are duly elected or appointed and qualified.

Conversion of Millennium Units in the Merger

Upon consummation of the merger, each outstanding Millennium unit will be converted, pursuant to a formula set forth in Exhibit A to the merger agreement, into the right to receive a portion of the aggregate merger consideration. Under the terms of the merger agreement:

•	if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is greater than or equal to $15.88 per share, the aggregate merger consideration is 8.5 million shares of US BioEnergy common stock; and

•	if the average per share closing price of US BioEnergy’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting is less than $15.88 per share, the aggregate consideration payable to Millennium’s members in the transaction is $135 million payable in US BioEnergy common stock (with any shares issued valued at the average per share closing price described above), cash, or any combination thereof at US BioEnergy’s election; provided, that in no event will US BioEnergy issue more than 11.5 million shares of stock in the merger. If US BioEnergy would be required to issue more than 11.5 million shares of stock to provide $135 million of value (with any shares issued valued at the average per share closing price described above), US BioEnergy will pay the balance of the consideration in cash.

In either case, the aggregate merger consideration will be reduced by:

•	all fees and expenses incurred by Millennium in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	all fees and expenses incurred in connection with Millennium’s contemplated tax exempt bond financing, including, without limitation, the fees and expenses of Millennium’s legal and financial advisors; and

•	50% of any filing fee required under the Hart-Scott-Rodino Antitrust Improvements Act.

This reduction to the aggregate merger consideration will be offset by a credit for the reasonable out-of-pocket fees and expenses incurred by Millennium prior to May 8, 2007 in connection with the tax-exempt bond financing transaction, such credit not to exceed $370,000.

Pursuant to the terms of the merger agreement, the aggregate merger consideration (net of expenses as described above) will be allocated to the Millennium classes of units as follows:

•	each Class A unit will be converted into the right to receive its pro rata share of 61.08% of the aggregate net merger consideration;

•	each Class B unit will be converted into the right to receive its pro rata share of 5% of the aggregate net merger consideration; and

•	each Class C unit will be converted into the right to receive its pro rata share of 33.92% of the aggregate net merger consideration.

The merger consideration will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into US BioEnergy common stock), reorganization, recapitalization, reclassification or other like change with respect to US BioEnergy having a record date on or after May 31, 2007 and prior to the completion of the merger.

Each unit of Millennium held by Millennium or owned by US BioEnergy or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of Millennium, US BioEnergy or any of their direct or indirect subsidiaries will receive any securities of US BioEnergy or other consideration in exchange for those shares.

Fractional Units

US BioEnergy will not issue any fractional shares of common stock in connection with the merger. Instead, each unitholder who would otherwise be entitled to receive a fraction of a share of common stock of US BioEnergy (after aggregating all fractional shares of common stock that otherwise would be received by such unitholder) will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing sale price of one share of US BioEnergy common stock for the ten most recent trading days that US BioEnergy common stock has traded ending on the trading day one day prior to the date the merger is completed, as reported on the NASDAQ Global Market.

Exchange Procedures

Promptly following completion of the merger (but in any event within two business days thereafter), US BioEnergy will cause the exchange agent for the merger, to mail to each Millennium unitholder a letter of transmittal and instructions for surrendering the unitholder’s units in exchange for the merger consideration. Those Millennium unitholders who properly surrender their letter of transmittal in accordance with the exchange agent’s instructions will receive (1) the number of whole shares of US BioEnergy common stock that the holder is entitled to receive pursuant to the merger agreement, if any, (2) the cash portion of the merger consideration, if any, (3) cash in lieu of any fractional share of US BioEnergy common stock, and (4) any dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. After the effective time of the merger, each unit of Millennium that has not been surrendered will represent only the right to receive each of items (1) through (4) enumerated in this paragraph. Following the completion of the merger, Millennium will not register any transfers of Millennium units on its records.

Distributions with Respect to Unexchanged Units

Millennium unitholders are not entitled to receive any dividends or other distributions on US BioEnergy common stock until the merger is completed. After the merger is completed, Millennium unitholders will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of US BioEnergy common stock which they are entitled to receive upon exchange of their Millennium units, but they will not be paid any dividends or other distributions on the US BioEnergy common stock until they surrender their Millennium units to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership

US BioEnergy will issue shares in the name of and/or pay cash consideration to a person other than the person in whose name a surrendered Millennium unit is registered only if (i) the appropriate transfer forms are presented for transferring Units, (ii) such transfer complies with applicable law, Millennium’s operating agreement and the procedures established by Millennium for transferring units as in effect on the date of the merger agreement and (iii) the persons requesting such exchange will have paid to US BioEnergy or any agent designated by it any transfer or other taxes required by reason of the issuance of shares in the name of, or payment of cash consideration to, any person other than the registered holder of the units surrendered, or established to the satisfaction of US BioEnergy or any agent designated by it that such tax has been paid or is not payable.

Representations and Warranties

Millennium made a number of representations and warranties to US BioEnergy in the merger agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger, including representations and warranties relating to the following subject matters:

•	limited liability company organization, qualification to do business, good standing and limited liability power of Millennium;

•	absence of violations of the articles of organization and operating agreement of Millennium;

•	Millennium’s capital structure and the absence of restrictions or encumbrances with respect thereto;

•	limited liability company authorization to enter into the merger agreement and consummate the transactions under the merger agreement, and the enforceability of the merger agreement;

•	the vote of members required to complete the merger;

•	governmental and regulatory approvals and other consents required to complete the merger;

•	the effect of entering into and carrying out the obligations of the merger agreement on material contracts;

•	absence of any conflict with or violation of the articles of organization and operating agreement of Millennium, or any applicable legal requirements resulting from the execution of the merger agreement or the completion of the merger;

•	the inapplicability of state takeover statutes to the merger;

•	filings and reports with the Securities and Exchange Commission;

•	financial statements;

•	the absence of certain changes and events, including any material adverse effect on Millennium, since December 31, 2006;

•	the absence of certain undisclosed liabilities and obligations;

•	taxes;

•	good and valid title to or valid leasehold interests in all personal properties and assets free and clear of all liens;

•	good and valid title to all real property;

•	construction of the dry mill ethanol plant;

•	intellectual property;

•	compliance with applicable legal requirements;

•	possession of and compliance with all permits required for the operation of business;

•	litigation;

•	employee benefit plans and labor relations;

•	personnel;

•	environmental matters;

•	agreements, contracts and commitments;

•	absence of breaches of contracts;

•	accuracy of information supplied by Millennium in this proxy statement/prospectus and the related registration statement filed by US BioEnergy with the Securities and Exchange Commission;

•	insurance;

•	transactions between Millennium and its affiliates;

•	approval by its board of managers;

•	payment, if any, required to be made to brokers and agents on account of the merger;

•	the receipt of a fairness opinion from Greene, Holcomb & Fisher LLC relating to the merger; and

•	the full disclosure by Millennium of all material facts necessary to make the statements in the merger agreement, financial statements of Millennium and other documents referred to in the merger agreement not misleading.

US BioEnergy and US Bio Acquisition Sub each made a number of representations and warranties to Millennium in the merger agreement, including representations and warranties relating to the following subject matters:

•	corporate or limited liability company organization, qualification to do business, good standing and corporate or limited liability company power of US BioEnergy of US Bio Acquisition Sub;

•	corporate or limited liability company authorization to enter into the merger agreement and consummate the transactions under the merger agreement, and the enforceability of the merger agreement;

•	absence of any conflict with or violation of the charter and bylaws of US BioEnergy and the organizational documents of US Bio Acquisition Sub or any applicable legal requirements resulting from the execution of the merger agreement and the completion of the merger;

•	the effect of entering into and carrying out the obligations of the merger agreement on material contracts;

•	governmental and regulatory approvals required to complete the merger;

•	US BioEnergy’s capital structure;

•	accuracy of information supplied by US BioEnergy in this proxy statement/prospectus and the related registration statement;

•	US BioEnergy’s SEC filings and financial statements; and

•	absence of facts pertaining to US BioEnergy known to US BioEnergy that would reasonably be expected to adversely effect the likelihood of securing the requisite governmental and regulatory approvals required for the completion of the merger.

Millennium’s Conduct of Business Before Completion of the Merger

Under the merger agreement, Millennium has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless US BioEnergy consents in writing, it will carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable legal requirements, and will pay its debts and taxes when due and pay or perform other material obligations when due.

Under the merger agreement, Millennium has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless US BioEnergy consents in writing, it will conduct its business in compliance with a number of specific restrictions and will not, subject to specified exceptions, do any of the following:

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

•	transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to Millennium intellectual property;

•	declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity interests or property) in respect of any equity securities or similar interests in Millennium or split, combine or reclassify any equity securities or similar interests or issue or authorize the issuance of any other interests in respect of, in lieu of or in substitution for any equity securities or similar interests;

•	purchase, redeem or otherwise acquire, directly or indirectly, any equity securities or similar interests in Millennium, or any instrument or security that consists of a right to acquire such securities or interests;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any equity securities or similar interests in Millennium or any interests convertible into equity securities or similar interests, or subscriptions, rights, warrants or options to acquire any equity securities or similar interests or any interests convertible into equity securities or similar interests or enter into other agreements or commitments of any character obligating it to issue any such equity securities, interests or convertible interests;

•	split, combine or reclassify any class of units;

•	cause, permit or propose any amendments to its organizational documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are significant, individually or in the aggregate, to the business of Millennium, other than building materials in connection with the construction of Millennium’s dry mill ethanol plant, or enter into any joint ventures, strategic partnerships or alliances;

•	sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt interests or options, warrants, calls or other rights to acquire any debt interests of Millennium, enter into any “keep well” or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than pursuant to Millennium’s existing credit facilities;

•	adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, employment or consulting agreement with or for the benefit of any Millennium manager, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

•	modify, amend, waive or terminate any contract or agreement to which Millennium is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

•	pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment of accounts payable in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Millennium;

•	enter into any contract or agreement which may not be cancelled without penalty by Millennium upon notice of thirty (30) days or less or which provides for payments by or to Millennium in an amount in excess of $10,000 over the term of the agreement or which involve any exclusive terms of any kind;

•	permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to US BioEnergy;

•	revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

•	make or change any tax election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle or consent to any tax claim, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any tax claim;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder;

•	waive any “standstill” or similar restrictions contained in any confidentiality or other agreements to which it is a party;

•	take any action that would or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, or would make any representation or warranty of Millennium contained merger agreement inaccurate in any material respect at, or as of any time prior to, the completion of the merger, or that would materially impair the ability of Millennium to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•	with respect to the construction of the dry mill ethanol plant, (i) permit such construction to be conducted other than in accordance with the plans and specifications previously provided to US BioEnergy and applicable legal requirements and in a good and workmanlike manner using first-class materials, (ii) fail to obtain and maintain in existence all licenses, permits and approvals required in connection with such construction, (iii) enter into any agreement for the payment of, or otherwise agree to pay, any amounts that are not provided for in the construction-related agreements delivered to US BioEnergy, (iv) fail to pay all costs and expenses associated with such construction when the same become due and payable, (v) materially amend or otherwise modify, or authorize the material amendment or modification of, any document relating to such construction, including the construction schedule attached as an exhibit to the merger agreement and the contracts with the general contractor or any other contractors or subcontractors or (vi) make or authorize the making of any other material modification to such construction, including issuing any change order and replacing any contractor or subcontractor;

•	incur any fees or expenses in connection with any financing transaction; or

•	enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or otherwise or announce an intention to do any of the foregoing.

Millennium Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to certain exceptions described below, Millennium has agreed that it will not, and each of its officers and managers will not, directly or indirectly:

•	solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal, except as to the existence of these provisions;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal; or

•	grant any waiver or release under any standstill or similar agreement with respect to any equity interests of Millennium.

In addition, Millennium agreed to use its reasonable best efforts to cause its employees, agents and representatives (including any retained investment banker, attorney or accountant) not to do any of the foregoing.

An acquisition proposal is any offer or proposal, relating to any transaction or series of related transactions involving:

•	any purchase from such party or acquisition by any person or group of more than a 10% interest in the total outstanding voting interests of Millennium or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the total outstanding voting interests of Millennium or any merger, consolidation, business combination or similar transaction involving Millennium;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Millennium; or

•	any liquidation or dissolution of Millennium (provided, however, the merger and the transactions contemplated by the merger agreement, shall not be deemed an acquisition proposal in any case).

Under the merger agreement, Millennium agreed to cease, as of May 31, 2007, all then-existing activities, discussions or negotiations by Millennium with any third parties with respect to any acquisition proposal.

Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, prior to the meeting of Millennium’s members contemplated by this proxy statement/prospectus and subject to Millennium first entering into a confidentiality agreement, the board of managers of Millennium is permitted to engage in discussions or negotiations with, or provide any nonpublic information or data to (provided that such information or data also is simultaneously given to US BioEnergy to the extent not previously given to US BioEnergy), any person in response to an unsolicited bona fide written proposal for an acquisition proposal by such person first made after May 31, 2007 which the board of managers of Millennium concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to constitute a superior proposal, if and only to the extent that the board of managers of Millennium reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that:

•	Millennium and the board of managers shall have given US BioEnergy (orally and in writing) at least 48 hours prior notice of its intent to do so before taking any such action;

•	Millennium and the board of managers shall keep US BioEnergy informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis; and

•	the board of managers shall not recommend any superior proposal to the members of Millennium except as permitted under the merger agreement, and only after Millennium shall first have complied with the procedures set forth in such section.

A superior proposal is a bona fide, unsolicited written proposal for an acquisition proposal that did not arise from a breach of the provisions of the merger agreement described above (substituting for this purpose 80% for each reference to 10% in the above definition of acquisition proposal) that the board of managers concludes in good faith, after consultation with its financial advisor and its outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal as permitted under applicable law is:

•	more favorable to Millennium’s members from a financial point of view, than the transactions contemplated by the merger agreement and

•	fully financed and reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Nothing in the provisions of the merger agreement described above will prohibit the board of managers of Millennium from taking and disclosing to Millennium’s members, subject to US BioEnergy’s rights to terminate the merger agreement as described below, a position with respect to an acquisition proposal to the extent required under applicable law.

As promptly as practicable after receipt of any acquisition proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an acquisition proposal or for a waiver or release under any “standstill” or similar agreement, Millennium is obligated to provide US BioEnergy with oral and written notice of the material terms and conditions of such acquisition proposal, request or inquiry, and the identity of the person or group making any such acquisition proposal, request or inquiry and a copy of all written materials provided in connection with such acquisition proposal, request or inquiry. Millennium is also obligated to provide US BioEnergy as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep US BioEnergy informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such acquisition proposal, request or inquiry.

Obligations of Millennium’s Board of Managers with Respect to Its Recommendation and Holding a Meeting of Members

Millennium agreed to call, hold and convene a meeting of its members as promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission, and to use its reasonable best efforts to solicit from its members proxies in favor of the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, and to take all other action necessary or advisable to secure the vote of its members required by the South Dakota Uniform Limited Liability Company Act to obtain such approvals. Millennium’s board of managers agreed to recommend the approval and adoption of the merger agreement and approval of the merger to its members and not to withdraw, amend or modify or propose or resolve to withdraw, amend or modify in a manner adverse to US BioEnergy this recommendation. Notwithstanding the Millennium’s board of managers’ obligations described in this paragraph, in connection with a third party acquisition proposal deemed by the board of managers to be a superior proposal, the board of managers of Millennium may withdraw, modify or change its recommendation in favor of the merger and recommend such superior proposal, provided, that:

•	the board of managers may not withdraw, modify or change its recommendation or recommend such superior proposal until it has given US BioEnergy at least five business days’ notice of its intention to take such action, and after giving US BioEnergy notice of the latest material terms, conditions of the superior proposal, and then taken into account any amendment or modification to merger agreement or the transactions contemplated thereby proposed by US BioEnergy in writing, it being understood that any revised superior proposal shall require a separate notice period, and

•	if the board of managers of Millennium gives notice pursuant to the foregoing within five business days of the date of the meeting of Millennium’s members, Millennium shall, subject to the requirements of applicable law, postpone the members’ meeting to a date and time to ensure that US BioEnergy has five business days’ notice of any such proposed withdrawal, modification or change of recommendation prior to the members’ meeting.

Notwithstanding anything to the contrary contained in the merger agreement, Millennium’s obligation to call, give notice of, convene and hold the members’ meeting will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any acquisition proposal, or by any change in the recommendation by the board of managers (or any committee thereof) of the merger agreement and the merger or the recommendation by the board of managers (or any committee thereof) of an acquisition proposal or superior proposal.

Treatment of Millennium Employees

The merger agreement provides that certain Millennium employees, to the extent they are still actively providing services to Millennium as of the effective time, will be offered employment, effective as of the completion of the merger, with the surviving company in the merger on the terms set forth in the merger agreement. Nothing in the merger agreement requires Millennium, US BioEnergy or the surviving company in the merger to continue the employment of any person, and none of Millennium, US BioEnergy or the surviving company shall have any obligation to continue, and there shall be no restrictions any on such person’s right to amend, modify or terminate, any benefit plan or compensation arrangement as of or subsequent to the completion of the merger; provided that as long as so employed by the surviving company in the merger, through the later of five months following the completion of the merger or December 31, 2007, the base salary of certain employees who accept employment as provided in the first sentence of this paragraph shall not be reduced below the amount specified in the merger agreement.

Under the merger agreement, no Millennium employee or his or her beneficiaries has any third party beneficiary rights under the merger agreement.

Director and Officer Indemnification and Insurance

US BioEnergy has agreed that all rights to indemnification for acts or omissions occurring prior to the completion of the merger existing immediately prior to the merger in favor of the current or former managers or officers of Millennium as provided in its articles of organization or operating agreement shall survive the merger and shall continue in full force and effect in accordance with their terms for a period of six years following the completion of the merger.

Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals

Each of US BioEnergy, US Bio Acquisition Sub and Millennium agreed to coordinate and cooperate with one another and use all reasonable efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. US BioEnergy, US Bio Acquisition Sub and Millennium also agreed to make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement including the following:

•	those filings or submissions required under the Hart-Scott-Rodino Antitrust Improvements Act;

•	any other filing necessary to obtain certain other governmental and regulatory consents necessary for the completion of the merger;

•	the filing of this proxy statement/prospectus and the US BioEnergy registration statement with the Securities and Exchange Commission of which this proxy statement/prospectus forms a part, and any other filings required under the Securities Act and the Exchange Act;

•	the filing of articles of merger with the Secretary of State of the State of South Dakota; and

•	any other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign and state securities or related laws.

Each of US BioEnergy and Millennium also agreed to cause all such documents that it is responsible for filing with any governmental entity to comply in all material respects with all applicable laws. US BioEnergy, Millennium and US Bio Acquisition Sub each agreed to promptly supply the others with any information which may be required in order to effectuate any filings or application pursuant the above paragraph.

In addition, each of US BioEnergy, Millennium and US Bio Acquisition Sub agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the transactions contemplated by the merger agreement, including using all reasonable efforts to accomplish the following:

•	the taking of all reasonable acts necessary to cause the conditions precedent set forth in the merger agreement to be satisfied;

•	the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers from third parties, including certain consents necessary to the completion of the merger; and

•	the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, the merger agreement.

Limitation on Reasonable Efforts to Obtain Regulatory Approvals

Neither US BioEnergy nor Millennium shall be required to divest or hold separate or otherwise take or commit to take any action that limits US BioEnergy’s or Millennium’s freedom of action with respect to, or their ability to retain, Millennium or any portions thereof or any of the businesses, product lines, properties or assets of Millennium or US BioEnergy.

Conditions to Completion of the Merger

The respective obligations of US BioEnergy and US Bio Acquisition Sub, on one hand, and Millennium, on the other, to complete the merger and the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction before the completion of the merger of the following conditions:

•	the merger agreement has been approved and adopted, and the merger and other transactions contemplated by the merger agreement have been approved, by the requisite vote of the members of Millennium;

•	no governmental entity of competent jurisdiction has enacted or issued any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	if applicable as determined by US BioEnergy, all waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act relating to the merger and the transactions contemplated by the merger agreement have expired or terminated early;

•	the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this prospectus/proxy statement, shall have been initiated or threatened in writing by the SEC; and

•	any shares of US BioEnergy’s common stock to be issued in connection with the merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

In addition, the obligation of Millennium to consummate and effect the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of US BioEnergy and US Bio Acquisition Sub set forth in the merger agreement (i) that are qualified as to materiality are true and correct both when made and at and as of the effective time of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality are true and correct both when made and at and as of the effective time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects;

•	US BioEnergy and US Bio Acquisition Sub have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the date the merger is to be completed; and

•	no material adverse effect, as defined below, on US BioEnergy has occurred since May 31, 2007.

The obligations of US BioEnergy and US Bio Acquisition Sub to consummate and effect the Merger are subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Millennium set forth in the merger agreement (i) that are qualified as to materiality are true and correct both when made and at and as of the completion of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality are true and correct both when made and at and as of the completion of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects;

•	Millennium has performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the date the merger is to be completed;

•	no material adverse effect, as defined below, on Millennium has occurred since May 31, 2007;

•	certain material consents, permits and approvals of governmental entities and other private third parties have been obtained with no adverse conditions attached and no expense imposed on Millennium;

•	Fagen, Inc., the general contractor in connection with the ongoing construction of the dry mill ethanol plant, has executed and delivered to US BioEnergy a general contractor’s certificate disclosing no adverse matters;

•	there is not pending any action or proceeding by any governmental entity or any action or proceeding by any other person before any court or governmental entity seeking, and no court, arbitrator or governmental entity has issued any judgment, order, decree or injunction, and there is not any statute, rule or regulation that is likely, directly or indirectly:

•	to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or to obtain any damages or other remedy in connection with the merger or the transactions contemplated by the merger agreement,

•	to restrain or prohibit US BioEnergy’s (including its affiliates’) ownership or operation of all or any portion of the business or assets of the company surviving the merger or Millennium, or to compel US BioEnergy or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the company surviving the merger or Millennium or

•	to impose or confirm limitations on the ability of US BioEnergy or any of its affiliates to effectively control the business or operations of the company surviving the merger or Millennium,

provided, however, that US BioEnergy and Millennium shall use their reasonable best efforts to have any such judgment, order, decree or injunction vacated;

•	Millennium and FREMAR Farmers Cooperative, Inc. (“FREMAR”) have executed and delivered to US BioEnergy an amendment to the management services agreement between the Millennium and FREMAR, in form and substance satisfactory to US BioEnergy, giving US BioEnergy the right to terminate such management services agreement at any time following the three-year anniversary of the completion of the merger and providing that such termination by US BioEnergy will be without additional cost to US BioEnergy;

•	US BioEnergy has received the opinion of Lindquist & Vennum P.L.L.P., addressed to US BioEnergy and dated as of the date of completion of the merger, stating, among other things, that Millennium is not and has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code and covers certain other matters as provided in the merger agreement;

•	Farmers Energy Millennium, LLC has fully exercised its purchase rights for Class C units of Millennium, and all notes issued pursuant to the its note agreement shall have been cancelled, in each case, in accordance with the terms of the note agreement as in effect on May 31, 2007, and the support agreement among REX Stores Corporation, Farmers Energy Millennium, LLC, US BioEnergy and US Bio Acquisition Sub, as described in “The Support Agreement” on page 95 of this prospectus/proxy statement, is in full force and effect and REX Stores Corporation and Farmers Energy Millennium are in full compliance with the terms thereof; and

•	the voting agreement among FREMAR, US BioEnergy and US Bio Acquisition Sub, as described in “The Voting Agreement” on page 93 of this prospectus/proxy statement, is in full force and effect, and FREMAR is in full compliance with the terms thereof.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on US BioEnergy or Millennium means any change, event, effect or circumstance, as the case may be, that, individually or together with any other change, event, effect or circumstance, is or could reasonably be expected to be materially adverse to (y) the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of the entity and its subsidiaries, taken as a whole, or (z) the entity’s ability to consummate each of the transactions contemplated in the merger agreement; provided that in no event shall any of the following be taken into account in determining whether there has been or will be, a material adverse effect on any entity: (A) any change, event, effect or circumstance resulting from the announcement of the merger agreement, (B) any change in such entity’s stock price or trading volume, (C) any change, event, effect or circumstance that results from changes affecting the industry in which such entity operates generally or the United States economy generally or (D) any change, event, effect or circumstance that results from changes affecting general worldwide economic or capital market conditions.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to the completion of the merger, whether before or after the requisite approval of the members of Millennium:

•	by mutual written consent duly authorized by the board of directors of US BioEnergy and the board of managers of Millennium;

•	by either Millennium or US BioEnergy if the merger shall not have been consummated by September 30, 2007, or the “end date,” except that this right to terminate the merger agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a material breach of the merger agreement. US BioEnergy will have the right to extend the end date to October 31, 2007 if a delay relating to any information provided by Millennium or required to be provided by Millennium in any required filing with a governmental entity in connection with the transactions contemplated by the merger agreement is the primary cause of the failure of the merger to be consummated by September 30, 2007, regardless of whether such delay arises from a breach of the merger agreement;

•	by either Millennium or US BioEnergy if a governmental entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by either Millennium or US BioEnergy if the required approval of the members of Millennium contemplated by the merger agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Millennium’s members duly convened therefor or at any adjournment thereof, except that such right to terminate the merger agreement shall not be available to Millennium where the failure to obtain Millennium member approval shall have been caused by the action or failure to act of Millennium and such action or failure to act constitutes a material breach by Millennium of the merger agreement;

•	by Millennium, upon a breach of any representation, warranty, covenant or agreement on the part of US BioEnergy set forth in the merger agreement, or if any representation or warranty of US BioEnergy shall have become untrue, in either case such that the conditions to completion of the merger regarding US BioEnergy’s representations and warranties or covenants would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue. However, if such inaccuracy in US BioEnergy’s representations and warranties or breach by US BioEnergy is curable by US BioEnergy prior to the end date through the exercise of reasonable efforts, then Millennium may not terminate the merger agreement for sixty (60) days following the receipt of written notice from Millennium to US BioEnergy of such breach, provided that US BioEnergy continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period. Millennium may not terminate the merger agreement pursuant to the foregoing if it shall have materially breached the merger agreement or if such breach by US BioEnergy is cured within such sixty (60) day period;

•	by US BioEnergy, upon a breach of any representation, warranty, covenant or agreement on the part of Millennium set forth in the merger agreement, or if any representation or warranty of Millennium shall have become untrue, in either case such that the conditions to completion of the merger regarding Millennium’s representations and warranties or covenants would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue. However, if such inaccuracy in Millennium’s representations and warranties or breach by Millennium is curable by Millennium prior to the end date through the exercise of reasonable efforts, then US BioEnergy may not terminate the merger agreement for sixty (60) days following the receipt of written notice from US BioEnergy to Millennium of such breach, provided that Millennium continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period. US BioEnergy may not terminate the merger agreement pursuant to the foregoing if it shall have materially breached the merger agreement or if such breach by Millennium is cured within such sixty (60) day period; or

•	by US BioEnergy, at any time prior to the adoption and approval of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, by the required vote of the members of Millennium, if any of the following occur: (i) Millennium’s board of managers or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to US BioEnergy its recommendation in favor of, the adoption and approval of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, (ii) Millennium shall have failed to include in this proxy statement/prospectus the recommendation of its board of managers in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, (iii) Millennium’s board of managers fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, within five (5) calendar days after US BioEnergy requests that such recommendation be reaffirmed, (iv) Millennium’s board of managers or any committee thereof shall have approved or recommended any acquisition proposal or superior proposal or (v) a tender or exchange offer relating to the Units shall have been commenced and Millennium shall not have sent to its members, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Millennium’s board of managers recommends rejection of such tender or exchange offer.

Payment of Termination Fee

Under the terms of the merger agreement, Millennium has agreed to pay to US BioEnergy a termination fee of $6 million if US BioEnergy terminates the merger agreement because of the occurrence of an event with respect to Millennium as described in the last bullet in the section entitled “— Termination of the Merger Agreement” above, except that if the merger agreement is so terminated by US BioEnergy after September 30, 2007, such fee shall be $3 million. The termination fee shall be paid as follows: $2 million shall be paid within two (2) business days after such termination, and the balance shall be paid on the earlier of (i) the first day following the date that is six (6) months after the date that the dry mill ethanol plant commenced operations or (ii) the consummation of an acquisition (as defined below).

In addition, Millennium must pay the termination fee of $6 million to US BioEnergy within two business days after the consummation of an acquisition of Millennium if all of the following conditions are met:

•	Millennium’s members failed to approve the merger agreement;

•	There has been public disclosure of an acquisition proposal by a third party with respect to Millennium; and

•	Either:

•	within six (6) months following the termination of the merger agreement an acquisition of Millennium is consummated or

•	within six (6) months following termination of the merger agreement Millennium enters into an agreement providing for an acquisition of Millennium and an acquisition of Millennium is consummated within twelve (12) months of the termination of the merger agreement.

In the event that the merger agreement is terminated by Millennium because the merger has not been completed by the termination date (as determined in the section entitled “— Termination of the Merger Agreement” above), US BioEnergy will, within two business days following such termination, pay Millennium $1 million and reimburse Millennium for:

•	the reasonable fees, up to $300,000, of Greene Holcomb & Fisher LLC in connection with its fairness opinion and

•	the reasonable out-of-pocket fees and expenses, up to $370,000, incurred by Millennium prior to May 8, 2007 in connection with a certain tax-exempt bond financing transaction.

Under the terms of the merger agreement, an acquisition of Millennium, for purposes of these termination provisions, means any of the following transactions (other than the transactions contemplated by the merger agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Millennium pursuant to which the members of Millennium immediately preceding such transaction hold less than fifty-one percent (51%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by Millennium of assets representing in excess of fifty-one percent (51%) of the aggregate fair market value of Millennium’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Millennium or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of units representing in excess of fifty-one percent (51%) of the voting power of the then outstanding units.

Extension, Waiver and Amendment of the Merger Agreement

US BioEnergy and Millennium may amend the merger agreement by execution of an instrument in writing signed on behalf of each of US BioEnergy, Millennium and US Bio Acquisition Sub.

Either US BioEnergy or Millennium may extend the other’s time for performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENT

Contemporaneously with the execution and delivery of the merger agreement, FREMAR Farmers Cooperative, Inc., or “FREMAR,” the record and beneficial owner of all 1,000,000 of the outstanding Class B units of Millennium, entered into a voting agreement with US BioEnergy and US Bio Acquisition Sub with respect to all such units. We refer to these shares as the “subject units.”

The following is a summary description of the voting agreement. The voting agreement is attached as Annex B to this proxy statement/prospectus and is hereby incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

Pursuant to the voting agreement, FREMAR granted to US BioEnergy an irrevocable proxy and irrevocably appointed US BioEnergy and its designees as FREMAR’s attorney and proxy to vote its subject units at the special meeting of Millennium’s members (and any adjournment or postponement thereof) as follows:

•	in favor of the adoption of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof;

•	against approval of any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger, including any acquisition proposal; and

•	against any other action that is intended, or could, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

In addition, FREMAR has agreed to vote the subject units as set forth above at the special meeting of Millennium’s members (and any adjournment or postponement thereof).

Transfer Restrictions With Respect to Subject Units

FREMAR agreed to certain restrictions on the transfer of its subject units. Under the voting agreement, FREMAR may not do any of the following:

•	offer for sale, sell, transfer, tender, gift, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, gift, tender, pledge, encumbrance, assignment or other disposition of any or all of the subject units or any interest therein;

•	grant any proxy, power of attorney, consent or other authorization, deposit any of the subject units into a voting trust or enter into a voting agreement or arrangement with respect to the subject units except as provided in the voting agreement; or

•	take any other action for the purpose of making any representation or warranty of FREMAR contained in the voting agreement untrue or incorrect or preventing, limiting or impeding FREMAR from performing its obligations under the voting agreement.

Transfer Restrictions With Respect to US BioEnergy Common Stock

In addition, FREMAR agreed that, for a period beginning on May 31, 2007 and ending on, and including, the date of the special meeting of Millennium’s members, it would not, without the prior written consent of US BioEnergy, do any of the following:

•	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any US BioEnergy common stock or securities convertible into or exchangeable or exercisable for

US BioEnergy common stock, or warrants or other rights to purchase US BioEnergy common stock or any such securities;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of US BioEnergy common stock or any securities convertible into or exchangeable or exercisable for US BioEnergy common stock, or warrants or other rights to purchase US BioEnergy common stock or any such securities, whether any such transaction is to be settled by delivery of US BioEnergy common stock or such other securities, in cash or otherwise; or

•	publicly announce an intention to effect any transaction specified in the two bullets above.

Non-Solicitation

FREMAR also agreed that it would not, directly or indirectly, do any of the following:

•	solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal;

provided, however, that nothing in the voting agreement prevents any employee of FREMAR, acting in his or her capacity as an officer or manager of Millennium, from taking any action in such capacity, but only to the extent permitted by the merger agreement. FREMAR agreed to immediately cease participating in any discussions or negotiations with any parties that may be ongoing with respect to an acquisition proposal.

Termination

The voting agreement terminates on the earliest of: (i) the termination of the merger agreement; (ii) the agreement of the parties to the voting agreement to terminate the voting agreement; or (iii) the consummation of the merger.

THE SUPPORT AGREEMENT

Contemporaneously with the execution and delivery of the merger agreement, REX Stores Corporation and Farmers Energy Millennium, LLC, an indirect wholly-owned subsidiary of REX Stores Corporation and the holder of the right to purchase Class C units of Millennium, entered into a support agreement with US BioEnergy and US Bio Acquisition Sub whereby, among other things, Farmers Energy Millennium and REX Stores Corporation (referred to collectively as “Rex” in this “Support Agreement” section of this proxy statement/ prospectus) agreed, among other things, to exercise in full all such purchase rights immediately prior to the completion of the merger. When exercised in full, the Class C units issued to Rex will constitute a 33.92% equity interest in Millennium.

The following is a summary description of the support agreement. The support agreement is attached as Annex C to this proxy statement/prospectus and is hereby incorporated by reference into this proxy statement/prospectus.

Transfer and Other Restrictions

Pursuant to the support agreement, Rex agreed to certain restrictions on the transfer of the units of Millennium subject to Rex’s purchase rights or the Millennium note held by Farmers Energy Millennium. Prior to the termination of the agreement, Rex may not:

•	offer for sale, sell, transfer, tender, gift, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, gift, tender, pledge, encumbrance, assignment or other disposition of any or all of the units of Millennium subject to Rex’s purchase rights or the Millennium note held by Farmers Energy Millennium or any interest therein, including any direct or indirect transfer of equity interest in Farmers Energy Millennium;

•	grant any proxy, power of attorney, consent or other authorization, deposit any of the units of Millennium subject to Rex’s purchase rights or the Millennium note held by Farmers Energy Millennium into a voting trust or enter into a voting agreement or arrangement with respect to the units of Millennium subject to Rex’s purchase rights or the Millennium note held by Farmers Energy Millennium;

•	take any other action for the purpose of making any representation or warranty of Rex contained in the support agreement untrue or incorrect or preventing, limiting or impeding Rex from performing its obligations under the support agreement; or

•	amend or otherwise modify the agreement governing Rex’s purchase rights, the Millennium note held by Farmers Energy Millennium or any related agreements.

Exercise of Purchase Rights

In addition, Rex agreed to fully exercise its purchase rights immediately prior to the consummation of the Merger, but only after the required vote of members of Millennium in favor of the merger and the transactions contemplated by the merger agreement. Rex agreed that it would not otherwise exercise its purchase rights prior to the termination of the merger agreement.

Registration Rights

US BioEnergy agreed to use its reasonable best efforts (i) to cause this proxy statement/prospectus to include a reoffer prospectus relating to the offer and sale by Farmers Energy Millennium, after the completion of the merger, of any shares of US BioEnergy common stock received by Farmers Energy Millennium in the merger and (ii) to cause the registration statement of which such reoffer prospectus is a part to remain effective until the earlier of (A) the date when all shares covered by such registration statement have been sold or (B) 45 days from the effective date of such registration statement.

Upon the occurrence or existence of any development, event, fact, situation or circumstance relating to US BioEnergy that, in the sole discretion of US BioEnergy, makes it appropriate to suspend the availability of such registration statement and the related reoffer prospectus, US BioEnergy is entitled to suspend the availability of such registration statement or reoffer prospectus for no more than 25 days. In addition, the availability of the registration statement and the reoffer prospectus may be suspended (i) upon the issuance by the SEC of a stop order suspending the effectiveness of the registration statement or the initiation of proceedings with respect to the registration statement under Section 8(d) or 8(e) of the Securities Act, or (ii) if the registration statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any reoffer prospectus forming a part of the registration statement shall contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (including, in any such case, as a result of the non-availability of financial statements). In such event, US BioEnergy must give notice to Farmers Energy Millennium that the availability of the registration statement is suspended and, upon receipt of any such notice, Farmers Energy Millennium has agreed that it will not sell any stock pursuant to the registration statement until it is advised in writing by US BioEnergy that the reoffer prospectus may again be used. In the event of the suspension of the availability of the registration statement, the applicable time period during which the registration statement is to remain effective as described above will be extended by a period of time equal to the duration of the suspension.

US BioEnergy agreed to pay all costs, expenses and fees to be incurred by it in connection with the performance of its obligations with respect to the registration rights, including all registration and filing fees. Rex agreed to pay all costs, expenses and fees to be incurred by it, including any brokerage commissions and similar selling expenses.

Rex and US BioEnergy agreed to provide each other with customary indemnification in connection with the registration statement and resale prospectus.

Non-Solicitation

Rex also agreed that it would not, directly or indirectly, do any of the following:

•	solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal;

provided, however, that nothing in the support agreement prevents any employee of Rex, acting in his or her capacity as an officer or manager of Millennium, from taking any action in such capacity, but only to the extent permitted by the merger agreement. Rex agreed to immediately cease participating in any discussions or negotiations with any parties that may be ongoing with respect to an acquisition proposal.

Transfer Restrictions — US BioEnergy Common Stock

In addition, Rex agreed that, for a period beginning on May 31, 2007 and ending on, and including, the date of the special meeting of Millennium’s members, it would not, without the prior written consent of US BioEnergy, do any of the following:

•	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any US BioEnergy common stock or securities convertible into or exchangeable or exercisable for US BioEnergy common stock, or warrants or other rights to purchase US BioEnergy common stock or any such securities;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of US BioEnergy common stock or any securities convertible into or exchangeable or exercisable for US BioEnergy common stock, or warrants or other rights to purchase US BioEnergy common stock or any such securities, whether any such transaction is to be settled by delivery of US BioEnergy common stock or such other securities, in cash or otherwise; or

•	publicly announce an intention to effect any transaction specified in the two bullets above.

Termination

The support agreement terminates on the earliest of: (i) the termination of the merger agreement; (ii) the agreement of the parties to the support agreement to terminate the support agreement; or (iii) the consummation of the merger.

Merger Agreement Termination Fee

In the event that (a) the merger agreement is terminated by Millennium in accordance with the merger agreement because the merger was not consummated by the end date specified in the merger agreement and (b) no action or failure to act on the part of Rex was a principal cause of or resulted in the failure of the merger to occur on or before the end date and such action or failure to act constitutes a material breach of the support agreement, US BioEnergy must pay Rex a termination fee of $1,670,000 no later than two business days after such termination.

SELLING SHAREHOLDER; PLAN OF DISTRIBUTION

Selling Shareholder

As described under “The Support Agreement,” US BioEnergy has agreed to use its reasonable best efforts to cause the registration statement of which this prospectus forms a part to include a reoffer prospectus relating to the offer and sale by Farmers Energy Millennium, LLC following completion of the merger of any shares of US BioEnergy common stock received by Farmers Energy Millennium in the merger and to cause the registration statement to remain effective until the earlier of (a) the date when all such shares covered by the registration statement have been sold or (b) 45 days from the effective date of the registration statement. Accordingly, in addition to registering US BioEnergy common stock to be issued to Millennium unitholders as a result of the merger, this prospectus relates to the aggregate resale of up to 3,714,375 shares of US BioEnergy common stock that may be sold from time to time by the selling shareholder. US BioEnergy will not receive any proceeds from the resale of its common stock by the selling shareholder.

The following table sets forth certain information about the beneficial ownership of the selling shareholder. The tabular information below assumes that all outstanding Millennium units were exchanged for an aggregate of 11.5 million shares of US BioEnergy common stock (the maximum aggregate amount of shares that US BioEnergy may issue under the merger agreement) and no cash and that Farmers Energy Millennium exercises its rights to purchase Class C units in accordance with their terms. The actual merger consideration will be determined pursuant to a formula set forth in the merger agreement, which is attached as Annex A to this prospectus and is described in “The Merger Agreement — Conversion of Millennium Units in the Merger” on page 79 of this prospectus. The tabular information below also assumes that the selling shareholder offers and sells all shares listed on this table to unaffiliated third parties. Because the selling shareholder may offer all or a portion of the shares covered by this prospectus from time to time, and because the actual number of shares of US BioEnergy stock to be received by Farmers Energy Millennium will not be finally known until the completion of the merger, the exact number of shares that the selling stockholder may hold after completion of the offering cannot be determined at this time. Information concerning the selling shareholder may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

	Shares Beneficially			Shares Beneficially Owned After
	Owned Before Offering		Number of Shares	Offering
Name of Selling Shareholder	Number	Percent	Being Offered	Number	Percent

Farmers Energy Millennium, LLC	3,714,375	4.67%	3,714,375	0	0%

Plan of Distribution

As used in this “— Plan of Distribution” section of this prospectus, “selling shareholder” includes the entity listed in the table above and donees, pledgees, transferees or other successors in interest selling shares received from the selling shareholder after the date of this prospectus. The selling shareholder from time to time may sell the shares being offered hereby on the NASDAQ, in the over-the-counter market, in privately negotiated transactions or otherwise. The shares may be sold by the selling shareholder by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares;

•	in one or more underwritten offerings on a firm commitment or best efforts basis; and

•	a combination of any such methods of sale.

The shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholder may effect such transactions by selling shares directly to purchasers or to or through broker- dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder or the purchasers of shares for whom such broker-dealers act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, brokers and dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so, acting as agent for the selling shareholder, such broker-dealer may purchase, as principal, any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the NASDAQ at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, the selling shareholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledges, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of the selling shareholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling shareholder’s shares will otherwise remain unchanged. In addition, the selling shareholder may, from time to time, sell short US BioEnergy common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

The selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of US BioEnergy common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. The selling shareholder may enter into option or other transactions with broker-dealers. The selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. The selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer, and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling shareholder and any broker-dealers or agents that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act. In transactions in which the selling shareholder is deemed to be an underwriter, the selling shareholder and any broker-dealers or agents acting in connection with such sale will be subject to the prospectus delivery requirements of the Securities Act. US BioEnergy has agreed to provide the selling shareholder customary indemnification for certain violations of laws in connection with this prospectus, and REX Stores Corporation and Farmers Energy Millennium, LLC have agreed to provide US BioEnergy customary indemnification for certain violations of law with respect to information provided by them or their affiliates for inclusion in the registration statement and the prospectus. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

The selling shareholder will be subject to the prospectus delivery requirements of the Securities Act with respect to sales of shares through this prospectus. The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 and Rule 145 under the Securities Act.

Costs, expenses and fees to be incurred by the selling shareholder in connection with the registration of the shares offered hereby, including all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder.

US BioEnergy may suspend the use of this prospectus and any supplements hereto as described under “The Support Agreement — Registration Rights.”

MATERIAL CONTRACTS BETWEEN US BIOENERGY AND MILLENNIUM PRIOR TO THE MERGER

Fagen, Inc. is owned and controlled by Ron Fagen, one of US BioEnergy’s founders and principal shareholders. Ron Fagen served as one of US BioEnergy’s directors from US BioEnergy’s inception in October 2004 until June 2006 and he currently beneficially owns approximately 21.0% of US BioEnergy’s outstanding common stock, either individually or through his ownership or control of Platte Valley Energy, LLC and Global Ethanol, Inc. Jennifer Johnson, one of US BioEnergy’s directors, is the chief financial officer of Fagen, Inc. Millennium has entered into a fixed-price engineering, procurement, and construction contract with Fagen, Inc. in connection with the design, construction and operation of Millennium’s plant under which Fagen, Inc. will construct the plant for a fixed price of $105,997,000 (which has been reduced to $105,782,000 as of March 31, 2007 through signed change orders). See “Information With Respect to Millennium — Description of Business — Key Service Providers” beginning on page 182 of this proxy statement/prospectus. Ron Fagen and his wife are also the holders of two million Millennium Class A units, and will receive merger consideration with respect to such units if the merger is consummated.

DESCRIPTION OF US BIOENERGY CAPITAL STOCK

General

The following summary description of US BioEnergy’s capital stock does not purport to be complete. For further information with respect to US BioEnergy’s capital stock, we refer you to US BioEnergy’s amended and restated articles of incorporation and bylaws, forms of which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the applicable provisions of South Dakota law.

US BioEnergy’s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share. As of April 30, 2007, it had 67,998,125 shares of common stock issued and outstanding held by 459 shareholders of record. No shares of preferred stock are issued or outstanding.

Common Stock

Voting

The holders of US BioEnergy’s common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. With respect to the election of directors, South Dakota law provides that shareholders may cumulate their votes.

Generally, once a quorum has been established, all matters to be voted on by shareholders, except for charter and bylaw amendments requiring a supermajority vote as described below and the election of directors, shall be approved if the votes favoring such action exceed votes cast opposing such action, subject to any voting rights granted to holders of any preferred stock. Directors are elected by a plurality of the votes cast at each annual meeting of the shareholders.

Dividends

Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of US BioEnergy’s common stock are entitled to such dividends as its board of directors may declare out of funds legally available.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of US BioEnergy’s affairs, after payment of all of its debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of US BioEnergy’s preferred stock, the holders of its common stock will be entitled to receive the distribution of any of US BioEnergy’s remaining assets.

Other Matters

There are no redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

US BioEnergy is authorized to issue up to 75,000,000 shares of preferred stock. Its amended and restated articles of incorporation authorize its board of directors, without any further shareholder action or approval, to issue these shares in one or more classes or series, to establish from time to time the number of shares to be included in each class or series and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of their qualifications, limitations or restrictions. US BioEnergy’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of US BioEnergy common stock. US BioEnergy currently has no plans to issue any shares of preferred stock.

No Preemptive Rights

US BioEnergy’s shareholders have no preemptive rights to purchase its stock or securities convertible into or carrying a right to subscribe for or acquire its stock, unless US BioEnergy expressly agrees otherwise.

Authorized Indebtedness

Article XVII, Section 8, of the South Dakota Constitution provides that the indebtedness of a South Dakota corporation may not be increased without the approval of persons holding the larger of the amount in value of the stock of the corporation first obtained. US BioEnergy’s shareholders have approved a resolution authorizing the indebtedness of US BioEnergy to be increased to an amount not to exceed $5 billion at any one time outstanding and providing that such indebtedness may be in such form and have such terms and conditions as determined by its board of directors at any time from time to time in its discretion.

Certain Provisions

Provisions of US BioEnergy’s amended and restated articles of incorporation and bylaws, and South Dakota law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder’s best interest, including those attempts that might result in a premium over the market price for US BioEnergy’s common stock.

Classified Board of Directors

US BioEnergy’s amended and restated articles of incorporation and bylaws provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board will have the effect of making it more difficult for shareholders to change the composition of US BioEnergy’s board of directors.

Number of Directors; removal for cause; filling vacancies

US BioEnergy’s amended and restated articles of incorporation provide that its board of directors will consist of not less than three nor more than fifteen members, the exact number of which will be fixed from time to time by its board of directors. The size of US BioEnergy’s board of directors is currently fixed at seven directors.

Under the South Dakota Business Corporation Act, or the SDBCA, shareholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. US BioEnergy’s amended and restated articles of incorporation and bylaws provide that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of its capital stock entitled to vote generally at an election of directors. US BioEnergy’s amended and restated articles of incorporation and bylaws also provide that any newly created directorships on its board of directors may only be filled by a majority of the board then in office, provided that a quorum is present, and any other vacancy occurring on the board may only be filled, as long as there is at least one director in office, by a majority of the board then in office, even if less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the board of directors shall have the effect of shortening the term of any incumbent director.

The director removal and vacancy provisions will make it more difficult for a shareholder to remove incumbent directors and simultaneously gain control of US BioEnergy’s board of directors by filling vacancies created by such removal with the shareholder’s own nominees.

Special meetings of shareholders

Under the SDBCA, the holders of at least ten percent of all the outstanding shares of the corporation entitled to vote may call a special meeting of shareholders by delivering to the corporation one or more written demands for the meeting describing the purpose for which it is to be held, unless the articles of incorporation provide for a lower percentage or a higher percentage not to exceed twenty-five percent of all the votes entitled to be cast at the meeting. US BioEnergy’s amended and restated articles of incorporation and bylaws provide that special meetings of shareholders may be called only by the chairman of the board of directors, the board of directors or the holders of not less than twenty-five percent of all the outstanding shares of the corporation entitled to vote at the meeting.

Shareholder action by written consent

Under the SDBCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if a written consent is signed by all the shareholders entitled to vote on the action and is delivered to the corporation for inclusion in the minutes of the corporation or filing with the corporate records.

Shareholder proposals

At an annual meeting of shareholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of shareholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business in proper written form to US BioEnergy’s secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at US BioEnergy’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	the name and address, as they appear on the books, of the shareholder proposing such business;

•	the class or series and number of shares which are owned beneficially or of record by the shareholder proposing the business;

•	a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in the business; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

Similarly, at a special meeting of shareholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of the board of directors, the board of directors or the holders of twenty-five percent of all the outstanding shares of the corporation entitled to vote at the meeting.

Nomination of Candidates for Election to the Board of Directors

Under US BioEnergy’s amended and restated bylaws, only persons who are properly nominated will be eligible for election to be members of the board of directors. To be properly nominated, a director candidate must be nominated at an annual meeting of the shareholders or any special meeting called for the purpose of electing directors by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly nominated by a shareholder. To properly nominate a director, a shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice in proper written form to the secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at US BioEnergy’s principal executive offices:

•	in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the last annual meeting, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and

•	in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the secretary must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and must set forth:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder; and

•	as to the shareholder giving the notice:

•	the name and record address of such shareholder;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by such shareholder;

•	a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Amendment of Articles of Incorporation and Bylaws

US BioEnergy’s amended and restated articles of incorporation generally require the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock entitled to vote generally at an election of directors to amend certain provisions of the articles of incorporation described in this section. US BioEnergy’s amended and restated articles of incorporation and bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock entitled to vote generally at an election of directors have the power to amend or repeal the bylaws. In addition, US BioEnergy’s amended and restated articles of incorporation grant the board of directors the authority to amend and repeal the bylaws without a shareholder vote in any manner not inconsistent with the laws of the State of South Dakota.

Anti-takeover Provisions of South Dakota Law

Control Share acquisitions

The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly-held South Dakota corporation acquired by a person that exceeds a certain stock ownership threshold will have the same voting rights as other shares of the same class or series only if approved by: (i) the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person and (ii) the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

The restricted shareholder may submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired beyond the applicable threshold. If the restricted shareholder does not timely deliver to the corporation the information statement referenced above, or if the shareholders have voted not to accord voting rights to the restricted shareholder’s shares held in excess of the applicable threshold, then, unless the articles of incorporation of the corporation provide otherwise, the corporation will have the option to call for redemption all but not less than all of the restricted shareholder’s shares in excess of the applicable threshold at a redemption price equal to the market value of the shares at the time of the call for redemption. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares.

As permitted by the South Dakota Domestic Public Corporation Takeover Act, US BioEnergy has expressly opted out of the control share acquisition provisions as provided in its amended and restated articles of incorporation.

Business combinations

US BioEnergy is subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly-held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date that the person became an interested shareholder unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. After the four-year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder. Generally, a “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns 10% or more of the corporation’s voting stock. This provision may delay, defer or prevent a change in control of US BioEnergy without the shareholders taking further action.

The South Dakota Domestic Public Corporation Takeover Act further provides that the board of directors, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of US BioEnergy and its shareholders, the effect on its employees, customers, creditors and suppliers, the effect upon the communities in which US BioEnergy operates and the effect on the economy of the state and nation. This provision may permit the board of directors to vote against some proposals that, in the absence of this provision, it would have a fiduciary duty to approve.

Limitations on Liability and Indemnification of Directors and Officers

US BioEnergy has adopted provisions in its amended and restated articles of incorporation and bylaws that limit or eliminate the personal liability of its directors to the maximum extent permitted by the SDBCA. The SDBCA expressly permits a corporation to provide that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability:

•	for the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or its shareholders;

•	a violation of Section 47-1A-833 of the SDBCA (relating to unlawful distributions); or

•	an intentional violation of criminal law.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

US BioEnergy’s amended and restated articles of incorporation and bylaws also authorize it to indemnify its officers, directors, employees and other agents to the fullest extent permitted under the SDBCA and US BioEnergy may advance expenses to its directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

As permitted by the SDBCA:

•	US BioEnergy’s amended and restated articles of incorporation and bylaws provide that it must indemnify its board members and officers to the fullest extent permitted by the SDBCA and advance expenses to its board members and officers in connection with a legal proceeding, subject to limited exceptions; and

•	US BioEnergy’s amended and restated bylaws provide that it may purchase and maintain insurance on behalf of its current or former board members and officers against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

US BioEnergy also may enter into separate indemnification agreements with each of its board members and officers that will require it to indemnify them to the fullest extent permitted by the SDBCA. These indemnification agreements will also require US BioEnergy to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified.

The limited liability and indemnification provisions in US BioEnergy’s amended and restated articles of incorporation and bylaws and in any indemnification agreements it enters into may discourage shareholders from bringing a lawsuit against its board members for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against its board members and officers, even though a derivative action, if successful, might otherwise benefit US BioEnergy and its shareholders. A shareholder’s investment in US BioEnergy may be adversely affected to the extent it pays the costs of settlement or damage awards against its directors and officers under these indemnification provisions.

The NASDAQ Global Market Listing

US BioEnergy’s common stock is listed on The NASDAQ Global Market under the symbol “USBE.”

Transfer Agent and Registrar

The transfer agent and registrar for US BioEnergy’s common stock is Wells Fargo Bank, N.A. Its address is 161 N. Concord Exchange, South St. Paul, Minnesota 55075, and its telephone number is (651) 450-4064.

COMPARISON OF RIGHTS OF HOLDERS OF
US BIOENERGY COMMON STOCK AND MILLENNIUM UNITS

US BioEnergy is a South Dakota corporation and, accordingly, the rights of shareholders of US BioEnergy are governed by the South Dakota Business Corporation Act, or the SDBCA, as well as the articles of incorporation and bylaws of US BioEnergy. Millennium is a South Dakota limited liability company, and its unitholders’ rights are governed by the South Dakota Uniform Limited Liability Company Act, or the SDLLCA, and its articles of organization and operating agreement. Although the rights and privileges of shareholders of a South Dakota corporation are in many instances comparable to those of unitholders of a South Dakota limited liability company, there are also differences.

As a result of the merger, if US BioEnergy pays any of the merger consideration in US BioEnergy common stock, Millennium’s members will become shareholders of US BioEnergy. The following discussion of certain similarities and material differences between the rights of Millennium’s members and the rights of US BioEnergy shareholders under US BioEnergy’s articles of incorporation and bylaws and Millennium’s articles of organization and operating agreement is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the SDBCA and the SDLLCA, common law and the full text of the articles of incorporation, articles of organization, bylaws and operating agreement, as applicable, of each of US BioEnergy and Millennium. While US BioEnergy and Millennium believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences between being a member of Millennium and being a shareholder of US BioEnergy.

Authorized Capital

US BioEnergy.  US BioEnergy’s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share and 75,000,000 shares of preferred stock, par value $0.01 per share.

Millennium.  The authorized units of Millennium consist of an unlimited number of Class A units and Class B units and up to 21,176,470 Class C units.

Restrictions on Transfer

US BioEnergy.  The shares of US BioEnergy common stock to be issued to Millennium unitholders in the merger, if any, will be registered under the Securities Act and will be freely transferable, except for shares of US BioEnergy common stock issued to any person who is deemed to be an “affiliate” of Millennium prior to the merger. See “Proposal No. 1 — The Merger — Restrictions on Sales of Shares of US BioEnergy Common Stock Received in the Merger.”

Millennium.  Transfer of Millennium units is restricted. Among other restrictions, Class B units may not be transferred for 3 years after issuance. All transfers must comply with Millennium’s operating agreement and must be approved by the board of managers, in its sole discretion. The board of managers may also adopt a unit transfer policy setting forth the procedures and requirements for transferring units.

The board of managers will not approve a transfer unless the transfer complies with Millennium’s operating agreement and certain tax regulations that are important to maintaining Millennium’s partnership tax status. If any member transfers his or her units in violation of Millennium’s operating agreement or without the prior written consent of the board of managers, the transfer will be null and void and the parties engaged in the transfer must indemnify and hold Millennium and Millennium’s members harmless against all cost, liability, and damage that arise from the transfer or attempted transfer. However, the member may pledge or otherwise encumber all or any portion of his or her capital units, but any resulting transfer must comply with Millennium’s operating agreement and be approved by the board of managers. Even if the board of managers approves the transfer, the transfer is not effective until the following conditions, among other things, are satisfied:

•	Millennium is reimbursed for all costs and expenses, if any, it reasonably incurs in connection with the transfer, such as legal, filing and publication expenses;

•	The potential transferor registers the capital units with the Securities and Exchange Commission and all applicable state securities commissions, or provides Millennium an opinion of counsel that is reasonably satisfactory to the board of managers that such registration is not necessary;

•	The potential transferor provides Millennium an opinion of counsel that is reasonably satisfactory to the board of managers that the transfer will not cause Millennium to be deemed an “investment company” under the Investment Company Act of 1940;

•	The potential transferor provides Millennium an opinion of counsel that is reasonably satisfactory to the board of managers that the transfer will not cause Millennium to be deemed a “publicly-traded limited partnership” under applicable tax laws; and

•	The potential transferor delivers, upon Millennium’s request, any other materials, such as tax information and identification numbers, as Millennium deems necessary to complete the transfer.

Millennium expects that the board of managers will routinely consent to transfers and admit the transferee as a member, if the transferor and transferee comply with Millennium’s operating agreement and there are no adverse tax consequences to Millennium from the transfer. If the transfer of units is approved by the board of managers and complies with Millennium’s operating agreement, the transferee will be admitted as a new member of Millennium if he or she:

•	Agrees to be bound by Millennium’s operating agreement;

•	Assumes obligations under Millennium’s operating agreement with respect to the transferred units;

•	Pays or reimburses Millennium for any legal, filing and publication expenses, if any, that Millennium incurs relating to admitting such individual or entity as a new member;

•	Delivers, upon Millennium’s request, any evidence of the authority the person or entity has to become a member of Millennium; and

•	Delivers, upon Millennium’s request, any other materials, such as tax information and identification numbers, as Millennium deems necessary to complete the transfer.

Millennium may prohibit a transferee from becoming a member for any reason or if he or she does not comply with Millennium’s operating agreement. Any transferee that is not admitted as a member will be treated as an unadmitted assignee. An unadmitted assignee may not vote and may only receive distributions that Millennium declares or that are available upon Millennium’s dissolution or liquidation. An unadmitted assignee is not entitled to any information or accountings regarding Millennium’s business and may not inspect or copy Millennium’s books and records.

Size of the Board of Directors

US BioEnergy.  US BioEnergy’s articles of incorporation provide that the board of directors will have no less than three nor more than fifteen directors, as determined from time to time by the board of directors. Its board of directors currently consists of seven directors.

Millennium.  Millennium’s operating agreement provides that the board of managers will have seven or more managers. The board by resolution may establish additional managers appointed by the members, and the designation for any class of units may establish additional managers on the board. The board currently consists of seven managers.

Voting

US BioEnergy.  The holders of US BioEnergy’s common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. With respect to the election of directors, shareholders may cumulate their votes.

Generally, once a quorum has been established, all matters to be voted on by shareholders, except for charter and bylaw amendments requiring a supermajority vote and the election of directors, will be approved if the votes favoring such action exceed votes cast opposing such action, subject to any voting rights granted to holders of any preferred stock. Directors are elected by a plurality of the votes cast at each annual meeting of the shareholders.

Millennium.  Millennium’s members generally have one vote for each unit held on matters submitted to the members for approval. Millennium’s members do not have cumulative voting rights. Millennium unitholders that have not been admitted as members of Millennium do not have voting rights.

Millennium’s members vote by class and take action by the affirmative vote of the majority of voting power of each class authorized to vote for:

•	Approval of certain mergers or consolidations;

•	Approval of certain dispositions of all or substantially all of Millennium’s assets;

•	Approval of the dissolution of Millennium; and

•	Approval of certain amendments to Millennium’s operating agreement.

Millennium’s members elect or remove a manager by the affirmative vote of a majority of the voting power of the class or classes electing (or removing) the manager, present either in person, by proxy or by mail ballot at a duly held meeting of the members at which a quorum is present for the transaction of business. A quorum necessary for the transaction of business is present if:

•	When Millennium’s board has authorized the use of mail ballot or proxies, members with 20% or more of the voting power are present; and

•	In any other case, members with 10% or more of the voting power are present.

If a vote of more than one class is required, the quorum requirement will be applied to the members of each class.

Except for class voting matters described above, Millennium’s members take action at a members’ meeting on procedural and other matters by the affirmative vote of the members without regard to the class or units held, unless objected to by the majority of the voting power of any class present at the meeting.

Millennium’s Class A unitholders elect managers not otherwise elected or appointed by other classes. Currently, Millennium’s Class A unitholders have the right to elect four managers. Millennium’s Class B unitholder(s) have the right to appoint one manager for each 500,000 Class B units held by such unitholder. Millennium’s Class B unitholder currently has the right to appoint two managers. Millennium’s Class C unitholders have the right to appoint designees to the board of managers in an amount proportional to their ownership percentage of the aggregate amount, including all classes, of units, rounded up to the next whole number of board seats. Millennium currently has no Class C unitholders.

Classes of Directors/Managers

US BioEnergy.  US BioEnergy’s amended and restated articles of incorporation and bylaws provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term.

Millennium.  Millennium’s managers have staggered terms, other than those members of the board of managers who are appointed by a member in accordance with the terms and conditions of Millennium’s operating agreement. Those members of the board of managers who are elected by Millennium’s Class A members each serve for a term of three years.

Filling Vacancies on the Board

US BioEnergy.  US BioEnergy’s bylaws provide that any vacancy on the board of directors that results from an increase in the number of directors may only be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may only be filled, as long as there is at least one director in office, by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Millennium.  Millennium’s operating agreement provides that a vacancy occurring on the board of managers (whether by reason of an increase in the number of managers or by reason of a vacancy in an existing manager seat) may be filled by appointment through an affirmative vote of a majority of the remaining managers, though less than a quorum.

Removal of Directors/Managers

US BioEnergy.  US BioEnergy’s bylaws provide that except as otherwise required by the SDBCA or other applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of US BioEnergy’s then issued and outstanding capital stock entitled to vote generally at an election of directors of US BioEnergy.

Millennium.  A Millennium manager appointed by one or more members pursuant to a class designation may be removed at any time by the appointing member or members or as otherwise provided in the class designation. A manager appointed by the board may be removed by the affirmative majority vote of the managers excluding the manager to be removed. A manager appointed by the members may be removed at any special meeting of the board by the affirmative vote of two-thirds (2/3) of the managers who are not subject to removal for an act or failure to act in a manner that constitutes any of the following: (1) a willful failure to deal fairly with Millennium or its members in connection with a matter in which the manager or officer has a material conflict of interest; (2) a violation of criminal law, unless the board of managers determines the manager had reasonable cause to believe that the manager’s or officer’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the manager derived an improper personal profit; or (4) willful misconduct. The notice of the meeting shall state that the removal will be discussed and acted upon at the meeting. The manager in question has a right to be heard at the meeting.

Nomination of Directors for Election

US BioEnergy.  Under US BioEnergy’s amended and restated bylaws, only persons who are properly nominated will be eligible for election to be members of the board of directors. To be properly nominated, a director candidate must be nominated at an annual meeting of the shareholders or any special meeting called for the purpose of electing directors by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly nominated by a shareholder. To properly nominate a director, a shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice in proper written form to the secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at US BioEnergy’s principal executive offices:

•	in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the last annual meeting, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and

•	in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the secretary must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and must set forth:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder; and

•	as to the shareholder giving the notice:

•	the name and record address of such shareholder;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by such shareholder;

•	a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Millennium.  Millennium’s operating agreement does not provide nominating procedures.

Shareholder/Member Action Without a Meeting

US BioEnergy.  Under the SDBCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if a written consent is signed by all the shareholders entitled to vote on the action and is delivered to the corporation for inclusion in the minutes of the corporation or filing with the corporate records.

Millennium.  The SDLLCA provides that actions requiring the consent of the members of a South Dakota limited liability company may be taken without a meeting. Millennium’s operating agreement is silent as to member action without a meeting.

Calling Special Meetings of Shareholders/Members

US BioEnergy.  US BioEnergy’s bylaws provide that special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by applicable law, may be called by (i) the chairman of the board of directors, (ii) the board of directors or (iii) written demand, signed, dated and delivered to US BioEnergy by the holders of not less than twenty-five percent of all the outstanding shares of US BioEnergy entitled to vote at the meeting, describing the purpose or purposes for which the meeting is to be held. At a special meeting of shareholders, only such business within the purposes described in the notice of meeting (or any supplement thereto) shall be conducted.

Millennium.  Special meetings of Millennium’s members may be called at any time by the chair or the board of managers, or by the secretary upon the request of thirty-three percent (33%) of all members, without respect to class, regardless of the number of units held by the requesting members. The special meeting request shall state a proper purpose or purposes of the special meeting and the matters if any proposed to be acted on at the special meeting. Except as may be required by applicable law, the board of managers in its discretion may determine whether a special meeting request contains a proper purpose. If the board of managers determines the purpose is not proper, it shall notify the person requesting the special meeting in writing of the reasons that the requestor’s purpose was not proper, and may either revise the purpose and proceed with the procedures to call a special meeting or decline to call a special meeting until a proper purpose is requested. The annual meeting of Millennium’s members is to be held on a date determined by Millennium’s board of managers.

Submission of Shareholder/Member Proposals

US BioEnergy.  At an annual meeting of US BioEnergy shareholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of shareholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business in proper written form to the secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at US BioEnergy’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	the name and address, as they appear on the books, of the shareholder proposing such business;

•	the class or series and number of shares which are owned beneficially or of record by the shareholder proposing the business;

•	a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in the business; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

Similarly, at a special meeting of shareholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of the board of directors, the board of directors or the holders of twenty-five percent of all the outstanding shares of the corporation entitled to vote at the meeting.

Millennium.  Millennium’s operating agreement allows members to request special meetings. Such request must state a proper purpose or purposes of the special meeting and the matters if any proposed to be acted on at the special meeting. Except as may be required by applicable law, the board of managers in its discretion may determine whether a special meeting request contains a proper purpose. If the board of mangers determines the purpose is not proper, the board must notify the member requesting the special meeting in writing of the reasons that the requestor’s purpose was not proper, and may either revise the purpose and proceed with the procedures to call a special meeting or decline to call a special meeting until a proper purpose is requested.

Dividends/Distributions

US BioEnergy.  Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of US BioEnergy’s common stock are entitled to such dividends as its board of directors may declare out of funds legally available.

Millennium.  Millennium’s board of managers may make distributions of net cash flow at times and in aggregate amounts determined by the board in its sole discretion. “Net cash flow” means Millennium’s gross proceeds less the portion thereof used to pay or establish reserves for all of Millennium’s expenses, debts, obligations and liabilities, including capital improvements, replacements and contingencies as determined reasonably by the board. When Millennium’s board of managers determines that a distribution is to be made, except as otherwise provided in the liquidation provisions, net cash flow, if any, shall be distributed to each class by class percentage and then to unitholders of a class in proportion to units held. Currently, class percentage in the case of Class A units is 95%, and in the case of Class B units is 5%. The class percentages are subject to change if additional units are issued.

Millennium may offset any debts, liabilities or amounts owed by a unitholder in amounts and at times determined by the board against distributions or other amounts owed or to be paid to a unitholder.

Indemnification

US BioEnergy.  US BioEnergy has adopted provisions in its amended and restated articles of incorporation and bylaws that limit or eliminate the personal liability of its directors to the maximum extent permitted by the SDBCA. The SDBCA expressly permits a corporation to provide that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability:

•	for the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or its shareholders;

•	a violation of Section 47-1A-833 of the SDBCA (relating to unlawful distributions); or

•	an intentional violation of criminal law.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

US BioEnergy’s amended and restated articles of incorporation and bylaws also authorize it to indemnify its officers, directors, employees and other agents to the fullest extent permitted under the SDBCA and US BioEnergy may advance expenses to its directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

As permitted by the SDBCA:

•	US BioEnergy’s amended and restated articles of incorporation and bylaws provide that it must indemnify its board members and officers to the fullest extent permitted by the SDBCA and advance expenses to its board members and officers in connection with a legal proceeding, subject to limited exceptions; and

•	US BioEnergy’s amended and restated bylaws provide that it may purchase and maintain insurance on behalf of its current or former board members and officers against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

US BioEnergy also may enter into separate indemnification agreements with each of its board members and officers that will require it to indemnify them to the fullest extent permitted by the SDBCA. These indemnification agreements will also require US BioEnergy to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified.

Millennium.  Under South Dakota law and Millennium’s operating agreement, a company manager, officer or manager is not liable for any of Millennium’s debts, obligations or liabilities merely because he or she is a member, manager or officer. Millennium’s operating agreement provides that no company manager, officer or manager is liable to Millennium or its members for monetary damages for breaches of fiduciary duties unless they involve (i) a willful failure to deal fairly with Millennium or its members in connection with a matter in which the company manager, officer or manager has a material conflict of interest; (ii) a violation of criminal law, unless the company manager, officer or manager had reasonable cause to believe that his, her or its conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the company manager, officer or manager derived an improper personal profit; or (iv) willful misconduct. This could limit Millennium’s and Millennium’s members’ ability to bring an action against a company manager, officer or manager for monetary damages arising out of a breach of that company manager’s, officer’s or manager’s fiduciary duties.

In addition, South Dakota law and Millennium’s operating agreement contains an extensive indemnification provision that requires Millennium to indemnify any company manager, officer or manager who was or is a party to any legal action because he or she is or was a company manager, officer or manager. Millennium must indemnify against expenses, including attorneys’ fees, judgments, claims and any amounts paid in any settlement that was actually and reasonably incurred by these persons in connection with any legal proceeding. Millennium may not indemnify its company manager, officers or managers if the liability, damage or expense resulted from (i) a willful failure to deal fairly with Millennium or its members in connection with a matter in which the company manager, officer or manager has a material conflict of interest; (ii) a violation of criminal law, unless the company manager, officer or manager had reasonable cause to believe that his, her or its conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the company manager, officer or manager derived an improper personal profit; or (iv) willful misconduct. With regard to liabilities arising under the Securities Act, the Securities and Exchange Commission advises that indemnification for liabilities arising under the federal securities laws is against public policy and is unenforceable.

Amendments to Organizational Documents

US BioEnergy.  US BioEnergy’s amended and restated articles of incorporation generally require the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock entitled to vote generally at an election of directors to amend certain provisions of the articles of incorporation described in this section. US BioEnergy’s amended and restated articles of incorporation and bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock entitled to vote generally at an election of directors have the power to amend or repeal the bylaws. In addition, US BioEnergy’s amended and restated articles of incorporation grant the board of directors the authority to amend and repeal the bylaws without a shareholder vote in any manner not inconsistent with the laws of the State of South Dakota.

Millennium.  Most amendments to Millennium’s operating agreement must be proposed by the board of managers and approved by the members of each class entitled to vote on the amendment, with the exception of sections of the operating agreement regarding to Millennium’s principal place of business, agent for service of process, designations of classes and issuance of units, unit transfer policy and changes in the board of managers, which sections the board may amend to the extent provided in such sections without member approval.

Following the board of managers’ approval of any proposed amendment, the board shall submit a verbatim statement of the proposed amendment to the members and shall include a recommendation as to the proposed amendment. The members of each class entitled to vote on the amendment then must approve the proposed amendment.

Under the SDLLCA, amendments to Millennium’s articles of organization require the consent of all members.

Appraisal Rights

US BioEnergy.  The SDBCA provides that shareholders are entitled to appraisal rights, and to obtain payment of the fair value of their shares, under certain circumstances, including certain merger transactions, share exchanges, dispositions of sales of substantial assets, and reverse stock split transactions if the corporation has an obligation or right to purchase any fractional shares created by the reverse stock split. However, among other exceptions, such appraisal rights may not be available to certain holders of shares listed on national exchanges or shares in corporations with at least 2,000 shareholders and outstanding market values in excess of $20 million.

If a corporation desires to submit a proposed corporate action to the shareholders which gives rise to appraisal rights, the notice of the shareholders meeting must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights. If the corporation concludes that appraisal rights are or may be available, the corporation must include a copy of the provisions of the SDBCA relating to appraisal rights in the notice of shareholders meeting. If a shareholder wishes to assert appraisal rights, the shareholder must not vote its shares in favor of the proposed action and must deliver written notice to the corporation of the shareholder’s intent to demand payment if the proposed action is effectuated. A shareholder who does not satisfy these requirements will not be entitled to assert appraisal rights. The corporation must deliver a written appraisal notice and form to all shareholders who properly elect appraisal rights. Each shareholder that desires to exercise appraisal rights must complete the form and return it to the corporation in a timely manner. The shareholder may later decline to exercise appraisal rights and withdraw from the appraisal process by proper notice sent to the corporation.

If a shareholder properly exercises appraisal rights, the corporation must pay in cash to the shareholder the amount the corporation estimates to be the fair value of the shareholder’s shares, plus interest, and provide to the shareholder financial information relating to the calculation of fair value. If the shareholder is dissatisfied with the corporation’s determination of fair value, the shareholder must notify the corporation of the shareholder’s estimate of fair value. If the shareholder and corporation are unable to agree upon fair value, the corporation may either commence a judicial proceeding to determine fair value of the shares or pay the shareholder the fair value established by the shareholder.

Millennium.  Millennium unitholders do not have dissenters or appraisal rights.

United States Federal Income Taxation

US BioEnergy.  US BioEnergy is treated as a corporation for United States federal income tax purposes. Accordingly, income and gain are taxed at the entity level and shareholders generally are taxed only on distributions received, which may be taxed as dividends, return of capital or capital gains. Holders of US BioEnergy common stock receive IRS Forms 1099 with respect to distributions. Reduced United States federal income tax rates may apply to “qualified dividend income” received by individuals from US BioEnergy. The reduced rates cease to apply for taxable years beginning after December 31, 2010, after which they are scheduled to be increased to ordinary income rates.

Millennium.  Millennium is treated as a partnership for United States federal income tax purposes. Accordingly, Millennium is not itself subject to United States federal income tax. Rather, each unitholder, in computing its United States federal income tax liability, takes into account its allocable share of income, gain, loss, deductions and expenses. The character of such items is generally determined at the partnership level, and unitholders generally would be taxed at ordinary income rates or capital gain rates, respectively, on their shares of such income or gain. A unitholder’s ability to utilize any losses or deductions from Millennium may be limited, including by the “passive activity loss” and “at-risk” rules. Unitholders receive IRS K-1’s with respect to their interests in Millennium and are required to pay tax on their allocable shares of Millennium income and gain whether or not cash distributions are made to them.

In both cases, holders are subject to United States federal income tax on any gain recognized on the sale of a unit or a share of common stock, as the case may be.

Unitholders are urged to consult their own tax advisors regarding the comparative tax consequences of owning Millennium units and shares of US BioEnergy common stock.

Access to Information

US BioEnergy.
Under the SDBCA, a shareholder is entitled to inspect and copy, during regular business hours at the corporation’s principal office, the following records: articles of incorporation and bylaws, board resolutions creating classes or series of outstanding shares, records of shareholder meetings for the past three years, written communications to shareholders within the past three years, financial statements furnished to shareholders for the past three years, names and business addresses of current directors and officers, and the most recent annual report delivered to the secretary of state. In addition, under the SDBCA, a shareholder has the right to inspect and copy excerpts from records of board meetings, certain board committee meetings, shareholder meetings, accounting records and the record of shareholders, provided that the shareholder’s demand is made in good faith and for a proper purpose, the shareholder describes with reasonable particularity the purpose and the records to be inspected, and the records are directly connected with the purpose specified. A shareholder may designate an agent or attorney to inspect and copy corporate records on the shareholder’s behalf.

If a corporation does not allow a shareholder to inspect and copy records as required under the SDBCA, a court may order the inspection and copying of such records, and the court may require the corporation to pay the shareholder’s related costs and reasonable legal fees.

Millennium.  Upon the request of a Millennium member for a proper purpose related to the member’s interest as determined by the board of managers, the board will allow the member and the member’s designated representatives or agents, upon at least ten business days’ prior written notice to the board and during reasonable business hours, to examine Millennium’s books and records to the extent required under the SDLLCA for the proper purpose at the member’s sole cost and expense. A member’s request for information is subject to such reasonable standards as may be established by the board on a case by case basis. From time to time, Millennium’s board may restrict member inspection rights to protect the rights of the members and Millennium. Millennium unitholders that have not been admitted as members of Millennium do not have inspection rights.

Loss of Member Status

US BioEnergy.  Not applicable.

Millennium.  Certain rights of Millennium’s members are dependent on their status as a member of Millennium. The loss of status as a member may also entitle Millennium to repurchase the terminated member’s units at a discount. Under Millennium’s operating agreement, a Class A member will cease to be a member upon the occurrence of certain events, including, the death of an individual member in circumstances where no successor is left qualified (as determined by the board of managers) to be a member, a finding by the board of managers (in its sole discretion) that the member is a competitor of Millennium or is a person who is detrimental to the interests of Millennium; and a finding by the board of managers that the member has breached any agreement with or obligation to Millennium.

APPRAISAL RIGHTS

Millennium’s members are not entitled to appraisal rights under Millennium’s limited liability company operating agreement or articles or organization or under applicable state law.

PROPOSAL NO. 2 — ADJOURNMENT OF THE SPECIAL MEETING

If Millennium fails to receive a sufficient number of votes to approve Proposal No. 1, Millennium may propose to adjourn the meeting for the purpose of soliciting additional proxies to approve Proposal No. 1. Millennium currently does not intend to propose to adjourn the special meeting if there are sufficient votes in favor of approving and adopting the merger agreement and approving the merger the transactions contemplated by the merger agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to members for approval at the special meeting, such approval requires the affirmative vote of Millennium’s members present in person or by proxy at the meeting, without regard to class of units held, unless objected to by a majority of the voting power of any class of units present in person or by proxy at the special meeting.

MILLENNIUM’S BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND APPROVING THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

INFORMATION WITH RESPECT TO US BIOENERGY CORPORATION

Description of Business

Company Overview

US BioEnergy is one of the largest producers of ethanol in the United States. US BioEnergy’s primary products are ethanol and distillers grains, which are derived from corn. Ethanol is a clean-burning, renewable fuel, which is blended with gasoline and acts as an octane enhancer, clean air additive and fuel extender. US BioEnergy sells ethanol to refining and marketing companies in the U.S., primarily as a gasoline additive, through Provista Renewable Fuels Marketing, LLC (Provista), its ethanol marketing joint venture. US BioEnergy currently sells its distillers grains to livestock operators and marketing companies in the U.S. It also markets distillers grains and provides facilities management and services to other ethanol producers.

US BioEnergy was incorporated in South Dakota in October 2004. Since its formation, US BioEnergy has focused on building the necessary resources, infrastructure and production capacity to reach its goal of becoming one of the leading ethanol producers in the U.S.

On December 15, 2006, US BioEnergy completed an initial public offering (IPO), in which it sold 10,000,000 shares of its common stock at a price to the public of $14.00 per share. On December 28, 2006, the underwriter for the IPO exercised its over-allotment option to purchase an additional 1,500,000 shares of US BioEnergy’s common stock. Net proceeds of the IPO, after deducting the underwriters discount and commissions, were $149.7 million.

The following table sets forth a summary of significant milestones in US BioEnergy’s history:

Date	Milestones

October 2004	US BioEnergy was founded by Gordon W. Ommen and Roland J. “Ron” Fagen
November 2004	US BioEnergy announced plans to develop and construct a 100 million gallon per year (mmgy) ethanol facility near Albert City, Iowa
April 2005	US BioEnergy acquired Superior Corn Products, LLC, a company organized to develop, own and operate a 50 mmgy ethanol facility near Woodbury township, Michigan
May 2005	US BioEnergy acquired United Bio Energy, LLC and established its marketing and services businesses
March 2006	US BioEnergy acquired Gold Energy, LLC, a company organized to develop, own and operate a 100 mmgy ethanol facility near Hankinson, North Dakota, and began construction in August 2006
US BioEnergy formed Provista, an ethanol marketing joint venture with CHS Inc.
April 2006	US BioEnergy acquired Platte Valley Fuel Ethanol, LLC, which owned and operated a 50 mmgy ethanol facility near Central City, Nebraska
US BioEnergy acquired Val-E Ethanol, LLC, a company organized to develop, own and operate a 50 mmgy ethanol facility near Ord, Nebraska
June 2006	US BioEnergy launched its Solomon TM branded distillers grains program
September 2006	US BioEnergy’s 50 mmgy Woodbury facility began production
November 2006	US BioEnergy completed a 50 mmgy expansion of its Platte Valley facility
US BioEnergy began construction of a 100 mmgy ethanol facility near Dyersville, Iowa

Date	Milestones

December 2006	US BioEnergy’s 100 mmgy Albert City facility began production
US BioEnergy completed its Initial Public Offering on December 15th
January 2007	US BioEnergy began construction of a 100 mmgy ethanol facility near Janesville, Minnesota
February 2007	US BioEnergy entered into five senior secured credit facilities with AgStar Financial Services, PCA, as administrative agent and as a lender, and a group of other lenders to provide financing for US BioEnergy’s Hankinson, Janesville, Dyersville and Ord construction projects and to refinance its Platte Valley credit facilities
US BioEnergy formed Big River Grinnell, LLC (Grinnell), a joint venture company with Big River Resources, LLC, to construct, own and operate a 100 mmgy ethanol facility near Grinnell, Iowa and began construction
May 2007	US BioEnergy’s 50 mmgy Ord facility began production

Segment Information

US BioEnergy has one reportable segment, its Production segment, with other activities reported in the All Other category. US BioEnergy’s Production segment includes its facilities that are either currently manufacturing ethanol or are being constructed for that purpose. The activities of its marketing and services entities are combined in the All Other category for segment reporting purposes.

Production

US BioEnergy currently owns and operates four ethanol plants, which have combined production capacity of 300 mmgy. US BioEnergy has three ethanol plants under construction, which, when completed, will have combined production capacity of 300 mmgy. US BioEnergy also has a 50% interest in a development stage 100 mmgy ethanol plant that is located near Grinnell, Iowa, with the other 50% interest being held by Big River Resources, LLC (Big River). Site work at the Grinnell facility commenced on December 1, 2006; however, due to pending lawsuits relating to zoning issues at the facility, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell facility. As a result, US BioEnergy has put on hold any further funding of the Grinnell facility.

US BioEnergy expects to have seven plants operational with ethanol production capacity of 600 mmgy by the end of 2008. US BioEnergy also has numerous sites under evaluation and is currently conducting feasibility studies on future construction projects.

All of US BioEnergy’s production facilities that are either operating or under construction are designed, engineered and constructed by Fagen, Inc., using ICM, Inc. processing technology. Ron Fagen, the Chairman and Chief Executive Officer of Fagen, Inc., the leading builder of ethanol plants in the U.S., is one of US BioEnergy’s largest shareholders. US BioEnergy has entered into master design-build agreements with Fagen, Inc. that provide it with a number of build slots for ethanol plants through 2010.

All of US BioEnergy’s production facilities utilize a dry-mill technology, which converts corn to ethanol. All of the ethanol that it produces is sold to Provista, who in turn, markets its ethanol, as well as the ethanol of other producers, to refining and marketing companies located across the U.S. During the production process, a co-product, called distillers grains, is also produced. US BioEnergy sells its distillers grains, primarily to the dairy, cattle and swine industry, as animal feed. US BioEnergy utilizes natural gas to dry its distillers grains to various degrees of consistency depending on the needs of the local market and the specific requirements of its customers. US BioEnergy sells its distillers grains as either wet, modified wet or dried. US BioEnergy is currently developing a branded dried distillers grains product, which it plans to sell under the brand name Solomontm.

US BioEnergy’s Production segment represented 73% of its total segment assets at March 31, 2007 and 98% of revenues for the three months ended March 31, 2007. US BioEnergy’s Production segment represented 71% of its total segment assets at December 31, 2006 and 87% of revenues for 2006. For the three months ended March 31, 2007, its Production segment revenues and pretax income were $129.0 million and $9.6 million, respectively. For the year ended December 31, 2006, its Production segment revenues and pretax income were $108.3 million and $35.0 million, respectively. For the year ended December 31, 2005, its Production segment had no revenue and a pretax loss of $1.0 million related to pre-production operations. Total assets of the Production segment were $616.8 million, $537.4 million and $74.2 million as of March 31, 2007, December 31, 2006 and December 31, 2005, respectively.

Facilities in Production

The following table sets forth a summary of US BioEnergy’s ethanol facilities that are currently in production:

Plants in Operation
	Platte Valley	Woodbury	Albert City	Ord

Location	Central City, Nebraska	Lake Odessa, Michigan	Albert City, Iowa	Ord, Nebraska
Production Start Date	May 2004	September 2006	November 2006	May 2007
Ethanol Production Capacity (mmgy)	100	50	100	50
Estimated Distillers Grains Production per year (tons)	454,000(1)	160,000	320,000	160,000
Estimated Corn Processed per year (bushels)	36 million	18 million	36 million	18 million
Estimated Natural usage per year (MMBTU)	2,100	1,400	2,900	1,400
Production Process	Dry-Mill	Dry-Mill	Dry-Mill	Dry-Mill
Primary Energy Source	Natural Gas	Natural Gas	Natural Gas	Natural Gas
Builder	Fagen	Fagen	Fagen	Fagen

(1)	Platte Valley produces all modified wet distillers grain, which has a higher water content than dried distillers grains. Producing modified wet distillers grains requires less heat and therefore, uses fewer MMBTU’s of natural gas.

Facilities under Construction

The following table sets forth a summary of US BioEnergy’s ethanol facilities that are currently under construction:

Plants Under Construction
	Hankinson	Dyersville	Janesville

Location	Hankinson, North Dakota	Dyersville, Iowa	Janesville, Minnesota
Estimated Expected
Production Start Date	Q2 2008	Q2 2008	Q3 2008
Estimated Ethanol Production Capacity per year (mmgy)	100	100	100
Estimated Distillers Grains Production per year (tons)	320,000	320,000	320,000
Estimated Corn Processed per year (bushels)	36 million	36 million	36 million
Estimated Natural Gas usage per year (MMBTU)	3.5 million	3.5 million	3.5 million
Production Process	Dry-Mill	Dry-Mill	Dry-Mill
Primary Energy Source	Natural Gas	Natural Gas	Natural Gas
Builder	Fagen	Fagen	Fagen

Due to the pending zoning lawsuits discussed above, US BioEnergy has put on hold any further funding of the Grinnell facility.

Plant Site Selection

US BioEnergy utilizes the expertise of its internal engineering and business development personnel and the skills of its partners to continue the development of its existing ethanol facilities, identify new sites and develop additional facilities in the future. US BioEnergy’s site location criteria include many factors. First among these are corn, water and energy supplies as inputs and ethanol and distillers grains markets for its outputs.

US BioEnergy utilizes in-house expertise as well as industry-leading consultation services to analyze the feasibility of obtaining corn as feedstock for each potential site and weighs that knowledge with a similar analysis of logistical advantages and disadvantages in moving ethanol to both existing and projected new markets. US BioEnergy begins consultation with relevant rail carriers early in the process for corn supply, ethanol and distillers grains transportation and begins equally as early its consultation with local corn farmers and cooperatives for feedstock supply.

US BioEnergy also takes into consideration numerous zoning issues, permits and environmental laws and regulations prior to choosing a plant site.

US BioEnergy contracts with industry leaders for assistance in analysis of water and natural gas for production processes. At the same time, it works with local electricity suppliers to secure electrical power for its production facilities. Additionally, US BioEnergy positions sites near a qualified labor force as well as community services that are capable of attracting and retaining top personnel.

Additional Sites

US BioEnergy has identified a number of potential building sites, and is currently conducting feasibility studies on those sites, including those near Springfield, Minnesota; Guymon, Oklahoma and Altamont, Illinois. Selection and potential construction of projects is contingent on zoning, permitting, financing and other factors. Typically, a construction project will take approximately eighteen months from the time that Fagen, Inc. mobilizes at the site until the production facility is operational.

Raw Materials

US BioEnergy’s production facilities produce ethanol by using a dry-mill process, which yields approximately 2.8 gallons of ethanol and approximately 17 pounds of dried distillers grains per bushel of corn.

Corn and natural gas are major components of its production process. The operations at its current production facilities will require approximately 108 million bushels of corn and almost 8 Million British Thermal Units (MMBTU) of natural gas per year in order to produce 300 mmgy of ethanol. US BioEnergy generally has no long-term supply agreements that guarantee it supplies of corn or natural gas. However, in an attempt to offset some of the effects of volatility of ethanol prices and costs of commodities, it may enter into cash fixed-price contracts or derivatives to lock in a price on a portion of its ethanol production or purchase a portion of its corn or natural gas requirements.

Typically, US BioEnergy sources its corn both directly from farmers located near its facilities and from local dealers. US BioEnergy purchases corn through cash fixed-priced contracts and utilizes hedging positions in the corn futures market to manage the risk of excessive corn price fluctuations for a portion of its corn requirements.

US BioEnergy’s fixed-price forward contracts specify the amount of corn, the price and the time period over which the corn is to be delivered. These forward contracts are at fixed prices or prices based on the Chicago Board of Trade (CBOT) prices. Its corn requirements can be contracted on fixed-price forward contracts. The parameters of these contracts are based on the local supply and demand situation and the seasonality of the price. US BioEnergy purchases a portion of its corn on a spot basis. For those spot purchases, daily corn bids are posted on US BioEnergy’s corporate web-site.

US BioEnergy’s ethanol production also requires significant quantities of natural gas, which has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. US BioEnergy purchases natural gas from local utilities and national suppliers. It hedges a portion of its exposure to natural gas price risk from time to time by using fixed-price or futures contracts.

Marketing and Services

The activities of US BioEnergy’s marketing and services entities, which are comprised of Provista Renewable Fuels Marketing, LLC, UBE Ingredients, LLC and UBE Services, LLC, are combined in the All Other category for segment reporting purposes because they do not meet the quantitative thresholds to either be reported in the aggregate or individually.

Provista

US BioEnergy markets its ethanol as well as ethanol and biodiesel produced by third-parties through Provista, a joint venture with CHS Inc. On March 31, 2006, CHS acquired 50% ownership in US BioEnergy’s existing ethanol marketing business, Provista. Pursuant to this agreement, US BioEnergy and CHS each own 50% of the membership interest in Provista, entitling each to 50% of the financial rights and 50% of the voting rights with respect to Provista as its members. Provista is managed by CHS pursuant to a management agreement.

In connection with the formation of the joint venture, US BioEnergy entered into an ethanol marketing agreement with Provista. The marketing agreement has an initial term through November 30, 2007, and thereafter will automatically renew on one-year additional terms, unless either party provides the other with ninety days written notice of non-renewal. Pursuant to the master agreement, certain of US BioEnergy’s subsidiaries have entered into separate ethanol sales and marketing agreements that are substantially identical in all material respects to the master agreement.

Provista also currently markets ethanol for three third-party ethanol producers. Provista leases approximately 1,035 rail cars in order to distribute ethanol by rail.

Provista’s customers are refining and marketing companies located across the U.S. As of March 31, 2007, the three largest customers of Provista, according to sales, were Chevron Texaco Products Company, Flint Hills Resources and Shell Trading U.S. Co.

UBE Ingredients

US BioEnergy’s wholly-owned subsidiary, UBE Ingredients, LLC, sells distillers grains to livestock operators and marketing companies in the U.S. UBE Ingredients markets the distillers grains produced at Albert City and Woodbury and for eleven other third party ethanol producers. Customers range from smaller livestock producers to large multi-national companies. Distillers grains are primarily distributed by truck and rail. US BioEnergy currently has over 750 railcars under long-term leases with various railcar providers. For the three months ended March 31, 2007, and for the twelve months ended December 31, 2007, UBE Ingredients marketed in excess of 1.0 million tons and 2.7 million tons of distillers grains, respectively. US BioEnergy is currently developing a branded dried distillers grains product, which it plans to sell under the brand name Solomontm.

UBE Services

US BioEnergy’s wholly-owned subsidiary, UBE Services, LLC, provides a variety of services to third-party ethanol and biofuels producers on a contract basis. These services include facilities management, grain procurement and risk consulting. As of June 2007, UBE Services provided one or more of these services to five customers who currently operate facilities with an aggregate production capacity of approximately 225 mmgy of ethanol.

Competition

US BioEnergy has no long-term contracts to sell its ethanol production to third-parties. Hence, it relies on open-market sales of ethanol for its revenues.

The market in which US BioEnergy sells its ethanol is highly competitive. According to the Renewable Fuel Association (RFA), in June 2007, 119 U.S. facilities produced over 6.2 billion gallons of ethanol with an additional 6.4 billion gallons under construction. Currently, the U.S. and Brazil are the world’s largest producers of ethanol. The ethanol industry in the U.S. consists of many smaller facilities that are primarily corn-based, while the Brazilian ethanol industry depends primarily on sugar cane for its ethanol production.

According to the RFA, as of June 2007, the top ten producers accounted for approximately 56% of the ethanol production capacity in the U.S. US BioEnergy competes with Archer Daniels Midland Company, which, based on data published by the RFA, controlled approximately 17% of the total U.S. production capacity as of June 2007, as well as other large producers such as VeraSun Energy Corporation, Hawkeye Renewables, LLC, Aventine Renewable Energy Inc. and Cargill, Inc., which, based on data published by the RFA, controlled approximately 5.5%, 3.6%, 3.3% and 1.9% of the total U.S. production capacity as of June 2007, respectively. Based on the aggregate annual production capacity of US BioEnergy’s four ethanol plants in operation, it accounted for approximately 4.9% of total U.S. production capacity as of June 2007. The industry is otherwise highly fragmented, with many small, independent firms and farmer-owned cooperatives constituting the rest of the market.

US BioEnergy believes that its ability to compete successfully in the ethanol production industry depends on many factors, including price, reliability of its production processes and delivery schedule and volume of ethanol produced and sold.

With respect to distillers grains, US BioEnergy competes with other suppliers (i.e., other ethanol producers) as well as a number of large and smaller suppliers of competing animal feed. US BioEnergy believes the principal competitive factors are price, proximity to purchasers and product consistency.

US BioEnergy’s marketing and management services businesses compete with larger ethanol producers and many small marketers.

Customers

During the twelve months ended December 31, 2006, only one of US BioEnergy’s customers — Provista, its joint venture with CHS Inc. — made aggregate ethanol purchases of 10% or more of its consolidated revenues. Sales to Provista during 2006 from the period beginning September 1, 2006, were $61.7 million, representing approximately 55.1% of US BioEnergy’s product sales and 49.6% of its total revenues for the year. Prior to September 1, 2006, Provista was accounted for as a consolidated subsidiary. Since September 1, 2006, sales of ethanol to Provista represent 100% of US BioEnergy’s ethanol sales. US BioEnergy has entered into a master ethanol sales and marketing agreement with Provista pursuant to which it has agreed to sell to Provista all of the ethanol produced at its existing and future plants. US BioEnergy sells its ethanol to Provista at current market prices, net of commissions and transportation costs.

Seasonality

As US BioEnergy increases its ethanol production capacity, it expects its operating results will be increasingly influenced by seasonal fluctuations in the price of its primary operating inputs, corn and natural gas, and the price of its primary product, ethanol. In addition, its rapid growth may conceal the impact of other seasonal influences. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, US BioEnergy’s ethanol prices are substantially correlated with the price of unleaded gasoline, which tends to rise during the summer. As a result of seasonal fluctuations and the growth in its business, US BioEnergy believes comparisons of operating measures between consecutive quarters may be not as meaningful as comparisons between longer reporting periods.

Environmental

US BioEnergy is subject to various federal, state and local environmental laws and regulations, including those relating to discharges into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of its employees. These laws and regulations require US BioEnergy to obtain and comply with numerous environmental permits to construct and operate its ethanol plants. They can also require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns which could have a material adverse effect on US BioEnergy’s operations.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that US BioEnergy owns or operates and at off-site locations where it arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, US BioEnergy may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. US BioEnergy may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require US BioEnergy to expend significant amounts for investigation and/or cleanup or other costs which could have a material impact on its business.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require US BioEnergy to make additional significant expenditures or modify its operations. Continued government and public emphasis on environmental issues could result in increased future investments for environmental controls at its ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to US BioEnergy’s operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. For example, US BioEnergy’s air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. Environmental Protection Agency (EPA) has promulgated National Emissions Standards for Hazardous Air Pollutants (NESHAP) under the federal Clean Air Act that could apply to facilities that US BioEnergy owns or operates if the emissions of hazardous air pollutants exceed certain thresholds. If a facility US BioEnergy operates is authorized to emit hazardous air pollutants above the threshold level, then it is required to comply with the NESHAP related to its manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters by September 13, 2007. New or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit US BioEnergy’s operating flexibility. Likewise, federal and state environmental authorities have recently been investigating alleged excess volatile organic compounds and other air emissions from certain U.S. ethanol plants. Because other domestic ethanol manufacturers will have similar restrictions, however, US BioEnergy believes that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect its competitive position.

In addition, to construct and operate its ethanol plants, US BioEnergy will need to obtain and comply with a number of permit requirements. As a condition to granting necessary permits, regulators could make demands that increase US BioEnergy’s costs of construction and operations, in which case it could be forced to obtain additional debt or equity capital. For example, US BioEnergy is currently facing increased construction costs for its Janesville, Minnesota project in order to meet water discharge requirements. Permit conditions could also restrict or limit the extent of its operations. US BioEnergy cannot be assured that it will be able to obtain and comply with all necessary permits to construct its ethanol plants. Failure to obtain and comply with all applicable permits and licenses could halt its construction and could subject it to future claims.

In February 2007, US BioEnergy received a notice of noncompliance from the Department of Environmental Quality Water Bureau of the State of Michigan. The notice states that the Michigan Department of Environmental Quality (DEQ) Water Bureau (WB) has sufficient information to believe that US BioEnergy’s Woodbury facility has failed to comply with the terms and conditions of Part 31, and the Rules promulgated thereunder, of the Natural Resources and Environmental Protection Act (NREPA) and the National Pollutant Discharge Elimination System (NPDES) Permit. US BioEnergy rectified the issues immediately after discovery and is currently in discussion with state officials concerning its noncompliance. This matter is not likely to have a material effect on US BioEnergy’s consolidated financial statements.

Employees

As of March 31, 2007, US BioEnergy had 294 full-time employees. None of US BioEnergy’s employees is covered by a collective bargaining agreement.

Description of Property

Information regarding US BioEnergy’s ethanol plants and other material facilities is set forth below:

Facility Name	Location	Owned or Leased

Plants in Operation:(1)
Platte Valley	Central City, Nebraska	O
Woodbury	Lake Odessa, Michigan	O
Albert City	Albert City, Iowa	O
Ord	Ord, Nebraska	O
Plants under Construction:(1)(2)
Hankinson	Hankinson, North Dakota	O
Dyersville	Dyersville, Iowa	O
Janesville	Janesville, Minnesota	O
Other Properties:
Principal executive offices	Inver Grove Heights, Minnesota	L
Office space	Bookings, South Dakota	L
UBE office space	Wichita, Kansas	L

(1)	All ethanol plants in operation or under construction are subject to encumbrance under the debt financing agreements used to finance the construction of the applicable plants. For a brief description of US BioEnergy’s debt financing agreements, see “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Additional information regarding the capacities of US BioEnergy’s ethanol plants is included in “— Description of Business.”

(2)	US BioEnergy also has a 50% interest in a development stage 100 mmgy ethanol plant that is located near Grinnell, Iowa, with the other 50% interest being held by Big River Resources, LLC. Site work at the Grinnell facility commenced on December 1, 2006; however, due to pending lawsuits relating to zoning issues at the facility, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell facility. As a result, US BioEnergy has put on hold any further funding of the Grinnell facility.

Legal Proceedings

From time to time, US BioEnergy is involved in litigation and administrative proceedings which arise in the ordinary course of its business. In December 2006, a former equity holder of Platte Valley, which US BioEnergy acquired in April 2006, asserted claims against US BioEnergy, Ron Fagen and an entity controlled by Mr. Fagen relating to the acquisition of Platte Valley alleging, among other things, fraud and breach of fiduciary duty. US BioEnergy believes the claims lack merit. US BioEnergy does not believe that any of the matters in which it is currently involved, either individually or in the aggregate, are likely to have a material adverse effect on its business, results of operations and financial condition.

Equity Compensation Plan Information as of December 31, 2006

				Number of Securities
				Remaining for Future
				Issuance Under Equity
	Number of Securities to be		Weighted-Average	Compensation Plans
	Issued Upon Exercise of		Exercise Price of	(Excluding Securities
	Outstanding Options,		Outstanding Options,	Reflected in the
Plan Category	Warrants and Rights		Warrants and Rights	First Column)

Equity compensation plans approved by security holders	568,750		$14.00	5,406,366
Equity compensation plans not approved by security holders	1,937,000	(1)	$4.20	—

(1)	Includes 1,625,000 shares issued to non-employees in connection with the termination of an administrative services agreement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with “Selected Historical Consolidated Financial Data of US BioEnergy” and US BioEnergy’s consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect US BioEnergy’s plans, estimates and beliefs. US BioEnergy’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors.”

General

US BioEnergy is one of the largest producers of ethanol in the United States. US BioEnergy’s primary products are ethanol and distillers grains, which are derived from corn. Ethanol is a clean-burning, renewable fuel, which is blended with gasoline and acts as an octane enhancer, clean air additive and fuel extender. US BioEnergy sells ethanol to refining and marketing companies in the U.S., primarily as a gasoline additive, through Provista Renewable Fuels Marketing, LLC (Provista), its ethanol marketing joint venture. US BioEnergy currently sells its distillers grains to livestock operators and marketing companies in the U.S. It also markets distillers grains and provides facilities management and services to other ethanol producers.

US BioEnergy was incorporated in South Dakota in October 2004. Since its formation, US BioEnergy has focused on building the necessary resources, infrastructure and production capacity to reach its goal of becoming one of the leading ethanol producers in the U.S.

US BioEnergy currently owns and operates four ethanol plants, which have combined production capacity of 300 mmgy. US BioEnergy has three ethanol plants under construction, which when completed, will have combined production capacity of 300 mmgy. US BioEnergy also has a 50% interest in a development stage 100 mmgy ethanol plant that is located near Grinnell, Iowa, with the other 50% interest being held by Big River Resources, LLC (Big River). Site work at the Grinnell facility commenced on December 1, 2006; however, due to pending lawsuits relating to zoning issues at the facility, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell facility. As a result, US BioEnergy has put on hold any further funding of the Grinnell facility.

US BioEnergy expects to have seven plants operational with ethanol production capacity of 600 mmgy by the end of 2008. US BioEnergy also has numerous sites under evaluation and is currently conducting feasibility studies on future construction projects.

All of US BioEnergy’s production facilities that are either operating or under construction are designed, engineered and constructed by Fagen, Inc., using ICM, Inc. processing technology. Ron Fagen, the Chairman and Chief Executive Officer of Fagen, Inc., the leading builder of ethanol plants in the U.S., is one of US BioEnergy’s largest shareholders. US BioEnergy has entered into master design-build agreements with Fagen, Inc. that provide US BioEnergy with a number of build slots for ethanol plants through 2010.

US BioEnergy utilizes the expertise of its internal engineering and business development personnel and skills of its business partners to continue the development of its existing ethanol facilities, identify new sites and develop additional facilities in the future. US BioEnergy’s site location criteria include many factors, including the availability of corn, water and energy supplies as inputs, ethanol and distillers grains markets for its outputs and transportation considerations.

US BioEnergy has one reportable segment, its Production segment, with other activities reported in the All Other category. US BioEnergy’s Production segment includes its facilities that are either currently manufacturing ethanol or are being constructed for that purpose. The activities of its marketing and services entities are combined in the All Other category for segment reporting purposes.

Executive Overview

Prior to May 1, 2006, US BioEnergy derived its revenues principally from its marketing and services businesses. Since then US BioEnergy entered the ethanol production business when it acquired Platte Valley, its first ethanol production facility, on April 30, 2006. In the second half of 2006, US BioEnergy expanded the Platte Valley facility and began production at its Woodbury and Albert City ethanol production facilities. The sale of ethanol and distillers grains has become the primary source of US BioEnergy’s revenues. As a result, US BioEnergy’s results of operations and financial condition for periods subsequent to April 30, 2006, are not comparable to results of operations and financial condition for prior periods.

Quarterly period ended March 31, 2007

US BioEnergy reported net earnings of $5.2 million for the three months ended March 31, 2007 compared to a net loss of $1.4 million for the three months ended March 31, 2006. Results for the first quarter of 2007 included a net loss of $3.2 million related to hedging activities. US BioEnergy did not engage in any hedging activities in the first quarter of 2006. Gross profits increased $17.5 million to $18.1 million for the three months ended March 31, 2007, compared to $0.6 million for the three months ended March 31, 2006. Net revenues increased $126.2 million to $132.2 million for the three months ended March 31, 2007 compared to $6.0 million for the three months ended March 31, 2006.

Significant transactions that occurred during the three months ended March 31, 2007, were as follows:

•	In January 2007, US BioEnergy began construction on a 100 mmgy ethanol facility near Janesville, Minnesota.

•	In February 2007, US BioEnergy entered into five senior secured credit facilities with AgStar Financial Services, PCA, as administrative agent and as a lender, and a group of other lenders to provide financing for US BioEnergy’s Hankinson, Janesville, Dyersville and Ord construction projects and to refinance its Platte Valley credit facilities.

•	In February 2007, US BioEnergy also formed Grinnell, a joint venture company, with Big River to construct, own and operate a 100 mmgy ethanol facility near Grinnell, Iowa. However, due to the pending lawsuits related to zoning at this location, US BioEnergy has put a hold on further funding of the Grinnell facility. US BioEnergy accounts for its investment in Grinnell on a consolidated basis, because it is a variable interest entity and US BioEnergy is its primary beneficiary.

Fiscal year ended December 31, 2006

US BioEnergy reported net earnings of $20.4 million for the year end ended December 31, 2006, compared to a net loss of $4.2 million for the year ended December 31, 2005. Gross profits increased $42.7 million to $46.2 million for the year ended December 31, 2006, compared to $3.4 million for the year ended December 31, 2005. Net revenues increased $108.1 million to $124.5 million for the year ended December 31, 2006, compared to $16.4 million for the year ended December 31, 2005.

Significant transactions that occurred during the year ended December 31, 2006, were as follows:

•	In March 2006, US BioEnergy raised approximately $94.4 million through a private placement of its common stock.

•	In March 2006, US BioEnergy sold 50% of its membership interest in its wholly owned subsidiary, Provista, to CHS Inc. for $2.4 million, plus the assignment by CHS of a fuel delivery contract. For the period beginning April 1, 2006 and ending August 31, 2006, US BioEnergy continued to consolidate the operations of Provista because it was a variable interest entity and US BioEnergy was the primary beneficiary as the result of a significant receivable owed to US BioEnergy by Provista and its guarantee of Provista’s debt. On August 31, 2006, US BioEnergy’s guarantee of Provista’s debt was terminated and Provista repaid all outstanding debts to US BioEnergy. For the period beginning September 1, 2006 and ending December 31, 2006, Provista was treated as an unconsolidated subsidiary and US BioEnergy’s 50% share of its net income or loss was recognized under the equity method of accounting. In December 2006, US BioEnergy recognized a gain on the sale of Provista of $1.8 million, which had previously been deferred.

•	In March 2006, US BioEnergy acquired Gold Energy, LLC, now referred to as Hankinson, a company organized to develop, own and operate a 100 mmgy ethanol plant near Hankinson, North Dakota.

•	In April 2006, US BioEnergy acquired Platte Valley Fuel Ethanol, LLC, now referred to as Platte Valley, which owned and operated a 50 mmgy ethanol plant near Central City, Nebraska. Platte Valley has been producing ethanol at this facility since October 2004.

•	In April 2006, US BioEnergy acquired Val-E Ethanol, LLC, now referred to as Ord, a company organized to develop, own and operate a 50 mmgy ethanol plant near Ord, Nebraska.

•	In September 2006, US BioEnergy’s 50 mmgy Woodbury facility in Michigan began production.

•	In November 2006, US BioEnergy completed a 50 mmgy expansion at its Platte Valley facility.

•	In December 2006, US BioEnergy’s 100 mmgy Albert City, Iowa facility began production.

•	In December 2006, US BioEnergy completed its initial public offering (IPO), in which it sold 11,500,000 shares of its common stock at a price to the public of $14.00 per share. Net proceeds of the IPO, after deducting the underwriters discount and commissions, were $149.7 million.

•	In December 2006, US BioEnergy sold one of its build slots under a master-design build agreement with Fagen, Inc. for $12.0 million, $8.0 million of which it received and recognized as other income in fiscal 2006. The additional $4.0 million has not been recorded in US BioEnergy’s financial statements and will be recognized when certain terms of the agreement are met.

Components of Revenues and Expenses

US BioEnergy has one reportable segment, the Production segment, with other activities reported in the All Other category. The Production segment includes US BioEnergy’s facilities that are either currently manufacturing ethanol or are being constructed for that purpose. The activities of US BioEnergy’s marketing and services entities, which are comprised of Provista Renewable Fuels Marketing, LLC, UBE Ingredients, LLC and UBE Services, LLC, are combined in the All Other category for segment reporting purposes because they do not meet the quantitative thresholds to either be reported in the aggregate or individually.

Prior to May 1, 2006, US BioEnergy derived its revenues principally from its marketing and services businesses. Since that time, US BioEnergy entered the ethanol production business when it acquired Platte Valley, its first ethanol production facility, on April 30, 2006. In the second half of 2006, US BioEnergy expanded the Platte Valley facility and began production at its Woodbury and Albert City ethanol facilities. The sale of ethanol and distillers grains has become the primary source of US BioEnergy’s revenues. As a result, US BioEnergy’s results of operations and financial condition for periods subsequent to April 30, 2006, are not comparable to its results of operations and financial condition for prior periods.

Revenues.  Effective May 1, 2006, US BioEnergy began recognizing revenue from the sale of ethanol and distillers grains produced by its Production segment as “product sales.” Ethanol prices are extremely volatile and the selling prices US BioEnergy realizes for its ethanol are largely determined by the market supply and demand for ethanol which, in turn, is influenced by industry factors over which US BioEnergy has little, if any, control. The per gallon sales price of ethanol discussed below represents the gross ethanol sales dollars divided by the gallons of ethanol sold. Revenues from the production of ethanol and distillers grains are recorded when title transfers to the customer. As of September 2006, with the deconsolidation of Provista, US BioEnergy began recording revenues net of freight and commissions. US BioEnergy records revenue when title is transferred to the customer. Its ethanol and distillers grains are shipped FOB shipping point.

US BioEnergy records incentive revenue in the Production segment from various incentive payments that it receives to produce ethanol. Its Platte Valley facility receives payments under a State of Nebraska program that allows producers of ethanol to generate alcohol fuel incentive tax credits and sell them to an unrelated third-party that holds a motor fuel license. Under this program motor vehicle fuel tax credits are generated at a rate of $0.18 per gallon on the first 15,625,000 gallons of ethanol produced on a yearly basis that begins on May 1st of each year. This state incentive program is set to expire in 2012.

Prior to May 1, 2006, all of US BioEnergy’s revenues were directly related to its marketing and services businesses. Its marketing and services businesses record product sales and services and commissions revenues. US BioEnergy records product sales on the commodities it sells under contracts on which it does not earn a fixed margin, and recognizes revenues and costs on these transactions on a gross basis when title of the product transfers to the end user. US BioEnergy recognizes services and commission revenues on a variety of service-related activities. In accordance with its agreements, US BioEnergy records commissions revenues for the fixed commissions that it charges to market distillers grains and to procure grain for its third-party plant customers. US BioEnergy recognizes revenues on these transactions on a net basis as commissions which represent the fixed margin between the amounts billed to the customer and the amounts paid for the product. Revenues on these products are recognized when title transfers to the end user. US BioEnergy also records revenue from management, trading and group buying services provided to its third-party plant customers as it is earned. Amounts billed or received prior to being earned are recorded as deferred revenue. US BioEnergy receives quarterly incentive payments in its services business if certain benchmarks are achieved in connection with its plant management agreements which it includes in services and commissions revenues. Quarterly incentive payments received throughout the year are deferred until the third-party plant’s fiscal year end, at which time US BioEnergy recognizes the revenue for the entire year. From May 1, 2005 through August 31, 2006, US BioEnergy recorded commissions revenue for the ethanol that Provista marketed for its third-party plant customers because Provista’s financial results were included in US BioEnergy’s financial statements on a consolidated basis. Beginning September 1, 2006, Provista became an unconsolidated subsidiary and US BioEnergy’s 50% share of its net income or loss became recognized under the equity method of accounting in its consolidated financial statements.

Cost of Goods Sold and Gross Profits.  Effective May 1, 2006, US BioEnergy began recording cost of goods sold for ethanol and distillers grains produced in its Production segment as “cost of product sales.” US BioEnergy’s cost of product sales in its Production segment is primarily affected by the cost of corn and natural gas. Both corn and natural gas are subject to volatile market conditions as a result of weather, market demand, regulation and general economic conditions.

Corn is the principal raw material used in ethanol production and is the most significant operating cost of US BioEnergy’s Production segment. Natural gas, which is used to power steam generation in US BioEnergy’s ethanol production process and to dry its distillers grains, is the second largest operating cost after corn. Prior to the deconsolidation of Provista in September 2006, US BioEnergy was recording outbound freight paid by Provista on US BioEnergy’s ethanol shipments as a component of cost of goods sold.

The gross profit of US BioEnergy’s Production segment depends principally on the difference between the price of a gallon of ethanol and the price of the amount of corn required to produce a gallon of ethanol. For much of the most recent reporting period, the spread between ethanol and corn prices was at historically high levels, driven in large part by high oil prices and historically low corn prices resulting from continuing record corn yields and acreage. In recent months, the price of ethanol has been declining and corn costs have increased sharply. On June 30, 2006, the Chicago spot price per gallon of ethanol was $3.90 and the CBOT price of corn was $2.35 per bushel. On December 29, 2006, the Chicago spot price per gallon of ethanol was $2.45 and the CBOT price of corn was $3.90 per bushel. On March 31, 2007, the Chicago spot price per gallon of ethanol was $2.23 and the CBOT price of corn was $3.74 per bushel. Any increase or reduction in the spread between ethanol and corn prices, whether as a result of changes in the price of ethanol or corn, will have an effect on US BioEnergy’s financial performance.

Prior to May 1, 2006, all of US BioEnergy’s cost of goods sold represented the expenses that were directly related to its marketing and services businesses. US BioEnergy records the cost of product that is related to commodities buying and selling contracts on which it does not earn a fixed margin as “cost of product sales.” The proportional share of salaries, benefits and related overhead expenses of the employees directly related to third-party management and marketing activities are included in cost of services and commissions.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses consist of the proportional share of salaries, benefits and related overhead expenses paid to US BioEnergy’s administrative employees, professional fees and other administrative expenses. US BioEnergy’s selling, general and administrative expenses have increased significantly in connection with its growth and expansion efforts, which have required US BioEnergy to hire more personnel. US BioEnergy also has begun incurring additional expenses as a public company following the completion of its initial public offering related to additional legal and corporate governance expenses, including: costs associated with its Sarbanes-Oxley Act compliance work; salary and payroll-related costs for additional accounting and legal staff; and listing and transfer agent fees. Corporate expenses are included in the All Other category for segment reporting purposes. US BioEnergy is recognizing compensation expense related to the granting of stock options and restricted stock awards to certain of its employees and non-employee directors concurrently with the consummation of its initial public offering under its 2006 Stock Incentive Plan, which is being recognized over the vesting periods of the awards.

Interest Expense.  Interest expense represents that amount of interest that US BioEnergy pays to financial institutions for money that it has borrowed on its short-term seasonal lines of credit, construction loans, subordinated debt, senior secured debt and other long-term debt. Interest expense will fluctuate based on the interest rate on its loan agreements and the amounts outstanding. US BioEnergy capitalizes and depreciates certain interest costs allocated to plants under construction.

Interest Income.  Interest income represents interest that US BioEnergy earns on short-term deposit investments such as certificates of deposit with maturities up to twelve months, savings accounts and money market funds. Interest income will fluctuate based on interest rates and the amount of cash that US BioEnergy keeps on hand.

Income Taxes.  US BioEnergy is subject to federal and state taxes on income from its operations. US BioEnergy records an income tax provision or benefit related to income or losses from operations. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for federal and state income tax purposes, at the end of each reporting period based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Results of Operations

US BioEnergy’s current operating results are not comparable to any of its historical periods. From October 2004, the date of its incorporation, until April 30, 2005, US BioEnergy focused on building the necessary resources and infrastructure to support its goal of becoming one of the leading ethanol producers in the U.S. In May 2005, US BioEnergy acquired United Bio Energy, LLC (UBE), an ethanol and distillers grains marketing and services business. US BioEnergy’s operating results from May 1, 2005 reflect the UBE acquisition. The acquisition of Platte Valley in April 2006, initiated the operations of US BioEnergy’s Production segment. The 2006 results for its Production segment do not constitute a complete year of production activity for any of its facilities currently in operation.

In addition, US BioEnergy has determined that it is the successor to UBE for SEC reporting purposes. US BioEnergy does not believe, however, that its results of operations for periods subsequent to the UBE acquisition are directly comparable to the results of operations of UBE for periods prior to the acquisition due to the application of purchase accounting and other factors. However, because US BioEnergy’s revenues and costs of goods sold for its services business are prepared on substantially the same basis and were generated or incurred in substantially the same manner as UBE’s revenues and costs of goods sold, the discussion of US BioEnergy’s results of operations appearing below includes a discussion of revenues and costs of goods sold based on UBE’s revenues and costs of goods sold for the applicable pre-acquisition periods.

Consolidated Results

The following table presents the consolidated earnings as well as the percentage relationship to total revenues of specified items in US BioEnergy’s consolidated statements of operations for the three months ended March 31, 2006 and 2007:

	For the Three Months Ended March 31,
	2007		2006
	(Unaudited)		(Unaudited)
	(Dollars in thousands)

Total revenues	$132,217	100.0%	$6,019	100.0%
Cost of goods sold	114,075	86.3	5,395	89.6

Gross profit	18,142	13.7	624	10.4
Selling, general and administrative expenses	7,568	5.7	2,182	36.3

Operating income (loss)	10,574	8.0	(1,558)	(25.9)
Other income (expense):
Interest expense	(4,409)	(3.3)	(48)	(0.8)
Interest income	2,293	1.7	214	3.6
Other income	23	—	14	0.2
Equity in net loss of unconsolidated subsidiary	283	0.2	—	—

	8,764	6.6	(1,378)	(22.9)
Income tax expense	(3,529)	(2.6)	—	—
Minority interest in net loss of subsidiary	7	—	—	—

Net income (loss)	$5,242	4.0%	$(1,378)	(22.9)%

Three Months
Ended
March 31,
2007

Additional Data:
Ethanol sold (gallons in thousands)	59,726
Ethanol average gross price per gallon(1)	$1.90
Distillers grains average sales per gallon of ethanol sold(1)	$0.26
Corn costs per gallon of ethanol sold(2)	$1.25
Natural gas costs per gallon of ethanol sold(3)	$0.19
Corn costs per bushel(4)	$3.64

(1)	Represents the gross sales dollars, net of freight and commissions, for each respective product divided by the gallons of ethanol sold.

(2)	Represents the corn costs, including freight, commissions, hedging gains or losses or other related costs divided by the gallons of ethanol sold.

(3)	Represents natural gas costs, including hedging gains or losses, divided by the gallons of ethanol sold.

(4)	Represents corn costs, including hedging losses of $0.12 per bushel.

The following table presents the consolidated earnings as well as the percentage relationship to total revenues of specified items in US BioEnergy’s consolidated statements of operations for fiscal 2006, 2005 and 2004:

	For the Years Ended December 31,
	2006		2005		2004
	(Dollars in thousands, except as noted)

Total revenues	$124,535	100.0%	$16,415	100.0%	$—	—%
Cost of goods sold	78,367	62.9	12,987	79.1	—	—

Gross profit	46,168	37.1	3,428	20.9	—	—
Selling, general and administrative expenses	27,089	21.8	8,016	48.8	55	—

Operating income (loss)	19,079	15.3	(4,588)	(28.0)	(55)	—
Other income (expense):
Interest expense	(2,076)	(1.7)	(467)	(2.8)	—	—
Interest income	2,436	2.0	319	1.9	1	—
Other income	9,814	7.9	104	0.6	—	—
Equity in net income of unconsolidated subsidiary	456	0.4	—	—	—	—
Minority interest in net loss of subsidiary	391	0.3	—	—	—	—

	30,100	24.2	(4,632)	(28.2)	(54)	—
Income tax (expense) benefit	(9,668)	(7.8)	401	2.4	—	—

Net income (loss)	$20,432	16.4%	$(4,231)	(25.8)%	$(54)	—%

Year Ended
December 31,
2006

Additional Data:
Ethanol sold (thousands of gallons)	49,604
Ethanol average gross price per gallon(1)	$1.86
Distillers grains average sales per gallon of ethanol sold(1)	$0.23
Corn costs per gallon of ethanol sold(2)	$0.65
Natural gas costs per gallon of ethanol sold(3)	$0.22
Corn costs per bushel(4)	$1.94

(1)	Represents the gross sales dollars, net of freight and commissions, for each respective product divided by the gallons of ethanol sold.

(2)	Represents the corn costs, including freight, commissions, hedging gains or losses or other related costs divided by the gallons of ethanol sold.

(3)	Represents natural gas costs, including hedging gains or losses, divided by the gallons of ethanol sold.

(4)	Represents corn costs, net of hedging gains of $0.57 per bushel.

Results of Operations — Three Months Ended March 31, 2007 compared to Three Months March 31, 2006

Total Revenues.  Total revenues increased by $126.2 million from $6.0 million for three months ended March 31, 2006 to $132.2 million for the three months ended March 31, 2007, primarily as the result of US BioEnergy’s entrance into the ethanol production business on April 30, 2006. During the three months ended March 31, 2006, US BioEnergy derived all of its revenues from its marketing and services businesses. Revenues for the three months ended March 31, 2007 represent a full quarter of production activity at US

BioEnergy’s three operating ethanol plants. US BioEnergy acquired its Platte Valley production facility in April 2006 and completed an expansion at this facility in November 2006. US BioEnergy’s Woodbury and Albert City facilities began producing ethanol in September 2006 and November 2006, respectively. For the first quarter of 2007, US BioEnergy’s production facilities ran at an aggregate of approximately 94% of nameplate capacity.

Net sales of ethanol in the Production segment were $113.4 million for the three months ended March 31, 2007. During the first quarter of 2007, US BioEnergy sold 59.7 million gallons of ethanol at an average selling price of $1.90 per gallon. US BioEnergy did not have any ethanol sales in its Production segment for the first quarter of 2006.

Net sales of co-products in the Production segment were $15.6 million for the three months ended March 31, 2007. During fiscal 2007, US BioEnergy sold 70,600 tons of dried distillers grains at an average net selling price of $102.40 per ton, 192,500 tons of modified wet distillers grains at an average net selling price of $42.28 per ton and 6,500 tons of wet distillers grains at an average gross selling price of $35.87. US BioEnergy did not have any co-product sales in its Production segment for the first quarter of 2006.

Sales of non-fixed margin commodities decreased $3.1 million from $3.9 million for the three months ended March 31, 2006 to $0.8 million for the three months ended March 31, 2007. Sales of non-fixed margin commodities have been decreasing as US BioEnergy implements a service strategy that focuses on its commission-based businesses.

Services and commissions revenues increased slightly from $2.1 million for the three months ended March 31, 2006 to $2.2 million for the three months ended March 31, 2007.

Cost of Goods Sold.  Cost of goods sold increased by $108.7 million from $5.4 million for the three months ended March 31, 2006 to $114.1 million for the three months ended March 31, 2007, primarily as the result of US BioEnergy’s entrance into the ethanol production business beginning in the second quarter of fiscal 2006. Cost of product sales in the Production segment represent $1.89 per gallon of ethanol sold.

Corn costs were $74.5 million for the three months ended March 31, 2007, and represented 66% of US BioEnergy’s cost of goods sold before taking into account co-product sales and 52% of cost of goods sold after taking into account co-products sales. After taking into account hedging losses, corn costs averaged $3.64 per bushel, or $1.25 per gallon of ethanol sold for the three months ended March 31, 2007. For this same period, US BioEnergy’s corn costs averaged $3.52 per bushel, or $1.21 per gallon of ethanol sold, before taking into account hedging losses.

Natural gas costs were $11.3 million for the three months ended March 31, 2007, and represented 10% of US BioEnergy’s cost of goods sold. After taking into account hedging gains, natural gas costs averaged $6.88 per MMBTU, or $0.19 per gallon of ethanol sold for the three months ended March 31, 2007. For this same time period natural gas costs averaged $7.19 per MMBTU, or $0.20 per gallon of ethanol sold, before taking into account hedging gains.

Transportation costs on distillers grains were $1.5 million for the three months ended March 31, 2007, and represented 1% of US BioEnergy’s cost of goods sold. US BioEnergy does not incur transportation costs related to ethanol due to the fact that Provista incurs the freight.

Labor and manufacturing overhead was $25.4 million for the three months ended March 31, 2007 and represented 23% of US BioEnergy’s cost of goods sold. Labor costs related to construction of US BioEnergy’s ethanol production facilities are considered to be part of the direct cost of construction, and as such, are capitalized.

The net loss from derivatives included in cost of goods sold was $3.2 million for the three months ended March 31, 2007. US BioEnergy marks all exchange traded corn, natural gas and energy contracts to market through cost of goods sold. For the three months ended March 31, 2007, unrealized losses on hedging activities were $5.6 million which was partially offset by realized gains of $2.4 million. US BioEnergy did not engage in any hedging activities in the three months ended March 31, 2006.

Cost of products sales related to the commodities that US BioEnergy sells under its non-fixed margin contract decreased $3.2 million from $3.9 million for the three months ended March 31, 2006 to $0.7 million for three months ended March 31, 2007. Purchases of non-fixed margin commodities for resale have been decreasing as US BioEnergy implements a service strategy that focuses on its commission-based businesses.

Cost of services and commissions decreased by $0.6 million, or 39%, from $1.5 million for the three months ended March 31, 2006, to $0.9 million for the three months ended March 31, 2007, primarily due to the deconsolidation of Provista.

Gross Profits.  Gross profit increased $17.5 million from $0.6 million for the three months ended March 31, 2006 to $18.1 million for the three months ended March 31, 2007, driven primarily by US BioEnergy’s acquisition and subsequent expansion of its Platte Valley facility and the commencement of operations at its new Woodbury and Albert City facilities, which was partially offset by hedging losses. US BioEnergy generated gross profits of $16.2 million, or $0.27 per gallon, in its Production segment primarily due to a favorable spread between the average selling price of ethanol and corn costs, which was partially offset by losses from derivative contracts.

Selling, General and Administrative Expenses.  US BioEnergy’s selling, general and administrative expenses increased $5.4 million from $2.2 million for the three months ended March 31, 2006 to $7.6 million for the three months ended March 31, 2007. Corporate expenses increased by $4.2 million primarily due to the growth of US BioEnergy’s businesses. Expenses in the Production segment increased by $2.0 million, as a result of a full quarter of operations at US BioEnergy’s ethanol facilities in fiscal 2007.

Interest Expense.  Interest expense increased by $4.4 million from $48,000 for the three months ended March 31, 2006 to $4.4 million for the three months ended March 31, 2007. Interest expense increased primarily due to additional borrowing on US BioEnergy’s new senior secured credit facilities, which it entered into in February 2007. In connection with Platte Valley’s refinancing, US BioEnergy expensed a prepayment penalty of $0.7 million and wrote off $0.7 million of debt financing costs. Interest expense for the three months ended March 31, 2006 represents interest on borrowing under credit facilities primarily related to Provista, which have since been refinanced. Interest expense incurred on borrowing related to construction activities has been capitalized.

Interest Income.  Interest income increased by $2.1 million from $0.2 million for the three months ended March 31, 2006, to $2.3 million for the three months ended March 31, 2007, primarily as the result of increased short-term investments arising from the proceeds of US BioEnergy’s initial public offering.

Equity in Net Income of Subsidiary.  US BioEnergy’s equity in net income of unconsolidated subsidiary of $0.3 million represents its 50% share of Provista’s earnings. Beginning on September 1, 2006, US BioEnergy has accounted for its investment in Provista under the equity method of accounting.

Income (Loss) Before Income Taxes and Minority Interest.  Pretax income increased by $10.1 million from a $1.4 million loss for the three months ended March 31, 2006 to $8.7 million of income for the three months ended March 31, 2007. The Production segment’s pretax income increased $9.8 million, due to the favorable spread between the average selling price of ethanol and corn costs, which was partially offset by losses on derivative contracts. In addition, the pretax earnings of US BioEnergy’s marketing and services businesses increased by $1.2 million. These increases were partially offset by increased corporate losses of $0.9 million.

Income Taxes.  Income tax expense of $3.5 million for the three months ended March 31, 2007 represents an effective tax rate of 40.3%. US BioEnergy recorded an income tax benefit of $0.5 million related to its net loss for the three months ended March 31, 2006, which was offset by a $0.5 million valuation allowance on the net loss.

Minority Interest in Net Loss of Subsidiary.  Minority interest in net loss of subsidiary was $7,000 for the three months ended March 31, 2007, and represents the minority owner’s 50% of losses of Grinnell. In February 2007, US BioEnergy formed a joint venture with Big River to construct, own and operate a 100 mmgy ethanol facility. At that time, US BioEnergy began to consolidate the operations of the joint venture.

Results of Operations — Fiscal 2006 Compared to Fiscal 2005

Total Revenues.  Total revenues increased by $108.1 million from $16.4 million for year ended December 31, 2005 to $124.5 million for the year ended December 31, 2006, primarily as the result of US BioEnergy’s entrance into the ethanol production business in fiscal 2006. US BioEnergy began to record revenue from its Production segment in May 2006, after the acquisition of Platte Valley, its first operational ethanol production facility. Revenues increased in the second half of 2006 when US BioEnergy began production at its Woodbury facility in September and its Albert City facility and the expansion Platte Valley facility became operational in November.

Net sales of ethanol in the Production segment were $92.4 million for the year ended December 31, 2006. During fiscal 2006, US BioEnergy sold 49.6 million gallons of ethanol at an average gross selling price of $1.86. US BioEnergy did not have any ethanol sales in its Production segment in 2005.

Net sales of co-products in the Production segment were $11.3 million for the year ended December 31, 2006. During fiscal 2006, US BioEnergy sold 213,000 tons of modified wet distillers grains at an average gross selling price of $41.27 per ton, 32,000 tons of dried distillers grains at an average gross selling price of $76.75 per ton and 2,400 tons of wet distillers grains at an average gross selling price of $31.85. US BioEnergy did not have any co-product sales in its Production segment in 2005.

Sales of non-fixed margin commodities decreased $2.1 million, or 22%, from $9.6 million for the year ended December 31, 2005 to $7.5 million for the year ended December 31, 2006. Sales in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE generated $3.6 million of sales on non-fixed margin commodities for the period beginning January 1, 2005 and ending April 30, 2005. Sales of non-fixed margin commodities have been decreasing as US BioEnergy implements a service strategy that focuses on its commission-based businesses.

Services and commissions revenues increased $2.0 million, or 29%, from $6.8 million for the year ended December 31, 2005 to $8.8 million for the year ended December 31, 2006, primarily due to the acquisition of UBE. Sales in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE generated $2.8 million of services and commissions revenues for the period beginning January 1, 2005 and ending April 30, 2005. Services commissions have been decreasing primarily as the result of a reduction in the number of third-party plants that US BioEnergy provide services to.

Other revenue of $3.7 million for the year December 31, 2006, was primarily the result of payments accrued for under the State of Nebraska’s ethanol incentive program. At its Platte Valley facility, located in Central City, Nebraska, US BioEnergy generated $2.8 million of alcohol fuel tax incentive credits at a rate of $0.18 per gallon on the first 15,625,000 gallons of ethanol produced on a yearly basis that begins on May 1st of each year. This state incentive program is set to expire in 2012.

Cost of Goods Sold.  Cost of goods sold increased by $65.4 million from $13.0 million for the year ended December 31, 2005 to $78.4 million for the year ended December 31, 2006, primarily as the result of US BioEnergy’s entrance into the ethanol production business in fiscal 2006. In fiscal 2006, US BioEnergy’s cost of goods sold represents a partial year of production at its ethanol facilities that were in operation at that time. Cost of product sales in the Production segment represents $1.34 per gallon of ethanol sold.

Corn costs were $32.1 million for the year ended December 31, 2006, and represented 49% of the cost of goods sold before taking into account co-product sales and 42% of cost of goods sold after taking into account co-products sales. After taking into account hedging gains, corn costs averaged $1.94 per bushel, or $0.65 per gallon of ethanol, sold in fiscal 2006, which represents the period beginning May 1, 2006 and ending December 31, 2006. For this same time period US BioEnergy’s corn costs averaged $2.51 per bushel, or $0.86 per gallon of ethanol sold, before taking into account hedging gains.

Natural gas costs were $10.9 million for the year ended December 31, 2006, and represented 16% of US BioEnergy’s cost of goods sold. After taking into account hedging losses, natural gas costs averaged $8.84 per MMBTU, or $0.22 per gallon of ethanol sold in fiscal year 2006, which represents the period beginning May 1,

2006 and ending December 31, 2006. For this same time period natural gas costs averaged $7.28 per MMBTU, or $0.18 per gallon of ethanol sold, before taking into account hedging losses.

Transportation costs were $4.2 million for the year ended December 31, 2006, and represented 6% of US BioEnergy’s cost of goods sold.

Labor and manufacturing overhead was $19.2 million of the year ended December 31, 2006 and represented 29% of US BioEnergy’s cost of goods sold. Direct labor costs related to construction of US BioEnergy’s ethanol production facilities are considered to be part of the cost of construction, and as such, are capitalized.

The net gain from derivatives included in cost of goods sold was $8.6 million for the year ended December 31, 2006. US BioEnergy marks all exchange traded corn and natural gas futures contracts to market through cost of goods sold.

Cost of products sales related to the commodities that US BioEnergy sells under its non-fixed margin contract decreased $2.7 million, or 28%, from $9.5 million for the year ended December 31, 2005 to $6.8 million for year ended December 31, 2006. Sales in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE’s cost of product sales for the period beginning January 1, 2005 and ending April 30, 2005 was $3.5 million. Purchases of non-fixed margin commodities for resale have been decreasing as US BioEnergy implements a service strategy that focuses on its commission-based businesses.

Cost of services and commissions increased by $1.7 million, or 49%, from $3.5 million for the year ended December 31, 2005 to $5.2 million for the year ended December 31, 2006, primarily due to the acquisition of UBE. Costs in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE cost of services and commission was $2.9 million for the period beginning January 1, 2005 and ending April 30, 2005. In March of 2005, UBE expensed $1.1 million related to the settlement of a customer claim.

Gross Profits.  Gross profit increased $42.7 million from $3.4 million for the year ended December 31, 2005 to $46.1 million for the year ended December 31, 2006, primarily driven by US BioEnergy’s acquisition and subsequent expansion of its Platte Valley facility, the commencement of operations at its new Woodbury and Albert City facilities and from gains on derivatives. US BioEnergy generated gross profits of $41.8 million, or $0.83 per gallon, in its Production segment primarily due to a favorable spread between the average selling price of ethanol and corn costs and due to gains from derivatives that decreased cost of goods sold by $8.6 million.

Selling, General and Administrative Expenses.  US BioEnergy’s selling, general and administrative expenses increased $19.1 million from $8.0 million for the year ended December 31, 2005 to $27.1 million for the year ended December 31, 2006 primarily as the result of the growth of its businesses. Corporate and other expenses increased $15.5 million primarily due to additional employee and consulting expenses related to the growth of US BioEnergy’s businesses and a payment of $4.8 million to terminate a financial advisory services agreement with Capitaline Advisors (a related party). Expenses in the Production segment increased by $3.6 million, as US BioEnergy’s production facilities began operations.

Interest Expense.  Interest expense increased by $1.7 million from $0.4 million for the year ended December 31, 2005 to $2.1 million for the year ended December 31, 2006. Interest expense increased primarily due to interest payments on Platte Valley’s credit facilities and draws on the Woodbury senior secured debt facility and Albert City’s construction loan. Interest expense incurred on borrowing related to construction and expansion activities has been capitalized.

Interest Income.  Interest income increased by $2.2 million from $0.3 million for the year ended December 31, 2005 to $2.5 million for the year ended December 31, 2006, primarily as the result of increased short-term investments arising from the proceeds of US BioEnergy’s equity offerings.

Other Income.  Other income increased $9.7 million from $0.1 million for the year ended December 31, 2005 to $9.8 million for the year ended December 31, 2006. In December 2006, US BioEnergy recognized income of $8.0 million on the sale of one of its build slots under a master design-build agreement with Fagen, Inc. The total consideration for the build slot was $12.0 million, with $8.0 million due upon exercise of the agreement and recognized as other income. The remaining $4.0 million is due and payable when Fagen, Inc. mobilizes at the build site and will be recognized as other income at that time. In fiscal 2006, US BioEnergy also recognized a $1.8 million gain on the sale of 50% of its membership interest in Provista to CHS Inc.

Equity in Net Income of Subsidiary.  US BioEnergy’s equity in net income of unconsolidated subsidiary of $0.5 million represents its 50% share of Provista’s net income for the period from September 1, 2006 to December 31, 2006. On August 31, 2006, US BioEnergy’s guarantee of Provista’s debt was terminated and Provista paid all the outstanding indebtedness owed to US BioEnergy. Beginning on September 1, 2006, US BioEnergy has accounted for its investment in Provista under the equity method of accounting.

Minority Interest in Net Loss of Subsidiary.  Minority interest in net loss of subsidiary was $0.4 million for the year ended December 31, 2006 and represents the minority owner’s 50% of losses in Provista for the period beginning April 1, 2006 and ending August 31, 2006. On March 31, 2006, US BioEnergy sold 50% of its membership interest in Provista to CHS Inc. For the period beginning April 1, 2006 and ending August 31, 2006, US BioEnergy continued to consolidate the operations of Provista because it was a variable interest entity and US BioEnergy was the primary beneficiary as the result of a significant receivable owed to US BioEnergy by Provista and its guarantee of Provista’s debt. On August 31, 2006, US BioEnergy’s guarantee of Provista’s debt was terminated, Provista repaid all outstanding debts to US BioEnergy and US BioEnergy deconsolidated Provista. From September 1, 2006 forward US BioEnergy began accounting for its investment under the equity method of accounting.

Pretax Income (Loss).  Pretax income increased by $34.7 million from a $4.6 million loss for the year ended December 31, 2005 to $30.1 million of income for the year ended December 31, 2006. The Production segment’s pretax income increased $35.9 million, which included $8.6 million from gains on derivative contracts. In addition, US BioEnergy recognized $8.0 million of income from the sale of one of its construction build slots. These increases were partially offset by US BioEnergy’s increased selling, general and administrative expenses.

Income Taxes.  Income tax expense for the year ended increased $10.1 million from a benefit of $0.4 million for the year ended December 31, 2005 to an expense of $9.7 million for the year ended December 31, 2006. The effective tax rate was 32.5% for the year ended December 31, 2006 and a tax benefit rate of 8.7% for the year ended December 31, 2005. The 2005 tax benefit rate and 2006 tax expense rate are less than statutory rates due to the fact that a $1.3 million valuation allowance was recorded in 2005 and reversed in 2006. As of December 31, 2006, US BioEnergy had determined that a $21.8 million valuation allowance was necessary for state tax credit carry forwards that it could conclude it would more likely than not generate sufficient taxable income in the applicable states, to utilize the credits prior to their expiration. Of this amount $5.9 million related to acquired state tax credits of Platte Valley, and would be used to reduce goodwill if the valuation allowance on these credits was ever reversed. The reversal of other valuation allowance amounts, if ever recognized, will reduce future income tax expense.

Results of Operations — Fiscal 2005 Compared to the Period from October 28, 2004 to December 31, 2004

Total Revenues.  US BioEnergy did not have any revenues for fiscal 2004. On May 1, 2005, US BioEnergy acquired UBE and began generating revenues from product sales and commissions and service fees related to its marketing and services businesses. US BioEnergy’s total revenues for the year ended December 31, 2005 were $16.4 million.

Product sales represent the sales of non-fixed margin commodities in US BioEnergy’s ethanol and distillers grains marketing businesses. US BioEnergy’s product sales were $9.6 million for the year ended December 31, 2005, which represents the period beginning May 1, 2005 and ending December 31, 2005. UBE generated $3.6 million of sales for the period beginning January 1, 2005 and ending April 30, 2005 and $30.8 million for the year ended December 31, 2004. Sales of non-fixed margin commodities have been decreasing as US BioEnergy implements a strategy that focuses on commission-based businesses.

US BioEnergy’s services and commissions revenues were $6.8 million for the year ended December 31, 2005, which represents the period beginning May 1, 2005 and ending December 31, 2005, and it marketed a total of 159.8 million gallons of ethanol and 1.1 million tons of distillers grains. In November 2004, US BioEnergy added one new distillers grain customer and during 2005 it added two new ethanol marketing customers and one third-party plant management customer. For the year ended December 31, 2005, which represents the period beginning May 1, 2005 and ending December 31, 2005, US BioEnergy recognized $0.9 million of revenue related to performance incentives from its third-party plant customers. UBE recognized $96,000 of incentive revenue for the period beginning January 1, 2005 and ending April 30, 2005, and $75,000 for the year ended December 31, 2004. Incentive revenues increased due to the increase in the number of plants that US BioEnergy managed and due to favorable margins at those plants. During the period beginning January 1, 2005 through April 30, 2005 UBE generated services and commissions revenues of $2.8 million and marketed a total of 54.5 million gallons of ethanol and 494,000 tons of distillers grains. For the year ended December 31, 2004, UBE recorded services and commissions revenues of $4.9 million and marketed a total of 114.0 million gallons of ethanol and 1.1 million tons of distillers grains.

Cost of Goods Sold.  US BioEnergy did not have any cost of goods sold for fiscal 2004. Its total cost of goods sold of $13.0 million for the year ended December 31, 2005, was directly related to the activities of its marketing and services businesses.

US BioEnergy’s cost of product sales of $9.5 million for the period beginning May 1, 2005 and ending December 31, 2005 is related to the commodities that it sells under non-fixed margin contracts. UBE’s cost of products sales for the period beginning January 1, 2005 and ending April 30, 2005 was $3.5 million and for the year ended December 31, 2004 was $30.4 million.

US BioEnergy’s cost of services and commissions was $3.5 million for the year ended December 31, 2005 and represents the marketing costs associated with its commission-based businesses. UBE’s cost of services and commission for the period beginning January 1, 2005 and ending April 30, 2005 was $2.9 million and for the year ended December 31, 2004 was $3.2 million. The increase in cost of services and commissions was primarily due to increased employee and other expenses in connection with providing services to additional third-party plant customers, and a $1.1 million expense recognized by UBE as of March 31, 2005 related to the settlement of a claim.

Gross Profit.  US BioEnergy did not have any gross profit for 2004. Its gross profit of $3.4 million for the year ended December 31, 2005 was primarily generated on its third-party plant services. UBE gross profit was a negligible amount for the period beginning January 1, 2005 and ending April 30, 2005 and $2.0 million for the year ended December 31, 2004.

Selling, General and Administrative Expenses.  US BioEnergy’s selling, general and administrative expenses for the year ended December 31, 2005 were $8.0 million, an increase of $8.0 million compared to the year ended December 31, 2004. In November 2005, US BioEnergy issued options to purchase 1,625,000 shares of common stock which resulted in $3.6 million of expense in connection with the termination of an administrative services agreement with US Bio Resource Group (a related party). Expenses, excluding this expense, increased by $4.4 million for the year ended December 31, 2005, in connection with providing services to additional third-party plant customers and consulting and legal expenses due to the growth of US BioEnergy’s business.

Interest Expense.  US BioEnergy’s interest expense of $0.5 million for the year ended December 31, 2005 increased $0.5 million compared to 2004, primarily due to borrowings under its subordinated debt for its Albert City facility.

Interest Income.  US BioEnergy’s interest income of $0.3 million for the year ended December 31, 2005 compared to a negligible amount in 2004, due to increased short-term investments arising from the proceeds from US BioEnergy’s first private placement equity offering.

Pretax Loss.  US BioEnergy incurred pretax losses of $4.6 million and $54,000 for the years ended December 31, 2005 and 2004, respectively. For the year ended December 31, 2005, the pretax loss was primarily related to operating expenses incurred as a result of the growth of US BioEnergy’s business. US

BioEnergy’s services business generated pretax income of $0.4 million for the year ended December 31, 2005. UBE’s pretax loss for the period beginning January 1, 2005 to April 30, 2005 was $1.1 million. UBE’s pretax loss for the year ended December 31, 2004 was $0.8 million. The Production segment incurred pretax losses of $1.0 million for the year ended December 31, 2005, which represented various expenses that US BioEnergy could not capitalize related to its construction projects.

Income Taxes.  The income tax benefit of $0.4 million for the year ended December 31, 2005 represents an effective tax benefit rate of 8.7% and resulted from US BioEnergy’s loss from operations during 2005. The tax benefit rate is less than statutory rates due to the fact that a $1.3 million increase in a valuation allowance on deferred taxes was recorded during 2005. US BioEnergy did not have any income tax costs or benefits for 2004.

Liquidity and Capital Resources

Cash Flow — Three Months Ended March 31, 2007 Compared to Three Months March 31, 2006

Cash Flows Provided by (Used in) Operating Activities.  Cash flows provided by operating activities were $18.9 million for the three months ended March 31, 2007 compared to cash flows used in operating activities of $25.9 million for the three months ended March 31, 2006. An increase in working capital for the three months ended March 31, 2007, used cash of $2.5 million.

Cash Used in Investing Activities.  Cash used in investing activities total $45.5 million and $31.4 million for the three months ended March 31, 2007 and 2006, respectively. For the three months ended March 31, 2007, additions to property and equipment of $14.1 million, $9.6 million, $4.7 million, $1.4 million were related to construction projects at Ord, Hankinson, Dyersville and Janesville, respectively. Additions to property, and equipment related to Grinnell’s construction project were $5.9 million, which represents 100% of costs since US BioEnergy began consolidating Grinnell’s activities. For the three months ended March 31, 2006, additions to property and equipment of $15.8 million and $14.4 million were related to construction projects at Albert City and Woodbury, respectively.

Cash Provided by Financing Activities.  Cash provided by financing activities totaled $71.9 million for the three months ended March 31, 2007, and $112.0 million for the three months ended March 31, 2006, respectively. In February 2007, US BioEnergy entered into five senior secured facilities with AgStar Financial Services, PCA (AgStar) to provide funds for construction of its Hankinson, Dyersville, Janesville and Ord production plants and to refinance its Platte Valley facility. As of March 31, 2007, US BioEnergy had borrowed $24.6 million for its Ord construction project and it borrowed $67.5 million on a term loan and $22.5 million on a revolving term loan to repay Platte Valley loans in aggregate of $36.8 million with a different lender. In addition, US BioEnergy converted its Albert City loan of $72.3 million from a construction loan to a $66.2 million term loan and a $17.0 million revolving loan. In March 2006, US BioEnergy raised approximately $94.4 million through a private placement of its common stock.

Cash Flow — Fiscal 2006 Compared to Fiscal 2005

Cash Flows Used in Operating Activities.  Cash flows used in operating activities were $16.8 million for the year ended December 31, 2006 and $6.3 million for the year ended December 31, 2005. An increase in working capital for the year ended December 31, 2006, net of the effects of business acquisitions and the deconsolidation of Provista, used $52.5 million in cash. The Production segment working capital increase was primarily the result of US BioEnergy’s Woodbury and Albert City facilities starting operations in the second half of 2006 and the expansion of the Platte Valley facility, which was funded by cash on hand and increased debt. The $52.5 million increase in these working capital components was primarily funded by the proceeds from cash on hand and cash from operations.

Cash Used in Investing Activities.  Cash used in investing activities total $230.2 million and $52.9 million for the year ended December 31, 2006 and the year ended December 31, 2005, respectively. For the year ended December 31, 2006, additions to property, plant and equipment of $32.7 million, $88.4 million, $40.2 million and $30.8 million were related to construction projects at Woodbury, Albert City, Platte Valley and Ord, respectively. For the year ended December 31, 2005, additions to property, plant and equipment of $17.9 million and $35.2 million were related to construction projects at Woodbury and Albert City, respectively.

Cash Provided by Financing Activities.  Cash provided by financing activities totaled $376.7 million for the year ended December 31, 2006 and $98.9 million for the year ended December 31, 2005, respectively. In December 2006, US BioEnergy completed its initial public offering (IPO), in which it sold 11,500,000 shares of its common stock at a price to the public of $14.00 per share. Net proceeds of the IPO, after deducting the underwriters’ discount and commissions and related offering costs, were $133.5 million. In March 2006, US BioEnergy raised approximately $94.4 million through a private placement of its common stock. In September 2005, US BioEnergy raised approximately $56.2 million through a private placement of its common stock. In November 2005, CHS invested $35.0 million in US BioEnergy. During 2006 proceeds from debt financing provided cash of $119.2 million. In December 2006, outstanding borrowings under US BioEnergy’s construction loans were an aggregate of $90.7 million for its Albert City facility and for the expansion of its Platte Valley facility. These construction loans committed $121.3 million of borrowing capacity to US BioEnergy. In November 2006, US BioEnergy converted its Woodbury construction loan to a variable interest term note and a revolving note. The outstanding borrowings under these notes on December 31, 2006, were $27.7 million on the term note and $8.0 million on the revolving note. The Woodbury facility also borrowed $1.5 million under a seasonal revolving loan as of December 31, 2006. In December 2006, US BioEnergy used a portion of the IPO proceeds to repay Albert City’s $6.3 million of subordinated debt. In 2005, US BioEnergy repaid a note payable of $6.0 million and entered into a loan agreement for an aggregate of $6.3 million of subordinated debt to finance a portion of the construction costs of the Albert City facility.

US BioEnergy’s principal sources of liquidity consist of cash and cash equivalents and available borrowings under its credit arrangements. Significant sources of liquidity during 2006 and the three months ended March 31, 2007 have been proceeds from its IPO, which was completed in December 2006, and additional borrowings under its new credit facilities established in February 2007.

US BioEnergy’s principal uses of cash have been, and are expected to continue to be, the construction of new plants and other capital expenditures, the acquisition of ethanol plants and its debt service requirements. As of March 31, 2007, US BioEnergy had total cash and cash equivalents of $215.4 million compared to $170.1 million as of December 31, 2006. Of the $215.4 million, an aggregate of $35.3 million was held by certain of its subsidiaries, which are generally limited in their ability to pay dividends or make distributions to US BioEnergy by the terms of their financing agreements.

Production Capacity Expansion

Set forth in the table below are the estimated remaining construction costs (not including start-up working capital requirements) of US BioEnergy’s ethanol facilities under construction as of March 31, 2007:

	Ord,	Hankinson,	Dyersville,	Janesville,
	Nebraska(1)	North Dakota	Iowa	Minnesota	Total
		(Dollars in thousands)

Estimated Production Start Date	May	Q2	Q2	Q3
	2007	2008	2008	2008
Estimated Ethanol Production Capacity per year (mmgy)	50	100	100	100	350
Total Estimated Construction Costs	$71.5	$146.0	$163.0	$138.0	$518.5
Estimated Remaining Construction Costs	$10.4	$105.3	$147.0	$133.1	$395.8
Amount to be Funded Under Existing Credit Facilities	$10.4	$87.6	$97.8	$82.8	$278.6

(1)	Construction completed and facility commenced operations in May 2007.

According to the terms of US BioEnergy’s senior credit facilities for the projects described above, generally 60% of the total construction costs are funded with borrowings under the applicable credit facility. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Arrangements.”

US BioEnergy intends to fund construction costs for these facilities in excess of debt financing with cash on hand as of March 31, 2007, which primarily consists of the proceeds of the IPO.

Due to the pending zoning lawsuits discussed above, the Grinnell facility has not obtained the required debt financing, and US BioEnergy has put on hold any further funding. There can be no assurance that Grinnell will be able to obtain the required debt funding on acceptable terms or at all.

Currently, US BioEnergy is reconsidering a number of potential sites for ethanol plants. After completing its evaluation, it will determine which sites best fit its long-term growth plans. Additional funding will be required to finance the construction of any additional ethanol plants. There can be no assurance, however, that US BioEnergy will be able to obtain the required funding on acceptable terms or at all.

Credit Arrangements

In November 2005, US Bio Albert City, LLC and US Bio Woodbury, LLC, subsidiaries of US BioEnergy, entered into separate senior secured credit facilities with AgStar Financial Services, PCA (AgStar) to finance the development and construction of the Albert City and Woodbury ethanol plants, respectively.

In March 2007, the Albert City construction loan was converted to a term loan in an amount not to exceed $66.2 million and a revolving loan not to exceed $17.0 million. As of March 31, 2007, $65.4 million was outstanding under the term loan and $17.0 million was outstanding under the revolving term loan. In addition, Albert City has a $6.5 million seasonal revolving loan that is available for working capital needs. As of March 31, 2007, no amount was outstanding under Albert City’s seasonal revolving loan and $2.7 million of letters of credit were outstanding.

In November 2006, the Woodbury construction loan was converted to a term loan in an amount not to exceed $28.0 million and a revolving loan not to exceed $8.0 million. As of March 31, 2007, $27.3 million was outstanding under the term loan and $8.0 million was outstanding under the revolving term loan. In addition, Woodbury has a $3.5 million seasonal revolving loan that is available for working capital needs. As of March 31, 2007, $0.5 million was outstanding under Woodbury’s seasonal revolving loan and no letters of credit were outstanding.

In April 2005, Albert City entered into a loan agreement with the Iowa Department of Economic Development. As of March 31, 2007, there was no outstanding balance under this loan agreement with availability of $0.4 million.

On February 7, 2007, US BioEnergy entered into five senior secured credit facilities with AgStar Financial Services, PCA, as administrative agent and as a lender, and a group of other lenders. The senior secured credit facilities include $337.2 million structured as construction loans for Hankinson, Janesville, Dyersville and Ord and $90.0 million for Platte Valley to refinance its existing credit facility. The construction loan includes up to $5.0 million per project to be available for letters of credit. The Hankinson, Janesville and Dyersville construction loans will provide funds necessary to finance up to 60% of construction costs. US BioEnergy must provide the necessary funds to provide for 40% of the construction costs before funds are available under each credit facility. In addition, a $10.0 million seasonal revolving credit facility is available under the senior secured credit facility for the Platte Valley facility and a $10.0 million seasonal revolving credit facility will be available to each of Hankinson, Janesville, Dyersville and Ord upon the conversion of each construction loan to a term loan.

US BioEnergy acquired Platte Valley Fuel Ethanol, LLC in April 2006. Prior to this acquisition, Platte Valley Fuel Ethanol had entered into a senior secured credit facility with First National Bank of Omaha. In August 2006, Platte Valley entered into a credit facility with First National Bank of Omaha to finance the expansion construction project. On February 7, 2007, US BioEnergy used funds from its Ag Star credit facility to prepay all the outstanding debt with First National Bank of Omaha in aggregate of $36.8 million. In connection with the refinancing US BioEnergy incurred and expensed a prepayment penalty of $0.7 million and wrote off $0.7 million of debt financing costs. The Platte Valley credit facilities that US BioEnergy entered into in February 2007, are structured as a seasonal revolving loan not to exceed $10 million, a senior secured credit facility not to exceed $67.5 million and a revolving term loan not to exceed $22.5 million. The seasonal revolving loan allows for up to $5.0 million of the $10.0 million to be used for letters of credit. As of March 31, 2007, US BioEnergy had outstanding borrowings of $0.5 million, $67.5 million and $22.5 million under its seasonal revolving loan, senior secured credit facility and revolving term loan, respectively and outstanding letters of credit of $0.5 million. Platte Valley used a portion of the proceeds of these credit facilities to make a one-time distribution to US BioEnergy for the portion of the project costs that were paid with US BioEnergy’s additional equity contributions in excess of the 40% that US BioEnergy was required to pay under its loan agreement.

The Ord credit facility is structured as a construction loan not to exceed $46.5 million with an addition $5.0 million available for letter of credit. Outstanding borrowings under this credit facility on March 31, 2007, were $24.6 million and outstanding letters of credit were $0.2 million.

US BioEnergy has available capacity under the Hankinson, Janesville and Dyersville senior secured construction loans of $95.1 million, $105.3 million and $90.3 million, respectively, which includes up to $5.0 million per project to be available for letters of credit. As of March 31, 2007, US BioEnergy had no outstanding letters of credit under any of these facilities.

On October 31, 2003, Platte Valley entered into a redevelopment contract with the Community Redevelopment Authority of the City of Central City, Nebraska, pursuant to which the city issued revenue bonds. Platte Valley received a portion of the bond proceeds in the form of grants to be used to fund, in part, the development and construction of the Platte Valley facility. Platte Valley is obligated to repay the bonds with semiannual interest and principal payments at fixed interest rates ranging from 6.25% to 7.25%. As of March 31, 2007, there was an outstanding balance of $3.5 million on the bonds.

The total outstanding borrowings and total available capacity under US BioEnergy’s current credit facilities as of March 31, 2007 were as follows:

	Albert		Platte
	City	Ord	Valley	Woodbury	Hankinson	Dyersville	Janesville	Total
				(Dollars in thousands)

Construction loans:
Senior secured facilities:
Total capacity	$—	$46,500	$—	$—	$95,100	$105,300	$90,300	$337,200	(1)
Letters of credit	—	180	—	—	—	—	—	180
Outstanding borrowings	—	24,578	—	—	—	—	—	24,578

Total available capacity	—	21,742	—	—	95,100	105,300	90,300	312,442
Term loans:
Seasonal revolving loans:
Total capacity	6,500	—	10,000	3,500	—	—	—	20,000
Letters of credit	2,717	—	480	—	—	—	—	3,197
Outstanding borrowings	—	—	470	500	—	—	—	970

Total available capacity	3,783	—	9,050	3,000	—	—	—	15,833
Senior secured facilities:
Total capacity	65,397	—	67,500	27,313	—	—	—	160,210

Outstanding borrowings	65,397	—	67,500	27,313	—	—	—	160,210
Total available capacity	—	—	—	—	—	—	—	—
Revolving term loans:
Total capacity	17,000	—	22,500	8,000	—	—	—	47,500
Outstanding borrowings	17,000	—	22,500	8,000	—	—	—	47,500

Total available capacity	—	—	—	—	—	—	—	—
Total
Total capacity	88,897	46,500	100,000	38,813	95,100	105,300	90,300	564,910
Letters of credit	2,717	180	480	—	—	—	—	3,377
Outstanding borrowings	82,397	24,578	90,470	35,813	—	—	—	233,258

Total available capacity	$3,783	$21,742	$9,050	$3,000	$95,100	$105,300	$90,300	$328,275

Community redevelopment revenue bonds								$3,491

Total debt								$236,749

(1)	Includes a $5.0 million letter of credit facility per construction project.

As of March 31, 2007, the current portion of long-term debt was $7.8 million. As of March 31, 2007, US BioEnergy’s subsidiaries were in compliance with all applicable financial covenants contained in the loan agreements evidencing each of the credit facilities discussed above.

US BioEnergy believes that its cash and cash equivalents, cash from operations and borrowings under its existing credit arrangements will be sufficient to meet its anticipated future operational expenses. As discussed above, additional financing will be required to fund construction of US BioEnergy’s 50% share of Grinnell and other additional ethanol plants beyond those currently under construction.

Off-Balance Sheet Arrangements

US BioEnergy does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial position, changes in financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table summarizes US BioEnergy’s contractual obligations as of December 31, 2006. US BioEnergy’s obligations are likely to increase significantly when its construction projects near completion as it enters into various purchase agreements to supply corn and natural gas for its plants. In addition, US BioEnergy’s long-term debt obligations will increase as it draws on its construction loans. Since December 31, 2006, there have been no material changes, outside of the ordinary course of business, to the contractual obligations specified in the table below, other than for borrowings under the new senior secured credit facilities entered into on February 7, 2007. See “ — Liquidity and Capital Resources — Credit Arrangements.”

	2007	2008	2009	2010	2011	Thereafter	Total
			(Dollars in thousands)

Long-term debt obligations(1)	$15,174	$16,689	$24,410	$12,345	$39,034	$74,834	$182,486
Operating lease obligations(2)	8,844	9,628	8,721	8,579	6,543	6,443	48,758
Other purchase obligations(3)	332,314	10,849	314	—	—	—	343,477
Construction obligations(4)	261,716	72,296	—	—	—	—	334,012

Total contractual obligations	$618,048	$109,462	$33,445	$20,924	$45,577	$81,277	$908,733

(1)	Amounts represent principal payments and interest due under US BioEnergy’s senior secured credit facilities.

(2)	Operating lease obligations consist primarily of rail cars and office space.

(3)	Purchase obligations include corn and natural gas for US BioEnergy’s own production facilities and corn and distillers grains for third-party plant customers. Under US BioEnergy’s third-party plant contracts, it generally has an offsetting sales contract on behalf of the same customer. Accordingly, its exposure to market risk under these third-party plant contracts as a result of price fluctuations is limited.

(4)	Amounts represent construction obligations due under US BioEnergy’s master-design build agreements.

Inflation

Since US BioEnergy’s inception, inflation has not significantly affected its operating results. However, costs of goods sold, costs for construction, taxes, repairs, maintenance and insurance are all subject to inflationary pressures and could adversely affect US BioEnergy’s business and results of operations, its ability to maintain its facilities adequately, build new ethanol production facilities and expand existing facilities. Construction costs have been rising since US BioEnergy’s inception due to cost increases within the industry.

Seasonality

As US BioEnergy increases its ethanol production capacity, it expects that its operating results will be increasingly influenced by seasonal fluctuations in the price of its primary operating inputs, corn and natural gas, and the price of its primary product, ethanol. In addition, US BioEnergy’s rapid growth may conceal the impact of other seasonal influences. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, US BioEnergy’s ethanol prices are substantially correlated with the price of unleaded gasoline, which tends to rise during the summer. As a result of seasonal fluctuations and the growth in the business, US BioEnergy believes comparisons of operating measures between consecutive quarters may be not as meaningful as comparisons between longer reporting periods.

Summary of Critical Accounting Policies and Estimates

US BioEnergy’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S. Critical accounting policies are those that US BioEnergy believes are both most important to the portrayal of its financial condition and results, and require its most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. US BioEnergy believes that of the significant accounting policies, the following are noteworthy because they are based on estimates and assumptions that require complex, subjective judgments, which can materially impact reported results. Changes in these estimates or assumptions could materially impact US BioEnergy’s financial condition and results of operations.

Revenue Recognition for Production

Revenues from the production of ethanol and co-products is recorded when the title transfers to customers. Ethanol and co-products are generally shipped FOB shipping point. Ethanol revenues are recorded net of outbound freight, which is paid by the marketer, and marketing commissions.

Revenue received under the State of Nebraska alcohol fuel incentive credit program is recognized when earned.

Revenue Recognition for Marketing and Services

Revenues for the sale of distillers grains are recorded when title of the product transfers to the customer. In accordance with the agreements between US BioEnergy and its third-party plant customers, US BioEnergy pays for the product and shipping costs and bills the end user for the products delivered. US BioEnergy recognizes revenues on these transactions on a net basis as commissions which represent fixed margins between the amounts billed and amounts paid.

US BioEnergy also receives revenue from activities related to commodity buying and selling under contracts that do not earn a fixed margin. US BioEnergy recognizes revenues on these transactions on a gross basis when title of the products transfers to the end user.

Revenue for facilities management and group buying services provided to customers is recognized on a monthly basis as earned. Amounts billed or received prior to being earned are recorded as deferred revenue.

US BioEnergy recognizes quarterly incentive payments in connection with its third-party plant management agreements. Quarterly incentive payments received throughout the year are deferred until the end of the third-party plant’s fiscal year, at which time such payments are recognized for the entire year.

Beginning September 1, 2006, Provista’s financial results ceased to be included in US BioEnergy’s consolidated financial statements on a consolidated basis, and Provista became an unconsolidated subsidiary with US BioEnergy’s 50% share of its net income or loss being recognized under the equity method of accounting.

Long Lived Assets and Goodwill

Depreciation on property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Economic circumstances or other factors may cause US BioEnergy’s estimates of useful lives to differ from actual.

Goodwill represents the excess of the purchase price of an acquired entity over the fair value assigned to tangible and identified intangible assets acquired and liabilities assumed. Goodwill is not amortized but is reviewed for impairment annually, or more frequently, if certain impairment conditions arise.

Intangible assets primarily consist of customer lists and contracts which are being amortized to expense over their estimated useful life of 4 years and debt issuance costs which are being amortized to expense over the term of the related debt instrument by a method which approximates the interest method. Debt issuance costs related to debt facilities that are refinanced are written off at the time the refinancing takes place.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R). This statement requires that the costs of all employee share-based payments be measured at fair value on the award’s grant date and be recognized in the financial statements over the requisite service period. SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and its related interpretations, and eliminates the alternative use of the intrinsic value method of accounting under APB No. 25, which US BioEnergy previously used. Stock-based awards to non-employees, for which the fair value of the equity instruments issued is more reliably measurable than the fair value of the consideration received, are recognized as an expense over the vesting period based upon the fair value of the awards at the date of the grant, computed using the Black-Sholes pricing model.

US BioEnergy adopted SFAS No. 123R on January 1, 2006, using the prospective transition method. Under the prospective transition method US BioEnergy recognizes compensation expense for all share-based awards granted subsequent to the adoption of SFAS No. 123R. Compensation expense is recognized on a straight-line basis over the service period of the award.

The adoption of SFAS No. 123R will result in compensation expense being recorded for all stock options granted to employees after January 1, 2006, based on the grant date fair value of the options. No compensation expense will be recognized under SFAS No. 123R related to employee stock options granted prior to January 1, 2006. Prior to the adoption of SFAS No. 123R, US BioEnergy applied the intrinsic-value-based minimum value method of accounting prescribed by APB No. 25 and related interpretations to account for time-vested employee stock options. Under this method, compensation expense for awards granted to employees was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

Derivative Financial Instruments

To reduce price risk caused by market fluctuations, US BioEnergy generally follows a policy of using exchange-traded futures and options contracts to manage risk on future corn, natural gas, denaturant purchases and ethanol sales. US BioEnergy uses futures and options contracts to establish the purchase price of anticipated volumes of corn, natural gas, denaturant and ethanol sales requirements to be processed or purchased in a future month. These contracts do not meet the requirements under SFAS No. 133, to qualify for the normal purchases and normal sales exception to fair value accounting due to fact that they are contracts for a financial instrument or derivative instrument, and they do not result in physical delivery in quantities expected to be used or sold over a reasonable period in the normal course of business, and they contain or require net settlement provisions. These contracts are accounted for as derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold.

Forward cash purchase contracts and forward sales contracts of corn, natural gas, ethanol, and distiller grains meet the definition of a derivative under SFAS No. 133, but qualify for the normal purchases or normal sales exception to fair value accounting. These contracts provide for the purchase or sale of corn, natural gas, ethanol, or distiller grains that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. These contracts are accounted for as executory contracts under the accrual method of accounting and not recorded as fair value. Costs related to purchases are recorded as cost of goods sold. Revenues related to sales are recorded as product sales.

The fair value of US BioEnergy’s interest rate swap agreement is recognized as either an asset or liability in the consolidated balance sheets, with changes in fair value reported in interest expense in the consolidated statements of operations. In February 2007, US BioEnergy terminated its swap agreement when it entered into its new senior secured credit facilities.

During the first quarter of 2007, US BioEnergy began entering into exchange-traded futures energy contracts to manage risk on ethanol sales. US BioEnergy accounts for these derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation provides that the financial statement effects of a tax position shall initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This interpretation also may require additional disclosures related to tax positions taken. The provisions of FIN 48 are effective as of the beginning of fiscal 2007. The cumulative effect of the change in accounting principle, if any, is generally recorded as an adjustment to the opening balance of retained earnings. US BioEnergy is currently in the process of evaluating the effect, if any, that the adoption of FIN 48 will have on its results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. SFAS No. 157 is effective for the fiscal years beginning after November 15, 2007. US BioEnergy is in the process of evaluating the effect, if any, that the adoption of SFAS No. 157 will have on its consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. US BioEnergy is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its results of operations and financial position.

Quantitative and Qualitative Disclosure about Market Risk

US BioEnergy considers market risk to be the potential loss arising from adverse changes in market rates and prices.

US BioEnergy manages its exposure to various risks according to an umbrella risk management policy, which was adopted by US BioEnergy’s board of directors in January 2006. Under this policy, market-based risks are quantified and evaluated for potential mitigation strategies, such as entering into economic hedging transactions. Additionally, this policy restricts, among other things, the amount of market-based risk that US BioEnergy will tolerate before implementing approved hedging strategies and does not allow for speculative trading activities. In addition to this policy, US BioEnergy has a risk management committee, whose primary role is to monitor compliance with the risk management policy.

In order to attempt to reduce price risk caused by market fluctuation in the commodities and interest rates, US BioEnergy may enter into exchange-traded commodities futures, options, cash contracts and over-the-counter instruments. To manage its exposure to interest rate risk, US BioEnergy may also enter into certain instruments, including interest rate swaps and similar hedging techniques. These hedging arrangements also expose US BioEnergy to gains or losses, which are offset by physical positions in the cash market. On cash fixed-price or over-the-counter contracts there is a risk of financial loss in situations where the other party to the hedging contract defaults on its contract.

US BioEnergy accounts for these derivative instruments in accordance with the Financial Accounting Standards Board (FSAB) Statement of Accounting Standards (SFAS) No. 133, “Accounting for Derivative

Instruments and Hedging Activities.” Under this standard, the accounting for changes in the fair value of a derivative depends upon whether it has been designated as an accounting hedging relationship and, further, on the type of hedging relationship. To qualify for designation as an accounting hedging relationship, specific criteria must be met and appropriate documentation maintained. US BioEnergy had no derivative instruments that qualified under these rules as designated accounting hedges for any of the periods reported in this proxy statement/prospectus and, as such, have not recorded any transactions under these rules.

Unrealized gains and losses on forward contracts for which delivery has not occurred, that are deemed to be normal purchases or normal sales under SFAS No. 133, are not recognized in US BioEnergy’s financial statements. As of December 31, 2006, gains under forward contracts with third-party customers for which the related commodity had not been delivered. In addition, as of December 31, 2006, US BioEnergy had outstanding commitments of approximately 40.8 million bushels of corn and 0.9 MMBTUs of natural gas for its ethanol production facilities, for which the related commodity had not been delivered.

US BioEnergy extends credit to its customers in the ordinary course of business in the form of trade accounts receivable. US BioEnergy routinely assesses the financial strength of its customers and, as a result of that assessment, believes that its trade accounts receivable credit risk exposure is limited.

US BioEnergy is subject to significant market risk with respect to the price of ethanol, and the price and availability of corn and natural gas, the principal raw materials it uses to produce ethanol and distillers grains. In general, ethanol prices are influenced by the supply and demand for gasoline, the availability of substitutes and the effect of laws and regulations.

US BioEnergy’s gross margins depend principally on the spread between ethanol and corn prices. During the five-year period from 2002 to 2006, ethanol prices (based on price data from Bloomberg, L.P., or Bloomberg) have ranged from a low of $0.91 per gallon to a high of $3.95 per gallon, averaging $1.65 per gallon during this period. During most of 2006, the spread between ethanol and corn prices was at historically high levels, driven in large part by high oil prices and historically low corn prices. Toward the end of 2006 and in recent months, the price of ethanol has been declining and the cost of corn has been rising. On June 30, 2006, the Chicago spot price per gallon of ethanol was $3.90, whereas on March 31, 2007, the Chicago spot price per gallon of ethanol was $2.23. The spread between the price of a gallon of ethanol and the cost of the amount of corn required to produce a gallon of ethanol will continue to fluctuate. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

US BioEnergy purchases significant amounts of corn to support the needs of its production plants. Higher corn costs result in lower profit margins and, therefore, represent unfavorable market conditions. US BioEnergy may not be able to pass along increased corn costs to its ethanol customers. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather conditions (including droughts), farmers’ planting decisions, governmental policies with respect to agriculture and international trade and global demand and supply. Over the eleven-year period from 1996 through 2006, corn prices (based on the Chicago Board of Trade (CBOT) daily futures data) have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.49 per bushel during this period. On December 31, 2006, the price of corn was $3.90 per bushel and on March 31, 2007, the CBOT price of corn was $3.74 per bushel.

US BioEnergy relies upon third-parties for its supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. The fluctuations in natural gas prices over the five-year period from 2002 through 2006, based on New York Mercantile Exchange, Inc., or NYMEX, daily futures data, has ranged from a low of $1.91 per Million British Thermal Units, or MMBTU, in 2002 to a high of $15.38 per MMBTU in 2005, averaging $6.21 per MMBTU during this period. On March 31, 2007, the NYMEX price of natural gas was $7.73 per MMBTU. These market conditions often are affected by factors beyond US BioEnergy’s control such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations.

US BioEnergy has prepared a sensitivity analysis to its exposure to market risk with respect to corn and natural gas requirements along with its ethanol and distillers grains sales, based on average prices for the three months ended March 31, 2007 and the fiscal year ended December 31, 2006. A hypothetical 10% change in the average price of the commodities listed below would result in the following change in quarterly gross profit:

			Hypothetical
			Change	Change in Annual	Percentage
		Units	in Price	Gross Profit	Change in Profit

2007 (First Quarter)	(In millions)			(Dollars in millions)
Corn	20.5	bushels	10%	$ 7.5	46%
Ethanol	59.7	gallons	10%	$11.3	69%
Distillers Grains	0.26	tons	10%	$ 1.9	12%
Natural Gas	1.6	MMBTU	10%	$ 1.1	7%
2006	(In millions)			(Dollars in millions)
Corn	19.0	bushels	10%	$ 3.7	16%
Ethanol	49.6	gallons	10%	$ 9.2	38%
Distillers Grains	0.24	tons	10%	$ 1.1	5%
Natural Gas	1.4	MMBTU	10%	$ 1.2	5%

Selected Quarterly Financial Data (Unaudited)

	Quarter
	1st	2nd	3rd	4th
	(In thousands, except per share data)

2007
Revenues	$132,217	$—	$—	$—
Gross profit	$18,142	$—	$—	$—
Net (loss) income	$5,242	$—	$—	$—
Net (loss) income per common share:
Basic	$0.08	$—	$—	$—
Diluted	$0.08	$—	$—	$—
2006
Revenues	$6,019	$21,095	$33,250	$64,171
Gross profit	$624	$6,389	$9,582	$29,573
Net (loss) income	$(1,378)	$(1,655)	$2,510	$20,955
Net (loss) income per common share:
Basic	$(0.04)	$(0.03)	$0.04	$0.36
Diluted	$(0.04)	$(0.03)	$0.04	$0.35
2005
Revenues	$—	$3,902	$6,144	$6,369
Gross profit	$—	$740	$1,093	$1,595
Net loss	$(353)	$(224)	$(432)	$(3,222)
Net loss per common share:
Basic	$(0.13)	$(0.05)	$(0.04)	$(0.12)
Diluted	$(0.13)	$(0.05)	$(0.04)	$(0.12)

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Directors and Executive Officers

Set forth below is certain biographical information for US BioEnergy’s executive officers and board of directors as of May 31, 2007.

Directors

Gordon W. Ommen, age 48, has served as US BioEnergy’s chief executive officer since US BioEnergy’s inception in October 2004, and as chairman of the board of directors since April 2005. Mr. Ommen also served as president from US BioEnergy’s inception to February 2006. In March 2007, Mr. Ommen reassumed the responsibilities of president. Until December 2005, Mr. Ommen served as the president of Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments and one of US BioEnergy’s principal shareholders. Mr. Ommen founded Capitaline Advisors in December 2002. Prior to founding Capitaline Advisors, Mr. Ommen served as president, chief executive officer and director of Fishback Financial Corporation, a multi-bank holding company located in Brookings, South Dakota, from 1991 to 2003. From 1997 to 2003, Mr. Ommen also served as president and director of First National Venture Capital, Inc., a venture capital subsidiary of First National Bank, a bank located in Brookings, South Dakota.

James B. Morgan, age 60, has served as one of US BioEnergy’s directors since July 2005, and serves as the chairman of US BioEnergy’s compensation committee and as a member of the audit and nominating and corporate governance committees. Since November 2001, Mr. Morgan has also served as president and chief executive officer of Daktronics, Inc., a designer and manufacturer of electronic displays. Prior to serving as the president and chief executive officer, Mr. Morgan served as president and chief operating officer of Daktronics since August 1999. Mr. Morgan also currently serves as a director of Daktronics.

Jennifer A. Johnson, age 52, has served as one of US BioEnergy’s directors since US BioEnergy’s inception in October 2004, and serves as a member of the finance and planning committee. Ms. Johnson also served as US BioEnergy’s treasurer from its inception in October 2004 to June 2006. Ms. Johnson has served as chief financial officer of Fagen, Inc., a design-build contractor, since December 1994, and as a director of Fagen, Inc., since May 2001.

Clifford F. Mesner, age 55, has served as one of US BioEnergy’s directors since March 2006, and serves as a member of the finance and planning committee. Mr. Mesner has been a private practice attorney since 1978. Currently, Mr. Mesner practices primarily real estate and business development law in Central City, Nebraska. Mr. Mesner served as city attorney for Central City, Nebraska, from 1980 to November 2002, and also currently serves as the city’s economic development director.

Mark A. Ruelle, age 45, has served as one of US BioEnergy’s directors since September 2006, and serves as the chairman of the audit committee and as a member of the compensation and nominating and corporate governance committees. Since January 2003, Mr. Ruelle has also served as executive vice president and chief financial officer of Westar Energy, Inc., an electric utility company located in Kansas. Prior to serving as Westar Energy’s executive vice president and chief financial officer, Mr. Ruelle served as president of Nevada Power, a wholly-owned subsidiary of Sierra Pacific Resources, a utility holding company, from June 2001 to May 2002, and senior vice president and chief financial officer of Sierra Pacific Resources from March 1997 to May 2001. Mr. Ruelle also currently serves as a director of the Wolf Creek Nuclear Operating Corporation.

James E. Dauwalter, age 56, has served as one of US BioEnergy’s directors since July 2006. Mr. Dauwalter also currently serves as the chairman of the board of directors of Entegris, Inc., a materials integrity management company. Prior to his appointment as chairman in August 2005, he served as the chief executive officer of Entegris since January 2001. Mr. Dauwalter joined Entegris in 1972 and held a variety of positions prior to his first executive appointment in March 2000 as chief operating officer.

Jay D. Debertin, age 46, has served as one of US BioEnergy’s directors since June 2006, and serves as the chairman of the finance and planning committee. Mr. Debertin was appointed to US BioEnergy’s board of directors pursuant to an agreement with CHS Inc., a diversified energy, grains and foods company and US BioEnergy’s largest shareholder, which, among other things, entitles CHS to nominate one person to

US BioEnergy’s board of directors. This right to nominate a director expired at the 2007 annual meeting of shareholders. Mr. Debertin currently serves as executive vice president and chief operating officer, processing, of CHS, a position he has held since December 2004. Prior to becoming executive vice president and chief operating officer, processing, Mr. Debertin served as senior vice president, energy operations, of CHS since January 2001. Mr. Debertin also currently serves on the boards of directors of the National Cooperative Refinery Association, Horizon Milling, LLC and Ventura Foods, LLC.

Executive Officers

Set forth below is certain biographical information for US BioEnergy’s executive officers other than Mr. Ommen (whose biographical information as a director appears above).

Richard K. Atkinson, age 56, has served as US BioEnergy’s senior vice president and chief financial officer since June 2006. Prior to joining US BioEnergy, Mr. Atkinson served as vice president, chief financial officer and secretary of Pope & Talbot, Inc., a manufacturer of wood products and pulp, since December 2003. From December 2002 to December 2003, Mr. Atkinson served as chief financial officer of Sierra Pacific Resources, a utilities holding company. Mr. Atkinson also served as vice president and treasurer of Sierra Pacific Resources from December 2000 to December 2003.

Chad D. Hatch, age 37, has served as US BioEnergy’s vice president of corporate development since January 2007. Mr. Hatch had served as US BioEnergy’s vice president of finance and treasurer from May 2006 to December 2006. Mr. Hatch also served as US BioEnergy’s vice president and chief financial officer from January 2005 to May 2006. From January 2005 to December 2005, Mr. Hatch served as the vice president of Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments and one of US BioEnergy’s principal shareholders. Prior to joining Capitaline Advisors, Mr. Hatch served as an investment manager of various portfolio companies for Bluestem Capital Company, a private equity firm based in Sioux Falls, South Dakota, from May 2001 to December 2004. Mr. Hatch also worked for McGladrey and Pullen, US BioEnergy’s independent auditors, as a certified public accountant, from December 1999 to May 2001. Mr. Hatch is also a former US army officer who was based at Ft. Carson, Colorado, where he served in a number of tank platoon leader positions, including leading an M1A1 tank platoon.

Kim Y. Regenhard, age 50, has served as US BioEnergy’s vice president of human resources and communications since November 2006. Prior to joining US BioEnergy, Ms. Regenhard served as chief executive officer of RiverStone Journals, a private company she formed in January 2006, which markets journals used by cancer patients. Ms. Regenhard also served as vice president, human capital for Ovations, Inc., a health and well-being services provider and a subsidiary of UnitedHealth Group Incorporated from January 2004 to December 2005. From January 1993 to December 2003, Ms. Regenhard served as vice president of human resources for AT&T Wireless Services Inc., a wireless communications service provider. Ms. Regenhard also worked for NCR, a technology company specializing in solutions for the retail and financial industries, from October 1981 to January 1993.

Gregory S. Schlicht, age 36, has served as US BioEnergy’s vice president, general counsel and corporate secretary since joining US BioEnergy in July 2006. Prior to joining US BioEnergy, Mr. Schlicht served as corporate counsel of Westar Energy, Inc., an electric utility, since July 2003. From July 2000 to July 2003, Mr. Schlicht served as corporate counsel of Aquila, Inc., a gas and electric utility. Mr. Schlicht has also worked at the law firm of Blackwell Sanders Peper Martin LLP.

Compensation Discussion and Analysis

Overview of Compensation Program

Throughout this section of this proxy statement/prospectus, the individuals who served as US BioEnergy’s chief executive officer and chief financial officer during fiscal year 2006, as well as three other most highly compensated officers and one former executive officer whose 2006 compensation caused him to be a named executive officer in fiscal year 2006, are referred to as the “named executive officers.”

The compensation committee of US BioEnergy’s board of directors has responsibility for establishing, implementing and regularly monitoring adherence to US BioEnergy’s compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the chief executive officer are similar in form to the compensation and benefits provided to US BioEnergy’s other executive officers.

Compensation Philosophy and Objectives

The primary objectives of the compensation committee with respect to executive compensation are (a) to attract, retain and motivate highly qualified and talented executives who will contribute to US BioEnergy’s success by reason of their ability, ingenuity and industry, (b) to tie annual and long-term cash and equity incentives to the achievement of corporate business strategies and individual and corporate performance goals, and (c) to align executives’ compensation with shareholders’ interests. To achieve these objectives, the compensation committee expects to implement and maintain compensation plans that tie a portion of executives’ overall compensation to US BioEnergy’s financial performance and the trading price of its common stock.

Shortly following US BioEnergy’s initial public offering, the compensation committee retained the compensation consulting firm of Mercer Human Resource Consulting (Mercer) to evaluate its compensation practices and to assist US BioEnergy to design and implement its executive compensation program. Mercer, among other things, has helped the compensation committee to identify a competitive industry-based peer group and to analyze the competitive performance and compensation levels prevalent in this peer group. In this regard, Mercer met individually with the members of the compensation committee and senior management to learn about US BioEnergy’s business operations and strategy as a public company and the markets in which it would compete. In reviewing the competitiveness of the value of US BioEnergy’s employees’ and, in particular, its named executive officers’ overall compensation, including base salaries and long-term incentive compensation, Mercer gathered information about numerous peer companies. The compensation committee and Mercer are continuing to evaluate and determine the appropriate industry-based peer group.

In assessing the competitiveness of the compensation provided to US BioEnergy’s named executive officers, Mercer also reviewed surveys and benchmarking databases to compare various aspects of US BioEnergy’s compensation program to the programs of companies it was considering to be included in its peer group and also of other companies in certain related industries. The compensation committee is in the process of evaluating Mercer’s recommendations in light of US BioEnergy’s compensation philosophy and objectives.

For periods prior to the initial public offering, the compensation committee was not constituted in the same way as it is currently. Prior to the initial public offering, the compensation committee (as then constituted) sought principally to motivate and reward executive officers for their efforts toward the completion of the initial public offering and the development and construction of ethanol plants. As discussed below, most of the actions taken by the compensation committee, as currently constituted, relate to the compensation of the chief executive officer and other named executive officers for the periods from and following the initial public offering. However, in the spring of 2006 (prior to the initial public offering), the compensation committee retained the consulting firm of Pearl Meyer & Partners (“Pearl Meyer”) to assist US BioEnergy in refining its compensation program for its executive officers. In performing its review of US BioEnergy’s compensation program, Pearl Meyer compared its compensation (both long-term and short-term) and equity practices to companies in a range of peer groups, including a peer group comprised of companies in the ethanol industry. The compensation committee recommended, and US BioEnergy’s board approved, certain modifications to its compensation program for executive officers prior to its initial public offering.

Performance to be Rewarded and Procedural Approaches to Accomplish Compensation Objectives

US BioEnergy’s compensation committee believes the executive compensation provided by US BioEnergy to its executives, including the named executive officers, should include both cash and stock-based compensation that rewards performance.

From and following the initial public offering, the compensation committee will review at least annually:

•	the goals and objectives of US BioEnergy’s executive compensation plans, and amend, or recommend that the board amend, these goals and objectives as the compensation committee deems appropriate; and

•	US BioEnergy’s executive compensation plans in light of US BioEnergy’s goals and objectives with respect to these plans, and, if the compensation committee deems it appropriate, adopt, or recommend to the board the adoption of, new, or the amendment of existing, executive compensation plans.

In addition, from and following the initial public offering, the compensation committee will evaluate annually the performance of US BioEnergy’s chief executive officer in light of the goals and objectives of US BioEnergy’s executive compensation plans, and, either as the compensation committee or together with the other independent directors (as directed by the board), determine and approve, or recommend to the board for its approval, the chief executive officer’s compensation level based on this evaluation. In determining the long-term incentive component of the chief executive officer’s compensation, the compensation committee will consider all relevant factors, including US BioEnergy’s performance and relative stockholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the chief executive officer of US BioEnergy in past years. The chief executive officer will not be present at either compensation committee or board level deliberations concerning his compensation.

With respect to other executive officers, including the named executive officers, the compensation committee will review annually their performance in light of the goals and objectives of US BioEnergy, and, either as the compensation committee or together with the other independent directors (as directed by the board), determine and approve, or recommend to the board for its approval, the compensation of these other executive officers. To the extent that long-term incentive compensation is a component of an executive officer’s compensation, the compensation committee will consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the chief executive officer.

From time to time, the compensation committee may delegate to US BioEnergy’s chief executive officer, vice president of human resources or corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Compensation Components

US BioEnergy’s executive compensation is divided into the following components.

Base Salary

Base salaries for US BioEnergy’s executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, taking into account competitive market compensation paid by comparable companies for similar positions. Generally, US BioEnergy believes that executive base salaries should be targeted at the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with US BioEnergy’s compensation philosophy. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience. For 2007, the compensation committee increased base salary levels of US BioEnergy’s executive officers based on the data compiled by Mercer as well as other available market data and a review of each executive officer’s performance, experience and role in US BioEnergy. For 2007, the chief executive officer and chief financial officer’s base salaries were increased to $418,000 and $309,000, respectively. Other current executive officers who received increases to their 2007 base salaries include Gregory S. Schlicht, Kim Y. Regenhard and Chad D. Hatch, who received base salary increases to $196,000, $206,000 and $157,500, respectively.

Annual Incentive

In 2006 and prior years, incentive compensation to executives was granted on a discretionary basis. US BioEnergy is in the process of designing an annual incentive program providing for a cash incentive that will be dependent upon the level of achievement of stated corporate goals and personal performance goals, calculated as a percentage of the executive officer’s base salary, with higher-ranked executives being compensated at a higher percentage of base salary. The compensation committee plans to approve a 2007 annual incentive award for the chief executive officer, and the annual incentive award for each named executive officer below the chief executive officer level will be based on the chief executive officer’s recommendations, but ultimately will be determined by the compensation committee based on its assessment of the above goals. Although for 2007, the compensation committee plans to approve incentive payments for the named executive officers based on its assessment of the attainment of certain corporate and personal performance goals, the compensation committee may modify US BioEnergy’s annual incentive structure for executive officers based on its review of the compensation analysis and recommendations of Mercer. Further information regarding the 2006 incentive opportunities to US BioEnergy’s named executives is set forth in the sections “— Summary Compensation Table” and “— Grant of Plan Based Awards” on pages 159 and 160, respectively.

Long-Term Incentive Program

In 2006, US BioEnergy adopted the 2006 Stock Incentive Plan (the “Stock Incentive Plan”) so that awards may be granted based on achievement of long-term performance goals and to instill in US BioEnergy’s executive officers an ownership culture through the grant of stock-based awards. The Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. Under the Stock Incentive Plan, the exercise price of US BioEnergy’s options may not be less than 100% of the fair market value of the shares of common stock, defined as the closing price of the shares on the day preceding the date of grant.

In 2007, US BioEnergy intends to provide long-term awards through a combination of stock options, which will vest over time, subject to continued employment, and/or restricted stock, which will vest over time subject to continued service and/or achievement of performance goals.

IPO Grants

In recognition of becoming a public company, on the date of the closing of the initial public offering, US BioEnergy made grants of stock options and restricted stock to its named executive officers. Information regarding the terms of these grants that were made to US BioEnergy’s named executive officers is set forth in the “— Grant of Plan Based Awards Table” on page 160.

Annual Equity Awards

US BioEnergy intends to begin an annual practice of making equity awards to officers, including its named executive officers, as well as non-executives, starting in 2007. US BioEnergy has not, however, determined when these equity awards will be granted or whether the date of grant will be uniform from year to year. US BioEnergy expects to set the aggregate value of these awards at competitive median levels for comparable companies.

Broad-Based Employee Grants

In addition, in connection with the initial public offering, US BioEnergy granted options to purchase 68,750 shares of its common stock and 134,367 shares of restricted stock, in each case, to employees other than executives, in recognition of their individual achievements and contributions to corporate or business unit performance and in recognition of the critical need to retain such individuals. US BioEnergy intends to continue to make broad-based equity grants to employees in the future.

Employee Stock Purchase Plan

US BioEnergy adopted an employee stock purchase plan, and had the first offering period commence on June 1, 2007. This plan will give all US BioEnergy employees the opportunity to purchase its common stock under a broad-based tax qualified employee stock purchase plan.

401(k) Plan

US BioEnergy also maintains a tax-qualified 401(k) plan pursuant to which its employees may make salary deferrals and US BioEnergy makes a matching contribution of 100% of an employee’s contributions, up to 4% of the employee’s eligible compensation. Matching contributions vest after three years of service with US BioEnergy. All of US BioEnergy’s employees may participate in this plan, subject to the satisfaction of certain eligibility requirements.

Other Compensation

In addition to the compensation components described above, and consistent with US BioEnergy’s pay-for-performance compensation philosophy, US BioEnergy intends to continue to maintain modest executive benefits and perquisites for officers, including its named executive officers; provided, however, that the compensation committee may revise, amend, or add to the officers’ executive benefits and perquisites if it deems advisable such as to remain competitive with comparable companies and/or to retain individuals who are critical to US BioEnergy. US BioEnergy believes these benefits and perquisites are currently below median competitive levels for comparable companies. In addition, US BioEnergy is contemplating entering into change in control agreements with its named executive officers. The ultimate terms of these agreements have not been determined by the compensation committee, but may be based in part on the analysis and recommendations of Mercer based on its review of the components of change in control agreements maintained by the companies in the peer group, once such peer group is determined.

In connection with their relocation to US BioEnergy’s headquarters, Messrs. Atkinson, Malecha, Schlicht and Thome received relocation benefits pursuant to the terms of US BioEnergy’s relocation policy, which was adopted in 2006. Benefits under this policy are available to current and, in the discretion of US BioEnergy, newly hired full-time employees who are transferred at US BioEnergy’s request. These benefits include moving expenses, home sale assistance, certain closing costs, house hunting and temporary living expenses, and federal, state and FICA tax gross-ups for most non-deductible relocation related expenses. In Mr. Thome’s case, he also received a moving bonus in addition to reimbursement for certain moving expenses. Further information regarding the relocation benefits provided to Messrs. Atkinson, Malecha, Schlicht and Thome is set forth in the “— Summary Compensation Table” on page 159. In addition, US BioEnergy’s board approved the use of a company pilot in 2007 by Mr. Ommen, but such use is not expected to have an incremental cost to US BioEnergy and is not expected to be significant.

Severance Agreement

US BioEnergy and Mr. Malecha entered into a severance agreement dated November 16, 2006, in connection with the termination of Mr. Malecha’s employment, pursuant to which Mr. Malecha received a severance payment in the amount of $88,907. In exchange for this payment, Mr. Malecha released US BioEnergy from any potential claims he may have against it, and agreed to be bound by confidentiality and non-disparagement covenants.

Equity Grant Procedures

US BioEnergy’s compensation committee grants equity awards to US BioEnergy’s officers from time to time to reward officers for continued satisfactory performance and to reinforce the goal that a portion of officers’ compensation be “at-risk” and aligned with the interests of US BioEnergy shareholders. Prior to going public, US BioEnergy granted stock options to its chief executive officer as well as certain other executive officers of US BioEnergy. US BioEnergy granted these options to reward its officers for their past commitment and contributions to US BioEnergy, to provide an incentive for them to continue to work diligently toward the accomplishment of the initial public offering, the development and construction of new ethanol plants and the future success of US BioEnergy, and to align their interests with those of shareholders.

In 2007, US BioEnergy anticipates making equity grants to its officers and certain other employees. However, US BioEnergy has not yet determined in what form or forms the equity grants will be made or to whom the grants will be made.

Role of Executive Officers in Compensation Decisions

Decisions regarding the chief executive officer’s compensation are made by the compensation committee with input from US BioEnergy’s compensation consultant, which currently is Mercer. However, the compensation committee meets with the chief executive officer to address his compensation. Determinations regarding the compensation of the other named executive officers are made by the compensation committee following recommendations from the chief executive officer, as well as based on input from US BioEnergy’s compensation consultant.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation US BioEnergy provided with respect to the year ended December 31, 2006 for its named executive officers.

							Change in
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	(1)($)	(2)($)	($)	($)	(3)($)	($)

Gordon W. Ommen	2006	307,417	190,000	11,973	2,217	0	0	0	511,607
Chief Executive Officer, President and Chairman of the Board
Richard K. Atkinson(4)	2006	162,635	120,000	8,552	11,594	0	0	11,816	314,597
Senior Vice President and Chief Financial Officer
Chad D. Hatch(5)	2006	134,616	45,000	6,842	525	0	0	0	186,983
Vice President of Corporate Development
Brian D. Thome(6)	2006	181,870	100,000	16,009	1,167	0	0	118,141	417,187
Former President
Michael F. Malecha(7)	2006	281,722	35,115	0	0	0	0	9,229	326,066
Former Senior Vice President of Risk Management
Randall G. Ives	2006	160,199	42,000	7,931	490	0	0	0	210,620
Senior Vice President of Distillers Grains
Gregory S. Schlicht(8)	2006	81,119	70,000	6,842	817	0	0	60,577	219,355
Vice President, General Counsel and Corporate Secretary

(1)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for these stock awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to the restricted stock awards for 2006 is set forth below under the headings “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End.”

(2)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for the option awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to the stock option awards for 2006 is set forth below under the headings “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End.”

(3)	Amounts in this column represent: (i) with respect to Mr. Atkinson, his other compensation is comprised of $10,884 for closing costs related to the purchase of a home and $932 related to transporting his family in connection with moving; (ii) with respect to Mr. Thome, his other compensation is comprised of a $100,000 moving payment, $17,773 for incidental relocation costs and $368 related to transporting his family in connection with moving; (iii) with respect to Mr. Malecha, his other compensation of $9,229 is for incidental relocation costs; and (iv) with respect to Mr. Schlicht, his other compensation is comprised of $43,973 for incidental relocation costs, $15,715 for closing costs related to the purchase of a home, $624 for transporting his household goods and $265 related to transporting his family in connection with moving.

(4)	Mr. Atkinson began serving as US BioEnergy’s senior vice president and chief financial officer in June 2006.

(5)	Mr. Hatch provided services to US BioEnergy as vice president and chief financial officer from January 2005 to May 2006, and vice president of finance and treasurer from May 2006 to February 2007. He currently serves as vice president of corporate development of US BioEnergy.

(6)	Mr. Thome was hired as US BioEnergy’s president in March 2006 and ceased to be employed by US BioEnergy in March 2007.

(7)	Mr. Malecha was hired as US BioEnergy’s senior vice president of risk management in May 2005 and ceased to be employed by US BioEnergy in November 2006.

(8)	Mr. Schlicht began serving as US BioEnergy vice president, general counsel and corporate secretary in July 2006.

Grants of Plan-Based Awards

		All Other	All Other
		Stock	Option
		Awards:	Awards:		Grant Date
		Number of	Number of	Exercise or	Fair Value
		Shares of	Securities	Base Price	of Stock
		Stock or	Underlying	of Option	and Option
		Units(1)	Options(1)	Awards(1)	Awards(2)
Name	Grant Date	(#)	(#)	($/Sh)	($)

Gordon W. Ommen	12/15/06	—	87,500	14.00	718,375
	12/15/06	9,500	—	—	133,000
Richard K. Atkinson	12/15/06	—	62,500	14.00	513,125
	12/15/06	27,844	—	—	389,816
Chad D. Hatch	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	50,000	14.00	410,500
	12/15/06	2,250	—	—	31,500
Brian D. Thome(3)	2/27/06	—	5,000	8.00	25,400
	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	62,500	14.00	513,125
	12/15/06	5,000	—	—	70,000
Michael F. Malecha(4)	—	—	—	—	—
Randall G. Ives	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	37,500	14.00	307,875
	12/15/06	2,100	—	—	29,400
Gregory S. Schlicht	12/15/06	—	50,000	14.00	410,500
	12/15/06	14,422	—	—	201,908

(1)	The shares of restricted stock will vest ratably on each of the first five anniversaries of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged or otherwise disposed of (except by will or the laws of descent and distribution). Subject to continued employment and accelerated vesting, the option grants in 2006 become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and have a ten-year term.

(2)	Amounts in this column represent the grant date fair value computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) of stock and option awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006.

(3)	Mr. Thome, US BioEnergy’s former president, resigned in March 2007. All of Mr. Thome’s options and restricted stock granted to him in 2006 terminated as of his resignation. However, with respect to his February 27, 2006 grant, for three months following his resignation date, Mr. Thome can exercise 1,000 options underling that grant.

(4)	Mr. Malecha ceased to be employed by US BioEnergy in November 2006.

Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)(3)				Stock Awards(2)(3)
	Number of	Number of			Number of	Market
	Securities	Securities			Shares or	Value of
	Underlying	Underlying			Units of	Shares or
	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	That Have
	(#)	(#)	Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Gordon W. Ommen	2,500	—	4.00	1/28/15	—	—
	2,500	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	87,500	14.00	12/15/16	—	—
	—	—	—	—	9,500	161,500
Richard K. Atkinson	—	62,500	14.00	12/15/16	—	—
	—	—	—	—	27,844	473,348
Chad D. Hatch	2,500	—	4.00	1/28/15	—	—
	1,250	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	2,500	12.04	5/22/16	—	—
	—	50,000	14.00	12/15/16	—	—
	—	—	—	—	2,250	38,250
Brian D. Thome(4)	2,500	—	4.00	1/28/15	—	—
	2,500	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	5,000	8.00	2/27/16	—	—
	—	2,500	12.04	5/22/16	—	—
	—	62,500	14.00	12/15/16	—	—
	—	—	—		5,000	85,000
Michael F. Malecha(5)	1,250	—	4.00	2/21/07	—	—
Randall G. Ives	1,250	—	4.00	5/5/15	—	—
	1,250	—	4.00	11/28/15	—	—
	—	5,000	4.00	5/5/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	2,500	12.04	5/22/16	—	—
	—	37,500	14.00	12/15/16	—	—
	—	—	—	—	2,100	35,700
Gregory S. Schlicht	—	50,000	14.00	12/15/16	—	—
	—	—	—	—	14,422	245,174

(1)	All of the stock options with an exercise price of $4.00 per share were granted on January 28, 2005, May 5, 2005 and November 28, 2005; all of the stock options with an exercise price of $8.00 per share were granted on February 27, 2006; all of the stock options with an exercise price of $12.04 per share were granted on May 22, 2006; and all of the stock options with an exercise price of $14.00 were granted on December 15, 2006.

(2)	All of the restricted stock awards were granted on December 15, 2006.

(3)	The shares of restricted stock will vest ratably on each of the first five anniversaries of the grant date, subject to continued employment or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged or otherwise disposed of (except by will or the laws of descent and distribution). Subject to continued employment or accelerated vesting, the options will generally become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and have a ten-year term, unless otherwise noted. Options granted on January 28, 2005, to

Messrs. Hatch, Ommen and Thome and on November 28, 2005, to Mr. Ommen, vest equally over three years beginning on the first anniversary of the applicable grant date (subject to continued employment) and have a seven-year term.

(4)	All options and restricted stock granted to Mr. Thome, US BioEnergy’s former president, terminated upon his resignation of employment in March 2007, except that with respect to his February 27, 2006 grant of stock options, Mr. Thome may exercise 1,000 shares subject to that option for three months following such resignation.

(5)	Mr. Malecha exercised all of his options in February 2007, following the termination of his employment in November 2006.

Change in Control Benefits

US BioEnergy has not entered into any change in control agreements with its named executive officers. Stock options under its 2005 Stock Incentive Plan, and corresponding award agreements, automatically accelerate and become immediately exercisable upon a change in control with respect to its named executive officers. Stock options and restricted stock under its 2006 Stock Incentive Plan, and corresponding award agreements, do not automatically accelerate upon a change in control.

Under the 2005 Stock Incentive Plan and 2006 Stock Incentive Plan, to the extent the acceleration of exercisability or vesting of an award or a cash payment for such award, together with any other payments, could result in excise tax liability under Sections 4999 and 280G of the Internal Revenue Code, such acceleration or cash payment will be reduced until no portion of such acceleration or cash payment would be subject to such excise tax liability.

Assuming a change in control had occurred on December 31, 2006, with a transaction price equal to the closing price for US BioEnergy’s common stock on the NASDAQ Global Market as of such date, each of the named executive officers would have been entitled to the following acceleration benefits on such date:

	Accelerated	Accelerated
	Vesting of	Vesting of
	Restricted	Stock
	Stock	Options(1)	Total
Name	($)	($)	($)

Gordon W. Ommen	—	130,000	130,000
Richard K. Atkinson	—	—	—
Chad D. Hatch	—	130,000	130,000
Brian D. Thome(2)	—	130,000	130,000
Michael F. Malecha(3)	—	—	—
Randall G. Ives	—	130,000	130,000
Gregory S. Schlicht	—	—	—

(1)	This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2006 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(2)	As noted in the “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End” tables, all options and restricted stock held by Mr. Thome, US BioEnergy’s former president, terminated upon his resignation in March 2007, except for 1,000 options granted pursuant to a February 27, 2006 option grant, which remain exercisable for three months following his resignation.

(3)	Mr. Malecha ceased to be employed by US BioEnergy in November 2006.

Director Compensation

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2006 for US BioEnergy’s non-employee directors. Mr. Ommen receives no additional compensation for his service as a director or as the chairman of US BioEnergy’s board of directors.

	Fees
	Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan	All Other
	Cash(1)	Awards(2)	Awards(3)	Compensation	Compensation		Total
Name	($)	($)	($)	($)	($)		($)

Jay D. Debertin	23,500	8,458	0	0	0		31,958
James B. Morgan	27,500	8,458	65,000	0	0		100,958
Jennifer A. Johnson	22,500	5,542	130,000	0	0		158,042
Steven P. Myers(4)	20,250	0	0	0	0		20,250
Clifford F. Mesner	23,500	5,542	0	0	15,300	(5)	44,342
James E. Dauwalter	27,500	8,458	0	0	0		35,958
Mark A. Ruelle	21,950	8,458	0	0	0		30,408

(1)	Amounts in this column represent fees that US BioEnergy’s non-employee directors earned during 2006 with respect to their annual cash retainers and meeting fees. Additional information with respect to these fees is set forth below under the headings “— Annual Cash Retainer” and “— Meeting Fees.”

(2)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for these stock awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to these restricted stock awards is set forth below under the heading “— Annual Restricted Stock Grant.” All shares of restricted stock were granted on December 15, 2006, and these shares vest ratably on each of the first five anniversaries of the grant date, subject to continued employment and accelerated vesting. As of December 15, 2006, Ms. Johnson and Mr. Mesner each held 2,375 shares of restricted stock and Messrs. Debertin, Morgan, Dauwalter and Ruelle each held 3,625 shares of restricted stock.

(3)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R for these option awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Subject to earlier forfeiture or accelerated vesting, the options will generally become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and will have a ten-year term, unless otherwise noted. Options granted on January 28, 2005, to Ms. Johnson and Mr. Myers and on November 28, 2005, to Ms. Johnson and Messrs. Myers and Morgan vest equally over three years beginning on the first anniversary of the applicable grant date and have a seven-year term. As of December 15, 2006, Ms. Johnson and Mr. Myers each held options to purchase 15,000 shares of US BioEnergy’s common stock (5,000 of which were vested as of such date with respect to both Ms. Johnson and Mr. Myers), and Mr. Morgan held 7,500 options to purchase US BioEnergy’s common stock (2,500 of which had vested as of such date).

(4)	Mr. Myers ceased to be a director of US BioEnergy on November 27, 2006.

(5)	Amounts in this column reflect meeting fees for service on local boards of certain subsidiaries of US BioEnergy.

Annual Cash Retainer

The non-employee members of US BioEnergy’s board of directors currently receive annual cash retainers of $15,000 in connection with their services as directors. The chairman of US BioEnergy’s audit committee currently receives an additional annual retainer of $9,000, with audit committee members each receiving additional annual retainers of $6,000. The chairman of each of the compensation, finance and planning, and nominating and corporate governance committees currently receives an additional annual retainer of $6,000, with the members of those committees each receiving additional annual retainers of $4,000.

The annual cash and committee retainers and meeting fees described below under “— Meeting Fees” are paid quarterly in arrears, with prorated payments paid to those who commence serving as non-employee directors mid-quarter.

Annual Restricted Stock Grant

On the date of each of US BioEnergy’s annual meetings, each non-employee director who continues to serve on such date will receive restricted shares of US BioEnergy’s common stock with a value of $50,000, with prorated awards to be paid to non-employee directors who commenced serving as non-employee directors after the previous annual shareholders meeting. The restricted shares will vest on the first anniversary of the grant date.

In recognition of their services as directors, in both January and November 2005, each of US BioEnergy’s non-employee directors was granted, under the 2005 Stock Incentive Plan, an option to purchase 7,500 shares of US BioEnergy’s common stock. Each grant has a seven-year term and an exercise price of $4.00, which was the fair market value of the stock on each of the dates of grant, as determined by US BioEnergy’s board of directors. Each option vests and becomes exercisable as to 2,500 shares on each of the first three anniversaries of the date of grant.

It is currently intended that prior to each annual shareholders meeting, non-employee directors may elect to receive all or a portion of their annual cash retainer (excluding meeting fees and annual committee retainers) in shares of US BioEnergy’s common stock under the 2006 Stock Incentive Plan. In addition, in connection with US BioEnergy’s initial public offering, each non-employee director who had not received any previous option grants received 3,625 restricted shares of US BioEnergy’s common stock, and each other non-employee director received 2,375 restricted shares of US BioEnergy’s common stock. Such restricted shares will vest on the date of this annual meeting of shareholders. All such restricted shares issued to non-employee directors were granted under the 2006 Stock Incentive Plan.

Meeting Fees

Each non-employee director receives an additional $2,500 for each board meeting attended in person, and $500 for each board meeting attended telephonically. In addition, non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

Compensation Committee Interlocks and Insider Participation

US BioEnergy’s compensation committee consists of James B. Morgan (chairman), James E. Dauwalter and Mark A. Ruelle, all of whom the board has affirmatively determined to be independent under applicable NASDAQ listing standards. US BioEnergy’s board has also determined that all of the members of the committee qualify as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The compensation committee oversees US BioEnergy’s compensation and employee benefit plans and practices, including US BioEnergy’s executive compensation plans, director compensation plans and incentive compensation and equity-based plans. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for US BioEnergy’s directors and executive officers is set forth under the heading “— Compensation Discussion and Analysis.”

Certain Relationships and Related Person Transactions

Transactions with Capitaline Advisors, LLC and Affiliates

Capitaline Advisors, LLC is 100% owned and controlled by Gordon W. Ommen, US BioEnergy’s chief executive office, president and chairman of the board. Mr. Ommen beneficially owns approximately 9.34% of

US BioEnergy’s outstanding common stock either individually or through his ownership and control of BirdDog Capital, LLC, Mr. Ommen’s private investment company, and Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of a number of Capitaline investment funds. Steve Myers, one of US BioEnergy’s former directors, is the president of Capitaline Advisors.

Capitaline Advisors provides US BioEnergy with consulting and administrative services and office space in Brookings, South Dakota, pursuant to a services agreement dated November 17, 2005. On August 14, 2006, US BioEnergy amended this agreement to revise the pricing terms and scope of services to be provided. For the three months ended March 31, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Capitaline Advisors $87,000, $780,000 and $246,000, respectively, for the services and office space provided to US BioEnergy under this agreement. Pursuant to this services agreement, prior to January 1, 2006, Gordon Ommen, Chad Hatch, Virg Garbers and Steve Myers were employees of Capitaline and provided US BioEnergy with services under this agreement. US BioEnergy has the right to terminate the services agreement for any reason upon 60 days prior written notice.

In addition, US BioEnergy pays Capitaline Advisors a monthly fee for travel services, including the use of aircraft owned by Capitaline Advisors, and other miscellaneous expenses. On March 1, 2006, US BioEnergy entered into two aircraft lease agreements with Capitaline Advisors pursuant to which US BioEnergy pays a monthly fixed fee as well as hourly usage fees for the use of two airplanes owned by Capitaline Advisors. US BioEnergy has the right to terminate these leases for any reason upon 30 days prior written notice. For the three months ended March 31, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Capitaline Advisors $113,000, $336,000 and $10,000 for these travel services.

On January 31, 2005, US BioEnergy entered into a letter agreement with Capitaline Advisors pursuant to which Capitaline Advisors would provide financial advisory services in connection with certain purchase, acquisition, sale or disposition transactions and certain equity offerings by US BioEnergy. On May 23, 2006, US BioEnergy terminated the financial advisory services agreement with Capitaline Advisors and paid Capitaline Advisors a termination fee of $4.8 million on June 1, 2006. With the exception of this termination fee, US BioEnergy did not make any payments to Capitaline Advisors under this financial advisory services letter agreement.

In November and December 2004, US BioEnergy Management, LLC, which was 50% owned by Capitaline Advisors, entered into subscription agreements to purchase an aggregate of 6,250,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $6.0 million. In September 2005, Capitaline Renewable Energy II, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 6,875,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $27.5 million in connection with a private placement transaction. In March 2006, Mr. Ommen and Capitaline Renewable Energy III, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 310,312 and 3,250,000 shares of US BioEnergy’s common stock, respectively, for a purchase price of approximately $2.5 million and $26.0 million, respectively, in connection with a private placement transaction.

For a description of additional transactions involving Capitaline Advisors and its affiliates, see “— Termination of Administrative Services Agreement” and “— Business Combinations — Platte Valley Fuel Ethanol, LLC.”

Transactions with Fagen, Inc. and Affiliates

Fagen, Inc. is owned and controlled by Ron Fagen, one of US BioEnergy’s founders and principal shareholders. Ron Fagen served as one of US BioEnergy’s directors from US BioEnergy’s inception in October 2004 until June 2006 and he currently beneficially owns approximately 21.0% of US BioEnergy’s outstanding common stock, either individually or through his ownership or control of Platte Valley Energy, LLC and Global Ethanol, Inc. Jennifer Johnson, one of US BioEnergy’s directors, is the chief financial officer of Fagen, Inc. O. Wayne Mitchell, who served as US BioEnergy’s director and vice president from US BioEnergy’s inception in October 2004 until June 2006, formerly served as a senior vice president of Fagen, Inc. Brian Thome, US BioEnergy’s former president, served as a director of financial investments of Fagen, Inc. from

December 2004 to March 2006, during which time Mr. Thome also served as one of US BioEnergy’s directors.

As of May 31, 2007, Fagen, Inc. has constructed US BioEnergy’s Platte Valley, Woodbury, Albert City and Ord ethanol plants and also is currently constructing US BioEnergy’s Hankinson, Janesville and Dyersville ethanol plants. For the three months ended March 31, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Fagen, Inc. $16.8 million, $188.4 million and $41.4 million, respectively, for construction services.

In connection with US BioEnergy’s acquisition of Platte Valley Fuel Ethanol, LLC’s business, US BioEnergy assumed a pre-engineering services agreement with Fagen Engineering, LLC, an entity owned and controlled by Ron Fagen. Under the pre-engineering services agreement, Fagen Engineering received a fixed fee for time and expenses of $92,500. In addition, for the year ended December 31, 2006, UBE Services, LLC subleased certain space in Wichita, Kansas, to Fagen Engineering for $8,790 in the aggregate.

In November and December 2004, US BioEnergy Management, LLC, which was 50% owned by Global Ethanol, Inc., entered into subscription agreements to purchase an aggregate of 6,250,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $6.0 million. In August and September 2005, Global Ethanol purchased 1,987,500 shares of US BioEnergy’s common stock for an aggregate purchase price of $7.95 million in connection with a private placement transaction. In March 2006, Ron Fagen and Platte Valley Energy, LLC, an entity controlled by Ron Fagen and his spouse, Diane Fagen, purchased 310,312 and 1,675,000 shares of US BioEnergy’s common stock, respectively, for a purchase price of approximately $2.5 million and $13.4 million, respectively, in connection with a private placement transaction.

For a description of additional transactions involving Fagen, Inc. and its affiliates, see “— Termination of Administrative Services Agreement,” “— Business Combinations — Platte Valley Fuel Ethanol, LLC” and “— Business Combinations — Val-E Ethanol, LLC.”

Transactions with CHS Inc.

CHS Inc., a Fortune 500 company and the largest grain marketer and energy cooperative in the U.S., is one of US BioEnergy’s principal shareholders. CHS beneficially owns approximately 21.93% of US BioEnergy’s outstanding common stock. Jay Debertin, one of US BioEnergy’s directors, serves as executive vice president and chief operating officer, processing, of CHS.

On November 17, 2005, US BioEnergy entered into a subscription agreement with CHS pursuant to which CHS purchased 8,750,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $35.0 million. In connection with this purchase, US BioEnergy granted CHS the right to appoint directors to US BioEnergy’s board of directors, with the number of directors appointed by CHS based on a formula related to CHS’s percentage of beneficial ownership of US BioEnergy’s outstanding common stock. Pursuant to these rights under the subscription agreement, CHS appointed Jay Debertin in June 2006 to serve as a member of US BioEnergy’s board of directors. From November 2005 until June 2006, Dennis Wendland and Don Olson, both of whom are executive officers of CHS, also served as members of US BioEnergy’s board of directors pursuant to the CHS subscription agreement. The appointment rights provided to CHS under the subscription agreement terminated on May 31, 2007, upon the first meeting of shareholders of US BioEnergy following its initial public offering. US BioEnergy had no obligation to nominate a person appointed by CHS for election to US BioEnergy’s board of directors at such shareholders’ meeting.

The principal executive offices of US BioEnergy are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. US BioEnergy has agreed to lease office space at this location from CHS.

For the three months ended March 31, 2007, and the year ended December 31, 2006, US BioEnergy paid CHS $174,400 and $100,700, respectively, as rent under the lease for this office space.

US BioEnergy purchased $3.0 million and $12.8 million of grain from CHS for the three months ended March 31, 2007, and the year ended December 31, 2006, respectively.

On March 31, 2006, CHS purchased 4,375,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $35.0 million in connection with a private placement transaction. On November 28, 2005, in connection with the service of certain CHS representatives on US BioEnergy’s board of directors, US BioEnergy issued options to purchase an aggregate of 15,000 shares of its common stock to CHS. One-third of the options vest annually, and once vested, the options are exercisable at an exercise price of $4.00 per share, the fair market value of one share of US BioEnergy’s common stock as of the date of the option grant as determined by its board of directors. The options expire on November 28, 2012.

For a description of additional transactions involving CHS, see “— Business Combinations — Provista Renewable Fuels Marketing” and “Leased Employee Agreement between United Bio Energy, LLC and Provista.”

Other Private Placements

On March 31, 2006, US BioEnergy sold an aggregate of 11,175,000 shares of its common stock to fifteen investors, at a price of $8.00 per share for an aggregate purchase price of $89.4 million. In connection with this offering, James Morgan, Jennifer Johnson and Cliff Mesner, each of whom serves as one of US BioEnergy’s directors, purchased 375,000, 31,250 and 62,500 shares, respectively, for a purchase price of $3.0 million, $0.25 million and $0.5 million, respectively. Steve Myers, one of US BioEnergy’s former directors, purchased 125,000 shares for a purchase price of $1.0 million. In addition, Brian Thome, US BioEnergy’s former president, purchased 9,375 shares for a purchase price of $75,000.

In August and September 2005, US BioEnergy sold an aggregate of 14,058,750 shares of its common stock to 56 investors, at a price of $4.00 per share for an aggregate purchase price of approximately $56.2 million. In connection with this offering, James Morgan, one of US BioEnergy’s directors, purchased 1,250,000 shares for a purchase price of $5.0 million. See “— Transactions with Capitaline Advisors, LLC and Affiliates” and “— Transactions with Fagen, Inc. and Affiliates.”

Termination of Administrative Services Agreement

On January 1, 2005, US BioEnergy entered into an administrative services agreement with US Bio Resource Group, LLC, which was owned equally by Global Ethanol Inc. and Capitaline Advisors and was formerly known as US BioEnergy Management, LLC, pursuant to which US BioEnergy would receive management and administrative services relating to the development of US BioEnergy’s business and ethanol plants. US BioEnergy later amended US BioEnergy’s agreement with US Bio Resource Group on June 1, 2005. Capitaline Advisors is owned and controlled by Gordon Ommen. Ron Fagen and his spouse, Diane Fagen, own 90.4% of Global Ethanol.

In 2005, US BioEnergy paid approximately $0.7 million to US Bio Resource Group under the administrative services agreement. In 2004, before the administrative services agreement became effective, US BioEnergy paid US Bio Resource Group $43,000 for similar services. On November 17, 2005, US BioEnergy entered into a termination agreement among US Bio Resource Group, Global Ethanol and Capitaline Advisors that terminated the rights and obligations of the parties with respect to the administrative services agreement in exchange for options to purchase 812,500 shares of US BioEnergy’s common stock issued to each of Global Ethanol and Capitaline Advisors. Each option is immediately exercisable and has an exercise price of $4.00 per share, the fair market value of one share of US BioEnergy’s common stock as of the date of the option grant as determined by US BioEnergy’s board of directors. Gordon Ommen’s options will terminate upon the earlier of November 17, 2015, or the date on which he ceases to provide services to US BioEnergy as a director, officer, employee or consultant, respectively, and such termination of services is for cause. Ron Fagen’s options will terminate on November 17, 2015. US Bio Resource Group, LLC was dissolved by action of its members on June 1, 2006.

Business Combinations

United Bio Energy, LLC

In May 2005, US BioEnergy acquired United Bio Energy, LLC. In connection with that transaction, the two holders of membership interests in United Bio Energy, ICM Marketing, Inc. and Fagen Management, LLC, received an aggregate of 750,000 and 500,000 shares of US BioEnergy’s common stock, respectively, valued at approximately $4.2 million in the aggregate. Fagen Management, LLC is owned and controlled by Ron Fagen. Through their ownership of ICM Marketing, Randall Ives, Jeffrey Roskam and David Vander Griend received 75,000, 262,500 and 412,500 shares of US BioEnergy’s common stock, respectively.

Randall Ives currently serves as US BioEnergy’s senior vice president of distillers grains. Jeffrey Roskam served as president of UBE Services, formerly known as United Bio Energy, from May 2005 to March 2006. Also in connection with this transaction, US BioEnergy appointed David Vander Griend to US BioEnergy’s board of directors and entered into a three-year consulting agreement with him pursuant to which he will provide US BioEnergy with plant technology consulting services. As payment for these consulting services, on April 30, 2005 US BioEnergy granted Mr. Vander Griend a non-qualified option to purchase 25,000 shares of US BioEnergy’s common stock at an exercise price of $4.00 per share, which option was fully exercisable on the date of grant. The option will terminate upon the earlier of the three-year anniversary of the date of grant, one year from the date of Mr. Vander Griend’s death or disability, the date of termination of Mr. Vander Griend’s consulting services by US BioEnergy for cause or by Mr. Vander Griend, or 90 days from the date of US BioEnergy’s termination of Mr. Vander Griend’s consulting services for a reason other than death, disability or for cause. Mr. Vander Griend resigned from US BioEnergy’s board of directors in March 2006.

In May 2006, US BioEnergy changed the name of United Bio Energy, LLC to UBE Services, LLC.

Platte Valley Fuel Ethanol, LLC

In April 2006, US BioEnergy acquired Platte Valley Fuel Ethanol, LLC. In connection with that transaction, the holders of membership interests in Platte Valley Fuel Ethanol received an aggregate of 11,249,995 shares of US BioEnergy’s common stock, valued at approximately $100.8 million, and approximately $40.0 million in cash. Among these holders were Platte Valley Energy, LLC, PVF Investments, LLC, Aaron Fagen, Evan Fagen, Capitaline Renewable Energy, LP, Jennifer Johnson and O. Wayne Mitchell who received an aggregate of 7,250,062; 132,360; 22,060; 22,060; 66,180; 22,060 and 22,060 shares of US BioEnergy’s common stock and approximately $25.8 million; $0.5 million; $78,000; $78,000; $235,000; $78,000; and $78,000 in cash, respectively.

Platte Valley Energy, LLC is controlled by Ron Fagen and his spouse, Diane Fagen. Aaron Fagen and Evan Fagen are Ron and Diane Fagen’s adult children. PVF Investments, LLC is owned and controlled by one of US BioEnergy’s directors, Cliff Mesner, who also served as chairman of Platte Valley Fuel Ethanol prior to the acquisition. Capitaline Advisors, which is owned and controlled by Gordon Ommen, is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP.

In September 2006, US BioEnergy changed the name of Platte Valley Fuel Ethanol, LLC to US Bio Platte Valley, LLC.

Val-E Ethanol, LLC

In connection with US BioEnergy’s acquisition of Platte Valley Fuel Ethanol, LLC in April 2006, US BioEnergy acquired 50.18% of the membership interests of Val-E Ethanol, LLC. Val-E Ethanol was a development stage ethanol company constructing a 50 mmgy fuel-grade dry mill ethanol plant in Ord, Nebraska. Concurrently with the Platte Valley Fuel Ethanol transaction, US BioEnergy acquired the remaining 49.82% membership interests in Val-E Ethanol. In connection with this transaction, holders of 49.82% of the membership interests in Val-E Ethanol received an aggregate of 1,551,250 shares of US BioEnergy’s common stock, valued at approximately $13.9 million. Among these holders were Ron Fagen, Aaron Fagen, Evan Fagen and Jennifer Johnson, who received 37,500, 6,250, 6,250 and 6,250 shares of US BioEnergy’s common stock, respectively.

In September 2006, US BioEnergy changed the name of Val-E Ethanol, LLC to US Bio Ord, LLC.

Provista Renewable Fuels Marketing

In March 2006, UBE Services, LLC sold 50% of its membership interest in its wholly-owned subsidiary, Provista, formerly known as United Bio Energy Fuels, LLC, to CHS for $2.4 million, plus the assignment by CHS of a fuel delivery contract. UBE Services also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member.

In connection with the sale of 50% of UBE Services’ membership interest in Provista to CHS, CHS was appointed the manager of Provista.

As manager, CHS is paid a management fee equal to the costs to CHS of providing the management services, with the amount of such fee to generally be determined on an annual basis by mutual agreement of Provista and CHS. For the three months ended March 31, 2007, and the year ended December 31, 2006, Provista paid CHS $0.5 million and $1.2 million, respectively, for management services provided to Provista.

On March 31, 2006, US BioEnergy also entered into a master agreement with Provista regarding ethanol sales and marketing. Pursuant to this master agreement, US BioEnergy will sell to Provista, and it will market on US BioEnergy’s behalf, all of the ethanol produced at US BioEnergy’s existing and future plants. Provista is paid a marketing fee based on a percentage of the ethanol sales price. Pursuant to the master agreement, certain subsidiaries of US BioEnergy, including its Albert City, Woodbury, Platte Valley and Ord subsidiaries, have entered into separate ethanol sales and marketing agreements that are substantially identical in all material respects to the master agreement. For the three months ended March 31, 2007, and the period beginning September 1, 2006 and ending December 31, 2006, US BioEnergy paid Provista $1.8 million and $1.9 million for ethanol marketing services, respectively, and Provista paid US BioEnergy $115.2 million and $61.7 million for ethanol purchases, respectively. Prior to September 1, 2006, Provista was accounted for as one of US BioEnergy’s consolidated subsidiaries.

Leased employee agreement between United Bio Energy, LLC and Provista

In March 2006, UBE Services entered into an agreement with Provista pursuant to which UBE Services leases the services of certain of its employees to Provista. For the three months ended March 31, 2007, no services were provided to Provista under this agreement. For the year ended December 31, 2006, Provista paid UBE Services $63,000 for management services provided under this agreement.

Policy Regarding Related Person Transactions

US BioEnergy recognizes that transactions with related persons can present potential or actual conflicts of interest and create the appearance that its decisions are based on considerations other than the best interests of US BioEnergy and its shareholders. Accordingly, as a general matter, it is US BioEnergy’s preference to avoid such transactions.

Nevertheless, US BioEnergy recognizes that there are situations where related person transactions may be in, or not inconsistent with, the best interests of US BioEnergy and its shareholders, including but not limited to situations where it may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources, or when it provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, in March 2007 US BioEnergy’s nominating and corporate governance committee adopted a policy regarding related person transactions. For purposes of this policy, (i) a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which US BioEnergy (including its subsidiaries) was, is or will be a participant and the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect interest, and (ii) a “related person” means:

•	any person who is, or at any time since the beginning of the last fiscal year was, a director or executive officer of US BioEnergy or a nominee to become a director of US BioEnergy;

•	any person who is known to be the beneficial owner of more than 5% of any class of US BioEnergy’s voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Any proposed transaction with a related person will be consummated or amended only if the following steps are taken:

•	US BioEnergy’s legal department will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•	If the legal department determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to the nominating and corporate governance committee for consideration at the next committee meeting.

•	The nominating and corporate governance committee will consider all of the relevant facts and circumstances available to the committee, including (if applicable) but not limited to: (i) the benefits to US BioEnergy; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction and (v) the terms available to unrelated third parties or to employees generally.

•	The nominating and corporate governance committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of US BioEnergy and its shareholders, as the committee determines in good faith.

•	The nominating and corporate governance committee will convey its decision with respect to the related person transaction in question to the general counsel, who will convey the decision to the appropriate persons within US BioEnergy.

At the nominating and corporate governance committee’s first meeting of each fiscal year, the committee will review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from US BioEnergy of more than $10,000. Based on all relevant facts and circumstances, taking into consideration US BioEnergy’s contractual obligations, the committee will determine if it is in the best interests of US BioEnergy and its shareholders to continue, modify or terminate the related person transaction.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Director Independence

The board of directors of US BioEnergy has made an affirmative determination that the following three directors have no relationship with US BioEnergy or any of its subsidiaries (other than being a director and shareholder of US BioEnergy) and, accordingly, meet the applicable requirements for “independence” under the NASDAQ listing standards: James E. Dauwalter, James B. Morgan and Mark A. Ruelle. US BioEnergy’s corporate governance guidelines and the rules of the NASDAQ Global Market require that within twelve months of December 15, 2006, the date of US BioEnergy’s listing on the NASDAQ Global Market in connection with the initial public offering of its common stock, the board must be comprised of a majority of directors who qualify as independent directors in accordance with applicable NASDAQ listing standards. US BioEnergy intends to comply with this requirement.

Voting Securities and Principal Holders Thereof

The following table sets forth information, as of June 15, 2007, concerning the beneficial ownership of US BioEnergy’s common stock by (1) each person known to US BioEnergy to beneficially own 5% or more of its common stock, (2) each director and each of the executive officers named in the summary compensation table of this proxy statement/prospectus and (3) all directors and executive officers as a group, on both an actual basis and an as adjusted basis giving effect to the merger.

The information concerning beneficial ownership of US BioEnergy’s common stock after the merger was calculated assuming that all outstanding Millennium units were exchanged for an aggregate of 11.5 million shares of US BioEnergy common stock (the maximum aggregate amount of shares that US BioEnergy may issue under the merger agreement) and no cash. The actual merger consideration will be determined pursuant to a formula set forth in the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is described in “The Merger Agreement — Conversion of Millennium Units in the Merger.”

The information in the table and the related notes is based on US BioEnergy’s stock records as well as statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

The address for those individuals for which an address is not otherwise indicated is: c/o US BioEnergy Corporation, 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077.

	As of June 15, 2007			After the Merger
	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership(1)		of Class(2)	Ownership(1)		of Class(2)

CHS Inc.	14,912,188	(3)	21.93%	14,912,188	(3)	18.76%
5500 Cenex Drive Inver Grove Heights, Minnesota 55077
Roland J. and Diane Fagen and Affiliates	14,442,874	(4)	21.00%	14,791,902	(4)	18.61%
P.O. Box 159 501 West Highway 212 Granite Falls, Minnesota 56241
Gordon W. Ommen and Affiliates	6,430,098	(5)	9.34%	6,430,098	(5)	8.09%
111 Main Avenue Brookings, South Dakota 57006
James E. Dauwalter	21,427		*	21,427		*
Jay D. Debertin	7,227		*	7,227		*
Jennifer A. Johnson	74,437	(6)	*	74,437	(6)	*
Clifford F. Mesner	242,337	(7)	*	242,337	(7)	*
James B. Morgan	1,634,727	(8)	2.40%	1,634,727	(8)	2.06%
Mark A. Ruelle	10,027		*	10,027		*
Richard K. Atkinson	27,844		*	27,844		*
Chad D. Hatch(9)	78,834	(10)	*	78,834	(10)	*
Randall G. Ives	81,350	(11)	*	81,350	(11)	*
Michael F. Malecha(12)	8,750		*	8,750		*
Gregory S. Schlicht	17,222		*	17,222		*
Brian D. Thome(13)	10,375	(14)	*	10,375	(14)	*
All directors and executive officers as a group (14 persons)	8,644,655		12.56%	8,644,655		10.87%

*	Represents less than 1% of US BioEnergy outstanding common stock.

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote, and sole power to dispose or direct the disposition, of the shares listed, either individually or jointly or in common with the individual’s spouse, subject to community property laws where applicable.

(2)	Unless otherwise indicated, percentages are calculated based upon common stock outstanding as of May 31, 2007, and beneficial ownership of common stock as set forth in the statements on Schedule 13D or Schedule 13G filed by the respective beneficial owners with the SEC.

(3)	Includes 5,000 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of May 31, 2007.

(4)	Includes shares of common stock owned by each of Roland J. “Ron” Fagen and his wife, Diane Fagen, Platte Valley Energy, LLC and Global Ethanol, Inc. Mr. Fagen has voting and investment control of 335,312 shares of common stock held by Mr. Fagen, which includes stock options representing the right to acquire 7,500 shares of common stock currently or within 60 days of May 31, 2007. Mr. Fagen shares with Mrs. Fagen voting and investment control of (i) 8,925,062 shares of common stock held by Platte Valley Energy, LLC and (ii) 4,362,500 shares of common stock held by Global Ethanol, Inc. and 812,500 shares of common stock issuable upon exercise of options held by Global Ethanol, Inc. that are exercisable currently.

(5)	Includes shares of common stock owned by each of Gordon W. Ommen, Capitaline Advisors, LLC, Capitaline General Partner, LLC, Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP,

Capitaline Renewable Energy III, LP and BirdDog Capital, LLC. As the sole member of Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP and Capitaline Renewable Energy III, LP, Mr. Ommen has voting and investment control over 66,180 and 29,500 shares of common stock held by Capitaline Renewable Energy, LP and Capitaline Renewable Energy II, LP, respectively. As the sole member of Capitaline Advisors, LLC, Mr. Ommen has voting and investment control over 812,500 shares of common stock issuable upon exercise of options held by Capitaline Advisors, LLC that are exercisable currently. Mr. Ommen is also the sole member of BirdDog Capital, LLC, and as a result, he has voting and investment control over 3,125,000 shares of common stock held by BirdDog Capital, LLC. Also includes Mr. Ommen’s indirect beneficial ownership of 1,000, 500 and 500 shares of common stock held by his wife, son and daughter, respectively. Mr. Ommen disclaims beneficial ownership of the 2000 shares of common stock held by his wife, son and daughter. Mr. Ommen directly owns 1,691,952 shares of common stock, which includes 9,500 shares of restricted stock and stock options representing the right to acquire 7,500 shares of common stock exercisable currently or within 60 days of May 31, 2007.

(6)	Includes 7,500 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of May 31, 2007. Also includes 1,400 shares of common stock held by Ms. Johnson’s son.

(7)	Includes shares of common stock held by PVF Investments, LLC. Clifford Mesner has voting and investment control over, and may be considered the beneficial owner of, 169,860 shares of common stock held by PVF Investments, LLC.

(8)	All securities of US BioEnergy held by Mr. Morgan have been pledged as security to First Bank & Trust in Brookings, South Dakota. Includes 2,500 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of May 31, 2007.

(9)	Mr. Hatch provided services to US BioEnergy as vice president and chief financial officer from January 2005 to May 2006, and vice president and treasurer from May 2006 to February 2007. He currently serves as vice president of corporate development of US BioEnergy.

(10)	Includes 6,750 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of May 31, 2007.

(11)	Includes 4,250 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of May 31, 2007, and Mr. Ives’s indirect beneficial ownership of 37,500 shares of common stock held by his wife.

(12)	Mr. Malecha was hired as US BioEnergy’s senior vice president of risk management in May 2005 and ceased to be employed by US BioEnergy in November 2006.

(13)	Mr. Thome was hired as US BioEnergy’s president in March 2006 and ceased to be employed by US BioEnergy in March 2007.

INFORMATION WITH RESPECT TO MILLENNIUM

Description of Business

Overview

Millennium is a limited liability company organized under the laws of the state of South Dakota. Millennium is constructing a 100 million gallon per year (“mmgy”) dry mill ethanol plant that will process corn into ethanol and distillers grains. Full production at the plant is scheduled to begin approximately February 2008.

Description of the Project

General

Millennium is building its ethanol plant near Marion, South Dakota. The site of the plant is approximately 45 miles southwest of Sioux Falls, South Dakota. Millennium estimates that the total cost of the project, including construction of the ethanol plant and start-up costs, will be $154,755,000. The ethanol plant will be a natural gas dry mill facility and will have approximately 45 employees after Millennium commences operations. The plant will grind approximately 36 million bushels of corn per year to produce approximately 100 million gallons of denatured fuel ethanol. Millennium’s plant will also produce approximately 320,000 tons per year of distillers’ grains. Site work began in June 2006 with full production at the plant scheduled to begin approximately February 2008.

Millennium’s plant will be located adjacent to an existing grain handling facility. The grain handling facility is operated by FREMAR, LLC, a joint venture formed in 1998 between Archer Daniels Midland Company (“ADM”), who owns fifty percent (50%), and FREMAR who owns fifty percent (50%). FREMAR is an equity holder in the Company and will be responsible for the development of Millennium’s plant and the subsequent day-to-day operations of Millennium’s plant. FREMAR was founded in 1991 and currently has approximately 1,500 members, the majority of whom are corn farmers.

The Dry Mill Process

The ethanol plant will use a dry milling process. This dry milling process transforms corn into fuel-grade ethanol as its main product and distillers grains as a co-product. Millennium plans to receive corn by rail and semi-trailer truck. The corn will be weighed and stored in receiving facilities. It will then be transported to a scalper to remove rocks and debris before it is conveyed to processing bins. The corn will then be transported to a hammer-mill or grinder where it will be ground into a mash and conveyed into a tank for processing. Millennium will add water, heat and enzymes to break the ground corn into a fine liquid. This liquid will be heat sterilized and pumped to a tank where other enzymes are added to convert the starches into glucose sugars. Next, the liquid will be pumped into fermenters, where yeast is added, to begin the fermentation process, which generally takes about 50 to 60 hours. The resulting “beer” is pumped to distillation columns, which divides the alcohol from the corn mash. The alcohol is concentrated to 190 proof in the distillation columns and is then partially dehydrated. The resulting 200 proof alcohol is blended with up to five percent denaturant (such as unleaded gasoline or natural gasoline) as it is pumped into storage tanks.

Meanwhile, corn mash from the distillation process is pumped into a centrifuge that separates the coarse grain from the solubles. The solubles are then dried into a thick syrup. The coarse grain that exits the centrifuge is then conveyed to dryers. Syrup is added to the coarse grain as it enters the dryer, where moisture is removed. This process produces distillers grains with various moisture levels, which can be used as animal feed. The fermentation process will also produce carbon dioxide. Millennium does not intend to sell this carbon dioxide to a third-party processor, but instead will emit the carbon dioxide into the air.

The Ethanol Plant

Millennium expects that when completed the ethanol plant will have the following facilities:

Grain Receiving, Storage and Milling Equipment.  The ethanol plant will contain receiving facilities that will have the ability to receive corn by rail and truck. Upon delivery, the corn will be weighed and a weight ticket issued. The corn will then be moved through a scalper to remove rocks and debris before conveying the product to storage bins. A dust collection system will be installed in the grain receiving system to limit particulate emissions. Millennium plans to build approximately 1,000,000 bushels of corn storage as part of the plant construction. The corn will be removed from storage and processed through a hammer-mill or grinder. The result of this process is ground corn.

Conversion and Liquefaction System, Fermentation System and Evaporation System.  Ground corn will be mixed with recycled process condensate water, alpha amylase and aqueous ammonia. The mash is cooked with a proprietary, indirect contact, steam cooker and then continues through liquefaction tanks and into fermenters. Simultaneously, yeast and a secondary enzyme will be added to the cooked mash as it is cooled and enters the fermenters. After fermentation is complete, the liquid produced by the fermentation process is pumped to a large tank called a beerwell and then sent to the distillation column to separate the alcohol from the mash.

Distillation and Molecular Sieve.  The alcohol is distilled in three columns (the Beer Column, the Rectifier and the Side Stripper) and then dehydrated in the molecular sieve system. The alcohol is then blended with denaturant as it is pumped into storage tanks. The storage tanks will contain meters, filters, pumps and loading equipment for transfer to rail cars or trucks.

Liquid/Solid Separation System.  The ethanol plant will also produce distillers grains. The resulting corn mash from the Beer Column will be piped to centrifuges and then to dryers, where moisture is removed. The ethanol plant will utilize a dryer system with a thermal oxidizer and heat recovery steam generation. After it is dried, the distillers grains will be conveyed to the filter receiver and then to a storage building.

Product Storage Area.  Millennium expects to have storage tanks on site to store the ethanol it produces. The plant will also contain a storage building to hold distillers grains until it is shipped to market.

General Plant Infrastructure and Utilities.  The plant will also consist of administration facilities, chillers, cooling towers and other processing equipment, some of which require fresh water to operate. Boiler water is conditioned in regenerative softeners and/or other treatment equipment and pumped through a de-aerator and into a de-aerator tank. Appropriate boiler chemicals are added and the preheated water is pumped into the boiler. Steam energy will be provided by a heat recovery steam generator. Process cooling will be provided by circulating cooling water through heat exchangers, a chiller and a cooling tower. Millennium expects the plant to also contain a compressed air system consisting of an air compressor, receiver tank, pre-filter and air dryer. Millennium expects that the plant design will also incorporate the use of a clean-in-place system for cooking, fermentation, distillation, evaporation, centrifuges and other systems.

Business Strategy

Millennium’s objective is to be a low cost ethanol producer, source corn in a cost effective and efficient manner through Millennium’s company manager (FREMAR), utilize a proven technology, and establish conservative risk management strategies. Specific elements of Millennium’s business strategy include:

•	Plant Construction and Operations: Fagen, Inc. (“Fagen”) is building the ethanol plant with “state-of-the-art” technology from ICM, Inc. (“ICM”). ICM technology has been used in numerous ethanol plants in the United States.

•	Corn Supply: An abundant supply of corn, Millennium’s principal raw material, is available locally. South Dakota was the 6th largest corn producing state in the United States in 2005. Millennium’s project will utilize approximately 35.6 million bushels of corn per year. FREMAR, LLC will manage Millennium’s corn origination arrangements.

•	Product Marketing: Millennium plans to sell ethanol and distillers grains to local and national markets. In particular, Millennium intends to focus on Midwest markets and West Coast markets. With respect to ethanol and distiller grains, Millennium has entered into an agreement with ADM to distribute Millennium’s ethanol and distillers grains. Millennium may also sell a portion of Millennium’s distillers grains to local livestock operations. The ethanol plant will have transportation infrastructure to deliver to various regions of the United States by truck and rail.

•	Risk Management: Millennium’s company manager, FREMAR, and Millennium’s Chief Executive Officer (“CEO”), Steve Domm, themselves and through FREMAR’s affiliate FREMAR, LLC, collectively have extensive experience in the commodities markets and recognize that these markets have volatility that can impact Millennium’s operations and cash flows. Millennium has established relationships with experienced marketers and service providers as part of Millennium’s risk management plan. Millennium also plans to hire specialists to assist Millennium in optimizing project cash flows while minimizing risks in the most efficient manner.

•	Location of Project: Millennium’s plant is being constructed on a site near Marion, South Dakota. This site has numerous competitive strengths. A significant amount of corn is produced annually in the nearby counties. Millennium has readily available access to interstate highways, which allows for cost effective delivery of products by truck. Millennium also has readily available access to rail service through the BNSF Railroad, which provides Millennium access to markets in the upper Midwest and the West Coast, and other major markets throughout the United States.

Site Infrastructure and Improvements

Millennium will need to make improvements to the site it chose for its ethanol plant and infrastructure in order to construct and operate the ethanol plant.

Rail Access

The Marion area site has rail access to the BNSF Railroad. It is relatively level and at about the same elevation as the BNSF Railroad tracks. There is adequate room for rail siding. Millennium will install a railroad switch and siding dedicated to outbound ethanol and distiller grains, with the potential for inbound corn. Millennium also has a contingency built into its railroad cost for potentially adding more spurs if needed in the future. Millennium estimates the cost of the railroad improvements to its site will be approximately $5,000,000.

Site Grading and Soil Analysis

FREMAR has hired site grading, site preparation, and construction management.

Plan of Operations

Full production at the plant is scheduled to begin approximately February 2008. Millennium expects that FREMAR, the company manager, will hire the remaining members of Millennium’s management team approximately three months prior to Millennium’s estimated date for plant start-up, with the remainder of Millennium’s employees starting 30-60 days before plant start-up. Millennium expects that the plant management personnel that FREMAR hires will have demonstrated processing and/or manufacturing facility experience in their respective areas of responsibility. In addition, Millennium expects that on-site training and assistance before and during plant start-up will be provided by Fagen and ICM under Millennium’s design-build contract. In addition, Millennium expects that under the design-build contract, Fagen will continue to provide Millennium assistance for a period of six months after the date the ethanol plant achieves its specified performance criteria. Millennium has hired ADM to assist in marketing and selling Millennium’s ethanol and distillers grains.

Because of Millennium’s close proximity to livestock operations, it intends to sell some of its distillers grains to local markets. Millennium will also develop and maintain a commodity risk-hedging program that will seek to manage its input commodity price risks and its output price risks.

Financing Plan

Millennium anticipates that it will need a total of approximately $154,755,000 to construct the proposed ethanol plant and fund start-up operations. Millennium plans to use its existing capital to pay for site improvements, utility infrastructure costs and construction costs, and to finance organizational, financing and start-up costs, including its pre-production costs and its initial inventories of corn, chemicals, yeast, denaturant, and ethanol and distillers grains.

Millennium expects to spend the majority of its funds on site acquisition, site preparation and development, design, engineering and construction of the ethanol plant, infrastructure, equipment and construction-related insurance and performance bonding. These costs include leveling and grading the site, general site work to prepare for construction of the ethanol plant, preparing and pouring foundations, and material and labor to construct the plant and ancillary facilities. Millennium will also be purchasing and installing ethanol production equipment, such as pumps, grinders, processing equipment, storage tanks and conveyors. Millennium expects to be required to make monthly progress payments based on the work completed and invoiced by the design-builder. Millennium has budgeted plant start-up and working capital costs at plant start-up, consisting of spare parts, corn, chemicals, yeast, denaturant, ethanol and distillers grains inventory, and available working capital.

Estimated Sources of Funds

Estimated Sources of Funds

Senior debt	$65,000,000	(1)
Tax increment financing	$2,716,075
Subordinated debt	$16,652,923	(2)
Tax exempt bonds	$28,405,000
Line of credit	$1,936,002	(3)
Sale of membership units	$40,045,000

Total Estimated Sources of Funds	$154,755,000

Estimated Uses of Funds

Facility Costs:
Plant Construction Costs	$105,997,000
Land and Site Development Costs	$5,750,000
Rail Road	$5,000,000
Administrative building	$500,000
Office equipment	$100,000
Computers, software and network	$180,000
Construction insurance and performance bond	$600,000
Construction contingency	$2,256,132
Fire protection and water treatment	$5,950,000
Capitalized interest	$6,464,643
Rolling stock	$460,000
Startup Costs:
Financing costs	$4,482,663
Organization costs	$1,565,000
Cost of raising capital	$550,000
Pre production period costs	$850,000
Debt Service Reserves	$3,049,562
Inventory — working capital	$4,000,000
Inventory — corn	$3,000,000
Inventory — chemicals and ingredients	$500,000
Inventory — Ethanol	$2,500,000
Inventory — DDGS	$500,000
Spare parts — process equipment	$500,000

Total Estimated Uses of Funds	$154,755,000

(1)	Millennium may draw up to a maximum of $90,000,000 on its senior debt. If Millennium utilizes the tax exempt bonds, it estimates that it will require approximately $65,000,000 of the $90,000,000 senior debt to meet its funding needs.

(2)	The amount of $16,652,923 for the subordinated debt is composed of $14,000,000 of loan principal and $2,652,923 of accrued interest. Accrued interest is being capitalized during the construction period and is being added to the debt principal. It is included in the table as both a Source of Funds and a Use of Funds (as part of “Capitalized interest”).

(3)	Millennium may draw up to a maximum of $7,000,000 on its line of credit. Millennium estimates that it will require approximately $1,936,002 of the $7,000,000 line of credit to meet its funding needs.

Senior Debt

On June 22, 2006, Millennium entered into a construction/term loan agreement with Dougherty Funding LLC, Minneapolis, Minnesota (“Dougherty”), which provides for a new construction term loan commitment of $90,000,000 to be used for the construction of the ethanol plant. A portion of the construction loan commitment may be replaced by the proceeds of the tax exempt bonds and, therefore, the maximum amount to be disbursed under the construction loan may be reduced to approximately $65,000,000. The senior debt is secured by substantially all of Millennium’s assets. Under the terms of the agreement, distributions to members, including tax distributions, cannot exceed 75% of pre-tax net income. In addition, distributions cannot be made if Millennium’s debt service coverage ratio, as defined, is less than 1.25x. Millennium is also restricted from incurring additional debt, and is limited to capital leases of $250,000 and operating leases with annual rents of $100,000. The term of the senior construction loan commitment allows advances to be made through May 31, 2008. The senior loan agreement provides a variable interest rate at LIBOR plus 4%. During the construction phase, interest is due monthly. During the term phase, payments will be based on monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance to a maturity date of March 31, 2013.

The senior loan agreement provides that the lender will hold back from disbursement from the senior loan a $4,200,000 construction contingency reserve and a $6,900,000 interest reserve until drawn on under the agreement, or if not drawn will be deposited into the debt service cash reserve account. A debt service cash reserve account will be set up based on 75% of Project Free Cash Flows as defined in the agreement up to an aggregate of $7,000,000 to be maintained with the lender. Additionally, beginning the first month of the second year of the term phase of the loan, and monthly thereafter, Millennium will be required to deposit $50,000 in an interest-bearing account for capital expenditures for the replacement of machinery and equipment. As of May 31, 2007, no amounts had been advanced on the construction term loan, and Millennium was in compliance with all terms, covenants and conditions thereof. After all equity proceeds and subordinated debt and tax increment financing proceeds have been spent on Project costs, and the other conditions precedent to the initial advance are satisfied, including for example that there be no event of default, then construction loan advances may be used to pay Project costs.

Tax Increment Financing (TIF)

Turner County, South Dakota (the “County”), has issued its Tax Incremental Revenue Bonds, Series 2007 (the “Tax Increment Bonds”), in the original aggregate principal amount of $2,490,000, pursuant to an Indenture of Trust, dated as of March 1, 2007 (the “Tax Increment Indenture”), between the County and The First National Bank in Sioux Falls, Sioux Falls, South

Dakota (the “Tax Increment Trustee”). The Tax Increment Bonds are limited obligations of the County, payable solely from the collections of tax increments received by the County from its Tax Incremental District #2, (the “District”) which have been irrevocably pledged to the payment thereof, and from certain other money held by the County. The ethanol plant is located in the District and the availability of tax increment to pay the Tax Increment Bonds is dependent, in large part, upon the successful completion of the Project and its successful and continued operation. The Tax Increment Bonds are not general obligations of the County, the State of South Dakota, or any other political subdivision of the State.

The proceeds derived by the County from the sale of the Tax Increment Bonds will be applied to the following purposes: (i) to make a grant to the District to pay costs of land acquisition associated with the Project; (ii) to pay the costs of issuance of the Tax Increment Bonds; and (iii) to fund a debt service reserve fund to secure timely payment of the Tax Increment Bonds. Millennium has received the proceeds derived from the sale of the Tax Increment Bonds and approximately $1,900,000 will be available for the land acquisition grant.

Subordinated Debt

The subordinated convertible mezzanine loan (the “Mezzanine Loan”) was made to Millennium by Farmers Energy Millennium, LLC (“Farmers Energy”), a wholly-owned-or-controlled subsidiary of Rex Radio and Television, Inc., an Ohio corporation that is traded on the NYSE under the symbol RSC (“Rex Radio”). The following are the terms of the Mezzanine Loan:

Loan Amount:	$14,000,000
Loan Term:	Seven (7) years.
Interest Rate:	Fixed at 15.6% (1.3% monthly)
Repayment/Amortization:	P&I payable monthly over a 10 year amortization.
Conversion Rights:	Farmers Energy will retain the right to purchase up to 20,000,000 Class C Units at $0.90 per unit (or 21,176,470 Class C Units at $0.85 per unit if conversion is requested earlier by the Company) until the maturity date of the Mezzanine Loan. This constitutes all of the Class C Units. If Farmers Energy fully exercises its rights, the purchase price will be $18,000,000.

During the construction period, interest on the Mezzanine Loan will accrue and be added to the principal balance. Accrued interest is estimated to total approximately $2,650,000 during the construction period. Therefore, when the amortization period begins at the commencement of ethanol production, the principal balance of the Mezzanine Loan will total approximately $16,650,000. The Company has the right to prepay the Mezzanine Loan down to a prepaid balance of $11,000,000, with a prepayment fee equal to six months interest on the prepaid amount.

The Mezzanine Loan is secured by a third mortgage and security interest on Millennium’s property and payment is fully subordinated to the construction term loan, the tax exempt bonds, the letter of credit facility and the line of credit facility. Under the terms of the construction term loan agreement, the proceeds of the Mezzanine Loan are required to be expended on Project costs prior to any disbursement of the proceeds of the construction term loan or the proceeds of the tax exempt bonds. Farmers Energy has funded the Mezzanine Loan.

Tax Exempt Bonds

Millennium is contemplating replacing a portion of the construction term loan commitment with tax exempt bonds. If such a transaction was entered into, the current terms would include the following:

The County would issue its Solid Waste Disposal Facility Revenue Bonds, Series 2007A (Millennium Ethanol, LLC Project) (the “Bonds”), in the anticipated original aggregate principal amount of $28,405,000. The proceeds derived from the sale of the Bonds would be loaned to Millennium pursuant to Loan Agreement to be entered into by the County and Millennium, and would be applied by Millennium to: (i) finance the acquisition and installation of that portion of the Project constituting qualifying solid waste disposal facilities, as defined in the Internal Revenue Code of 1986, as amended, and used to process the solid waste generated by the Project, (ii) fund a debt service reserve fund in an initial approximate amount equal to $2,840,500, (iii) pay interest during construction in an amount equal to approximately eight (8) months of interest on the Bonds; and (iv) pay a portion of the costs of issuance of the Bonds.

The Bonds would be payable and secured on a parity basis with certain senior debt consisting of the $90,000,000 construction loan and the $7,000,000 revolving line of credit. The respective rights of the various lenders, including the trustee acting for the benefit of the holders of the Bonds, would be governed by an Intercreditor Agreement.

Line of Credit

On June 29, 2006, Millennium entered into a revolving credit and security agreement with Dougherty Funding, LLC which provides for a revolving line of credit up to $7,000,000 to provide for the operation of the Project. The revolving credit facility was subsequently assigned and transferred by the original lender on January 15, 2007 to First Bank & Trust, a South Dakota state bank. The revolving credit facility is secured by Millennium’s accounts and inventory and expires May 28, 2009. The revolving loan agreement provides a variable interest rate at LIBOR plus 4%. There is a commitment fee of $140,000 and an unused line fee on the daily portion of the commitment at a rate of 1/4 of 1 percent per quarter payable on the last day of each quarter. As of May 31, 2006, no amount had been advanced on the revolving loan. Millennium does not anticipate using the line of credit until close to completion of the construction phase.

Sale of membership units (equity)

Millennium raised its equity capital through the sale and issuance of its Class A membership units as follows:

1. 38,250,000 of its Class A units were sold and issued residents of the state of South Dakota for an aggregate purchase price of $38,045,000. This offering closed on December 31, 2005 and was an intrastate offering exempt from registration under Section 3(a)(11) of the Securities Act of 1933.

2. In addition, on November 20, 2006, eleven months after the previous transaction closed, Millennium sold and issued 2,000,000 additional Class A units for an aggregate purchase price of $2,000,000 to a single investor in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Key Service Providers

FREMAR Farmers Cooperative, Inc. — Management Agreement

Millennium pays a management fee of $35,000 per month to FREMAR. In addition, FREMAR owns Class B units, which comprise a 5% ownership interest in Millennium. FREMAR’s ownership interest in 1,000,000 Class B units also includes the right to appoint two (2) Managers to Millennium’s board. Millennium also agreed to reimburse FREMAR for all out-of-pocket expenses it incurs in connection with its performance of consulting services under the agreement.

In general, as company manager, FREMAR has the responsibility and authority to:

•	Implement the decisions of Millennium’s Board of Managers;

•	Conduct and manage the day-to-day operations of Millennium’s business, including hiring and removing officers, employees and consultants, executing contracts on Millennium’s behalf and making capital expenditures, tax and insurance decisions;

•	Oversee Millennium’s risk management and the sale of Millennium’s finished products and the procurement of inputs to the production process;

•	Execute all agreements, contracts, documents, certifications and instruments of any kind or character that the company manager deems necessary or appropriate in connection with the management of Millennium’s business and operation of the ethanol plant;

•	Make personnel decisions, including the hiring and removal of officers and managers to operate the ethanol plant and manage Millennium’s business;

•	Oversee and manage all accounting, payroll, purchasing, cash management, financial planning, budgeting, auditing, tax and other books and records; and

•	Collect customer payments and other cash receipts, invest excess cash, disburse cash and make other payments.

FREMAR’s services to Millennium may be conducted with FREMAR’s employees. FREMAR will be reimbursed for the services of its employees, but FREMAR will be responsible for all compensation to Millennium’s CEO.

The initial term of the management agreement is seven (7) years from September 1, 2005. The agreement is automatically renewed for successive three (3) year periods, provided that the agreement may be terminated by either party upon 180-day written notice prior to the beginning of any such renewal period.

Prior to the end of the initial term, Millennium may, upon the affirmative vote of two-thirds of the managers on Millennium’s Board of Managers (other than those appointed by FREMAR) terminate the management agreement with FREMAR and FREMAR’s position as company manager “for cause.” Cause is defined as:

•	Intentional failure to comply with applicable laws or regulations or unethical conduct that harms Millennium’s performance or financial results;

•	FREMAR’s breach of a material term of the agreement;

•	Acts or conduct by FREMAR which is willful, wanton, intentional, or knowing misconduct, or which constitutes self dealing and/or gives right to improper profit on the part of FREMAR in breach of a fiduciary duty or duty of loyalty that FREMAR owes to Millennium under the agreement;

•	Substandard performance of FREMAR as company manager for two consecutive years after notification after the first year of substandard performance; and

•	A change of control or dissolution of FREMAR.

Fagen, Inc.

Millennium has entered into a fixed-price engineering, procurement, and construction contract (“EPC Contract”) with Fagen in connection with the design, construction and operation of Millennium’s plant under which Fagen will construct the plant for a fixed price of $105,997,000 (which has been reduced to $105,782,000 as of March 31, 2007 through signed change orders). Fagen is acting as the builder and general contractor of Millennium’s plant under the EPC Contract and is using process technology of ICM. Fagen has designed and is in the process of building Millennium’s plant. Full production at the plant is scheduled to begin approximately February 2008.

Fagen is a privately owned, heavy industrial, non-union design-builder based in Granite Falls, Minnesota. Roland “Ron” Fagen is Chief Executive Officer and President of Fagen. Fagen possesses extensive experience in the area of heavy industrial projects, particularly agricultural based facilities. Fagen prefers to self-perform work, and has up to 1,000 craft people on its payroll. In addition, with the formation of Fagen Engineering, Fagen is able to be the single source of all projects needs from design through start-up. The expertise of Fagen in integrating process and facility design into a construction and operationally efficient facility is very important. In particular, Fagen has been the design-builder on numerous ethanol projects, currently is engaged as the design-builder on a number of additional ethanol projects and has performed significant work in many of the ethanol plants in the United States. In many instances, Fagen has been asked to return to the plant as the maintenance contractor or follow-up construction company for major expansions.

ICM, Inc.

ICM is a full-service engineering, manufacturing and merchandising operation. ICM is based near Wichita, Kansas and has 55,000 square feet of manufacturing and office space. Engineering operations consist of consulting, design by professional engineers, procurement and project management, as well as manufacturing engineering for Millennium’s distillers grains dryer and ICM/Phoenix Bio-Methanator wastewater treatment product lines.

Key personnel of ICM have over 60 years of combined dry and wet mill operation and design experience. This operations experience combined with research, design, and construction of ethanol plants since the late

1970s makes ICM one of the most experienced ethanol design firms in the nation. Since 1995, ICM has developed a successful new design for distillers grains dryers. ICM also entered into a partnership with Phoenix Bio-Systems to create the ICM/Phoenix Bio-Methanator, a high-rate treatment system for organics in wastewater. The Methanator, combined with ICM’s ethanol plant design, results in a true zero process water discharge ethanol plant. ICM is also playing a key role in integrating coal into the fuel ethanol production design.

Millennium has entered into an agreement with ICM pursuant to which Millennium licenses from ICM certain proprietary technology and information related to the operating systems and procedures for the plant. The license is perpetual so long as Millennium does not violate its terms by, among other actions, using the technology for any other purpose than operating the plant. The fees to be paid ICM for the license are paid by Fagen as part of its services to Millennium pursuant to Millennium’s fixed-price EPC Contract with Fagen.

Archer Daniels Midland Company

Millennium has entered into agreements with ADM to purchase the ethanol and dried distillers grains that Millennium produces. ADM is one of the largest agricultural processors in the world and is the largest fuel ethanol producer and marketer in the United States.

ADM currently owns seven (7) ethanol plants that produce approximately 1.1 billion gallons annually. According to the Renewable Fuels Association, this production currently represents approximately nineteen percent (19%) of the United States ethanol market. In addition to marketing their own ethanol and distillers grains production, ADM has been contracting with independent, third-party ethanol producers to market their ethanol and distillers grains production as well. ADM has a nationwide network of railcars, trucks, barges, and storage facilities. Millennium believes that this infrastructure and the fact that ADM is the largest marketer of ethanol will provide Millennium with the efficient and effective means for marketing its products.

John Stewart & Associates

John Stewart & Associates (“JS&A”) is an introducing broker clearing through Iowa Grain Company in Chicago. In the context of Millennium’s business, an introducing broker is an intermediary agent that clears trades in grain futures, options, and swaps with a member (such as the Iowa Grain Company) of a commodities market (such as the Chicago Board of Trade) on behalf of holders of commodities forward contracts such as Millennium. JS&A was founded in 1976 and is headquartered in Albuquerque, New Mexico. JS&A has branches located in: San Antonio, Texas; Roseville, Minnesota; Albuquerque, New Mexico; Fort Wayne, Indiana; Allendale, Michigan; Frankfort, Indiana; Hamilton, Michigan; Tucson, Arizona; Saint Joseph, Missouri; Oakes, North Dakota; Champaign, Illinois; and Washington, DC. JS&A clears futures and options transactions for a wide variety of grain elevator companies, ethanol and food processors, feed manufacturers, livestock feeders, and merchandisers throughout the United States. Producer services are handled in select branch offices.

JS&A handles futures for hedge accounts and offers consulting and risk management to companies who trade in the cash grain markets. JS&A offers a unique combination of merchandising skills and asset management skills. It publishes the newsletter Market Views and distributes, via fax and email, a daily comment on the grain markets to commercial clients. These publications are augmented by daily telephone contact by grain specialists who advise clients on strategies using futures to hedge price risk. Region specific producer marketing and hedging is offered by select branch offices.

Millennium has entered into a contract with JS&A pursuant to which JS&A will assist Millennium in maintaining a supply of grain for Millennium’s operations while insulating Millennium as much as possible from wide fluctuations in grain prices. To this end, JS&A will assist Millennium to develop and implement a forward contracting hedging strategy pursuant to which Millennium will commit to purchase grain at a range of prices in the future. JS&A will implement the strategy on Millennium’s behalf by arranging for the execution of trades in futures, options, and swaps. Millennium will pay $2,500 per month plus $15 per contract to JS&A for such services for one year from April 4, 2006 and thereafter on a month-to-month basis.

JS&A is associated with The Proexporter Network which provides research and historical data in grain and fertilizer.

Scofield and Associates

Millennium has retained Scofield & Associates, LLC as Millennium’s financial advisor. Scofield & Associates, LLC is a financial consulting firm dedicated to delivering a diverse set of financial and other business advisory resources to clients throughout the United States. The firm’s mission is to help client-companies maximize potential profitability through use of conventional and non-traditional financing. Scofield & Associates, LLC, was founded in 1998. The firm is headquartered in Wentworth, South Dakota, with associate offices in New York, New York and Minneapolis, Minnesota.

Environmental and Other Regulatory Matters

Millennium is required to obtain various environmental, construction, and operating permits from governmental bodies with jurisdiction over Millennium’s plant. Fagen was responsible for the construction permit, which has been obtained. Millennium will be responsible for obtaining all other permits with respect to the plant. If there are delays in the issuance of environmental and other regulatory permits, there may be delays in the commencement of operations at the plant.

Certain permits and filings were required prior to commencing plant construction. Millennium received approval of and has made the required filings for an Air Construction permit, a Stormwater Notice of Intent, a Stormwater Pollution Prevention Plan, a State Historical Society Research permit, and an Endangered Species Research permit. Millennium received approval for the construction of an Above Ground Storage Tank general permit. However, Millennium is required to notify the South Dakota Department of Environment and Natural Resources upon completion of the tank. The Army Corps of Engineers approved Millennium’s plan under the Section 404 Wetlands permit. Finally, Millennium was required to make a New Source Performance Standards (“NSPS”) notification 15 days after construction started. Such a notification was made.

Millennium must also obtain certain permits prior to the commencement of plant operations. Millennium is in the process of obtaining a Water Discharge permit. This permit must be obtained 180 days prior to commencing operations. Millennium received approval for a Hydrostatic Testing Water Discharge permit. Millennium also received approval for Millennium’s Industrial Operations Stormwater Pollution Prevention permit and an Industrial Operations Stormwater Pollution Prevention permit. Millennium does not have possession of the latter permit, but expects to be in possession of it by November 1, 2007. Finally, Millennium requires a Facility Response plan. Its expected completion date is November 5, 2007.

Among the permits required to be obtained prior to commencing operations are permits that ICM is responsible for obtaining. ICM is responsible for developing the plans and securing the permits for the items described in this paragraph. A Risk Management plan must be submitted prior to storing ammonia and denaturant on site. Millennium expects that this plan will be completed by November 5, 2007. A Spill Prevention Controls and Countermeasures plan must be completed and on-site prior to commencing operations. Millennium expects that this plan will be completed by November 5, 2007 as well. A permit from the Alcohol, Tobacco Tax and Trade Bureau must be submitted approximately three months prior to commencing operations. Millennium expects to receive this permit October 1, 2007. A Site Security plan must be completed and on-site prior to commencing operations. The estimated completion date for this plan is November 5, 2007. A NSPS notification was required 15 days after construction started and is required again 30 days prior to commencement of operations. Millennium anticipates the latter notification occurring no later than November 7, 2007. Finally, ICM will assist Millennium in obtaining DOT registration and FDA registration prior to the time Millennium commences plant operations.

After Millennium commence plant operations, it will be subject to reporting requirements. First, it will be required to make a NSPS notification 15 days after commencing operations. Millennium will be required to inform local emergency officials of the potentially hazardous/toxic substances contained on-site through Tier-2 reporting. This must be done 90 days after beginning operations and then annually. ICM is contracted to perform this work. Millennium must also create an Operations Monitoring plan. ICM is contracted to perform this work as well. Ongoing permitting requirements may include an Annual Emission Inventory. Millennium is in the process of determining whether such an Annual Emission Inventory is required. Millennium will be required to submit a Toxic Release Inventory on an annual basis. ICM is responsible for producing the Toxic Release Inventory.

Fagen was responsible for and has obtained the necessary construction permits.

Employees and Operations

Upon completion of the ethanol plant, Millennium expects to have approximately 45 employees, of which approximately 44 will be in ethanol production, and 6 in general management and administration. Millennium has hired a plant manager and a risk manager. Millennium will not maintain an internal sales organization, but will instead rely upon third-party buyers and distributors to buy or distribute the ethanol and distillers grains that Millennium produces. Accordingly, Millennium’s principal operations will be the general management of Millennium’s business and the operation of the ethanol plant. The successful operation of Millennium’s plant will depend in part upon its ability to attract and retain qualified managers, administrators, and other employees. Millennium’s plant is located in a rural area with a low unemployment rate (3.9 percent in 2005 according to the Bureau of Economic Analysis, United States Census Bureau). There is no assurance that Millennium will be able to attract and retain qualified employees at wage and benefit levels that were assumed by Millennium in its projections of the operational costs of its plant.

Sales and Marketing

Millennium has hired ADM to sell Millennium’s ethanol and distillers grains. However, because of the number of local feedlots and livestock operations, Millennium plans to sell a portion of its distillers grains locally, either as distillers dried grains or distillers modified wet grains.

Ethanol

Millennium has engaged ADM to market 100% of Millennium’s ethanol. Millennium believes that this strategy not only eliminates the need to develop its own internal sales organization, but also provides Millennium access to markets that it would otherwise not be able to penetrate on its own. ADM has access to numerous markets because it manages large quantities of ethanol and can provide flexibility to meet varying customer needs. Millennium believes that having a diverse customer base through ADM will provide Millennium better flexibility to respond to negative localized market fluctuations. However, Millennium will seek to deliver as much product as possible to local markets, which will help minimize its freight costs.

In addition, ADM offers a variety of services and infrastructure that would be expensive and inefficient for Millennium to implement on its own. For example, ADM also provides scheduling, transportation logistics, permits, invoicing, account collection and payment services. Millennium believes it is more cost effective for Millennium to contract for these services from ADM rather than developing and funding in house expertise to handle these matters.

The market segments for Millennium’s ethanol depends in part on the buyers and marketers Millennium work with and their size and geographic reach. These customers vary in terms of where they distribute the ethanol and the transportation methods and costs associated with delivering the ethanol to their facilities. Millennium believes that Millennium’s ethanol will be sold into regional markets in the Midwest and into national markets. Unless rail is an option, ethanol sold in local and regional markets will typically be shipped by truck. Ethanol sold into national markets will be shipped via rail.

To help meet the challenges of marketing Millennium’s ethanol into the various market segments, the ethanol plant will be designed with truck and rail facilities. The use of rail will enable Millennium to quickly and cost effectively move large quantities of ethanol into various markets, which Millennium hopes will allow it to capitalize on markets with the best prices.

Distillers Grains

The market for distillers grains generally consists of local markets for distillers dried grains and distillers modified wet grains and national markets for distillers dried grains. The bulk of the current demand for distillers dried grain comes from geographic regions without significant local corn or ethanol production, such as the Southwest and West coast regions of the United States. Millennium’s market strategy includes shipping a substantial amount of Millennium’s distillers grains as distillers dried grains to these markets by rail. This would help Millennium to minimize freight costs, as the transportation costs are much higher for distillers modified wet grains than distillers dry grains due to increased weight.

Millennium expects that most of the distillers grains that Millennium sells will be in the form of dried distillers grains with solubles (“DDGS”). If all of Millennium’s distillers grains are marketed in the form of DDGS, Millennium expects that the ethanol plant will produce approximately 320,000 tons of distillers grains annually. Millennium has hired ADM to market Millennium’s distillers grains. As acceptance of DDGS grows in the feed industry, Millennium believes it will benefit from utilizing marketers that handle several different feeds in national and international markets. Feed is typically sold based on energy value. A marketer, such as ADM, that handles comparative feeds can identify and move specific feed to target areas, which may help Millennium realize better pricing.

In addition, Millennium believes that the abundant number of livestock operations (primarily cattle and hogs) in the area surrounding the ethanol plant create an opportunity for ADM to market Millennium’s distillers grains locally, either as distillers dried grains or distillers wet grains. This may allow Millennium to realize reduced drying costs and save on transportation costs.

Inputs and Procurement Plan

Corn

Millennium anticipates that it will need to procure approximately 35.6 million bushels per year for the ethanol plant. FREMAR unitholders are not obligated to deliver corn to FREMAR, LLC, or to Millennium. Millennium expects to pay market price for its corn. Millennium will purchase corn through FREMAR, LLC who intends to source corn from area producers and grain handlers. The price and availability of corn is subject to significant fluctuation depending upon a number of factors that affect commodity prices generally. These include, among others, crop conditions, crop production, weather, government programs and export demands.

Corn Supply

Corn generally represents approximately 60% to 62% of the cost of producing ethanol. For Millennium’s project, it believes Millennium’s feedstock area will be within about a 50-mile radius of Marion, South Dakota. Millennium believes that the area will be able to provide Millennium a significant amount of the corn it needs for the proposed ethanol plant. The South Dakota counties generally comprising this area are Bon Homme, Clay, Davison, Hanson, Hutchinson, McCook, Minnehaha, Turner and Yankton.

Corn Prices

The average corn prices in South Dakota as compared to the United States as a whole over the ten years from 1995 to 2004 are shown in the table below. However, corn prices change constantly, and could increase significantly. Because there appears to be little correlation between the price of ethanol and the price of corn (which Millennium estimates represents approximately 60% to 62% of the cost of production), any significant increase in the price of corn would adversely affect Millennium’s profitability and financial condition.

Ten-Year Corn Prices for South Dakota and United States

Year	SD	U.S.
	($/Bushel)	($/Bushel)

1995	3.23	3.24
1996	2.31	2.71
1997	2.15	2.43
1998	1.61	1.94
1999	1.54	1.82
2000	1.61	1.85
2001	1.75	1.97
2002	2.17	2.32
2003	2.28	2.42
2004	1.65	1.95
Average	2.03	2.27

Hedging

Due to fluctuations in the price of corn, Millennium plans to develop a hedging strategy to minimize its commodity risk. Hedging is a means of protecting the price at which Millennium will buy corn in the future. In a hedging transaction, Millennium will purchase futures contracts that lock in the amount and price of corn that Millennium will purchase at a future date. Whether Millennium’s hedging activities are successful depends upon, among other things, the cost of corn and Millennium’s ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Although Millennium will attempt to link hedging activities to sales plans and pricing activities, hedging activities can result in significant costs, especially if Millennium cannot use all of the corn subject to Millennium’s futures contracts. Millennium has hired JS&A to assist it with hedging transactions and risk management. Millennium will also build storage facilities for the storage of up to 1,000,000 bushels of corn.

Transportation and Delivery

Millennium’s site is located near the BNSF Railroad main line rail system. Millennium has an agreement with the BNSF Railroad for the transportation and delivery services that it needs.

Utilities

The production of ethanol is a very energy intensive process that requires significant amounts of water, electricity and natural gas. Millennium currently has agreements for the utilities that Millennium needs to operate the ethanol plant, subject to certain regulatory approvals. If there is any interruption in Millennium’s supply of energy, such as due to insufficient supply, delivery or mechanical problems, Millennium may be forced to halt production. Halting production for any extended period of time will harm Millennium’s business.

Water

Millennium will require a significant supply of fresh water everyday to maintain consistent operation of Millennium’s proposed ethanol plant. Millennium has an agreement in place to purchase its water from the TM Rural Water District.

Natural Gas

The ethanol plant will require a significant and uninterrupted supply of natural gas for its operations. Millennium is in the process of negotiating an agreement with a natural gas supplier to provide Millennium the natural gas that it needs.

Natural gas prices have historically fluctuated dramatically. Because Millennium requires a significant amount of natural gas, the price of natural gas may have a significant impact on Millennium’s profitability. Millennium estimates that natural gas will account for approximately 10% to 15% of its total production costs. The average industrial natural gas price in South Dakota for the five-year period of 2000 to 2004 was $5.35 per million British Thermal Units (“BTU”). However, recent prices have increased significantly and Millennium expects its cost of natural gas in the first year of production to be over $6.50 per million BTUs and costs may exceed that amount significantly.

Electricity

The ethanol plant will also require a continuous supply of electricity. Millennium has an agreement with a service provider for the electrical services that Millennium needs, but expects that the local utility service will be sufficient to meet Millennium’s needs. Millennium is also considering incorporating backup electrical generators into the ethanol plant for emergency situations. The price of electricity, as with any commodity, is highly volatile and could increase significantly as it has in the past.

Other Input Costs

Other production inputs include chemicals, yeast, enzymes and water. In total, Millennium estimates that these costs will account for approximately 6% of Millennium’s input costs. Of these, chemicals and enzymes are the largest components.

Competition

Millennium expects to be in direct competition with producers of ethanol and other alternative fuel additives. Many of these producers have significantly greater resources than Millennium does. Millennium also expects the number of competitors to increase. Twelve ethanol plants in South Dakota currently have a combined production capacity of at least 532 mmgy. Millennium’s plant will have other ethanol plants surrounding it. The development of other ethanol plants, particularly those in close proximity to Millennium’s ethanol plant, will increase the supply of ethanol and may result in lower local ethanol and distillers grains prices and higher costs for supplies of corn.

Millennium will be in direct competition with numerous other ethanol plants that produce the same products that Millennium does. Millennium plans to compete with other ethanol producers on the basis of price of ethanol and delivery service. Millennium’s ethanol plant is expected to produce at least 100 million gallons of ethanol annually. Millennium believes that this volume will give Millennium certain procurement and production efficiencies over smaller competitors. In addition, with the amount of livestock in the area, Millennium believes it can sell a portion of its distillers grains to local markets in the form of distillers dried grains and distillers wet grains. Millennium believes that the close proximity of these markets will allow Millennium to save on transportation and delivery costs. Millennium believes that these advantages will allow it, if necessary, to sell some or all of its products at lower prices because of efficiencies arising from the ethanol plant and Millennium’s anticipated production volume, and the close proximity of the plant to existing corn supplies and ethanol and distillers grains markets.

According to the Renewable Fuels Association, as of April 16, 2007, 116 U.S. ethanol plants have the capacity to produce approximately 5.860 billion gallons of ethanol annually, with an additional approximately 6.228 billion gallons under construction or expansion. A majority of the ethanol plants are located in the Midwest, in the corn-producing states of Illinois, Iowa, Nebraska, Minnesota and South Dakota. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., Hawkeye Renewables, New Energy Corp. and VeraSun Energy Corporation, all of which are currently capable of producing more ethanol than Millennium expects to produce. In addition, Poet, LLC has ownership interests and management and marketing contracts with several plants in South Dakota and the Midwest. In total, there are a number of other producers that are of a similar or greater size as Millennium’s proposed ethanol plant, many of which may have substantially greater financial and other resources than Millennium does.

Regional and Local Producers

Millennium expects to be in direct competition with other ethanol producers in close proximity to Millennium’s proposed ethanol plant. These competitors will compete with Millennium for, among other things, corn and personnel. Because of their close proximity, these competitors may also be more likely to sell to the same markets that Millennium intends to target for its ethanol and distillers grains. From a geographic standpoint, Millennium’s closest competitors in South Dakota are Dakota Ethanol, LLC’s plant in Wentworth (current capacity: 50 mgy), Great Plains Ethanol, LLC’s plant in Chancellor (50 mgy), Poet, LLC’s plant in Scotland (11 mgy) and Prairie Ethanol, LLC’s plant in Loomis (60 mgy).

Ownership

Millennium is a South Dakota limited liability company. FREMAR owns a five percent (5%) interest in Millennium (all Class B units) and is Millennium’s manager. The Class A unitholders of Millennium currently own a ninety-five percent (95%) interest in Millennium.

Certain debt of Millennium is convertible into equity interests in Millennium. Assuming that the holders of this debt elect to convert their debt into equity interests in Millennium, FREMAR will continue to own five percent (5%) of Millennium. The ownership of the Class A unitholders will be reduced to sixty-eight percent (68%) and a new Class C unitholder will own twenty-seven percent (27%) of Millennium. Convertible debt has been provided by Farmers Energy Millennium, LLC. (“Farmers Energy”) (in the form of $14.0 million of subordinated mezzanine debt). Farmers Energy also has the right to contribute up to four million dollars to Millennium in exchange for additional ownership. If Farmers Energy exercises its right to contribute four million dollars to Millennium and converts its debt into equity it will own 32.65 percent of Millennium. Existing Class A unitholders’ ownership will be reduced to 62.4 percent of Millennium.

In addition, Millennium may formally request Farmers Energy to convert its debt into an equity interest. If Millennium makes such a request and Farmers Energy accepts it, then Farmers Energy will receive a more favorable rate of conversion than it would have if it had decided to convert its debt into equity without a request from Millennium to do so. If Farmers Energy receives and accepts a formal request from Millennium to convert its debt into equity and exercises its right to contribute up to four million dollars to Millennium then Farmers Energy would own 33.92 percent of Millennium. Existing Class A unitholders’ interests would be reduced to 61.08 percent of Millennium.

On May 31, 2007, Millennium entered into a merger agreement (the “Merger Agreement”) with US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy”) pursuant to which US BioEnergy would acquire Millennium (the “Acquisition”) in consideration of $135 million payable to Millennium’s members in US BioEnergy common stock, cash, or any combination thereof at US BioEnergy’s election. The consummation of the Acquisition is subject to a number of conditions, including the approval of the Acquisition by Millennium’s members, and receipt of third party and regulatory consents approvals. The Merger Agreement contains customary representations, warranties and covenants by US BioEnergy and by Millennium. The Merger Agreement is attached to this information statement/prospectus as Annex A.

Federal and State Regulation

Overview

Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. Recently, the demand for ethanol has increased due, in part, to two major programs established by the Clean Air Act Amendments of 1990. The first program, the Oxygenated Gasoline Program, is a recurring wintertime program designed to reduce carbon monoxide levels during the winter months. The Clean Air Act Amendments originally required the use of oxygenated fuels at a minimum rate of 2.7 percent oxygen by weight (unless otherwise specified) during the winter months in approximately forty-three (43) metropolitan areas that were not in compliance with carbon monoxide standards. According to the Environmental Protection Agency, (“EPA”), as of October 2004, a total of seventeen (17) metropolitan areas were required to implement the program.

The second program created by the Clean Air Act Amendments is the Reformulated Gasoline Program. This program, which began on January 1, 1995, is intended to reduce ground level ozone or smog. The program initially required the year-round use of oxygenated fuel in nine (9) metropolitan areas with severe ozone pollution. Other less severely troubled areas have been or are to be phased into the program over time. According to the EPA, as of February 2004, various regions of fourteen (14) states and the District of Columbia must comply with the program. Although not required, according to the EPA, as of February 2004, all or a portion of twelve (12) states had also voluntarily opted into the program.

Although the Reformulated Gasoline Program has been in place for several years, its future impact on the demand for ethanol cannot be determined. Prior to the program’s inception, the EPA mandated that thirty percent (30%) of the oxygen required in oxygenated fuel be derived from renewable oxygenates such as ethanol. In April 1995, however, a federal appellate court struck down the rule on the basis that it exceeded the EPA’s authority. While it appears the ethanol industry has generally discounted the effect of the court case on the basis that ethanol can compete in the marketplace with other oxygenates (primarily methyl tertiary butyl ether, or MTBE) on its own merits, the prospects for the ethanol market are further clouded by the growing resistance to the Reformulated Gasoline Program. Consumers have resisted higher oxygenated fuel prices and a few areas that had opted into the program have now opted out. Moreover, Congress has indicated a willingness to reexamine the program. There is some opposition to ethanol from non-corn producing states. These states contend that gasoline prices in the state may increase significantly due to shipping costs, because most ethanol is currently produced in corn producing states. Citing costs and supply issues, a few states have requested that the EPA grant waivers from compliance with the oxygenate requirements of the Clean Air Act. Although the EPA has been reluctant and, in most cases, has refused to grant waivers, if a number of states were able to obtain waivers from the federal oxygenate requirements, the use and demand for oxygenates, including ethanol, could be significantly reduced.

MTBE has been the most common oxygenate competing with ethanol. MTBE is a petroleum-based product produced from methanol and natural gas. Until recently, a majority of the oxygenated fuel sold in the United States used MTBE as an oxygenate. Recently, MTBE has faced pressure from substantial lawsuits and production has been curtailed, causing the price to escalate equal to or above ethanol. Since the introduction and widespread use of MTBE as an oxygenate, it has been discovered in ground water, lakes, and streams. While MTBE has not been classified as a carcinogen, it has been shown to cause cancer in animals and its continued use has raised serious environmental concerns. The U.S. General Accounting Office has noted that MTBE contamination across the United States is widespread because, among other things, many storage tanks holding MTBE continue to have problems with leakage. Pipelines used to transport gasoline are also used to transport MTBE and MTBE dissolves more easily in water than other gasoline components, which allows it to travel faster and farther than gasoline components. In April 2002, a San Francisco jury ordered Royal Dutch Shell and Phillips Petroleum Company to pay for the clean-up of public wells near Lake Tahoe that were contaminated with MTBE.

Governmental Activity

As a result of environmental problems associated with its use as a fuel oxygenate, in March 2000 the EPA announced that it had commenced regulatory action to achieve a significant reduction in or a complete ban on MTBE. The EPA recommended the following legislative framework to reduce or eliminate the use of MTBE:

•	First, Congress should amend the Clean Air Act to provide the EPA the authority to significantly reduce or eliminate the use of MTBE;

•	Second, as MTBE use is reduced or eliminated, Congress must ensure that air quality gains are not diminished; and

•	Third, Congress should replace the existing oxygenate requirement in the Clean Air Act with a renewable fuel standard for all gasoline.

Many states voluntarily responded to the EPA’s announcement by enacting legislation prohibiting the sale of gasoline containing certain levels of MTBE or by phasing out the use of MTBE entirely. According to the Renewable Fuels Association, as of August 2006, twenty-five (25) states, including South Dakota, Iowa, California, New York, New Jersey, Indiana, Missouri and Wisconsin, have enacted legislation restricting or banning the use of MTBE.

The Energy Policy Act of 2005 contains generally favorable provisions for the ethanol industry. It prohibits the use of MTBE within four years of its enactment (other than in states submitting notice to the Department of Energy Information Administration that the state authorizes the use of MTBE). However, states that authorize the use of MTBE may limit the beneficial impact of the Act on the ethanol industry. Further, future changes in the law may further postpone or waive requirements to use ethanol.

The Act also established a national renewable fuel standard (“RFS”) that sets a national minimum usage requirement for renewable fuels that increases to 7.5 billion gallons per year by the year 2012. Although it is anticipated that ethanol will account for the largest share of renewable fuel produced and used under the RFS, the RFS is also expected to stimulate the production of biodiesel fuel as a result of the Act’s extension of the volumetric excise tax credit for biodiesel, previously scheduled to expire at the end of 2006, through 2008. Consequently, the overall impact of the RFS on the ethanol industry cannot be precisely determined.

Some states have also enacted renewable fuel standard legislation to encourage the use of ethanol. The provisions of the legislation differ from state to state. States with such laws include Iowa, Minnesota, Missouri, Montana, Washington and Hawaii.

The Commodity Credit Corporation Bioenergy Program was developed by the Department of Agriculture in 2001 to provide financial incentives to help offset a portion of the capital investment required to increase production capacity of ethanol and biodiesel. The Program expired on September 30, 2006, and there is no assurance that the Program or any similar incentive will be reinstated in the future.

Properties

In general

The site on which Millennium’s ethanol plant is being built is located in Turner County, South Dakota. The amount of land under ownership is approximately 211 acres, which is more than enough to construct and operate the plant as currently planned, as well as permit future expansion of the plant or the addition of other facilities such as biodiesel and grain storage facilities.

Corn availability

A significant amount of corn (126.3 million bushels on average) is produced annually in the nearby counties. In addition, given the estimated amount of corn utilized annually, and the fact that corn is projected to account for approximately sixty percent (60%) to sixty-two percent (62%) of the plant’s annual cost of production, Millennium has placed significant emphasis upon locating the plant in an area with historically competitive corn prices in addition to an abundant supply.

Rail transportation infrastructure at the site

The plant has readily available access to rail service through the BNSF Railroad, which provides access to markets in the upper Midwest and the West Coast, and other major markets throughout the United States. The site is immediately adjacent to the BNSF Railroad line and includes a rail siding. Millennium will install a railroad switch and siding dedicated to ninety-five (95) car trains for outbound ethanol and 100 car trains for DDGS, with the potential for inbound corn.

BNSF currently offers an $800 incentive off published single-car rates for shipment of a full ninety-five (95) car ethanol unit train (and an $800 incentive off published single-car rates for full 100-car DDGS unit train) originating at one origin and delivered to one destination. The intent and pricing strategy for BNSF ethanol and DDGS long term will be to widen the spread between singles and full units, as well as partial units and full units. The $800 and $800 incentives will be the minimum spread between singles and units. The ethanol industry will evolve similarly to the whole grain industry. As larger plants are being built, there will be less ability for smaller ethanol plants to ship the partial units. As a result of the incentives, Millennium estimates that its annual shipping costs will be approximately $5.3 million less than if it shipped at single car railroad rates.

Road transportation infrastructure at the site

Millennium’s site has immediate access to State Highways 44 and 81, and is located approximately fifteen (15) miles from Interstate 90 to the north and approximately twenty (20) miles from Interstate 29 to the east.

Legal Proceedings

From time to time and in the ordinary course of Millennium’s business, Millennium may be named as a defendant in legal proceedings related to various issues, including worker’s compensation claims, tort claims and contractual disputes. In the ordinary course of Millennium’s business, it may also commence suit as a plaintiff. Millennium is currently involved in no such legal proceedings and is not aware of any potential claims that could result in the commencement of legal proceedings. Millennium intends to carry insurance that will provide protection against certain types of claims.

Market Price of and Dividends on Millennium’s Common Equity and Related Shareholder Matters

There is no public trading market for Millennium’s Class A or Class B units. However, in accordance with applicable tax regulations, Millennium has arranged for transfers of Millennium’s Class A units through a qualified matching service offered by Variable Investment Advisers, Inc. While that system may provide some opportunities for liquidity, the restrictions arising from Millennium’s partnership tax status and the operation of the qualified matching service, make this system of unit transfers very different from a public trading market such as NASDAQ. On April 24, 2007, Millennium’s board of managers suspended trading through the system and it does not presently intend to permit such trading to resume prior to completion of the proposed merger. Information available through the qualified matching service reflects transfers at prices ranging from $1.61 to $2.04 during the period from November 28, 2006 to April 14, 2007.

As of January 1, 2007, there were 40,250,000 Class A units issued and outstanding and 1,000,000 Class B units issued and outstanding. There were no Class C units issued and outstanding.

Millennium has not declared or paid any cash dividends on its Class A or Class B units, and Millennium does not anticipate doing so in the immediate future. Millennium currently intends to retain future earnings, if any, to operate its business. As of January 1, 2007 there were approximately 950 holders of Millennium’s units.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business Summary

Millennium is a limited liability company organized under the laws of the state of South Dakota on September 6, 2005. Millennium is constructing a 100 mmgy dry mill ethanol plant in Turner County, South Dakota, that will process corn into ethanol and distillers grains.

Millennium is a development stage company with no revenues from operations. To date, Millennium has devoted its efforts principally to planning and constructing the proposed ethanol plant and related activities. Millennium will not generate operating revenue until construction of the plant is completed. Full production at the plant is scheduled to begin approximately February 2008.

Millennium’s plant is designed to use a dry milling process to produce fuel-grade ethanol as its main product and distillers grains as a co-product. The plant has a design capacity to produce 100 million gallons of ethanol per year. In addition, Millennium believes the plant will produce approximately 320,000 tons of DDGS each year.

Critical Accounting Policies

Management’s discussion and analysis of Millennium’s financial condition and results of operations is based on Millennium’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Millennium to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, Millennium evaluates its estimates and judgments related to these estimates. Millennium bases its estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Millennium’s significant accounting policies are more fully described in Note A to Millennium’s financial statements appearing elsewhere in this proxy statement/prospectus, Millennium believes that the following accounting policies are critical in fully understanding and evaluating the reported financial results.

Long Lived Assets

Depreciation on property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Economic circumstances or other factors may cause managements estimates of useful lives to differ from actual.

Other assets primarily consist of water treatment plant costs which will be amortized to expense over the estimated useful life of the water treatment facility as it relates to the ethanol plant and financing costs which will be amortized to expense over the term of the related debt instrument by a method which approximates the interest method.

Results of Historical Operations and Future Plan of Operations

As indicated above, Millennium is in the process of constructing the ethanol plant that will be its active business. Until construction of the proposed ethanol plant has been completed and operations have begun, Millennium will have no revenue and non operating interest earned by investment of Millennium’s resources and Millennium’s expenses will be associated with the development of Millennium’s business. During the fiscal year ended December 31, 2006, Millennium had net income of $195,370, in comparison to a net loss during the period from inception through December 31, 2005 of $588,978. The difference reflects both interest income during 2006 earned on a significantly greater amount of equity investment provided by Millennium’s members and earning such interest for an entire fiscal year, as opposed to earning interest income for only a partial year.

Millennium’s expenses during the fiscal year ended December 31, 2006 totaled $767,683, in comparison to expenses during the period from inception through December 31, 2005 of $591,608. This increase reflects Millennium’s continuing development stage activities during 2006 for an entire year, in comparison to the shorter period from inception through the end of 2005. During the fiscal year ended December 31, 2006, Millennium had non operating interest income of $963,053, in comparison to non operating interest income of $2,630 during the period from Millennium’s inception on September 6, 2005 through December 31, 2005. In addition to receiving interest from investment of Millennium’s resources for an entire year during the fiscal year ended December 31, 2006, the amounts Millennium had to invest during 2006 included significantly greater amounts of equity investment received from Millennium’s members.

Millennium’s expenses during the three months ended March 31, 2007 totaled $478,382, which reflects Millennium’s continuing development stage activities during 2007. During the three months ended March 31, 2007 Millennium had non operating interest income of $216,162, which reflects a decrease in the invested amount due to payment of construction costs and development stage expenses.

Millennium broke ground on plant construction at its site in Turner County, South Dakota in July, 2006. Millennium will not begin operations or generate revenue until it begins operating the plant, which is scheduled to begin approximately February 2008. Millennium expects to spend the next several months continuing site development, permitting and plant construction, as well as preparing for start-up operations, including recruiting qualified personnel to operate the plant. Millennium anticipates that its losses will continue to increase until the ethanol plant is operational. The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to total approximately $154,755,000.

Site Development and Permitting.  Millennium has entered into various consulting arrangements for the completion of site development and permitting associated with the plant, including agreements for engineering services and engineering design services for a rail track and environmental services including air pollution control permit applications, environmental assessments and other permitting work.

Plant Construction and Equipment.  Millennium has entered into a lump-sum design-build agreement with Fagen for the construction of the ethanol plant. Under the agreement, Fagen is to provide the process design and engineering, construction, equipment purchases and installation.

Start-Up Costs.  In anticipation of plant-start up, Millennium will incur various pre-production costs. As of plant start-up, Millennium will also need to finance spare parts and corn, chemicals, yeast, denaturant, ethanol and distillers grains inventory.

Production Costs

Millennium expects that corn and energy costs will represent approximately eighty-two percent (82%) of production costs (at current prices and after adjusting for depreciation and amortization). Corn, as the feedstock to produce ethanol, represents approximately sixty percent (60%) to sixty-two percent (62%) of the total production costs and natural gas represents ten to fifteen percent (10-15%) of production costs. Millennium believes that controlling a reliable supply of feedstock and minimizing the costs associated with feedstock and energy are critical to the success of any ethanol plant.

Corn.  In 2005, South Dakota was the sixth largest corn producing state in the United States. The ten-county area surrounding the plant produced an annual average of approximately 126.3 million bushels of corn for the six-year period 2000-2005 according to the USDA National Agricultural Statistics Service.

Millennium believes that the lowest cost feedstock will be locally grown corn. Millennium has entered into a corn procurement and storage agreement with FREMAR, LLC. The plant will use approximately thirty-six (36) million bushels annually. FREMAR, LLC, currently handles approximately seventeen (17) million bushels of corn annually through its grain elevator. FREMAR, LLC’s plan is to direct this corn to Millennium’s plant and to procure an additional approximately nineteen (19) million bushels annually by retaining the corn exported out of the region. Adjusting for the corn already handled by FREMAR, LLC, the approximately nineteen (19) million bushels FREMAR, LLC, will need to procure and retain in the region is approximately 30.5 percent of the corn exported out of the region annually by elevators other than the elevator operated by FREMAR, LLC.

The corn storage capacity at existing grain handling facility adjacent to the plant is 8.575 million bushels. Millennium will construct storage for an additional one (1) million bushels of corn on its site. This storage capacity may be utilized if market conditions warrant and the total capacity is equal to over three months of the required feedstock needs of the plant.

Energy.  The plant will be a natural-gas-fired facility. Millennium has entered into a ten-year agreement with Northern Natural Gas to supply natural gas capacity to the facility. However, that contract is subject to final regulatory approval. Millennium’s risk management for energy needs will be provided by Energy Management & Consulting Services, LLC.

Rail.  BNSF Railroad currently serves FREMAR, LLC’s grain handling facility (110-car rail load-out capability) and the rail line bisects FREMAR, LLC’s site and the site of Millennium’s plant. Millennium will install switching and rail siding dedicated to 95-car outbound ethanol and 100-car outbound DDGS, with the capability for inbound corn. With BNSF discounts for unit trains, Millennium estimates it will save approximately $4,300,000 a year compared to smaller plants which utilize smaller blocks of cars. Millennium also believes that the discount spreads will continue to widen as destination markets continue to come on line. This has already occurred in the whole grain industry as railroads have increased prices for inefficient users. The adjacent grain facility was the second largest shuttle loader on the BNSF in the four-state area of South Dakota, North Dakota, Minnesota, and Montana for the two-year period 2004-2005.

Trends and Uncertainties Impacting the Ethanol Industry and Millennium’s Future Operations

Millennium expects ethanol and distillers grains sales to constitute the bulk of Millennium’s future revenues. If Millennium is able to construct the plant and begin operations, Millennium will be subject to industry-wide factors that affect its operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which Millennium’s ethanol and distillers grains will be processed; the cost of natural gas, which Millennium will use in the production process; dependence on Millennium’s ethanol marketer and distillers grains marketer to market and distribute its products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate the ethanol industry. Millennium expects its future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale. As with other commodities, the price of corn, natural gas, ethanol and distillers grains can fluctuate significantly. Any significant increase in the price of inputs without corresponding increases in the prices of outputs would be expected to have a material adverse effect upon Millennium’s potential net income.

Liquidity and Capital Resources

As of March 31, 2007, Millennium had current assets of $14,030,312 consisting primarily of cash. As of March 31, 2007, Millennium had current liabilities of $4,468,238. Since Millennium’s inception through March 31, 2007, Millennium has an accumulated deficit of $655,828. Total liabilities and members’ equity as of March 31, 2007 was $62,725,191.

Millennium estimates the total cost of the ethanol plant project through construction and start-up to be $154,755,000. Millennium intends to fund the construction of the ethanol plant with cash generated from financing activities in the form of a combination of equity investments, a construction loan, and subordinated convertible mezzanine debt.

Millennium believes that with the cash generated from the proceeds from its equity offerings and the debt financing that has been secured, as described in the following paragraphs, Millennium will have adequate funds to support its projected working capital and capital expenditures for the construction of the ethanol plant and until it begins operation, currently projected to be approximately February 2008.

Contractual Obligations and Commercial Commitments

Senior Debt

On June 22, 2006, Millennium entered into a construction/term loan agreement with Dougherty which provides for a new construction term loan commitment of $90,000,000 to be used for the construction of the ethanol plant. A portion of the construction loan commitment may be replaced by the proceeds of the tax exempt bonds and, therefore, the maximum amount to be disbursed under the construction loan may be reduced to approximately $65,000,000. The senior debt is secured by substantially all of Millennium’s assets. Under the terms of the agreement, distributions to members, including tax distributions, cannot exceed 75% of pre-tax net income. In addition, distributions cannot be made if Millennium’s debt service coverage ratio, as defined, is less than 1.25x. Millennium is also restricted from incurring additional debt, and is limited to capital leases of $250,000 and operating leases with annual rents of $100,000. The term of the senior construction loan commitment allows advances to be made through May 31, 2008. The senior loan agreement provides a variable interest rate at LIBOR plus 4%. During the construction phase, interest is due monthly. During the term phase, payments will be based on monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance to a maturity date of March 31, 2013.

The senior loan agreement provides that the lender will hold back from disbursement from the senior loan a $4,200,000 construction contingency reserve and a $6,900,000 interest reserve until drawn on under the agreement, or if not drawn will be deposited into the debt service cash reserve account. A debt service cash reserve account will be set up based on 75% of Project Free Cash Flows as defined in the agreement up to an aggregate of $7,000,000 to be maintained with the lender. Additionally, beginning the first month of the second year of the term phase of the loan, and monthly thereafter, Millennium will be required to deposit $50,000 in an interest-bearing account for capital expenditures for the replacement of machinery and equipment. As of May 31, 2007, no amounts had been advanced on the construction term loan, and Millennium was in compliance with all applicable terms, covenants and conditions thereof. After all equity proceeds and subordinated debt and tax increment financing proceeds have been spent on Project costs, and the other conditions precedent to the initial advance are satisfied, including for example that there be no event of default, then construction loan advances may be used to pay Project costs.

Tax Increment Financing (TIF)

The County has issued its Tax Incremental Bonds in the original aggregate principal amount of $2,490,000, pursuant to the Tax Increment Indenture. The Tax Increment Bonds are limited obligations of the County, payable solely from the collections of tax increments received by the County from the District which have been irrevocably pledged to the payment thereof, and from certain other money held by the County. The ethanol plant is located in the District and the availability of tax increment to pay the Tax Increment Bonds is dependent, in large part, upon the successful completion of the Project and its successful and continued operation. The Tax Increment Bonds are not general obligations of the County, the State of South Dakota, or any other political subdivision of the State.

The proceeds derived by the County from the sale of the Tax Increment Bonds will be applied to the following purposes: (i) to make a grant to the District to pay costs of land acquisition associated with the Project; (ii) to pay the costs of issuance of the Tax Increment Bonds; and (iii) to fund a debt service reserve fund to secure timely payment of the Tax Increment Bonds. Millennium has received the proceeds derived from the sale of the Tax Increment Bonds and approximately $1,900,000 will be available for the land acquisition grant.

Subordinated Debt

The Mezzanine Loan was made to Millennium by Farmers Energy, a wholly-owned-or-controlled subsidiary of Rex Radio. The following are the terms of the Mezzanine Loan:

Loan Amount:	$14,000,000
Loan Term:	Seven (7) years.
Interest Rate:	Fixed at 15.6% (1.3% monthly)
Repayment/Amortization:	P&I payable monthly over a 10 year amortization.
Conversion Rights:	Farmers Energy will retain the right to purchase up to 20,000,000 Class C Units at $0.90 per unit (or 21,176,470 Class C Units at $0.85 per unit if conversion is requested earlier by Millennium) until the maturity date of the Mezzanine Loan. This constitutes all of the Class C Units. If Farmers Energy fully exercises its rights, the purchase price will be $18,000,000.

During the construction period, interest on the Mezzanine Loan will accrue and be added to the principal balance. Accrued interest is estimated to total approximately $2,650,000 during the construction period. Therefore, when the amortization period begins at the commencement of ethanol production, the principal balance of the Mezzanine Loan will total approximately $16,650,000. Millennium has the right to prepay the Mezzanine Loan down to a prepaid balance of $11,000,000, with a prepayment fee equal to six months interest on the prepaid amount.

The Mezzanine Loan is secured by a third mortgage and security interest on Millennium’s property and payment is fully subordinated to the construction term loan, the tax exempt bonds, the letter of credit facility and the line of credit facility. Under the terms of the construction term loan agreement, the proceeds of the Mezzanine Loan are required to be expended on Project costs prior to any disbursement of the proceeds of the construction term loan or the proceeds of the tax exempt bonds. Farmers Energy has funded the Mezzanine Loan. The expected maturities of this Mezzanine Loan are as follows: 2007 $0; 2008 $676,543; 2009 $856,371; 2010 $999,943; 2011 $1,167,585; and thereafter $10,378,425.

Line of Credit

On June 29, 2006, Millennium entered into a revolving credit and security agreement with Dougherty which provides for a revolving line of credit up to $7,000,000 to provide working capital for the operation of the Project. The revolving credit facility was subsequently assigned and transferred by the original lender on January 15, 2007 to First Bank & Trust, a South Dakota state bank. The revolving credit facility is secured by Millennium’s accounts and inventory. The revolving line of credit of $7,000,000 is limited to the amount calculated in the borrowing base report and expires May 28, 2009. The revolving loan agreement provides a variable interest rate at LIBOR plus 4%. There is a commitment fee of $140,000 and an unused line fee on the daily portion of the commitment at a rate of 1/4 of 1 percent per quarter payable on the last day of each quarter. As of May 31, 2006, no amounts had been advanced on the revolving loan. Millennium does not anticipate using the line of credit until closer to completion of the construction phase.

The following table summarizes Millennium’s long-term contractual obligations as of April 26, 2007:

	Payments Due By Period
		Less Than			More Than
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	5 Years

Long-Term Debt Obligations, including interest payments	$32,151,293	—	$6,430,259	$6,430,259	$19,290,775
Purchasing Obligations	118,985,665	94,171,448	4,548,712	4,413,305	15,852,200

Total	$151,136,958	$94,171,448	$10,978,971	$10,843,564	$35,142,975

Off-Balance Sheet Transactions

As of January 1, 2007, Millennium did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Market-Risk Disclosure

Given that Millennium is involved in the construction of its ethanol plant and has not yet commenced operations (and does not expect to do so until early 2008), Millennium has not entered into any arrangements that would be included in a trading portfolio. In addition, with respect to Millennium’s existing arrangements, Millennium does not believe that its is exposed to market risks such as commodity price risks, foreign currency exchange rate risks or the like. When construction of the ethanol plant has been completed and Millennium begins active operations, Millennium will enter into arrangements pursuant to which it will be exposed to certain market risks. Prior to the commencement of active operations, Millennium will adopt policies and strategies to manage any such market risk exposures.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the beneficial ownership of Millennium’s Class A units and Class B units as of the date of this registration statement for each person: (1) known to Millennium to beneficially own more than 5% of the outstanding Class A units and Class B units; (2) each of Millennium’s managers; (3) each of Millennium’s officers; and (4) Millennium’s managers and officers, as a group. No Class C units have been issued that this time.

The percentage of beneficial ownership is based on 40,250,000 Class A units outstanding, 1,000,000 Class B units outstanding, and no Class C units outstanding as of the date of this registration statement. The column labeled “Voting Power” represents the voting power by class of Class A units and Class B units owned beneficially by the respective unitholder as of the date of this registration statement. To be approved by the members, a matter needs to be approved by both Class A members and Class B members, each voting as a class.

Beneficial ownership is based on information furnished by the unitholders. Unless otherwise indicated and subject to community property laws where applicable, each unitholder named in the table below has sole voting and investment power with respect to the units set forth opposite such unitholder’s name. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The address for each beneficial owner is c/o Millennium Ethanol, LLC, 300 North Broadway Avenue, Marion, South Dakota, 57403.

	Class A Units			Class B Units		Voting Power
Name of Beneficial Owner	Number		%	Number	%	Class A	Class B

FREMAR Farmers Cooperative(4)	—		—	1,000,000	100%	—	100%
Dennis Koerner (Chair)(4)	80,000	(1)	.20%	—	—	.20%	—
Dale Neuharth (Vice Chair)	85,000		.21%	—	—	.21%	—
James R. Graber	68,333		.17%	—	—	.17%	—
Marlo Ortman	150,000	(2)	.37%	—	—	.37%	—
Jeff Scott	75,000		.19%	—	—	.19%	—
Wendell Weeldreyer	50,000		.12%	—	—	.12%	—
Zafar Rizvi	—(3)		—	—	—	—	—

Total	508,333		1.27%	1,000,000	100%	1.27%	100%

(1)	Includes 20,000 Class A units held jointly by Mr. Koerner and his spouse

(2)	Include 80,000 Class A units held jointly by Mr. Ortman and his spouse

(3)	Mr. Rizvi is the President of Farmers Energy, which is the holder of the subordinated convertible mezzanine debt. That subordinated convertible mezzanine debt is convertible into Class C Units. The debt is convertible into 20 million Class C units at a conversion price of 90 cents per unit, if converted by the lender, or 21,176,470 Class C units at a conversion price of 85 cents per unit, if Millennium requests conversion. The foregoing assumes Millennium has borrowed, and the lender is converting, the full $18.0 million available under the loan. The conversion rights expire seven years from the earlier of Millennium’s reaching nameplate production or April 1, 2008.

(4)	Voting and investment control over units held by FREMAR is exercised by FREMAR’s President, Dennis Koerner.

FUTURE MILLENNIUM MEMBER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of members of Millennium. However, if the merger is not completed, Millennium’s members will continue to be entitled to attend and participate in Millennium’s members’ meetings. If the merger is not completed, Millennium will inform its members, by press release or other means it deems reasonable, of the date by which Millennium must receive member proposals for inclusion in the proxy materials relating to the annual meeting of members, which proposals must comply with the rules and regulations of the SEC then in effect.

LEGAL MATTERS

The validity of the shares of US BioEnergy’s common stock offered by this proxy statement/prospectus will be passed upon for US BioEnergy by Davenport, Evans, Hurwitz & Smith, LLP, Sioux Falls, South Dakota.

EXPERTS

The following consolidated financial statements of US BioEnergy Corporation, its predecessor for accounting purposes, a company acquired by US BioEnergy, and Millennium Ethanol, LLC included in this proxy statement/prospectus were audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as stated in their reports herein:

•	US BioEnergy Corporation and its subsidiaries as of December 31, 2006 and 2005 and for the years then ended and for the period from October 28, 2004 to December 31, 2004;

•	United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005;

•	Platte Valley Fuel Ethanol, LLC as of December 31, 2005 and for the two years in the period then ended; and

•	the financial statements of Millennium Ethanol, LLC as of December 31, 2006 and 2005, and for the year ended December 31, 2006 and for the period from September 6, 2005 (date of inception) to December 31, 2005.

The financial statements of United Bio Energy LLC as of December 31, 2004 and for the year ended December 31, 2004 were audited by Kennedy and Coe, LLC, independent auditors, as stated in their report herein.

WHERE YOU CAN FIND MORE INFORMATION

Any statement contained in this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any amendment or supplement hereto modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

US BioEnergy has supplied all information contained in this proxy statement/prospectus about US BioEnergy, and Millennium has supplied all information contained in this proxy statement/prospectus about Millennium.

US BioEnergy and Millennium have each filed documents with the Securities and Exchange Commission containing information relevant to this proxy statement/prospectus. US BioEnergy will provide you with copies of documents it has filed with the Securities and Exchange Commission (excluding all exhibits to such documents), without charge, upon written or oral request to:

US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
Attention: Investor Relations
(651) 554-5000

Millennium will provide you with copies of the registration statement on Form 10 that it has filed with the Securities and Exchange Commission (excluding all exhibits to such document), without charge, upon written or oral request to:

Millennium Ethanol LLC
300 North Broadway Avenue
Marion, South Dakota 57403
Attention: Investor Relations
(605) 648-3941

In order to receive timely delivery of the documents, you must make your requests no later than       , 2007.

US BioEnergy files and, subject to the effectiveness of its Form 10, Millennium will file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy, information statements and other information filed by US BioEnergy and Millennium with the Securities and Exchange Commission may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:

100 F Street, NE
Room 1580
Washington, DC 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

Reports, proxy and information statements and other information concerning US BioEnergy may be inspected at:

NASDAQ Stock Market
1735 K Street, NM
Washington, DC 20006

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Room 1580, Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding US BioEnergy and Millennium. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

US BioEnergy has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to US BioEnergy’s common stock to be issued to Millennium unitholders in connection with the merger. This proxy statement/prospectus constitutes the prospectus of US BioEnergy filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

Millennium’s members with questions about the merger should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
TOLL-FREE 1 (800) 322-2885

Any Millennium member who needs additional copies of this proxy statement/prospectus or voting materials should contact MacKenzie Partners, Inc. as described above.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in US BioEnergy’s or Millennium’s affairs since the date of this proxy statement/prospectus.

Table of Contents to Financial Statements
Included in this Proxy Statement/Prospectus

Report of Independent Registered Public Accounting Firm

To the Board of Directors
US BioEnergy Corporation
Inver Grove Heights, Minnesota

We have audited the consolidated balance sheets of US BioEnergy Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the period from October 28, 2004 (date of incorporation) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US BioEnergy Corporation and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended and the period from October 28, 2004 (date of incorporation) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment” on January 1, 2006.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota
March 29, 2007

US BioEnergy Corporation

Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
	(Dollars in thousands, except per share data)
ASSETS
Currents Assets
Cash and cash equivalents:
Cash and commercial paper	$170,099	$6,809
Reverse repurchase agreement	—	33,641

	170,099	40,450
Receivables	40,958	27,446
Inventories	28,420	14,671
Derivative financial instruments	7,144	—
Prepaid expenses	3,572	217
Deferred income taxes	—	51

Total current assets	250,193	82,835

Other Assets
Deposits	4,307	—
Interest rate swap	252	—
Investment in equity of unconsolidated subsidiary	1,509	—
Goodwill	65,489	2,445
Intangible assets	3,174	3,346
Other assets	52	154

	74,783	5,945

Property and Equipment, net	408,814	68,042

Total assets	$733,790	$156,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current maturities of long-term debt	$8,131	$—
Checks written on controlled disbursement accounts	13,270	6,483
Notes payable	1,815	315
Accounts payable	47,163	39,157
Accrued expenses	4,938	1,415
Deferred income tax liability	2,913	—
Deferred revenue	545	209
Other current liabilities	3,410	276

Total current liabilities	82,185	47,855

Long-term debt	140,128	6,250

Deferred income taxes	27,099	267

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Class A common stock, $0.01 par value, authorized 750,000,000 shares; 67,968,885 and 30,840,125 shares issued and outstanding as of December 31, 2006 and 2005, respectively	679	308
Additional paid-in capital	467,552	106,427
Retained earnings (deficit)	16,147	(4,285)

	484,378	102,450

Total liabilities and shareholders’ equity	$733,790	$156,822

See notes to consolidated financial statements.

US BioEnergy Corporation

Consolidated Statements of Operations
Years Ended December 31, 2006 and 2005 and
Period from October 28, 2004 (date of incorporation) to December 31, 2004

	2006	2005	2004
	(Dollars in thousands, except
	per share data)

Revenues:
Product sales	$111,966	$9,633	$—
Services and commissions	8,839	6,782	—
Other revenues	3,730	—	—

Total revenues	124,535	16,415	—

Cost of goods sold:
Cost of product sales	73,177	9,467	—
Cost of services and commissions	5,190	3,520	—

Total cost of goods sold	78,367	12,987	—

Gross profit	46,168	3,428	—
Selling, general and administrative expenses	27,089	8,016	55

Operating income (loss)	19,079	(4,588)	(55)

Other income (expense):
Interest expense	(2,076)	(467)	—
Interest income	2,436	319	1
Other income	9,814	104	—
Equity in net income of unconsolidated subsidiary (Note 6)	456	—	—
Minority interest in net loss of subsidiary (Note 6)	391	—	—

	11,021	(44)	1

Income (loss) before income taxes	30,100	(4,632)	(54)
Federal and state income tax (expense) benefit	(9,668)	401	—

Net income (loss)	$20,432	$(4,231)	$(54)

Earnings (loss) per common share:
Basic	$0.41	$(0.38)	$(0.07)
Diluted	0.41	(0.38)	(0.07)

See notes to consolidated financial statements.

US BioEnergy Corporation

Consolidated Statements of Shareholders’ Equity
Years ended December 31, 2006 and 2005 and
Period from October 28, 2004 (date of incorporation) to December 31, 2004

					Class B
			Class B		Common
	Class A	Class B	Common	Additional	Stock	Retained
	Common	Common	Stock	Paid-in	Subscriptions	Earnings
	Stock	Stock	Subscribed	Capital	Receivable	(Deficit)	Total
	(Dollars in thousands)

Balance, October 28, 2004 (date of incorporation)	$—	$—	$—	$—	$—	$—	$—
Issuance of stock subscriptions	—	—	6,000	—	(6,000)	—	—
Collection of stock subscription and issuance of 2,687,500 shares of Class B common stock	—	27	(1,250)	1,223	1,250	—	1,250
Costs of raising capital	—	—	—	(4)	—	—	(4)
Net loss	—	—	—	—	—	(54)	(54)

Balance, December 31, 2004	—	27	4,750	1,219	(4,750)	(54)	1,192
Issuance of 946,969 shares of Class B common stock	—	9	(1,263)	1,254	1,263	—	1,263
Conversion of 3,634,469 shares of Class B common stock to Class A common stock	36	(36)	—	—	—	—	—
Issuance of 27,205,656 shares of Class A common stock	272	—	(3,487)	100,497	3,487	—	100,769
Issuance of options for common stock	—	—	—	3,552	—	—	3,552
Costs of raising capital	—	—	—	(95)	—	—	(95)
Net loss	—	—	—	—	—	(4,231)	(4,231)

Balance, December 31, 2005	308	—	—	106,427	—	(4,285)	102,450
Issuance of 37,128,760 shares of Class A common stock	371	—	—	376,882	—	—	377,253
Costs of raising capital	—	—	—	(16,156)	—	—	(16,156)
Stock-based compensation	—	—	—	399	—	—	399
Net income	—	—	—	—	—	20,432	20,432

Balance, December 31, 2006	$679	$—	$—	$467,552	$—	$16,147	$484,378

See notes to consolidated financial statements.

US BioEnergy Corporation

Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005 and
Period from October 28, 2004 (date of incorporation) to December 31, 2004

	2006	2005	2004
	(Dollars in thousands)

Cash Flows from Operating Activities
Net income (loss)	$20,432	$(4,231)	$(54)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,487	322	—
Amortization	1,031	487	—
Minority interest in net loss of subsidiary	(391)	—	—
Stock-based compensation	399	3,552	—
Deferred income taxes	9,905	(677)	—
Equity in net income of unconsolidated subsidiary	(456)	—	—
Gain on sale of 50% interest in Provista	(1,764)	—	—
Changes in working capital components, net of affects of business acquisitions and deconsolidation of equity method investee:
Receivables	(34,191)	(11,219)	—
Inventories	(28,884)	(9,833)	—
Prepaid expenses	(2,988)	(90)	(1)
Derivative financial instruments	(6,785)	—	—
Accounts payable	17,172	14,428	4
Accrued expenses	3,012	989	—
Deferred revenue	197	(52)	—

Net cash used in operating activities	(16,824)	(6,324)	(51)

Cash Flows from Investing Activities
Purchases of property and equipment	(206,010)	(53,388)	(441)
Cash acquired in purchase of UBE, LLC	—	103	—
Cash acquired in purchase of US Bio Woodbury, LLC	—	204	—
Acquisition of US Bio Platte Valley and US Bio Ord, net of cash received	(20,708)	—	—
Acquisition of US Bio Hankinson, LLC, net of cash received	(773)	—	—
Investment in Provista	(1,000)	—	—
Proceeds received on sale of 50% interest in Provista	2,400	—	—
Deposits made	(4,307)	—	—
Other	170	148	—

Net cash used in investing activities	(230,228)	(52,933)	(441)

Cash Flows from Financing Activities
Increase in checks written on controlled disbursement accounts	6,787	3,556	—
Debt issuance costs paid	(977)	(1,032)	—
Net change in notes payable	13,951	(6,043)	—
Proceeds from long-term debt	119,242	6,250	—
Payments of long-term debt	(1,645)	—	—
Proceeds from issuance of 23,300,563, 26,454,125 and 2,687,500 shares of common stock, respectively	255,499	96,317	1,250
Offering costs paid	(16,156)	(99)	—

Net cash provided by financing activities	376,701	98,949	1,250

Net increase in cash and cash equivalents	129,649	39,692	758

Cash and Cash Equivalents
Beginning of period	40,450	758	—

End of period	$170,099	$40,450	$758

See notes to consolidated financial statements.

US BioEnergy Corporation

Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2006 and 2005 and
Period from October 28, 2004 (date of incorporation) to December 31, 2004

	2006	2005	2004
	(Dollars in thousands)

Supplemental Disclosure of Noncash Financing and Investing Activities
Property and equipment acquired through accounts payable	$28,553	$12,318	$165
Property and equipment acquired through accrued expenses	—	—	27
Property and equipment acquired through the issuance of 73,500 shares of Class A common stock	—	294	—
Costs of raising capital in accounts payable	70	—	4
Supplemental Disclosures of Cash Flow Information
Cash payments for interest, of which $4,245 and $32 was capitalized in 2006 and 2005, respectively	5,936	469	—
Cash payments for income taxes	614	—	—
Supplemental Schedule of Noncash Investing and Financing Activities
Deconsolidation of Provista
Accounts receivable	$23,633
Inventories	17,265
Property and equipment	33
Goodwill	613
Intangible assets	395
Other assets	57

Total assets deconsolidated	41,996

Investment in equity of subsidiary	(299)
Accounts payable	(28,137)
Accrued expenses	(1,037)
Notes payable	(12,523)

Total liabilities deconsolidated	(41,996)

Net deconsolidation	$—

See note 10 for disclosures related to non-cash components of acquisitions.

See notes to consolidated financial statements.

US BioEnergy Corporation

Notes to consolidated Financial Statements
(Dollars in thousands, except per share data)

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Note 1:	Basis of Presentation and Significant Accounting Policies

The accompanying consolidated financial statements include the accounts of US BioEnergy Corporation (USBE) and its wholly owned subsidiaries, US Bio Albert City, LLC (Albert City); US Bio Woodbury, LLC (formerly Superior Corn Products, LLC) (Woodbury); US Bio Hankinson, LLC (formerly Gold Energy, LLC) (Hankinson); US Bio Janesville, LLC; US Bio Platte Valley, LLC (formerly Platte Valley Fuel Ethanol, LLC) (Platte Valley); US Bio Ord, LLC (formerly Val-E Ethanol, LLC) (Ord); UBE Services, LLC (formerly United Bio Energy, LLC) (UBE Services); United Bio Energy Ingredients, LLC , United Bio Energy Grains, LLC; United Bio Energy Management, LLC and United Bio Energy Trading, LLC, all of which are collectively referred to herein as the “Company”. Effective April 30, 2006 United Bio Energy Grains, LLC, United Bio Energy Management, LLC and United Bio Energy Trading, LLC were merged into UBE Services. All material intercompany accounts and transactions have been eliminated in consolidation.

US BioEnergy is a producer and marketer of ethanol and distillers grains, which are derived from corn. The Company sells ethanol to refining and marketing companies in the U.S. primarily as a gasoline additive, through Provista Renewable Fuels Marketing, LLC (Provista), the Company’s ethanol marketing joint venture. The Company currently sells distillers grains to livestock operators and marketing companies in the U.S. The Company also markets distillers grains and provides facilities management and services to other ethanol producers.

On September 1, 2006, the Company began accounting for its investment in Provista by the equity method of accounting (see Note 6). Under this method, the Company’s share of the net income or loss of Provista is recognized in the Company’s statement of operations and added to or deducted from investment in equity of unconsolidated subsidiary on the Company’s balance sheet. Prior to September 1, 2006, Provista’s financial statements were included in the Company’s consolidated financial statements.

A summary of significant accounting policies follows:

Principles of consolidation:  The consolidated financial statements include the accounts of USBE and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates significant to the financial statements include the allowance for doubtful accounts, stock-based compensation, the valuation allowance on deferred tax assets, the valuation of assets in businesses acquired and derivative financial instruments.

Revenue recognition:  Revenues from the production of ethanol and distillers grains are recorded when title passes to the customer. Ethanol and distillers from the Company’s production facilities are sold FOB shipping point. Ethanol revenues are recorded net of outbound freight, which is paid by the marketer, and marketing commissions. Revenues from the sale of grain, ethanol and related products through the Company’s marketing and services businesses are recorded when title of the products transfer to the end user. In accordance with the Company’s agreements for the procurement of grain and marketing of distillers grains for its customers, the Company pays for the products and shipping costs, and bills the end user for the products delivered. The Company recognizes revenues on these transactions on a net basis as commissions which represent the fixed margin between the amounts billed and amounts paid. Revenue from management, trading and group buying services provided to customers is recognized on a monthly basis as earned. Amounts billed or received prior to being earned are recorded as deferred revenue. For the period May 1, 2005 through August 31, 2006, the Company recorded commission revenues for the ethanol that Provista marketed to its third-party plant

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

customers because Provista’s financial results were included in these financial statements on a consolidated basis.

The Company also engages in commodity buying and selling under contracts that do not earn a fixed margin. The Company recognizes revenues and costs on these transactions on a gross basis when title of the products transfer to the end user.

The Company receives quarterly incentive payments in connection with its third-party plant management agreements through UBE Services. This incentive revenue is recognized when no future performance contingencies exist. Quarterly incentive payments received throughout the year are deferred until the end of the third-party plant’s fiscal year, at which time it is recognized for the entire year. Incentive revenue related to third-party plant management agreements is included in services and commissions revenue and totaled approximately $1,394 and $880 for the years ended December 31, 2006 and 2005, respectively.

The Company receives an incentive credit from the State of Nebraska to produce ethanol. Alcohol fuel incentive tax credits are generated at a rate of $0.18 per gallon on the first 15,625,000 gallons of ethanol produced on a yearly basis that begins on May 1st of each year. Incentive revenue of $2,798 was recorded for the year ended December 31, 2006 and is included in other revenues. This program is set to expire in 2012.

Expense Classification:  Cost of goods sold primarily includes costs for raw material, inbound freight charges, purchasing and receiving costs, inspection costs, shipping costs, other distribution expenses, warehousing costs, plant management and hourly compensation costs and general facility overhead charges.

Unrealized gains or loses on exchange traded corn and natural gas contracts are recognized in cost of goods sold using market-based prices.

Selling, general and administrative expenses consists primarily of salaries and expenses for management, administrative and accounting employees as well as fees paid to outside service providers such as legal, audit and consulting firms.

Cash and cash equivalents:  For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Until the third quarter of 2006, the Company invested in securities purchased under a resale agreement (reverse repurchase agreement) which was recorded at the amount at which the securities were purchased plus accrued interest.

Receivables:  Receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts along with a general reserve. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Inventories:  Corn, chemicals, supplies and work in process inventories are stated at the lower of cost or market on the first-in first-out method. Ethanol and distillers grains are stated at the lower of average cost or market.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Property and equipment:  Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

Years

Land improvements	15
Buildings	40
Leasehold improvements	3 to 6
Machinery and equipment	5 to 15
Office furniture and equipment	3 to 5

Leasehold improvements are depreciated over the shorter of the term of the lease or their estimated useful lives. Costs associated with the Company’s ethanol plant construction projects, including capitalized interest, and costs associated with potential sites are recorded in construction in progress and will be depreciated upon the commencement of operations.

Derivative financial instruments:  The Company enters into forward cash purchase contracts and forward sales contracts of corn, natural gas, ethanol, and distiller grains, which meet the definition of a derivative under the Financial Accounting Standards Board (FASB) Statement of Accounting Standards (SFAS) No. 133, but qualify for the normal purchases or normal sales exception to fair value accounting. These contracts provide for the purchase or sale of corn, natural gas, ethanol, or distiller grains that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. These contracts are not marked to market in these financial statements.

To reduce price risk caused by market fluctuations, the Company generally follows a policy of using exchanged-traded futures and options contracts to manage risk on future corn, natural gas, and denaturant purchases. The Company uses futures and options contracts to establish the purchase price of anticipated volumes of corn, natural gas, and denaturant requirements to be processed or purchased in a future month. These contracts do not meet the requirements under SFAS No. 133, to qualify for the normal purchases and normal sales exception to fair value accounting, due to the fact that they do not result in physical delivery of the commodity and they contain net settlement provisions. These contracts are accounted for as derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold. Cash flows related to these hedging activities are categorized in the same category as the item being hedged.

The fair value of the Company’s interest rate swap agreement is recognized as either an asset or liability in the consolidated balance sheets, with changes in fair value reported in interest expense in the consolidated statements of operations. In February 2007, the Company terminated its swap agreement when the Company entered into its new senior secured credit facilities.

Deposits:  Deposits primarily relate to a refundable deposit for the construction of a natural gas pipeline and deposits on letters of credit.

Goodwill and intangible assets:  Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to tangible and identified intangible assets acquired and liabilities assumed. Goodwill and intangible assets are reviewed for impairment annually or more frequently if certain impairment conditions arise. Goodwill that is impaired is written down to fair value. Intangible assets primarily consist of customer lists and contracts which are being amortized to expense over their estimated useful life of 4 years and debt issuance costs which are being amortized to expense over the term of the related debt instrument by a method which approximates the interest method. Debt issuance costs related to debt facilities that are refinanced are written off at the time the refinancing takes place. The Company has no intangible assets with indefinite useful lives.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Accrued rail car lease payments:  Certain repairs and maintenance costs on leased rail cars are paid and expensed on an ongoing basis. In addition, the Company accrues for estimated damages to rail cars that are expected to be paid at the end of the lease term.

Income taxes:  Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

State investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized on the Company’s tax return, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward amount.

Earnings (loss) per common share:  Basic earnings (loss) per common share (EPS) is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur, using the treasury stock method, if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the Company’s earnings, unless such effects are antidilutive.

Segment reporting:  Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s ethanol plants are managed as one operating segment and are reported as the Production reportable segment. Other operating segments are combined into the All Other category because they do not meet the quantitative thresholds to either be reported in aggregate or individually.

Fair value of financial instruments:  The carrying amounts reported on the balance sheets for cash and commercial paper, reverse repurchase agreements, checks written on controlled disbursement accounts, receivables, deposits, accounts and note payable and accrued interest approximate their fair values due to the short maturity of the instruments. Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered for debt with similar terms and underlying collateral and approximates the recorded value of such debt.

Stock-based compensation:  On January 1, 2006, the Company adopted FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). This statement requires that the costs of all employee share-based payments be measured at fair value on the award’s grant date and be recognized in the financial statements over the requisite service period. SFAS No. 123R supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and eliminates the alternative use of the intrinsic value method of accounting under APB No. 25, which the Company previously used. Stock-based awards to non-employees, for which the fair value of the equity instruments issued is more reliably measurable than the fair value of the consideration received, are recognized as an expense over the vesting period based upon the fair value of the awards at the date of the grant, computed using the Black-Sholes pricing model.

Using the prospective transition method, the Company recognizes employee compensation expense for all share-based awards granted subsequent to the adoption of SFAS No. 123R and for any awards modified,

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

repurchased or canceled after January 1, 2006. Compensation expense for awards with graded vesting is recognized on a straight-line basis over the service periods of the awards. Also, under SFAS No. 123R, the benefits of tax deductions in excess of recognized compensation cost will be reported as a financing cash flow.

The adoption of Statement No. 123R resulted in compensation expense during 2006 of approximately $152 related to employee option grants that would not have been expensed prior to the adoption of SFAS No. 123R and, therefore, the adoption of this statement did not have a significant effect on reported income before income taxes, net income, cash flows or basic and diluted earnings per common share compared to what would have been recorded under the previous guidance under SFAS No. 123 or APB No. 25 for the year ended December 31, 2006.

As the Company used the minimum value method for pro forma disclosure purposes under the original provisions of Statement No. 123, no pro forma disclosures for awards accounted for under APB No. 25 have been presented.

Recently issued accounting pronouncements:  In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This interpretation provides that the financial statement effects of a tax position shall initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This interpretation also may require additional disclosures related to tax positions taken. The provisions of FIN 48 are effective as of the beginning of fiscal 2007. The cumulative effect of the change in accounting principle, if any, is generally recorded as an adjustment to the opening balance of retained earnings. The Company is in the process of evaluating the effect, if any, that the adoption of FIN 48 will have on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and is effective for the fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 157 will have on its consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial condition.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Note 2:	Receivables

Receivables as of December 31 are as follows:

	2006	2005

Trade	$39,100	$27,521
Other	883	—
Receivable from related party	1,050	—

	41,033	27,521
Less allowance for doubtful accounts	75	75

	$40,958	$27,446

In March 2006, as part of the acquisition of Hankinson, the Company assumed a receivable of $1,050 from Fagen, Inc. (Fagen), an entity owned by a shareholder of the Company. This receivable becomes due and payable when Fagen mobilizes at the Company’s Hankinson construction site.

Note 3:	Inventories

Inventories as of December 31 are as follows:

	2006	2005

Ethanol	$4,752	$13,530
Distillers grains	3,496	1,141
Corn	13,923	—
Chemicals	650	—
Supplies	2,095	—
Work-in-process	3,504	—

	$28,420	$14,671

Note 4:	Goodwill and Intangible Assets

Changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005, by reportable segment are as follows:

	Production	All Other	Total

Balance, December 31, 2004	$—	$—	$—
Acquisition of UBE	—	2,445	2,445

Balance, December 31, 2005	—	2,445	2,445
Acquisition of Platte Valley	63,657	—	63,657
Deconsolidation of Provista	—	(613)	(613)

Balance, December 31, 2006	$63,657	$1,832	$65,489

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Intangible assets as of December 31, are as follows:

	2006	2005

Debt issuance costs	$2,588	$1,233
Less accumulated amortization	(455)	(54)

Debt issuance costs, net	2,133	1,179

Customer list and contracts	1,947	2,600
Less accumulated amortization	(932)	(433)
Trademarks in progress	26	—

Customer lists, contracts and trademarks, net	1,041	2,167

Total intangible assets	$3,174	$3,346

Intangible assets amortization expense for the years ended December 31, 2006 and 2005 was $1,031 and $487, respectively. Estimated amortization expense related to intangible assets subject to amortization for the next five years is as follows:

2007	$1,535
2008	771
2009	325
2010	284
2011	259

$3,174

Note 5:	Property and Equipment

Property and equipment as of December 31, are as follows:

	2006	2005

Land and land improvements	$28,710	$7,202
Buildings	74,080	—
Leasehold improvements	157	272
Machinery and equipment	224,232	778
Office furniture and equipment	2,359	422
Construction in progress	85,764	59,689

	415,302	68,363
Less accumulated depreciation	6,488	321

	$408,814	$68,042

For the years ended December 31, 2006 and 2005, the Company capitalized interest of $4,245 and $32 related to construction in progress.

Note 6:	Investment in Subsidiary

In March 2006, the Company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS, Inc. (CHS), a shareholder of the Company, for $2,400, plus the assignment by CHS of a fuel delivery

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

contract. UBE Services also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member. The Company refers to this arrangement as a “joint venture” with CHS. A gain on the sale of $1,764 was recognized in 2006 and is included in other income.

In connection with the assignment of the Company’s membership interest in Provista, the Company and CHS adopted an amended and restated operating agreement of Provista. The amended and restated operating agreement appoints CHS as the manager of Provista and provides that the business of Provista will be managed by CHS under a management agreement with Provista. In exchange for these management services, CHS is paid a fee established from time to time by Provista, and approved by both members, based upon a budget prepared by CHS. The management agreement with CHS will terminate upon the earlier of the dissolution of Provista, upon sixty days written notice by CHS if Provista files a petition for bankruptcy or breaches the management agreement and such breach remains uncured for a period of thirty days, or upon sixty days written notice by Provista if CHS files a petition for bankruptcy or CHS ceases to be a member of Provista.

On March 31, 2006, the Company entered into an agreement with Provista regarding ethanol sales and marketing. Pursuant to this agreement, the Company sells to Provista, and Provista markets on the Company’s behalf, all of the ethanol produced by the Company’s existing and future plants. The ethanol marketing agreement has an initial term through November 30, 2007 and thereafter will automatically renew for one-year additional terms, unless either party provides the other with ninety days written notice of non-renewal.

Beginning on April 1, 2009, either member of Provista may initiate a buy-sell mechanism. Under this mechanism, after receiving notice of the initiation of the buy-sell mechanism, the non-initiating member must elect to either sell all of its interests in Provista to the initiating member or purchase all of the initiating member’s interest in Provista, in each case, at a purchase price not less than a specified multiple of Provista’s EBITDA.

The Company had consolidated Provista’s financial position and results of operations through August 31, 2006 because Provista was a variable interest entity and the Company was the primary beneficiary. On August 31, 2006, the Company’s guarantee of Provista’s debt was terminated and Provista paid all outstanding indebtedness to USBE, except for trade receivables related to on-going business transactions. Beginning September 1, 2006, the Company has accounted for its investment in Provista as an unconsolidated subsidiary under the equity method of accounting. Total revenues for Provista as reflected in the statement of operations were $3,799 for the period from January 1, 2006 through August 31, 2006 and $1,259 for the period from May 1, 2005 through December 31, 2005.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Note 7:	Notes Payable and Long-Term Debt

Notes payable and long-term debt consist of the following at December 31:

	2006	2005

Notes Payable
Note payable to ICM Inc., bearing interest at .75% above the prime rate, interest payable monthly, due on demand	$315	$315
$3,500 Revolving loan to bank, related to Woodbury, bearing interest at 3.25% above the one-month LIBOR, interest payable monthly with outstanding principal balance due October 31, 2007(b)(g)	1,500	—

	$1,815	$315

Long-Term Debt
$47,300 Construction note to bank, related to Platte Valley, bearing interest at 3.1% above the one-month LIBOR, interest payable quarterly through March 20, 2007 or upon completion of construction(b)(d)(e)(h)	$18,437	$—
$75,000 Construction note to bank, related to Albert City, bearing interest at 3.50% above the one-month LIBOR, interest payable quarterly through March 30, 2007 or upon completion of construction(b)(e)(i)	72,283	—
Two term notes to bank, related to Platte Valley, bearing interest at 3.30% and 3.80% above the three-month LIBOR, due in quarterly payments of principal and interest with a final balloon payment due on September 20, 2009(a)(b)	18,388	—
Term note to bank, related to Woodbury, bearing interest at 3.25% above the one-month LIBOR with an incentive pricing clause that will reduce the interest rate to a range from 2.80% to 3.30% above the one-month LIBOR, due in quarterly principal and interest payments to November 1, 2011(b)(c)	27,660	—
$8,000 Revolving term note, related to Woodbury, bearing interest at 3.25% above the one-month LIBOR, interest payable monthly with principal due November 1, 2011. Additional principal payments of up to $2,500 per year are required if certain financial ratios are not maintained.(b)	8,000	—
Community redevelopment revenue bonds, related to Platte Valley(f)	3,491	—
Two subordinated notes payable, related to Albert City, bearing interest of 14.5%, repaid in 2006	—	6,250

	148,259	6,250
Less current maturities	8,131	—

	$140,128	$6,250

(a)	Platte Valley has entered into an interest rate swap agreement with the bank, on one of these term notes, which expires September 20, 2009, with an original notional amount of $16,450. The notional amount, which decreases over the term of the agreement as principal payments are made on the notes, was $13,367 at December 31, 2006. Under the swap agreement, Platte Valley pays interest at a fixed rate equal to 7.50% and receives interest at a variable rate equal to the 3-month LIBOR plus 3.30%. The swap agreement requires that payments be made or received quarterly. The Company must pay prepayment penalties of up to 1% of the original principal balance of an aggregate of $27,900 if the Company pays off the notes prior to 2008.

(b)	The notes contain a number of covenants restricting additional indebtedness, payment of dividends, investments or capital expenditures, transactions with affiliates and other restrictions, including certain financial covenants. Platte Valley was not in compliance with certain financial covenants contained in the construction note agreements, however as

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

of February 7, 2007, this note has been refinanced (see Note 16). The notes are collateralized by substantially all of the assets of the applicable subsidiary, with carrying values of the following amounts: Platte Valley $214,590; Albert City $147,940 and Woodbury $72,357.

(c)	The Company must pay prepayment penalties up to 2% of the outstanding principal balances of the term note if the Company pays off the note within two years of the closing date of the note.

(d)	The Company must pay prepayment penalties of a fixed amount of $463 if the Company pays off the note during the construction project or within the first three years of the fixed or variable rate notes.

(e)	Upon successful completion of the projects and written request, the construction notes will convert to revolving term notes and term notes with five year maturities.

(f)	Platte Valley is obligated to repay Community Redevelopment Revenue Bonds, issued by the Community Redevelopment Authority (Authority) of the City of Central City, Nebraska. The redevelopment contract requires semiannual interest and principal payments through 2018. The bonds contain fixed interest rates ranging from 6.25% to 7.25%. Real estate taxes paid by Platte Valley and allocated to the Authority will be used by the Authority to pay principal and interest of the bonds. Although such real estate taxes are expected to be sufficient to repay the bonds, Platte Valley is obligated to pay any deficiency when due. The agreement is secured by a mortgage on Platte Valley’s real property which is subordinate to the term notes payable to bank and the revolving term note.

(g)	Letters of credit of $855 are outstanding under this credit facility, with an available balance of $1,145.

(h)	Letters of credit of $210 are outstanding under this credit facility, with an available balance of $28,653. A revolving construction loan of $5,000 was also available, with nothing drawn.

(i)	Letters of credit of $2,717 are outstanding under this credit facility, with no amounts available.

The future annual aggregate maturities of long-term debt as of December 31, 2006 are estimated to be as follows:

Year Ending December 31,

2007	$8,131
2008	9,287
2009	17,701
2010	6,461
2011	33,505
Thereafter	73,174

$148,259

Note 8:	Earnings Per Common Share

On December 8, 2006, the Company’s shareholders approved a 1 for 4 reverse stock split of the Company’s Class A common shares, which became effective on December 5, 2006. The par value of common shares remained $0.01 per share. The reverse stock split has been retroactively reflected in these consolidated financial statements for all periods presented.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

A reconciliation of net income (loss) and common stock share amounts used in the calculation of basic and diluted earnings or loss per share (EPS) for the years ended December 31 are as follows:

		Weighted
		Average
	Net	Shares	Per Share
	Income (Loss)	Outstanding	Amount

2006:
Basic EPS	$20,432	49,521,729	$0.41
Effects of dilutive securities:
Exercise of stock options	—	917,865	—

Diluted EPS	$20,432	50,439,594	$0.41

2005:
Basic EPS	$(4,231)	11,182,010	$(0.38)
Effects of dilutive securities:
Exercise of stock options	—	—	—

Diluted EPS	$(4,231)	11,182,010	$(0.38)

2004:
Basic EPS	$(54)	807,692	$(0.07)
Effects of dilutive securities:
Exercise of stock options	—	—	—

Diluted EPS	$(54)	807,692	$(0.07)

Options outstanding of 619,875 and 1,969,875 in 2006 and 2005, respectively, and restricted stock of 239,452 in 2006, were not included in the computation of diluted EPS because their effect would have been antidilutive. No options or restricted stock were outstanding in 2004.

Note 9:	Stock-Based Compensation and Payments

Stock Incentive Plans:  The US BioEnergy Corporation 2005 Stock Incentive Plan (2005 Plan) is administered by the Board of Directors or, at its discretion, by a committee consisting of at least three members of the Board of Directors. The 2005 Plan permits the grant of awards in the form of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, or deferred stock. The Board of Directors may award unrestricted awards to recipients in its discretion or upon the attainment of specified performance goals. A total of 426,750 shares were awarded under the 2005 incentive plan. The 2005 stock incentive plan was superseded by the 2006 stock incentive plan.

On December 8, 2006 the Company’s shareholders approved the US BioEnergy Corporation 2006 Stock Incentive Plan (2006 Plan). The 2006 Plan is administered by the Board of Directors or, at its discretion, by a committee consisting of at least two members of the Board of Directors. The 2006 Plan permits the grant of awards in the form of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, or deferred stock. The Board of Directors may award unrestricted awards to recipients at its discretion or upon the attainment of specified performance goals.

The maximum number of shares reserved under the Plan is 6,560,943 shares of Class A common stock (Award Shares). Awards Shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the Plan. The Company has the

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

ability to settle equity awards by issuing shares held in treasury or through the issuance of authorized but unissued common stock. As of December 31, 2006, there were 5,406,366 shares available to be awarded under the 2006 Plan. No awards shall be granted under the 2006 Plan more than ten years after the date of adoption of the 2006 Plan.

Employee Stock Purchase Plan:  On December 8, 2006, the Company’s shareholders approved the 2006 Employee Stock Purchase Plan (ESP Plan). The ESP Plan provides substantially all employees an opportunity to purchase shares of its common stock through payroll deductions of up to 10 percent of eligible compensation. The plan provides for two annual six-month phases beginning December 1 and June 1, the grant dates. On May 31 and November 30, the exercise dates, participant account balances are used to purchase shares of stock at the lesser of 90 percent of the fair value of shares on the grant date or the exercise date. The employee stock purchase plan expires September 20, 2016. A maximum of 3,280,472 shares are available for purchase under the ESP Plan. Stock sales under the Plan result in the recognition of compensation expense related to the entire discount provided.

Restricted stock:  In December 2006, the Company awarded 223,952 shares of restricted stock to certain employees and 19,250 shares of restricted stock to certain members of the Company’s Board of Directors under the 2006 Plan. The restricted stock granted to employees generally vests ratably over five years as long as the employees are employed by the Company. The restricted stock granted to the members of the Company’s Board of Directors will vest on the date of the Company’s 2007 annual shareholders’ meeting. During the vesting period, the employee has voting rights and the right to receive dividends. The shares may not be sold, assigned, transferred, pledged or otherwise encumbered until they have vested. The Company applied an average annual forfeiture rate of 2% when calculating the number of shares expected to vest, based upon comparable information for similar businesses. The Company is amortizing the $3,235 grant-date fair value of the restricted shares ratably over the five year vesting period. Unrecognized compensation expense related to the restricted stock grants was approximately $3,100 at December 31, 2006, which is expected to be recognized over a weighted average period of 4.3 years. A summary of nonvested shares for the year ended December 31, 2006 is as follows:

		Weighted-
	Number of	Average
	Nonvested	Grant Date
	Shares	Fair Value

Outstanding on December 31, 2005	—	$0.00
Granted	243,202	$14.00
Vested	—	$0.00
Forfeited	(3,750)	$14.00

Outstanding on December 31, 2006	239,452	$14.00

Stock options:  Stock options under the Plans are subject to a vesting period of up to five years from the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period. The term of an incentive stock option may not exceed ten years (or five years if issued to an optionee who owns or is deemed to own more than 10% of the combined voting power of all classes of the Company’s stock, a subsidiary, or any affiliate). The exercise price of a stock option may not be less than the fair market value of the stock on the date the option is granted (or, in the event the optionee owns more than 10% of the combined voting power of all classes of stock, the option price shall not be less than 110% of the fair market value of the stock on the date the option is granted).

In addition to the options granted under the Plans, the Company has 1,625,000 options outstanding which were granted outside of the Company’s 2005 Plan.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Stock option activity for the year ended December 31, 2006 is as follows:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining	Aggregate
	Stock	Price	Contractual	Intrinsic
	Options	per Share	Term (In Years)	Value

Outstanding on December 31, 2005	1,969,875	$4.00
Granted	639,375	13.72
Exercised	(1,000)	4.00
Forfeited	(102,500)	5.43

Outstanding on December 31, 2006	2,505,750	$6.42	9.12	$26,507

Vested or expected to vest at December 31, 2006	2,463,275	$6.32	9.11	$26,306

Exercisable at December 31, 2006	1,715,025	$4.00	8.87	$22,295

As of December 31, 2006, there was $4,919 of unrecognized compensation expense related to nonvested stock options. This amount is expected to be recognized as compensation expense over a weighted average period of 4.8 years.

The weighted average grant date fair value of stock options granted during the years ended December 31, 2006 and 2005 was $8.18 and $1.99, respectively. During the year ended December 31, 2006, 1,000 options, which had an intrinsic value of $8, were exercised for cash proceeds of $4. The exercise of the stock options did not result in a tax benefit for the Company, as the options that were exercised were Incentive Stock Options under Section 422 of the Internal Revenue Code. The Company issued new shares to satisfy this exercise. No options were exercised during the year ended December 31, 2005. The Company expects to satisfy exercises of options in the future through the issuance of authorized but unissued common stock.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions (the minimum value method was used for 2005):

	Years Ended December 31,
	2006	2005

Expected term (in years)	6.5	7 - 10
Risk free interest rate	4.61%	4.4% to 4.6%
Expected volatility	57%	Not applicable
Expected dividend yield	0%	0%

The Company used the Black-Scholes option pricing model to estimate the fair value of stock option awards. The Company applied an annual forfeiture rate of 2% when calculating the amount of options to vest as of December 31, 2006. This rate was based on comparable information for similar businesses. The expected term assumption used in the option pricing model was based on the “safe harbor” approach under SEC Staff Accounting Bulletin No. 107, where the “expected term = ((vesting term + original contractual term)/2).” The expected stock price volatility assumption was based on the average volatility of a similar public company for the period prior to the Company’s initial public offering. The risk free interest rate assumption was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the expected term. A projected dividend yield of 0% was used in the valuation based on the historical experience of the Company.

On June 23, 2006 the Company modified two option grants. The grants were to two individuals who were members of the Board of Directors as of the original grant date. Under the terms of the original grant, if the

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

individuals no longer served on the Board of Directors the options were to terminate. On June 23, 2006 these individuals ceased to be members of the Board, however, the Company agreed to allow the options to continue in effect in exchange for the individuals providing consulting services to the Company over the remaining vesting period. A total of 30,000 options were affected by this modification. Additional compensation expense of approximately $117 was recognized related to this modification. Additional unrecognized compensation expense of approximately $138 is expected to be recognized over the next 22 months as a result of the modifications.

Total compensation recognized in the statement of operations for all stock-based compensation arrangements was $399 for the year ended December 31, 2006, with a recognized deferred income tax benefit of $107 related thereto. The Company recognized stock-based compensation expense to non-employees of $3,552 in 2005 for stock-option grants which has been included in selling, general and administrative expense in the consolidated statements of operations. An income tax benefit of $1,349 was recorded in 2005 for stock-based compensation, with a related valuation allowance established. The valuation allowance on this item was reversed in 2006. No stock-based compensation expense was recognized during the year ended December 31, 2004.

Note 10:	Acquisitions

Effective April 30, 2005, the Company acquired all of the outstanding members’ equity of Woodbury, a development stage company. This transaction allowed the Company to expedite its expansion into ethanol production. In addition, the site is close to major oil companies. The results of Woodbury’s operations have been included in the consolidated financial statements since that date. In connection with the acquisition, USBE issued 375,000 shares of Class A common stock valued at $1,251 to the former owners of Woodbury. The value of the shares issued was determined based on the value established by recent stock transactions.

The following table summarizes the fair values of the assets acquired at the date of the Woodbury acquisition. Property and equipment acquired consisted primarily of the value assigned to a contract to build an ethanol plant, which is being depreciated over the estimated useful lives of the related assets effective September 1, 2006 when the Woodbury plant began commercial operations.

Cash	$204
Property and equipment	915
Deferred income taxes	132

Total assets acquired	$1,251

On May 1, 2005, the Company acquired all of the outstanding shares of United Bio Energy, LLC (UBE), 40% of which was owned by a shareholder of the Company. The acquisition of UBE moved the Company into the ethanol and distiller marketing, grain procurement, and third-party management services. In addition to providing these services to third parties, the Company’s intention was to utilize the expertise within UBE to construct and manage its own ethanol production facilities. The results of UBE’s operations have been included in the consolidated financial statements since that date. In connection with the acquisition, USBE issued 1,250,000 shares of Class A common stock valued at $4,170 to the former owners of UBE. The value of the shares issued was determined based on the value established by recent stock transactions with unrelated parties. Intangible assets of $2,600 were acquired, consisting of customer contracts and lists, with a weighted-average useful life of four years.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the UBE acquisition. The goodwill was assigned to the All Other segment category.

Cash	$103
Other current assets	21,204
Property, plant and equipment	1,009
Other assets	490
Goodwill	2,445
Finite life intangible assets	2,600

Total assets acquired	27,851

Current liabilities	(22,656)
Long-term liabilities	(1,025)

Total liabilities assumed	(23,681)

Net assets acquired	$4,170

On March 31, 2006, the Company acquired all of the outstanding common shares of Hankinson, a development stage company. The operations of Hankinson have been included in the Company’s consolidated statement of operations beginning April 1, 2006. Hankinson was formed in 2005 to finance, own and operate an ethanol plant being built near Hankinson, North Dakota.

The aggregate purchase price was $8,106, including $1,050 of cash and 787,500 shares of the Company’s Class A common stock valued at $7,056. The value of the common shares issued was determined based on a valuation of the Company’s common stock using a discounted cash flow analysis.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Hankinson acquisition. Property and equipment acquired consisted primarily of the value assigned to a contract to build an ethanol plant, which will be depreciated over the estimated useful lives of the related assets once the plant is constructed and begins operations. The deferred tax liability relates to the amount assigned to property and equipment in excess of the tax basis of these assets.

Cash	$277
Receivable from related party — Fagen, Inc., an entity owned by a shareholder	1,050
Property and equipment	10,243

Total assets acquired	11,570
Deferred tax liability	(3,464)

Net assets acquired	$8,106

On April 30, 2006, the Company acquired all of the outstanding common shares of Platte Valley and Ord. The results of their operations have been included in the consolidated financial statements beginning on that date. Platte Valley was a 40 million gallon per year (mmgy) nameplate annual capacity plant which has since been expanded to a 80 mmgy nameplate capacity ethanol plant, operating near Central City, Nebraska. Ord was a developmental stage company, formed to finance, own and operate a 45 mmgy nameplate capacity ethanol plant near Ord, Nebraska.

These transactions allowed the Company to expedite its expansion into the ethanol market since Platte Valley’s initial plant has been operational since 2004 and its expansion at Central City, Nebraska and the new construction at Ord, Nebraska were in progress. The primary factor that resulted in recognition of goodwill

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

was the impact on the purchase price of the expected favorable spread between the sales price of ethanol and its co-products as compared to the related production costs.

The aggregate purchase price was $154,699, including $40,000 of cash and 12,801,245 shares of the Company’s Class A common stock valued at $114,699. The value of the common shares issued was determined based on a valuation of the Company’s common stock using a discounted cash flow analysis.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Platte Valley and Ord acquisition. Property and equipment acquired includes the $9,333 value assigned to contracts to build the Ord ethanol plant and expand Platte Valley’s plant, which will be depreciated over the estimated useful lives of the related assets once the plants are constructed and begin operations. The deferred tax liability relates to the amount assigned to property and equipment in excess of the tax basis of these assets. The goodwill was allocated to the Production segment.

Cash	$19,292
Other current assets	4,616
Property and equipment	113,802
Other assets	1,802
Goodwill	63,657

Total assets acquired	203,169

Current liabilities, excluding current maturities of long-term debt	(7,492)
Long-term debt	(24,412)
Deferred tax liability	(16,427)
Other long-term liabilities	(139)

Total liabilities assumed	(48,470)

Net assets acquired	$154,699

In connection with the above purchase price allocations for the operational ethanol plant and development stage ethanol companies acquired, the Company gathered information and compared the purchase prices for these acquisitions with the construction costs of the ethanol plants internally developed by the Company for which it had negotiated construction contracts at approximately the same time as these acquisitions. Based on this analysis, the Company determined that as of the dates of these acquisitions there had been a significant increase in the construction costs of ethanol plants, compared to the construction costs agreed upon under the construction contracts the Company acquired in these transactions and, even more so, as compared to the existing operating facilities at Platte Valley. Accordingly, significant portions of the purchase prices for these acquisitions have been allocated to property and equipment related items, including the operational plant at Platte Valley, the existing contracts acquired to build plants at Ord, Hankinson and Woodbury and the contract acquired to expand Platte Valley, which include site acquisition and development costs. In addition, no amounts were allocated to customer based intangibles, since these acquired entities had no favorable contracts or other relationships with customers that could not be obtained in the open market at the time of acquisition. The deductible goodwill associated with this acquisition was approximately $24,000.

To the extent that identified assets relate to property and equipment related items, including plant construction, the Company is depreciating these amounts from the date the plant was acquired (in the case of Platte Valley) or placed into service.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Unaudited pro forma consolidated results of operations for the years ended December 31, 2006 and 2005, as though Woodbury, UBE, Hankinson, Platte Valley and Ord had been acquired as of the beginning of each period are as follows:

	2006	2005

Revenues	$153,705	$104,659
Net income	26,085	9,035
Basic earnings per common share	0.47	0.37
Diluted earnings per common share	0.46	0.37

Note 11:	Segment Information

The Company’s Production segment includes those production facilities that are currently manufacturing ethanol or are being constructed for that purpose. The Production segment includes Albert City, Platte Valley, Woodbury, Hankinson, Janesville and Ord. The All Other category in the following tables is primarily the marketing and management operations of UBE Services, UBE Ingredients and Provista (which were previously collectively presented as a separate services reportable segment), cash to be used towards the construction of ethanol plants, intersegment receivables and corporate operations. Subsequent to August 31, 2006, the activities of Provista are being accounted for under the equity method of accounting and, as such, the All Other segment assets no longer include the assets of Provista except for the Company’s equity method investment in Provista. All Other includes the statement of operations information for Provista on a consolidated basis through August 31, 2006 and only the Company’s equity in Provista’s earnings after that date. A summary of segment information for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006
	Production	All Other	Total

Revenues from external customers	$108,262	$16,273	$124,535
Intersegment revenues	—	451	451
Depreciation and amortization expense	6,016	1,502	7,518
Interest expense	2,774	(698)	2,076
Equity in net income of unconsolidated subsidiary	—	456	456
Interest income	469	1,967	2,436
Segment pretax income (loss)	34,973	(4,873)	30,100
Segment assets as of December 31, 2006	537,395	222,518	759,913
Capital expenditures for segment assets	203,681	—	203,681

	2005
	Production	All Other	Total

Revenues from external customers	$—	$16,415	$16,415
Depreciation and amortization expense	—	809	809
Interest expense	—	467	467
Interest income	—	319	319
Segment pretax income (loss)	(999)	(3,633)	(4,632)
Segment assets as of December 31, 2005	74,225	113,130	187,355
Capital expenditures for segment assets	52,700	688	53,388

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

	2004
	Production	All Other	Total

Revenues from external customers	$—	$—	$—
Depreciation and amortization expense	—	—	—
Interest income	—	1	1
Segment pretax income (loss)	—	(54)	(54)
Segment assets as of December 31, 2004	—	1,391	1,391
Capital expenditures for segment assets	—	441	441

The following schedule is presented to reconcile assets in the foregoing segment information to the amounts reported in the Company’s consolidated financial statements.

	2006	2005	2004

Assets:
Total assets of the Production segment	$537,395	$74,225	$—
All Other assets	222,518	113,130	1,391
Elimination of intercompany receivables	(26,123)	(30,533)	—

Total consolidated assets	$733,790	$156,822	$1,391

The components of revenues for the years ended December 31, are as follows:

	2006	2005	2004

Product sales:
Ethanol	$95,379	$4,681	$—
Distillers grains	11,805	1,048	—
Corn	3,859	2,777	—
Other commodities	923	1,127	—
Services and commissions:
Services	2,901	3,139	—
Commissions	5,938	3,643	—
Other revenue:	3,730	—	—

	$124,535	$16,415	$—

For the period beginning September 1, 2006 and ending December 31, 2006, the Company recorded revenues of $61,716 from sales to Provista, which represent over 10% of total revenues for the year. Prior to this time period the Company consolidated the sales of Provista; none of the sales during this time period were more than 10% of total revenues. All the sales to Provista where for ethanol and were recorded within the Production segment. The trade receivables from Provista as of December 31, 2006 were $11,752.

Note 12:	Commitments, Contingencies and Credit Risk

Master design-build letter agreement:   In August, 2006, the Company entered into master design-build agreements with Fagen, Inc. that provide the Company with a number of build slots for ethanol plants through 2010. These agreements supersede a previous master design-build agreement with Fagen Inc. dated January 31, 2005.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

In connection with the Company’s acquisitions of Platte Valley, Ord and Hankinson, the Company assumed agreements with Fagen Inc. to expand the Platte Valley plant and to construct the Ord and Hankinson ethanol facilities. As of December 31, 2006, the outstanding construction commitments to Fagen, Inc. totaled approximately $334,012.

On December 8, 2006, the Company entered into an agreement with an unrelated entity to waive its rights under one of the master agreements with respect to a single committed plant so as to permit Fagen, Inc. to negotiate and execute a design-build agreement with the other entity with respect to a single dry-grind fuel grade ethanol plant. As consideration for this agreement, the Company received $8,000 in December 2006, which has been recognized as other income. In addition, the Company will receive and recognize an additional $4,000 when Fagen, Inc. mobilizes at the construction site.

Forward purchase contracts:  The Company’s forward contracts are deemed “normal purchases and normal sales” under FASB Statement No. 133, and, therefore, unrealized gains and losses on these contracts are not recognized in the Company’s financial statements. As of December 31, 2006, the Company had outstanding commitments of approximately 22,445,000 bushels of corn and, 1,640,000 tons of distillers grains under forward contracts for third-party customers and approximately 40,761,000 bushels of corn and 935 MMBTUs of natural gas for its own ethanol production facilities, for which the related commodity had not been delivered.

Contingencies:  The Company’s operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdiction in which it operates. These laws require the Company to investigate and remediate the effects of the release or disposal of material at its locations. Accordingly, the Company has adopted policies, practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent environmental or other damage, and to limit the financial liability which could result from such events. Environmental liabilities are recorded when the Company’s liability is probable and the costs can be reasonably estimated. No such liabilities were recorded at December 31, 2006.

The Company is involved in various legal and regulatory proceedings. In December 2006, a former equity holder of Platte Valley, which the Company acquired in April 2006, asserted claims against the Company, Ron Fagen and an entity controlled by Mr. Fagen relating to the Company’s acquisition of Platte Valley alleging, among other things, fraud and breach of fiduciary duty. The Company believes that the claims lack merit.

Management believes that an adequate provision for probable losses has been made and, accordingly, believes that the ultimate disposition of such matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Credit risk:  The Company extends credit to customers in the ordinary course of business. A substantial portion of its customers’ ability to honor their contracts is dependent upon the ethanol industry. The Company maintains its cash balances with commercial banks in deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. At December 31, 2006, the Company had $123,518 of cash equivalents which were invested in money market funds held through one banking institution.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Lease commitments:  The Company leases rail cars used to transport distillers grains and office space under operating leases. The Company then rents most of these rail cars to customers as provided for under its service agreements with ethanol plants. In addition, the Company subleases ethanol rail cars from Provista. The future minimum lease payments for these subleases are as follows.

2007	$8,844
2008	9,628
2009	8,721
2010	8,579
2011	6,543
Thereafter	6,443

$48,758

The total rental expense included in the statement of operations for the year ended December 31, 2006 was $5,738 and the net rental expense, after deducting rental income of $4,867 from subleases to third-party plants was $871.

The total rental expense included in the statement of operations for the year ended December 31, 2005 was $3,026 and the net rental expense, after deducting rental income of $2,928 from subleases was $98.

The Company is responsible for repairs and maintenance on the distillers grains rail cars, as well as damages that are assessed at the end of the lease term. Accruals recorded for estimated damages as of December 31, 2006 and 2005 were $268 and $73, respectively.

Note 13:	Related Party Transactions

Transactions with Capitaline Advisors, LLC and Affiliates

Capitaline Advisors, LLC (Capitaline Advisors) is owned by Gordon Ommen, the Company’s Chief Executive Officer and President and a major stockholder. Capitaline Advisors provides the Company with consulting and administrative services and office space in Brookings, South Dakota, pursuant to a services agreement. For the years ended 2006 and 2005, the Company paid Capitaline Advisors $780 and $246, respectively, for the services and office space provided under this agreement. In addition, the Company pays Capitaline Advisors a monthly fee for travel services, including the use of aircraft owned by Capitaline Advisors, and other miscellaneous expenses. For the years ended December 31, 2006 and 2005, the Company paid Capitaline Advisors $336 and $10, respectively, for these travel services. At December 2006, the Company had an outstanding payable of $37. No amounts were payable at December 31, 2005.

On May 23, 2006, the Company terminated a financial advisory services agreement with Capitaline Advisors and paid Capitaline Advisors a termination fee of $4,800, which is included in selling, general and administrative expenses. Under the agreement Capitaline Advisors had the right to provide the Company financial advisory services in connection with any purchase, acquisition, sale or disposition of any properties or assets having an aggregate transaction value in excess of $5,000. Capitaline Advisors also had the right to provide financial advisory services in connection with any public securities offering by the Company. In November 2005, the Company issued stock options of 812,500 to Capitaline Advisors in connection with the termination of an administrative service agreement.

In March 2006, Gordon Ommen and Capitaline Renewable Energy III, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 310,312 and 3,250,000 shares of the Company’s common stock, respectively, for a purchase price of approximately $2,500 and $26,000, respectively, in connection with a private stock sale transaction. In September 2005, Capitaline Renewable Energy II, LP purchased 6,875,000 shares of the Company’s common stock for an aggregate of $27,500 in connection with a private stock sale.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Transactions with Fagen, Inc. and Affiliates

Fagen, Inc., a company related by common ownership, constructed the Company’s Platte Valley, Woodbury and Albert City ethanol plants and is currently constructing the Company’s Ord, Hankinson, Janesville and Dyersville ethanol plants. For the year ended December 31, 2006 and 2005, the Company paid Fagen, Inc. $188,379 and $41,400, respectively, for construction services. At December 31, 2006 and 2005 the Company had an outstanding payable of $18,475 and $16,862, respectively.

In March 2006, Ron Fagen and Platte Valley Energy, LLC, an entity controlled by Ron Fagen and his spouse, Diane Fagen, purchased 310,312 and 1,675,000 shares of the Company’s common stock, respectively, for a purchase price of approximately $2,500 and $13,400, respectively, in connection with a private stock sale transaction. Ron Fagen had significant ownership in Platte Valley, Ord and UBE at the time the Company acquired these entities.

In November 2005, the Company issued stock options of 812,500 to Global Ethanol, Inc., a company that is 90.36% owned by Ron and Diane Fagen in connection with the termination of an administrative services agreement.

Transactions with CHS Inc.

The Company’s executive offices are located in Inver Grove Heights, Minnesota, where office space is leased from CHS. For the year ended December 31, 2006 and 2005, the Company paid CHS $300 and $0, respectively, as rent under the lease for this office space. At December 31, 2006 the Company had an outstanding payable of $19. No amounts were payable at December 31, 2005.

The Company purchased $12,746 of grain from CHS during the year ended December 31, 2006.

On March 31, 2006, CHS purchased 4,375,000 shares of the Company’s common stock for an aggregate purchase price of $35,000 in connection with a private stock sale transaction. On November 17, 2005, CHS purchased 8,750,000 shares of the Company’s common stock for an aggregate price of $35,000 in connection with a private stock sale transaction.

In March 2006, the Company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS (see Note 6).

Transactions with Provista Renewable Fuels Marketing

Provista is a 50% owned equity method affiliate of the Company. In March 2006, the Company entered into a master agreement whereby Provista markets all the ethanol production at its existing and future plants. Provista is paid marketing fees based on a percentage of the ethanol sales price, terminal storage fees and outbound freight related to sales transactions. In addition, the Company pays a monthly sub-lease fee for ethanol railcars. For the year ended December 31, 2006, the Company paid Provista $1,974 for these service fees. At December 31, 2006, the Company had an outstanding receivable of $12,702 related to sales transactions and an outstanding payable of $129 related to ethanol railcar sub-leases.

In March 2006, The Company’s UBE Services subsidiary entered into an agreement with Provista, pursuant to which UBE Services provides services of certain of its employees to Provista. For the year ended December 31, 2006, Provista paid UBE Services $63 for services provided under this agreement.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Note 14:	Income Tax Matters

Net deferred tax liabilities consist of the following components as of December 31, 2006 and 2005:

	2006	2005

Deferred tax assets:
Stock-based compensation and payments	$1,456	$1,349
Organization and start up costs	1,168	533
State tax credit carry forwards	21,825	—
Net operating loss carry forward	1,647	—
Other	885	152

	26,981	2,034
Less: valuation allowance	(21,825)	(1,350)

	5,156	684

Deferred tax liabilities:
Derivative financial instruments	(2,572)	—
Property and equipment	(30,317)	—
Finite life intangible assets	(799)	(823)
Prepaid expenses	(1,193)	(77)
Other	(287)	—

	(35,168)	(900)

Net deferred tax liabilities	$(30,012)	$(216)

The federal net operating loss carry forward expires in 2026. The various state net operating loss carryforward expiration dates vary based on state regulations from 5 to 20 years. The state tax credits expiration dates vary based on state regulations from 7 to 15 years.

The components giving rise to the net deferred tax liabilities described above have been included in the accompanying balance sheets as of December 31 are as follows:

	2006	2005

Current assets	$—	$51
Current liabilities	(2,913)	—
Noncurrent liabilities	(27,099)	(267)

Total deferred tax liabilities	$(30,012)	$(216)

The 2006 deferred tax liabilities include $19,891 of deferred tax liabilities related to 2006 acquisition activity.

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

The provision for income tax expense (benefit) charged to operations for the years ended December 31, 2006 and 2005 and 2004 consists of the following:

	2006	2005	2004

Current:
Federal	$(243)	$222	$—
State	6	54	—
Deferred
Federal	9,114	(588)	—
State	791	(89)	—

	$9,668	$(401)	$—

The income tax expense (benefit) differs from the amount of income tax expense (benefit) determined by applying the U.S. Federal income tax rate to pretax income or loss for the years ended December 31, 2006, 2005 and 2004 due to the following:

	2006	2005	2004

Computed “expected” tax expense (benefit)	$10,398	$(1,621)	$(19)
State income tax expense (benefit), net of federal tax effect	318	(139)	—
State tax credits	(15,910)	—	—
Change in valuation allowance	14,560	1,331	19
Other, net	302	28	—

	$9,668	$(401)	$—

A $21,825 valuation allowance has been recorded as of December 31, 2006, related to acquired and generated state tax credits. The Company cannot conclude that it will more likely than not generate sufficient taxable income in the applicable states to utilize the state tax credit carry forwards prior to their expiration and, as a result, established the valuation allowance. Of this amount $5,915 relates to acquired state tax credits of Platte Valley, and will be used to reduce goodwill if the valuation allowance on these credits is ever reversed. The reversal of other valuation allowance amounts, if ever recognized, will reduce future income tax expense.

Note 15:	Retirement Plan

The Company sponsors a 401(K) retirement plan covering substantially all employees. Total matching contributions by the Company to this plan were $180, $68 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 16:	Subsequent Events

On February 1, 2007, the Company and Big River Resources, LLC (Big River) entered into an Operating Agreement relating to Big River Resources Grinnell, LLC (Big River Grinnell). The Operating Agreement contains terms and conditions relating to the operation and governance of Big River Grinnell, an Iowa limited liability company formed for the purpose of developing, constructing, owning, and operating a 100 million gallon per year ethanol production facility near Grinnell, Iowa. The Company and Big River each own 50% of Big River Grinnell. In exchange for its 50% interest in Big River Grinnell, the Company contributed $4 million in cash and a build slot under the master design-build agreement between the Company and Fagen, Inc., dated in August 2006. Additional capital contributions in connection with the construction of the plant will be made

US BioEnergy Corporation

Notes to consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

as determined from time to time by the board of Big River Grinnell. The Company and Big River each have the right to designate three members to the board of Big River Grinnell. Site work at the Grinnell facility commenced on December 1, 2006, however due to pending lawsuits relating to zoning issues at the facility, Grinnell’s debt financing facility has been delayed. As a result, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell facility.

On February 7, 2007, the Company entered into five senior secured credit facilities with AgStar Financial Services, ACA, as administrative agent and as a lender, and a group of other lenders. The senior secured credit facilities include $337,200 structured as construction loans for Hankinson, Janesville, Dyersville and Ord. The construction loans include up to $5,000 per project to be available for letters of credit. In addition, Platte Valley borrowed $89,700 under one of these senior secured credit facilities to refinance its existing construction and term note credit facilities. The Hankinson, Janesville and Dyersville construction loans will provide funds necessary to finance up to 60% of construction costs. The Company must provide the necessary funds to provide for 40% of the construction costs before funds are available under each credit facility. In addition, a $10,000 seasonal revolving credit facility is available under the senior secured credit facility for the Platte Valley facility. A $10,000 seasonal revolving credit facility will also be available to each of Hankinson, Janesville, Dyersville and Ord upon the conversion of each construction loan to a term loan. In connection with the refinancing of Platte Valley, the Company incurred and expensed a prepayment penalty of $1,484 and wrote off $714 of debt financing costs.

US BioEnergy Corporation

Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Currents Assets
Cash and cash equivalents	$215,444	$170,099
Receivables	54,217	40,958
Inventories	27,803	28,420
Derivative financial instruments	1,569	7,144
Prepaid expenses	2,394	3,572

Total current assets	301,427	250,193

Other Assets
Deposits	4,010	4,307
Investment in equity of unconsolidated subsidiary	1,793	1,509
Goodwill	65,823	65,489
Other assets	3,861	3,478

	75,487	74,783

Property and equipment, net	465,400	408,814

Total assets	$842,314	$733,790

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities
Current maturities of long-term debt	$7,761	$8,131
Checks written on controlled disbursement accounts	49	13,270
Notes payable	970	1,815
Accounts payable	69,558	47,163
Accrued expenses	5,836	4,938
Deferred income tax liability	916	2,913
Other current liabilities	1,594	3,955

Total current liabilities	86,684	82,185

Long-term debt	228,018	140,128
Deferred income taxes	32,427	27,099
Long-term income taxes payable	662	—
Minority interest in subsidiary	3,993	—
Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Common stock, $0.01 par value, authorized 750,000,000 shares; 67,975,135 and 67,968,885 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	680	679
Additional paid-in capital	468,261	467,552
Retained earnings	21,589	16,147

	490,530	484,378

Total liabilities and shareholders’ equity	$842,314	$733,790

See notes to condensed consolidated financial statements.

US BioEnergy Corporation

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)

Revenues:
Product sales	$130,048	$3,945
Services and commissions	2,169	2,074

Total revenues	132,217	6,019

Cost of goods sold:
Cost of product sales	113,149	3,870
Cost of services and commissions	926	1,525

Total cost of goods sold	114,075	5,395

Gross profit	18,142	624
Selling, general and administrative expenses	7,568	2,182

Operating income (loss)	10,574	(1,558)

Other income (expense):
Interest expense	(4,409)	(48)
Interest income	2,293	214
Other income	23	14
Equity in net income of unconsolidated subsidiary (Note 5)	283	—

	(1,810)	180

Income (loss) before income taxes and minority interest	8,764	(1,378)
Federal and state income tax expense	(3,529)	—
Minority interest in net loss of subsidiary (Note 5)	7	—

Net income (loss)	$5,242	$(1,378)

Income (loss) per common share:
Basic	$0.08	$(0.04)
Diluted	0.08	(0.04)
Weighted average shares outstanding:
Basic	67,974	30,980
Diluted	68,913	30,980

See notes to condensed consolidated financial statements.

US BioEnergy Corporation

Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)

Cash Flows from Operating Activities
Net income (loss)	$5,242	$(1,378)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,007	170
Amortization	916	336
Minority interest in net loss of subsidiary	(7)	—
Stock-based compensation expense	681	58
Deferred income taxes	3,992	(221)
Change in derivative financial instruments	5,827	—
Equity in net income of unconsolidated subsidiary	(283)	—
Changes in working capital components, net of affects of business acquisitions:
Receivables	(13,059)	6,181
Inventories	617	(2,269)
Prepaid expenses	1,178	201
Accounts payable	10,237	(31,719)
Accrued expenses and other liabilities	(1,464)	2,731

Net cash provided by (used in) operating activities	18,884	(25,910)

Cash Flows from Investing Activities
Purchases of property and equipment	(45,770)	(30,534)
Acquisition of US Bio Hankinson, LLC, net of cash received	—	(773)
Deposits made	297	—
Other	—	(125)

Net cash used in investing activities	(45,473)	(31,432)

Cash Flows from Financing Activities
Increase (decrease) in checks written on controlled disbursement accounts	(13,221)	14,871
Debt issuance costs paid	(1,550)	(210)
Net change in notes payable	(845)	2,925
Proceeds from long-term debt	125,495	—
Payments of long-term debt	(37,974)	—
Proceeds from the issuance of common stock	29	94,394

Net cash provided by financing activities	71,934	111,980

Net increase in cash and cash equivalents	45,345	54,638
Cash and Cash Equivalents
Beginning of period	170,099	40,450

End of period	$215,444	$95,088

See notes to condensed consolidated financial statements.

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1:	Basis of Presentation and Significant Accounting Policies

The accompanying consolidated financial statements include the accounts of US BioEnergy Corporation (US BioEnergy or USBE) and its wholly-owned subsidiaries, US Bio Albert City, LLC (Albert City); US Bio Dyersville, LLC (Dyersville); US Bio Hankinson, LLC (Hankinson); US Bio Janesville, LLC (Janesville); US Bio Ord, LLC (Ord); US Bio Platte Valley, LLC (Platte Valley); US Bio Woodbury, LLC (Woodbury); UBE Services, LLC (UBE Services); United Bio Energy Ingredients, LLC (UBE Ingredients), and its 50% joint-venture Big River Resources Grinnell, LLC (Grinnell) all of which are collectively referred to herein as the “Company”. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated balance sheet as of December 31, 2006, which has been derived from the Company’s audited financial statements, and the unaudited March 31, 2007 and 2006 condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the unaudited consolidated financial statements contain all normal recurring adjustments necessary for a fair statement of the financial position and results of operations and cash flows for the interim periods presented.

Management is required to make certain estimates and assumptions which affect the amounts of assets, liabilities, revenues and expenses the Company has reported, and its disclosure of contingent assets and liabilities at the date of the financial statements. The results of the interim periods are not necessarily indicative of the results for the full year. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes included in the Annual Report on Form 10-K previously filed with the Securities and Exchange Commission as of December 31, 2006.

As of September 1, 2006, the Company is accounting for its investment in Provista using the equity method of accounting (see Note 5). Under this method, the Company’s share of the net income or loss of Provista is recognized in the Company’s statement of operations and added to or deducted from investment in equity of unconsolidated subsidiary on the Company’s balance sheet.

The Company had the following change to its significant accounting policies during the three months ended March 31, 2007:

Derivative financial instruments:  During the first quarter of 2007, the Company began entering into exchange-traded futures energy contracts to manage its risk on ethanol sales. The Company accounts for these derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold.

Recently issued accounting pronouncements:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and is effective for the fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the effect that the adoption of SFAS No. 157 will have, if any, on its consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial condition.

Note 2:	Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48 — “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109 (FIN 48), on January 1, 2007. FIN 48 prescribes how a company should recognize, measure, present and disclose uncertain tax positions that the Company has taken or expects to take in its income tax returns. FIN 48 requires that only income tax benefits that meet the “more likely than not” recognition threshold be recognized or continue to be recognized on its effective date.

As a result of the implementation of FIN 48, The Company recognized a $0.2 million decrease in the liability for unrecognized tax benefits. This decrease was accounted for as an adjustment to the January 1, 2007 balance of retained earnings.

The total gross amount of unrecognized tax benefits at January 1, 2007 was approximately $1.3 million, of which $0.7 million is reflected as long-term income taxes payable and $0.6 million reduced the Company’s deferred tax asset related to net operating loss carryforwards. As of January 1, 2007 and March 31, 2007, if the total amount of unrecognized tax benefits were recognized, the impact would not affect the effective tax rate.

The Company recognizes interest and penalties accrued on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense. The Company did not accrue interest or penalties upon adoption of FIN 48.

The company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is currently under examination by the Internal Revenue Service for its 2005 tax year. The Company has not recorded any material adjustment in the liability for unrecognized income tax benefits related to this audit. Additionally, the years 2004 through 2006 remain open for examination by Federal and state agencies.

The Company expects no significant change in the amount of the unrecognized tax benefit, accrued interest or penalties in the next 12 months.

Note 3:	Inventories

Inventories consist of the following (in thousands):

	March 31,	December 31,
	2007	2006

Ethanol	$3,159	$4,752
Distillers grains	3,310	3,496
Corn	15,334	13,923
Chemicals	683	650
Supplies	2,383	2,095
Work-in-process	2,934	3,504

	$27,803	$28,420

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Note 4:	Property and Equipment

Property and equipment consist of the following (in thousands):

	March 31,	December 31,
	2007	2006

Land and land improvements	$28,731	$28,710
Buildings	74,084	74,080
Leasehold improvements	199	157
Machinery and equipment	227,401	224,232
Office furniture and equipment	2,584	2,359
Construction in progress	143,896	85,764

	476,895	415,302
Less accumulated depreciation	11,495	6,488

	$465,400	$408,814

Note 5:	Investment in Subsidiary

On February 1, 2007, the Company and Big River Resources, LLC (Big River) entered into an agreement (Operating Agreement) relating to Grinnell. The Operating Agreement contains terms and conditions relating to the operation and governance of Grinnell, an Iowa limited liability company formed for the purpose of developing, constructing, owning, and operating a 100 million gallon per year (mmgy) capacity ethanol production facility near Grinnell, Iowa. The Company and Big River each own 50% of Grinnell. In exchange for its 50% interest in Grinnell, the Company contributed $4.0 million in cash and a build slot under the master design-build agreement between the Company and Fagen, Inc., dated August 10, 2006. Additional capital contributions in connection with the construction of the plant will be made as determined from time to time by the board of Grinnell. The Company and Big River each have the right to designate three members to the board of Grinnell. Site work at the Grinnell facility commenced on December 1, 2006, however due to pending lawsuits relating to zoning issues at the facility, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell facility. As a result the Company has put on hold any further funding of the Grinnell facility. The Company accounts for its investment in Grinnell on a consolidated basis, because it is a variable interest entity and the Company is its primary beneficiary.

In March 2006, the Company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS, Inc. (CHS), a shareholder of the Company, for $2.4 million, plus the assignment by CHS of a fuel delivery contract. UBE also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member. The Company refers to this arrangement as a joint venture with CHS. A gain on the sale of $1.8 million was deferred until December 2006.

The Company had consolidated Provista’s financial position and results of operations through August 31, 2006, because Provista was a variable interest entity and the Company was the primary beneficiary. On August 31, 2006, the Company’s guarantee of Provista’s debt was terminated and Provista paid all outstanding indebtedness to the Company, except for trade receivables related to on going business transactions. Beginning September 1, 2006, the Company has accounted for its investment in Provista as an unconsolidated subsidiary under the equity method of accounting. Total revenues for Provista as reflected in the statement of operations were $2.7 million for the period from January 1, 2006 through March 31, 2006.

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Note 6:	Notes Payable and Long-Term Debt

On February 7, 2007, the Company entered into five senior secured credit facilities with AgStar Financial Services, PCA, as administrative agent and as a lender, and a group of other lenders. The senior secured credit facilities include $337.2 million structured as construction loans for Hankinson, Janesville, Dyersville and Ord and $90.0 million for Platte Valley to refinance its existing credit facility. The construction loan includes up to $5.0 million per project to be available for letters of credit. The Hankinson, Janesville and Dyersville construction loans will provide funds necessary to finance up to 60% of construction costs. The Company must provide the necessary funds to provide for 40% of the construction costs before funds are available under each credit facility. In addition, a $10.0 million seasonal revolving credit facility is available under the senior secured credit facility for the Company’s Platte Valley facility and a $10.0 million seasonal revolving credit facility will be available to each of Hankinson, Janesville, Dyersville and Ord upon the conversion of each construction loan to a term loan. On February 7, 2007, the Company used funds from the new credit facilities to prepay all the outstanding debt with First National Bank of Omaha in aggregate of $36.8 million. In connection with the refinancing the Company incurred and expensed a prepayment penalty of $0.7 million and wrote off $0.7 million of debt financing costs.

As of March 31, 2007, Platte Valley had outstanding borrowings of $0.5 million, $67.5 million and $22.5 million under the seasonal revolving loan, senior secured credit facility and revolving term loan, respectively and outstanding letters of credit of $0.5 million.

As of March 31, 2007, outstanding borrowings under the Ord construction loan were $24.6 million and outstanding letters of credit were $0.2 million.

As of March 31, 2007, Hankinson, Janesville and Dyersville had no outstanding borrowings or outstanding letters of credit under their respective construction loans.

Note 7:	Earnings Per Common Share

On December 8, 2006, the Company’s shareholders approved a 1-for-4 reverse stock split of the Company’s common stock, which became effective on December 5, 2006. The par value of common shares remained $0.01 per share. The reverse stock split has been retroactively reflected in these consolidated financial statements for all periods presented.

A reconciliation of net income (loss) and common stock share amounts used in the calculation of basic and diluted earnings or loss per share (EPS) for the three months ended March 31 are as follows:

		Weighted
		Average
	Net	Shares	Per Share
	Income (Loss)	Outstanding	Amount
	(in thousands)

2007:
Basic EPS	$5,242	67,973,982	$0.08
Effects of dilutive securities:
Exercise of stock options	—	939,243	—

Diluted EPS	$5,242	68,913,225	$0.08

2006:
Basic EPS	$(1,378)	30,979,981	$(0.04)
Effects of dilutive securities:
Exercise of stock options	—	—	—

Diluted EPS	$(1,378)	30,979,981	$(0.04)

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Options outstanding of 612,125 and 1,953,875 in 2007 and 2006, respectively, and restricted stock of 115,996 in 2007, were not included in the computation of diluted EPS because their effect would have been antidilutive. No restricted stock was outstanding in 2006.

Note 8:	Stock-Based Compensation and Payments

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), “Share-Based Payment,” (“SFAS 123R”), which requires the measurement and recognition of compensation cost at fair value for all share-based payments, including stock options. Under the prospective transition method, stock-based compensation includes compensation expense, recognized over the applicable vesting periods, for new share-based awards granted subsequent to January 1, 2006 and for any award modifications.

Total compensation recognized in the statement of operations for all stock-based compensation arrangements was $0.7 million and $58,000 with a recognized deferred income tax benefit of $0.2 million and $21,000 related thereto for the three months ended March 31, 2007 and 2006, respectively.

Restricted stock:  A summary of nonvested shares for the three months ended March 31, 2007 is as follows:

		Weighted-
	Number of	Average
	Nonvested	Grant Date
	Shares	Fair Value

Outstanding on December 31, 2006	239,452	$14.00
Granted	—	$0.00
Vested	—	$0.00
Forfeited	(8,530)	$14.00

Outstanding on March 31, 2007	230,922	$14.00

Stock options:  Stock option activity for the three months ended March 31, 2007 is as follows:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining	Aggregate
	Stock	Price	Contractual	Intrinsic
	Options	Per Share	Term (in Years)	Value
				(in thousands)

Outstanding on December 31, 2006	2,505,750	$6.42
Granted	—	0.00
Exercised	(6,250)	4.00
Forfeited	(92,700)	11.13

Outstanding on March 31, 2007	2,406,800	$6.25	8.85	$13,877

Vested or expected to vest at March 31, 2007	2,373,693	$6.16	8.84	$25,734

Exercisable at March 31, 2007	1,723,575	$4.00	8.61	$22,400

As of March 31, 2007, there was $4.8 million of unrecognized compensation expense related to nonvested stock options. This amount is expected to be recognized as compensation expense over a weighted average period of 4.5 years.

The weighted average grant date fair value of stock options granted the three months ended March 31, 2006 was $5.48. During the three months ended March 31, 2007, 6,250 options, which had an intrinsic value

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

of $70, were exercised for cash proceeds of $25. The exercise of the stock options resulted in a $22,000 tax benefit for the Company. The Company issued new shares to satisfy this exercise. No options were exercised during the three months ended March 31, 2006. The Company expects to satisfy exercises of options in the future through the issuance of authorized but unissued common stock.

Note 9:	Acquisitions

On March 31, 2006, the Company acquired all the outstanding common shares of US Bio Hankinson, a development stage company. The operations of Hankinson were included in the Company’s consolidated statement of operations beginning April 1, 2006. Hankinson was formed in 2005 to finance, own and operate an ethanol facility near Hankinson, North Dakota.

On April 30, 2006, the Company acquired all of the outstanding common shares of Platte Valley and Ord. The results of their operations have been included in the consolidated financial statements beginning May 1, 2006. At the time of acquisition, Platte Valley was operating as a 50 mmgy ethanol facility near Central City, Nebraska. In November 2006, the Company completed an expansion project at its Platte Valley facility, which resulted in total production capacity of 100 mmgy. At the time of acquisition Ord was a development stage company, formed in 2005 to finance, own and operate an ethanol facility near Ord, Nebraska. Ord began production in the second quarter of 2007.

Unaudited pro forma consolidated results of operations for the three months ended March 31, 2006, as though Hankinson, Platte Valley and Ord had been acquired as of the beginning of 2006 are as follows (in thousands except per share data):

Three Months
Ended
March 31, 2006

Revenues	$29,834
Net income	2,351
Basic earnings per common share	0.01
Diluted earnings per common share	0.01

Note 10:	Condensed Segment Information

The Company’s Production segment includes those production facilities that are currently manufacturing ethanol or are being constructed for that purpose. The Production segment includes Albert City, Platte Valley, Woodbury, Ord, Hankinson, Dyersville and Janesville. The All Other category in the following tables is primarily the marketing and management operations of UBE Services, UBE Ingredients and Provista, cash to be used towards the construction of ethanol plants, intersegment receivables and corporate operations. Subsequent to August 31, 2006, the activities of Provista are being accounted for under the equity method of accounting and, as such, the All Other segment assets no longer include the assets of Provista except for the Company’s equity method investment in Provista. All Other includes the statement of operations information

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

for Provista on a consolidated basis for the three months ended March 31, 2006. A summary of segment information is as follows ($ in thousands):

	Three Months Ended March 31, 2007
	Production	All Other	Total

Revenues from external customers	$128,987	$3,230	$132,217
Intersegment revenues		149	149
Segment income (loss) before taxes and minority interest	9,554	(790)	8,764
Segment assets as of March 31, 2007	616,791	232,470	849,261

	Three Months Ended March 31, 2006
	Production	All Other	Total

Revenues from external customers	$—	$6,019	$6,019
Segment pretax loss	(265)	(1,113)	(1,378)

Segment assets as of December 31, 2006	537,395	222,518	759,913

For the three months ended March 31, 2007, the Company recorded net sales of $113.4 million to Provista, which represented over 10% of total revenues for this period. All the sales to Provista represent sales of ethanol and were recorded within the Production segment. For the three months ended March 31, 2006, the Company recorded net sales of $1.2 million to Valero, which represented over 10% of total revenues for this period. In the first quarter of 2006, the Company accounted for Provista, its ethanol marketing joint venture, on a consolidated basis.

Note 11:	Commitments and Contingencies

Master design-build letter agreement:  On August 10, 2006, the Company entered into a master design-build agreement with Fagen, Inc. that provides build slots for the Company’s Dyersville, Janesville and Springfield ethanol facilities and for the Grinnell 50% joint venture. In August 2006, the Company entered into another master design-build agreement with Fagen Inc. that provides the Company with a number of additional build slots through 2010. These agreements supersede a previous master design-build agreement with Fagen Inc. dated January 31, 2005. Pursuant to the previous agreements, the Company entered into agreements with Fagen, Inc. in September 2006, to design and build 100 mmgy ethanol plants at the Dyersville, Hankinson and Janesville sites.

In connection with the Company’s acquisitions of Platte Valley, Ord and Hankinson, the Company assumed agreements with Fagen Inc. to expand the Platte Valley plant and to construct the Ord and Hankinson ethanol facilities. As of March 31, 2007, the remaining commitments to Fagen, Inc. for the above agreements and the construction of the Albert City plant totaled approximately $289.5 million.

Contingencies:  The Company’s operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdiction in which it operates. These laws and regulations require the Company to investigate and remediate the effects of the release or disposal of material at its locations. Accordingly, the Company has adopted policies and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent environmental or other damage, and to limit the financial liability which could result from such events. Environmental liabilities are recorded when the Company’s liability is probable and the costs can be reasonably estimated.

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Note 12:	Subsequent Event

On May 31, 2007, the Company entered into a merger agreement with Millennium Ethanol, LLC, a South Dakota limited liability company (“Millennium Ethanol”), pursuant to which US BioEnergy would acquire Millennium Ethanol. Millennium is constructing a 100 mmgy ethanol plant near Marion, South Dakota. The total cost of the project, including construction of the ethanol plant and start-up costs, is expected to be approximately $155 million, of which approximately $106 million was remaining as of March 31, 2007. In the transaction, the Company would pay approximately $135 million to Millennium Ethanol members in Company common stock, cash, or any combination thereof; provided that in no event would US BioEnergy issue more than 11.5 million shares of stock in the transaction. The consummation of the transaction is subject to a number of conditions, including the approval of the transaction by Millennium Ethanol’s members, the effectiveness of a Form S-4 registration statement to be filed by the Company in connection with the transaction and receipt of certain third party approvals.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
United Bio Energy, LLC
Inver Grove Heights, Minnesota

We have audited the accompanying consolidated statements of operations, member’s equity and cash flows of United Bio Energy, LLC (Company) for the period from January 1, 2005 to April 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the results of operations, changes in members’ equity and cash flows of United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/  McGladrey & Pullen, LLP

Sioux Falls, South Dakota
June 21, 2006

Independent Auditors’ Report

To the Board of Directors
United Bio Energy, LLC

We have audited the accompanying consolidated statements of operations, members’ equity and cash flows of United Bio Energy, LLC for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of United Bio Energy, LLC for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 10 to the financial statements, the 2004 financial statements have been restated to reflect revenue at net amounts (on an as agent basis) instead of gross amounts, to remove certain intangibles recorded upon the initial capitalization of the Company and the subsequent amortization of those intangibles and to reclassify long-term debt to short-term.

/s/ Kennedy & Coe, LLC

Wichita, Kansas
February 18, 2005 except for Notes 9 and 10,
  as to which the date is July 14, 2006.

United Bio Energy, LLC

Consolidated Statements of Operations
Period from January 1, 2005 to April 30, 2005 and Year Ended December 31, 2004

	2005	2004
	(Dollars in thousands)

Revenues:
Product sales	$3,592	$30,777
Services and commissions	2,849	4,876

Total revenues	6,441	35,653

Cost of goods sold:
Cost of product sales	3,489	30,412
Cost of services and commissions	2,926	3,209

Total cost of goods sold	6,415	33,621

Gross profit	26	2,032
Selling, general and administrative expenses	1,043	2,714

Operating loss	(1,017)	(682)

Other income (expense):
Interest expense	(119)	(219)
Loss on investments	—	(4)
Other income	—	58

	(119)	(165)

Net loss	$(1,136)	$(847)

Pro forma amounts as if the Company were a taxable entity (unaudited):
Pro forma income tax benefit	$—	$—
Pro forma net loss	(1,136)	(847)

See Notes to Consolidated Financial Statements.

United Bio Energy, LLC

Consolidated Statements of Member’s Equity
Period from January 1, 2005 to April 30, 2005 and Year Ended December 31, 2004

	Class A		Class B		Accumulated
	Units	Amount	Units	Amount	Deficit	Total
	(Dollars in thousands)

Balance, December 31, 2003	—	$—	—	$—	$—	$—
Capital contributions:
ICM Marketing, Inc.	2,325,000	—	—	—	—	—
Fagen Management, LLC	—	—	1,550,000	1,550	—	1,550
Net loss	—	—	—	—	(847)	(847)

Balance, December 31, 2004	2,325,000	—	1,550,000	1,550	(847)	703
Net loss	—	—	—	—	(1,136)	(1,136)

Balance, April 30, 2005	2,325,000	$—	1,550,000	$1,550	$(1,983)	$(433)

See Notes to Consolidated Financial Statements.

United Bio Energy, LLC

Consolidated Statements of Cash Flows
Period from January 1, 2005 to April 30, 2005 and Year Ended December 31, 2004

	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities
Net loss	$(1,136)	$(847)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	66	139
Amortization	116	288
Loss on disposal of assets	—	3
Loss on investments	—	4
Changes in working capital components, net of assets contributed and liabilities assumed at inception:
Accounts receivable	688	(6,808)
Related party and employee receivables	—	149
Inventories	43	(5,392)
Prepaid expenses	60	(185)
Deposits	(46)	(58)
Accounts payable	665	6,879
Accrued expenses and other current liabilities	153	98

Net cash provided by (used in) operating activities	609	(5,730)

Cash Flows from Investing Activities
Purchases of property and equipment	(396)	(682)
Proceeds from sale of equipment	—	74
Disbursements resulting in notes receivable	(235)	—
Purchases of certificates of deposit	(100)	—
Purchase of investment	—	(100)

Net cash used in investing activities	(731)	(708)

Cash Flows from Financing Activities
Increase in checks written on controlled disbursement accounts	154	—
Debt issuance costs paid	(28)	(211)
Payments on notes payable	(313)	(1,369)
Increase in note payable to related party	—	315
Advances under notes payable	—	6,356
Cash portion of capital contributions:
ICM Marketing, Inc.	—	759
Fagen Management, LLC	—	1,000

Net cash provided by (used in) financing activities	(187)	6,850

Net increase (decrease) in cash and cash equivalents	(309)	412
Cash and Cash Equivalents
Beginning	412	—

Ending	$103	$412

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$118	$182
Supplemental Disclosures of Noncash Investing and Financial Activities ICM Marketing, Inc.:
Assets contributed and liabilities assumed, recorded at historical cost:
Cash	$—	$759
Accounts receivable	—	6,309
Due from related parties	—	175
Inventory	—	2,113
Prepaid expenses	—	1
Property and equipment, including property held for sale	—	302
Accounts payable	—	(7,912)
Accrued expenses	—	(378)
Short-term note payable	—	(1,369)

Net assets contributed for member units issued	$—	$—

Fagen Management, LLC:
Assets contributed, recorded at fair value:
Cash	$—	$1,000
Intangible assets	—	550

Assets contributed for member units issued	$—	$1,550

See Notes to Consolidated Financial Statements.

United Bio Energy, LLC

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business:  United Bio Energy, LLC and subsidiaries (together referred to herein as the Company) provides general and plant management, grain origination, ethanol and ethanol co-product marketing and risk consulting services to ethanol plants. The Company enters into agreements with plants to sell grain in amounts necessary for the plant’s production needs and to purchase ethanol and ethanol co-products in amounts equal to the plant’s production. To fulfill these obligations, the Company enters into contracts with grain producers and oil companies for the purchase of grain and sale of ethanol, respectively.

United Bio Energy, LLC (UBE) was formed in November 2003 by ICM Marketing, Inc. (60% ownership) and Fagen Management, LLC (40% ownership). On January 1, 2004, United Bio Energy, LLC assumed all assets and liabilities of ICM Marketing, Inc., which were recorded at the carrying value to ICM Marketing, Inc. since ICM Marketing, Inc. and UBE were under common control. Certain other assets (cash and intangibles) were contributed by Fagen Management, LLC and accounted for at fair value under the purchase method of accounting.

A summary of significant accounting policies follows:

Principles of consolidation:  The consolidated financial statements include UBE and its wholly-owned subsidiaries, United Bio Energy Fuels, LLC, United Bio Energy Grain, LLC, United Bio Energy Ingredients LLC, United Bio Energy Management, LLC and United Bio Energy Trading, LLC. All material intercompany balances and transactions have been eliminated in the consolidation.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates significant to the financial statements include the allowance for doubtful accounts.

Revenue recognition:  Revenues from the sale of grain, ethanol and related products are recorded when title of the products transfer to the end user. In accordance with the Company’s agreements for the procurement of grain and marketing of ethanol and related products for its customers, the Company pays for the products and shipping costs, and bills the end user for the products delivered. The Company recognizes revenues on these transactions on a net basis as commissions which represent the fixed margin between the amounts billed and amounts paid.

Revenue from management, trading and group buying services provided to customers is recognized on a monthly basis as earned. Amounts billed or received prior to being earned are recorded as deferred revenue.

The Company also engages in commodity buying and selling under contracts that do not earn a fixed margin. The Company recognized revenues and costs on these transactions on a gross basis when title of the products transfer to the end user.

The Company receives quarterly incentive payments in connection with its plant management agreements. Incentive payments are recognized quarterly as income due to termination provisions in the agreements and adjusted at the end of the plant’s fiscal year for the actual results of operations for the full fiscal year.

United Bio Energy, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Cash and cash equivalents:  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable and bad debts:  Accounts receivable are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions.

The Company’s policy is to charge interest on trade receivables outstanding over 30 days; accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company had trade receivables of $166 as of December 31, 2004, which were 60 days or more past due and still accruing interest. The Company had no past due trade receivables as of December 31, 2004, for which the accrual of interest had been discontinued.

Inventories:  Inventories are stated at lower of cost, using the first-in and first-out (FIFO) method, or market. Inventories as of December 31, 2004 consist primarily of $6,445 of ethanol finished goods and $1,060 of distillers grains finished goods, which are in transit.

Depreciation:  Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Estimated useful lives generally used in computing depreciation are:

Years

Buildings and improvements	10-39
Equipment	5-7
Furniture and fixtures	5-7
Computers and software	3-5
Vehicles	5

Income taxes:  The Company operates as a limited liability company that is taxed as a partnership; therefore, the results of operations are included on the income tax returns of each individual member.

Advertising:  The Company’s policy is to expense advertising costs as the costs are incurred. Advertising costs for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004 were $4 and $58, respectively.

Segment reporting:  The Company is managed as a single reportable segment.

Fair value of financial instruments:  The carrying amounts reported on the balance sheet for cash and cash equivalents, receivables, investments, accounts and note payable and accrued interest approximate their fair values due to the short maturity of the instruments.

Debt issuance costs:  Debt issuance costs are amortized over the term of the related debt instrument by a method that approximates the interest method. Amortization expense for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004 was $25 and $13, respectively. Estimated amortization expense is expected to be as follows: for the period from May 1, 2005 to December 31, 2005 $54; for the year ended 2006 $80; and for the year ended 2007 $67.

United Bio Energy, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Finite life intangible assets:   Finite life intangibles consist of customer contracts and lists recognized at estimated fair value at the date contributed by Fagen Management, LLC, net of accumulated amortization. Finite life intangible assets are reviewed for impairment if certain impairment conditions arise. Finite life intangible assets are amortized on a straight-line basis over their estimated useful lives of 2 years. Amortization expense for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004 was $91 and $275, respectively. Estimated amortization expense is expected to be $184 for the period from May 1, 2005 to December 31, 2005.

Note 2.	Member Units

At December 31, 2004, there were 2,325,000 Class A member units and 1,550,000 Class B member units outstanding. Each Class A and B unit are entitled to one vote each. Under the Company’s operating agreement, the Company has five managers, of which three are appointed by Class A unit holders and two by Class B unit holders. Profits and losses are allocated to members in proportion to the number of units held by each member.

Note 3.	Commodity Futures Contracts

During 2004, the Company engaged in grain derivative (futures contracts) trading activity intended to take advantage of grain pricing opportunities from, and minimize the risk of, trading in the market. The derivatives are marked to market, resulting in immediate recognition of the resulting gain or loss. The value of open contracts are included in inventories. During the year ended December 31, 2004, these activities resulted in net gains of $86. The gains are reported in cost of product sales. The Company has categorized cash flows related to hedging activities in the same category as the item being hedged. There was no futures contract trading activity during the period from January 1, 2005 to April 30, 2005.

Note 4.	Notes Payable

The note payable to related party at December 31, 2004 consisted of a loan from ICM, Inc. for funds advanced for operating expenses. The note has a variable interest rate (5.00% at December 31, 2004), is payable on demand and is unsecured.

The note payable to bank consists of an asset-based lending agreement with LaSalle Business Credit, LLC (LaSalle) with maximum borrowings allowed of $20,000, limited to a percentage of accounts receivable, at a variable interest rate (6.25% at December 31, 2004). The agreement matures on November 4, 2007, however, LaSalle may reduce the maximum line of credit or make demand for repayment prior to maturity. The line of credit is collateralized by substantially all assets of the Company. The agreement requires that the Company maintain certain levels of tangible net worth and earnings. The agreement provides for up to $2,000 of letters of credit. At December 31, 2004, the Company had no letters of credit. Under the terms of the agreement, checks presented for payment against the specified controlled disbursement accounts are treated as requests for advances against the agreement. Amounts on deposit in specified lockbox accounts are recognized as reductions in the outstanding note balances. ICM, Inc. and Fagen, Inc. (related parties) have guaranteed up to $4,000 of debt under the agreement.

United Bio Energy, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Note 5.	Leases

The Company leases rail cars and office space under operating leases. The Company then rents most of the rail cars to customers as provided for under its services agreements with ethanol plants. Net rent expense for the period from January 1, 2005 to April 30, 2005 was $192. Rent expensed and collected during the year ended December 31, 2004 was $2,596 and $2,261, respectively, for a net rent expense of $335. The Company is responsible for repairs and maintenance on the rail cars, as well as damages that are assessed at the end of the lease term.

Future minimum lease payments as of April 30, 2005 are due as follows:

May 1, 2005 to December 31, 2005	$1,830
2006	2,467
2007	1,031
2008	295
2009	267
Thereafter	927

$6,817

Note 6.	Commitments and Credit Risk

Forward purchase contracts:  Unrealized gains and losses on forward contracts are deemed “normal purchases and normal sales” under Financial Accounting Standards Board Statement No. 133, as amended and, therefore, are not recognized in the Company’s financial statements.

Credit risk:  The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade account receivables. The Company maintains cash balances at four financial institutions. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation up to $100. At times, the Company’s bank balances may exceed $100.

The Company extends credit to customers. A substantial portion of its customers’ ability to honor its contracts is dependent upon the ethanol industry.

Sales by product and service for the period from January 1, 2005 to April 30, 2005 and year ended December 31, 2004 were as follows:

	2005	2004

Ethanol	$348	$15,692
Distillers grains	576	1,940
Corn	1,688	6,963
Other commodities	980	6,182
Services	1,354	1,426
Commissions	1,495	3,450

	$6,441	$35,653

United Bio Energy, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

Activity from one customer represented $5,144 of revenues (14% of revenues) for the year ended December 31, 2004.

Settlement:  The Company negotiated a $1,090 settlement for a claim from a customer related to ethanol purchases. The expense for this claim was recognized as of March 31, 2005 and is included in cost of services and commissions.

Note 7.	Related Party Balances

Interest expense of $5 and $16 was incurred to a related party on funds advanced for operating expenses under a promissory note at a variable interest rate (4.75% at April 30, 2005) for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004, respectively.

The Company earned commissions from related parties of $838 and $1,956, respectively, for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004.

Note 8.	Retirement Plan

The Company sponsors a profit sharing plan covering full-time and part-time employees. Contributions are made at the Company’s discretion. Profit sharing expense was $68 and $39 for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004.

Note 9.	Subsequent Event

Effective May 1, 2005, US BioEnergy Corporation acquired all of the outstanding member interests of the Company by issuing 1,250,000 shares (after a 1 for 4 reverse stock split) of its Class A common stock.

Note 10.	Restatement

The Company sells grain, ethanol and related products to its customers. The Company previously reported such sales and related cost of sales on a gross basis. However, the Company never takes delivery of these products, the amount the Company earns on these transactions is fixed, and the Company has minimal credit risk in these transactions. Accordingly, the Company has restated its 2004 financial statements to report these transactions on a net basis (as an agent), which revenues represent the net margin on the transactions. Gross billings previously reported for these transactions were $337,041 for the year 2004, which resulted in services and commissions revenues of $4,876, after restatement.

The 2004 financial statements have been restated to reflect cost of services and commissions separate from selling, general and administrative expenses.

The Company restated its 2004 financial statements to reflect products in transit as inventory rather than a completed sale. The net effect of this change is a reduction of equity of $54 as of December 31, 2004, and a decrease in net income of $54 for the year 2004.

The assets contributed by ICM Marketing, Inc. were adjusted to reflect consistent treatment of inventory in transit resulting in the following adjustment: increase in goodwill of $54. The net effect of this change is an increase in net income of $54 for the year 2004.

United Bio Energy, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except per share data)

The Company restated its 2004 financial statements to reflect the controlling ownership of the Company by ICM Marketing, Inc. upon formation. Management had previously considered the formation and contribution of assets and liabilities by ICM Marketing, Inc. and Fagen Management, LLC as a simultaneous transaction, and recorded the intangible assets contributed by both members to reflect their proportionate ownership. However, since the transfer between ICM Marketing, Inc. and the Company involves entities under common control, the assets and liabilities contributed by ICM Marketing, Inc. were recorded by the Company at ICM Marketing, Inc.’s historical cost at the date of the transfer. The effect of the restatement was to eliminate all goodwill and intangible assets contributed by ICM Marketing, Inc. upon the initial capitalization of the Company. Accordingly, amortization of intangible assets for the year 2004 was reduced by $491. The net effect of these changes was a reduction in equity of $1,531 as of December 31, 2004, and an increase in net income of $491 for the year 2004.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
US BioEnergy Corporation
Inver Grove Heights, Minnesota

We have audited the accompanying consolidated balance sheet of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2005 and the related consolidated statements of operations, members’ equity and cash flows for each year in the two year period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2005 and the results of their operations and their cash flows for each year in the two year period then ended in conformity with U.S. generally accepted accounting principles.

/s/  McGladrey & Pullen, LLP

Sioux Falls, South Dakota
June 9, 2006

Platte Valley Fuel Ethanol, LLC

Consolidated Balance Sheet
December 31, 2005

(Dollars in Thousands)

Assets
Current Assets
Cash and cash equivalents	$20,552
Receivables	1,418
Inventories	2,237
Prepaid expenses	560

Total current assets	24,767

Other Assets
Interest rate swap	238
Debt issuance costs, net of amortization of $126	410

648

Property and Equipment, net	55,682

$81,097

Liabilities and Members’ Equity
Current Liabilities
Current maturities of long-term debt	$3,388
Accounts payable	1,624
Accrued property taxes	835
Other accrued expenses	461
Derivative financial instruments	8

Total current liabilities	6,316

Long-term Debt, less current maturities	21,800

Minority Interest in Subsidiary	2,624

Commitments and Contingencies
Members’ Equity
Member capital contributions	25,499
Retained earnings	24,858

50,357

Total liabilities and members’ equity	$81,097

See Notes to Consolidated Financial Statements.

Platte Valley Fuel Ethanol, LLC

Consolidated Statements of Operations
Years Ended December 31, 2005 and 2004

	2005	2004
	(Dollars in Thousands)

Revenues:
Product sales	$84,581	$47,718
Other revenues, incentive income	5,109	8,188

Total revenues	89,690	55,906
Cost of goods sold, product sales	66,347	46,917

Gross profit	23,343	8,989
Selling, general and administrative expenses	1,776	1,320

Operating income	21,567	7,669

Other income (expense):
Interest expense	(1,559)	(1,681)
Interest income	301	2
Other income	31	12

	(1,227)	(1,667)

Income before minority interest	20,340	6,002
Minority interest in net loss of subsidiary	38	—

Net income	$20,378	$6,002

Pro forma amounts as if the Company were a taxable entity (unaudited):
Pro forma income tax expense	$7,700	$2,200
Pro forma net income	12,678	3,802

See Notes to Consolidated Financial Statements.

Platte Valley Fuel Ethanol, LLC

Consolidated Statements of Members’ Equity
Years Ended December 31, 2005 and 2004

(Dollars in Thousands)
Members’ equity, December 31, 2003	$19,168
Collection of subscriptions receivable	6,309
Net income	6,002

Members’ equity, December 31, 2004	31,479
Net income	20,378
Member distributions	(1,500)

Members’ equity, December 31, 2005	$50,357

See Notes to Consolidated Financial Statements.

Platte Valley Fuel Ethanol, LLC

Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004

	2005	2004
	(Dollars in Thousands)

Cash Flows From Operating Activities
Net income	$20,378	$6,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,335	2,791
Amortization	97	29
Minority interest in net loss of subsidiary	(38)	—
Changes in current assets and liabilities:
Receivables	1,920	(3,338)
Inventories	(715)	(1,522)
Prepaid expenses	(34)	(526)
Derivative financial instruments	(412)	182
Accounts payable	(90)	1,575
Accrued expenses	535	606

Net cash provided by operating activities	25,976	5,799

Cash Flows From Investing Activities
(Increase) decrease in restricted cash held in escrow	1,004	(281)
Purchases of property and equipment	(3,820)	(35,553)

Net cash used in investing activities	(2,816)	(35,834)

Cash Flows From Financing Activities
Proceeds from long-term debt	—	33
Principal payments on long-term debt	(7,508)	(661)
Proceeds from short-term debt	3,744	33,628
Principal payments on short-term debt	(3,744)	(5,000)
Debt issuance cost paid	—	(536)
Capital contributed	—	6,309
Member distributions	(1,500)	—
Proceeds from minority interest in subsidiary	2,662	—

Net cash provided by (used in) financing activities	(6,346)	33,773

Net increase in cash and cash equivalents	16,814	3,738
Cash and Cash Equivalents
Beginning of year	3,738	—

End of year	$20,552	$3,738

Supplemental Disclosure of Cash Flow Information
Cash payments for interest, of which $210 was capitalized in 2004	$2,046	$1,568
Supplemental Disclosure of Noncash Investing and Financing Activities
Conversion of short-term debt to long-term debt	$—	$27,900
Property and equipment acquired through accounts payable	139	197
Property and equipment acquired through subordinated note payable to a member	—	1,835

See Notes to Consolidated Financial Statements.

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements
(Dollars in Thousands, except per share data)

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business:  Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company, owns and operates a 40 million gallon nameplate annual production ethanol plant located in Central City, Nebraska.

A summary of significant accounting policies follows:

Principles of consolidation:  The consolidated financial statements include the accounts of Platte Valley Fuel Ethanol, LLC and its 50.2% owned subsidiary, Val-E Ethanol, LLC, which was formed on May 2, 2005 to develop and operate a 45 million gallon nameplate annual production ethanol plant near Ord, Nebraska. Platte Valley Fuel Ethanol, LLC and Val-E Ethanol, LLC are collectively referred to as the “Company”. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition:  Revenue from the production of ethanol and related products is recorded when title transfers to customers. Ethanol and related products are generally shipped FOB shipping point.

The Company receives incentives to produce ethanol from the State of Nebraska and from the United States Department of Agriculture. In accordance with the terms of these arrangements, incentive income is recorded based on the increase in the production level of ethanol.

Expense classification:  Cost of goods sold primarily includes costs for raw material, inbound freight charges, purchasing and receiving costs, inspection costs, shipping costs, other distribution expenses, warehousing costs, plant management and hourly compensation costs, general facility overhead charges, and commissions paid to marketers.

Selling, general and administrative expenses consists primarily of salaries and expenses for management and accounting employees as well as fees paid to outside service providers such as legal, audit and consulting firms.

Cash and cash equivalents:  For purposes of reporting cash flows, the Company considers all cash and money market accounts to be cash equivalents, except for restricted cash held in escrow.

Receivables:  Receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of outstanding amounts on a monthly basis. When deemed necessary, management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts along with a general reserve. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. As of December 31, 2005, there was no allowance for uncollectible amounts.

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

Inventories:  Corn, chemicals, supplies and work in process inventories are stated at the lower of cost or market on the first-in first-out method. Ethanol and distillers grains are stated at the lower of average cost or market.

Derivative financial instruments:  The Company hedges a portion of its future corn, natural gas and denaturant purchases to the extent considered necessary for minimizing risk from market price fluctuations. Exchange-traded futures contracts and forward contracts in which delivery of the related commodity has occurred, are valued at fair market value. The Company is hedging its exposure with forward and futures contracts through 2006. Unrealized gains and losses on forward contracts, in which delivery has not occurred, are deemed “normal purchases and normal sales” under Financial Accounting Standards Board (FASB) Statement No. 133, as amended, and therefore, are not marked to market in the Company’s financial statements. Market value adjustments are recorded directly to current earnings through cost of goods sold. For the years ended December 31, 2005 and 2004, the Company recorded an expense of $808 and $3,655, respectively, in connection with its hedging activities.

The fair value of the Company’s interest rate swap agreement is recognized as either an asset or liability in the consolidated balance sheets, with changes in fair value reported in interest expense in the consolidated statements of operations.

The Company has categorized cash flows related to hedging activities in the same category as the item being hedged.

Debt issuance costs:  Debt issuance costs are amortized over the term of the related debt instrument by a method which approximates the interest method. Amortization of debt issuance costs was $97 and $29 during 2005 and 2004, respectively. Future amortization of debt issuance costs, based on debt outstanding as of December 31, 2005, is expected to be as follows: 2006 $97; 2007 $97; 2008 $97; 2009 $71; 2010 $5; and thereafter $43.

Property and equipment:   Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

Years
Land improvements	20
Buildings	20
Machinery and equipment	5-20
Office furniture and equipment	5-10

Construction in progress will be depreciated once construction is completed and the assets are placed into service, which is expected to occur in 2006.

Income taxes:  The Company is taxed under sections of federal and state income tax laws which provide that, in lieu of corporation income taxes, the members account for their prorata shares of the Company’s items of income, deductions, losses and credits. Therefore, the accompanying consolidated financial statements do not include any provision for federal or state income taxes.

Advertising costs:  Advertising costs are expensed when incurred and totaled $12 and $11 for 2005 and 2004, respectively.

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

Fair value of financial instruments:  The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, receivables, accounts payable and accrued interest approximate their fair values due to the short maturity of the instruments. Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered for debt with similar terms and underlying collateral. The total carrying value of long-term debt reported on the balance sheet approximates its fair value. Fair values for derivative financial instruments and the interest rate swap are determined based on quoted market prices and such instruments are recorded at fair value on the accompanying balance sheets.

Segment reporting:  The Company is managed as a single reportable segment.

Recent accounting pronouncement:  In November 2004, the FASB issued FASB Statement No. 151, Inventory Costs. FASB Statement No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. FASB Statement No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal”. In addition, FASB Statement No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of FASB Statement No. 151 are effective for fiscal years beginning after June 15, 2005. The Company does not expect the implementation of FASB Statement No. 151 to have a material effect on the Company’s consolidated financial position or results of operations.

Note 2.	Receivables

A summary of receivables at December 31, 2005 is as follows:

Trade	$1,248
Incentive	41
Broker	90
Other	39

$1,418

Note 3.	Inventories

A summary of inventories at December 31, 2005 is as follows:

Corn	$349
Chemicals	235
Supplies	615
Work in process	254
Ethanol	779
Distillers grains	5

$2,237

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

Note 4.	Property and Equipment

A summary of property and equipment at December 31, 2005 is as follows:

Land and land improvements	$5,857
Buildings	13,983
Machinery and equipment	40,091
Office furniture and equipment	316
Construction in progress	2,560

62,807
Less accumulated depreciation	7,125

$55,682

Note 5.	Note Payable

The Company has a loan agreement with a Bank that provides for a revolving line of credit of $5,000, subject to renewal on December 8, 2006, and two construction term notes as described in Note 6. The revolving line of credit bears interest at 3.80% above the 1 month LIBOR rate (7.80% at December 31, 2005) with an incentive pricing clause that will reduce the interest rate to a range from 2.80% to 3.30% above the 1 month LIBOR if the Company maintains specified debt to net worth ratio levels. The agreement is secured by substantially all of the Company’s assets and matures on September 20, 2009. The agreement contains restrictive covenants concerning the maintenance of certain financial ratios and limits the amount of cash distributions that may be paid to the members to no more than 40% (65% once retained earnings exceeds outstanding debt) of the previous fiscal year’s net income or that amount which would result in the Company at the time of distribution, remaining in compliance with any of the covenants set forth in the agreement, and ongoing financial reporting requirements to the lender. Prepayment of outstanding borrowings prior to September 2007 would result in a prepayment penalty of up to 3%. The Company is required to make additional principal payments based on an excess cash flow requirement as defined in the agreement. In addition, the agreement provides for an unused commitment fee of 0.20% of the average unused portion of the note. As of December 31, 2005, no amounts were outstanding under the revolving line of credit.

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

Note 6.	Long-term Debt

Variable rate term note to bank, bearing interest at 3.30% above the 3 month LIBOR (7.80% at December 31, 2005), due in quarterly payments of principal and interest with a final balloon payment due on September 20, 2009, collateralized by substantially all of the assets of the Company(a)	$14,776
Variable rate term note to bank, bearing interest at 3.80% above the 3 month LIBOR with an incentive pricing clause that will reduce the interest rate to a range from 2.80% to 3.30% above the 3 month LIBOR (7.30% at December 31, 2005), due in quarterly payments of $552, which includes principal and interest to September 20, 2009, collateralized by substantially all of the assets of the Company	6,743
Community redevelopment revenue bonds(b)	3,669

25,188
Less current maturities	(3,388)

$21,800

(a)	The Company entered into an interest rate swap agreement with the bank effective June 21, 2004 and expiring September 20, 2009, with an original notional amount of $16,450. The notional amount, which decreases over the term of the agreement as principal payments are made on the notes, was $14,776 at December 31, 2005. Under the swap agreement, the Company pays interest at a fixed rate equal to 7.50% and receives interest at a variable rate equal to the 3 month LIBOR plus 3.30% (7.80% as of December 31, 2005). The swap agreement requires payments be made or received quarterly. The fair value of the swap agreement was recorded as an asset of $238 as of December 31, 2005.

(b)	The Company is obligated to repay Community Redevelopment Revenue Bonds, issued by the Community Redevelopment Authority (Authority) of the City of Central City, Nebraska. The redevelopment contract requires interest only payments in 2005 and semiannual interest and principal payments beginning June 1, 2006 through 2018. The bonds contain fixed interest rates ranging from 6.25% to 7.25%. Real estate taxes paid by the Company and allocated to the Authority will be used by the Authority to pay principal and interest of the bonds. Although such real estate taxes are expected to be sufficient to repay the bonds, the Company is obligated to pay any deficiency when due. The agreement is secured by a mortgage on the Company’s real property which is subordinate to the variable term notes payable to bank and the revolving term note.

Long-term debt maturities are as follows:

Years ending December 31,

2006	$3,388
2007	3,580
2008	3,781
2009	11,552
2010	229
Thereafter	2,658

$25,188

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

Note 7.	Members’ Equity

Platte Valley Fuel Ethanol, LLC sold membership units during 2003 for a total of $25,499 and at December 31, 2003 had $6,309 of membership subscriptions receivable which were offset against members’ equity. The outstanding subscriptions receivable were collected in 2004. At December 31, 2005, there were 509.97 membership units outstanding. The Company is managed by a Board of Managers and the operating agreement provides that the profits and losses of Platte Valley Fuel Ethanol, LLC are allocated in proportion to the membership units held. Members do not have rights to take part in the management of the Company. Transfers of membership units are prohibited except as provided for under the operating agreement. Platte Valley Fuel Ethanol, LLC has perpetual duration, unless it is dissolved and its affairs wound up in accordance with law or pursuant to its operating agreement.

Note 8.	Employee Benefit Plan

The Company has a defined contribution plan available to its qualified employees. The Company matches 100% of the contributions of qualified employees up to 3% of the eligible salary of each employee. Company contributions totaled $37 and $25 for the years ended December 31, 2005 and 2004, respectively.

Note 9.	Related Party Transactions, Commitments and Contingencies and Concentrations

The Company’s Central City, Nebraska plant was constructed by one of its members for a total contract price of approximately $51,000. Construction was substantially complete as of May 2004 when production began.

The Company recorded interest expense of $35 and $29 related to a subordinated note payable to a member for the years ended December 31, 2005 and 2004, respectively.

The Company purchases a substantial portion of its denaturant from one of its members. Denaturant purchases from the member were $2,080 and $1,683 for the years ended December 31, 2005 and 2004, respectively. Accounts payable related to these purchases totaled $14 at December 31, 2005.

The Company markets all of its ethanol through United Bio Energy, LLC (UBE). The term of the agreement is for a one year period with automatic renewal for successive one year terms, unless either party gives written notice within 90 days prior to the expiration of the current term. The agreement includes provisions that require rail car leases be entered into by the marketer for the benefit of the Company. Upon termination of the marketing agreement, the Company is required to assume the leases and be obligated to the terms and conditions of the leases. As of December 31, 2005, the marketer leases 120 rail cars through March 31, 2007 with automatic renewals for successive 36 month terms unless canceled by either party. For the years ended December 31, 2005 and 2004, respectively, the Company incurred $733 and $486 under the lease agreement. Future minimum lease payments on the railroad cars are $698 in 2006 and $175 in 2007. See Note 10 for subsequent acquisition of the Company by US BioEnergy Corporation, the parent of UBE.

The Company enters into forward ethanol contracts to manage the risk of price volatility. At December 31, 2005, the Company had entered into contracts to sell approximately 35,000,000 gallons of ethanol at an average price of $1.70 per gallon.

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

The Company has an agreement with UBE to provide management services of essentially all of the day to day activities of its plant for a minimum of $350 per year. The agreement is renewable annually and includes incentive bonuses based on the profitability of the Company, with a maximum of $350 per year. Under this agreement, the Company incurred $734 and $327, which included incentive bonuses of $350 and $0 for the years ended December 31, 2005 and 2004, respectively.

The Company has an agreement with UBE to purchase approximately 15 million bushels of corn per year. The agreement is renewable annually, unless either party gives written notice within 90 days prior to the expiration of the current term. As of December 31, 2005, the Company had outstanding commitments to purchase approximately 11,500,000 bushels of corn at an average price of $2.13 per bushel under forward contracts.

The Company has an agreement to purchase all electric energy requirements for an annual minimum charge of $115 until the agreement expires in May 2008. For the years ended 2005 and 2004, the Company incurred $1,006 and $633, respectively, under the agreement.

At December 31, 2005, the Company had outstanding commitments to purchase approximately 640,000 MMBTU of natural gas at an average price of $9.52 per MMBTU.

The Company receives an incentive payment from the United States Department of Agriculture (USDA) for the use of corn to produce ethanol. In accordance with the terms of this program, income is recorded based on incremental production of ethanol compared to the prior year. The incentive is calculated on the USDA fiscal year of October 1 to September 30 and paid quarterly. Incentive revenue from the USDA of $2,311 and $5,390 was recorded for the years ended December 31, 2005 and 2004, respectively. The USDA issued notice that incentive payments for use of corn to produce ethanol will end in June 2006.

The Company also receives an incentive payment from the State of Nebraska (State) to produce ethanol. In accordance with the terms of this program, income is recorded based on the increase in gallons of ethanol produced. Incentive revenue of $2,798 and $2,798 was recorded for the years ended December 31, 2005 and 2004, respectively.

At December 31, 2005, the Company had construction in progress to construct additional grain storage bins, with a remaining commitment of $534.

Substantially all of the Company’s facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

In December 2005, the Company entered into a contract for excavation and site improvements for the Val-E Ethanol, LLC ethanol plant. The agreement requires total payments of $1,573. As of December 31, 2005, construction costs of $139 were incurred under the contract and are included in accounts payable. Also see Note 10.

In the ordinary course of business, the Company is party to claims and litigation. Management believes these matters will not have a material effect on the operations of the Company.

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

Net sales for the years ended December 31, 2005 and 2004 include sales to the following major customers, together with the receivables due from those customers:

	Years Ended
	December 31,
Customer	2004	2005

UBE for ethanol	$40,997	$74,886
Marketer for wet distillers grain, a related party	6,721	9,682

	$47,718	$84,568

Receivable Balance
Customer	as of December 31, 2005

UBE	$1,089
Marketer for wet distillers grain, a related party	159

$1,248

As of December 31, 2005, the Company had cash balances in excess of federally insured limits at one commercial bank which totaled approximately $21,300.

Note 10.	Subsequent Events (Unaudited)

Construction contract — Val-E Ethanol, LLC:  In January 2006, the Company entered into a design-build contract with one of its members for the design, engineering and construction for the Val-E Ethanol, LLC ethanol plant. The agreement requires total payments of approximately $52,000, not including the water pre-treatment system and fire protection system which will be provided pursuant to a change order on a time and materials basis.

In January 2006, the Company obtained a commitment from a bank for the financing of the Val-E Ethanol, LLC ethanol plant. The financing package includes a construction and variable term loan for 60% of the total project costs limited to $42,840 with an operating line of credit of $5,000 and letters of credit up to $1,000.

Plant expansion:  In April 2006, the Company entered into a design-build contract with one of its members for expansion of its ethanol plant located in Central City, Nebraska, to 80 million gallon nameplate annual production. The agreement requires total payments of approximately $43,000, not including the water pre-treatment system and fire protection system which will be provided pursuant to a change order on a time and materials basis.

In June 2006, the Company obtained a commitment letter from a bank for the financing of the related expansion. The financing package includes a construction and variable term loan for the lesser of $46,300 or 40% of member’s equity, an operating line of credit for $5,000 and letters of credit up to $1,000.

Acquisition by US BioEnergy Corporation:  The Company and the 49.8% minority interest of Val-E Ethanol, LLC were acquired by US BioEnergy Corporation (USBE) as of April 30, 2006 for consideration of $40,000 in cash, 12,801,245 shares (after a 1 for 4 reverse stock split) of USBE Class A common stock valued

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)
(Dollars in Thousands, except per share data)

at $114,699, and additional consideration of $35,000 in cash if USBE does not go effective with a qualifying registration statement for an initial public offering of its Class A common stock by June 30, 2007. If USBE has not filed a qualifying registration statement as of December 20, 2006, the former members of the Company have the right to terminate and unwind the acquisition by delivery of written notice to USBE by December 28, 2006.

MILLENNIUM ETHANOL, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Millennium Ethanol, LLC (A Development Stage Company)
Marion, South Dakota

We have audited the accompanying balance sheets of Millennium Ethanol, LLC (a development stage company) as of December 31, 2006 and 2005, and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2006 and for the period from September 6, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Ethanol, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and for the period from September 6, 2005 (date of inception) to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota
April 26, 2007

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	March 31,	December 31,	December 31,
	2007	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$13,418,528	$24,966,719	$2,847,227
Interest receivable	—	1,246	2,630
Excise tax refund receivable	557,992	—	—
Prepaid expenses	53,792	56,548	12,370

TOTAL CURRENT ASSETS	14,030,312	25,024,513	2,862,227

PROPERTY AND EQUIPMENT
Building	297,258	—	—
Office equipment	33,308	15,987	1,272
Vehicle	24,659	—	—
Land	1,175,163	1,174,493	—
Construction in progress	40,407,081	25,335,368	—

	41,937,469	26,525,848	1,272
Less accumulated depreciation	4,065	909	—

	41,933,404	26,524,939	1,272

OTHER ASSETS
Construction escrow account	8,674	10,000	—
Deferred financing costs, net of amortization	3,824,801	3,798,162	—
Water treatment plant costs	2,928,000	2,928,000	—

	6,761,475	6,736,162	—

TOTAL ASSETS	$62,725,191	$58,285,614	$2,863,499

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$227,016	$66,901	$85,516
Accrued expenses	15,760	21,039	—
Construction costs payable, including retained amounts of $3,261,733 and $2,112,876 at March 31, 2007 and December 31, 2006, respectively	4,225,462	2,173,808	—

TOTAL CURRENT LIABILITIES	4,468,238	2,261,748	85,516

UNEARNED GRANT INCOME	1,939,063	—	—
SUBORDINATED CONVERTIBLE NOTE PAYABLE	14,635,111	14,078,867	—
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY
Class A member units, 40,250,000 units outstanding as of March 31, 2007 and December 31, 2006, and 410,000 units outstanding and 34,990,000 units subscribed as of December 31, 2005	40,221,677	40,221,677	38,188,613
Class B member units, 1,000,000 units outstanding	2,116,930	2,116,930	168,348
Class A subscriptions receivable relative to 34,990,000 units	—	—	(34,990,000)
Deficit accumulated during development stage	(655,828)	(393,608)	(588,978)

	41,682,779	41,944,999	2,777,983

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$62,725,191	$58,285,614	$2,863,499

See notes to financial statements.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

			Period from	Period from
	Three Months		Inception	Inception
	Ended	Year Ended	(September 6, 2005)	(September 6, 2005)
	March 31,	December 31,	to December 31,	to March 31,
	2007	2006	2005	2007
	(Unaudited)			(Unaudited)

REVENUES	$—	$—	$—	$—
OPERATING EXPENSES
Organizational expense	—	—	501,092	501,092
Management fees	105,000	270,000	40,000	415,000
Professional and consulting fees	192,057	343,123	27,616	562,796
General and administrative	181,325	154,560	22,900	358,785

OPERATING LOSS	(478,382)	(767,683)	(591,608)	(1,837,673)
NON OPERATING INCOME
Interest income	216,162	963,053	2,630	1,181,845

NET INCOME (LOSS)	$(262,220)	$195,370	$(588,978)	$(655,828)

NET INCOME (LOSS) PER MEMBER UNIT — BASIC	$(0.01)	$0.01	$(0.54)	$(0.02)

NET INCOME (LOSS) PER MEMBER UNIT — DILUTED	$(0.01)	$0.01	$(0.54)	$(0.02)

WEIGHTED AVERAGE MEMBER UNITS OUTSTANDING — BASIC	41,250,000	34,547,017	1,094,701	28,721,171

WEIGHTED AVERAGE MEMBER UNITS OUTSTANDING — DILUTED	41,250,000	37,994,963	1,094,701	28,721,171

See notes to financial statements.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF MEMBERS’ EQUITY

				Deficit Accumulated
	Capital Contributed		Class A	During
	Class A	Class B	Subscriptions	Development
	Membership	Membership	Receivable	Stage	Total
BALANCE — September 6, 2005 (Date of Inception)	$—	$—	$—	$—	$—
Issuance of 410,000 Class A Membership Units at $.50 per unit — October 4, 2005	205,000	—	—	—	205,000
Issuance of 1,000,000 Class B Membership Units at $.50 per unit in exchange for services — September 30, 2005	—	500,000	—	—	500,000
Subscriptions for 37,840,000 Class A Membership Units at $1.00 per unit as of December 31, 2005	37,840,000	—	(37,840,000)	—	—
Collections of subscriptions for Class A membership units	—	—	2,850,000	—	2,850,000
Costs of raising capital	(188,039)	—	—	—	(188,039)
Revaluation of membership units under the operating agreement provisions	331,652	(331,652)	—	—	—
Net loss			—	(588,978)	(588,978)

BALANCE — December 31, 2005	38,188,613	168,348	(34,990,000)	(588,978)	2,777,983
Collections of subscriptions for Class A membership units	—	—	34,990,000	—	34,990,000
Issuance of 2,000,000 Class A membership units at $1.00 per unit — November 20, 2006, pursuant to May 5, 2006 agreement	2,000,000	—	—	—	2,000,000
Adjustment for beneficial conversion feature of debt agreement	2,000,000	—	—	—	2,000,000
Costs of raising capital	(18,354)	—	—	—	(18,354)
Revaluation of membership units under the operating agreement provisions	(1,948,582)	1,948,582	—	—	—
Net income	—	—	—	195,370	195,370

BALANCE — December 31, 2006	40,221,677	2,116,930	—	(393,608)	41,944,999
Net loss (Unaudited)	—	—	—	(262,220)	(262,220)

BALANCE — March 31, 2007 (Unaudited)	$40,221,677	$2,116,930	$—	$(655,828)	$41,682,779

See notes to financial statements.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

			Period from	Period from
	Three Months		Inception	Inception
	Ended	Year Ended	(September 6, 2005)	(September 6, 2005)
	March 31,	December 31,	to December 31,	to March 31,
	2007	2006	2005	2007
	(Unaudited)			(Unaudited)

OPERATING ACTIVITIES
Net income (loss)	$(262,220)	$195,370	$(588,978)	$(655,828)
Changes to net income (loss) not affecting cash
Depreciation	3,156	909	—	4,065
Equity issued in exchange for services	—	—	500,000	500,000
Changes in current assets and liabilities
Interest receivable	1,246	1,384	(2,630)	—
Prepaid expenses	2,756	(44,178)	(12,370)	(53,792)
Accounts payable	139,118	(23,643)	85,516	200,991
Accrued expenses	(5,279)	21,039	—	15,760

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(121,223)	150,881	(18,462)	11,196

INVESTING ACTIVITIES
Purchase of office equipment	(14,033)	(14,715)	(1,272)	(30,020)
Purchase of land	(670)	(1,174,493)	—	(1,175,163)
Purchase of capital assets	(321,917)	—	—	(321,917)
Construction in progress	(12,869,720)	(21,045,215)	—	(33,914,935)
Payment of water treatment plant costs	—	(2,928,000)	—	(2,928,000)
Proceeds from (payments to) construction escrow account	1,326	(10,000)	—	(8,674)

NET CASH USED IN INVESTING ACTIVITIES	(13,205,014)	(25,172,423)	(1,272)	(38,378,709)

FINANCING ACTIVITIES
Proceeds from subordinated convertible note payable, including $2,000,000 attributed to beneficial conversion feature	—	14,000,000	—	14,000,000
Payment of deferred financing costs	(161,017)	(3,830,612)	—	(3,991,629)
Sale of membership units and collection of unit subscriptions	—	36,990,000	3,055,000	40,045,000
Payment of costs of raising capital	—	(18,354)	(188,039)	(206,393)
Proceeds from tax increment financing	1,939,063	—	—	1,939,063

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,778,046	47,141,034	2,866,961	51,786,041

NET INCREASE (DECREASE) IN CASH	(11,548,191)	22,119,492	2,847,227	13,418,528
CASH — beginning of period	24,966,719	2,847,227	—	—

CASH — end of period	$13,418,528	$24,966,719	$2,847,227	$13,418,528

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest, capitalized as construction in progress	$—	$907	$—	$907

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES AND FINANCING ACTIVITIES
Construction in progress resulting from amortization of discount on note payable	$—	$2,000,000	$—	$2,000,000
Accounts payable incurred for financing costs	$22,737	$5,028	$—	$22,737
Construction costs payable incurred for construction in progress	$4,225,462	$2,173,808	$—	$4,225,462
Accrued interest and amortization of financing costs capitalized as construction in progress	$708,331	$116,345	$—	$824,676

See notes to financial statements.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

NOTE A:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS — Millennium Ethanol, LLC (a South Dakota limited liability Company) was organized in September 2005 to pool investors to build a 50 or 100 million gallon annual production ethanol plant to be located near Marion, South Dakota. As of March 31, 2007, the Company is in the development stage with its efforts being principally devoted to construction activities of a 100 million gallon ethanol plant.

UNAUDITED INTERIM FINANCIAL INFORMATION — The interim financial information of the Company as of and for the three months ended March 31, 2007 and for the period from inception (September 6, 2005) to March 31, 2007, is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual financial statements and in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and cash flows of the Company for the three months ended March 31, 2007, for the period from inception to March 31, 2007 and the financial position of the Company as of March 31, 2007.

USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

ORGANIZATIONAL AND START UP COSTS — The Company expenses all organizational and start-up costs as incurred.

SEGMENT REPORTING — The Company is managed as a single operating segment.

FAIR VALUE OF FINANCIAL INSTRUMENTS — The carrying amounts for cash, receivables, accounts payable, construction costs payable and subordinated convertible note payable approximate fair value.

CASH AND CASH EQUIVALENTS — The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

EXCISE TAX REFUND RECEIVABLE — The State of South Dakota has a construction tax refund program for reimbursement of excise, sales and use taxes paid on construction projects. In 2007, the Company has submitted reimbursement requests for eligible expenses associated with this program which are included in receivables as of March 31, 2007.

PROPERTY AND EQUIPMENT — Property and equipment are stated at the lower of cost or estimated fair value. Depreciation is computed using the straight-line method over estimated useful lives of five years for office equipment, once the equipment is placed into service. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. Interest expense incurred during construction periods including deferred financing cost amortization, are capitalized as construction in progress to the extent that qualifying construction expenditures do not exceed outstanding interest-bearing debt.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

DEFERRED FINANCING COSTS — The Company defers costs incurred to raise debt financing until the related debt is issued. Deferred financing costs are amortized over the term of the debt. Amortization expense was $152,087, $37,478, and $0 for the three months ended March 31, 2007, the year ended December 31, 2006 and the year ended December 31, 2005, respectively. Expected future annual amortization of deferred financing costs as of December 31, 2006 was as follows: 2007 $591,330; 2008 $591,346; 2009 $547,622; 2010 $516,390; 2011 $516,390; thereafter $1,035,084.

WATER TREATMENT PLANT COSTS — The Company deferred costs which it incurred to construct facilities owned by a rural water user district until the Company begins to receive water from the rural water user district. The costs were incurred in conjunction with a water supply contract and will be amortized over the useful life of the water treatment facility as it relates to the ethanol plant.

COSTS OF RAISING CAPITAL — The Company defers the costs incurred to raise equity financing until that financing occurs, at which point the deferred costs are offset against the equity raised. These costs totaled $0, $18,354 and $188,039 for the three months ended March 31, 2007, the year ended December 31, 2006, and the period from inception to December 31, 2005.

INCOME TAXES — The Company is organized as a limited liability company under South Dakota law. Under this type of organization, the Company is treated as a partnership for federal and state income tax purposes with earnings or losses passing through to the members and being taxed at the member level. Accordingly, no income tax provision is reflected in the statements of operations. The Company files income tax returns in the United States federal jurisdiction. All years since inception remain open for examination by federal and state agencies.

NET INCOME (LOSS) PER MEMBER UNIT — Basic and diluted net income (loss) per member unit are computed using the weighted-average number of member units outstanding during the period. For purposes of calculating diluted net income (loss) per member unit, 21,176,470 Class C units issuable under the purchase rights agreement related to convertible long-term debt but not issued were not included in the weighted average computation of outstanding member units for the three months ended March 31, 2007 and the period from inception (September 6, 2005) to March 31, 2007 because their effect would have been anti dilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS — In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This interpretation provides that the financial statement effects of a tax positions initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This interpretation also may require additional disclosures related to tax positions taken.

The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with any cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. The Company implemented FIN 48 during the first quarter of 2007 and its adoption was not significant to the Company’s financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires that public companies utilize a “dual approach” to

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. The Company adopted SAB 108 in quarter ended December 31, 2006 without any impact on the Company’s consolidated financial statements.

In September 2006 the FASB issued Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, it sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of FASB Statement No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of FASB Statement No. 157 should be applied retrospectively. The Company will adopt FASB Statement No. 157 in the first quarter of 2008 and is evaluating the effect, if any; it may have on financial position or results of operations.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including and amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The Company will adopt FASB Statement No. 159 in the first quarter of 2008 and is evaluating the effect, if any it may have on financial position or results of operations.

NOTE B:	DEVELOPMENT STAGE ENTERPRISE (MEMBERS’ EQUITY)

The Company was formed on September 6, 2005 and has a perpetual life. The Company’s ownership may be divided into three or more classes, with the initial unit classes being Class A, B, and C. On matters submitted to the membership, a majority vote of Class A and C members, as a single class, and Class B members is required to approve the matter being considered. Members holding Class A, B, and C units have equal membership voting rights. Class B members have rights to 5% of profits and losses. Class A and C members have rights to 95% of profits and losses. No Class C units have been issued as of March 31, 2007.

Class B members appoint one manager for each 500,000 Class B units held, Class A members appoint four managers, and the subordinated lender appoints one manager. Class B units may not be transferred for 3 years after issuance, and after 3 years the Class B units may be converted by a Class B holder to Class A units. Each Class C unit may be converted by a class C holder to one Class A unit. Transfer of the units is restricted pursuant to the operating agreement and to the applicable tax and securities laws and requires approval of the board of managers.

The Company was initially capitalized by 7 members who contributed a total of $205,000 in exchange for 410,000 Class A capital units valued at $.50 per unit. In addition, the Company issued 1,000,000 Class B capital units valued at $.50 per unit for a total of $500,000, to the management company (See Note C) in exchange for their efforts in the development of the company.

Under the Company’s operating agreement, the Board of Managers is authorized to issue additional member units without member approval. The Company issued a private placement memorandum in 2005 to issue a maximum of 50,000,000 Class A capital units at an offering price of $1.00 per unit. The offering was

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

closed on December 31, 2005. As of March 31, 2007 and December 31, 2006, the Company had outstanding 40,250,000 Class A units and 1,000,000 Class B units, and has designated 21,176,470 Class C units for possible issuance (See Note D).

Under the Company’s operating agreement, the Class B unit holder is credited with 5% of the initial capital contributions. Therefore, a revaluation adjustment to Class B equity account is reflected in the statements of members’ equity for the years ended December 31, 2006 and 2005. As of March 31, 2007, the allocation of members’ equity is as follows:

Membership		Allocated	Accumulated
Class	# of Units	Capital	Deficit

Class A	40,250,000	$40,221,677	$(623,037)
Class B	1,000,000	2,116,930	(32,791)

Totals	41,250,000	42,338,607	$(655,828)

NOTE C:	RELATED PARTY TRANSACTIONS

Management agreement

In September 2005, the Company entered into a management agreement with its Class B member unit holder. Under this agreement, the Company pays a fee of $10,000 per month plus reimbursable out of pocket expense to the Class B member for providing construction consulting and management services. This fee began in September 2005 and is effective until closing of a construction loan, at which point the fee will increase to $35,000 per month plus reimbursable out of pocket expenses. The term of the management agreement extends to September 2012 and is automatically renewable for three year periods. The agreement may be terminated by either party upon 180 — day written notice prior to the beginning of any such renewal period.

Prior to the end of the initial term, the agreement may be terminated for cause. For the three month period ended March 31, 2007, the year ended December 31, 2006 and the period from inception to December 31, 2005, the Company recognized management fees under the agreement of $105,000, $270,000 and $40,000, respectively, of which $35,000, $35,000 and $40,000, respectively, was included in accounts payable at March 31, 2007, December 31, 2006 and December 31, 2005.

Design Build Contract

In May 2006, the Company entered into a lump-sum design-build agreement with a general contractor to build a 100 million gallon ethanol plant for a fixed contract price of $105,997,000 which was reduced to $105,782,000 as of March 31, 2007 through signed change orders. Monthly applications are submitted for work performed in the previous period. The design-build agreement includes a provision whereby the general contractor receives an early completion bonus of $20,000 per day for each day the construction is complete prior to February 20, 2008. The contract may be terminated by the Company upon a ten day written notice subject to payment for work completed, termination fees, and any applicable costs and retainage. As of March 31, 2007, December 31, 2006, and December 31, 2005, the Company had incurred construction costs

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

under the contract of $30,293,482, $17,512,581, and $0, respectively, with $3,029,348 and $1,751,258 included in construction costs payable as of March 31, 2007 and December 31, 2006, respectively. In November 2006, the general contractor (Fagen, Inc.) became a Class A member of the Company.

The design-builder is also providing construction services that are not included in the construction contract. As of March 31, 2007 and December 31, 2006, additional amounts incurred to Fagen, Inc. were $700,613, and $52,307, respectively, with $617,588, and $6,057, included in construction costs payable at March 31, 2007 and December 31, 2006, respectively.

NOTE D:	LONG TERM DEBT

Senior Debt Financing Agreement

On June 22, 2006 the Company entered into a construction/term loan agreement with Dougherty Funding LLC, Minneapolis, Minnesota which provides for a new construction term loan commitment of $90,000,000 to be used for the construction of the ethanol plant. A portion of the construction loan commitment may be replaced by the proceeds of tax exempt bonds (see below) and, therefore, the maximum amount to be disbursed under the construction loan may be reduced to approximately $65,000,000. The senior debt is secured by substantially all of the assets of the Company. Under the terms of the agreement, distributions to members, including tax distributions, cannot exceed 75% of pre-tax net income. In addition, distributions cannot be made if the Company’s debt service coverage ratio, as defined, is less than 1.25x. The Company is also restricted from incurring additional debt, and is limited to capital leases of $250,000 and operating leases with annual rents of $100,000. The term of the senior construction loan commitment allows advances to be made through May 31, 2008. The senior loan agreement provides a variable interest rate at LIBOR plus 4%. During the construction phase, interest is due monthly. During the term phase, payments will be based on monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance to a maturity date of March 31, 2013.

The senior loan agreement provides that the lender will hold back from disbursement from the senior loan a $4,200,000 construction contingency reserve and a $6,900,000 interest reserve until drawn on under the terms of the agreement, or if not drawn will be deposited into the debt service cash reserve account. A debt service cash reserve account will be set up based on 75% of Project Free Cash Flows as defined in the agreement up to an aggregate of $7,000,000 to be maintained with the lender. Additionally, beginning the first month of the second year of the term phase of the loan, and monthly thereafter, the Company will be required to deposit $50,000 in and fund an interest — bearing account for capital expenditures for the replacement of machinery and equipment.

As of March 31, 2007, no amount had been advanced on the construction term loan, and the Company was in compliance with all terms, covenants and conditions of the senior loan agreement. After all equity proceeds and subordinated debt and tax increment financing have been spent on Project costs, and other conditions precedent to the initial advance are satisfied, including for example that there be no event of default, then construction loan advances may be used to pay Project costs.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

Tax Increment Financing (TIF)

In February 2007, the Company received a net grant of $1,939,063 from the proceeds of tax increment financing bonds issued by Turner County, South Dakota. Under South Dakota law, proceeds from tax increment financing are not a liability of the Company but are an obligation of the taxing district issuing the bonds. The grant was provided to fund improvements to the property owned by the Company and the bonds will be repaid by Turner County from the incremental increase in property taxes related to the improvement of the Company’s real property. The proceeds of the financing have been recorded as deferred revenue and will be amortized into income based on the life of the related property and equipment.

Subordinated Convertible Note Payable

The subordinated convertible mezzanine loan (the “Mezzanine Loan”) was made to the Company by Farmers Energy Millennium, LLC (“Farmers Energy”), a wholly-owned-or-controlled subsidiary of Rex Radio and Television, Inc., an Ohio corporation that is traded on the NYSE under the symbol (“Rex Radio”). The following are the terms of the Mezzanine Loan:

Loan Amount:	$14,000,000
Loan Term:	Seven (7) years
Interest Rate:	Fixed at 15.6% (1.3% monthly)
Repayment/Amortization:	Principal & Interest payable monthly over a 10 year amortization
Conversion Rights:	Farmers Energy will retain the right to purchase up to 20,000,000 Class C Units at $0.90 per unit (or 21,176,470 Class C Unites at $0.85 per unit if conversion is requested earlier by the Company) until the maturity date of the Mezzanine Loan. This constitutes all of the Class C Units. If Farmers Energy fully exercises its rights, the purchase price will be $18,000,000.

During the construction period, the interest on the Mezzanine Loan will accrue and be added to the principal balance. Accrued interest is estimated to total approximately $2,650,000 during the construction period. Therefore, when the amortization period begins at the commencement of ethanol production, the principal balance of the Mezzanine Loan will total approximately $16,650,000. The Company has the right to prepay the Mezzanine Loan down to a balance of $11,000,000, with a prepayment fee equal to six months interest on the prepaid amount.

The Mezzanine Loan is secured by a third mortgage and security interest on the Company’s property and payment is fully subordinated to the construction term loan, the tax exempt bonds, the letter of credit facility and the line of credit facility. Under the terms of the construction term loan agreement, the proceeds of the Mezzanine Loan are required to be expended on Project costs prior to any disbursement of the proceeds of the construction term loan or the proceeds of the tax exempt bonds. Farmers Energy has funded the Mezzanine Loan. As of December 31, 2006, the expected future maturities of this Mezzanine Loan were as follows: 2007 $0; 2008 $676,543; 2009 $856,371; 2010 $999,943; 2011 $1,167,585; and thereafter $10,378,425.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

If Class C units are issued in connection with the conversion rights, each Class C unit is convertible into one Class A Unit. The Class C units shall have the same voting and financial rights, including distribution rights and rights to the profits, losses and capital as Class A units and/or Class B units. Upon execution of the agreement, Farmers Energy obtained the right to appoint one person to the Board of Managers of the Company. Upon exercise of purchase rights, Farmers Energy will have the right to appoint persons to the Board of Managers in proportion to Farmers Energy’s overall ownership percentage of the Company. Farmers Energy also has the right to participate in future equity offerings or projects of the Company up to an ownership percentage of approximately 33%.

The Company recognized $2,000,000 of the $14,000,000 received under the note payable as an increase to equity, based upon the intrinsic value of the beneficial conversion feature of the agreement. This resulted in a $2,000,000 discount on the note payable, which was fully amortized in 2006 as an interest expense, which was capitalized as part of construction in progress.

Tax Exempt Bonds

The Company is contemplating replacing a portion of the construction term loan commitment with tax exempt bonds. If such a transaction was entered into, the current terms would include the following:

Turner County, South Dakota (the “Issuer”), would issue its Solid Waste Disposal Facility Revenue Bonds, Series 2007A (Millennium Ethanol, LLC Project) (the “Bonds”), in the anticipated original aggregate principal amount of $28,405,000. The proceeds derived from the sale of the Bonds would be loaned to the Company pursuant to Loan Agreement to be entered into by the Issuer and the Company, and would be applied by the Company to: (i) finance the acquisition and installation of that portion of the Project constituting qualifying solid waste disposal facilities, as defined in the Internal Revenue Code of 1986, as amended, and used to process the solid waste generated by the Project, (ii) fund a debt service reserve fund in an initial approximate amount equal to $2,840,500, (iii) pay interest during construction in an amount approximately equal to approximately eight (8) months of interest on the Bonds; and (iv) pay a portion of the costs of issuance of the Bonds.

The Bonds would be payable and secured on a parity basis with certain senior debt consisting of the $90,000,000 construction loan and the $7,000,000 revolving line of credit. The respective rights of the various lenders, including the trustee acting for the benefit of the holders of the Bonds, would be governed by an Intercreditor Agreement. There can be no assurance that such Bond financing will take place.

Line of Credit

On June 29, 2006, the Company entered into a revolving credit and security agreement with Dougherty Funding, LLC which provides for a revolving line of credit up to $7,000,000 to provide for the operation of the Project. The revolving credit facility was subsequently assigned and transferred by the original lender on January 15, 2007 to First Bank & Trust, a South Dakota state bank. The revolving credit facility is secured by the Company’s inventory and accounts and expires May 28, 2009. The revolving loan agreement provides a variable interest rate at LIBOR plus 4%. There is a commitment fee of $140,000 and an unused line fee on the daily portion of the commitment at a rate of 1/4 of 1 percent per quarter payable on the last day of each

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

quarter. As of March 31, 2007, no amount had been advanced on the revolving loan. The Company does not anticipate using the line of credit until close to completion of the construction phase.

NOTE E:	COMMITMENTS, CONTINGENCIES AND CREDIT RISK

Consulting Contract

In October 2006, the Company entered into an agreement with an unrelated party for financial and strategic advisory services. The fee for this service is $8,500 per month plus taxes and out-of-pocket expenses and .75% of any debt (or debt-like financing) secured and closed on by the Company, .75% of any merger, acquisition or sale total asset value if sourced by the advisor, and .25% of any merger, acquisition or sale total asset value if not sourced by the advisor. The agreement expires on September 30, 2007. The Company incurred consulting expense of $16,528 and deferred financing costs of $858,594 under this contract as of December 31, 2006.

In December 2006, the Company entered into an agreement with an unrelated party for consulting on commodities. The agreement was for a report regarding the market viability of various grain-based by-products that are ancillary to the production of ethanol. As of December 31, 2006, the Company had incurred fees $10,000 with an additional $20,000 due upon completion of the final report, which occurred during the three month period ended March 31, 2007.

Corn Procurement Agreement

In June 2006, the Company entered into an agreement with a party related through common ownership (FREMAR, LLC) to purchase and receive corn for the production of ethanol. The initial term of the agreement is 5 years commencing on the date the plant begins producing ethanol. The agreement will automatically renew for 1 year terms unless either party gives written notice to the other party not to renew, prior to six months before the expiration of the agreement. The corn procurement fee shall be equal to the Delivered Plant Price plus 4 cents per bushel as defined in the agreement.

Marketing Agreements

In May 2006, the Company entered into a marketing agreement with an unrelated party for the purpose of marketing, sales, storage, and transportation of the company’s fuel-grade ethanol. The Company agrees to pay a fixed percentage fee for marketing and distribution. The initial term of the agreement is 3 years commencing when the production of ethanol begins. The agreement will automatically renew for successive one year terms unless terminated by either party.

In June 2006, the Company entered into a marketing agreement with the same unrelated party as above for the sales of its distillers dried grain (DDGS), a byproduct of the ethanol production process. The price to be paid for DDGS is equal to the Best Market Bid as defined in the contract. The initial term of the agreement is 3 years commencing when the production of ethanol begins. The agreement will automatically renew for successive one year terms unless terminated by either party.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

Water Treatment Plant Financing Agreement

In June 2006, the Company entered into an agreement with a rural water user district to assist in the funding of construction of a water treatment facility. In July 2006, the company deposited $2,928,000 into an interest bearing account that was drawn by the rural water district to pay for a portion of the construction cost of the project. The Company is entitled to the interest on any unspent funds. As of March 31, 2007, all funds have been drawn by the rural water district.

Trading Service Agreement

In November 2006, the Company entered into an agreement with an unrelated party to provide member-unit trading services. The service will assist members and non members to buy or sell Class A units of Millennium Ethanol, LLC. The agreement requires a subscriber fee of $5 per member. The agreement expires on December 31, 2007.

Natural Gas Distribution Delivery Agreement

In May 2006, the Company entered into an agreement with an unrelated party for the distribution of natural gas and the construction of pipeline facilities between the unrelated party and the Company. The Company agrees to transport a minimum of 39,000,000 MMBTU of natural gas over a 15 year period under this agreement. An irrevocable standby letter of credit assurance bond or credit insurance policy will be required by the Company to cover the initial construction estimated to be $5,500,000 and reducing in amount over a ten-year period.

Natural Gas Throughput Service Agreement

In June 2006, the Company entered into an agreement with an unrelated party for a supply of natural gas. The agreement begins November 2006 and is for a term of ten years. The volume of supply is 12,000 MMBTU per day. The rates shall be the supplier’s maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable rate schedule on file with the commission unless otherwise agreed to by the parties in writing.

Energy Management Agreement

In October 2006, the Company entered into an agreement with an unrelated party for consulting and energy management services. This agreement will provide consulting and energy management services for supplies of natural gas and electricity for the plant. This agreement continues until 36 months after the plant’s completion date. The fee for this service shall be a signing retainer of $9,000 and then $3,000 per month or $.065 per MMBTU whichever is greater. The fee will increase 4% per year.

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

Electric Service Agreement

In July 2006, the Company entered into an agreement with an unrelated party for the supply of electric power required by the ethanol plant. The agreement requires monthly facility charges of $47,150 per month plus demand and energy charges as per the applicable rate tariff. The agreement begins upon startup of the facility but not later than February 2008. To secure the payment of the charges, the Company is required to pay a deposit of $200,000 to the unrelated party prior to the startup of the ethanol plant to be held for a period of up to three years. If the agreement is terminated less than 10 years after start up, the Company is obligated to pay the equivalent of 10 years of facility charges that the Company would have paid if the agreement remained in effect for 10 years, less the facility charge payments made by the Company prior to termination.

Auger Cast Piling Construction

In November 2006, the Company entered into a lump-sum agreement with an unrelated party for design engineering and construction of auger cast piling required for support of grain storage slip from silos for a fixed contract price of $838,250 with options costing $92,500. As of March 31, 2007 and December 31, 2006, the Company has incurred cumulative construction costs of $488,644 and $0, respectively, with $48,864 and $0, respectively, related to this agreement.

Truck Scale Construction

In November 2006, the Company entered into a lump-sum agreement with an unrelated party for construction of a truck scale for the ethanol plant for a fixed contract price of $259,168. As of March 31, 2007 and December 31, 2006, the Company has incurred cumulative construction costs of $90,709 and $0, respectively, related to this agreement.

Railroad Track Construction

In July 2006, the Company entered into a lump-sum agreement with an unrelated party for construction of a railroad track for the ethanol plant for a fixed contract price of $3,034,171, which was subsequently increased by signed change orders to $3,966,751. As of March 31, 2007 and December 31, 2006, the Company had incurred cumulative construction costs of $1,985,413 and $1,042,238, respectively, related to this agreement.

Letters of credit agreement

On December 18, 2006, the Company entered into a Letter of Credit Application, Reimbursement and Security Agreement (“LC Agreement”) with First Bank & Trust, a South Dakota state bank. The LC Agreement provides for letters of credit up to $7,300,000 to be issued on behalf of the Company to satisfy the requirements of certain utility service providers to secure the Company’s contractual obligations to them under certain agreements with said utility providers. The LC agreement: (i) expires in May 2009; (ii) requires an annual letter of credit fee of 1.25% of the outstanding letters of credit; (iii) is secured by a subordinate lien in

MILLENNIUM ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)
(Information With Respect to the Three Months Ended March 31, 2007 and
the Period from Inception to March 31, 2007 is Unaudited)

substantially all of the Company’s assets; (iv) provides for interest accrual on any outstanding drawings under the letters of credit at LIBOR plus 4%; (v) requires that any drawings under the letters of credit be repaid within ten days to the extent such repayment does not cause an event of default under the Company’s construction term loan or its revolving credit facility; and (vi) contains certain restrictive covenants including the requirement to maintain a debt service coverage ratio, as defined, of not less than 1.2x. In January and April 2007, irrevocable stand by letters of credit were issued pursuant to the LC Agreement on behalf of the Company for $230,338 and $284,258, respectively, in connection with the Company’s natural gas throughput services agreement. These letters of credit expire in January 2008 but are automatically extended for one year unless the issuer provides notice not less than 90 days before the expiration date that it will not be extended. As of March 31, 2007, no amounts had been advanced on the letters of credit, and the Company was in compliance with the terms, covenants and conditions of the LC Agreement.

Water Pipeline Construction Agreement

In January 2007, the Company entered into an agreement with a rural water user district in conjunction with a water supply contract to pay for pipeline construction costs of approximately $2,400,000. The rural water user district will own the pipeline. The Company will capitalize the costs and amortize them over the useful life of the pipeline as it relates to the ethanol plant. As of March 31, 2007, the Company has incurred $100,189 under the agreement.

Road and Parking Lot Paving Construction

In March 2007, the Company entered into a lump-sum agreement with an unrelated party for asphalt road and parking lot paving for a fixed contract price of $949,808. As of March 31, 2007, the Company has not incurred any construction costs related to this agreement.

Credit Risk

Cash is held by one financial institution, which exceeds federally insured limits.

NOTE F:	SUBSEQUENT EVENT (UNAUDITED)

On May 31, 2007, the Company entered into a merger agreement (the “Merger Agreement”) with US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy”) pursuant to which US BioEnergy would acquire the Company (the “Acquisition”). In the transaction, US BioEnergy would pay approximately $135 million to the Company’s members in US BioEnergy common stock, cash, or any combination thereof at US BioEnergy’s election. The consummation of the Acquisition is subject to a number of conditions, including the approval of the Acquisition by the Company’s members, the effectiveness of a Form S-4 registration statement to be filed by US BioEnergy in connection with the Acquisition and receipt of third party and regulatory approvals. In the event that (1) US BioEnergy terminates the agreement because the Company’s Board of Managers withdraws its recommendation for the approval of the agreement, or (2) the Company’s members do not approve the agreement and the Company is acquired in certain circumstances thereafter, the Company is required to pay US BioEnergy up to $6.0 million.

Annex A
Conformed Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
US BIOENERGY CORPORATION
US BIO ACQUISITION SUB, LLC
and
MILLENNIUM ETHANOL, LLC
Dated as of May 31, 2007

A-i

ARTICLE I THE MERGER
1.1	The Merger	A-1
1.2	Effective Time; Closing	A-1
1.3	Effect of the Merger	A-2
1.4	Articles of Organization and Operating Agreement	A-2
1.5	Managers and Officers	A-2
1.6	Effect on Capital Units	A-2
1.7	Exchange Procedures	A-3
1.8	No Further Ownership Rights in Units	A-4
1.9	Further Action	A-4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Organization of the Company	A-5
2.2	Company Capital Structure	A-5
2.3	Obligations With Respect to Units	A-5
2.4	Authority; Non-Contravention; Necessary Consents	A-6
2.5	SEC Filings; Company Financial Statements	A-7
2.6	Absence of Certain Changes or Events; No Undisclosed Liabilities	A-8
2.7	Taxes	A-8
2.8	Assets; Real and Personal Property	A-9
2.9	Intellectual Property	A-10
2.10	Compliance with Laws; Permits	A-11
2.11	Litigation	A-11
2.12	Employee Benefit Plans; Employee Matters	A-11
2.13	Environmental Matters	A-12
2.14	Agreements, Contracts and Commitments	A-13
2.15	Information in Registration Statement and Prospectus/Proxy Statement	A-13
2.16	Insurance	A-14
2.17	Affiliate Transactions	A-14
2.18	Approval of Board of Managers	A-14
2.19	Brokers’ and Finders’ Fees	A-14
2.20	Opinion of Financial Advisor	A-14
2.21	Full Disclosure	A-15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization of Parent and Merger Sub	A-15
3.2	Authority; Non-Contravention; Necessary Consents	A-15
3.3	Parent Capital Structure	A-16
3.4	Information in Registration Statement and Prospectus/Proxy Statement	A-16
3.5	SEC Filings; Parent Financial Statements	A-16

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business by the Company	A-17
4.2	Acquisition Proposals	A-19

A-ii

ARTICLE V ADDITIONAL AGREEMENTS

5.1	Prospectus/Proxy Statement; Registration Statement	A-20
5.2	Meeting of Company Members; Board of Managers Recommendation	A-21
5.3	Confidentiality; Access to Information	A-22
5.4	Public Disclosure	A-22
5.5	Company Affiliates; Restrictive Legend	A-22
5.6	Regulatory Filings; Reasonable Efforts	A-23
5.7	Notification of Certain Matters	A-23
5.8	Nasdaq Listing	A-23
5.9	Consents of Accountants	A-24
5.10	Subsequent Financial Statements	A-24
5.11	Conveyance Taxes	A-24
5.12	Indemnification	A-24
5.13	Employees	A-24
5.14	Allocation of Consideration	A-24

ARTICLE VI CONDITIONS TO THE MERGER

6.1	Conditions to the Obligations of Each Party to Effect the Merger	A-25
6.2	Additional Conditions to the Obligations of the Company	A-25
6.3	Additional Conditions to the Obligations of Parent	A-26

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

7.1	Termination	A-27
7.2	Notice of Termination; Effect of Termination	A-28
7.3	Fees and Expenses; Termination Fee	A-28
7.4	Amendment	A-30
7.5	Extension; Waiver	A-30

ARTICLE VIII GENERAL PROVISIONS

8.1	Non-Survival of Representations and Warranties	A-30
8.2	Notices	A-30
8.3	Interpretation; Certain Defined Terms	A-31
8.4	Counterparts	A-32
8.5	Entire Agreement; Third Party Beneficiaries	A-32
8.6	Severability	A-32
8.7	Other Remedies; Specific Performance	A-32
8.8	Governing Law	A-32
8.9	Rules of Construction	A-32
8.10	Assignment	A-32
8.11	No Waiver; Remedies Cumulative	A-33
8.12	Waiver of Jury Trial	A-33

A-iii

INDEX OF DEFINED TERMS

Acquisition	A-29
Acquisition Proposal	A-20
affiliates	A-31
Agreement	A-1
Articles of Merger	A-1
Assignee	A-33
Cash Consideration	A-2
CERCLA	A-13
CERCLIS	A-13
Class A Units	A-2
Class B Units	A-2
Class C Units	A-2
Closing	A-2
Closing Date	A-2
Code	A-4
Company	A-1
Company Disclosure Letter	A-5
Company Members’ Meeting	A-21
Company Permits	A-11
Company SEC Reports	A-7
Company Termination Fee	A-29
Confidentiality Agreement	A-22
Construction Schedule	A-10
Contracts	A-13
Designated Employees	A-24
DOJ	A-23
Effective Time	A-1
End Date	A-27
Environmental Claim	A-12
Environmental Laws	A-12
Exchange Act	A-7
Exchange Agent	A-3
Exchange Fund	A-3
Financial Statements	A-7
FREMAR	A-1
FREMAR Agreement	A-1
FTC	A-23
GAAP	A-8
Governmental Entity	A-7
group	A-20
Hazardous Substances	A-12
HSR Act	A-7
Intellectual Property	A-10
knowledge	A-31

A-iv

Legal Requirement	A-6
Letter of Transmittal	A-3
Lien	A-6
manager	A-31
Material Adverse Effect	A-31
Merger	A-1
Merger Sub	A-1
Nasdaq	A-3
Necessary Consents	A-7
NPL	A-13
Parent	A-1
Parent Common Stock	A-2
Parent Disclosure Letter	A-15
Parent Preferred Stock	A-16
Parent SEC Reports	A-16
Parent Termination Fee	A-29
Per Unit Consideration	A-2
person	A-31
Plans and Specifications	A-10
Plant	A-10
Prospectus/Proxy Statement	A-14
Real Property	A-9
Registration Statement	A-13
Representatives	A-22
Rex	A-1
Rex Agreement	A-1
SDLLCA	A-1
SEC	A-7
Securities Act	A-7
subsidiary	A-31
Superior Proposal	A-19
Surviving Company	A-1
Tax	A-8
Tax Return	A-8
Termination Fee	A-29
Title Policy	A-9
Units	A-2

A-v

INDEX OF EXHIBITS

Exhibit A	Conversion Ratios
Exhibit B	Construction Schedule
Exhibit C	General Contractor’s Certificate
Exhibit D	Form of Opinion of Lindquist & Vennum P.L.L.P.

A-vi

Conformed Copy

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of May 31, 2007 by and among US BioEnergy Corporation, a South Dakota corporation (“Parent”), US Bio Acquisition Sub, LLC, a South Dakota limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Millennium Ethanol, LLC, a South Dakota limited liability company (the “Company”).

RECITALS

A. The Board of Directors of Parent and the Board of Managers of each of Merger Sub and the Company have approved, and deem it advisable and in the best interests of its respective stockholders and members to consummate, a business combination between the Company and Parent upon the terms and subject to the conditions set forth herein.

B. Concurrently with the execution of this Agreement, Parent and Rex Stores, Inc. and Farmers Energy Millennium, LLC, a wholly-owned subsidiary of Rex Stores, Inc. (collectively, “Rex”) are entering into an agreement (the “Rex Agreement”) relating to, among other things, those certain notes of the Company and purchase rights to acquire units of the Company held by Farmers Energy Millennium, LLC.

C. Concurrently with the execution of this Agreement, Parent and FREMAR Farmers Cooperative, Inc. (“FREMAR”) are entering into a voting agreement (the “FREMAR Agreement”) pursuant to which, among other things, FREMAR is agreeing vote any units of the Company beneficially-owned by it in favor of the Merger.

D. The Board of Directors of Parent and the Board of Managers of each of Merger Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

E. The Company Board of Managers has resolved to recommend to its members approval and adoption of this Agreement and approval of the Merger and the transactions contemplated hereby.

F. Parent, as the sole member of Merger Sub, has approved and adopted this Agreement and approved the Merger.

G. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of South Dakota’s Uniform Limited Liability Company Act (the “SDLLCA”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company after the Merger, is hereinafter sometimes referred to as the “Surviving Company.” The address of the Surviving Company’s principal place of business is set forth in Section 8.2(b).

1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of South Dakota in accordance with the relevant provisions of the SDLLCA (the “Articles of Merger”) (the time of such filing with the Secretary of State of the State of South Dakota (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date, but in no event later than the next business day following the

Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Lindquist & Vennum, P.L.L.P., 4200 IDS Center, 80 South 8th Street, Minneapolis, MN 55402, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the SDLLCA.

1.4  Articles of Organization and Operating Agreement.  At the Effective Time, the Articles of Organization of the Company shall be amended and restated in their entirety to be identical to the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the SDLLCA and as provided in such Articles of Organization; provided, however, that at the Effective Time, Article 1 of the Articles of Organization of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is US Bio Marion, LLC.” At the Effective Time, the Operating Agreement of the Company shall be amended and restated in its entirety to be identical to the Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time and attached as Appendix A to this Agreement, until thereafter amended in accordance with the SDLLCA and as provided in such Operating Agreement.

1.5  Managers and Officers.  The initial managers of the Surviving Company shall be the managers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6  Effect on Capital Units.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of units of the Company, the following shall occur:

(a)  Company Units.

(i) Each of the Company’s Class A units (“Class A Units”), Class B units (“Class B Units”) and Class C units (“Class C Units” and, together with the Class A Units and Class B Units, “Units”) issued and outstanding immediately prior to the Effective Time, other than any Units to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(d)) into the right to receive, respectively, the Class A Per Unit Consideration, the Class B Per Unit Consideration or the Class C Per Unit Consideration (together with the Class A Per Unit Consideration and the Class B Per Unit Consideration, the “Per Unit Consideration”) upon surrender of the certificate representing such Unit in the manner provided in Section 1.7.

(ii) The applicable Per Unit Consideration to be paid in exchange for each Unit as provided in Section 1.6(a)(i) shall include shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”) and/or cash (“Cash Consideration”) as provided on Exhibit A hereto.

(b)  Cancellation of Treasury and Parent Owned Units.  Each Unit held by the Company or Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)  Capital Stock of Merger Sub.  Each unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable unit of the Surviving Company.

(d)  Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Units who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Units in accordance with Section 1.7(c), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.7(f), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on The Nasdaq Stock Market, Inc. (“Nasdaq”).

(e)  Adjustments to Per Unit Consideration.  The applicable Per Unit Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7  Exchange Procedures.

(a)  Exchange Agent.  Parent hereby designates Wells Fargo or such other party as Parent and the Company shall mutually agree upon to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)  Parent to Provide Cash and/or Common Stock.  Prior to the Effective Time (and in any event not less than two (2) days prior to the Closing), Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable and/or cash payable in exchange for outstanding Units pursuant to Section 1.6(a). In addition, Parent shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(d) and any dividends or distributions which holders of Units may be entitled pursuant to Section 1.7(d). Any cash and/or Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)  Exchange Procedures.  Promptly after the Effective Time but in any event within two (2) business days, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a Unit or Units that were converted into the right to receive the applicable Per Unit Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(d) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that surrender of Units shall be effected only upon delivery of the letter of transmittal to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Units in exchange for (1) the applicable Per Unit Consideration, (2) cash in lieu of any fractional shares pursuant to Section 1.6(d) and (3) any dividends or other distributions pursuant to Section 1.7(d). Upon delivery of such Letter of Transmittal to the Exchange Agent or to such other agent or agents as may be appointed by Parent, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Units surrendered by such Letter of Transmittal shall be entitled to receive in exchange for each such Unit the applicable Per Unit Consideration (after taking into account all Units surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.7(d), and the Units so surrendered shall forthwith be canceled. Any shares of Parent Common Stock issued in exchange for Units shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation. Until so surrendered, each Unit will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the applicable Per Unit Consideration (which shall include Cash Consideration and/or the number of full shares of Parent Common Stock into which such Units shall have been so converted) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.7(d).

(d)  Distributions With Respect to Unexchanged Units.  No dividends or other distributions declared with a record date after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any Unit with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Unit shall surrender such Unit pursuant to

Section 1.7(c). Subject to applicable law, following surrender of any such Unit, there shall be paid to the record holder of the Units evidencing full shares of Parent Common Stock that may be issued in exchange therefore pursuant to Section 1.6(a), without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such full shares of Parent Common Stock.

(e)  Transfers of Ownership.  If shares of Parent Common Stock are to be issued in the name of, and/or Cash Consideration paid to, a person other than the person in whose name the Units surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that (i) the appropriate transfer forms be presented for transferring Units, (ii) such transfer complies with applicable Legal Requirements, the Operating Agreement and the procedures established by the Company for transferring Units as in effect on the date hereof and (iii) the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in the name of, or payment of Cash Consideration to, any person other than the registered holder of the Units surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)  Required Withholding.  Each of the Exchange Agent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Units such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(g)  No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Company or any party hereto shall be liable to a holder of Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)  Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company members pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company members pursuant to this Article I shall promptly be paid to Parent.

(i)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Units twelve (12) months after the Effective Time shall, at the request of the Surviving Company, be delivered to the Parent, and any holders of the Units who have not surrendered such Units in compliance with this Section 1.7 shall after such delivery to the Parent look only to the Parent for the applicable Per Unit Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(d) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the Units. Any such portion of the Exchange Fund remaining unclaimed by holders of Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claim or interest of any person previously entitled thereto.

1.8  No Further Ownership Rights in Units.  All shares of Parent Common Stock issued and/or Cash Consideration paid upon the surrender for exchange of Units in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(d)) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such Units, and there shall be no further registration of transfers on the records of the Surviving Company of Units which were outstanding immediately prior to the Effective Time.

1.9  Further Action.  At and after the Effective Time, the officers and directors of Parent and the officers and managers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as set forth below. Each exception set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

2.1  Organization of the Company.

(a) The Company (i) is a limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the requisite power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted or as anticipated to be conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) The Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect ownership interest in any business.

(c) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Organization, Articles of Organization, Operating Agreement of the Company and the Certificate of Designations for the Class C Units, each as amended to date, and each such instrument, as amended, is in full force and effect. The Company is not in violation of any of the provisions of its Articles of Organization and Operating Agreement or equivalent governing instruments.

2.2  Company Capital Structure.  The authorized units of the Company consist of Class A Units, Class B Units and up to 21,176,470 Class C Units. At the close of business on May 30, 2007, 40,250,000 Class A Units, 1,000,000 Class B Units and zero Class C Units were issued and outstanding. All outstanding Units are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Organization, Articles of Organization and Operating Agreement of the Company or any agreement or document to which the Company is a party or by which it or its assets is bound. As of the date of this Agreement, the Company had reserved an aggregate of 1,000,000 Class A Units for issuance pursuant to the conversion of Class B Units and an aggregate of 21,176,470 Class A Units for issuance pursuant to the conversion of Class C Units. All Class A Units subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. In addition to the foregoing Units, Farmers Energy Millennium, LLC (as assignee of Rex Radio and Television, Inc.) has purchase rights to acquire up to 21,176,470 Class C Units (the “Class C Purchase Rights”) pursuant to the terms of that certain Note Purchase and Purchase Rights Agreement, dated as of March 17, 2006 and as amended on the date hereof (the “Note Agreement”). As of the date of this Agreement, the Company had reserved an aggregate of 21,176,470 Class C Units for issuance in connection with such purchase rights. All Class C Units subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Units are certificated.

2.3  Obligations With Respect to Units.  Except as otherwise set forth in Section 2.2, there are no equity securities or other similar interests in the Company or any securities or interests exchangeable or convertible into or exercisable for such equity securities or other interests issued, reserved for issuance or outstanding.

There are no subscriptions, options, warrants, securities, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity or similar interest in the Company. There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of the Company may vote (or, other than the Rex Notes, convertible into or exchangeable for, securities having such rights) of the Company issued and outstanding. There are no outstanding contractual commitments of the Company which obligate the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any other person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. None of the outstanding Units have been issued in violation of any federal or state securities laws.

2.4  Authority; Non-Contravention; Necessary Consents.

(a) The Company has all requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s members and the filing of the Articles of Merger pursuant to the SDLLCA. The affirmative vote of the members of the Company that are holders of a majority of the outstanding Class A Units and Class C Units voting together as a single class and a majority of the outstanding Class B Units voting as a separate class, in each case, to approve and adopt this Agreement and approve the Merger are the only votes of the holder of any class or series of units of the Company necessary to approve and adopt this Agreement and approve the Merger and consummate the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principles of equity.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby will not, (i) conflict with or violate the Company’s Certificate of Organization, Articles of Organization or Operating Agreement, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s members as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(d) below, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, guidance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (“Legal Requirement”) applicable to the Company or by which the Company or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, charge, security interest, option, claim, mortgage, title defect or objection, lease, chattel mortgage, conditional sales contract, collateral security arrangement or other title or interest retention arrangement, pledge, restriction on transfer or other encumbrance or restriction of any nature whatsoever (each, a “Lien”) on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company is a party or by which the Company or any of its assets is bound or affected.

(c)  Section 2.4(c) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company’s agreements, contracts, arrangements, licenses or leases required to be obtained in connection with the consummation of the Merger.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, any arbitral body or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which the Company and/or Merger Sub is qualified to do business, (ii) the filing of the Prospectus/Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the filing and effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the consents listed on Section 2.4(d) of the Company Disclosure Letter, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.” No state takeover statute or similar statute is applicable to the Merger and the transactions contemplated hereby. There are no statutory or contractual “dissenters” or “appraisal” rights available to holders of Units in connection with the transactions contemplated by this Agreement.

2.5  SEC Filings; Company Financial Statements.

(a) The Company has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Reports”). As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Report fully complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of the audited consolidated financial statements and unaudited interim financial statements included in the Company SEC Reports (i) have been prepared from, are in accordance with and accurately reflect the books and records of the Company, (ii) fully comply with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, none of which are material) of the Company as of the times and for the periods referred to therein.

(b) The Company has delivered to Parent true and complete copies of (i) the audited balance sheet of the Company as of December 31, 2006 and the related audited statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2006 (including the related notes and independent auditors report thereon) and (ii) the unaudited balance sheet of the Company as of March 31, 2007 and the related statements of operations, changes in members’ equity and cash flows for the three months ended March 31, 2007 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from, are in accordance with and accurately reflect the books and records of the Company, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the financial position and the results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, none of which are material) of the Company as of the times and for the periods referred to therein.

2.6  Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a) Except as set forth in Section 2.6(a) of the Company Disclosure Letter, since December 31, 2006, (i) the Company has conducted its business only in the ordinary course of business consistent with past practice, (ii) the Company has not suffered any Material Adverse Effect or become aware of any change, event, effect or circumstance that may, individually or in the aggregate, cause the Company to suffer any Material Adverse Effect in the foreseeable future, and (iii) the Company has not taken any action, which if taken after the date hereof, would violate the provisions of Section 4.1.

(b) Except for liabilities and obligations (i) stated or reserved against in the Financial Statements, (ii) incurred since December 31, 2006 in the ordinary course of business consistent with past practice or (iii) disclosed in Section 2.6(b) of the Company Disclosure Letter, the Company has no liabilities or obligations of any nature, whether or not known, unknown, accrued, contingent, absolute or otherwise.

2.7  Taxes.

(a) The Company has at all times since its formation been classified for U.S. Federal and state Tax purposes as a partnership and not as an association taxable as a corporation; neither the Internal Revenue Service nor any applicable state Governmental Entity has challenged the status of the Company as a partnership for U.S. Federal or state income Tax purposes (and it has at all times taken the position on all of its Tax Returns that it is treated as a “partnership” for U.S. Federal and state income tax purposes); for purposes of this Agreement, “Taxes” or “Tax” shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or similar governmental charges, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, rental, service, service use, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such Taxes, and “Tax Return” shall mean any return, report, form, declaration, statement or other information, whether submitted or sent in writing or electronically, relating to Taxes, including, but not limited to, income tax returns, employee wage and withholding statements and statements to partners and independent contractors.

(b) The Company is not and at no time since its formation has it been, a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(c) The Company has timely filed (including all proper extensions) all Tax Returns required to be filed under applicable law and all such Tax Returns are true, correct and complete; the Company has paid all Taxes required to be paid by it, other than any Taxes set forth in Section 2.7(c) of the Company Disclosure Letter.

(d) The Company has not received any written notice of audit or investigation that is currently pending, and the Company is not currently under any audit or investigation relating to Taxes that has not been resolved as of the date hereof.

(e) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of the Company.

(f) To the extent necessary, the Company has established on its books and records reserves adequate to pay all Taxes not yet due and reserves for deferred income Taxes in accordance with generally accepted accounting principals consistently applied (“GAAP”).

(g) There are no liens for Taxes upon the Company or any property or assets of the Company, except liens for Taxes not yet due.

(h) The Company has complied with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and has withheld and paid over to the proper Governmental Entities all amounts required within the time and in the manner prescribed by law.

(i) The Company is not a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten, or any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

(j) The Company does not have any liability for Taxes of any Person other than itself, including indemnification for Taxes.

(k) No Governmental Entity has ever claimed that the Company is required to file any Tax Return in a jurisdiction in which it does not pay Taxes or file Tax Returns.

(l) The Company has not ever engaged in a trade or business, or owned or operated any property located, outside the United States.

(m) The Company has not engaged in any transaction that gives rise to (i) a registration obligation with respect to any person under Section 6111 of the Code or Treasury Regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or Treasury Regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under the Code and Treasury Regulations thereunder.

(n) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

2.8  Assets; Real and Personal Property.

(a) Except as disclosed in Section 2.8(a) of the Company Disclosure Letter, the Company has good and marketable title to, or in the case of leased personal property and assets, valid leasehold interests in, all of its personal property and assets, free and clear of all Liens.

(b)  Section 2.8(b) of the Company Disclosure Letter sets forth a legal description of the parcel of real property owned by the Company and located in Turner County, South Dakota (the “Real Property”). Except for the Real Property, the Company does not own or lease any real property.

(c) The Company owns fee simple title to the Real Property, free and clear of any Liens, except for (i) matters identified on Section 2.8(c) of the Company Disclosure Letter, (ii) Liens for Taxes that are not yet due and payable, or, if due, are not delinquent or are being contested in good faith by appropriate proceedings during which collection or enforcement is stayed and provided that adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof; (iii) mechanic’s, materialman’s, carrier’s, worker’s, repairer’s, warehouseman’s and other similar Liens arising or incurred in connection with the construction of the Plant with respect to amounts that are not yet due and payable or, if due, are not delinquent; and (iv) easements, rights-of-way, restrictions and other similar non-monetary encumbrances which do not and would not reasonably be expected to, individually or collectively, materially interfere with the operation of the Plant on the Real Property or adversely affect the value or marketability of the Real Property.

(d) The Company has provided to Parent a correct and complete copy of deed pursuant to which title to the Real Property was vested in the Company and the title insurance policy insuring such title (the “Title Policy”). No claim has been made under the Title Policy.

(e) The Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, sublessor, assignor or otherwise makes available for use by any third party any portion of the Real Property. There are no option agreements or rights of first refusal or any other rights in favor of any party to purchase or otherwise acquire the Real Property or any portion thereof.

(f) The obligations of the Company with regard to all applicable covenants, easements and restrictions encumbering the Real Property have been and are being performed in a proper and timely manner by the

Company. The Company is not currently in default under any agreement, order, judgment or decree relating to the Real Property, and no conditions or circumstances exist which, with the giving of notice or passage of time, would constitute a default or breach with respect to the foregoing.

(g) The Real Property consists of a separate tax lot or lots independent of any other lands or improvements. The Company has not received notice of or become aware of any proposed special assessment which would affect the Real Property nor any notice of increased taxes or assessments relating to the Real Property.

(h) Except as disclosed in Section 2.8(h) of the Company Disclosure Letter, the Company has not received notice of, nor does the Company have knowledge of, any proceedings, claims or disputes, whether pending or threatened, affecting the Real Property (including, without limitation, any condemnation or rezoning proceedings). The Real Property complies with all subdivision and platting requirements, if any.

(i) The Real Property is zoned so as to permit the construction and operation of the Plant, and the construction and operation of the Plant are not dependent on a nonconforming use or other waiver from a Governmental Entity, the absence of which would limit the construction or operation of the Plant.

(j) There is free and uninterrupted ingress and egress to the Real Property from a public street, road or highway (which ingress and egress may in some cases be via recorded, irrevocable rights-of-way or easements) suitable for the construction and operation of the Plant. All utility services necessary for the construction and operation of the Plant are or will be available in appropriate and sufficient quantity and quality at the boundaries of the Real Property either in the public rights-of-way abutting the Real Property (which are connected so as to serve the Real Property without passing over other real property) or in recorded easements serving the Real Property, and the Company has obtained all necessary permits and licenses necessary for unrestricted access to and use of such services.

(k) Construction of the 100 million gallon per year dry mill ethanol plant (the “Plant”) has commenced, and the Plant is currently scheduled to become operational in February of 2008. The Company has provided to Parent true and complete copies of all agreements with Fagen, Inc. with respect to the construction of the Plant. Attached as Exhibit B hereto is a true and correct copy of the Fagen, Inc. Design Build Agreement detailing the schedule, broken down by trade, of the estimated dates of commencement and completion of the construction of the Plant (the “Construction Schedule”). The Company has provided to Parent a true and complete set of the currently existing plans and specifications with respect to the construction of the Plant (the “Plans and Specifications”), and such Plans and Specifications comply with all applicable Legal Requirements and the terms of all Company Permits and have been approved by each Governmental Entity as is required for construction of the Plant.

2.9  Intellectual Property.

(a) As used herein, the term “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, service marks, trade names, trade dress, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications for any of the foregoing; (ii) issued patents, pending patent applications and patent disclosures and any divisions, continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof, and any U.S. or foreign counterparts claiming priority therefrom; (iii) copyrights, copyrightable subject matter and mask works, including registrations and applications for any of the foregoing; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Internet web site; (v) trade secrets, confidential information, technology, know-how, research and development, data, drawings, plans, specifications, designs, inventions, proprietary processes, formulae, algorithms, models and methodologies; (vi) any licenses to use any of the foregoing; (vii) all rights in the foregoing and in other similar intangible assets; and (viii) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

(b) Except as set forth in Section 2.9 of the Company Disclosure Letter:

(i) The Company owns, or has a valid right to use, free and clear of all Liens, all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company as presently conducted or as anticipated to be conducted.

(ii) The conduct of the business of the Company (including the products and services of the Company) as presently conducted or as anticipated to be conducted does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past three (3) years against the Company or, to the knowledge of the Company, any other Person.

(iii) To the knowledge of the Company, there is no valid basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against the Company.

(iv) There are no pending or threatened challenges to the validity of the Intellectual Property owned, or to the knowledge of the Company, used or anticipated to be used, by the Company in the conduct of the business of the Company as presently conducted or as anticipated to be conducted.

(v) To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Company, and no such claims have been asserted or threatened against any Person by the Company or, to the knowledge of the Company, any other Person, in the past three (3) years.

2.10  Compliance with Laws; Permits.

(a) The Company is not in violation of, or in conflict with, or in default of any Legal Requirements applicable to the Company, any of its assets or properties or the construction of the Plant or by which the Company, any of its assets or properties or the construction of the Plant is bound or affected. No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened against the Company, any of its assets or properties or the construction of the Plant, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct an investigation of the Company, any of its assets or properties or the construction of the Plant. There is no, judgment, injunction, order or decree binding upon the Company, any of its assets or properties or otherwise affecting or relating to the construction of the Plant.

(b) Except as set forth in Section 2.10(b) of the Company Disclosure Letter, the Company holds all permits, licenses, authorizations, variances, exemptions, orders, consents, certificates, registrations and approvals from Governmental Entities required for the construction of the Plant and the operation of the business of the Company as currently conducted and as anticipated to be conducted (collectively, the “Company Permits”). The Company is in compliance with the terms of the Company Permits. The Company Permits are in full force and effect and, to the knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened.

2.11  Litigation.  There are no claims, suits, actions, charges, inquiries, proceedings or investigations by or before any Governmental Entity pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, any of its properties or assets or the construction of the Plant, and the Company does not know or have any reason to know of any valid basis for any such suit, claim, action, proceeding or investigation.

2.12  Employee Benefit Plans; Employee Matters.  Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a party to, sponsors, maintains, contributes to, is required to contribute to or otherwise has any liability with respect to any deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement, severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA), or profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA), or employment, termination or severance agreement or other employee benefit plan, fund, program, agreement or arrangement (each, a “Benefit Plan”). The Company does not have any employees or independent contractors, nor does the Company have any liability, actual or contingent, with respect to any Benefit Plan sponsored by another entity.

2.13  Environmental Matters.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

(i) “Environmental Laws” shall mean all federal, interstate, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws, regulations, rules and ordinances relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws and regulations with regard to record-keeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

(ii) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iii) “Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

(b) Except as set forth in Section 2.13 of the Company Disclosure Letter:

(i) The Company is and has been in full compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance, or with securing any permits that may be needed, in the future. All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in Section 2.13(b)(i) of the Company Disclosure Letter. The Company has delivered to Parent all reports, assessments, investigations, studies, analytical results, audits, tests, sampling results and monitoring data relating to (1) the discharge, release or threatened release of Hazardous Substances by the Company or affecting the Real Property or any former properties of the Company, (2) relating to any Environmental Claim against the Company; or (3) otherwise relating to the Company’s liability under or compliance with Environmental Laws, in each case, that are in the Company’s possession or control.

(ii) There is no Environmental Claim pending or threatened against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance that could form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(iv) Without in any way limiting the generality of the foregoing, (A) all on-site and off-site locations where the Company has stored, disposed or arranged for the disposal of Hazardous Substances are identified in Section 2.13(b)(iv) of the Company Disclosure Letter, (B) all underground storage tanks, and the capacity and contents of such tanks, located on property owned, operated, or leased by the Company are identified in Section 2.13(b)(iv) of the Company Disclosure Letter, (C) except as set forth in Section 2.13(b)(iv) of the Company Disclosure Letter, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, (D) except as set forth in Section 2.13(b)(iv) of the Company Disclosure Letter, no polychlorinated biphenyls (PCB’s) are used or stored at any property owned or leased by the Company, (E) except as set forth in Section 2.13(b)(iv) of the Company Disclosure Letter, all underground storage tanks owned, operated, or leased by the Company and which are subject to regulation under the federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which became effective December 22, 1998 (or any applicable state or local law requirements which are more stringent than such technical standards or which became effective before such date), and (F) all properties formerly owned or operated by the Company or any affiliate, or predecessor thereof, are identified in Section 2.13(b)(iv) of the Company Disclosure Letter.

(v) The Company has not received any request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

(vi) There have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq. (“CERCLA”)) of Hazardous Substances or any other contaminant or pollutant on or underneath the Real Property or any former properties of the Company that could require investigation or clean-up.

(vii) The Company has not disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (i) listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to CERCLA; (ii) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (iii) has been subject to environmental investigation or remediation.

2.14  Agreements, Contracts and Commitments.

(a)  Section 2.14 of the Company Disclosure Letter sets forth all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, agreements granting, obtaining or restricting rights to use any Intellectual Property, permits, franchises, concessions or other instruments or obligations to which the Company is a party or by which the Company or any of its assets or properties is bound or relating to the construction of the Plant (collectively, “Contracts”).

(b) All of the Contracts are valid and binding agreements of the Company and are in full force and effect, and neither the Company nor, to the knowledge of the Company, any other party thereto, is in default in any respect under the terms of the Contracts. The Company has made available to Parent true and correct copies of all of the Contracts. The Company has not received any notice from any other party to any of the Contracts, and otherwise has no knowledge that such a third party intends to terminate, or not renew, any of the Contracts.

2.15  Information in Registration Statement and Prospectus/Proxy Statement.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the “Prospectus/Proxy Statement”), will, at the time the Prospectus/Proxy Statement is mailed to the members of the Company, at the time of the Company Members’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

2.16  Insurance.  The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses (including with respect to the construction of the Plant) or owning assets similar to those of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policies. Section 2.16(a) of the Company Disclosure Letter contains an accurate and complete description of all material policies of fire, liability, workers’ compensation, and other forms of insurance owned or held by the Company. Section 2.16(b) of the Company Disclosure Letter identifies all risks that the Company and its Board of Managers and officers have designated as being self-insured.

2.17  Affiliate Transactions.  Except as set forth on Section 2.17 of the Company Disclosure Letter, since January 1, 2006 there have been no transactions or relationships (a) between the Company and any present or former manager or officer thereof or any member of such manager’s or officer’s family, or any Person controlled by such officer or manager or his or her family, or (b) that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

2.18  Approval of Board of Managers.  The Board of Managers of the Company, at a meeting duly called and held at which all managers were present, has (a) duly and validly approved and taken all limited liability company action required to be taken by the Board of Managers of the Company to authorize the consummation of the Merger and the transactions contemplated hereby, (b) resolved that the Merger is fair to, and in the best interests of, the Company and its members and declared the Merger to be advisable, (c) resolved to recommend that the members of the Company approve and adopt this Agreement and the Merger, and (d) directed that such matter be submitted to the Company’s members at the Company Members’ Meeting. None of the aforesaid actions by the Board of Managers of the Company has been amended, rescinded or modified.

2.19  Brokers’ and Finders’ Fees.  Except for fees payable to Scofield & Associates, LLC pursuant to its engagement letter with the Company dated as of October 12, 2006 and fees payable to Greene Holcomb & Fisher, LLC pursuant to its engagement letter with the Company dated as of April 24, 2007, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment banking fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of each such engagement letter with the Company has been previously made available to Parent. No such engagement letter obligates the Company to continue to use the services of Scofield & Associates, LLC or Greene Holcomb & Fisher, LLC or pay any fees or expenses to either such person in connection with any future transaction.

2.20  Opinion of Financial Advisor.  The Company has received the written opinion of Greene Holcomb & Fisher, LLC dated the date hereof, to the effect that, as of such date, the Per Unit Consideration is fair to the Company’s members from a financial point of view, and a copy of such opinion has been delivered to Parent and Merger Sub. The Company has been authorized by Greene Holcomb & Fisher to permit the inclusion of such opinion in its entirety in the Registration Statement and the Prospectus/Proxy Statement.

2.21  Full Disclosure.  The Company has not failed to disclose to Parent or Merger Sub any facts material to the Company’s business, results of operations, prospects, assets, liabilities or condition (financial or otherwise). No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including, without limitation, the Financial Statements and the Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by Parent to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as set forth below.

3.1  Organization of Parent and Merger Sub.  Each of Parent and Merger Sub (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (ii) has the corporate or limited liability company or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted.

3.2  Authority; Non-Contravention; Necessary Consents.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate and limited liability company action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to the SDLLCA. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium and laws of general application affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien any of the material properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Parent, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent, Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

3.3  Parent Capital Structure.  The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 75,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on April 30, 2007, (i) 67,998,125 shares of Parent Common Stock were issued and outstanding, (ii) zero shares of Parent Common Stock were held by Parent in its treasury and (iii) zero shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it or its assets is bound.

3.4  Information in Registration Statement and Prospectus/Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the members of the Company, at the time of the Company Members’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

3.5  SEC Filings; Parent Financial Statements.  Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2007 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, (i) was prepared from, are in accordance with and accurately reflect in all material respects Parent’s books and records as of the times and for the periods referred to therein, (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iv) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

3.6  Facts Affecting Regulatory Approvals.  To the knowledge of Parent, as of the date hereof, there is no fact pertaining to Parent or any of its subsidiaries or affiliates that will, or would reasonably be expected to, affect adversely the likelihood of securing the requisite approvals or consents of any Governmental Entity required to be obtained by Parent in connection with the Merger by the End Date; provided, however, that for the avoidance of doubt, Parent and Merger Sub make no representation or warranty as to any impact on obtaining such consents and approvals of any acts or omissions by, or any facts pertaining to, the Company.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all Legal Requirements, pay its debts and Taxes when due and pay or perform other material obligations when due.

Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following (except as may be expressly contemplated by this Agreement):

(a) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(b) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property;

(c) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity interests or property) in respect of any equity securities or similar interests in the Company or split, combine or reclassify any equity securities or similar interests or issue or authorize the issuance of any other interests in respect of, in lieu of or in substitution for any equity securities or similar interests;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any equity securities or similar interests in the Company, or any instrument or security that consists of a right to acquire such securities or interests;

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber any equity securities or similar interests in the Company or any interests convertible into equity securities or similar interests, or subscriptions, rights, warrants or options to acquire any equity securities or similar interests or any interests convertible into equity securities or similar interests or enter into other agreements or commitments of any character obligating it to issue any such equity securities, interests or convertible interests;

(f) Split, combine or reclassify any class of Units;

(g) Cause, permit or propose any amendments to its Certificate of Organization, Articles of Organization, Operating Agreement or other organizational documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are significant, individually or in the aggregate, to the business of the Company, other than building materials in connection with the construction of the Plant, or enter into any joint ventures, strategic partnerships or alliances;

(i) Sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt interests or options, warrants, calls or other rights to acquire any debt interests of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than pursuant to existing credit facilities as set forth on Section 4.1(j) of the Company Disclosure Letter;

(k) Except as set forth on Section 4.1(k) of the Company Disclosure Letter, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, employment or consulting agreement with or for the benefit of any Company manager, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(l) Modify, amend, waive or terminate any Contract to which the Company is a party, including, without limitation, any joint venture agreement, or waive, release or assign any material rights or claims thereunder other than as described in Section 4.1(l) of the Company Disclosure Letter;

(m) Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment of accounts payable in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(n) Enter into any Contract which may not be canceled without penalty by the Company upon notice of thirty (30) days or less or which provides for payments by or to the Company in an amount in excess of $10,000 over the term of the agreement or which involve any exclusive terms of any kind;

(o) Permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

(p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(q) Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle or consent to any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any Tax Claim;

(r) Fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder;

(s) Waive any “standstill” or similar restrictions contained in any confidentiality or other agreements to which it is a party;

(t) Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(u) With respect to the construction of the Plant, (i) permit such construction to be conducted other than in accordance with the Plans and Specifications and applicable Legal Requirements and in a good and workmanlike manner using first-class materials, (ii) fail to obtain and maintain in existence all licenses, permits and approvals required in connection with such construction, (iii) enter into any agreement for the payment of, or otherwise agree to pay, any amounts that are not provided for in the construction-related agreements delivered to Parent pursuant to Section 2.8(k), (iv) fail to pay all costs and expenses associated with such construction when the same become due and payable, (v) materially amend or otherwise modify, or authorize the material amendment or modification of, any document relating to such construction, including, without limitation, the Construction Schedule and the contracts with the general contractor or any other contractors or subcontractors or (vi) make or authorize the making of any other material modification to such construction, including, without limitation, issuing any change order and replacing any contractor or subcontractor;

(v) Incur any fees or expenses in connection with any financing transaction; or

(w) Enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or otherwise or announce an intention to do any of the foregoing.

4.2  Acquisition Proposals.

(a)  No Solicitation.  The Company agrees that neither it nor any of its officers and managers shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, or (vi) without limiting the generality of the Company’s obligations contained in Section 4.1(s), grant any waiver or release under any standstill or similar agreement with respect to any equity interests of the Company. The Company will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding any other provision in this Section 4.2(a), prior to the Company Members’ Meeting, and subject to compliance with the other terms of this Section 4.2 and to first entering into a confidentiality agreement having provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, the Board of Managers of the Company shall be permitted to engage in discussions or negotiations with, or provide any nonpublic information or data to (provided that such information or data also is simultaneously given to Parent to the extent not previously given to Parent), any Person in response to an unsolicited bona fide written proposal for an Acquisition Proposal by such Person first made after the date hereof which the Board of Managers of Company concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to constitute a Superior Proposal, if and only to the extent that the Board of Managers of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Company and the Board of Directors of Managers shall have given Parent (orally and in writing) at least 48 hours prior notice of its intent to do so before taking any such action; provided, further, that the Company and the Board of Managers shall keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis; provided, further, that the Board of Managers shall not recommend any Superior Proposal to the members of the Company Stock except as permitted under Section 5.2, and only after the Company shall first have complied with the procedures set forth in such Section. For purposes of this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited written proposal for an Acquisition Proposal that did not arise from a breach of Section 4.2 (substituting for this purpose 80% for each reference to 10% in the definition of Acquisition Proposal) that the Board of Managers concludes in good faith, after consultation with its financial advisor and its outside legal counsel, taking into acc ount all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal as permitted under applicable law (i) is more favorable to the Company’s members from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed and reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. Nothing in this Section 4.2(a) shall prohibit the Board of Managers of the Company from taking and disclosing to the Company members, subject to Parent’s rights in Section 7.1(g), a position with respect to an Acquisition Proposal to the extent required under applicable law.

(b)  Notification of Unsolicited Acquisition Proposals.  As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal or for a waiver or release under any “standstill” or similar agreement, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c)  Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting interests of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting interests of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Company, or (C) any liquidation or dissolution of the Company (provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Prospectus/Proxy Statement; Registration Statement.  As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to members of the Company, such amendment or supplement. The Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its members at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company

shall furnish any information concerning the Company and the holders of the Units as may be reasonably requested in connection with any such action.

5.2  Meeting of Company Members; Board of Managers Recommendation.

(a)  Meeting of Company Members.  Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the SDLLCA and its Certificate of Organization, Articles of Organization and Operating Agreement to call, hold and convene a meeting of its members to consider adoption and approval of this Agreement and approval of the Merger (the “Company Members’ Meeting”) to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement. The Company will use its reasonable best efforts to solicit from its members proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its members if required by the SDLLCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Members’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its members in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Members’ Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient Units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Members’ Meeting. The Company shall ensure that the Company Members’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Company Members’ Meeting are solicited in compliance with the SDLLCA, its Certificate of Organization, Articles of Organization and Operating Agreement and all other applicable Legal Requirements.

(b)  Board of Managers Recommendation.  The Company Board of Managers shall recommend that the Company’s members vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Members’ Meeting. The Prospectus/Proxy Statement shall include a statement to the effect that the Company Board of Managers has recommended that the Company’s members vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Members’ Meeting. Neither the Company Board of Managers nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Managers that the Company’s members vote in favor of the adoption and approval of this Agreement and the approval of the Merger. Notwithstanding the foregoing or anything in this Agreement to the contrary, in connection with a Superior Proposal, the Board of Managers of Company may, subject to Parent’s rights in Section 7.1(g), withdraw, modify or change its recommendation of this Agreement and the Merger and recommend such Superior Proposal, if it determines in good faith following consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that (x) the Board of Managers of Company may not withdraw, modify or change its recommendation or recommend such Superior Proposal until it has given Parent at least five (5) business days’ notice of its intention to take such action (and after giving Parent notice of the latest material terms, conditions of the Superior Proposal) and then taken into account any amendment or modification to this Agreement or the transactions contemplated hereby proposed by Parent in writing, it being understood that any revised Superior Proposal shall require a separate notice period, and (y) if the Board of Managers of Company gives notice pursuant to clause (x) within five (5) business days of the date of the Company Members’ Meeting, the Company shall, subject to the requirements of applicable law, postpone the Company Members’ Meeting to a date and time to ensure that Parent has five (5) business days’ notice of any such proposed withdrawal, modification or change of recommendation prior to the Company Members’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Members’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any change in the recommendation by the Board of Managers of the Company (or any committee thereof) of this Agreement and the Merger or the recommendation by the Board of Managers of the Company (or any committee thereof) of an Acquisition Proposal or Superior Proposal.

5.3  Confidentiality; Access to Information.

(a) The parties acknowledge that the Company and Parent have previously executed the mutual non-disclosure agreement, dated as of February 9, 2007 (the “Confidentiality Agreement”). Unless otherwise required by law or regulation (including Nasdaq rules) or pursuant to the terms and provisions of the Confidentiality Agreement, the parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

(b) The Company and Parent will afford each other and their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the foregoing) (such persons, collectively, the “Representatives”) reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and the Parent, as the case may be, during the period prior to the Effective Time to obtain all information concerning their respective businesses, including the status of construction of the Company’s Plant, properties, results of operations and personnel of the Company, and use all reasonable efforts to make available at all reasonable times during normal business hours to each other and their respective Representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of their respective businesses, properties, prospects and personnel as either party may reasonably request. During such period, the Company shall, subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. No information or knowledge obtained by Parent or Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty of either party contained herein or the conditions to the obligation of the parties to consummate the Merger.

5.4  Public Disclosure.  The initial press release concerning the Merger shall be a joint press release and, thereafter, neither Parent, Merger Sub nor the Company will disseminate any press release or other announcement concerning the Merger, this Agreement or the transactions contemplated hereby to any third party without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by any Legal Requirement or any listing agreement with Nasdaq or any other applicable national or regional securities exchange, provided, that the parties will consult with each other and use all reasonable efforts to agree on any such required press release or public announcement in advance to the extent such release or public announcement contains any previously undisclosed information. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

5.5  Company Affiliates; Restrictive Legend.  The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any member of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act.

5.6  Regulatory Filings; Reasonable Efforts.

(a)  Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b)  Reasonable Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Managers shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act or any comparable laws of foreign jurisdictions, neither Parent nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s or the Company’s freedom of action with respect to, or their ability to retain, the Company or any portions thereof or any of the businesses, product lines, properties or assets of the Company or Parent.

5.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.8  Nasdaq Listing.  Prior to the Effective Time, Parent agrees to use all reasonable efforts to authorize for listing on Nasdaq, the shares of Parent Common Stock issuable, if any, and those required to be reserved for issuance, if any, in connection with the Merger, subject to official notice of issuance.

5.9  Consents of Accountants.  The Company shall use all reasonable efforts to cause to be delivered to Parent two letters from the Company’s independent auditors, one dated approximately the date on which the Registration Statement shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

5.10  Subsequent Financial Statements.  The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

5.11  Conveyance Taxes.  Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

5.12  Indemnification.  Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former managers or officers of the Company as provided in its Articles of Organization or Operating Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time.

5.13  Employees.  To the extent still actively providing services to the Company as of the Effective Time, the Surviving Company shall offer employment, effective as of the Effective Time, to the individuals identified on Section 5.13 of the Company Disclosure Letter (the “Designated Employees”) on the terms set forth on such schedule. Nothing contained herein or on such schedule shall be construed as requiring the Company, Parent or the Surviving Company to continue the employment of any person, and none of the Parent, the Company or the Surviving Company shall have any obligation to continue, and there shall be no restrictions any on such person’s right to amend, modify or terminate, any Benefit Plan or other benefit plan or compensation arrangement as of or subsequent to the Effective Time; provided that as long as so employed by the Surviving Company, through the later of five (5) months following the Effective Time or December 31, 2007, the base salary any Designated Employee who accepts employment as provided in this section shall not be reduced below the amount specified on Section 5.13 of the Company Disclosure Letter. Without limiting the generality of Section 8.5, no provision of this Section 5.13 shall create any third party beneficiary rights in any individual or any beneficiary of any such individual.

5.14  Allocation of Consideration.  On or prior to the Closing Date, Parent and the Company shall jointly prepare an allocation of the aggregate fair market value of the Company’s assets as of the Effective Time in accordance with the principles of Code § 1060 and Treasury regulations thereunder (regardless of whether that section applies to the Merger). At a minimum, a specific allocation shall be made to each item of potential recapture property, if any, and to other unrealized receivables and inventory items (as defined in Code § 751) as a group. The allocation shall be binding upon Parent and the Company, subject to an appropriate adjustment following the Closing Date for changes in fair market values between the date of the allocation and the Closing Date. Parent and the Company shall report, act, and file Tax Returns and report to Company’s members in all respects and for all purposes consistent with such allocation. Neither Parent nor the Company shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  Company Member Approval.  This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the members of the Company.

(b)  No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)  HSR Approval.  If applicable as determined by Parent, all waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby will have expired or terminated early.

(d)  Registration Statement Effective; Prospectus/Proxy Statement.  The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(e)  Nasdaq Listing.  If shares of common stock of Parent are issued as part of the Per Unit Merger Consideration, then the shares of Parent’s common stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

6.2  Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

(b)  Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  Certificate.  The Company shall have received a certificate, dated as of the Effective Time, signed by an authorized senior executive officer of Parent, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)  Material Adverse Effect.  No Material Adverse Effect on the Parent shall have occurred since the date of this Agreement.

6.3  Additional Conditions to the Obligations of Parent.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)  Representations and Warranties.  The representations and warranties of the Company set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

(b)  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)  Certificate.  Parent shall have received a certificate, dated as of the Effective Time, signed by the Chief Executive Officer of the Company, to the effect that the conditions in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)  Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred since the date of this Agreement.

(e)  Material Consents.  All consents, permits and approvals of Governmental Entities and other private third parties listed in Sections 2.4(c) and 2.4(d) of the Company Disclosure Letter shall have been obtained with no adverse conditions attached and no expense imposed on the Company.

(f)  General Contractor’s Certificate.  Fagen, Inc., the general contractor in connection with the ongoing construction at the Real Property, shall have executed and delivered to Parent a General Contractor’s Certificate in substantially the form of Exhibit C to this Agreement, which certificate shall disclose no adverse matters.

(g)  Actions or Proceedings.  There shall not be pending any action or proceeding by any Governmental Entity or any action or proceeding by any other Person before any court or Governmental Entity seeking (i) to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or to obtain any damages or other remedy in connection with the Merger or the transactions contemplated by this Agreement, (ii) to restrain or prohibit Parent’s (including its affiliates’) ownership or operation of all or any portion of the business or assets of the Surviving Company or the Company, or to compel Parent or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the Surviving Company or the Company or (iii) to impose or confirm limitations on the ability of Parent or any of its affiliates to effectively control the business or operations of the Surviving Company or the Company, and no court, arbitrator or Governmental Entity shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iii); provided, however, that Parent and the Company shall use their reasonable best efforts to have any such judgment, order, decree or injunction vacated.

(h)  Amendment to Management Services Agreement.  The Company and FREMAR shall have executed and delivered to Parent an amendment to the management services agreement between the Company and FREMAR, in form and substance satisfactory to Parent, giving Parent the right to terminate such management services agreement at any time following the three-year anniversary of the Effective Time and providing that such termination by Parent will be without additional cost to Parent.

(i)  Legal Opinion.  Parent shall have received the opinion of Lindquist & Vennum P.L.L.P., addressed to Parent and dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, that the Company is not and has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code and covering the matters described on Exhibit D to this Agreement.

(j)  Rex Transactions.  Rex shall fully exercised the Class C Purchase Rights and all notes issued pursuant to the Note Agreement shall have been cancelled, in each case, in accordance with the terms of the Note Agreement as in effect on the date hereof, and the Rex Agreement shall be in full force and effect and Rex shall be in full compliance with the terms thereof.

(k)  FREMAR Agreement.  The FREMAR Agreement shall be in full force and effect, and FREMAR shall be in full compliance with the terms thereof.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or Board of Managers, as applicable, of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the members of the Company:

(a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Managers of the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by September 30, 2007 (the “End Date”); provided, however, that if a delay relating to any information provided by the Company or required to be provided by Company in any required filing with a Governmental Entity in connection with the transactions contemplated by this Agreement is the primary cause of the failure of the Merger to be consummated by the End Date (regardless of whether such delay arises from a breach of this Agreement), Parent shall have the right to extend the End Date until October 31, 2007; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the members of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company members duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company member approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to sixty (60) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by Parent is cured within such sixty (60) day period); and

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) prior to sixty (60) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by the Company is cured within such sixty (60) day period); and

(g) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the members of the Company) if (i) the Company’s Board of Managers or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Managers in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) the Company’s Board of Managers fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) calendar days after Parent requests that such recommendation be reaffirmed, (iv) the Company’s Board of Managers or any committee thereof shall have approved or recommended any Acquisition Proposal or Superior Proposal or (v) a tender or exchange offer relating to the Units shall have been commenced and the Company shall not have sent to its members, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Managers recommends rejection of such tender or exchange offer.

7.2  Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Fees and Expenses; Termination Fee.

(a)  General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, Parent and the Company shall share equally (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) in the event of the Closing of the Merger, the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act (otherwise such filing fee shall be entirely the responsibility of Parent); and (iii) in the event of the Closing of the Merger, Parent shall reimburse or otherwise credit the Company for its reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with that certain tax-exempt bond financing transaction, such fees and expenses not to exceed Three Hundred Seventy Thousand ($370,000).

(b)  Payments.

(i)  Payment by the Company.

(1) In the event that this Agreement is terminated by Parent pursuant Section 7.1(g), the Company shall be obligated to pay to Parent a fee equal to Six Million Dollars ($6,000,000) in immediately available funds, provided that if the Agreement is terminated by Parent pursuant to Section 7.1(g) after September 30, 2007, such fee shall be Three Million Dollars ($3,000,000). The payment contemplated by this Section 7.3(b)(i)(1) shall be paid as follows Two Million ($2,000,000) shall be paid promptly, but in no event later than two (2) business days after such termination, and the balance shall be paid on the earlier of (i) the first day following the date that is six (6) months after the date that the Plant commenced operations or (ii) the consummation of an Acquisition.

(2) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (A) following the date hereof and prior to the Company Members’ Meeting, there has been public disclosure of an Acquisition Proposal and (B) (i) within six (6) months following the termination of this Agreement an Acquisition of the Company is consummated or (ii) within six (6) months following termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition of the Company is consummated within twelve (12) months of the termination of this Agreement, the Company shall be obligated to pay to Parent a fee equal to Six Million Dollars ($6,000,000) in immediately available funds (such termination fee and the termination fee contemplated by Section 7.3(b)(i), each a “Company Termination Fee”), such payment to be paid promptly, but in no event later than two (2) business days after the consummation of such Acquisition.

It is understood that in no event shall the Company be required to pay both the fee contemplated in Section 7.3(b)(i)(1) and the fee contemplated in Section 7.3(b)(i)(2).

(ii)  Payment by Parent.  In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b), the Parent will pay the Company One Million Dollars ($1,000,000) in immediately available funds (the “Parent Termination Fee” and together with the Company Termination Fee, the “Termination Fee”)) and reimburse the Company for (A) the reasonable fees of Greene Holcomb & Fisher, LLC in connection with the fairness opinion referred to in Section 2.20, such fees not to exceed Three Hundred Thousand Dollars ($300,000) and (B) the reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with that certain tax-exempt bond financing transaction, such fees and expenses not to exceed Three Hundred Seventy Thousand ($370,000). The payment contemplated by this Section 7.3(b)(ii) shall be paid promptly, but in no event later than two (2) business days after such termination.

(iii)  Definition of Acquisition.  For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to the Company, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the members of the Company immediately preceding such transaction hold less than fifty-one percent (51%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of fifty-one percent (51%) of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of Units representing in excess of fifty-one percent (51%) of the voting power of the then outstanding Units.

(iv) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement. If either party shall fail to pay a Termination Fee when due, the Termination Fee shall be deemed to include the costs and expenses incurred by Parent or the Company as the case may be (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus one percent (1%).

7.4  Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors or Board of Managers, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the members of the Company, provided, after any such approval, no amendment shall be made which by law or requires further approval by such stockholders or members without such further stockholder or member approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5  Extension; Waiver.  At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective Board of Directors or Board of Managers, as applicable, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

US BioEnergy Corporation 5500 Cenex Drive
Inver Grove Heights, MN 55077
Attention: General Counsel
Telephone: (651) 355-8328
Facsimile: (866) 908-1375

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606

Attention:	Brian W. Duwe
Richard C. Witzel, Jr.

Telephone: (312) 407-0700
Facsimile: (312) 407-0411

(b) if to the Company:

Millennium Ethanol, LLC
P.O. Box 357
Marion, SD 57043
Attention: Steve Domm, Chief Executive Officer

Telephone: (605) 648-3941
Facsimile: (605) 648-3943

with a copy to:

Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402

Attention:	Kevin R. Prohaska
Timothy S. Murphy

Telephone: (612) 371-3211
Facsimile: (612) 371-3207

8.3  Interpretation; Certain Defined Terms.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement, “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(c) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, the knowledge that any of the officers, directors or managers of such party would reasonably be expected to have, after due inquiry.

(d) For purposes of this Agreement, the term “manager” or “managers” means an individual or the individuals serving on the Board of Managers of a limited liability company.

(e) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity, means any change, event, effect or circumstance, as the case may be, that, individually or together with any other change, event, effect or circumstance, is or could reasonably be expected to be materially adverse to (y) the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of the entity and its subsidiaries, taken as a whole, or (z) the entity’s ability to consummate each of the transactions contemplated hereby; provided that in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any change, event, effect or circumstance resulting from the announcement of this Agreement, (B) any change in such entity’s stock price or trading volume, (C) any change, event, effect or circumstance that results from changes affecting the industry in which such entity operates generally or the United States economy generally or (D) any change, event, effect or circumstance that results from changes affecting general worldwide economic or capital market conditions.

(f) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(g) For purposes of this Agreement, a “subsidiary” of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or Board of Managers or other governing body of such corporation or other legal entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

8.4  Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

8.6  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of South Dakota or any South Dakota state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of South Dakota.

8.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10  Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this

Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11  No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.12  Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

US BIOENERGY CORPORATION

By:	/s/ Gregory S. Schlicht
Name: Gregory S. Schlicht

Title:	Vice President, General Counsel and Corporate Secretary

US BIO ACQUISITION SUB, LLC

By:	/s/ Gregory S. Schlicht
Name: Gregory S. Schlicht

Title:	Manager

MILLENNIUM ETHANOL, LLC

By:	/s/ Steven Domm
Name: Steven Domm

Title:	CEO

[Agreement and Plan of Merger]

Exhibit A

Conversion Ratio
CP Greater than or Equal to 15.88

1.  Certain Definitions.  Capitalized terms used but not defined on this Exhibit A shall have the meanings ascribed to them in the Agreement.

		Input for illustrative
		purposes only
		(to be updated as of the
Variable	Definition	Effective Time)

CP =	Average of the per share closing prices of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the day the Company Member Meeting is held, as reported on The Nasdaq Stock Market, Inc.	20.000000
#P =	Number of shares of Parent Common Stock determined as follows:	8,500,000.000000
	#P = 8,500,000 — (E/CP)
#A =	Total number of Class A Units issued and outstanding immediately prior to the Effective Time	40,250,000.000000
#B =	Total number of Class B Units issued and outstanding immediately prior to the Effective Time	1,000,000.000000
#C =	Total number of Class C Units issued and outstanding immediately prior to the Effective Time	21,176,470.000000
E =	Total amount of all fees and expenses incurred by the Company in connection with the Agreement and the transactions contemplated hereby and all fees and expenses incurred in connection with that certain tax exempt bond financing, including, without limitation, the fees and expenses of the Company’s legal and financial advisors, and 50% of the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act; such amount, pursuant to Section 7.3 of the Agreement, to be reduced by the reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with such tax-exempt bond financing transaction (not to exceed $370,000). For the avoidance of doubt, does not include the consent fee payable pursuant to the amendment to the Note Agreement	0.000000

2. Determination of Per Unit Merger Consideration

	Class A Per Unit Consideration = (#P *.6108) / #A shares of Parent Common Stock	0.128989
	Class B Per Unit Consideration = (#P *.05) / #B shares of Parent Common Stock	0.425000
	Class C Per Unit Consideration = (#P *.3392) / #C shares of Parent Common Stock	0.136151

Conversion Ratio
CP Less than 15.88

1.  Certain Definitions.  Capitalized terms used but not defined on this Exhibit A shall have the meanings ascribed to them in the Agreement.

		Input for illustrative
		purposes only
		(to be updated as of
Variable	Definition	the Effective Time)

CP =	Average of the per share closing prices of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the day the Company Member Meeting is held, as reported on The Nasdaq Stock Market, Inc.	13.510000
#P =	Number of shares of Parent Common Stock determined as follows:	9,888,971.132494
	#P = ($135,000,000 — CC — E) / CP; provided, however, that in no event will #P exceed 11,500,000
CC =	Total aggregate amount, if any, of Cash Consideration determined to be paid by Parent in its sole discretion if CP is less than $15.88, provided, however, that CC shall = $135,000,000 — (CP * #P) — E	0.000000
#A =	Total number of Class A Units issued and outstanding immediately prior to the Effective Time	40,250,000.000000
#B =	Total number of Class B Units issued and outstanding immediately prior to the Effective Time	1,000,000.000000
#C =	Total number of Class C Units issued and outstanding immediately prior to the Effective Time	21,176,470.000000
E =	Total amount of all fees and expenses incurred by the Company in connection with the Agreement and the transactions contemplated hereby and all fees and expenses incurred in connection with that certain tax exempt bond financing, including, without limitation, the fees and expenses of the Company’s legal and financial advisors, and 50% of the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act: such amount, pursuant to Section 7.3 of the Agreement, to be reduced by the reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with such tax-exempt bond financing transaction (not to exceed $370,000). For the avoidance of doubt, does not include the consent fee payable pursuant to the amendment to the Note Agreement	1,400,000.000000

2. Determination of Per Unit Merger Consideration

	Class A Per Unit Consideration = (#P*.6108)/#A shares of Parent Common Stock	0.150067
	and
	(CC*.6108)/ #A in cash	0.000000
	Class B Per Unit Consideration = (#P*.05)/#B shares of Parent Common Stock	0.494449
	and
	(CC*.05)/#B in cash	0.000000
	Class C Per Unit Consideration = (#P*.3392)/#C shares of Parent Common Stock	0.158399
	and
	(CC*.3392)/ #C in cash	0.000000

Appendix A

DECLARATION

OF

US BIO ACQUISITION SUB, LLC

Dated as of May 30, 2007

DECLARATION
OF
US BIO ACQUISITION SUB, LLC

DECLARATION
OF
US BIO ACQUISITION SUB, LLC

THIS DECLARATION (this “Operating Agreement”) is entered into and made effective as of May 30, 2007, by US BIOENERGY CORPORATION, a South Dakota corporation (“US BioEnergy”), the sole member of US Bio Acquisition Sub, LLC.

RECITALS

WHEREAS, US BioEnergy is the sole Member of US Bio Acquisition Sub, LLC (the “Company”), a South Dakota limited liability company; and

WHEREAS, Section 47-34A-103 of the South Dakota Uniform Limited Liability Company Act (the “Act”) authorizes an “operating agreement” as defined therein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the sole Member contained herein, and the mutual benefits to be gained by the performance hereof, the sole Member adopts and enters into the following agreement as the Operating Agreement of the sole Member:

ARTICLE I

THE LIMITED LIABILITY COMPANY

1.  Formation; Effective Date of Operating Agreement.  The Company was formed as a South Dakota limited liability company pursuant to and in accordance with the provisions of the Act, which formation occurred immediately upon the filing of the Articles of Organization in the Office of the Secretary of State of South Dakota on May 30, 2007.

2.  Name.  The name of the Company shall be US Bio Acquisition Sub, LLC. All business of the Company shall be conducted in such name. The name of the Company may be changed from time to time by the sole Member in accordance with the Act.

3.  Business Purpose.  The purpose of the Company is to conduct any business and investment activity in which a limited liability company organized under the Act may be lawfully engaged in and to conduct any and all activities related or incidental thereto.

4.  Duration.  The duration of the Company shall be perpetual, unless dissolved earlier in accordance with this Operating Agreement.

5.  Powers.  The Company may carry on any lawful business, purpose or activity permitted by the Act and shall possess and may exercise all powers granted by the Act, any other law or this Operating Agreement, together with any powers incidental, necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

6.  Principal Office.  The principal office of the Company shall be located at 5500 Cenex Drive, Mail Station 175 Inver Grove Heights, MN 55077 or at such other place(s) within or without the State of South Dakota as the sole Member may determine from time to time.

7.  Title to Property.  All property originally transferred to or subsequently acquired by or on account of the Company shall be owned by the Company as an entity. The sole Member shall not have any ownership interest in such Property in the sole Member’s corporate name or right. The Company shall hold all of its property in the name of the Company and not in the name of the sole Member.

8.  Limited Liability of Members and Managers.  Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member, Manager or other agent of the Company, solely by reason of such status, shall be personally liable, under a judgment, decree or order of a court, or in any other manner, for the acts, debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise.

ARTICLE II

MEMBERSHIP INTERESTS

1.  Sole Member; Capitalization.  US BioEnergy is the sole Member of the Company and holds 100% of the Membership Interests of the Company, effective as of the formation of the Company. The capital contributions of US BioEnergy to the Company in consideration of the 100% Membership Interests shall be as set forth from time to time on the books and records of the Company. US BioEnergy, as sole Member, shall not be obligated to make any capital contributions to the Company or to pay any assessment to the Company, other than the unpaid portion of a written agreement made by US BioEnergy in its sole discretion to make capital contributions. US BioEnergy’s Membership Interest is not subject to any mandatory assessment, requests or demands for capital.

2.  Terms of Membership Interest.  US BioEnergy’s 100% Membership Interest in the Company is an ordinary membership interest of one class, without series. As sole Member, US BioEnergy is the only person or entity entitled to vote on any matter requiring approval or determination by Members of the Company under this Operating Agreement or the Act. US BioEnergy shall be allocated 100% of the profits and losses of the Company and shall receive 100% of the distributions from the Company.

3.  Statement of Membership Interest.  At the request of the sole Member, the Company shall state in writing the 100% Membership Interest owned by the sole Member, as of the date the Company makes the statement. The statement must describe the sole Member’s rights to vote, to share in profits and losses, and to share in distributions, restrictions on assignment of the membership interests, then in effect, as well as any assignment of the sole Member’s rights then in effect other than a security interest. The statement may not serve as a vehicle by which a transfer of the Membership Interest may be effected.

4.  Declaration of Distributions.  Only the sole Member (and not the Board of Managers) shall have the authority to declare distributions upon the Membership Interests of the Company to the extent permitted by law, and the sole Member may declare distributions without the requirement of any approval or action by the Managers.

5.  Transfer of Membership Interests.  Membership Interests in the Company may be transferred only to the extent permitted by law.

6.  Termination of Membership; Continuation of the Company.  The sole Member’s Membership Interest terminates and such person ceases to be a Member in accordance with the Act. The Company shall not be dissolved upon the occurrence of any event that is deemed to terminate the continued membership of the sole Member. The Company’s affairs shall not be required to be wound up. The Company shall continue without dissolution. The transferee of the sole Member’s Membership Interest shall be admitted automatically as the sole Member or as Members of the Company by operation of this Operating Agreement and the advance consent of US BioEnergy evidenced hereby, without any further action or consent.

7.  Capital Accounts.  A separate Capital Account shall be maintained for the sole Member (and any substitute Member who or which is automatically admitted) in accordance with the following provisions:

(a) To such Capital Account there shall be credited the Member’s capital contributions, the Member’s distributive share of profits, and the amount of any Company liabilities assumed by the Member or which are secured by any Company property distributed to the Member.

(b) To such Capital Account there shall be debited the amount of cash and the agreed value of any property distributed to the sole Member pursuant to any provision of this Operating Agreement, the Member’s distributive share of losses, and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(c) If all or a portion of the Member’s Membership Interest is transferred in accordance with the Act, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

ARTICLE III

MEMBER MEETING

1.  Place of Meetings.  Each meeting of the sole Member of the Company shall be held at the principal executive office of the Company or at such other place as may be designated by the Managers or the President; provided, however, that any meeting called by or at the demand of the sole Member shall be held in the county where the principal executive office of the sole Member is located.

2.  Regular or Special Meetings.  Regular meetings of the sole Member may be held on an annual or other less frequent periodic basis. At each regular meeting the sole Member shall elect qualified successors for manager(s) who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting and may transact any other business. A special meeting of the sole Member may be called for any purpose or purposes at any time by the President; by the Treasurer; by any two or more Managers; or by the sole Member. Unless waived by the sole Member, the business transacted at a special meeting of the sole Member is limited to the purposes stated in the notice of the meeting.

3.  Notice of Meetings.  The sole Member may convene a regular or special meeting at the sole Member’s discretion, without notice. If a regular or special meeting of the sole Member is called by the President, or the Treasurer, or two or more Managers, written notice of the meeting, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given to the sole Member at least five (5) days and not more than sixty (60) days prior to the meeting. The sole Member may waive notice of a regular or special meeting of the sole Member as provided by law.

4.  Adjournments.  Any meeting of the sole Member may be adjourned from time to time to another date, time and place. If any meeting of the sole Member is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

5.  Action Without a Meeting.  Any action required or permitted to be taken at a meeting of the sole Member of the Company may be taken without a meeting by written action signed by the sole Member.

ARTICLE IV

MANAGEMENT

1.  General Management.

(a) General Powers.  Except as otherwise restricted or provided herein, all powers to control and manage the business and affairs of the Company shall be vested exclusively in the Managers, and not in the sole Member. The Managers may exercise all powers of the Company and do all such lawful acts as are authorized hereunder or pursuant hereto and as are not, by the Act, the Articles of Organization or this Operating Agreement, directed or required to be exercised or done by the sole Member. Managers have the right and authority to take all actions that the Managers deem necessary, useful or appropriate for the management and conduct of the business and affairs of the Company, subject to restrictions on their authority as specified in Section 1(b) below or as may be imposed by the sole Member from time to time by written action (which action shall be affixed to this Operating Agreement). In managing the business and affairs of the Company and in exercising the powers and privileges of the Company, the Managers shall act: (i) collectively through meetings held and conducted pursuant to the provisions of this Operating Agreement or by written action taken pursuant to the provisions of this Operating Agreement; (ii) through committees established by the Managers which it is hereby authorized to do, provided such committees shall be subject to the same limitations of authority established herein or pursuant hereto, and provided further that the Managers appointed by the sole Member hereunder shall have a majority voting power on all such committees; and (iii) through agents of the Company to whom authority and duties have been delegated and authorized by the Managers.

(b) Authority to Act.  If there is more than one Manager, each Manager shall, individually, have the ability to bind the Company. The Managers, or any of them, are hereby designated and authorized for and on behalf of the Company to execute any and all documents desirable or necessary in connection with the business of the Company, including any documents required which are not inconsistent with the terms hereof. Execution of any document by any Manager on behalf of the Company shall bind the Company.

(c) Restrictions on Authority.  Notwithstanding the foregoing, without the express written approval of US BioEnergy, as sole Member, the Board of Managers shall not take, approve or authorize any of the following actions, agreements, instruments or items:

(i) any investment (or subsequent divesture) by the Company of the securities, assets or indebtedness of any Person outside the ordinary course of business;

(ii) any merger or consolidation of the Company with any other Person or Persons or any exchange of units or membership interests of the Company for securities or property of the Company or any other Person;

(iii) any sale, lease, exchange or otherwise disposal of all or substantially all of the assets of the Company;

(iv) the voluntarily dissolution of the Company or the commencement of any voluntary bankruptcy action;

(v) any transaction, agreement or action on behalf of the Company that is unrelated to or inconsistent with its business purpose or would make it impossible for the Company to carry on the ordinary business of the Company or to change the business purpose of the Company;

(vi) the admission of any additional member or the terms of such admission;

(vii) the authorization or issuance of additional membership interests or units or the acceptance of any additional capital contributions, or the issuance of options or warrants to purchase membership interests or units or any action to require additional capital contributions from the sole Member;

(viii) the initiation of any litigation proceedings against any Person;

(ix) any loan to or from any Manager or any transaction involving the Company in which any Manager has a direct or indirect interest.

(x) the determination of the Gross Asset Values of the Company’s property;

(xi) any tax election under this Operating Agreement;

(xii) any amendment to the Articles or this Operating Agreement;

(xiii) the authorization or ratification of acts which would otherwise violate the Managers’ duties of loyalty under the Act;

(xiv) the compromise of an obligation of a Member to make a capital contribution or return money or other property paid or distributed by the Company in violation of this Agreement or the Act;

(xv) the use of the Company’s property to redeem an interest subject to a charging order;

(xvi) the consent to dissolve the Company other than in accordance with this Agreement;

(xvii) after dissolution, the waiver of the right to have the Company’s business wound up and terminated; or

(xviii) any action referenced under SDCL 47 34A 404.1(c), as the same may be amended from time to time hereafter.

2.  The Managers.

(a) Number, Qualification and Term of Office.  Managers shall be elected by the sole Member at the times, in the manner and for the terms as prescribed by this Operating Agreement. The number of Managers serving the Company shall not be less than one nor more than four. The sole Member may appoint and elect Managers of the Company from time to time by resolution of the sole Member. Managers shall serve indefinitely at the pleasure of the sole Member, or until their earlier death, resignation or removal. The sole Member in its discretion may designate one or more Managers with officer titles under which such title Managers may exercise their power and authority hereunder as Managers of the Company.

(b) Resignation.  Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the sole Member of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c) Removal.  A Manager may be removed with or without cause by the sole Member at any time.

(d) Meetings.  Regular meetings of the Managers shall be held from time to time as determined by the Managers. Special meetings of the Managers shall be held upon the call of two or more Managers.

(e) Notice.  Oral or written notice of each meeting of the Managers, stating the place, day and hour of the meeting, shall be given to each Manager at least three days before the day on which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Managers does not need to specify the business to be transacted or the purpose of the meeting.

(f) Waiver.  Whenever any notice is required to be given to a Manager under the provisions of this Operating Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

(g) Quorum.  Two thirds of the Managers in office shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Managers. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

(h) Voting and Act of the Managers.  Each Manager shall have one vote. The Managers shall take action by the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present.

(i) Action Without a Meeting.  Any action required or permitted to be taken at a meeting of the Managers may be taken by written action signed by all of the Managers then in office.

(j) Absentee Managers.  A Manager of the Company may give advance written consent or opposition to a proposal to be acted on at a meeting.

(k) Compensation.  The sole Member may fix the compensation, if any, of Managers. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings or other business of the Company.

3.  Limitation of Liability; Indemnification of Managers.

(a) No Manager of the Company shall be personally liable to this Company or its Members for monetary damages for a breach of fiduciary duty by such Manager; provided that this provision shall not eliminate or limit the liability of a Manager for an act or failure to act in a manner that constitutes any of the following: (i) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager has a material conflict of interest; (ii) a violation of criminal law, unless the Manager had reasonable cause to believe that the Manager’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the Manager derived an improper personal profit; or (iv) willful misconduct or recklessness.

(b) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each present and former Manager relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the Manager (or former Manager) was a party to the proceeding in the capacity of a Manager of the Company (which reasonable expenses including reasonable attorneys’ fees may be paid as incurred). Notwithstanding the foregoing provisions, the Company shall not indemnify, defend, save harmless, or pay all judgments and claims against, and reasonable expenses of, a Manager (or former Manager) under the foregoing provisions where such judgments and claims or proceedings arise out of or are related to an act or failure to act of the Manager in a manner that constitutes any of the following: (i) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager has a material conflict of interest; (ii) a violation of criminal law, unless the Manager had reasonable cause to believe that the Manager’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the Manager derived an improper personal profit; or (iv) willful misconduct or recklessness.

ARTICLE V

INDEMNIFICATION

1.  Indemnification.  The Company shall be authorized to the fullest extent permitted by the Act, as amended from time to time, to indemnify any person against expenses and liabilities arising by reason of the fact that the person is or was a Manager, Member, or employee of the Company, or is or was serving at the request of the Company or whose duties in that position involve or involved service as a Manager, Member, partner, trustee, employee or agent of another organization or employee benefit plan.

2.  Insurance.  The Company may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the person against the liability.

ARTICLE VI

OTHER PROVISIONS

1.  Required Records.  The Company shall keep such records and information at its principal executive office, or another place or places within the United States determined by the Managers, as is required under the Act.

2.  Books of Account.  The Managers shall keep complete and accurate accounts of all transactions of the Company and proper books of account shall enter and cause to be entered therein a full and accurate account of each and every Company transaction in accordance with accounting principles and methods as determined by the Managers with the advice of the Company’s accountants. The books of account of the Company shall be closed and balanced as of the end of each fiscal year. The books of account and other records of the Company shall at all times be kept at the principal executive office of the Company or such other place or places within the United States as the Managers may determine. The sole Member shall have access to and may inspect and copy any of such books and records at all reasonable times.

3.  Tax Characterization and Returns.  The Company agrees that it will not elect pursuant to Treasury Regulations Section 301.7701-3(c) to be recognized as an entity distinct from its sole Member for income tax purposes. Accordingly, the sole Member acknowledges that the Company will be disregarded as an entity separate from its sole Member for income tax purposes. The Managers shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Company and, except as otherwise provided herein or in any sole Member resolution, shall have complete discretion and authority concerning any tax election required or permitted to be made by the Company. The Managers of the Company shall deliver or cause to be delivered to the sole Member within ninety (90) days after the end of each fiscal year of the sole Member such information concerning the Company as is necessary or appropriate to permit the sole Member to properly complete any federal, state or local income tax return in which the sole Member must include items attributable to the Company. The Managers shall endeavor to provide sufficient information from time to time during the year as may be appropriate to permit the sole Member to pay federal, state and local estimated taxes.

4.  Tax Allocation Agreement.  The Company shall be liable to the sole Member for any federal, state or local income tax on any net taxable income of the Company or other items of income that are included in the returns of the sole Member.

5.  Execution of Instruments.  All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by a Manager, or by such other person or persons as may be designated from time to time by the Managers, as authorized by or pursuant to this Operating Agreement. If a document must be executed by persons holding different positions or functions and one person holds such positions or exercises such functions, that person may execute the document in more than one capacity if the document indicates each such capacity.

6.  Advances.  The Company may, without a vote of the Managers, advance money to its sole Member for any services provided, or to its managers or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.

7.  Amendments.  The Managers shall not have the power to adopt, amend or repeal this Operating Agreement. The sole Member may adopt, amend or repeal this Operating Agreement by valid action of the sole Member.

8.  Inconsistency With Applicable Law.  In the event any inconsistency between any provision of this Operating Agreement and the Act or other applicable law, that law will control and supercede the conflicting provision in this Operating Agreement.

9.  Severability.  If one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect and shall be construed as though the invalid, illegal or unenforceable provisions never had been contained herein.

[Signature Page Follows.]

THIS OPERATING AGREEMENT is hereby adopted and entered into by US BioEnergy Corporation, as the sole Member of the Company, effective as of May 30, 2007.

US BIOENERGY CORPORATION

By:	/s/ Gregory S. Schlicht Gregory S. Schlicht, Vice President and General Counsel and Corporate Secretary

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is entered into as of May 31, 2007, by and among US BioEnergy Corporation, a South Dakota corporation (“Parent”), US Bio Acquisition Sub, LLC, a South Dakota limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and FREMAR Farmers Cooperative, Inc. (“Unitholder”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and Millennium Ethanol, LLC, a South Dakota limited liability company (the “Company”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the “Merger”); and

WHEREAS, as of the date hereof, Unitholder is the record and Beneficial Owner (as defined hereinafter) of all of the outstanding Class B units of the Company (the “Company Class B Units”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Unitholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  Certain Definitions.  In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

(b) “Securities” means the Subject Units together with any units or other securities of the Company Beneficially Owned by Unitholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of units or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

Section 2.  Representations And Warranties of Unitholder.  Unitholder represents and warrants to Parent and Merger Sub as follows:

(a) Ownership of Units.  As of the date hereof and at all times prior to the termination of this Agreement, Unitholder is and will be the record and Beneficial Owner of the Company Class B Units set forth on the signature page of this Agreement (the “Subject Units”). As of the date hereof, Unitholder does not beneficially own any units or other securities of the Company.

(b) Authority; Binding Agreement.  Unitholder has the corporate power and authority to enter into and perform all of Unitholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Unitholder and constitutes a valid and binding agreement of Unitholder, enforceable against Unitholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Filings; No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Unitholder and the consummation by Unitholder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Unitholder, the consummation by Unitholder of the transactions contemplated hereby or compliance by Unitholder with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to Unitholder, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Unitholder is a party or by which the Unitholder or any of its properties or assets is bound or affected or (iii) conflict with or violate any Legal Requirement applicable to Unitholder or any of Unitholder’s properties or assets.

(d) No Encumbrance.  The Subject Units are now and, at all times prior to the termination of this Agreement, and the Securities will be, held by Unitholder free and clear of any proxy, voting restriction or other Lien (except for any such proxy, voting restriction or other Lien arising hereunder and except for the restrictions on transfer set forth in the Operating Agreement of the Company, dated as of September 30, 2005 (the “Operating Agreement”)).

Section 3.  Representations And Warranties of Parent And Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Unitholder as follows:

(a) Authority; Binding Agreement.  Parent and Merger Sub each has the corporate or limited liability company power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) No Conflicts.  Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws (or other organizational documents) of Parent and Merger Sub, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected or (iii) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or assets.

Section 4.  Disclosure.  Unitholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Prospectus/Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto,

Unitholder’s identity and ownership of the Subject Units and the nature of Unitholder’s commitments, arrangements and understandings under this Agreement.

Section 5.  Transfer And Other Restrictions.  Prior to the termination of this Agreement, Unitholder agrees not to, directly or indirectly:

(a) offer for sale, sell, transfer, tender, gift, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, gift, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein;

(b) grant any proxy, power of attorney, consent or other authorization, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

(c) take any other action for the purpose of making any representation or warranty of Unitholder contained herein untrue or incorrect or preventing, limiting or impeding Unitholder from performing its obligations under this Agreement.

Section 6.  Voting of the Securities.  Unitholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the members of the Company, however called, or in connection with any written consent of the members of the Company, Unitholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities:

(A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

(B) against approval of any proposal made in opposition to, in competition with, the Merger Agreement or the consummation of the Merger, including, without limitation, any Acquisition Proposal; and

(C) against any other action that is intended, or could impede, interfere with, delay, postpone, discourage or adversely affect, the Merger or any of the other transactions contemplated by the Merger Agreement.

Unitholder may not enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 6.

Section 7.  Proxy.  Concurrently with the execution of this Agreement, Unitholder agrees to deliver to Parent the Proxy in the form attached hereto as Annex I (the “Proxy”). The Unitholder represents that any proxies heretofore given in respect of the Securities, if any, are revocable and revokes any such proxies.

Section 8.  Stop Transfer; Legending of Units.

(a) Unitholder agrees with, and covenants to, Parent that Unitholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities.

(b) In the event of a stock dividend or distribution, or any change in the Company Class B Units by reason of any stock dividend, split-up, recapitalization, combination, exchange of unit or the like other than pursuant to the Merger, the term “Subject Units” will be deemed to refer to and include the Company Class B Units as well as all such dividends and distributions and any units into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

(c) If so requested by Parent, Unitholder hereby agrees the Company’s transfer books shall reflect that the Securities are subject to this Agreement and to a proxy.

Section 9.  Acquisition Proposals; Non-Solicitation.  Unitholder covenants and agrees that it shall not, directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby; provided, however, that nothing herein shall prevent any employee of Unitholder, acting in his or her capacity as an officer or manager of the Company from taking any action in such capacity, but only in either such case as and to the extent permitted by Section 4.2 of the Merger Agreement. Unitholder shall immediately cease participating in any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal.

Section 10.  Parent Common Stock.  Unitholder hereby agrees that, for a period beginning on the date hereof and ending on, and including, the date of the Company Members’ Meeting (as defined in the Merger Agreement), Unitholder will not (and will not permit any of its affiliates to), without the prior written consent of Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to any Parent Common Stock or securities convertible into or exchangeable or exercisable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock or any such securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock or any such securities, whether any such transaction is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii) above.

Section 11.  Public Announcement.  Without the prior written consent of Parent, Unitholder shall not make any public announcement relating to this Agreement, the Merger Agreement or the Merger or other transactions contemplated by the Merger Agreement.

Section 12.  Termination.  This Agreement shall automatically terminate on the earliest of (a) termination of the Merger Agreement pursuant to its terms, (b) the agreement of the parties hereto to terminate this Agreement, or (c) the consummation of the Merger; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against the other party hereto for such party’s breach of any of the terms of the Agreement. Notwithstanding the foregoing, Section 13 of this Agreement shall survive the termination of this Agreement. The representations and warranties made herein shall not survive the termination of this Agreement.

Section 13.  Miscellaneous.

(a) Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (i) are not intended to confer upon any other person any rights or remedies hereunder.

(b) Successors and Assigns.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(c) Amendment and Modification.  This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(i)	if to Parent or Merger Sub:

US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attention: General Counsel
Telephone: (651) 355-8328
Facsimile: (866) 908-1375

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606

Attention:	Brian W. Duwe
Richard C. Witzel, Jr.

Telephone: (312) 407-0700
Facsimile: (312) 407-0411

(ii)	if to Unitholder:

FREMAR Farmers Cooperative, Inc.
300 N Broadway Ave.
Marion, SD 57043-2109
Attention:
Telephone: (605) 648-3941
Facsimile: (605) 648-3943

with a copy to:

Lindquist & Vennum, P.L.L.P.
4200 IDS Center
80 S. Eighth Street
Minneapolis, MN 55402
Attention: Timothy S. Murphy
Telephone: (612) 371-3985
Facsimile: (612) 371-3207

(e) Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(h) Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of South Dakota or any South Dakota state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of South Dakota.

(i) Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(j) Descriptive Heading.  The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(k) Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(l) Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(m) Further Actions.  Unitholder agrees that it will do all things reasonably necessary or desirable as requested by Parent (at Parent’s costs and expense) to effectuate this Agreement, including without limitation, executing such other proxies with respect to any Securities as Parent may request.

(n) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, Parent, Merger Sub and Unitholder have caused this Agreement to be duly executed as of the day and year first written above.

US BIOENERGY CORPORATION

By:	/s/ Gregory S. Schlicht
Name: Gregory S. Schlicht

Title:	Vice President, General Counsel and Corporate Secretary

US BIO ACQUISITION SUB, LLC

By:	/s/ Gregory S. Schlicht
Name: Gregory S. Schlicht

Title:	Manager

FREMAR FARMERS COOPERATIVE, INC.

By:	/s/ Dennis J. Koerner
Name: Dennis J. Koerner

Title:	President

Units beneficially owned:
1,000,000 Company Class B Units

Address:

The Company, by action of its Board of Managers, hereby (i) approves the terms and conditions of this Agreement, including, without limitation, the grant of the proxy hereunder, (ii) acknowledges receipt of this Agreement and the Proxy, and (iii) confirms that the Proxy has been appropriately filed with Company.

MILLENNIUM ETHANOL, LLC

By:	/s/ Steven Domm
Name: Steven Domm

Title:	CEO

[Voting Agreement]

ANNEX I

PROXY

The undersigned Unitholder of Millennium Ethanol, LLC, a South Dakota limited liability company (the “Company”), hereby appoints Parent and its designees, and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to the full extent of the undersigned’s right, with respect to the units of the Company beneficially owned by the undersigned, which number of units are listed on this Proxy (the “Units”), and any and all units or other securities of the Company acquired by Unitholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of units or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise (the “Securities”), until the termination of the Voting Agreement dated as of the date hereof (the “Voting Agreement”) between US BioEnergy Corporation, a South Dakota corporation (“Parent”), US Bio Acquisition Sub, LLC, a South Dakota limited liability company and wholly owned subsidiary of Parent, and the undersigned Unitholder of the Company pursuant to its terms. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Units and any and all Securities are hereby revoked and no subsequent proxies will be given.

This proxy is coupled with an interest, is granted pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement. The attorneys and proxies named above are empowered to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Units) of the undersigned at any time prior to termination of the Voting Agreement at every annual, special or adjourned meeting of the members of the Company and in every written consent in lieu of such meeting:

(A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

(B) against approval of any proposal made in opposition to, in competition with, the Merger Agreement or the consummation of the Merger including, without limitation, any Acquisition Proposal; and

(C) against any other action that is intended, or could impede, interfere with, delay, postpone, discourage or adversely affect, the Merger or any of the other transactions contemplated by the Merger Agreement.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Signature of Unitholder:

Print Name of Unitholder:

Dated: May   , 2007

Units beneficially owned

Class B units: 1,000,000

Annex C

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of May 31, 2007, by and among US BioEnergy Corporation, a South Dakota corporation (“Parent”), US Bio Acquisition Sub, LLC, a South Dakota limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Farmers Energy Millennium, LLC, an Ohio limited liability company (“Note Holder”), and REX Stores Corporation, a Delaware corporation (“Rex”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and Millennium Ethanol, LLC, a South Dakota limited liability company (the “Company”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the “Merger”); and

WHEREAS, Note Holder, a wholly-owned subsidiary of Rex, is the record and Beneficial Owner (as defined hereinafter) of a secured promissory note (the “Note”) issued pursuant to that certain Note Purchase and Purchase Rights Agreement, dated as of March 17, 2006 as amended on the date hereof (the “Note Agreement”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Note Holder and Rex enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  Certain Definitions.  In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

(b) “Reoffer Prospectus” means the prospectus included in the Registration Statement, as amended or supplemented by any prospectus supplement with respect of the terms of the offering of any security of the Parent covered by such Registration Statement and all other amendments or supplements to the prospectus, including post effective amendments, and all material incorporated, or deemed to be incorporated, by reference in such prospectus.

(c) “Securities” means the Note together with any Class C Units issued upon the exercise of the Purchase Rights in accordance with the Note Agreement.

Section 2.  Representations And Warranties of Note Holder.  Each of Note Holder and Rex hereby, jointly and severally, represents and warrants to Parent and Merger Sub as follows:

(a) Ownership.  As of the date hereof and at all times prior to the termination of this Agreement, (i) Note Holder is and will be the record and Beneficial Owner of the Note (or the Class C Units issuable upon the exercise of the Purchase Rights in accordance with the Note Agreement) and (ii) Rex is the record and Beneficial Owner of all of the outstanding equity interests of Note Holder. As of the date hereof, neither Rex nor Note Holder Beneficially Owns any Securities of the Company, other than with respect to Note Holder, the Note and the Purchase Rights. Note Holder is the successor to Rex Radio and Television, Inc. under the Note Related Documents (as defined below) and has the full right, power and authority to amend, modify, terminate, grant waivers and releases, and otherwise take any other actions with respect to such documents.

(b) Authority; Binding Agreement.  Rex and Note Holder each has the corporate or limited liability company power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Rex and Note Holder and constitutes a valid and binding agreement of Rex and Note Holder, enforceable against each of Rex and Note Holder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Filings; No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Rex and Note Holder and the consummation by Rex and Note Holder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by each of Rex and Note Holder, the consummation by each of Rex and Note Holder of the transactions contemplated hereby or compliance by each of Rex and Note Holder with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws (or other organizational documents) of Rex or Note Holder, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Rex or Note Holder is a party or by which Rex or Note Holder or any of their respective properties or assets is bound or affected or (iii) conflict with or violate any Legal Requirement applicable to Rex or Note Holder or any of their respective properties or assets.

(d) No Encumbrance.  The Note is now and, at all times prior to the termination of this Agreement, the Securities will be, held by Note Holder free and clear of any proxy, voting restriction or other Lien (except for any such Lien arising hereunder, restrictions upon transfer imposed under securities laws and the restrictions on transfer set forth in the Operating Agreement of the Company, dated as of September 30, 2005 (the “Operating Agreement”)).

Section 3.  Representations And Warranties of Parent And Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Note Holder and Rex as follows:

(a) Authority; Binding Agreement.  Parent and Merger Sub each has the corporate or limited liability company power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) No Conflicts.  Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws (or other organizational documents) of Parent and Merger Sub, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected or (iii) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or assets.

Section 4.  Disclosure.  Each of Rex and Note Holder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Prospectus/Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which Parent determines to be necessary in connection with the Merger and any transactions related thereto, each of Rex and Note Holder’s identity and ownership of any Securities and the nature of Rex’s and Note Holder’s commitments, arrangements and understandings under this Agreement.

Section 5.  Transfer And Other Restrictions.  Prior to the termination of this Agreement, each of Rex and the Note Holder, jointly and severally, agrees not to, directly or indirectly:

(a) offer for sale, sell, transfer, tender, gift, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, gift, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein (Rex acknowledges that this restriction applies to any direct or indirect transfer of equity interests in Note Holder);

(b) grant any proxy, power of attorney, consent or other authorization, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities;

(c) take any other action for the purpose of making any representation or warranty of Note Holder or Rex contained herein untrue or incorrect or preventing, limiting or impeding Note Holder or Rex from performing its obligations under this Agreement; or

(d) amend or otherwise modify the Note Agreement, the Note or any agreement, arrangement or understanding entered into in connection with the Note Agreement, including, without limitation, the Security Agreement, the Right of First Offer Agreement and the Registration Rights Agreement (collectively, the “Note Related Agreements”).

Section 6.  Purchase Rights.  Note Holder agrees to, and Rex agrees to cause Note Holder to, fully exercise the Purchase Rights through the conversion of the Note and the payment of the balance of the purchase price for the Purchase Rights in accordance with the Note Agreement. Note Holder agrees that the exercise of the Purchase Rights shall occur immediately prior to the Effective Time, but only after the required vote of members of the Company in favor of the Merger and the transactions contemplated by the Merger Agreement. Except as provided above, Note Holder agrees not to, and Rex agrees to cause Note Holder not to, otherwise exercise the Purchase Rights prior to the termination of the Merger Agreement.

Section 7.  Parent Common Stock.  Each of Rex and Noteholder hereby agrees that, for a period beginning on the date hereof and ending on, and including, the date of the Company Members’ Meeting (as defined in the Merger Agreement), they will not (and will not permit any of their respective affiliates to), without the prior written consent of Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to any Parent Common Stock or securities convertible into or exchangeable or exercisable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock or any such securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock or any such securities, whether any such transaction is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii) above.

Section 8.  Registration Rights.

(a) Registration.  Parent shall use its reasonable best efforts to (i) (subject to receipt of the required information from Note Holder) cause the Registration Statement to include a reoffer prospectus relating to the offer and sale by Note Holder after the Effective Time of the shares of Parent Common Stock received by Note Holder in the Merger (the “Registrable Securities”) (or at Parent’s option file a registration statement on Form S-1 for the offer and sale of such shares by Note Holder (which shall then be considered the “Registration Statement” for purposes of this Section 8)) and (ii) to cause the Registration Statement to remain effective until the earlier of (A) the date when all Registrable Securities covered by the Registration Statement have been sold or (B) 45 days from the effective date of the Registration Statement.

(b) Suspension.  (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of a Registration Statement or the initiation of proceedings with respect to a Registration Statement under Section 8(d) or 8(e) of the Securities Act, (ii) if the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Reoffer Prospectus forming a part of the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (including, in any such case, as a result of the non-availability of financial statements), or (iii) upon the occurrence or existence of any development, event, fact, situation or circumstance relating to Parent that, in the sole discretion of Parent, makes it appropriate to suspend the availability of such Registration Statement and the related Reoffer Prospectus, (A)(1) in the case of clause (ii) above, subject to the next sentence, Parent shall as promptly as practicable prepare and file a post effective amendment to such Registration Statement or a supplement to the related Reoffer Prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Reoffer Prospectus does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post effective amendment to a Registration Statement, subject to the next sentence, use reasonable best efforts to cause it to be declared effective as promptly as is reasonably practicable and (2) in the case of clause (i) above, use reasonable best efforts to cause such stop order to be lifted, and (B) give notice to the Note Holder that the availability of such Registration Statement is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, the Note Holder agrees that it shall not sell any Registrable Securities pursuant to the Registration Statement until the Note Holder receives copies of the supplemented or amended Reoffer Prospectus provided for in clause (A) above and/or is notified of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is advised in writing by Parent that the Reoffer Prospectus may be used. In connection with development covered by clause (iii) above, Parent shall be entitled to exercise its rights pursuant to this Section 8(b) to suspend the availability of a Registration Statement or any Reoffer Prospectus (the “Deferral Period”) for no more than 25 days. The Company shall not be required to specify in the written notice to the Note Holder the nature of the event giving rise to the Deferral Period. In the event that Parent shall exercise its rights hereunder, the applicable time period during which the Registration Statement is to remain effective pursuant to Section 8(a) shall be extended by a period of time equal to the duration of the Deferral Period.

(c) Registration Expenses.  All expenses incident to Parent’s performance of this Section 8 including without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Parent and all independent certified public accountants, underwriters (excluding discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities) and other persons retained by Parent, shall be borne by Parent, and Parent shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Parent are then listed. Note Holder shall pay those registration expenses incurred by it and not required to be paid by Parent pursuant to the preceding sentence.

(d) Indemnity.

(i) The Company agrees to indemnify the Note Holder and each person, if any, who controls the Note Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or arising out of any untrue statement of a material fact included in any preliminary prospectus or any Reoffer Prospectus (or any amendment or supplement thereto) or the omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this indemnity shall not apply to any loss, liability, claim or damage to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with information furnished to Parent in writing by or on behalf of the Note Holder or its Affiliates expressly for use in the Registration Statement (or any amendment thereto), or any preliminary prospectus or Reoffer Prospectus (or any amendment or supplement thereto).

(ii) The Note Holder agrees to indemnify Parent, and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim and damage described in the indemnity contained in subsection (d)(i) of this Section 8 but only with respect to untrue statements or omissions made in the Registration Statement (or any amendment thereto) or any preliminary prospectus or Reoffer Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Note Holder or its Affiliates for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or Reoffer Prospectus (or any amendment or supplement thereto) expressly for use therein.

(iii) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not prejudiced as a result thereof. In case any such action shall be brought against any indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution is sought under this Section 8 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. No indemnified party shall, without the prior written consent of the indemnifying party, effect any settlement of any commenced or threatened litigation, investigation, proceeding or claim in respect of which any indemnification is sought hereunder.

(iv) If the indemnification provided for in Section 8(d) from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in Section 8(d), the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and the indemnified party, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(vi) The obligations of Parent and the Note Holder under this Section 8 shall survive the completion of any offering of Registrable Securities pursuant to any Registration Statement under this Agreement.

(e) Information.  Note Holder shall report to Parent all sales or other distributions of Registrable Securities pursuant to the Registration Statement.

Section 9.  Acquisition Proposals; Non-Solicitation.  Prior to the termination of this Agreement, each of Rex and Note Holder covenants and agrees that it shall not, directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby; provided, however, that nothing herein shall prevent any employee of Note Holder or Rex, acting in his or her capacity as an officer or manager of the Company from taking any action in such capacity, but only in either such case as and to the extent permitted by Section 4.2 of the Merger Agreement. Rex and Note Holder shall immediately cease participating in any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal.

Section 10.  Public Announcement.  Without the prior written consent of Parent, neither Rex nor Note Holder shall make any public announcement relating to this Agreement, the Merger Agreement or the Merger or other transactions contemplated by the Merger Agreement.

Section 11.  Termination.  This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement pursuant to its terms, (b) the agreement of the parties hereto to terminate this Agreement, or (c) the consummation of the Merger; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of the Agreement. Notwithstanding the foregoing, Section 12 of this Agreement shall survive the termination of this Agreement. The representations and warranties made herein shall not survive the termination of this Agreement.

Section 12.  Miscellaneous.

(a) Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

(b) Successors and Assigns.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, Without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(c) Amendment and Modification.  This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attention: General Counsel
Telephone: (651) 355-8328
Facsimile: (866) 908-1375

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606

Attention:	Brian W. Duwe
Richard C. Witzel, Jr.

Telephone: (312) 407-0700
Facsimile: (312) 407-0411

(b) if to Rex or Note Holder:

Zafar Rizvi
Farmers Energy Millennium, LLC
2875 Needmore Road
Dayton, OH 45414

with a copy to:

Edward M. Kress, Esq.
Chernesky, Heyman & Kress P.L.L.
1100 Courthouse Plaza, SW
Dayton, Ohio 45402
Telephone: (937) 449-2830
Facsimile: (937) 463-4947

(e) Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(h) Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i) Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(j) Descriptive Heading.  The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(k) Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(l) Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(m) Further Actions.  Each of Rex and Note Holder agrees that it will do all things necessary or desirable as reasonably requested by Parent to effectuate this Agreement. Neither Rex nor Note Holder shall enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent with or violative of any term or provision of this Agreement.

(n) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o) Merger Agreement Termination Fee.  In the event that (a) the Merger Agreement is terminated by the Company pursuant to Section 7.1(b) and (b) no action or failure to act on the part of Rex or Noteholder was a principal cause of or resulted in the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement; the Parent will pay Rex One Million Six Hundred Seventy Thousand Dollars ($1,670,000) in immediately available funds promptly, but in no event later than two (2) business days after such termination. Upon payment of such fee, neither Parent nor any of its affiliates shall have any further liability to Noteholder, Rex or any of their respective affiliates with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

IN WITNESS WHEREOF, Parent, Merger Sub, Rex and Note Holder have caused this Agreement to be duly executed as of the day and year first written above.

US BIOENERGY CORPORATION

By:	/s/ Gregory S. Schlicht
Name: Gregory S. Schlicht

Title:	Vice President, General Counsel and Corporate Secretary

US BIO ACQUISITION SUB, LLC

By:	/s/ Gregory S. Schlicht
Name: Gregory S. Schlicht
Title: Manager

FARMERS ENERGY MILLENNIUM, LLC

By:	/s/ Zafar Rizvi
Name: Zafar Rizvi
Title: President

REX STORES CORPORATION

By:	/s/ Zafar Rizvi
Name: Zafar Rizvi
Title: President

Annex D

May 30, 2007

Board of Managers
Millennium Ethanol, LLC
300 North Broadway Avenue
Marion, SD 57043

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of units of membership interest (the “Millennium Ethanol Units”) of Millennium Ethanol, LLC (the “Company”) of the Merger Consideration (as defined below) to be received pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, US BioEnergy Corporation (“Parent”) and a newly formed wholly-owned subsidiary of Parent (“Merger Sub”). All capitalized terms used but undefined herein have the meanings given to them in the draft Agreement provided to us.

The Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Agreement, Parent agrees to exchange 8.5 million shares of Parent Common Stock (or, if the Closing Price of Parent Common Stock is below $15.88 per share, $135 million of Parent Common Stock, cash or any combination thereof, at the election of Parent) (the “Aggregate Merger Consideration”) for all the outstanding Millennium Ethanol Units. The Aggregate Merger Consideration is subject to reduction for specified transactional fees and expenses (the Aggregate Merger Consideration, as so reduced, is referred to herein as the “Merger Consideration”). For purposes of this opinion, and at your direction and with your consent, we have used Company management’s estimate of $1,345,000 as the amount of reduction for such transactional fees and expenses. For purposes of determining the number of shares to be reduced from the Aggregate Merger Consideration as a result of the transactional fees and expenses, we understand that under the Agreement shares of Parent Common Stock are to be valued at the Closing Price. Also, for purposes of determining how many shares of Parent Common Stock are to be included in the Aggregate Merger Consideration in the event the above-described provision setting Aggregate Merger Consideration at $135 million becomes applicable, we understand that under the Agreement shares of Parent Common Stock are to be valued at the Closing Price. The other terms and conditions of the Merger are more thoroughly set forth in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have been engaged solely for purposes of rendering this opinion and will receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. We have not previously been engaged by either the Company or Parent to provide services to either of them; however, we have been, and currently are, engaged by other companies to serve in such other companies’ transactions as co-advisors with Scofield & Associates, LLC, who is the Company’s financial advisor in connection with the Merger. In the future, we may seek to do business with the Company or Parent as well as to serve as co-advisors with Scofield & Associates, LLC and others.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary or appropriate under the circumstances. Among other things, we have (i) reviewed and analyzed the financial terms of the draft dated May 29, 2007, of the Agreement, (ii) reviewed and analyzed audited financial statements of the Company for the period ended December 31, 2006 and interim financial information of the Company for the three months ended March 31, 2007, (iii) reviewed and analyzed certain internal financial projections of the Company prepared by Christianson & Associates, PLLP and supplied by the management of the Company for the years ending December 31, 2007 through December 31, 2011,

(iv) reviewed the Form 10 registration statement as filed by the Company with the SEC on April 30, 2007, (v) reviewed recent press releases regarding the Company and the Company’s industry and reviewed and analyzed analyst reports regarding the Company’s industry, (vi) reviewed and analyzed Parent’s Form 10-K for the fiscal year ended December 31, 2006, (vii) reviewed Parent’s Prospectus dated December 14, 2006, (viii) reviewed and analyzed historical reported market prices and trading activity of Parent Common Stock, (ix) reviewed recent press releases and reviewed and analyzed recent analyst reports regarding Parent and Parent’s industry, (x) compared the financial performance of the Company with that of certain other publicly-traded companies deemed by us to be comparable to the Company, (xi) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (xii) performed discounted cash flow analyses for the Company, (xiii) performed an analysis of the contribution of the Company and of Parent to selected key metrics of the combined Company and Parent, and (xiv) conducted meetings and discussions with members of the management of the Company and its independent accounting firm and financial advisors concerning the financial condition, current operating results and business outlook for the Company and with the management, independent accounting firm and financial advisors of Parent concerning Parent’s financial condition, current operating results and business outlook Certain of our analyses utilize an estimated pro forma capital structure, as provided by you, which assumes completion of your production facility as scheduled.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information of the Company and Parent discussed with or reviewed by us, and we were not engaged to, did not attempt to, and assume no responsibility to, verify independently such information. We have further relied upon the assurances of the Company’s and Parent’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Parent is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts, estimates, pro forma financial information and other forward-looking information relating to the Company or Parent reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s and Parent’s management. We express no opinion as to any financial forecasts, estimates, pro forma financial information or forward-looking information of the Company or Parent or the assumptions on which they were based.

We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, Parent and the Agreement. In this regard, we do not opine on, nor does our opinion consider, such matters. Without limiting the generality of the foregoing, our analyses have not accounted for any potential financial impact of differing legal and tax characteristics of Millennium Ethanol Units and Parent’s Common Stock, or of the tax or accounting consequences of the Merger.

We have assumed that the executed Agreement will be in all material respects identical to the draft reviewed by us, and that the terms of the Merger Consideration will be identical to those set forth in such draft. We have relied upon the representations and warranties of the Company and Parent contained in the Agreement and have assumed, without independent verification, that they are true and correct. We have also assumed the Merger will be consummated concurrently pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or Parent or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Parent, and have not been furnished with any such appraisals or valuations. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or Parent. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Parent, or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which Millennium Ethanol Units or shares of Company Common Stock have traded or have been issued or will trade or will be issued following announcement or consummation of the Agreement or the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Managers of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any member of the Company, or to any particular group of members, as to how such member or group should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the proxy statement\prospectus relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders, as a group, of Millennium Ethanol Units of the proposed Merger Consideration and does not opine on the allocation of the Merger Consideration among the various classes or groupings of the holders. It does not address any other terms or agreement relating to the Merger or address or consider any other consideration or amounts (other than the Merger Consideration) that may be received by any holders. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger or the fairness of the Merger Consideration relative to any alternative transaction or business strategy that may be available to the Company, or relative to the consideration paid by any other person for Parent Common Stock. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders, as a group, of Millennium Ethanol Units as of the date hereof.

Sincerely,

GREENE HOLCOMB & FISHER LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

US BioEnergy’s amended and restated articles of incorporation (the “Articles”), and bylaws require it to indemnify its officers and directors to the fullest extent permitted by applicable law. The indemnification provisions of the South Dakota Business Corporation Act (the “SDBCA”) are summarized as follows:

(a) The SDBCA permits US BioEnergy to indemnify an officer or director who is a party to a proceeding by reason of being an officer or director against liability incurred in the proceeding if the officer or director:

(1) acted in good faith; and

(2) reasonably believed:

(i) in the case of conduct in an official capacity, that the conduct was in US BioEnergy’s best interests;

(ii) in all other cases, that the conduct was at least not opposed to US BioEnergy’s best interests; and

(3) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not meet the relevant standard of conduct.

(b) The SDBCA further permits US BioEnergy to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability arising out of conduct that constitutes:

(1) receipt of a financial benefit to which the officer or director is not entitled;

(2) an intentional infliction of harm on US BioEnergy or its shareholders; or

(3) an intentional violation of criminal law.

US BioEnergy also may not indemnify directors for liability arising out of unlawful distributions.

(c) The SDBCA does not permit US BioEnergy to indemnify an officer or director:

(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct, discussed in (a) above; or

(2) in connection with any proceeding with respect to conduct for which the officer or director was adjudged liable on the basis that the officer or director received a financial benefit to which the officer or director was not entitled, whether or not involving action in his or her official capacity.

(d) Under the SDBCA, US BioEnergy may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the officer or director receiving the advance delivers to US BioEnergy: (1) a written affirmation of the officer’s or director’s good faith belief that he or she has met the relevant standard of conduct; and (2) a written undertaking to repay the advance if it is ultimately determined that such person was not entitled to indemnification or did not meet the standard of conduct.

(e) Under the SDBCA, US BioEnergy may not indemnify an officer or director in respect of a proceeding described in (a) or (b) above unless it is first determined that indemnification is permissible because the person has met the relevant standard of conduct. Such determination shall be made:

(1) if there are two or more disinterested directors, by the board of directors, by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum for such purpose, or by a majority of the members of a committee of two or more disinterested directors that is appointed by a majority of the disinterested directors;

(2) by special legal counsel:

(i) selected in the manner prescribed by (1) above; or

(ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

(3) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted.

Authorization of the indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled to select special legal counsel.

Indemnification can also be ordered by a court if the court determines that indemnification is fair and reasonable to indemnify the officer or director. Notwithstanding the foregoing, every officer or director who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

US BioEnergy’s Articles also contain a provision that limits the liability of its directors for money damages to the fullest extent permitted by South Dakota law. The SDBCA permits a corporation to provide that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability:

•	for the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or its shareholders;

•	a violation of Section 47-1A-833 of the Act (relating to unlawful distributions); or

•	an intentional violation of criminal law.

In addition, under the SDBCA, US BioEnergy’s directors are not liable to it or its shareholders for any decision to take or not to take action, or any failure to take action, as a director, unless it can be established that the provisions described in the immediately preceding paragraph do not preclude such liability and that the challenged conduct was the result of:

•	action not in good faith;

•	a decision which the director did not reasonably believe to be in US BioEnergy’s best interests or as to which the director was not properly informed;

•	a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct;

•	a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the corporation, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry; or

•	receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with US BioEnergy or its shareholders that is actionable under applicable law.

US BioEnergy also has directors’ and officers’ liability insurance coverage which insures its directors and officers against specific liabilities.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description

2.1	Transaction Agreement, dated March 31, 2005, between US BioEnergy Corporation and Superior Corn Products, LLC (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.2	Transaction Agreement, dated May 5, 2005, among US BioEnergy Corporation, United Bio Energy, LLC, ICM Marketing, Inc. and Fagen Management, LLC (incorporated by reference to Exhibit 2.2 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.3	Transaction Agreement, dated March 9, 2006, between US BioEnergy Corporation and Platte Valley Fuel Ethanol, LLC (incorporated by reference to Exhibit 2.3 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.4	Transaction Agreement, dated March 9, 2006, between US BioEnergy Corporation and Gold Energy, LLC, as amended by Amendment No. 1, dated March 15, 2006 (incorporated by reference to Exhibit 2.4 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.5	Purchase Agreement, dated March 31, 2006, between CHS, Inc. and United Bio Energy, LLC (incorporated by reference to Exhibit 2.5 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.6	Membership Interest Purchase Agreement, dated April 30, 2006, among US BioEnergy Corporation and certain scheduled interest holders (incorporated by reference to Exhibit 2.6 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.7	Agreement and Plan of Merger, dated May 31, 2006, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC and Millennium Ethanol, LLC (included as Annex A to the proxy statement/prospectus forming a part of this registration statement)
3.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 4.5 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on December 15, 2006, File No. 333-139367)
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 4.6 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on December 15, 2006, File No. 333-139367)
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on November 27, 2006, File No. 333-136279)
4.2	Subscription Agreement, dated November 17, 2005, between US BioEnergy Corporation and CHS Inc. (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
4.3	Registration Rights Agreement, dated April 28, 2006, between US BioEnergy Corporation and Platte Valley Energy, LLC (incorporated by reference to Exhibit No. 4.3 of the Registration Statement on Form S-1, File No. 333-136279).

Exhibit
Number	Description

4.4	Shareholders’ Agreement, dated December 13, 2006, by and between US BioEnergy Corporation and each of the shareholders of US BioEnergy Corporation parties thereto (incorporated by reference to Exhibit 4.4 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on May 21, 2007, File No. 333-143132)
5.1	Opinion of Davenport, Evans, Hurwitz & Smith, LLP
10.1	Standard Form of Agreement between Owner and Design-Builder — Lump Sum, dated August 26, 2005, between Superior Corn Products, LLC and Fagen, Inc (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.2	Standard Form of Agreement between Owner and Design-Builder — Lump Sum, dated August 26, 2005, between US Bio Albert City, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.3	Lump Sum Design-Build Agreement, dated January 6, 2006, between Val-E Ethanol, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.4	Lump Sum Design-Build Expansion Agreement, dated April 24, 2006, between Platte Valley Fuel Ethanol, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.5	First Amended and Restated Master Agreement for Design, Engineering and Construction of Dry Grind Ethanol Production Facilities (Projects in Advanced Development), dated August 10, 2006, between US BioEnergy Corporation and Fagen, Inc. (incorporated by reference to Exhibit 10.5 to Amendment No. 3 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on October 27, 2006, File No. 333-136279)†
10.6	Master Agreement for Design, Engineering and Construction of Dry Grind Ethanol Production Facilities (Future Development), dated August 1, 2006, between US BioEnergy Corporation and Fagen, Inc. (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.7	Master Loan Agreement, dated November 15, 2005, between US Bio Albert City, LLC and AgStar Financial Services, PCA, as amended by Amendment No. 1, dated July 31, 2006, and as supplemented by the First Supplement, dated November 15, 2005, as amended, and the Second Supplement, dated November 15, 2005 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.8	Continuing Guaranty, dated November 15, 2005, between US BioEnergy Corporation and AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.9	Master Loan Agreement, dated November 15, 2005, between Superior Corn Products, LLC and AgStar Financial Services, PCA, as amended by Amendment No. 1, dated July 31, 2006, and as supplemented by the First Supplement, dated November 15, 2005, as amended, and the Second Supplement, dated November 15, 2005 (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.10	Continuing Guaranty, dated November 15, 2005, between US BioEnergy Corporation and AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)

Exhibit
Number	Description

10.11	Construction Loan Agreement, dated December 10, 2003, between Platte Valley Fuel Ethanol, LLC and First National Bank of Omaha, as amended by Amendment to Promissory Note, dated September 20, 2004, Amendment No. 2, dated December 9, 2004, Amendment No. 3, dated January 9, 2005, Amendment No. 4, dated December 9, 2005, and the Letter Agreement, dated July 28, 2006 (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.12	Redevelopment Contract, dated October 31, 2003, between Community Redevelopment Authority of the City of Central City, Nebraska and Platte Valley Fuel Ethanol, LLC (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.13	2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.14	2006 Stock Incentive Plan (incorporated by reference to Exhibit 4.7 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on December 15, 2006, File No. 333-139367)
10.15	2006 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.7 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on May 21, 2007, File No. 333-143132)
10.16	Services Agreement, dated November 2005, between US BioEnergy Corporation and Capitaline Advisors, LLC, as amended by the First Amendment, dated August 14, 2006 (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.17	Aircraft Lease Agreement, dated March 1, 2006, between US BioEnergy Corporation and Capitaline Advisors, LLC (Beechcraft King Air B200) (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.18	Aircraft Lease Agreement, dated March 1, 2006, between US BioEnergy Corporation and Capitaline Advisors, LLC (Cessna T182T) (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.19	Lease Agreement, dated June 1, 2006, between US BioEnergy Corporation and CHS Inc. (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.20	Amended and Restated Operating Agreement of United Bio Energy Fuels, LLC, dated March 31, 2006 (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.21	Management Agreement, dated March 31, 2006, between United Bio Energy Fuels, LLC and CHS Inc. (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.22	Ethanol Sales and Marketing Agreement, dated March 31, 2006, between US BioEnergy Corporation and Provista Renewable Fuels Marketing, LLC (formerly known as United Bio Energy Fuels, LLC), as amended by Amendment No. 1, effective as of March 31, 2006 (incorporated by reference to Exhibit 10.22 to Amendment No. 5 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on November 14, 2006, File No. 333-136279)†
10.23	Leased Employee Agreement, dated May 15, 2006, between United Bio Energy, LLC and United Bio Energy Fuels, LLC (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)

Exhibit
Number	Description

10.24	Construction Loan Agreement, dated August 22, 2006, between Platte Valley Fuel Ethanol, LLC and First National Bank of Omaha (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.25	Form of Incentive Stock Option Agreement under the US BioEnergy Corporation 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.27 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.26	Stock Option Agreement, dated November 17, 2005, between US BioEnergy Corporation and Global Ethanol, Inc. (incorporated by reference to Exhibit 10.29 to Amendment No. 3 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on October 27, 2006, File No. 333-136279)
10.27	Stock Option Agreement, dated November 17, 2005, between US BioEnergy Corporation and Capitaline Advisors, LLC (incorporated by reference to Exhibit 10.30 to Amendment No. 3 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on October 27, 2006, File No. 333-136279)
10.28	Form of Incentive Stock Option Agreement under the US BioEnergy Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.30 to Amendment No. 8 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on December 11, 2006, File No. 333-136279)
10.29	Form of Non-Qualified Stock Option Agreement under the US BioEnergy Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.31 to Amendment No. 8 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on December 11, 2006, File No. 333-136279)
10.30	Form of Restricted Stock Award Agreement under the US BioEnergy Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.32 to Amendment No. 8 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on December 11, 2006, File No. 333-136279)
10.31	Operating Agreement of Big River Resources Grinnell, LLC, dated February 1, 2007, between Big River Resources, LLC and US BioEnergy Corporation (incorporated by reference to Exhibit 10.1 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 7, 2007, File No. 001-33203)
10.32	Credit Agreement, dated February 7, 2007, among US Bio Platte Valley, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.1 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.33	Credit Agreement, dated February 7, 2007, among US Bio Ord, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.2 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.34	Credit Agreement, dated February 7, 2007, among US Bio Dyersville, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.3 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.35	Credit Agreement, dated February 7, 2007, among US Bio Hankinson, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.4 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.36	Credit Agreement, dated February 7, 2007, among US Bio Janesville, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.5 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)

Exhibit
Number	Description

10.37	Amended and Restated Lease, dated November 1, 2006, between CHS Inc. and US BioEnergy Corporation (incorporated by reference to Exhibit 10.7 to US BioEnergy’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2007, File No. 001-33203)
10.38	Amended and Restated Sublease Agreement, dated January 25, 2007, between UBE Services, LLC and Fagen Engineering, LLC (incorporated by reference to Exhibit 10.8 to US BioEnergy’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2007, File No. 001-33203)
10.39	Ethanol Sales and Marketing Agreement, dated February 1, 2007, between Provista Renewable Fuels Marketing, LLC and Big River Resources Grinnell, LLC (incorporated by reference to Exhibit 10.9 to US BioEnergy’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2007, File No. 001-33203) ††
10.40	Support Agreement, dated May 31, 2007, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC, Farmers Energy Millennium, LLC and REX Stores Corporation (incorporated by reference to Exhibit 10.1 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on June 6, 2006, File No. 001-33203)
10.41	Aircraft Lease Agreement, dated January 1, 2007, between Capitaline Advisors, LLC and US BioEnergy Corporation
10.42	Aircraft Lease Agreement, dated January 1, 2007, between Capitaline Advisors, LLC and US BioEnergy Corporation
10.43	Amended and Restated Service Agreement, dated May 1, 2007, between US BioEnergy Corporation and Capitaline Advisors, LLC
10.44	Railroad Car Lease Agreement, dated April 16, 2007, between Midwest Ethanol Transport, LLC and United Bio Energy Ingredients, LLC
10.45	Railroad Car Lease Agreement, dated April 16, 2007, between Midwest Ethanol Transport, LLC and US Bio Ord, LLC
21	Subsidiaries of US BioEnergy Corporation
23.1	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm, relating to the consolidated financial statements of US BioEnergy Corporation, United Bio Energy, LLC and Platte Valley Fuel Ethanol, LLC and the financial statements of Millennium Ethanol, LLC
23.2	Consent of Kennedy and Coe, LLC, independent auditors, relating to the consolidated financial statements of United Bio Energy, LLC
23.3	Consent of Davenport, Evans, Hurwitz & Smith, LLP (included in Exhibit 5.1)
23.4	Consent of Greene Holcomb & Fisher LLC
24.1	Power of Attorney (included on signature page)
99.1	Voting Agreement, dated May 31, 2007, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC and FREMAR Farmers Cooperative, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement)
99.2	Form of Millennium Ethanol, LLC Proxy

†	Omitted portions for which confidential treatment has been granted have been filed separately with the Securities and Exchange Commission.

††	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts

All other schedules are omitted as the required information is inapplicable or the information is presented in US BioEnergy Corporation’s consolidated financial statements or related notes.

	Balance at
	Beginning	Charged to	Charged to			Balance at
Description	of Year	Expense	Other Accounts		Deductions	End of Year
	(Dollars in thousands)
Year ended December 31, 2006
Allowance for doubtful accounts	75	—	—		—	75
Deferred income tax valuation allowance	1,350	14,560	5,915	(1)		21,825
Year ended December 31, 2005
Allowance for doubtful accounts	—	(68)	173	(2)	(30)	75
Deferred income tax valuation allowance	19	1,331	—		—	1,350

1)	Allocated purchase price related to a valuation allowance on acquired state tax credits from the Platte Valley Fuel Ethanol, LLC business combination in April 2006.

2)	Allocated purchase price adjustment from United Bio Energy, LLC business combination in May 2005.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
US BioEnergy Corporation
Inver Grove Heights, Minnesota

Our audits of the consolidated financial statements referred to in our report dated March 29, 2007, included elsewhere in this proxy statement/prospectus, also included the financial statement Schedule II of US BioEnergy Corporation and subsidiaries, listed in Item 21(b) of this Form S-4. This schedule is the responsibility of US BioEnergy Corporation’s management. Our responsibility is to express an opinion on this schedule based on our audits of the consolidated financial statements.

In our opinion, the financial statement Schedule II, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota
March 29, 2007

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brookings, State of South Dakota, on June 29, 2007.

US BIOENERGY CORPORATION

By:	/s/ Gordon W. Ommen
Name: Gordon W. Ommen

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of US BioEnergy Corporation, hereby severally constitute and appoint Gordon W. Ommen and Richard K. Atkinson, and each of them acting alone, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place, and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Gordon W. Ommen Gordon W. Ommen	Chief Executive Officer,Chairman of the Board of Directors (Principal Executive Officer)	June 29, 2007

/s/ Richard K. Atkinson Richard K. Atkinson	Chief Financial Officer (Principal Financial Officer)	June 29, 2007

/s/ Virg Garbers Virg Garbers	Corporate Controller (Principal Accounting Officer)	June 29, 2007

/s/ James E. Dauwalter James E. Dauwalter	Director	June 29, 2007

/s/ Jay D. Debertin Jay D. Debertin	Director	June 29, 2007

/s/ Jennifer A. Johnson Jennifer A. Johnson	Director	June 29, 2007

Signature	Title	Date

/s/ Clifford F. Mesner Clifford F. Mesner	Director	June 29, 2007

/s/ James B. Morgan James B. Morgan	Director	June 29, 2007

/s/ Mark A. Ruelle Mark A. Ruelle	Director	June 29, 2007

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Transaction Agreement, dated March 31, 2005, between US BioEnergy Corporation and Superior Corn Products, LLC (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.2	Transaction Agreement, dated May 5, 2005, among US BioEnergy Corporation, United Bio Energy, LLC, ICM Marketing, Inc. and Fagen Management, LLC (incorporated by reference to Exhibit 2.2 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.3	Transaction Agreement, dated March 9, 2006, between US BioEnergy Corporation and Platte Valley Fuel Ethanol, LLC (incorporated by reference to Exhibit 2.3 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.4	Transaction Agreement, dated March 9, 2006, between US BioEnergy Corporation and Gold Energy, LLC, as amended by Amendment No. 1, dated March 15, 2006 (incorporated by reference to Exhibit 2.4 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.5	Purchase Agreement, dated March 31, 2006, between CHS, Inc. and United Bio Energy, LLC (incorporated by reference to Exhibit 2.5 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.6	Membership Interest Purchase Agreement, dated April 30, 2006, among US BioEnergy Corporation and certain scheduled interest holders (incorporated by reference to Exhibit 2.6 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
2.7	Agreement and Plan of Merger, dated May 31, 2006, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC and Millennium Ethanol, LLC (included as Annex A to the proxy statement/prospectus forming a part of this registration statement)
3.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 4.5 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on December 15, 2006, File No. 333-139367)
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 4.6 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on December 15, 2006, File No. 333-139367)
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on November 27, 2006, File No. 333-136279)
4.2	Subscription Agreement, dated November 17, 2005, between US BioEnergy Corporation and CHS Inc. (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
4.3	Registration Rights Agreement, dated April 28, 2006, between US BioEnergy Corporation and Platte Valley Energy, LLC (incorporated by reference to Exhibit No. 4.3 of the Registration Statement on Form S-1, File No. 333-136279)
4.4	Shareholders’ Agreement, dated December 13, 2006, by and between US BioEnergy Corporation and each of the shareholders of US BioEnergy Corporation parties thereto (incorporated by reference to Exhibit 4.4 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on May 21, 2007, File No. 333-143132)
5.1	Opinion of Davenport, Evans, Hurwitz & Smith, LLP

Exhibit
Number	Description

10.1	Standard Form of Agreement between Owner and Design-Builder — Lump Sum, dated August 26, 2005, between Superior Corn Products, LLC and Fagen, Inc (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.2	Standard Form of Agreement between Owner and Design-Builder — Lump Sum, dated August 26, 2005, between US Bio Albert City, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.3	Lump Sum Design-Build Agreement, dated January 6, 2006, between Val-E Ethanol, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.4	Lump Sum Design-Build Expansion Agreement, dated April 24, 2006, between Platte Valley Fuel Ethanol, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.5	First Amended and Restated Master Agreement for Design, Engineering and Construction of Dry Grind Ethanol Production Facilities (Projects in Advanced Development), dated August 10, 2006, between US BioEnergy Corporation and Fagen, Inc. (incorporated by reference to Exhibit 10.5 to Amendment No. 3 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on October 27, 2006, File No. 333-136279)†
10.6	Master Agreement for Design, Engineering and Construction of Dry Grind Ethanol Production Facilities (Future Development), dated August 1, 2006, between US BioEnergy Corporation and Fagen, Inc. (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)†
10.7	Master Loan Agreement, dated November 15, 2005, between US Bio Albert City, LLC and AgStar Financial Services, PCA, as amended by Amendment No. 1, dated July 31, 2006, and as supplemented by the First Supplement, dated November 15, 2005, as amended, and the Second Supplement, dated November 15, 2005 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.8	Continuing Guaranty, dated November 15, 2005, between US BioEnergy Corporation and AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.9	Master Loan Agreement, dated November 15, 2005, between Superior Corn Products, LLC and AgStar Financial Services, PCA, as amended by Amendment No. 1, dated July 31, 2006, and as supplemented by the First Supplement, dated November 15, 2005, as amended, and the Second Supplement, dated November 15, 2005 (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.10	Continuing Guaranty, dated November 15, 2005, between US BioEnergy Corporation and AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.11	Construction Loan Agreement, dated December 10, 2003, between Platte Valley Fuel Ethanol, LLC and First National Bank of Omaha, as amended by Amendment to Promissory Note, dated September 20, 2004, Amendment No. 2, dated December 9, 2004, Amendment No. 3, dated January 9, 2005, Amendment No. 4, dated December 9, 2005, and the Letter Agreement, dated July 28, 2006 (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)

Exhibit
Number	Description

10.12	Redevelopment Contract, dated October 31, 2003, between Community Redevelopment Authority of the City of Central City, Nebraska and Platte Valley Fuel Ethanol, LLC (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.13	2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.14	2006 Stock Incentive Plan (incorporated by reference to Exhibit 4.7 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on December 15, 2006, File No. 333-139367)
10.15	2006 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.7 to US BioEnergy Corporation’s Registration Statement on Form S-8, filed with the SEC on May 21, 2007, File No. 333-143132)
10.16	Services Agreement, dated November 2005, between US BioEnergy Corporation and Capitaline Advisors, LLC, as amended by the First Amendment, dated August 14, 2006 (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.17	Aircraft Lease Agreement, dated March 1, 2006, between US BioEnergy Corporation and Capitaline Advisors, LLC (Beechcraft King Air B200) (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.18	Aircraft Lease Agreement, dated March 1, 2006, between US BioEnergy Corporation and Capitaline Advisors, LLC (Cessna T182T) (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.19	Lease Agreement, dated June 1, 2006, between US BioEnergy Corporation and CHS Inc. (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.20	Amended and Restated Operating Agreement of United Bio Energy Fuels, LLC, dated March 31, 2006 (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.21	Management Agreement, dated March 31, 2006, between United Bio Energy Fuels, LLC and CHS Inc. (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.22	Ethanol Sales and Marketing Agreement, dated March 31, 2006, between US BioEnergy Corporation and Provista Renewable Fuels Marketing, LLC (formerly known as United Bio Energy Fuels, LLC), as amended by Amendment No. 1, effective as of March 31, 2006 (incorporated by reference to Exhibit 10.22 to Amendment No. 5 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on November 14, 2006, File No. 333-136279)†
10.23	Leased Employee Agreement, dated May 15, 2006, between United Bio Energy, LLC and United Bio Energy Fuels, LLC (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.24	Construction Loan Agreement, dated August 22, 2006, between Platte Valley Fuel Ethanol, LLC and First National Bank of Omaha (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)

Exhibit
Number	Description

10.25	Form of Incentive Stock Option Agreement under the US BioEnergy Corporation 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.27 to Amendment No. 2 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on September 26, 2006, File No. 333-136279)
10.26	Stock Option Agreement, dated November 17, 2005, between US BioEnergy Corporation and Global Ethanol, Inc. (incorporated by reference to Exhibit 10.29 to Amendment No. 3 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on October 27, 2006, File No. 333-136279)
10.27	Stock Option Agreement, dated November 17, 2005, between US BioEnergy Corporation and Capitaline Advisors, LLC (incorporated by reference to Exhibit 10.30 to Amendment No. 3 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on October 27, 2006, File No. 333-136279)
10.28	Form of Incentive Stock Option Agreement under the US BioEnergy Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.30 to Amendment No. 8 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on December 11, 2006, File No. 333-136279)
10.29	Form of Non-Qualified Stock Option Agreement under the US BioEnergy Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.31 to Amendment No. 8 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on December 11, 2006, File No. 333-136279)
10.30	Form of Restricted Stock Award Agreement under the US BioEnergy Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.32 to Amendment No. 8 to US BioEnergy Corporation’s Registration Statement on Form S-1, filed with the SEC on December 11, 2006, File No. 333-136279)
10.31	Operating Agreement of Big River Resources Grinnell, LLC, dated February 1, 2007, between Big River Resources, LLC and US BioEnergy Corporation (incorporated by reference to Exhibit 10.1 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 7, 2007, File No. 001-33203)
10.32	Credit Agreement, dated February 7, 2007, among US Bio Platte Valley, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.1 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.33	Credit Agreement, dated February 7, 2007, among US Bio Ord, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.2 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.34	Credit Agreement, dated February 7, 2007, among US Bio Dyersville, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.3 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.35	Credit Agreement, dated February 7, 2007, among US Bio Hankinson, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.4 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.36	Credit Agreement, dated February 7, 2007, among US Bio Janesville, LLC, AgStar Financial Services, PCA, and the commercial, banking or financial institutions whose signatures appear on the signature pages thereto (incorporated by reference to Exhibit 10.5 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on February 13, 2007, File No. 001-33203)
10.37	Amended and Restated Lease, dated November 1, 2006, between CHS Inc. and US BioEnergy Corporation (incorporated by reference to Exhibit 10.7 to US BioEnergy’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2007, File No. 001-33203)

Exhibit
Number	Description

10.38	Amended and Restated Sublease Agreement, dated January 25, 2007, between UBE Services, LLC and Fagen Engineering, LLC (incorporated by reference to Exhibit 10.8 to US BioEnergy’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2007, File No. 001-33203)
10.39	Ethanol Sales and Marketing Agreement, dated February 1, 2007, between Provista Renewable Fuels Marketing, LLC and Big River Resources Grinnell, LLC (incorporated by reference to Exhibit 10.9 to US BioEnergy’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2007, File No. 001-33203) ††
10.40	Support Agreement, dated May 31, 2007, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC, Farmers Energy Millennium, LLC and REX Stores Corporation (incorporated by reference to Exhibit 10.1 to US BioEnergy’s Current Report on Form 8-K, filed with the SEC on June 6, 2006, File No. 001-33203)
10.41	Aircraft Lease Agreement, dated January 1, 2007, between Capitaline Advisors, LLC and US BioEnergy Corporation
10.42	Aircraft Lease Agreement, dated January 1, 2007, between Capitaline Advisors, LLC and US BioEnergy Corporation
10.43	Amended and Restated Service Agreement, dated May 1, 2007, between US BioEnergy Corporation and Capitaline Advisors, LLC
10.44	Railroad Car Lease Agreement, dated April 16, 2007, between Midwest Ethanol Transport, LLC and United Bio Energy Ingredients, LLC
10.45	Railroad Car Lease Agreement, dated April 16, 2007, between Midwest Ethanol Transport, LLC and US Bio Ord, LLC
21	Subsidiaries of US BioEnergy Corporation
23.1	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm, relating to the consolidated financial statements of US BioEnergy Corporation, United Bio Energy, LLC and Platte Valley Fuel Ethanol, LLC and the financial statements of Millennium Ethanol, LLC
23.2	Consent of Kennedy and Coe, LLC, independent auditors, relating to the consolidated financial statements of United Bio Energy, LLC
23.3	Consent of Davenport, Evans, Hurwitz & Smith, LLP (included in Exhibit 5.1)
23.4	Consent of Greene Holcomb & Fisher LLC
24.1	Power of Attorney (included on signature page)
99.1	Voting Agreement, dated May 31, 2007, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC and FREMAR Farmers Cooperative, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement)
99.2	Form of Millennium Ethanol, LLC Proxy

†	Omitted portions for which confidential treatment has been granted have been filed separately with the Securities and Exchange Commission.

††	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.